As filed with the Securities and Exchange Commission on September 16, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

the Securities Act of 1933

JOHNSONDIVERSEY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2840 (Primary standard industrial classification code number)	80-0010497 (I.R.S. employer identification number)

8310 16th Street, Sturtevant, Wisconsin 53177-0902

(262) 631-4001

(Name, address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael J. Bailey

Vice President, Chief Financial Officer and Treasurer

JohnsonDiversey Holdings, Inc.

8310 16th Street

Sturtevant, Wisconsin 53177-0902

(262) 631-4001

(Name, address, including zip code, and telephone number, including area code, for agent for service)

Copies to:

Luis F. Machado, Esq. Senior Counsel JohnsonDiversey, Inc. 8310 16th Street Sturtevant, Wisconsin 53177-0902 (212) 631-4001	Robert A. Yolles, Esq. Jones Day 77 West Wacker Chicago, Illinois 60601-1692 (312) 782-3939

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee

10.67% Senior Discount Notes Due 2013, Series B	$406,303,000	65.842%	$267,518,021	$21,642.21

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933.

The registrant hereby amends this registration statement on such date as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not consummate the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 16 , 2003

PROSPECTUS

$406,303,000 10.67% Senior Discount Notes due 2013

JohnsonDiversey Holdings, Inc.

Offer to Exchange all Outstanding

10.67% Senior Discount Notes due 2013, Series A for

10.67% Senior Discount Notes due 2013, Series B

This Exchange Offer Will Expire at 5:00 p.m.,

New York City Time, on                      , 2003, unless Extended

Material Terms of the Exchange Offer

•	We are offering to exchange all outstanding notes that are validly tendered and not withdrawn for an equal principal amount of notes that are registered under the Securities Act of 1933.

•	The exchange offer is subject to conditions, including that the exchange offer does not violate any law or applicable interpretation of any law by the staff of the Securities and Exchange Commission.

•	You may withdraw your tender of outstanding notes at any time before the expiration of the exchange offer.

•	The exchange of notes will not be a taxable exchange for United States federal income tax purposes.

•	We will not receive any cash proceeds from the exchange offer.

•	Our affiliates may not participate in the exchange offer.

The Exchange Notes

•	The terms of the exchange notes to be issued are substantially identical to the terms of the outstanding notes, except that transfer restrictions and registration rights provisions relating to the outstanding notes will not apply to the exchange notes.

•	The exchange notes will accrete at a rate of 10.67% per annum, compounded semiannually on May 15 and November 15 of each year to, but not including, May 15, 2007.

•	After May 15, 2007, cash interest on the exchange notes will accrue at a rate of 10.67% and, subject to specified limitations, will be payable semiannually in arrears on May 15 and November 15 of each year, commencing on November 15, 2007, until maturity. See “Description of the Exchange Notes—Limitations on Payment of Cash Interest.”

•	The exchange notes will be unsecured senior obligations of our company and will be effectively subordinated in right of payment to all indebtedness and other liabilities and commitments of our subsidiaries. As of July 4, 2003, the exchange notes would have been effectively subordinated to $2,031 million of indebtedness and other liabilities and commitments, including trade payables and lease obligations, of our subsidiaries. No indebtedness would have ranked equally with the exchange notes as of July 4, 2003.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of Securities Act. This prospectus, as it may by amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where those outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Investing in the exchange notes involves risks. Please consider carefully the “Risk Factors” beginning on page 17 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2003

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this prospectus.

We are not asking you for a proxy and you are requested not to send us a proxy.

PROSPECTUS SUMMARY

This summary highlights information that we believe is important about our business and the exchange offer. As a summary, it is necessarily incomplete and does not contain all of the information that may be important to you. You should carefully read the entire prospectus and the other documents to which this prospectus refers you, including the Letter of Transmittal. You should also read and consider the information under the caption “Risk Factors” and the financial statements and related notes included in this prospectus. Unless otherwise indicated or the context otherwise requires:

•	“We,” “us” and “our” refer to JohnsonDiversey Holdings, Inc., a Delaware corporation, and its subsidiaries on a consolidated basis;

•	“Holdings” refers to JohnsonDiversey Holdings, Inc. on an unconsolidated basis;

•	“JDI” refers to JohnsonDiversey, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings, on an unconsolidated basis;

•	“DiverseyLever” and the “DiverseyLever business” refer to the former institutional and industrial cleaning business of Unilever (excluding the Unilever consumer brands business), which we acquired from Unilever on May 3, 2002; and

•	“Unilever” refers to Unilever PLC, Unilever N.V. and their respective subsidiaries.

The outstanding notes and exchange notes offered hereby are the exclusive obligations of Holdings and not of any of its subsidiaries. Holdings is a holding company with no income from operations or physical assets. We operate our business through, and receive all of our income from, JDI and its subsidiaries.

Holdings was incorporated in the State of Delaware on November 8, 2001 under the name Johnson Professional Holdings, Inc. in anticipation of the acquisition of the DiverseyLever business. Holdings owns all of the outstanding common stock of JDI, except for one share, which is owned by S.C. Johnson & Son, Inc.

Prior to fiscal year 2002, Holdings’ only activity was to enter into the acquisition agreement with respect to the DiverseyLever business. Accordingly, consolidated financial statements of Holdings and its subsidiaries are included in this prospectus only for fiscal year 2002 and subsequent periods. For periods prior to fiscal year 2002, we have included in this prospectus the historical consolidated financial statements of JDI and its subsidiaries.

Our fiscal year ends on the Friday closest to December 31. References to fiscal year 2002 are to our fiscal year that began on December 29, 2001 and ended on January 3, 2003. As a result of our acquisition of the DiverseyLever business on May 3, 2002, our results for fiscal year 2002 include eight months of DiverseyLever results. Our results for the twelve months ended July 4, 2003 include DiverseyLever results for the entire period presented.

Historically, JDI’s fiscal year ended on the Friday closest to June 30. References in this prospectus to fiscal year 2000 are to JDI’s fiscal year ended June 30, 2000 and references to fiscal year 2001 are to JDI’s fiscal year ended June 29, 2001. In June 2002, JDI changed its fiscal year end to the Friday closest to December 31. In connection with the change in fiscal year end, JDI prepared audited financial statements for the six-month transition period that began on June 30, 2001 and ended on December 28, 2001.

Our Business

We operate our business through Holdings’ sole subsidiary, JDI, and its subsidiaries. We are a leading global marketer and manufacturer of cleaning, hygiene and appearance products and related services for the institutional and industrial cleaning and sanitation market. We are also a leading global supplier of environmentally compliant, water-based acrylic polymer resins for the industrial printing and packaging, coatings and plastics markets. We operate our cleaning, hygiene and appearance products and related services business, which we refer to as our professional business, under the names “JohnsonDiversey,” “Johnson Wax Professional” and “DiverseyLever,” and our polymer business under the name “Johnson Polymer.”

We sell our products in more than 120 countries through our direct sales force, wholesalers and third-party distributors. Our sales are balanced geographically, with our principal markets being Europe, North America and the Asia Pacific region. For the twelve months ended July 4, 2003, Europe represented about 44%, North America represented about 37% and the Asia Pacific region represented about 15% of our net sales. We had net sales of about $2.8 billion and operating profit of about $112.6 million for the twelve months ended July 4, 2003.

Through JDI and its subsidiaries, we operate two businesses:

•	Professional. We market and manufacture cleaning, hygiene and appearance products and related services for the $18.5 billion global institutional and industrial cleaning and sanitation market, as estimated by Kline & Company, Inc., an unaffiliated research consultant. Through our professional business, we supply cleaning, hygiene and appearance products, including food service, food processing, floor care, restroom/other housekeeping, laundry and industrial products, to a diverse group of end-users such as food and lodging establishments, food processing facilities, building service contractors, or BSCs, educational institutions, retail outlets, healthcare facilities, industrial plants and governmental and other facilities. In addition, we provide a wide range of value-added services, including safety and application training, safety and hygiene consulting and hygiene auditing. We sell our professional products and related services on a global basis to a broad range of customers in diverse industries, including companies such as The Coca-Cola Company, Heineken N.V., Hilton Hotels Corporation, ISS-International Service Systems A/S, McDonald’s Corporation, Royal Ahold and Wal-Mart Stores, Inc. For the twelve months ended July 4, 2003, our professional business had net sales of about $2.6 billion and operating profit of about $80.8 million.

•	Polymer. We supply environmentally compliant, water-based acrylic polymer resins to the industrial printing and packaging, coatings and plastics markets. Polymer resins work within inks, paints and floor coatings to disperse or carry colorants, provide adhesion to the material being coated, protect the surface of the material and provide a glossy finish. We sell these resins on a global basis to customers such as Flint Ink Corporation, INX International Ink Co. and Sun Chemical Corporation. For the twelve months ended July 4, 2003, our polymer business had net sales of about $279.2 million, including intercompany sales to our professional business of about $19.2 million, and operating profit of about $31.8 million.

Recent Developments

Effective August 6, 2003, JDI and its lenders entered into an amendment to JDI’s senior secured credit facilities. The amendment reduces the interest rate payable with respect to specified tranches of debt under the credit facilities, thereby reducing borrowing costs over the remaining life of the credit facilities. In addition, the amendment increases specified credit limits and changes various administrative requirements to provide JDI with greater operating flexibility. For a description of the senior secured credit facilities, as amended, see “Description of Other Indebtedness—JDI Credit Facilities.”

We intend to pursue the sale of our pest control products business, which is conducted through JDI’s subsidiary, Whitmire Micro-Gen Research Laboratories, Inc. Whitmire Micro-Gen is a U.S.-based provider of pest control chemicals and related equipment to the professional pest management industry. No timetable has been set for this intended divestiture. For fiscal year 2002, Whitmire Micro-Gen’s net sales were $48.5 million.

Acquisition of the DiverseyLever Business

On May 3, 2002, Holdings, JDI and various of JDI’s subsidiaries purchased from Unilever the assets and equity interests representing the DiverseyLever business. In addition, with specified exceptions, Holdings, JDI and those subsidiaries assumed liabilities to the extent relating to, or arising out of, the DiverseyLever business.

At the closing of the acquisition, Unilever transferred the DiverseyLever business to Holdings, JDI and various of JDI’s subsidiaries. All of the assets and operations of the DiverseyLever business acquired by Holdings in the acquisition were subsequently contributed by Holdings to JDI. In consideration for the DiverseyLever business, Unilever received:

•	a net cash payment in various currencies equivalent to about $1 billion;

•	a one-third equity interest in Holdings; and

•	the notes, which had a principal amount at issuance of about $241 million.

The purchase price for the DiverseyLever business and the subscription price for Unilever’s one-third equity interest in Holdings are subject to post-closing adjustments described in this prospectus. Some of these post-closing adjustments have been finalized. See “Certain Relationships and Related Party Transactions—Relationships with Unilever—Acquisition Agreement.”

Additionally, in connection with the acquisition, JDI issued and sold about $506 million of its 9.625% senior subordinated notes due 2012 to certain qualified purchasers and entered into a senior secured credit agreement, along with various of JDI’s subsidiaries and Holdings as guarantors, consisting of three term loans in an aggregate principal amount of $900 million and two revolving credit facilities in an aggregate principal amount of up to $300 million. See “Description of Other Indebtedness.” In this prospectus, we refer to JDI’s senior subordinated notes as the “JDI senior subordinated notes” and to JDI’s senior secured credit facilities as the “JDI credit facilities.” A significant amount of the JDI senior subordinated notes and funds borrowed under the JDI credit facilities are denominated in currencies other than the U.S. dollar. See “Currency Exchange Rates.”

We used the proceeds of the JDI senior subordinated notes and funds borrowed under the JDI credit facilities, together with other available funds, including $25 million from an equity investment in Holdings by Commercial Markets Holdco, Inc., which owns two-thirds of Holdings’ equity interests, to (1) pay the cash portion of the purchase price for the DiverseyLever business, (2) refinance then-existing JDI indebtedness and (3) pay related fees and expenses.

In connection with the acquisition, JDI and various of its subsidiaries were appointed as Unilever’s exclusive agents to sell certain of Unilever’s consumer branded cleaning products, which had been historically sold directly or indirectly by DiverseyLever, to institutional and industrial customers in most countries where the DiverseyLever business was conducted at the time of the acquisition. Holdings, JDI and various of its subsidiaries also entered into other agreements with Unilever in connection with the acquisition. See “Certain Relationships and Related Party Transactions—Relationships with Unilever.”

On September 11, 2003, with our assistance, Unilever, or the selling noteholder, resold the notes in a private transaction under Rule 144A and Regulation S of the Securities Act. In connection with the resale, Holdings entered into an exchange and registration rights agreement with the purchasers of the outstanding notes. See “—The Exchange Offer” and “Description of the Exchange Notes—Registration Rights; Special Interest.” This exchange offer is intended to satisfy Holdings’ obligations under the exchange and registration rights agreement.

Corporate Structure

The following chart shows our ownership structure and some of our indebtedness:

(1)	Commercial Markets Holdco is majority owned by descendants of Samuel Curtis Johnson. Management and employees (including former employees) of JDI and various of its affiliates also own shares of Commercial Markets Holdco. See “Beneficial Ownership.”
(2)	Holdings owns all of the outstanding shares of JDI’s common stock, except for one share owned by S.C. Johnson & Son, Inc., which wholly owned JDI prior to a tax-free spin-off in November 1999 to descendants of Samuel Curtis Johnson and other stockholders of S.C. Johnson & Son. S.C. Johnson & Son is a leading manufacturer and marketer of branded consumer products for air care, home cleaning, insect control, home food management and personal care that Samuel Curtis Johnson founded in 1886. In connection with the 1999 spin-off, JDI entered into a number of agreements relating to the separation from S.C. Johnson & Son and their ongoing relationship after the spin-off. A number of these agreements relate to ordinary course of business transactions, while others pertain to JDI’s historical relationship with S.C. Johnson & Son and JDI’s former status as a wholly owned subsidiary of S.C. Johnson & Son. The material terms of these agreements and other agreements and arrangements entered into since the 1999 spin-off are described under the caption “Certain Relationships and Related Party Transactions—Relationships with S.C. Johnson & Son.”
(3)	Various subsidiaries of JDI are also party to the JDI credit facilities. Holdings is a guarantor of the obligations of JDI and various of its subsidiaries under the JDI credit facilities.
(4)	JDI’s senior subordinated notes are guaranteed by most of JDI’s U.S. subsidiaries.

Our Executive Offices

Our principal executive offices are located at 8310 16th Street, Sturtevant, Wisconsin 53177-0902. Our telephone number is (262) 631-4001.

THE EXCHANGE OFFER

Purpose and Effect

Holdings issued $406,303,000 aggregate principal amount at maturity of 10.67% senior discount notes due 2013, referred to in this prospectus as the “outstanding notes,” on September 11, 2003 to Citigroup Global Markets Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, to whom we refer collectively in this prospectus as the “initial purchasers.” Simultaneously with that sale, Holdings signed an exchange and registration rights agreement with the initial purchasers which requires it to conduct this exchange offer.

Exchange and Registration Rights Agreement

You have the right under the exchange and registration rights agreement to exchange your outstanding notes for notes registered under the Securities Act with substantially identical terms. This exchange offer is intended to satisfy that right. After the exchange offer is complete, except as set forth below, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.

Under the exchange and registration rights agreement, Holdings is required to (1) use its reasonable best efforts to cause the registration statement of which this prospectus is a part to be declared effective by the Securities and Exchange Commission on or prior to January 14, 2004 and (2) complete the exchange offer described in this prospectus within 60 days of the date the registration statement becomes effective. Accordingly, if the registration statement is declared  effective on January 14, 2004, Holdings must complete the exchange offer by March 15, 2004. If Holdings fails to satisfy either of these registration obligations, it has agreed to pay special interest to each holder of outstanding notes equal to 0.25% per annum on the accreted value of the outstanding notes held by that holder with respect to the first 90-day period immediately following the occurrence of that registration default. The amount of special interest will increase by an additional 0.25% per annum on the accreted value of the outstanding notes with respect to each subsequent 90-day period until that registration default has been cured, up to a maximum amount of special interest for all registration defaults of 1.00% per annum on the accreted value of the outstanding notes. The accrual of special interest with respect to a registration default will cease upon the cure of that registration default. The amount of special interest payable on any interest payment date that is on or prior to May 15, 2007 will be paid by the issuance by Holdings of one or more special interest notes, which special interest notes will accrete principal prior to May 15, 2007 at a rate of 10.67% per annum, compounded semiannually, and from and after May 15, 2007, will bear interest at 10.67% per annum. See “Description of the Exchange Notes—Registration Rights; Special Interest.”

After the exchange offer registration statement is declared effective, Holdings is required to keep that registration statement effective for a period beginning when the exchange notes are first issued in the exchange offer and ending upon the earlier of (1) the expiration of the 180th day after the exchange offer is completed or (2) when holders that are broker-dealers no longer own any transfer restricted securities (as described in “Description of the Exchange Notes—Registration Rights; Special Interest”). Holdings’ failure to keep the exchange offer registration statement effective during that period would constitute a registration default, and Holdings would be required to pay special interest to those broker-dealer holders in the same amounts as would be required for a registration default described in the preceding paragraph.

The exchange and registration rights agreement also requires Holdings to file a shelf registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of any holders that are ineligible to participate in the exchange offer and indicate that they wish to have their outstanding notes registered under the Securities Act. If Holdings is required to file a shelf registration statement and is unable to meet its obligations relating to that shelf registration statement, Holdings would be required to pay special interest to those holders of outstanding notes in the amounts described above. See “Description of Exchange Notes—Registration Rights; Special Interest.”

The Exchange Offer

We are offering to exchange $1,000 principal amount at maturity of $406,303,000 principal amount of maturity of 10.67% senior discount notes due 2013, Series B, which have been registered under the Securities Act of 1933 and which we refer to in this prospectus as the “exchange notes,” for each $1,000 principal amount at maturity of outstanding notes. We refer collectively in this prospectus to the outstanding notes and the exchange notes as the “notes.”

To exchange your outstanding notes, you must properly tender them before the exchange offer expires. We will exchange all outstanding notes that are validly tendered and not withdrawn. We will issue the exchange notes promptly after the exchange offer expires.

You may tender your outstanding notes for exchange in whole or in part in integral multiples of $1,000 principal amount at maturity.

For a description of the procedures for tendering outstanding notes, see “The Exchange Offer—Procedures for Tendering Outstanding Notes.”

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on                             , 2003, unless extended by us, in which case the expiration date will be the latest date and time to which the exchange offer is extended.

Consequences of Failure to Exchange Your Outstanding Notes

If you do not exchange your outstanding notes for exchange notes in the exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer provided in the outstanding notes and the indenture governing the notes. In general, the outstanding notes, unless registered under the Securities Act, may not be offered or sold, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the outstanding notes under the Securities Act.

Conditions to the Exchange Offer	The exchange offer is subject to the following conditions:

•	the exchange offer does not violate any law or applicable interpretation of any law by the staff of the SEC;

•	no action or proceeding has been instituted or threatened and no law has been adopted that would reasonably be expected to impair our ability to proceed with the exchange offer;

•	no stop order has been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement;

•	all governmental approvals necessary for the consummation of the exchange offer have been obtained; and

•	no change in our business or financial affairs has occurred, which might materially impair our ability to proceed with the exchange offer.

The exchange offer is not conditioned upon any minimum principal amount at maturity of outstanding notes being tendered for exchange. We currently expect that each of the conditions will be satisfied and that no waiver of any condition will be necessary. See “The Exchange Offer—Conditions to the Exchange Offer.”

We reserve the right, in our sole and absolute discretion, subject to applicable law, at any time and from time to time:

•	to delay the acceptance of the outstanding notes;

•	to terminate the exchange offer if specified conditions have not been satisfied;

•	to extend the expiration date of the exchange offer and retain all tendered outstanding notes, subject, however, to the right of tendering holders to withdraw their tender of outstanding notes; and

•	to waive any condition or otherwise amend the terms of the exchange offer in any respect.

See “The Exchange Offer—Expiration Date; Extensions; Amendments.”

Procedures for Tendering Outstanding Notes	If you wish to tender your outstanding notes for exchange, you must:

•	complete and sign the Letter of Transmittal in accordance with the instructions contained in the Letter of Transmittal; and

•	forward the Letter of Transmittal by mail or hand delivery, together with any other required documents, to the exchange agent, either with the outstanding notes that you tender or in compliance with the specified procedures for guaranteed delivery of your outstanding notes.

Some brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

Please do not send your Letter of Transmittal or certificates representing your outstanding notes to us. You should send those documents only to the exchange agent. You should direct any information requests or questions regarding how to tender your outstanding notes to the exchange agent.

Special Procedures for Beneficial Owners

If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your outstanding notes in the exchange offer.

Withdrawal Rights

You may withdraw the tender of your outstanding notes at any time before the expiration date by delivering a written notice of your withdrawal to the exchange agent according to the withdrawal procedures described under the heading “The Exchange Offer—Withdrawal Rights.”

Resales of Exchange Notes

We believe that you will be able to offer for resale, resell or otherwise transfer exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are:

•	acquiring the exchange notes in the ordinary course of your business;

•	not participating, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes;

•	not an “affiliate” of us within the meaning of Rule 405 under the Securities Act; and

•	not a broker-dealer that acquired the outstanding notes directly from us.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The staff of the SEC has not considered this exchange offer in the context of a no-action letter. We cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from those requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, liability of this type.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See “Plan of Distribution” in this prospectus.

Exchange Agent

BNY Midwest Trust Company is serving as exchange agent for the exchange offer for the notes. The address, telephone number and facsimile number of the exchange agent are set forth in “The Exchange Offer—Exchange Agent” and in the Letter of Transmittal.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes offered by this prospectus.

United States Federal Income Tax Consequences

Your acceptance of the exchange offer and the related exchange of your outstanding notes for exchange notes will not be a taxable exchange for United States federal income tax purposes. You will not recognize any gain or loss as a result of the exchange. See “Material United States Federal Income Tax Considerations.”

Appraisal or Dissenters’ Rights	You have no appraisal or dissenters’ rights in connection with the exchange offer.

THE EXCHANGE NOTES

The terms of the exchange notes and the outstanding notes are identical in all material respects, except:

•	the exchange notes will have been registered under the Securities Act;

•	the exchange notes will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

•	the exchange notes will not contain provisions relating to the payment of special interest to be made to the holders of the outstanding notes under circumstances related to the timing of the exchange offer.

The following is a brief description of the material terms of the notes:

Issuer	JohnsonDiversey Holdings, Inc.

Principal Amount at Maturity and Designation	$406,303,000 aggregate principal amount at maturity of 10.67% senior discount notes due 2013.

Maturity	May 15, 2013.

Accretion/Interest

The notes accrete at the rate of 10.67% per annum, compounded semiannually on May 15 and November 15 of each year, to, but not including, May 15, 2007. From and after May 15, 2007, cash interest on the notes will accrue at the rate of 10.67% per annum, and will be payable semiannually in arrears on May 15 and November 15, commencing on November 15, 2007, until maturity, subject to the limitations described below under the caption “—Limitations on Payment of Cash Interest.”

Limitations on Payment of Cash Interest

Under the terms of the notes, Holdings will not be required to pay the portion of interest on the notes on any interest payment date that exceeds the amount that JDI can dividend or otherwise distribute to Holdings on that date in compliance with the restrictive covenants under the JDI credit facilities and JDI senior subordinated notes. The failure to pay this interest will not constitute a default under the indenture for the notes. Holdings is required to pay any unpaid interest amounts on the notes, with interest on such interest to the extent lawful, on the next interest payment date, subject to the limitations described above. All accrued and unpaid interest is due and payable at maturity, regardless of the above limitations. Under the JDI credit facilities and the JDI senior subordinated notes, JDI is permitted to pay cash dividends to Holdings to pay interest on the notes to the extent JDI can satisfy specified fixed charge coverage ratios and no default has occurred or is continuing or would be caused by the payment of the cash dividends. See “Description of the Exchange Notes—Limitations on Payment of Cash Interest.”

Ranking	The notes:

•	are general unsecured obligations of Holdings;

•	are senior in right of payment to all of Holdings’ future obligations that are, by their terms, expressly subordinated in right of payment to the notes;

•	are effectively subordinated in right of payment to any secured indebtedness and other secured obligations of Holdings to the extent of the value of the assets securing such indebtedness and other obligations;

•	are effectively subordinated in right of payment to all indebtedness and other liabilities and commitments, including trade payables and lease obligations, of Holdings’ subsidiaries; and

•	are equal in right of payment with all of Holdings’ existing and future unsecured obligations that are not, by their terms, expressly subordinated in right of payment to the notes.

As of July 4, 2003, the notes were effectively subordinated to $2,031 million of indebtedness and other liabilities and commitments, including trade payables and lease obligations, of Holdings’ subsidiaries, including $557 million of JDI senior subordinated notes, $939 million of borrowings under the JDI credit facilities and $39 million of indebtedness under foreign lines of credit. Holdings is a guarantor of the indebtedness of its subsidiaries under the JDI credit facilities. The guarantee is a senior obligation of Holdings and is secured by all of the assets of Holdings, including the capital stock of JDI. Accordingly, the notes are effectively subordinated to the guarantee. Holdings has no other indebtedness or obligation that ranks equal with or senior to the notes.

Optional Redemption	Holdings may redeem the notes, in whole or in part, at any time beginning on May 15, 2007 at the redemption prices listed under the caption “Description of the Exchange Notes—Optional Redemption.”

In addition, on or prior to May 15, 2005, Holdings may redeem up to 35% of the aggregate principal amount at maturity of the notes issued under the indenture with the proceeds of certain equity offerings by Holdings or JDI at the redemption prices, and subject to the specified conditions, described under the caption “Description of the Exchange Notes—Optional Redemption.”

Change of Control Offer

If Holdings or JDI undergoes a change of control, holders of the notes have the right to require Holdings to repurchase the notes at 101% of their accreted value, plus any accrued and unpaid cash interest if after May 15, 2007, subject to specified conditions. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Asset Sale Proceeds

If any of Holdings’ restricted subsidiaries sells assets, Holdings must offer to repurchase notes, in specified circumstances, at 100% of their accreted value, plus any accrued and unpaid cash interest if after May 15, 2007.

Basic Covenants

The indenture governing the notes contains covenants that, among other things, limit Holdings’ ability and the ability of its restricted subsidiaries, including JDI and various of its subsidiaries, to:

•	borrow money or issue preferred stock;

•	pay dividends on, redeem or repurchase capital stock;

•	make investments;

•	incur or permit to exist liens;

•	agree to dividend or payment restrictions affecting Holdings’ restricted subsidiaries;

•	sell or lease assets;

•	merge or consolidate with another company;

•	in the case of Holdings, cease to have direct legal and beneficial ownership of all of the capital stock of JDI (except for one share owned by S.C. Johnson & Son);

•	enter into transactions with affiliates; and

•	designate subsidiaries as unrestricted subsidiaries.

These covenants are subject to important exceptions and qualifications, which are described under the caption “Description of the Exchange Notes—Repurchase at the Option of Holders” and “—Certain Covenants.”

Use of Proceeds	We will not receive any cash proceeds from the exchange offer. See “Use of Proceeds.”

Risk Factors

Investment in the notes involves risks. For a discussion of certain risks you should consider before buying the notes, see “Risk Factors” beginning on page 17.

Summary Unaudited Pro Forma and Historical Condensed Financial Data

of JohnsonDiversey Holdings, Inc.

We prepared the following unaudited pro forma condensed combined statement of income data of JohnsonDiversey Holdings, Inc. by applying pro forma adjustments to our audited historical consolidated statement of income for the year ended January 3, 2003. These adjustments give effect to the acquisition of the DiverseyLever business and the initial issuance of the notes by Holdings to Unilever, the issuance of the JDI senior subordinated notes and the initial borrowings under the JDI credit facilities, all of which occurred on May 3, 2002, as if they had occurred on December 29, 2001, the beginning of our fiscal year ended January 3, 2003. JDI issued the JDI senior subordinated notes and entered into the JDI credit facilities, along with various of JDI’s subsidiaries and Holdings as guarantors, to pay the cash portion of the purchase price for the DiverseyLever business. The purchase price for the DiverseyLever business is subject to certain post-closing adjustments. Some of these post-closing adjustments have been finalized. See “Certain Relationships and Related Party Transactions—Relationships with Unilever—Acquisition Agreement—Post-Closing Adjustments to Consideration.”

We derived the following historical condensed consolidated financial data of JohnsonDiversey Holdings, Inc. (1) from our audited consolidated financial statements as of and for the fiscal year ended January 3, 2003, and (2) from our unaudited condensed consolidated financial statements as of July 4, 2003 and for the six months ended June 28, 2002 and July 4, 2003. We prepared those audited and unaudited consolidated financial statements under accounting principles generally accepted in the United States, or US GAAP. These financial statements are included elsewhere in this prospectus. See “Index to Financial Statements.”

The following summary unaudited pro forma and historical condensed financial data is for informational purposes only. The pro forma condensed combined statement of income data is not necessarily indicative of what our results of operations would have been if the transactions described above had actually occurred at the beginning of our fiscal year ended January 3, 2003 and is not necessarily indicative of our future results of operations.

You should read the following summary unaudited pro forma and historical condensed financial data in conjunction with the information included in this prospectus under the captions “Capitalization,” “Unaudited Pro Forma Condensed Combined Financial Data of JohnsonDiversey Holdings, Inc.,” “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and with the audited historical consolidated financial statements of JohnsonDiversey Holdings, Inc. as of and for the year ended January 3, 2003, and related notes, the unaudited historical condensed consolidated financial statements of JohnsonDiversey Holdings, Inc. as of July 4, 2003 and for the six months ended June 28, 2002 and July 4, 2003, and related notes, and the audited historical special-purpose combined accounts of the DiverseyLever group, and related notes, each included elsewhere in this prospectus. See “Index to Financial Statements.”

	Pro Forma	Historical
	Fiscal Year Ended January 3, 2003	Fiscal Year Ended January 3, 2003	Six Months Ended		Twelve Months Ended July 4, 2003
			June 28, 2002	July 4, 2003
	(dollars in thousands)
Statement of Income Data:
Net sales:
Net product and service sales	$2,599,909	$2,142,109	$821,028	$1,415,294	$2,736,375
Sales agency fee income	58,986	54,286	12,352	44,161	86,095

	2,658,895	2,196,395	833,380	1,459,455	2,822,470
Cost of sales(1)	1,406,578	1,209,678	459,365	795,701	1,546,014

Gross profit(2)	1,252,317	986,717	374,015	663,754	1,276,456

Marketing, administrative and general expenses(3)	1,052,753	801,308	277,375	535,145	1,059,078
Research and development expenses	75,563	64,363	27,978	35,458	71,843
Restructuring expense(4)	19,646	19,646	—	13,301	32,947

Operating profit	104,355	101,400	68,662	79,850	112,588
Other expense (income):
Interest expense, net	148,889	103,396	27,657	77,868	153,607
Other income, net	(29,011)	(29,011)	(13,353)	(3,047)	(18,705)

Income (loss) before taxes	(15,523)	27,015	54,358	5,029	(22,314)
Provision (credit) for income taxes	(6,360)	9,985	19,913	2,181	(7,747)

Income before minority interests	(9,163)	17,030	34,445	2,848	(14,567)
Minority interests in net income (loss) of subsidiaries	(85)	315	161	(51)	103

Net income (loss)	$(9,248)	$17,345	$34,606	$2,797	$(14,464)

Other Financial Data:
EBITDA(5)		$239,759	$114,829	$159,872	$284,802
Depreciation and amortization		109,348	32,814	76,975	153,509
Capital expenditures(6)		111,886	37,561	61,527	135,852
Cash interest expense(7)		69,500	9,610	56,503	116,393
Net cash provided by operating activities		231,021	95,029	27,578	163,570
Net cash used in investing activities		(1,468,514)	(1,440,405)	(62,230)	(90,339)
Net cash provided by (used in) financing activities		1,360,875	1,459,281	2,992	(95,414)
Gross profit margin(8)		44.9%	44.9%	45.5%	45.2%
Operating margin(9)		4.6%	8.2%	5.5%	4.0%
	As of
	January 3, 2003	July 4, 2003
Selected Balance Sheet Data:
Cash and cash equivalents	$59,273	$48,497
Working capital(10)	477,087	546,860
Property, plant and equipment, net	561,835	576,639
Total assets	3,388,752	3,605,803
Total debt(11)	1,691,481	1,767,033
Class B common stock(12)	400,000	400,000
Total stockholders’ equity	218,911	276,660

(1)	Cost of sales includes integration-related costs that do not qualify as restructuring costs of $2.5 million for the fiscal year ended January 3, 2003, $2.4 million for the six months ended July 4, 2003 and $4.9 million for the twelve months ended July 4, 2003.
(2)	Gross profit equals net sales less cost of sales. DiverseyLever distribution costs for the pre-acquisition four months ended May 3, 2002 are included in pro forma marketing, administrative and general expenses and not in pro forma cost of sales for the fiscal year ended January 3, 2003. See “Unaudited Pro Forma Condensed Combined Financial Data of JohnsonDiversey Holdings, Inc.” Because some companies include all distribution costs in their cost of sales and, accordingly, their calculations of gross profit, our pro forma cost of sales and gross profit for the fiscal year ended January 3, 2003 may not be comparable to similarly titled measures of other companies.

(3)	Marketing, administrative and general expenses include integration-related costs that do not qualify as restructuring costs totaling $31.5 million for the fiscal year ended January 3, 2003, $4.5 million for the six months ended June 28, 2002, $22.9 million for the six months ended July 4, 2003 and $50.0 million for the twelve months ended July 4, 2003.
(4)	Restructuring expense consists of expenses incurred in connection with a restructuring plan developed primarily for the purpose of eliminating redundancies resulting from the DiverseyLever acquisition. These expenses relate primarily to planned employee terminations and the elimination of redundant facilities.
(5)	We define EBITDA as net income, plus minority interests, the provision for income taxes, net interest expense and depreciation and amortization expense.

EBITDA is a non-GAAP financial measure, and you should not consider EBITDA as an alternative to (a) operating profit or net income as a measure of our operating performance or (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of our ability to meet cash needs.

Our management considers EBITDA to be a useful tool for managing the operations of our business. In addition, various financial covenants contained in the JDI credit facilities are based on EBITDA, as adjusted pursuant to the provisions of the facilities, and various financial covenants contained in the indentures for the notes and the JDI senior subordinated notes are based on consolidated cash flows, which is a non-GAAP financial measure calculated similarly to EBITDA. Our management also considers EBITDA to be useful in assessing our debt servicing ability.

We also believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods or non-operating factors (such as historical cost). Accordingly, we believe that the inclusion of EBITDA in this prospectus permits a more comprehensive analysis of our operating performance relative to other companies and of our debt servicing ability. Because all companies do not calculate EBITDA identically, the presentation of EBITDA in this prospectus may not be comparable to similarly titled measures of other companies.

We believe that net income is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA. The following table reconciles EBITDA to net income for each of the periods for which EBITDA is presented:

	Historical
	Fiscal Year Ended January 3, 2003	Six Months Ended		Twelve Months Ended July 4, 2003
		June 28, 2002	July 4, 2003
	(dollars in thousands)
Net income (loss)	$17,345	$34,606	$2,797	$(14,464)
Minority interests	(315)	(161)	51	(103)
Provision (credit) for income taxes	9,985	19,913	2,181	(7,747)
Interest expense, net	103,396	27,657	77,868	153,607
Depreciation and amortization expense	109,348	32,814	76,975	153,509

EBITDA	$239,759	$114,829	$159,872	$284,802

Below is a table of certain significant restructuring expenses and integration charges included in our historical operating results and their impact on EBITDA. We include these items because we believe they provide investors with helpful information to assess the ongoing operating performance of the combined businesses and also because these measures are included in the calculation of the various financial covenants discussed above. These items are discussed in more detail in footnotes (1), (3), and (4) above.

	Historical
	Fiscal Year Ended January 3, 2003	Six Months Ended		Twelve Months Ended July 4, 2003
		June 28, 2002	July 4, 2003
	(dollars in thousands)
Restructuring expense(a)	$19,646	$—	$13,301	$32,947
Integration charges included in marketing, administrative and general expenses(b)	31,531	4,489	22,924	49,966
Integration charges included in cost of sales(c)	2,458	—	2,420	4,878

Total	$53,635	$4,489	$38,645	$87,791

(a)	See footnote (4) above.
(b)	See footnote (3) above.
(c)	See footnote (1) above.

(6)	Capital expenditures include expenditures for capitalized computer software.
(7)	Cash interest expense represents interest expense less non-cash amortization of deferred financing fees and non-cash interest accreted on the notes.
(8)	Gross profit margin is gross profit as a percentage of net sales.
(9)	Operating margin is operating profit as a percentage of net sales.
(10)	Working capital is defined as net accounts receivable, plus inventories less accounts payable.
(11)	Total debt represents short-term and long-term debt. Total debt includes the notes, at book value, in the amount of $217.2 million as of January 3, 2003 and $232.0 million as of July 4, 2003. The accreted value of the notes was $258.1 million as of January 3, 2003 and $271.9 million as of July 4, 2003.
(12)	Our class B common stock, which is beneficially owned by Unilever, is subject to put and call options under a stockholders’ agreement among Holdings, Unilever and Commercial Markets Holdco, and is not characterized as stockholders’ equity under generally accepted accounting principles. See note 23 to Holdings’ audited financial statements for the year ended January 3, 2003 and “Certain Relationships and Related Party Transactions—Relationships with Unilever—Stockholders’ Agreement—Put and Call Options.”

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information included in this prospectus in evaluating our company and our business before tendering your outstanding notes for exchange notes. The risks described below are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In that case, you may lose all or part of your investment in the notes.

Risks Relating to the Notes

Holdings is a holding company with no operations and no assets other than its investments in its subsidiaries. It may not have access to the cash flow and other assets of its subsidiaries that may be needed to make payment on the notes.

Holdings is a holding company that conducts all of its operations through JDI and JDI’s subsidiaries. As a result, all operating profit and cash flows are generated by JDI and JDI’s subsidiaries. The notes, however, are the exclusive obligation of Holdings, and none of its subsidiaries is obligated to make funds available for payment on the notes. Holdings’ ability to make payments on the notes is dependent on the earnings and cash flows of, and the distribution of funds in the form of dividends and other advances and transfers from, its subsidiaries. The ability of Holdings’ subsidiaries to pay these dividends and make these advances and transfers is subject to applicable federal, state and non-U.S. laws. Furthermore, the terms of the JDI credit facilities and the indentures for the JDI senior subordinated notes significantly restrict distributions, dividends and other advances to Holdings from its subsidiaries. See “Description of Other Indebtedness—JDI Credit Facilities” and “—JDI Senior Subordinated Notes.” In addition, Holdings’ subsidiaries are permitted to incur additional indebtedness under specified circumstances, and the agreements governing future indebtedness of Holdings’ subsidiaries may also restrict such distributions, dividends and other advances. We cannot assure you that the agreements governing the current and future indebtedness of Holdings’ subsidiaries will permit those subsidiaries to provide Holdings with sufficient funds to make payments on the notes when due.

The notes are not obligations of Holdings’ subsidiaries and your right to receive payments on the notes is effectively subordinated to the claims of the creditors of Holdings’ subsidiaries.

Holdings’ subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or to provide Holdings funds for its payment obligations, whether by dividends, distributions, loans or other payments. Holdings’ right to receive any assets of any of its subsidiaries upon a subsidiary’s foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, and therefore the right of the holders of the notes to receive a share of those assets, are effectively subordinated to the claims of that subsidiary’s creditors, including holders of the JDI senior subordinated notes, the lenders under the JDI credit facilities and bank and trade creditors. In addition, even if Holdings were deemed to be a general creditor of any of its subsidiaries, Holdings’ rights as a general creditor would be subordinate to the rights of holders of any indebtedness of Holdings’ subsidiaries that are senior to general creditors and to holders of any secured indebtedness of Holdings’ subsidiaries to the extent of the value of the assets securing such indebtedness. Further, holders of the notes would participate ratably with all of the other general creditors of Holdings’ subsidiaries, based upon the respective amounts owed to each holder or creditor, in the distribution and payment of the remaining assets.

As of July 4, 2003, the notes were effectively subordinated to $2,031 million of indebtedness and other liabilities and commitments, including trade payables and lease obligations, of Holdings’ subsidiaries, including $557 million of JDI senior subordinated notes, $939 million of borrowings under the JDI credit facilities and $39 million of indebtedness under foreign lines of credit.

Your right to receive payments on the notes is effectively subordinated to the rights of Holdings’ existing and future secured creditors.

Holdings is a guarantor of the indebtedness of its subsidiaries under the JDI credit facilities. The guaranty is a senior obligation of Holdings and is secured by all of the assets of Holdings, including the capital stock of JDI. The guaranty and the notes constitute Holdings’ only indebtedness. Holdings is prohibited by the terms of the indenture for the notes from incurring any additional indebtedness other than the issuance of a promissory note pursuant to the stockholders’ agreement between Holdings, Commercial Markets Holdco and Unilever or the guarantee of indebtedness of subsidiaries under future credit facilities used to refinance or replace the existing JDI credit facilities. See “Certain Relationships and Related Party Transactions—Relationships with Unilever—Stockholders’ Agreement—Put and Call Options” and “Description of the Exchange Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Any such guaranty by Holdings may also be on a senior, secured basis. Holders of Holdings’ secured indebtedness will have claims that are prior to the claims of holders of the notes. In the event of any distribution or payment of Holdings’ assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured debt will have a prior claim to the assets that constitute their collateral. Additionally, holders of the notes will participate ratably with all of Holdings’ other general creditors, based upon the respective amounts owed to each holder or creditor, in the distribution and payment of its remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured debt.

Holdings is not required to pay cash interest accrued and payable on any interest payment date prior to maturity unless JDI is permitted to distribute funds sufficient to pay that interest in compliance with the terms of JDI’s senior indebtedness agreements on that interest payment date.

From and after May 15, 2007, cash interest on the notes will accrue at the rate of 10.67% per annum to maturity. Generally, cash interest is payable by Holdings on May 15 and November 15 of each year, commencing on November 15, 2007. However, under the terms of the indenture for the notes, Holdings will not be required to pay the portion of interest due on any interest payment date that exceeds the amount that JDI can dividend or otherwise distribute to Holdings on that date in compliance with the terms of the JDI credit facilities and the JDI senior subordinated notes, or indebtedness incurred by JDI to refinance its credit facilities or notes. The failure to pay this interest on that interest payment date will not constitute a default under the indenture for the notes. Holdings is required to pay any unpaid interest amounts, with interest on such interest to the extent lawful, on the next interest payment date, subject to the limitations described above. All accrued and unpaid interest is due and payable at maturity, regardless of those limitations. Under the JDI credit facilities and the JDI senior subordinated notes, JDI is permitted to pay cash dividends to Holdings to pay interest on the notes to the extent it can satisfy specified fixed charge coverage ratios and no default has occurred or is continuing or would be caused by the payment of the cash dividends. See “Description of the Exchange Notes—Limitations on Payment of Cash Interest.”

Our substantial indebtedness may adversely affect our financial health and prevent us from making payments on the notes.

We have substantial indebtedness. As of July 4, 2003, Holdings’ only indebtedness consisted of the notes, which had a book value of about $232 million and an accreted value of about $272 million. In addition, Holdings’ subsidiaries had total indebtedness of about $1,535 million, consisting of about $557 million of the JDI senior subordinated notes, $939 million of borrowings under the JDI credit facilities, and $39 million of indebtedness under foreign lines of credit.

The degree to which we are leveraged may have important consequences to you. For example, it may:

•	make it more difficult for us to make payments on the notes;

•	increase our vulnerability to general economic and industry conditions, including recessions;

•	require us to use a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing our ability to fund working capital, capital expenditures, research and development efforts and other expenses;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	place us at a competitive disadvantage compared to competitors that have less indebtedness; and

•	limit our ability to borrow additional funds that may be needed to operate and expand our business.

In addition, the indenture for the notes, the indentures for the JDI senior subordinated notes and the JDI credit facilities contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default, which, if not cured or waived, could result in the acceleration of all of our indebtedness.

Despite our indebtedness levels, Holdings’ subsidiaries may be able to incur substantially more indebtedness, which may increase the risks created by our substantial indebtedness.

The terms of the indenture for the notes do not fully prohibit our subsidiaries from incurring additional indebtedness. If Holdings and its subsidiaries are in compliance with the financial covenants set forth in the JDI credit facilities and the indentures for the notes and the JDI senior subordinated notes, Holdings’ subsidiaries may be able to incur substantial additional indebtedness. These financial covenants are described under the captions “Description of Other Indebtedness—JDI Credit Facilities” and “—JDI Senior Subordinated Notes” and “Description of the Exchange Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” If any of Holding’s subsidiaries incurs additional indebtedness, the related risks that we face may intensify.

We require a significant amount of cash to service our indebtedness. The ability to generate cash depends on many factors beyond our control.

Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures, research and development efforts and other corporate expenses depends on the future operating performance of JDI and its subsidiaries and on economic, financial, competitive, legislative, regulatory and other factors. Many of these factors are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other needs. In order to repay our indebtedness and fund our planned capital expenditures, we must successfully implement our business strategy. If we are unable to do so, we may need to reduce or delay our planned capital expenditures or refinance all or a portion of our indebtedness, including the notes, on or before maturity. Any delay in our planned capital expenditures may materially and adversely affect our future revenue prospects. In addition, we cannot assure you that we will be able to refinance any of our indebtedness, including the notes, the JDI senior subordinated notes and the JDI credit facilities, on commercially reasonable terms or at all.

The indenture for the notes, the indentures for the JDI senior subordinated notes, the JDI credit facilities and the stockholders’ agreement among Holdings, Commercial Markets Holdco and Unilever restrict our ability to engage in some business and financial transactions.

Indenture for the notes.    The indenture for the notes restricts the ability of Holdings and its restricted subsidiaries, including JDI, to, among other things:

•	incur additional indebtedness or issue preferred stock;

•	pay dividends on, redeem or repurchase capital stock;

•	make investments;

•	incur or permit to exist liens;

•	create or permit to exist dividend or payment restrictions with respect to any of Holdings’ restricted subsidiaries;

•	sell or lease assets;

•	merge or consolidate with another company;

•	in the case of Holdings, cease to have direct legal and beneficial ownership of all of the capital stock of JDI (except for one share owned by S.C. Johnson & Son);

•	enter into transactions with affiliates; and

•	designate subsidiaries as unrestricted subsidiaries.

Indentures for the JDI senior subordinated notes.    The indentures for the JDI senior subordinated notes generally contain the same covenants as contained in the indenture for the notes, except for those differences attributable to the fact that the notes and the JDI senior subordinated notes were issued by different entities. The covenants in the indentures for the JDI senior subordinated notes restrict the activities of JDI and all of the other subsidiaries of Holdings that are restricted subsidiaries under the indenture for the notes. See “Description of Other Indebtedness—JDI Senior Subordinated Notes.”

Credit facilities.    The JDI credit facilities contain a number of covenants that:

•	require us to meet specified financial ratios and financial tests;

•	limit our capital expenditures;

•	restrict our ability to declare dividends;

•	restrict our ability to redeem and repurchase capital stock;

•	limit our ability to incur additional liens;

•	limit our ability to engage in sale-leaseback transactions; and

•	limit our ability to incur additional indebtedness and make investments.

The JDI credit facilities also contain other covenants customary for credit facilities of this nature. See “Description of Other Indebtedness—JDI Credit Facilities.” The ability of JDI and its subsidiaries to borrow under the JDI credit facilities depends upon satisfaction of these covenants. Events beyond our control can affect our ability to meet these covenants. Holdings may not borrow funds under the JDI credit facilities.

Stockholders’ Agreement.    Under the stockholders’ agreement that Holdings, Commercial Markets Holdco and Unilever entered into in connection with the acquisition of the DiverseyLever business, Unilever must approve specified transactions and actions by us. Among the transactions and actions requiring Unilever’s approval are expenditures in excess of $50 million, future borrowings, investments in new ventures, exiting specified lines of businesses, specified acquisitions and divestitures and the issuance of additional capital stock. See “—Risks Relating to Our Business—Some decisions affecting our business require approval of Unilever” and “Certain Relationships and Related Party Transactions—Relationships with Unilever—Stockholders’ Agreement.”

We could enter into various transactions, such as acquisitions, refinancings, recapitalizations or other highly leveraged transactions, which would not constitute a change of control, but which could nevertheless increase the amount of our outstanding debt at that time, or adversely affect our capital structure or credit ratings, or otherwise adversely affect holders of notes.

Under the indenture for the notes, the indentures for the JDI senior subordinated notes and the JDI credit facilities, a variety of acquisition, refinancing, recapitalization or other highly leveraged transactions are not considered change of control transactions. As a result, we could enter into any of those transactions without being required to make an offer to repurchase the notes even though the transactions could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings, or otherwise adversely affect holders of the notes.

Holdings may not be able to repurchase the notes upon a change of control.

Upon a change of control, holders of the notes may require Holdings to repurchase all outstanding notes at 101% of the accreted value thereof, plus any accrued and unpaid cash interest, to the date of repurchase. Holdings may not have sufficient funds available at the time of the change of control to repurchase tendered notes. See “—Holdings is a holding company with no operations and no assets other than its investments in its subsidiaries. It may not have access to the cash flow and other assets of its subsidiaries that may be needed to make payment on the notes.” Furthermore, the JDI credit facilities restrict repurchases of notes unless the indebtedness under the JDI credit facilities has been repaid or the requisite consent of the lenders has been received. Holdings’ failure to purchase tendered notes would constitute an event of default under the indentures for the notes and the JDI senior subordinated notes and could result in the acceleration of that indebtedness. In addition, a change of control would cause an event of default under the JDI credit facilities and would permit the banks to declare the indebtedness under JDI credit facilities immediately due and payable. As of July 4, 2003, upon a change of control, JDI would have been required to offer to repurchase $557 million of JDI senior subordinated notes outstanding, about $939 million under the JDI credit facilities could have been accelerated, and Holdings would have been required to offer to repurchase notes with an accreted value of about $272 million. In the event of a change of control, it is possible we would be unable to satisfy all of our other obligations and make the requisite payments on the notes.

In some circumstances, it may be unclear whether a change of control has occurred and therefore, the rights of holders of notes as a result of that event may be uncertain.

One event that is a change of control under the indenture for the notes is a sale of “all or substantially all” of the properties or assets of Holdings and its restricted subsidiaries, taken as a whole. The meaning of “all or substantially all” has no clearly established or uniform meaning under New York law, which is the law that governs the indenture for the notes. In addition, whether a particular transaction is a sale of “all or substantially all” of the assets of a company or a group of companies will depend on the facts and circumstances of the subject transaction. Accordingly, the ability of a holder of notes to require Holdings to repurchase the notes as a result of a sale, conveyance, transfer or other disposition of less than all of the assets of Holdings and its restricted subsidiaries, taken as a whole, to another person or group is uncertain. It is possible, therefore, that there could be a disagreement between Holdings and some or all holders of notes over whether a specific transaction or series of transactions would require Holdings to make a change of control offer to holders of notes. In addition, if the holders of notes elect to exercise their rights under the indenture for the notes and Holdings elects to contest that election, there can be no assurance as to how a court interpreting New York law would interpret the phrase “all or substantially all.”

If we fail to comply with the covenants contained in the indenture for the notes, the indentures for the JDI senior subordinated notes or the JDI credit facilities, the debt incurred under those agreements could be declared immediately due and payable, and we may not have sufficient funds available to pay the accelerated indebtedness. In addition, our failure to comply with those covenants could also trigger a default under other agreements.

Our ability to comply with the covenants or other requirements in the indenture for the notes, the indentures for the JDI senior subordinated notes and the JDI credit facilities may be affected by events beyond our control. We cannot assure you that we will satisfy these covenants and requirements. Our failure to comply with these covenants or our inability to comply with financial ratio tests or other restrictions could result in an event of default under the respective indentures and the JDI credit facilities. Additionally, a payment default or default that results in the acceleration of indebtedness aggregating $25 million or more, including, without limitation, indebtedness under the indenture for the notes, the indentures for the JDI senior subordinated notes, the JDI credit facilities and indebtedness under JDI’s securitization facility and foreign lines of credit, is also an event of default under the indenture for the notes, the indentures for the JDI senior subordinated notes and the JDI credit facilities. Further, specified defaults under the respective indentures and the JDI credit facilities constitute defaults under JDI’s securitization facility, some of its foreign lines of credit and its license agreements with S.C. Johnson & Son. See “Certain Relationships and Related Party Transactions—Relationships with S.C. Johnson & Son.” A default, if not cured or waived, may permit acceleration of our indebtedness and result in a termination of JDI’s license agreements. We cannot be certain that we will have funds available to remedy any default. If our indebtedness is accelerated, we cannot be certain that we will have sufficient funds available to pay the accelerated indebtedness or that we will have the ability to refinance the accelerated indebtedness on terms favorable to us or at all.  See “—The notes are not obligations of Holdings’ subsidiaries and your right to receive payments on the notes is effectively subordinated to the claims of the creditors of Holdings’ subsidiaries.”

You may have difficulty selling the outstanding notes that you do not exchange.

If you do not exchange your outstanding notes for the exchange notes offered in this exchange offer, your outstanding notes will continue to be subject to significant restrictions on transfer. Those transfer restrictions are described in the indenture governing the notes and arose because we originally issued the outstanding notes under exemptions from the registration requirements of the Securities Act.

In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We did not register the outstanding notes, and we do not intend to do so following the exchange offer. If you do not exchange your outstanding notes, you will lose your right to have your outstanding notes registered under the Securities Act. As a result, if you hold outstanding notes after the exchange offer, your ability to sell those notes will be significantly limited.

If a large number of outstanding notes are exchanged for notes issued in the exchange offer, it may be more difficult for you to sell your unexchanged notes.

If an active trading market does not develop for the notes, you may not be able to resell them.

The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities for which no established trading market exists.

Although the notes are eligible for trading in The PORTAL Market®, we cannot assure you that an active trading market will develop for the notes. Further, we cannot assure you as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their exchange notes; or

•	the price at which holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

We understand that the initial purchasers intend to make a market in the notes. However, they are not obligated to do so, and their market-making activity may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement.

If you participate in the exchange offer for the purpose of participating in a distribution of the exchange notes or are an “affiliate” of Holdings, you may still be subject to various transfer restrictions.

If you exchange your outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed an underwriter under the Securities Act. If so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. Also, “affiliates” of Holdings may sell exchange notes only in compliance with the provisions of Rule 144 under the Securities Act or another available exemption.

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your outstanding notes will continue to be subject to existing transfer restrictions, and you may not be able to sell your outstanding notes.

We will not accept your outstanding notes for exchange if you do not follow the exchange offer procedures. You will receive exchange notes in exchange for your outstanding notes only if, before the expiration date, you deliver all of the following to the exchange agent:

•	certificates for the outstanding notes or a book-entry confirmation of a book-entry transfer of the outstanding notes into the exchange agent’s account at The Depository Trust Company, or DTC;

•	the Letter of Transmittal, properly completed and duly executed by you, together with any required signature guarantees; and

•	any other documents required by the Letter of Transmittal.

You should allow sufficient time to ensure that the exchange agent receives all required documents before the exchange offer expires. Neither we nor the exchange agent has any duty to inform you of defects or irregularities with respect to the tender of your outstanding notes for exchange.

You will be required to pay U.S. federal income tax on original issue discount on the notes even when Holdings does not pay cash interest. In addition, you will be required to pay U.S. federal income tax on original issue discount in the periods in which interest accrues, even if Holdings does not pay cash interest in that period because JDI is unable to distribute funds to Holdings sufficient to pay such interest in compliance with the restrictive covenants in the JDI senior subordinated notes and the JDI credit facilities.

The notes were originally issued with “original issue discount” for U.S. federal income tax purposes because interest on the notes accretes to principal for the first five years of the term of the notes. Although there will be no periodic payments of cash interest on the notes prior to November 15, 2007, purchasers of the notes will be required to include original issue discount in gross income for U.S. federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable. Such amounts in the aggregate will be equal to the difference between the stated redemption price at maturity (inclusive of stated interest on the notes) and the adjusted issue price (for federal income tax purposes) of the notes.

After May 15, 2007, interest on the notes will accrue at the rate of 10.67% per annum until maturity, and generally will be payable, semiannually in arrears, on May 15 and November 15 of each year, commencing on November 15, 2007. If, however, Holdings is unable to pay any or all of the interest due on any interest payment date because the amount of such interest is greater than the amount of cash that JDI may dividend or otherwise distribute to Holdings in compliance with the terms of the JDI credit facilities and the JDI senior subordinated notes, or certain indebtedness incurred by JDI to refinance those credit facilities or notes, Holdings will not be required to pay on that date any portion of the interest due that exceeds the amount that JDI can dividend or otherwise distribute to Holdings on that date. Holders of the notes will nonetheless be required to include original issue discount in gross income for U.S. federal income tax purposes in the period during which interest accrues, even if Holdings does not pay all or any portion of the accrued interest on the semiannual interest payment date immediately following that period.

Risks Relating to Our Business

If we are unable to successfully complete the integration of the DiverseyLever business, we may incur unanticipated costs, our operations may be disrupted and Holdings’ ability to make payments on the notes may be impaired.

Our acquisition of the DiverseyLever business more than doubled the size of our net sales and substantially increased the scope and complexity of our operations. Our ability to complete the integration of the DiverseyLever business and to manage effectively the combined business will determine, to a significant extent, the future success of our business, and Holdings’ ability to make payments on the notes. Our integration strategies are subject to numerous conditions beyond our control, including the possibility of adverse general and regional economic conditions, general negative industry trends and competition. Other risks we face in connection with the ongoing integration of the DiverseyLever business include:

•	our inability to realize anticipated synergies, economies of scale or other value;

•	diversion of our management’s attention from the operation of our ongoing business;

•	difficulties in coordinating management of operations at acquired sites and establishing new informational, operational and financial systems required to meet the needs of our business;

•	delays in completing consolidation plans; and

•	unanticipated legal liabilities.

To benefit fully from the acquisition of the DiverseyLever business, we have worked to combine DiverseyLever’s and our administrative functions and implement new or modified operational, financial and management systems and controls. Although the acquisition of the DiverseyLever business has created various synergies, business opportunities and growth, and we anticipate that the acquisition will lead to additional synergies, business opportunities and growth, our ability to realize these additional synergies, benefit from these opportunities and grow our business is dependent on business conditions in future periods that we cannot predict or measure with certainty. We may never realize these additional synergies, benefit from these business opportunities or experience growth. Our assumptions underlying estimates of expected cost savings and anticipated synergies may be inaccurate, and future business conditions and events may reduce or eliminate our ability to realize them. In addition, while we are ahead of plan and anticipate significant cost savings as a result of our ongoing restructuring initiatives, we may not realize the same levels of cost savings from our current restructuring initiatives or any related initiatives in the future. Further, our assumptions underlying estimates of anticipated future cost savings from these initiatives may be inaccurate, and future business conditions and events may impede our ability to complete our restructuring initiatives. If we are unable to complete the integration of the DiverseyLever business effectively and within our expected time frame or successfully implement or complete our restructuring initiatives in a timely manner, we may not realize expected synergies or cost savings and our business, financial condition, results of operations and cash flows may be materially adversely affected, and Holdings’ ability to make payments on the notes may be impaired.

If we are unable to maintain an effective system of internal controls that reflects the increased scope and complexity of our operations, our business may be adversely affected.

As part of our ongoing integration process, we continue to evaluate the effectiveness of our existing system of internal controls, and to design and implement improvements to that system to address the control challenges created by the increased scope and complexity of our combined businesses. In February 2003, in connection with the audit of JDI’s financial statements for the year ended January 3, 2003, JDI’s independent auditors, Ernst & Young LLP, advised JDI’s management and the audit committee of JDI’s board of directors of the following matters, which Ernst & Young considered material weaknesses in JDI’s internal control over financial reporting and which constitute reportable conditions under standards established by the American Institute of Certified Public Accountants:

•	in the former North American operations of DiverseyLever, the processing of vendor invoices had been delayed, resulting in a requirement for increased accruals for third party services;

•	in the former North American operations of DiverseyLever, cash reconciliations were not being performed in a timely manner; and

•	intercompany accounts were not being reconciled in a timely manner.

We have acted to correct the identified weakness relating to the processing of vendor invoices in our North American operations by utilizing additional resources to clear the vendor invoices backlog. In addition, we have acted to correct the other identified weaknesses by utilizing additional resources to complete the cash and intercompany reconciliations and implementing process improvements to facilitate timely intercompany reconciliations in the future. We also have identified additional measures, which we are in the process of implementing to further improve our internal controls.

Based on the additional procedures performed and controls instituted to date, our management believes that our internal controls are effective to provide reasonable assurance regarding the reliability of our financial reporting and the timely preparation of financial statements in accordance with generally accepted accounting principles. A control system, however, no matter how well designed and operated, can provide only reasonable assurance of achieving the designed control objectives, and management is required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected or will be detected in the future. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud, which could have a material adverse effect on our business, financial condition, results of operations and cash flows, may occur and may not be detected.

The failure to implement successfully the additional measures we have identified to improve our internal controls, or the failure to discover and address, effectively and on a timely basis, any material weakness in our internal controls could have a material adverse effect on our ability to manage our business and accurately report our financial position on a timely basis, and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We face significant competition and will face more competition in the future.

The worldwide market for our products is highly competitive. Our principal competitor on a worldwide basis is Ecolab Inc., which is the largest supplier of cleaning and sanitizing products to the institutional and industrial cleaning and sanitation industry. Ecolab has significant capacity, technology, expertise and financial resources, which enables it to compete effectively with us. We also face significant competition from numerous national, regional and local companies within some or all of our product categories in each sector we serve. Many of these companies have increased in strength as a result of recent consolidations in the industry. Barriers to entry and expansion in the institutional and industrial cleaning and sanitation industry are low and significant new entrants in the market include The Procter & Gamble Company and The Clorox Company, which have expanded into the institutional sector from their bases in consumer products, and Kimberly-Clark Corporation, which has expanded from paper accessories into personal care and washroom products.

To achieve expected profitability levels, we must, among other things, maintain the service levels and competitive pricing necessary to retain existing customers and attract new customers. Our failure to address these challenges adequately could put us at a competitive disadvantage relative to our competitors.

The polymer market is also highly competitive. Many of our competitors in the polymer market are larger than us and have less indebtedness than we do. These competitors have greater financial resources than we do and are better able to respond to price increases in raw materials and to compete on pricing than we can. If we are not able to compete on pricing, we may not be able to compete in the polymer industry successfully.

The volatility of our raw material costs may adversely affect our operations.

The principal raw materials we use in our professional business are surfactants, polymers and resins, waxes, solvents, fragrances, caustic soda, chelates and phosphates. The prices of many of these raw materials are cyclical. Supply and demand factors, which are beyond our control, generally affect the price of our raw materials. We try to minimize the effect of price increases through production efficiency and the use of alternative suppliers. If we are unable to minimize the effects of increased raw material costs, our business, financial condition, results of operations and cash flows may be materially adversely affected, and Holdings’ ability to make payments on the notes may be impaired.

We may lose substantial amounts in agency fees if our sales agency agreement with Unilever is terminated.

In connection with the acquisition, JDI entered into a sales agency agreement with Unilever under which it has agreed to act as Unilever’s exclusive sales agent in specified territories for the sale of certain of Unilever’s consumer brand cleaning products into the institutional and industrial markets. If JDI and its subsidiaries are unable to comply with their obligations under the sales agency agreement or if Unilever terminates that agreement for any other reason, including if JDI is insolvent or sales of the consumer brand cleaning products drop below 75% of targeted sales for a given year, we may lose significant amounts in agency fees. Furthermore, a willful breach by JDI or any of its subsidiaries also obligates us to make additional payments. See “Certain Relationships and Related Party Transactions—Relationships with Unilever—Sales Agency Agreement.” If the sales agency agreement is terminated, we may lose substantial amounts in agency fees, which may have a material adverse effect on our business, financial condition, results of operations and cash flows and impair Holdings’ ability to make payments on the notes. In the twelve months ended July 4, 2003, we received an aggregate of about $86.1 million in agency fees from Unilever under the sales agency agreement.

JDI has also entered into a supply agreement with Unilever under which it has agreed to manufacture some Unilever consumer brand cleaning products that it sells on behalf of Unilever under the sales agency agreement. If JDI fails to meet its supply obligations under the supply agreement and the failure causes its sales of consumer brand cleaning products to drop below 75% of targeted sales, Unilever may terminate the sales agency agreement. See “Certain Relationships and Related Party Transactions—Relationships with Unilever—Supply Agreements.”

If we are unable to keep and protect our intellectual property rights, our ability to compete may be negatively impacted.

The market for our products depends to a significant extent upon the goodwill associated with our brand names. JDI currently holds licenses under agreements with S.C. Johnson & Son to use specified technology and trade names, housemarks and brand names of S.C. Johnson & Son incorporating “Johnson” (including “Johnson Wax Professional”) and “Drackett,” including the right to use “Johnson” with JDI’s owned trade name “Diversey,” in the commercial and industrial channels of trade. In addition, Unilever has granted JDI the right to continue to use the name “Lever,” including within the name “DiverseyLever,” on a transitional basis until November 2, 2004, and to sublicense that name to JDI’s subsidiaries and affiliates. See “Certain Relationships and Related Party Transactions.” If our rights under these license agreements are terminated, we may lose the ability to use these brand names and technology, which may have a material adverse effect on our business, financial condition, results of operations and cash flows, and Holdings’ ability to make payments on the notes may be impaired.

In addition, JDI and its subsidiaries own, or have licenses to use, all of the material trademark and trade name rights used in connection with the packaging, marketing and distribution of our major products both in the United States and in other countries where our products are principally sold. Trademark and trade name protection is important to our business. Although most of our trademarks are registered in the United States and in the foreign countries in which we operate, we may not be successful in asserting trademark or trade name protection. In addition, the laws of some foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. The costs required to protect our trademarks and trade names may be substantial.

We cannot be certain that we will be able to assert these intellectual property rights successfully in the future or that they will not be invalidated, circumvented or challenged. Other parties may infringe on our intellectual property rights and may thereby dilute the value of our brand names in the marketplace. Any infringement of our intellectual property rights would also likely result in a diversion of our time and resources to protect these rights through litigation or otherwise. Similarly, other parties may infringe on intellectual property rights that S.C. Johnson & Son licenses to JDI. The protection of these licensed intellectual property rights are under the control of S.C. Johnson & Son and, therefore, we cannot assure the protection of those trademarks or other intellectual property rights or prevent dilution in the marketplace of the value of those brands. Finally, we may infringe on others’ intellectual property rights. Any failure by us or S.C. Johnson & Son to protect our trademarks, or any adverse judgment with respect to infringement by us of others’ intellectual property rights, may have a material adverse effect on our business, financial condition, results of operations and cash flows, and Holdings’ ability to make payments on the notes may be impaired.

We are subject to risks related to our operations outside the United States.

We have substantial operations outside the United States. We derived about 62% of our combined net sales for fiscal year 2002 from sales outside the United States. In addition to the risks described in this prospectus that are common to both our U.S. and non-U.S. operations, we face risks related to our foreign operations such as:

•	foreign currency fluctuations;

•	unstable political, economic, financial and market conditions;

•	import and export license requirements;

•	trade restrictions;

•	increases in tariffs and taxes;

•	high levels of inflation;

•	restrictions on repatriating foreign profits back to the United States;

•	greater difficulty collecting accounts receivable and longer payment cycles;

•	less favorable intellectual property laws;

•	unfamiliarity with foreign laws and regulations; and

•	changes in labor conditions and difficulties in staffing and managing international operations.

All of these risks have affected our business in the past and may have a material adverse effect on our business, financial condition, results of operations and cash flows in the future.

Fluctuations in exchange rates may materially adversely affect our business, financial condition, results of operations and cash flows and may impair Holdings’ ability to make payments on the notes.

Our results of operations are reported in U.S. dollars. However, outside the United States, our sales and costs are denominated in a variety of currencies including the euro, British pound, Japanese yen, Brazilian real and Turkish lira. A significant weakening of the currencies in which we generate sales relative to the U.S. dollar may adversely affect our ability to meet our U.S. dollar obligations, and a significant weakening of the currencies in which we generate sales relative to the euro may adversely affect our ability to meet our euro obligations.

Under the indenture for the notes and the indentures for the JDI senior subordinated notes and under the JDI credit facilities, we must comply with financial covenants before we can take specified actions, such as the dividend or other distribution of funds by JDI to Holdings and the incurrence of additional indebtedness by JDI and its subsidiaries, in each case subject to limited exceptions. In addition, we are required to maintain compliance with financial covenants under the JDI credit facilities. In each case, these covenants are measured in U.S. dollars. Therefore, a weakening of the U.S. dollar relative to the other currencies in which we generate sales may limit our ability to take specified actions or cause us to be in breach of these covenants, which, if not cured or waived, may result in the acceleration of all of our indebtedness.

In all jurisdictions in which we operate, we are also subject to laws and regulations that govern foreign investment, foreign trade and currency exchange transactions. These laws and regulations may limit our ability to repatriate cash as dividends or otherwise to the United States and may limit our ability to convert foreign currency cash flows into U.S. dollars. A weakening of the currencies in which we generate sales relative to the currencies in which our costs are denominated may lower our operating profits and cash flows.

If we are unable to retain key employees and other personnel, our operations and growth may be adversely affected.

Our success depends largely on the efforts and abilities of our management team and other key personnel. Their experience and industry contacts significantly benefit us. We are particularly dependent on the global vice presidents and regional presidents of JDI to complete the integration of the DiverseyLever business successfully. See “Management—Our Directors and Executive Officers—JDI.” If any of our senior management or other key personnel cease to work for us, our business, financial condition, results of operations and cash flows may be materially adversely affected, and Holdings’ ability to make payments on the notes may be impaired.

We are subject to a variety of environmental and product registration laws that expose us to potential financial liability and increased operating costs.

Our operations are regulated under a number of federal, state, local and foreign environmental, health and safety laws and regulations that govern, among other things, the discharge of hazardous materials into the air, soil and water as well as the use, handling, storage and disposal of these materials. These laws and regulations include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act, as well as analogous state, local and foreign laws. Compliance with these environmental laws is a major consideration for us because we use hazardous materials in some of our manufacturing processes. In addition, because we are a generator of hazardous wastes, we, along with any other person who disposes or arranges for the disposal of our wastes, may be subject to financial exposure for costs associated with an investigation and any remediation of sites at which we have disposed or arranged for the disposal of hazardous wastes if those sites become contaminated, even if we fully complied with applicable environmental laws at the time of disposal. Furthermore, process wastewater from our manufacturing operations is discharged to various types of wastewater management systems. We may incur significant costs relating to contamination that may have been, or is currently being, caused by this practice. We are also subject to numerous federal, state, local and foreign laws that regulate the manufacture, storage, distribution and labeling of many of our products, including some of our disinfecting, sanitizing and antimicrobial products. Some of these laws require us to have operating permits for our production facilities, warehouse facilities and operations and we may not have some of these permits or some of the permits we have may not be current. Various federal, state, local and foreign laws and regulations also require us to register our products and to comply with specified requirements with respect to those products. In the event of a violation of any of these laws, we may be liable for damages and the costs of remedial actions, and may also be subject to fines or criminal proceedings or to revocation, non-renewal or modification of our operating permits and revocation of our product registrations. Any such revocation, modification or non-renewal may require us to cease or limit manufacture and sale of products at one or more of our facilities, and may have a material adverse effect on our business, financial condition, results of operations and cash flows, and Holdings’ ability to make payments on the notes may be impaired. Any such revocation, non-renewal or modification may also result in an event of default under the indenture for the notes, the indentures for the JDI senior subordinated notes and the JDI credit facilities, which, if not cured or waived, may result in the acceleration of all our indebtedness.

The potential cost to us relating to environmental and product registration matters, including the cost of complying with the foregoing legislation and remediating contamination, is uncertain due to factors such as the unknown magnitude and type of possible contamination and clean-up costs, the complexity and evolving nature of laws and regulations, including those outside of the United States, and the timing, variable costs and effectiveness of clean-up and compliance methods. Environmental and product registration laws may also become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with any violation, which may also negatively impact our operating results. Accordingly, we may become subject to additional liabilities and increased operating costs in the future under these laws and regulations that may have a material adverse effect on our business, financial condition, results of operations and cash flows and may impair Holdings’ ability to make payments on the notes.

In connection with the acquisition of the DiverseyLever business, we conducted environmental assessments at 94 DiverseyLever facilities in various countries. Based on the results of these assessments, we performed additional environmental investigations at 13 of these 94 facilities. These additional investigations disclosed the likelihood of soil and/or groundwater contamination at nine of the thirteen facilities, which may need to be remediated. We are still evaluating the nature and extent of the contamination at these nine sites and have not yet developed plans to address the contamination or estimated the possible costs of any required remediation. We expect to conduct additional investigations at some or all of these 94 facilities or at other facilities in the future. We cannot estimate at this time the costs associated with any contamination that may be discovered as a result of future investigations, and we cannot assure you that those costs, or the costs of any required remediation at the nine previously identified facilities, will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

We currently expect significant future environmental compliance obligations in our European facilities as a result of European Union Council Directive 96/61/EC of September 24, 1996 concerning Integrated Pollution Prevention and Control, or IPPC. The IPPC directive imposes several requirements related to integrated pollution prevention and control on chemical manufacturing businesses located in European Union member states and requires companies to obtain authorization or permits from applicable governmental authorities before carrying out specified activities at facilities located in these countries. This directive became effective in October 1999 for all new facilities and for existing facilities that undergo a substantial change that may have a significant negative impact on human health or the environment. While all existing facilities must comply with the IPPC directive by 2007, some member states have introduced a transitional schedule, which applies the directive to specified sectors prior to 2007 in a phased manner. Our environmental capital expenditures, costs and operating expenses will be subject to evolving regulatory requirements and will depend on the timing of the effectiveness of requirements in these various jurisdictions. As a result of the IPPC directive, we may be subject to an increased regulatory burden, and we expect significant future environmental compliance obligations in our European facilities. The IPPC directive may have a material adverse effect on our business, financial condition, results of operations and cash flows and may impair Holdings’ ability to make payments on the notes.

We will not receive indemnification from Unilever for breaches of warranty or for environmental costs under the acquisition agreement until the aggregate amount of damages exceeds agreed dollar thresholds.

Under the acquisition agreement for the DiverseyLever business, Unilever made warranties to us with respect to the DiverseyLever business. In addition, Unilever has agreed to indemnify us for damages in respect of breaches of its warranties and for specified types of environmental liabilities if the aggregate amount of damages meet various dollar thresholds. The acquisition agreement includes other limits on recovery even if these thresholds are exceeded. See “Business—Environmental Regulation—Environmental Remediation and Proceedings” and “Certain Relationships and Related Party Transactions—Relationships with Unilever—Acquisition Agreement.” As a result, if we incur damages or liabilities that do not meet the indemnity thresholds under the acquisition agreement, or if the aggregate limits on indemnity payments under the acquisition agreement become applicable, we would not be entitled to indemnity from Unilever and would be required to bear the costs ourselves. We cannot be certain that we will have sufficient funds available to bear these costs.

Further, the payment of these costs may have a material adverse effect on our business, financial condition, results of operations and cash flows, and Holdings’ ability to make payments on the notes may be impaired.

In addition, we have submitted indemnification claims to Unilever regarding nine DiverseyLever locations and may file additional claims in the future. The time period for Unilever to respond to these claims has not yet expired. There can be no assurance that we will be able to recover any amounts relating to these indemnification claims, or any future indemnification claims, from Unilever. If we are unable to recover costs relating to the sites for which we seek indemnification, we cannot be certain that we will have sufficient funds to bear these costs relating to environmental matters, which may have a material adverse effect on our business, financial condition, results of operations or cash flows.

Descendants of Samuel Curtis Johnson beneficially own the majority of our common equity interests and the common equity interests of S.C. Johnson & Son, with which we have material arrangements.

Descendants of Samuel Curtis Johnson beneficially own a majority of the common equity interests in Commercial Markets Holdco. Under the stockholders’ agreement that Holdings entered into with Commercial Markets Holdco and Unilever in connection with the acquisition of the DiverseyLever business, the descendants of Samuel Curtis Johnson, through their controlling interest in Commercial Markets Holdco, may nominate and elect nine of Holdings’ eleven directors. Holdings, as the owner of all of JDI’s common equity interests, except for one share, has the sole right to elect the directors of JDI. As a result, subject to the provisions of the stockholders’ agreement, the descendants of Samuel Curtis Johnson can effectively control the management and affairs of our company.

Generally, the same descendants of Samuel Curtis Johnson beneficially own a majority of the common equity interests in S.C. Johnson & Son, and, by virtue of their controlling interest, effectively control the management and affairs of S.C. Johnson & Son. As a result of these ownership interests, conflicts of interest may arise with respect to business dealings between us and S.C. Johnson & Son, including with respect to various agreements between S.C. Johnson & Son and JDI and its subsidiaries that are important to our business and acquisitions of businesses or properties. See “—Our relationship with S.C. Johnson & Son is important to our future operations” and “Certain Relationships and Related Party Transactions—Relationships with S.C. Johnson & Son.” Disputes may also arise between us and S.C. Johnson & Son in the course of these business dealings. Because the same shareholders control both us and S.C. Johnson & Son, we cannot be certain that those shareholders will not, directly or indirectly, resolve these conflicts or decide any dispute in favor of S.C. Johnson & Son. Furthermore, under some of the agreements with S.C. Johnson & Son, the chairman of the board or the board of directors of S.C. Johnson & Son has the ultimate authority to resolve disputes under those agreements, and, if a dispute is decided in favor of S.C. Johnson & Son, we cannot challenge that decision. Any such decision may have a material adverse effect on our business, financial condition, results of operations and cash flows and may impair Holdings’ ability to make payments on the notes.

Our relationship with S.C. Johnson & Son is important to our future operations.

JDI and various of its subsidiaries are party to various agreements with S.C. Johnson & Son, including a trademark license agreement, a technology disclosure and license agreement, supply and manufacturing agreements and several leases. See “Certain Relationships and Related Party Transactions—Relationships with S.C. Johnson & Son.” Under the trademark license agreement, S.C. Johnson & Son has granted us the right to use specified technology and trade names, housemarks and brand names incorporating “Johnson” (including “Johnson Wax Professional”) and “Drackett,” including the right to use “Johnson” with JDI’s owned trade name “Diversey,” which we believe are critical to our business. Further, our rights to sell products, including DiverseyLever products, in some channels of trade that are not exclusively institutional and industrial, which we refer to as “cross-over” channels of trade, are subject to the approval of S.C. Johnson & Son, in its sole discretion, under the trademark license agreement. Our sales in these channels of trade have historically been significant.

Under the technology disclosure and license agreement, S.C. Johnson & Son has granted us the right to use specified technology of S.C. Johnson & Son. In addition, JDI leases our principal manufacturing facilities in Sturtevant, Wisconsin from S.C. Johnson & Son. If we default under the trademark license agreement or technology disclosure and license agreement and either agreement is terminated, we will no longer be able to use the Johnson name or the technology of S.C. Johnson & Son. Furthermore, S.C. Johnson & Son will then have the right to terminate the leases governing our manufacturing facilities in Sturtevant, Wisconsin. Finally, in some countries, we depend on S.C. Johnson & Son to produce or sell some of our products. If our relationship with S.C. Johnson & Son is damaged or severed, or if S.C. Johnson & Son were to limit significantly our rights to sell some products in specified channels of trade, it could have a material adverse effect on our business, financial condition, results of operations and cash flows, and Holdings’ ability to make payments on the notes may be impaired. See also “—If we are unable to keep and protect our intellectual property rights, our ability to compete may be negatively impacted.”

Our relationship with Unilever is important to our future operations.

In connection with the acquisition of the DiverseyLever business, JDI and various of its subsidiaries entered into agreements with Unilever, including sales agency, transitional services, license and supply agreements. See “Certain Relationships and Related Party Transactions—Relationships with Unilever.” If Unilever fails to observe its commitments under these agreements, we may not be able to operate in accordance with our business plans and we may incur additional costs. Any failure by Unilever to observe its obligations may have a material adverse effect on our business, financial condition, results of operations and cash flows, and Holdings’ ability to make payments on the notes may be impaired. If these agreements are terminated before the end of their terms, we may not be able to obtain similar services, intellectual property or products on the same terms from third parties or at all.

As a result of the acquisition, JDI owns the name “Diversey.” In addition, Unilever has granted us the right to continue to use the name “Lever,” including within the name “DiverseyLever,” on a transitional basis until November 2, 2004. JDI also holds licenses to use some trademarks and technology of Unilever in the institutional and industrial channels of trade under license agreements with Unilever. See “Certain Relationships and Related Party Transactions—Relationships with Unilever—Intellectual Property Agreements.” We believe that these license agreements are critical to our business and the termination of our rights under any of these agreements may have a material adverse effect on our business, financial condition, results of operations and cash flows, and Holdings’ ability to make payments on the notes may be impaired.

Some decisions affecting our business require approval of Unilever.

Unilever beneficially owns one-third of the common stock of Holdings. Also, two of the eleven members of Holdings’ board of directors are officers of Unilever. As a result, conflicts of interest may arise with respect to business dealings between us and Unilever. Under the stockholders’ agreement among Holdings, Unilever and Commercial Markets Holdco, Unilever generally must approve specified transactions and actions by us. Among the transactions and actions requiring Unilever approval are capital expenditures in excess of $50 million, future borrowings, investments in new ventures, exiting specified lines of business, specified acquisitions and divestitures and the issuance of additional capital stock. See “Certain Relationships and Related Party Transactions—Relationships with Unilever —Stockholders’ Agreement.” While Unilever does not have the ability to exercise control or decisive influence over our strategic business affairs, Unilever may prevent us from engaging in specified transactions or acts that may be beneficial to our business or that may be in our long-term best interest. Because the stockholders’ agreement does not contain any arbitration or tie-breaking provisions, if we have disagreements with Unilever, we have no remedies or procedures to challenge its veto rights. As with any similar arrangement, differences in views between Unilever and us may result in delayed decisions or the failure to agree on major matters, each of which may have a material adverse effect on our business, financial condition, results of operations and cash flows and impair Holdings’ ability to make payments on the notes.

General economic downturns are likely to have an adverse impact on our business, financial condition, results of operations and cash flows.

A general economic slowdown negatively impacted our results of operations for the six months ended July 4, 2003. The slowdown has adversely affected many economies and industries worldwide. General economic downturns adversely impact some of our end-users, such as hotels, restaurants, food and beverage processors and other end-users that are sensitive to travel and dining activities. These end-users typically reduce their volume of purchases of cleaning, hygiene and appearance products during economic downturns. The continuation of the economic downturn that negatively impacted our results for the six months ended July 4, 2003 and any future general economic downturn would likely have an adverse impact on our business, financial condition, results of operations and cash flows. In addition, our operations in the Asia Pacific region were adversely affected by the impact of the SARS outbreak.

There may be risks related to our prior use of Arthur Andersen LLP as our independent public accountant.

Arthur Andersen LLP, independent public accountants, were engaged as the principal accountants to audit the financial statements of JDI and its subsidiaries until we dismissed them on June 24, 2002 and engaged Ernst & Young LLP. In 2002, a jury convicted Arthur Andersen of obstruction of justice charges arising from the U.S. government’s investigation of Enron Corp. In light of the verdict, Arthur Andersen has ceased operations.

As a result of Arthur Andersen’s conviction and subsequent cessation of operations, Arthur Andersen is no longer in a position to reissue its audit reports. In addition, events arising out of the conviction and subsequent cessation of operations will materially and adversely affect the ability of Arthur Andersen to satisfy any claims arising from the provision of auditing services to JDI, including claims that may arise out of Arthur Andersen’s audit of financial statements included in this prospectus.

The consolidated financial statements of JDI and its subsidiaries as of June 30, 2000 and June 29, 2001 and for each of the fiscal years in the three-year period ended June 29, 2001, and as of December 28, 2001 and for the six months then ended, included in this prospectus have been audited by Arthur Andersen. We were unable to obtain a consent from Arthur Andersen to include in this prospectus its audit report with respect to these financial statements. As a result, we filed the registration statement of which this prospectus is a part, and will file any amendment to the registration statement, in reliance on temporary rules issued by the SEC, which relieve an issuer from the obligation to obtain the consent of Arthur Andersen in specified cases. Because Arthur Andersen has not consented to the inclusion of their report in this prospectus, you may not recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements.

Subsequent to the issuance of the audit report of Arthur Andersen on the consolidated financial statements of JDI and its subsidiaries referred to above, we modified some of the notes to those consolidated financial statements. Arthur Andersen did not reissue its audit report subsequent to those changes, and, consequently, the report of Arthur Andersen included in this prospectus is a copy of its original report. Because the audit report of Arthur Andersen on those consolidated financial statements of JDI and its subsidiaries does not cover the subsequent changes to the notes to those financial statements, your ability to recover from Arthur Andersen for material misstatements in or omissions from those financial statements may be further impaired.

WHERE TO FIND MORE INFORMATION

Holdings has filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to the exchange offer for the notes. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. For further information about us and the exchange offer, reference is made to the registration statement and to the financial statements and exhibits filed with that registration statement.

Upon completion of the exchange offer, Holdings will become subject to the reporting and information requirements of the Securities Exchange Act of 1934 and, as a result, will file periodic reports and other information with the SEC. Copies of all information filed with the SEC may be obtained from the SEC at its public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Filings with the SEC are also available to the public from the SEC’s website at www.sec.gov.

Upon the consummation of the exchange offer, Holdings will file with the SEC annual reports on Form 10-K, quarterly reports on Form 10-Q and the information, documents and other reports that are required to be filed pursuant to Section 13 or 15(d) of the Exchange Act and make that information available to securities analysts and prospective investors upon request. In the event Holdings ceases to be required to file reports pursuant to the Exchange Act, it will nevertheless continue to file the reports with the SEC (unless the SEC will not accept those filings) and make that information available to securities analysts and prospective investors upon request. In addition, whether or not required by the rules of the SEC, so long as any notes remain outstanding, Holdings will furnish to the holders of notes copies of its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Further, Holdings has agreed that for so long as any notes remain outstanding, it will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Written requests for any such reports may be sent to JohnsonDiversey Holdings, Inc., 8310 16th Street, P.O. Box 902, Sturtevant, Wisconsin 53177-0902, Attention: General Counsel, (262) 631-4001.

CURRENCY EXCHANGE RATES

The special-purpose combined accounts of the DiverseyLever business included elsewhere in this prospectus were prepared, and are presented, in euros. For purposes of preparing the pro forma income statement data included in this prospectus for the year ended January 3, 2003, we translated the income statement items of the DiverseyLever group, including the Unilever consumer brands business, from euros to U.S. dollars at the monthly weighted average exchange rate of U.S. $0.8756 per euro.

A portion of the JDI senior subordinated notes are denominated in euros and the remainder are denominated in U.S. dollars. In addition, indebtedness outstanding under the JDI credit facilities is denominated in U.S. dollars, euros and Japanese yen. In this prospectus, we present in U.S. dollars information on our indebtedness as of May 3, 2002, immediately after closing of the acquisition, as of January 3, 2003 and as of July 4, 2003. For purposes of presenting our indebtedness as of May 3, 2002, January 3, 2003 and July 4, 2003, we translated our indebtedness denominated in euros and Japanese yen to U.S. dollars at the exchange rates in effect as of May 3, 2002, January 3, 2003 and June 27, 2003, respectively. The exchange rates that we used to present indebtedness as of May 3, 2002, January 3, 2003 and July 4, 2003 in U.S. dollars are as follows:

	As of May 3, 2002	As of January 3, 2003	As of July 4, 2003
U.S. dollars per euro	.9173	1.0361	1.1430
U.S. dollars per Japanese yen	.0078	.0083	.0084

The exchange rates that we used to translate euros and Japanese yen to U.S. dollars were based on the mid-range rates quoted at 4 p.m. Eastern time by Reuters as published by The Wall Street Journal. On September 9, 2003, the mid-range rates were U.S. $1.1233 per euro and U.S. $0.0086 per Japanese yen.

MARKET AND INDUSTRY DATA

This prospectus includes market share and industry data that we obtained from internal company surveys, market research, consultant surveys, publicly available information and industry publications and surveys. We have not independently verified any of the data from third-party sources, and we have not determined the underlying economic assumptions relied upon in those sources. Similarly, internal company surveys and market research, which we believe to be reliable based upon management’s knowledge of the industry, have not been verified by any independent sources. Except where otherwise noted, references to North America include only the United States, Puerto Rico and Canada, and statements as to our position relative to our competitors, as to sales or as to other industry or market data are based on the most recent available data as reported by Kline & Company, Inc., an unaffiliated research consultant.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, contained in this prospectus constitute forward-looking statements. In some cases you can identify forward-looking statements by terms such as “may,” intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions intended to identify forward-looking statements.

Forward-looking statements are based on assumptions and estimates and are subject to risks and uncertainties. We have identified in this prospectus some of the factors that may cause actual results to differ materially from those expressed or assumed in any of our forward-looking statements. There may be other factors not so identified. Investors should not place undue reliance on our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, those described in “Risk Factors” and the following:

•	our ability to successfully complete the integration of the DiverseyLever business, including the achievement of cost and tax savings;

•	our ability to execute any of our business strategies;

•	changes in general economic and political conditions, interest rates and currency movements, including, in particular, exposure to foreign currency risks;

•	the vitality of the institutional and industrial cleaning and sanitation market, particularly those sectors adversely affected by the current economic downturn, and the printing and packaging, coatings and plastics markets;

•	restraint on pricing flexibility due to competitive conditions in the professional and polymer markets;

•	the loss or insolvency of a significant supplier or customer;

•	effectiveness in managing our manufacturing processes, including our inventory, fixed assets and system of internal control;

•	changes in energy costs, the costs of raw materials and other operating expenses;

•	our ability and the ability of our competitors to introduce new products and technical innovations;

•	the costs and effects of complying with laws and regulations relating to the environment and to the manufacture, storage, distribution and labeling of our products;

•	the occurrence of litigation or claims;

•	changes in tax, fiscal, governmental and other regulatory policies;

•	the effect of future acquisitions or divestitures or other corporate transactions;

•	adverse or unfavorable publicity regarding us or our services;

•	the loss of, or changes in, executive management or other key personnel;

•	natural and manmade disasters, including acts of terrorism, hostilities or war that impact our markets; and

•	conditions affecting the food and lodging industry, including health-related, political and weather conditions.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

In connection with the sale of the outstanding notes, Holdings entered into the exchange and registration rights agreement with the initial purchasers in which Holdings agreed to file and to use its reasonable best efforts to cause to become effective with the SEC a registration statement with respect to the exchange of the outstanding notes for exchange notes with terms identical in all material respects to the terms of the outstanding notes. See “Description of the Exchange Notes—Registration Rights; Special Interest.” A copy of the exchange and registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. We are making the exchange offer to satisfy Holdings’ contractual obligations under the exchange and registration rights agreement.

If you tender your outstanding notes in exchange for exchange notes, you will represent to us that:

•	any exchange notes you receive are being acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in a distribution, within the meaning of the Securities Act, of exchange notes;

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	you have full power and authority to tender, exchange, sell, assign and transfer the tendered outstanding notes;

•	we will acquire good, marketable and unencumbered title to the outstanding notes you tender, free and clear of all liens, restrictions, charges and encumbrances; and

•	the outstanding notes you tender for exchange are not subject to any adverse claims or proxies.

You also will warrant and agree that you will, upon request, execute and deliver any additional documents deemed by us or the exchange agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the outstanding notes you tender in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the Letter of Transmittal, to exchange $1,000 principal amount at maturity of exchange notes for each $1,000 principal amount at maturity of outstanding notes properly tendered prior to the expiration date and not withdrawn according to the procedures described below. Holders may tender their outstanding notes in whole or in part in integral multiples of $1,000 principal amount at maturity.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the exchange notes have been registered under the Securities Act and therefore will not be subject to some restrictions on transfer applicable to the outstanding notes; and

•	holders of the exchange notes will not be entitled to the rights of holders of the outstanding notes under the exchange and registration rights agreement.

The exchange notes evidence the same indebtedness as the outstanding notes, which they replace, and will be issued pursuant to, and entitled to the benefits of, the indenture.

The exchange offer is not conditioned upon any minimum principal amount at maturity of outstanding notes being tendered for exchange. We reserve the right in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding after the expiration date or, as set forth under the caption “—Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer. As of the date of this prospectus, $406,303,000 aggregate principal amount at maturity of outstanding notes is outstanding.

Holders of outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Outstanding notes which are not tendered in, or are tendered but not accepted in connection with, the exchange offer will remain outstanding. For a description of the consequences of not tendering outstanding notes for exchange, see “Risk Factors—Risks Relating to the Notes—You may have difficulty selling the outstanding notes that you do not exchange.”

If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, certificates for the unaccepted outstanding notes will be returned, without expense, to the tendering holder of those notes promptly after the expiration date. For a description of the consequences of an invalid tender, see “Risk Factors—Risks Relating to the Notes—Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your outstanding notes will continue to be subject to existing transfer restrictions, and you may not be able to sell your outstanding notes.”

Holders who tender outstanding notes in connection with the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer.

Our board of directors makes no recommendation to holders of outstanding notes as to whether to tender or refrain from tendering all or any portion of their outstanding notes in the exchange offer. In addition, no one has been authorized to make any similar recommendation. Holders of outstanding notes must make their own decision whether to tender in the exchange offer and, if so, the aggregate amount of outstanding notes to tender after reading this prospectus and the Letter of Transmittal and consulting with their advisers based on their financial position and requirements.

Expiration Date; Extensions; Amendments

The term “expiration date” means 5:00 p.m., New York City time, on                                 , 2003, unless we extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

We expressly reserve the right in our sole and absolute discretion, subject to applicable law, at any time and from time to time, to:

•	delay the acceptance of the outstanding notes for exchange;

•	terminate the exchange offer, whether or not any outstanding notes have been accepted for exchange, if we determine, in our sole and absolute discretion, that any of the events or conditions referred to under the caption “—Conditions to the Exchange Offer” has occurred or exists or has not been satisfied;

•	extend the expiration date of the exchange offer and retain all outstanding notes tendered in the exchange offer, subject, however, to the right of holders of outstanding notes to withdraw their tendered outstanding notes as described under the caption “—Withdrawal Rights”; or

•	waive any condition or otherwise amend the terms of the exchange offer in any respect.

If the exchange offer is amended in a manner that we determine to constitute a material change, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

Any delay in acceptance, termination, extension or amendment will be followed promptly by:

•	oral or written notice of the change to the exchange agent, with any oral notice to be promptly confirmed in writing; and

•	a public announcement of the change, which announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Without limiting the manner in which we may choose to make any public announcement, and subject to applicable laws, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to an appropriate news agency.

Acceptance for Exchange and Issuance of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, promptly after the expiration date we will exchange, and will issue to the exchange agent, exchange notes for outstanding notes validly tendered and not withdrawn as described under the caption “—Withdrawal Rights.”

In all cases, we will issue exchange notes in the exchange offer for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for the outstanding notes or a timely book-entry confirmation of a book-entry transfer of the outstanding notes into the exchange agent’s account at DTC;

•	the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees; and

•	any other documents required by the Letter of Transmittal.

Accordingly, the delivery of exchange notes might not be made to all tendering holders at the same time, and will depend upon when outstanding notes, book-entry confirmations with respect to outstanding notes and other required documents are received by the exchange agent.

Subject to the terms and conditions of the exchange offer, we will be deemed to have accepted for exchange, and thereby exchanged, outstanding notes validly tendered and not withdrawn as, if and when we give oral or written notice to the exchange agent of our acceptance of those outstanding notes for exchange in the exchange offer. Any oral notice will be promptly confirmed in writing. Our acceptance for exchange of outstanding notes tendered through any of the procedures described above will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer. The exchange agent will act as our agent for the purpose of receiving tenders of outstanding notes, Letters of Transmittal and related documents, and as agent for tendering holders for the purpose of receiving outstanding notes, Letters of Transmittal and related documents and transmitting exchange notes to holders who validly tendered outstanding notes. The exchange will be made promptly after the expiration date. If for any reason whatsoever the acceptance for exchange or the exchange of any outstanding notes tendered in the exchange offer is delayed, whether before or after our acceptance for exchange of outstanding notes, or we extend the exchange offer or are unable to accept for exchange or exchange outstanding notes tendered in the exchange offer, then, without prejudice to our rights described in this prospectus, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-1(c) under the Exchange Act, retain tendered outstanding notes and such outstanding notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under the caption “—Withdrawal Rights.”

Procedures for Tendering Outstanding Notes

When a holder of outstanding notes tenders, and we accept, notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions described in this prospectus and the Letter of Transmittal.

Valid Tender.    Except as set forth below, a holder of outstanding notes who wishes to tender notes for exchange must, on or prior to the expiration date:

•	transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by the Letter of Transmittal, to the exchange agent at the address set forth under the caption “—Exchange Agent”; or

•	if notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent’s message to the exchange agent at the address set forth under the caption “—Exchange Agent.”

In addition, either:

•	the exchange agent must receive the certificates for the outstanding notes and the Letter of Transmittal;

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the notes being tendered into the exchange agent’s account at DTC, along with the Letter of Transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC, to, and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment that the tendering holder has received and agrees to be bound by the Letter of Transmittal and that we may enforce the Letter of Transmittal against that holder. In this prospectus, the term “book-entry confirmation” means a timely confirmation of a book-entry transfer of outstanding notes into the exchange agent’s account at DTC.

If less than all of the outstanding notes are tendered, a tendering holder should fill in the amount of outstanding notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of outstanding notes delivered to an exchange agent will be deemed to have been tendered unless otherwise indicated.

If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and unless waived by us, evidence satisfactory to us, in our sole discretion, of the person’s authority to act must be submitted.

Any beneficial owner of outstanding notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact that entity promptly if the beneficial owner wishes to participate in the exchange offer.

The method of delivery of outstanding notes, the Letter of Transmittal and all other required documents is at the option and sole risk of the tendering holder, and delivery will be deemed made only when actually received by the exchange agent. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure timely delivery and should obtain proper insurance. No Letter of Transmittal or outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect these transactions for them.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Book-Entry Transfer.    The exchange agent will make a request to establish an account at DTC with respect to outstanding notes for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s book-entry transfer facility system may make a book-entry delivery of outstanding notes by causing DTC to transfer those outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfers. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce the Letter of Transmittal against that participant. Delivery of notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the Letter of Transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address set forth under the caption “—Exchange Agent”; or

•	comply with the guaranteed delivery procedures described below.

Delivery of documents to DTC does not constitute delivery to the exchange agent.

Signature Guarantees.    Tendering holders do not need to endorse their certificates for outstanding notes and signature guarantees on a Letter of Transmittal or a notice of withdrawal, as the case may be, are unnecessary unless:

•	a certificate for outstanding notes is registered in a name other than that of the person surrendering the certificate, or

•	a registered holder completes the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” in the Letter of Transmittal.

In either of these cases, the certificates for outstanding notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the Letter of Transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an “eligible guarantor institution,” including, as such terms are defined in that rule:

•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings association,

unless surrendered on behalf of such eligible institution. Please read carefully Instruction 1 in the Letter of Transmittal.

Guaranteed Delivery.    If a holder desires to tender outstanding notes in the exchange offer and the certificates for the outstanding notes are not immediately available or time will not permit all required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, the outstanding notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

•	the tenders are made by or through an eligible institution;

•	before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the Letter of Transmittal, stating the name and address of the holder of outstanding notes and the amount of outstanding notes tendered, stating that the tender is being made by the notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the eligible institution with the exchange agent. The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the exchange agent and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery; and

•	the certificates (or book-entry confirmation) representing all tendered outstanding notes, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Determination of Validity.    All questions as to the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered outstanding notes will be determined by us, in our sole discretion, and that determination will be final and binding on all parties. We reserve the absolute right, in our sole and absolute discretion, to reject any and all tenders that we determine are not in proper form or the acceptance for exchange of which may, in the view of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the exchange offer as set forth under the caption “—Conditions to the Exchange Offer” or any defect or irregularity in any tender of outstanding notes of any particular holder whether or not we waive similar defects or irregularities in the case of other holders.

Our interpretation of the terms and conditions of the exchange offer, including the Letter of Transmittal and its instructions, will be final and binding on all parties. No tender of outstanding notes will be deemed to have been validly made until all defects or irregularities with respect to such tender have been cured or waived. Neither we, any of our affiliates, the exchange agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Resales of Exchange Notes

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us, we believe that holders of outstanding notes, other than any holder that is:

•	a broker-dealer that acquired outstanding notes as a result of market-making activities or other trading activities or

•	a broker-dealer that acquired outstanding notes directly from us for resale under Rule 144A or another available exemption under the Securities Act,

who exchange their outstanding notes for exchange notes in the exchange offer may offer for resale, resell and otherwise transfer the exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the exchange notes are acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

•	the holders are not our “affiliates” within the meaning of Rule 405 under the Securities Act.

However, the staff of the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that it would make a similar determination with respect to the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

Withdrawal Rights

Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time before the expiration date.

In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission of the notice of withdrawal must be timely received by the exchange agent at its address set forth under the caption “—Exchange Agent” before the expiration date. Any notice of withdrawal must specify the name of the person who tendered the outstanding notes to be withdrawn, the principal amount of outstanding notes to be withdrawn and, if certificates for the outstanding notes have been tendered, the name of the registered holder of the outstanding notes as set forth on the outstanding notes, if different from that of the person who tendered the outstanding notes.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, the notice of withdrawal must specify the serial numbers on the particular certificates for the outstanding notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of outstanding notes tendered for the account of an eligible institution.

If outstanding notes have been tendered by the procedures for book-entry transfer set forth under the caption “—Procedures for Tendering Outstanding Notes,” the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of outstanding notes and must otherwise comply with the procedures of DTC. Withdrawals of tenders of outstanding notes may not be rescinded. Outstanding notes properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time before the expiration date by following any of the procedures described above under the caption “—Procedures for Tendering Outstanding Notes.”

All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us, in our sole discretion, which determination will be final and binding on all parties. Neither we, any of our affiliates, the exchange agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any notification. Any outstanding notes which have been tendered but which are withdrawn will be returned to the holder of those notes promptly after withdrawal.

Interest on the Exchange Notes

Interest on the outstanding notes and the exchange notes will accrete at a rate of 10.67% per annum, compounded semiannually on May 15 and November 15 of each year to, but not including, May 15, 2007. After May 15, 2007, cash interest on the exchange notes will accrue at a rate of 10.67% and, subject to specified limitations, will be payable semiannually in arrears on May 15 and November 15 of each year, commencing on November 15, 2007, until maturity. See “Description of the Exchange Notes—Limitations on Payment of Cash Interest.”

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any outstanding notes for any exchange notes and will not be required to issue exchange notes in exchange for any outstanding notes and, as described below, may, at any time and from time to time, terminate or amend the exchange offer, whether or not any outstanding notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists or has not been satisfied before the expiration date:

•	there occurs a change in the current interpretation by the staff of the SEC which permits the exchange notes issued in exchange for outstanding notes in the exchange offer to be offered for resale, resold and otherwise transferred by their holders, other than broker-dealers that acquired outstanding notes as a result of market-making or other trading activities or broker-dealers that acquired outstanding notes directly from us for resale under Rule 144A or another available exemption under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of the holders’ business, the holders have no arrangement or understanding with any person to participate in the distribution of the exchange notes and the holders are not our “affiliates” within the meaning of Rule 405 under the Securities Act;

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	any law, statute, rule or regulation has been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	a stop order has been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings have been initiated or, to our knowledge, threatened for that purpose;

•	any governmental approval has not been obtained, which approval we, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated hereby; or

•	any change, or any development involving a prospective change, in our business or financial affairs has occurred which, in our sole judgment, might materially impair our ability to proceed with the exchange offer.

If we determine in our sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied at any time prior to the expiration date, we may, subject to applicable law, terminate the exchange offer, whether or not any outstanding notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If a waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose the waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act. We currently expect that each of the conditions will be satisfied and that no waiver of any condition will be necessary.

Exchange Agent

We have appointed BNY Midwest Trust Company as the exchange agent for the exchange offer for the notes. All executed Letters of Transmittal should be directed to the exchange agent at the address listed below. Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of

Transmittal and requests or Notices of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

By Registered Mail, Hand Delivery or Overnight Courier:

The Bank of New York

Corporate Trust Department

Reorganization Unit

101 Barclay Street, 7 East

New York, New York 10286

Attention: Diane Amoroso

By Facsimile:

212-298-1915

Confirm by Telephone:

212-815-3738

Any Letter of Transmittal sent by facsimile must be promptly followed by delivery of the original Letter of Transmittal to the above address. Delivery of the Letter of Transmittal to an address other than one listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery of the Letter of Transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. Additional solicitation may be made personally or by telephone or other means by our officers, directors or employees.

We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We have agreed to pay the exchange agent’s reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of outstanding notes, and in handling or tendering for their customers.

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the tender, except that if exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the amount of any such transfer tax, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of a transfer tax or exemption therefrom is not submitted with the Letter of Transmittal, the amount of the transfer tax will be billed directly to the tendering holder.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer. We issued the outstanding notes to Unilever to fund a portion of the acquisition of the DiverseyLever business. See “Summary—Acquisition of the DiverseyLever Business.”

CAPITALIZATION

The following table shows as of July 4, 2003 our debt and capitalization. You should read the following table in conjunction with the information in this prospectus under the captions “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and with the unaudited historical condensed consolidated financial statements of JohnsonDiversey Holdings, Inc. as of July 4, 2003 and for the six months ended June 28, 2002 and July 4, 2003, and related notes, included elsewhere in this prospectus. See “Index to Financial Statements.”

As of July 4, 2003
(dollars in thousands)
Debt:
JDI credit facilities:
Revolving credit facilities(1)	$105,208
Term loan facilities	833,930
Foreign lines of credit	38,721
JDI senior subordinated notes	557,175

Total debt of JDI(2)	1,535,034

The notes(3)	231,999

Total debt of Holdings	231,999

Total debt	1,767,033

Class B common stock subject to put and call options—$0.01 par value; 3,000 shares authorized; 1,960 shares issued and outstanding(4)	400,000

Stockholders’ equity:
Class A common stock—$0.01 par value; 7,000 shares authorized; 3,560 shares issued and outstanding	—
Notes receivable from officers(5)	(3,138)
Capital in excess of par value	132,690
Retained earnings	85,948
Accumulated other comprehensive income	61,160

Total stockholders’ equity	276,660

Total capitalization	$2,443,693

(1)	As of July 4, 2003, there was $201 million of undrawn commitments under these revolving credit facilities.
(2)	Does not include debt of about $40 million outstanding under JDI’s accounts receivable securitization facility. JDI and various of its subsidiaries fund a portion of their short-term liquidity needs through the securitization of some of their trade accounts receivable. See “Description of Other Indebtedness—Accounts Receivable Securitization.”
(3)	The notes were originally recorded at a fair market value of about $202 million as of May 3, 2002 in accordance with generally accepted accounting principles. The fair market value was lower than the initial issue amount of about $241 million. The discount to issue amount is being amortized over the life of the notes. The accreted value of the notes as of July 4, 2003 was about $272 million.
(4)	Our class B common stock, which is beneficially owned by Unilever, is subject to put and call options under a stockholders’ agreement among Holdings, Unilever and Commercial Markets Holdco, and is not characterized as stockholders’ equity under generally accepted accounting principles. See note 23 to Holdings’ audited financial statements for the year ended January 3, 2003 and “Certain Relationships and Related Party Transactions—Relationships with Unilever—Stockholders’ Agreement—Put and Call Options.”
(5)	Represents loans made to officers in connection with their purchases of shares of class C common stock of Commercial Markets Holdco. See “Certain Relationships and Related Party Transactions—Transactions with Management.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF JOHNSONDIVERSEY HOLDINGS, INC.

We prepared the following unaudited pro forma condensed combined statement of income of JohnsonDiversey Holdings, Inc. by applying pro forma adjustments to our audited historical consolidated financial statements for the year ended January 3, 2003. These adjustments give effect to the acquisition of the DiverseyLever business and the initial issuance of the notes by Holdings to Unilever, the issuance of the JDI senior subordinated notes and the initial borrowings under the JDI credit facilities, all of which occurred on May 3, 2002, as if they had occurred on December 29, 2001, the beginning of our fiscal year ended January 3, 2003. JDI issued the JDI senior subordinated notes and entered into the JDI credit facilities, along with various of JDI’s subsidiaries and Holdings as guarantors, to pay the cash portion of the purchase price for the DiverseyLever business. The purchase price for the DiverseyLever business is subject to certain post-closing adjustments. Some of these post-closing adjustments have been finalized. See “Certain Relationships and Related Party Transactions—Relationships with Unilever—Acquisition Agreement—Post-Closing Adjustments to Consideration.”

The following unaudited pro forma condensed combined statement of income is for informational purposes only. The pro forma condensed combined statement of income is not necessarily indicative of what our results of operations would have been if the transactions described above had actually occurred at the beginning of our fiscal year ended January 3, 2003 and is not necessarily indicative of our future results of operations.

You should read the following unaudited pro forma condensed combined statement of income in conjunction with the information included in this prospectus under the captions “Summary—Summary Unaudited Pro Forma and Historical Condensed Financial Data of JohnsonDiversey Holdings, Inc.,” “Capitalization,” “Selected Consolidated Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and with the audited historical consolidated financial statements of JohnsonDiversey Holdings, Inc. for the year ended January 3, 2003, and related notes, the unaudited historical condensed consolidated financial statements of JohnsonDiversey Holdings, Inc. as of July 4, 2003 and for the six months ended June 28, 2002 and July 4, 2003, and related notes, and the special-purpose combined accounts of the DiverseyLever group, and related notes, each included elsewhere in this prospectus. See “Index to Financial Statements.”

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended

January 3, 2003

	JohnsonDiversey Holdings Historical(a)	DiverseyLever Group Historical(b)	Unilever Consumer Brands Business(b)	Combined	Acquisition and Financing Adjustments		Pro Forma
	(dollars in thousands)
Net sales:
Net product and service sales(c)	$2,142,109	$531,400	$(73,600)	$2,599,909	$—		$2,599,909
Sales agency fee income	54,286	—	—	54,286	4,700	(d)	58,986

	2,196,395	531,400	(73,600)	2,654,195	4,700		2,658,895
Cost of sales	1,209,678	235,300	(38,400)	1,406,578	—		1,406,578

Gross profit(e)	986,717	296,100	(35,200)	1,247,617	4,700		1,252,317
Marketing, administrative and general expenses	801,308	265,600	(23,600)	1,043,308	9,445	(f)	1,052,753
Restructuring expenses	19,646	—	—	19,646	—		19,646
Research and development expenses	64,363	12,400	(1,200)	75,563	—		75,563

Operating profit	101,400	18,100	(10,400)	109,100	(4,745)		104,355
Other expense (income):
Interest expense	109,336	3,300	(500)	112,136	42,943	(g)	155,079
Interest income	(5,940)	(250)	—	(6,190)	—		(6,190)
Other expense (income), net	(29,011)	—	—	(29,011)	—		(29,011)

Income before taxes	27,015	15,050	(9,900)	32,165	(47,688)		(15,523)
Provision for (benefit of) income taxes	9,985	2,000	(700)	11,285	(17,645	)(h)	(6,360)

Net income (loss) before minority interests	17,030	13,050	(9,200)	20,880	(30,043)		(9,163)
Minority interests	315	(400)	—	(85)	—		(85)

Net income (loss)	$17,345	$12,650	$(9,200)	$20,795	$(30,043)		$(9,248)

Other Financial Data:
Gross profit margin(e)	44.9%	55.7%	47.8%	47.0%	N/A		47.1%
Depreciation and amortization	$109,348	$22,500	$(900)	$130,948	$9,445		$140,393

(a)	JohnsonDiversey Holdings’ historical results reflect DiverseyLever operations from May 3, 2002, the date of acquisition.
(b)	DiverseyLever group and Unilever consumer brands business historical results reflect the results of the businesses from January 1, 2002 through May 3, 2002, the date of the acquisition. For purposes of pro forma translation of income statement items of the DiverseyLever group and the Unilever consumer brands business from euros to dollars, an exchange rate of .8756 euros, representing the monthly weighted average exchange rate for the four months ended May 3, 2002, was used. The exchange rates used to compute the weighted monthly average rate were based on the mid-range rates quoted at 4 p.m. Eastern time by Reuters as published by The Wall Street Journal.
(c)	Revenue is recognized as risk of loss and title to the product transfer to the customer, which occur at the time shipment is made. Revenue is recorded net of estimated allowances for returns and discounts.
(d)	To record income attributable to the sales agency agreement relating to Unilever’s consumer brand cleaning products. See “Certain Relationships and Related Party Transactions—Relationships with Unilever—Sales Agency Agreement” for a further discussion of the Unilever consumer brands business and sales agency relationship. Under the sales agency agreement, Unilever must pay us an agency fee, determined separately by territory, and expressed as a percentage of the net proceeds of sales made. Based on sales of Unilever consumer brand cleaning products for the relevant periods, and taking into account the relevant provisions of the sales agency agreement, an adjustment has been recorded to reflect operating profit attributable to the sales agency agreement.
(e)

Gross profit equals net sales less cost of sales. Gross profit margin is gross profit as a percentage of net sales. Costs relating to JohnsonDiversey Holdings’ distribution network for its fiscal year ended January 3,

2003 are included in costs of sales. Costs relating to DiverseyLever’s distribution network for the four months ended May 3, 2002, however, are included in marketing, administrative and general expenses, and, therefore, excluded from costs of sales. As a result, costs related to DiverseyLever’s distribution network are not included in our calculations of DiverseyLever’s gross profit and gross profit margin for the four months ended May 3, 2002 and our calculation of pro forma gross profit and pro forma gross profit margin for the fiscal year ended January 3, 2003. Because some other companies include costs related to their distribution network in cost of sales and, accordingly, in their calculations of gross profit and gross profit margin, our presentation of DiverseyLever gross profit and gross profit margin and pro forma gross profit and pro forma gross profit margin may not be comparable to similarly titled measures of other companies.

(f)	To reflect depreciation on fixed asset step-up and amortization of intangible assets.

Asset	Step-up	Useful life	Year Ended January 3, 2003
		(dollars in thousands)
Customer lists/distribution network	$222,000	3-37	$5,692
Consumer shared brands agreement	13,000	5	867
Patents	26,000	10	867
Licenses	6,400	1 and 10 years	919
Fixed asset step-up	33,000	2.8 to 21.5 years	1,100

			$9,445

(g)	To reflect interest expense on the borrowings under the notes, the JDI senior subordinated notes and the JDI credit facilities, along with amortization of deferred financing costs.

Year Ended January 3, 2003
(dollars in thousands)
Interest on borrowings(1)	$144,079
Amortization of deferred financing costs(2)	11,000
Interest on previously outstanding borrowings(3)	(112,136)

Total	$42,943

(1)	Assumes weighted average interest rate of 8.23% per annum. To calculate the weighted average interest rate, we applied (a) the fixed rate of the notes (10.67% per annum) to the accreted value of the notes, (b) the fixed rate of the JDI senior subordinated notes (9.625% per annum) to the principal amount of the JDI senior subordinated notes, (c) the applicable variable rates that were in effect under the terms of the JDI credit facilities as of January 3, 2003 to the borrowings under the JDI credit facilities, and (d) the impact of interest rate swaps that fix the interest rate on a portion of indebtedness outstanding under the JDI credit facilities.
(2)	Includes the periodic expense attributable to the amortization of (a) the original issue discount on the notes over the stated term thereof and (b) deferred financing costs incurred in connection with the issuance of the JDI credit facilities and the JDI senior subordinated notes over a ten-year period.
(3)	Assumes previously outstanding borrowings were repaid at the beginning of the period.

As of January 3, 2003, JDI had $905.8 million of debt outstanding under the JDI credit facilities, of which $483.3 million remained subject to variable rates. In addition, as of January 3, 2003, JDI had $35.4 million of debt outstanding under foreign lines of credit, all of which remained subject to variable rates. Assuming the above level of borrowings at variable rates and assuming a 1/8% per annum increase or decrease in the weighted average interest rate under these borrowings, we estimate that our pro forma interest expense for the fiscal year ended January 3, 2003 would have changed by about $648,000.

At no time during the period for which we have presented unaudited pro forma condensed combined statements of income were our historical debt balances higher than the pro forma debt amount.

(h)	Represents the income tax effect of the above adjustments at an assumed tax rate of 37.0%.

SELECTED CONSOLIDATED FINANCIAL DATA

Holdings and JDI

Holdings was incorporated on November 8¸ 2001 in anticipation of the acquisition of the DiverseyLever business. Holdings owns all of the outstanding common stock of JDI, except for one share. Prior to fiscal year 2002, Holdings’ only activity was to enter into the acquisition agreement with respect to the DiverseyLever business. Accordingly, consolidated financial statements of Holdings and its subsidiaries are included in this prospectus only for fiscal year 2002 and subsequent periods. For periods prior to fiscal year 2002, we have included in the following table selected consolidated financial data of JDI and its subsidiaries.

We derived the following selected historical consolidated financial data (1) from the audited consolidated financial statements of JDI as of June 30, 2000, June 29, 2001 and December 28, 2001 and for the fiscal years ended June 30, 2000 and June 29, 2001 and the six months ended December 29, 2000 (unaudited) and December 28, 2001, (2) from the audited consolidated financial statements of Holdings as of and for the fiscal year ended January 3, 2003 and (3) from the unaudited condensed consolidated financial statements of Holdings as of June 28, 2002 and July 4, 2003 and for the six months ended June 28, 2002 and July 4, 2003. Those audited and unaudited consolidated financial statements have been prepared under US GAAP and are included elsewhere in this prospectus. See “Index to Financial Statements.” You should read the following selected historical consolidated financial data in conjunction with those financial statements and the related notes, and with the information included in this prospectus under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	JDI										Holdings
	Fiscal Year Ended				Six Months Ended				Twelve Months Ended December 28, 2001		Fiscal Year Ended January 3, 2003(2)		Six Months Ended
	June 30, 2000		June 29, 2001		December 29, 2000(1)		December 28, 2001(1)						June 28, 2002		July 4, 2003
	(dollars in thousands)
Selected Income Statement Data:
Net sales:
Net product and service sales	$1,028,199		$1,132,833		$547,036		$548,979		$1,134,776		$2,142,109		$821,028		$1,415,294
Sales agency fee income	—		—		—		—		—		54,286		12,352		44,161
Cost of sales(3)	490,382		557,434		271,977		276,782		562,239		1,209,678		459,365		795,701
Gross profit(4)	537,817		575,399		275,059		272,197		572,537		986,717		374,015		663,754
Marketing, administrative and general expense(3)	427,757		471,788		232,462		228,445		467,771		801,308		277,375		535,145
Research and development expenses	37,230		38,642		19,432		18,586		37,796		64,363		27,978		35,458
Restructuring expense	—		—		—		—		—		19,646		—		13,301
Operating profit	72,830		64,969		23,165		25,166		66,970		101,400		68,662		79,850
Interest expense, net	11,294		18,258		8,381		6,945		16,822		103,396		27,657		77,868
Other (income) expense, net	(17,195)		(2,645)		(3,403)		2,141		2,899		(29,011)		(13,353)		(3,047)
Provision for income taxes	28,868		16,512		6,486		4,908		14,934		9,985		19,913		2,181
Net income	49,658		32,607		11,560		11,147		32,194		17,345		34,606		2,797
Other Financial Data:
EBITDA(5)	$123,941		$117,363		$49,300		$41,184		$109,267		$239,759		$114,829		$159,872
Depreciation and amortization	33,916		49,749		22,732		18,159		45,176		109,348		32,814		76,975
Capital expenditures(6)	32,934		61,791		40,371		32,929		54,349		111,886		37,561		61,527
Net cash provided by operating activities	72,385		141,588		25,823		10,373		126,138		231,021		95,029		27,578
Net cash used in investing activities	(118,459)		(194,178)		(171,250)		(31,063)		(53,991)		(1,468,514)		(1,440,405)		(62,230)
Net cash provided by (used in) financing activities	43,223		39,404		131,091		17,303		(74,384)		1,360,875		1,459,281		2,992
Gross profit margin(4)	44.7%		43.0%		42.4%		41.4%		42.5%		44.9%		44.9%		45.5%
Operating margin(7)	7.1%		5.7%		4.2%		4.6%		5.9%		4.6%		8.2%		5.5%
Ratio of earnings to fixed charges(8)	5.0	x	2.7	x	2.3	x	2.4	x	2.8	x	1.2	x	2.6	x	1.1	x

	JDI			Holdings
	As of
	June 30, 2000	June 29, 2001	December 28, 2001(1)	January 3, 2003	July 4, 2003
	(dollars in thousands)
Selected Balance Sheet Data:
Cash and cash equivalents	$23,607	$11,801	$8,093	$59,273	$48,497
Accounts receivable, net	219,714	183,308	161,619	544,665	597,770
Inventories	85,055	89,473	99,082	260,983	288,852
Accounts payable	115,479	151,568	139,623	328,561	339,762
Working capital(9)	189,290	121,213	121,078	477,087	546,860
Property, plant and equipment, net	204,465	208,288	207,060	561,835	576,639
Total assets	863,493	913,548	926,284	3,388,752	3,605,803
Total debt(10)	298,463	342,642	361,783	1,691,481	1,767,033
Class B common stock(11)	—	—	—	400,000	400,000
Stockholders’ equity	214,603	226,537	209,660	218,911	276,660

(1)	In June 2002, JDI changed its fiscal year to the Friday closest to December 31. Prior to that, JDI’s fiscal year ended on the Friday closest to June 30. We have included selected historical financial data for the six-month transition period ended December 28, 2001 and, for comparative purposes, we have included selected historical financial data for the six months ended December 29, 2000.
(2)	On May 3, 2002, Holdings, JDI and various of JDI’s subsidiaries acquired the DiverseyLever business from Unilever. As a result of the acquisition, our results for the fiscal year ended January 3, 2003 include eight months of DiverseyLever results, and historical comparisons are of limited relevance. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
(3)	Holdings includes distribution costs in its cost of sales. Accordingly, in the above selected consolidated financial data of Holdings for the fiscal year ended January 3, 2003 and the six months ended June 28, 2002 and July 4, 2003, distribution costs are included in costs of sales. For periods prior to fiscal year 2002, JDI included its distribution costs in marketing, administrative and general expenses. In the above selected consolidated financial data of JDI, distribution costs of $77.9 million for the fiscal year ended June 30, 2000, $88.8 million for the fiscal year ended June 29, 2001, $43.3 million for the six months ended December 29, 2000, $45.0 million for the six months ended December 28, 2001 and $90.5 million for the twelve months ended December 28, 2001, are included in marketing, administrative and general expenses.
(4)	Gross profit equals net sales less cost of sales. Gross profit margin is gross profit as a percentage of net sales. As stated in footnote 3 above, in the above table, distribution costs are included in marketing, administrative and general expenses for the fiscal years ended June 30, 2000 and June 29, 2001, the six months ended December 29, 2000 and December 28, 2001, and the twelve months ended December 28, 2001, and, therefore, excluded from cost of sales and the calculations of gross profit and gross profit margin for those periods. Conversely, distribution costs are included in cost of sales and, therefore, our calculations of gross profit and gross profit margin for the fiscal year ended January 3, 2003 and the six months ended June 28, 2002 and July 4, 2003. Gross profit and gross profit margin for those periods in which distribution costs were excluded from cost of sales is not comparable to gross profit and gross profit margin for those periods in which distribution costs were included in cost of sales. In addition, because some other companies include costs related to their distribution network in cost of sales and, accordingly, in their calculations of gross profit and gross profit margin, JDI’s gross profit and gross profit margin for the fiscal years ended June 30, 2000 and June 29, 2001, the six months ended December 29, 2000 and December 28, 2001, and the twelve months ended December 28, 2001 may not be comparable to similarly titled measures of other companies.
(5)	We define EBITDA as net income, plus minority interests, the provision for income taxes, net interest expense and depreciation and amortization expense.

EBITDA is a non-GAAP financial measure, and you should not consider EBITDA as an alternative to (a) operating profit or net income as a measure of our operating performance or (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of our ability to meet cash needs.

Our management considers EBITDA to be a useful tool for managing the operations of our business. In addition, various financial covenants contained in the JDI credit facilities are based on EBITDA, as adjusted pursuant to the provisions of the facilities, and various financial covenants contained in the indentures for the notes and the JDI senior subordinated notes are based on consolidated cash flows, which is a non-GAAP financial measure calculated similarly to EBITDA. Our management also considers EBITDA to be useful in assessing our debt servicing ability.

We also believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods or non-operating factors (such as historical cost). Accordingly, we believe that the inclusion of EBITDA in this prospectus permits a more comprehensive analysis of our operating performance relative to other companies and of our debt servicing ability. Because all companies do not calculate EBITDA identically, the presentation of EBITDA in this prospectus may not be comparable to similarly titled measures of other companies.

We believe that net income is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA. The following table reconciles EBITDA to net income for each of the periods for which EBITDA is presented.

	JDI					Holdings
	Fiscal Year Ended		Six Months Ended		Twelve Months Ended December 28, 2001	Fiscal Year Ended January 3, 2003	Six Months Ended
	June 30, 2000	June 29, 2001	December 29, 2000	December 28, 2001			June 28, 2002	July 4, 2003
	(dollars in thousands)
Net income	$49,658	$32,607	$11,560	$11,147	$32,194	$17,345	$34,606	$2,797
Minority interests	205	237	141	25	121	(315)	(161)	51
Provision for income taxes	28,868	16,512	6,486	4,908	14,934	9,985	19,913	2,181
Interest expense, net	11,294	18,258	8,381	6,945	16,822	103,396	27,657	77,868
Depreciation and amortization expense	33,916	49,749	22,732	18,159	45,176	109,348	32,814	76,975

EBITDA	$123,941	$117,363	$49,300	$41,184	$109,247	$239,759	$114,829	$159,872

(6)	Capital expenditures include expenditures for capitalized computer software.
(7)	Operating margin is operating profit as a percentage of net sales.
(8)	Earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest expense and the portion of rent expense that is representative of interest expense.
(9)	Working capital is defined as net accounts receivable, plus inventories less accounts payable.
(10)	Total debt represents short-term and long-term debt. Total debt includes the notes, at book value, in the amount of $217.2 million as of January 3, 2003 and $232.0 million as of July 4, 2003. The accreted value of the notes was $258.1 million as of January 3, 2003 and $271.9 million as of July 4, 2003.
(11)	Our class B common stock, which is beneficially owned by Unilever, is subject to put and call options under a stockholders’ agreement among Holdings, Unilever and Commercial Markets Holdco, and is not characterized as stockholders’ equity under generally accepted accounting principles. See note 23 to Holdings’ audited financial statements for the year ended January 3, 2003 and “Certain Relationships and Related Party Transactions—Relationships with Unilever—Stockholders’ Agreement—Put and Call Options.”

DiverseyLever Business

We derived the following selected historical financial data from the audited special-purpose combined accounts of the DiverseyLever group as of December 31, 2000 and 2001, and for each of the fiscal years then ended, and from the unaudited special-purpose combined accounts of the DiverseyLever group as of March 31, 2002 and for the three months ended March 31, 2001 and March 31, 2002. Those audited and unaudited special- purpose combined accounts have been prepared under accounting principles generally accepted in the United

Kingdom, or UK GAAP, and are included elsewhere in this prospectus. You should read the following selected historical combined financial data in conjunction with those accounts and the related notes, and the information in this prospectus described under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The following selected historical financial data combine the results of the DiverseyLever business and the Unilever consumer brands business. The results of the Unilever consumer brands business have been included in the historical accounts as the consumer brands business was an integrated component of the DiverseyLever historical business. We acquired the DiverseyLever business on May 3, 2002, but we did not acquire the Unilever consumer brands business, which consists of developing, manufacturing, marketing, distributing and selling products, such as Persil fabric detergent, Comfort fabric softener and Surf fabric detergent, that are branded with specified Unilever consumer brands, but which are sold directly or indirectly to institutional and industrial end-users. In connection with the acquisition, JDI entered into a sales agency agreement with Unilever under which JDI acts as Unilever’s exclusive sales agent in the sale of certain of its consumer brand cleaning products to institutional and industrial end-users in most countries where DiverseyLever conducted its business prior to the acquisition. See “Certain Relationships and Related Party Transactions—Relationships with Unilever—Sales Agency Agreement.” For the twelve months ended December 28, 2001, net sales of Unilever’s consumer brand cleaning products in the institutional and industrial markets were about $215 million.

	Fiscal Year Ended December 31,		Three Months Ended March 31,
	2000	2001	2001	2002
			Restated(1)
	(euros in thousands)
Selected Profit and Loss Data:
Sales	€1,834,700	€1,838,300	€445,600	€431,600
Gross profit(2)	1,028,600	1,047,200	254,800	244,600
Distribution, selling costs and administrative expenses	984,300	926,400	219,800	230,000
Exceptional items charge/(income)(3)	102,800	33,700	(1,900)	10,400
Operating profit	44,300	121,400	35,000	14,500
Net interest expense	25,300	22,000	6,600	2,800
Net profit	6,300	52,600	17,500	10,900
Other Financial Data:
EBITDA(4)	€115,300	€193,700	€53,500	€32,700
Cash flow from operating activities	163,400	112,400	22,600	3,900
Depreciation and amortization(5)	71,000	72,300	18,500	18,200
Capital expenditure and financial investment	77,400	63,300	16,700	13,400
Turnover growth	8.0%	0.2%	—	(3.1%)
Gross profit margin	56.1%	57.0%	57.2%	56.7%
Operating profit margin	2.4%	6.6%	7.9%	3.4%

	As of December 31,		As of March 31,
	2000	2001	2002
	(euros in thousands)
Selected Balance Sheet Data:
Accounts receivable, net	€343,100	€346,900	€344,100
Inventories	174,200	172,900	181,100
Accounts payable	146,600	121,200	128,000
Working capital(6)	370,700	398,600	397,200
Tangible fixed assets	355,000	338,900	336,200
Total debt(7)	40,700	40,200	42,400
Net investment	558,000	564,900	560,900

(1)	Restated for UK Financial Reporting Standard 19 “Deferred Taxation.” See note 3 to the unaudited special-purpose interim condensed combined accounts for the three months ended March 31, 2002 for further information.
(2)	Gross profit equals net sales less cost of sales. DiverseyLever does not include distribution, selling costs and administrative expenses in its cost of sales. As a result, costs related to DiverseyLever’s distribution network are not included in its calculation of gross profit and gross profit margin. Because some other companies include costs related to their distribution network in cost of sales and, accordingly, in their calculations of gross profit and gross profit margin, DiverseyLever’s presentation of gross profit and gross profit margin may not be comparable to similarly titled measures of other companies.
(3)	Under UK GAAP, exceptional items are items which derive from events or transactions that fall within the ordinary activities of the reporting entity which individually, or if of a similar type, in aggregate, need to be disclosed by virtue of their size or incidence, and are included in operating profit. These amounts do not represent extraordinary items under US GAAP. Their effect would be included in operating profit under US GAAP.
(4)	EBITDA represents earnings before net interest expense, taxes, depreciation (excluding exceptional depreciation arising from impairment) and amortization. The following table provides a reconciliation of net profit to EBITDA for each of the periods for which selected historical financial data of the DiverseyLever group is presented.

	Fiscal Year Ended December 31,		Three Months Ended March 31,
	2000	2001	2001	2002
			Restated(1)
	(euros in thousands)
Net profit	€6,300	€52,600	€17,500	€10,900
Minority interests	400	1,400	200	300
Taxation	12,300	45,400	10,700	500
Net interest expense	25,300	22,000	6,600	2,800
Depreciation and amortization expense	71,000	72,300	18,500	18,200

EBITDA	€115,300	€193,700	€53,500	€32,700

EBITDA is a non-GAAP financial measure. You should not consider EBITDA as an alternative to (a) operating profit (loss) or net profit (loss) as a measure of our operating performance or (b) cash flow provided by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods (particularly when acquisitions are involved) or non-operating factors (such as historical cost). Accordingly, this information has been disclosed in this prospectus to permit a more complete comprehensive analysis of our operating performance relative to other companies and of our debt servicing ability. Because all companies do not calculate EBITDA identically, the presentation of EBITDA may not be comparable to similarly titled measures of other companies.

(5)	Depreciation and amortization does not include the exceptional depreciation charge in respect of tangible fixed assets written down in respect of restructuring projects but includes amortization of fixed asset investments.
(6)	Working capital is defined as accounts receivable, net (trade debtors) plus inventories (stocks), less accounts payable (trade creditors).
(7)	Total debt includes obligations under finance leases.

The audited special-purpose combined accounts of the DiverseyLever group as of December 31, 2000 and 2001, and for each of the fiscal years then ended, and the unaudited special-purpose combined accounts of the

DiverseyLever group as of March 31, 2002 and for the three months ended March 31, 2001 and March 31, 2002 have been prepared and presented in accordance with UK GAAP, which differs in certain significant respects from US GAAP. The following table provides a reconciliation of net income from UK GAAP to US GAAP for the fiscal years ended December 31, 2000 and 2001 and for the three months ended March 31, 2001 and 2002 and a reconciliation of stockholders’ equity from UK GAAP to US GAAP as of December 31, 2000 and 2001 and as of March 31, 2002.

	Fiscal Year ended December 31,		Three Months ended March 31,
	2000	2001	2001	2002
			Restated
	(euros in millions)
Effect on net income of differences between UK GAAP and US GAAP:
Net profit as reported in the profit and loss accounts	€6.3	€52.6	€17.5	€10.9
US GAAP adjustments:
Goodwill amortisation	(20.4)	(20.5)	(5.0)	0.6
Identifiable intangibles amortisation	(6.4)	(6.3)	(1.6)	0.1
Restructuring costs	3.9	(3.9)	(2.7)	—
Interest capitalisation	0.7	0.8	0.2	0.2
Retirement benefits	6.9	5.5	1.7	3.4
Software capitalisation	8.9	13.6	3.3	2.5
Software amortisation	(3.7)	(6.6)	(1.4)	(2.2)
Deferred taxation	4.6	10.8	—	—
Taxation effect of above adjustments	(6.0)	(2.8)	(0.2)	(1.3)

Net increase (decrease)	(11.5)	(9.4)	(5.7)	3.3

Net income/(loss) under US GAAP	€(5.2)	€43.2	€11.8	€14.2

	As of December 31,		As of March 31, 2002
	2000	2001
	(euros in millions)
Effect on stockholders’ equity of differences between UK GAAP and US GAAP:
Net investment of Unilever as reported in the balance sheets	€155.0	€153.9	€156.9
US GAAP adjustments:
Goodwill capitalisation	301.9	294.0	289.3
Identifiable intangibles capitalisation	98.6	94.2	94.1
Restructuring costs	3.9	—	—
Interest capitalisation	4.3	5.1	5.3
Retirement benefits	25.2	29.3	32.7
Software capitalisation	14.6	25.3	27.9
Software amortisation	(5.2)	(8.8)	(11.1)
Deferred taxation	15.7	29.5	—
Taxation effect of above adjustments	(17.5)	(18.1)	(19.3)

Net increase	441.5	450.5	418.9

Stockholders’ equity under US GAAP	€596.5	€604.4	€575.8

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Overview

We are a leading global marketer and manufacturer of cleaning, hygiene and appearance products and related services for the institutional and industrial cleaning and sanitation market. We also are a leading global supplier of environmentally compliant, water-based acrylic polymer resins for the industrial printing and packaging, coatings and plastics markets. We operate our business through Holdings’ sole subsidiary, JDI, and JDI’s subsidiaries.

On May 3, 2002, Holdings, JDI and various of JDI’s subsidiaries acquired DiverseyLever, the institutional and industrial cleaning and sanitation business of Unilever. As a result of the acquisition, the size and scope of our operations have increased significantly. As of December 28, 2001, JDI’s total assets were $926.3 million. As of July 4, 2003, our total assets had more than tripled to $3,605.8 million. JDI’s net sales for the twelve months ended December 28, 2001 were $1,134.8 million. By contrast, our net sales for the twelve months ended July 4, 2003 were more than double that amount, or $2,822.5 million.

For historical financial periods prior to the acquisition, we discuss separately below the results of operations and financials condition of JDI and the DiverseyLever business. In light of that acquisition, these separate historical discussions are of somewhat limited relevance to our historical results for fiscal periods subsequent to the acquisition or to our future results. In particular, the discussions do not take into account our increased size and scope of operations, our restructuring and other initiatives implemented since the acquisition or our plans for future operations.

The following discussion and analysis includes a review of our results for the fiscal year ended January 3, 2003. As a result of the acquisition of the DiverseyLever business on May 3, 2002, our results for fiscal year 2002 include eight months of DiverseyLever results. Due to the timing of the acquisition, the transition of the institutional and industrial Unilever consumer brands business to a sales agency relationship with JDI and various of its subsidiaries after closing, and the manner in which the historical DiverseyLever business was operated as a division of Unilever and not as a stand-alone business, comparative information for the acquired DiverseyLever business does not exist. Because of these factors, and the extent to which integration of the businesses has already occurred, historical comparisons are of limited relevance.

Holdings and JDI

General

Until November 5, 1999, JDI was a wholly owned subsidiary of S.C. Johnson & Son. On that date, JDI completed its separation from S.C. Johnson & Son in a tax-free spin-off to descendants of Samuel Curtis Johnson and the other stockholders of S.C. Johnson & Son. In connection with the spin-off, Commercial Markets Holdco was incorporated to hold all of the common stock of JDI, except for one share, which remains held by S.C. Johnson & Son.

On November 8, 2002, Commercial Markets Holdco incorporated Holdings as a wholly owned subsidiary in anticipation of the acquisition of the DiverseyLever business and, prior to the May 3, 2002 acquisition, contributed all of its shares of JDI to Holdings. Prior to fiscal year 2002, Holdings’ only activity was to enter into the acquisition agreement with respect to the DiverseyLever business. Accordingly, this prospectus contains, and the following management’s discussion and analysis discusses, financial information of Holdings only for fiscal year 2002 and subsequent periods. For periods prior to fiscal year 2002, the following management’s discussion and analysis includes a discussion of the consolidated results of operations of Holdings’ direct, wholly owned subsidiary, JDI, and its subsidiaries.

One divestiture and two acquisitions materially affected JDI’s results of operations for the periods prior to the acquisition of the DiverseyLever business. On October 31, 1999, in the second quarter of fiscal year 2000, JDI sold PCO Canada, a pest control business, for $25.8 million and realized a pre-tax gain of $15.2 million from the sale. In April 2000, JDI acquired Teepol, Ltd., a Japanese provider of dishwashing, sanitation and rest-room supplies, for $116.6 million in cash. Finally, in September 2000, during the first quarter of fiscal year 2001, JDI acquired the stock of The Butcher Company, a U.S. manufacturer of floor care, dilution control and commercial cleaning, hygiene and appearance products, for $131.5 million. The impact of those transactions is described in the following period-to-period comparisons.

The assets and liabilities of the DiverseyLever business are reflected in our historical balance sheets as of January 3, 2003 and July 4, 2003. The results of the DiverseyLever business are reflected in our historical statements of income for the six months ended June 28, 2002 and the fiscal year ended January 3, 2003 from May 3, 2002, the date of the acquisition, and are included in our historical statement of income for the six months ended July 4, 2003 for the entire period presented. The cash flows of the DiverseyLever business are reflected in our historical statement of cash flows for the six months ended June 28, 2003 and the fiscal year ended January 3, 2003 from the date of the acquisition, and in our statement of cash flows for the six months ended July 4, 2003 for the entire period presented. Accordingly, two months of DiverseyLever results and cash flows are reflected in our historical results and cash flows for the six months ended June 28, 2002, eight months of DiverseyLever results and cash flows are reflected in our historical results and cash flows for the fiscal year ended January 3, 2003, and no DiverseyLever results or cash flows are reflected in any of the pre-acquisition historical periods discussed below.

Critical Accounting Policies

The preparation of our financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results may differ from these estimates under different assumptions or conditions. We believe the accounting policies that are most critical to our financial condition and results of operations and involve management’s judgment and/or evaluation of inherent uncertain factors are as follows:

Revenue Recognition.    We recognize revenue on product sales at the time title transfers to the customer. We record an estimated reduction to revenue for customer discount programs and incentive offerings, including allowances and other volume-based incentives. If market conditions were to deteriorate, we may take actions to increase customer incentive offerings, possibly resulting in a reduction of gross profit margins in the period during which the incentive is offered.

In arriving at net sales, we estimate the amounts of sales deductions likely to be earned by customers in conjunction with incentive programs such as volume rebates and other discounts. Such estimates are based on written agreements and historical trends and are reviewed periodically for possible revision based on changes in facts and estimates.

Estimating Reserves and Allowances.    Management estimates inventory reserves based on periodical reviews of our inventory balances to identify slow-moving or obsolete items. This determination is based on a number of factors, including new product introductions, changes in customer demand patterns, and historic usage trends. Further, management estimates the allowance for doubtful accounts by analyzing accounts receivable balances by age, applying historical trend rates, analyzing market conditions and specifically reserving for identified customer balances, based on known facts, that are deemed probable as uncollectible.

Management’s current estimated ranges of liabilities relating to litigation and environmental claims are based on management’s best estimate of future costs. We record those costs based on what management believes is the most probable amount of the liability within the ranges or, where no amount within the range is a better estimate of the potential liability, at the minimum amount.

Pension and Post-Retirement Benefits.    We sponsor pension and post-retirement plans in various countries, including the United States, which are separately funded. Several statistical and judgmental factors, which attempt to anticipate future events, are used in calculating the expense and liability related to the plans. These factors include assumptions about the discount rate, expected return on plan assets, rate of future compensation increases and healthcare cost trends, as determined by us and our actuaries. In addition, our actuarial consultants use subjective factors, such as withdrawal and mortality rates, to estimate these factors. The actuarial assumptions used by us may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates, longer or shorter life spans of participants and changes in actual costs of healthcare. Actual results may significantly affect the amount of pension and other post-retirement benefit expenses recorded by us.

Distribution Costs.    Costs related to our distribution network are included in our cost of sales for the fiscal year ended January 3, 2003 and for the six months ended June 28, 2002 and July 4, 2003. For periods prior to the fiscal year ended January 3, 2003, JDI included costs related to its distribution network in marketing, administrative and general expenses as opposed to cost of sales. See footnotes 3 and 4 to the table of selected financial data under the caption “Selected Consolidated Financial Data.” This difference in accounting policy significantly impacts the comparisons of marketing, general and administrative expenses, gross profit and gross profit margin between the fiscal year ended January 3, 2003 and the twelve months ended December 28, 2001 discussed below under the caption “—Holdings’ Fiscal Year Ended January 3, 2003 Compared to JDI’s Twelve Months Ended December 28, 2001.”

Goodwill and Long-Lived Assets.    Effective July 1, 2001, we adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangibles,” or SFAS No. 142. SFAS No. 142 addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. Upon adoption of SFAS No. 142, goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill is subject to at least an annual assessment for impairment by applying a fair-value-based test. Our next SFAS No. 142 analysis will occur in the fourth quarter of fiscal year 2003. Other intangible assets are required to be separately recognized if the benefit of the intangible asset can be sold, transferred, licensed, rented or exchanged. Amortization of these intangibles over their useful lives is required. Based on our analysis, no impairment was recorded for the fiscal year ended January 3, 2003.

Effective July 1, 2001, we also adopted SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets,” or SFAS No. 144. In accordance with SFAS No. 144, management periodically reviews its long-lived assets for impairment and assesses whether significant events or changes in business circumstances indicate that the carrying value of the assets may not be recoverable. An impairment loss is recognized when the carrying amount of an asset exceeds the anticipated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss to be recorded, if any, is calculated by the excess of the asset’s carrying value over its estimated fair value. Management also periodically reassesses the estimated remaining useful lives of its long-lived assets. Changes to estimated useful lives would impact the amount of depreciation and amortization expense recorded in our financial statements. No impairment of long-lived assets was recorded for the fiscal year ended January 3, 2003.

For a discussion of new accounting standards, see note 3 to our unaudited condensed consolidated financial statements as of July 4, 2003 and for the six months ended June 28, 2002 and July 4, 2003.

Segment Reporting

We have two operating segments: professional and polymer. See note 13 to our unaudited condensed consolidated financial statements as of July 4, 2003 and for the six months ended June 28, 2002 and July 4, 2003, note 26 to our audited consolidated financial statements as of and for the fiscal year ended January 3, 2003 and note 24 to JDI’s audited consolidated financial statements as of and for the fiscal years ended June 30, 2000 and June 29, 2001 and as of and for the six months ended December 29, 2000 (unaudited) and December 28, 2001. For the six months ended July 4, 2003, our professional segment generated about 91% of our net sales, and our polymer business generated the remaining 9%.

Holdings’ Six Months Ended July 4, 2003 Compared to Holdings’ Six Months Ended June 28, 2002

Our results for the six months ended June 28, 2002 include two months of results from the acquired DiverseyLever business. The results of the acquired business are included for all of the six months ended July 4, 2003.

Net Sales.    Net sales increased by $626.1 million, or 75.1%, to $1,459.5 million for the six months ended July 4, 2003 from $833.4 million for the six months ended June 28, 2002. The primary reason for the increase was net sales attributable to the May 3, 2002 acquisition of the DiverseyLever business. Included in the net sales attributable to the acquisition is $44.2 million of sales agency fee income for the six months ended July 4, 2003, as compared to $12.4 million for the six months ended June 28, 2002, which was earned under a sales agency agreement entered into with Unilever on May 3, 2002 in connection with the acquisition.

Net sales for the professional segment increased by $611.0 million, or 85.5%, to $1,325.4 million for the six months ended July 4, 2003 from $714.4 million for the six months ended June 28, 2002 due primarily to net sales attributable to the acquisition of the DiverseyLever business. The strengthening of the euro, yen and other foreign currencies against the dollar positively impacted net sales by $51.0 million. Excluding this positive currency impact, net sales of the professional segment for the six months ended July 4, 2003 grew by $560.0 million, or 78.4%, from net sales for the six months ended June 28, 2002.

New customer wins in Europe and Latin America, and global cross-sales resulting from our businesses complementary product offerings and geographic footprint contributed to our sales growth during the six months ended July 4, 2003. In North America, net sales were negatively affected by integration challenges and reduced consumption by existing customers, primarily in the food and lodging end-user sector. In the Asia Pacific region, the outbreak of SARS negatively affected net sales.

Net sales for the polymer segment of $144.8 million for the six months ended July 4, 2003, including intercompany sales to the professional segment of $10.7 million, increased by $15.7 million, or 12.2%, from $129.1 million for the six months ended June 28, 2002. The strengthening of the euro and yen against the dollar positively impacted net sales by $8.7 million. The increase in the segment’s net sales excluding the positive impact from currency translation was attributable primarily to volume growth of 9.0% partially offset by a decline in average selling prices. Sales volume increased in Europe by 6.2%, Asia Pacific by 21.4% and North America by 8.7%, due primarily to new business in the printing and packaging industry and the global coatings market. Average selling prices declined primarily due to an unfavorable product and geographical mix reflecting reduced demand for higher priced specialty polymers and faster growth in the Asia Pacific region, which has lower average selling prices than other markets.

Gross Profit.    Gross profit increased by $289.8 million, or 77.5%, to $663.8 million for the six months ended July 4, 2003 from $374.0 million for the six months ended June 28, 2002, while gross profit margin increased to 45.5% for the six months ended July 4, 2003 from 44.9% for the six months ended June 28, 2002. The primary reason for the increase in gross profit and gross profit margin was the acquisition of the DiverseyLever business. The gross profit margin on the acquired DiverseyLever business was higher due to a greater mix of higher-margin direct sales than the pre-acquisition business, which was focused more on lower-margin distributor sales. We incurred integration-related costs of $2.4 million in the six months ended July 4, 2003 relating to inventory relocation costs and an increase in our inventory reserve for obsolete and slow moving items.

The polymer segment’s gross profit declined by $0.3 million, or 0.7%, to $45.1 million for the six months ended July 4, 2003 from $45.4 million for the six months ended June 28, 2002. The decline resulted primarily from higher raw material costs and the decline in global average selling prices, partially offset by the sales volume increase discussed above. Gross profit margin was adversely affected by higher raw material costs and the decline in the global average selling prices, resulting in a 33.6% gross profit margin for the six months ended July 4, 2003 compared to 38.1% for the six months ended June 28, 2002.

Marketing, Administrative and General Expenses.    Marketing, administrative and general expenses increased by $257.7 million, or 92.9%, to $535.1 million for the six months ended July 4, 2003 from $277.4 million for the six months ended June 28, 2002. The primary reason for this increase was incremental expenses attributable to the acquired DiverseyLever business. Integration-related costs of $22.9 million were incurred during the six months ended July 4, 2003, consisting primarily of non-severance employee and facility-related costs.

Research and Development Expenses.    Research and development expenses increased by $7.5 million, or 26.8%, to $35.5 million for the six months ended July 4, 2003 from $28.0 million for the six months ended June 28, 2002. The primary reason for the increase was the incremental expenses attributable to the acquired DiverseyLever business.

Restructuring and Integration.    We have initiated an extensive restructuring and integration program in connection with the acquisition of the DiverseyLever business. Under this program, specified costs associated with the closure of former DiverseyLever operations and the involuntary termination of former DiverseyLever employees are recorded as purchase accounting adjustments. Costs under the program associated with the closure of specified pre-acquisition operations and the involuntary terminations of pre-acquisition employees are recorded as restructuring expenses in the consolidated statement of income. Also incurred under the program are costs related to the acquisition which do not meet the definition of exit costs or restructuring costs. Those costs are included in marketing, administrative and general expenses in the consolidated statement of income.

During the six months ended July 4, 2003, we recorded $21.8 million of exit costs as purchase accounting adjustments on our consolidated balance sheet, and we recorded $13.3 million of restructuring costs and $25.3 million of period costs in our consolidated statement of income. These costs consisted of involuntary termination and other costs incurred in the United Kingdom, or the UK, and Greece, costs associated with the global consolidation of operations, the consolidation of North American supply chain operations, the restructuring of the UK sales force, the consolidation of back-office operations in Japan, the implementation of an early retirement program in Japan and IT projects in Western Europe, Japan and our corporate headquarters.

A summary of all costs associated with the restructuring and integration program is outlined below. The reserve balance shown below reflects the aggregate reserves for restructuring costs.

	Six Months Ended July 4, 2003	Total Project to Date— May 4, 2002- July 4, 2003
	(dollars in thousands)
Reserve balance at beginning of period	$68,858	$—
Exit costs recorded as purchase accounting adjustments	21,758	91,852
Restructuring costs charged to income	13,301	32,948
Payments of accrued costs	(34,517)	(55,400)
Reserve balance at end of period	69,400	69,400
Period costs classified as cost of sales or marketing, administrative and general expenses	25,344	59,333
Capital expenditures	21,106	36,784

Interest Expense, Net.    Net interest expense increased by $50.2 million to $77.9 million for the six months ended July 4, 2003 from $27.7 million for the six months ended June 28, 2002. An increase in the average debt balance (including asset securitization) to $1,792.3 million for the six months ended July 4, 2003, compared to $978.0 million for the six months ended June 28, 2002, resulted in an increase in net interest expense of about $29.2 million. The increased average debt balance resulted from Holdings’ issuance of the notes, JDI’s borrowings under the JDI credit facilities and the issuance of the JDI senior subordinated notes in connection with the acquisition of the DiverseyLever business on May 3, 2002. The increase in interest expense attributable to the higher average debt balance was further impacted by an increase in the weighted average interest rate of 7.91% during the six months ended July 4, 2003 compared to 7.18% during the six months ended June 28, 2002, resulting primarily from the issuance of the 10.67% notes and the 9.625% JDI senior subordinated notes.

Other Income/Expense.    Other income/expense decreased by $10.4 million to $3.0 million of income for the six months ended July 4, 2003 from $13.4 million of income for the six months ended June 28, 2002. The other income for the six months ended July 4, 2003 consisted primarily of a $1.3 million gain on the sale of a non-strategic logistics subsidiary in Japan in March 2003, and a $1.7 million gain on other foreign currency related items. Other income for the six months ended June 28, 2002 consisted primarily of a $15.7 million hedging transaction gain on a forward-purchase contract of euros related to the May 3, 2002 acquisition of DiverseyLever, offset partially by a $3.0 million loss related to foreign currency devaluation in Argentina.

Provision for Income Taxes.    While the actual provision declined by $17.7 million, the effective tax rate was 43.4% for the six months ended July 4, 2003 compared to 36.6% for the six months ended June 28, 2002. The higher effective tax rate was primarily due to not providing a current tax benefit for certain foreign tax losses.

Net Income.    Net income decreased by $31.8 million, or 91.9%, to $2.8 million for the six months ended July 4, 2003 from $34.6 million for the six months ended June 28, 2002. This decrease in net income was due primarily to a $257.7 million increase in marketing, administrative and general expenses, a $7.5 million increase in research and development costs, a $13.3 million restructuring charge to income, a $50.2 million increase in net interest expense, and a $10.4 million decrease in other income, offset partially by a $289.8 million increase in gross profit driven by the incremental DiverseyLever net sales, and a $17.7 million reduction in the provision for income taxes, all as previously discussed. In addition to the $13.3 million restructuring expense, as discussed above, $2.4 million of integration-related costs are included in cost of sales and $22.9 million of integration-related costs are included in marketing, administrative and general expenses discussed above, an increase of $20.8 million from the integration-related costs included in cost of sales or marketing, administrative and general expenses for the six months ended June 28, 2002.

EBITDA.    We define EBITDA as net income before minority interests, plus the provision for income taxes, net interest expense and depreciation and amortization expense. EBITDA increased by $45.1 million, or 39.3%, to $159.9 million for the six months ended July 4, 2003 from $114.8 million for the six months ended June 28, 2002. The increase in EBITDA resulted primarily from a $289.8 million increase in gross profit resulting from the increased net sales, offset partially by a $257.7 million increase in marketing, administrative and general expenses, a $7.5 million increase in research and development expense, a $10.4 million decrease in other income, and the $13.3 million restructuring expense charge, all as previously discussed. Of these increases, $44.2 million consists of an increase in depreciation and amortization expenses, which do not impact EBITDA. In addition, as stated above, there was an increase in integration-related costs included in cost of sales or marketing, administrative and general expenses of $20.8 million. For a discussion of EBITDA and a reconciliation of EBITDA to net income, see “Selected Consolidated Financial Data.”

Holdings’ Fiscal Year Ended January 3, 2003 Compared to JDI’s Twelve Months Ended December 28, 2001

The twelve months ended December 28, 2001 preceded the acquisition of the DiverseyLever business. Accordingly, JDI’s results for that period do not include any results of the DiverseyLever business. Our results for the fiscal year ended January 3, 2003 include eight months of results of the acquired business.

Net Sales.    Net sales increased by $1,061.6 million, or 93.6%, to $2,196.4 million for the fiscal year ended January 3, 2003 from $1,134.8 million for the twelve months ended December 28, 2001. The primary reason for the increase was net sales attributable to the May 3, 2002 acquisition of the DiverseyLever business. Included in the net sales attributable to the acquisition is $54.3 million of sales agency fee income for the fiscal year ended January 3, 2003, which JDI and various of its subsidiaries earned under a sales agency agreement that JDI entered into with Unilever in connection with the acquisition. For more information on the sales agency agreement entered into with Unilever, see “Certain Relationships and Related Party Transactions—Relationships with Unilever—Sales Agency Agreement.”

Net sales for the professional segment increased by $1,037.9 million, or 113.6%, to $1,951.5 million for the fiscal year ended January 3, 2003 from $913.6 million for the twelve months ended December 28, 2001. The strengthening of the dollar against the yen, real, Argentine peso and other foreign currencies negatively impacted net sales by $18.1 million. Excluding this negative currency impact, net sales of the professional segment for the fiscal year ended January 3, 2003 grew by $1,056.0 million, or 115.6%, from net sales for the twelve months ended December 28, 2001.

Net sales for the polymer segment of $263.5 million for the fiscal year ended January 3, 2003, including intercompany sales to the professional segment of $18.6 million, increased by $22.1 million, or 9.1%, from $241.4 million for the twelve months ended December 28, 2001. The increase in the segment’s net sales was attributable primarily to volume growth of 10.1%, partially offset by a decline in average selling prices. Sales volume increased in Europe by 16.1%, Asia Pacific by 20.8% and North America by 4.8%, due primarily to new business in the printing and packaging industry and the global coatings markets. Average selling prices declined primarily due to an unfavorable product and geographical mix reflecting faster growth in Europe and the Asia Pacific region, which have lower average selling prices than North America.

Gross Profit.    Gross profit increased by $414.2 million, or 72.3%, to $986.7 million for the fiscal year ended January 3, 2003 from $572.5 million for the twelve months ended December 28, 2001, while gross profit margin decreased to 44.9% for the fiscal year ended January 3, 2003 from 50.5% for the twelve months ended December 28, 2001. The primary reason for the increase in gross profit was the acquisition of the DiverseyLever business. The decline in gross profit margin resulted from the inclusion of distribution costs in the cost of sales in the fiscal year ended January 3, 2003. As stated above, for periods prior to the fiscal year ended January 3, 2003, including the twelve months ended December 28, 2001, distribution costs were included in marketing, administrative and general expenses and not in cost of sales. These distribution costs totaled $90.5 million in the twelve months ended December 28, 2001. Effective for the fiscal year ended January 3, 2003 and subsequent periods, distribution costs are included in cost of sales. The decline in gross profit margin was offset partially by increased margins attributable to an increase in the mix of higher-margin direct sales as a result of the acquisition of the DiverseyLever business. Prior to the acquisition, the business was focused more on distributor sales, which have a lower margin.

Cost of sales for the fiscal year ended January 3, 2003 include integration-related costs of $2.5 million.

The polymer segment’s gross profit decreased by $0.8 million, or 0.9%, to $89.2 million for the fiscal year ended January 3, 2003 from $90.0 million for the twelve months ended December 28, 2001. The decrease in the segment’s gross profit resulted primarily from the reclassification of $15.9 million of distribution expenses in the twelve months ended January 3, 2003 to cost of sales, as discussed above. Excluding the reclassification, gross profit increased $15.1 million, or 16.8%, due primarily to the sales volume increase discussed above, lower raw material costs, and lower manufacturing costs. The increase in volume was offset partially by a decline in global average selling prices, as discussed above. The accounting reclassification resulted in a decline in gross profit margin to 33.9% for the fiscal year ended January 3, 2003, from 37.3% for the twelve months ended December 28, 2001.

Marketing, Administrative and General Expenses.    Marketing, administrative and general expenses increased by $333.5 million, or 71.3%, to $801.3 million for the fiscal year ended January 3, 2003 from $467.8 million for the twelve months ended December 28, 2001. The primary reason for this increase was incremental expenses attributable to the DiverseyLever business. The increase was offset partially by a reclassification of distribution costs from marketing, administrative and general expenses to cost of sales in the fiscal year ended January 3, 2003. As stated above, for periods prior to the fiscal year ended January 3, 2003, including the twelve months ended December 28, 2001, distribution costs were included in marketing, administrative and general expenses. These distribution costs totaled $90.5 million in the twelve months ended December 28, 2001. Effective for the fiscal year ended January 3, 2003 and subsequent periods, distribution costs are no longer included in marketing, administrative and general expenses. Instead, they are included in cost of sales.

Total synergy savings achieved through the integration of the DiverseyLever business, a key internal objective during this period, exceeded the planned targets in all regions. This was largely driven by a reduction in headcount, which also exceeded expectations. In order to achieve these synergy savings, one-time integration related costs of $31.5 million were incurred during the period, including a non-cash charge of $10.1 million related to the write-down of JD Edwards ERP software following the decision to integrate both JDI’s historic business and the DiverseyLever business onto the SAP platform in Europe.

Research and Development Expenses.    Research and development expenses increased by $26.6 million, or 70.3%, to $64.4 million for the fiscal year ended January 3, 2003 from $37.8 million for the twelve months ended December 28, 2001. The primary reason for the increase was the additional expenses attributable to the DiverseyLever business.

Restructuring Expense.    Restructuring expenses of $19.6 million were incurred in the fiscal year ended January 3, 2003 in connection with a restructuring plan developed primarily for the purpose of eliminating redundancies resulting from the acquisition of the DiverseyLever business. In connection with this plan, we incurred $11.0 million of expenses pertaining primarily to planned employee terminations, and we also incurred $8.6 million of expenses for the elimination of redundant facilities as part of the overall restructuring plan.

Interest Expense, Net.    Net interest expense increased by $86.6 million to $103.4 million for the fiscal year ended January 3, 2003 from $16.8 million for the twelve months ended December 28, 2001. An increase in the average debt balance (including asset securitization) to $1,361.7 million for the fiscal year ended January 3, 2003, compared to $216.0 million for the twelve months ended December 28, 2001, resulted in an increase in net interest expense of about $56.0 million. The increased average debt balance resulted from Holdings’ issuance of the notes, JDI’s borrowings under the JDI credit facilities and the issuance of the JDI senior subordinated notes in connection with the acquisition of the DiverseyLever business. The increase in interest expense attributable to the higher average debt balance was further impacted by an increase in the weighted average interest rate of 7.67% during the fiscal year ended January 3, 2003 compared to 4.89% during the twelve months ended December 28, 2001, resulting primarily from the issuance of the 10.67% notes and the 9.625% JDI senior subordinated notes.

Other Income/Expense.    Other income/expense increased by $31.9 million to $29.0 million of income for the fiscal year ended January 3, 2003 from $2.9 million of expense for the twelve months ended December 28, 2001. Other income for the fiscal year ended January 3, 2003 consists primarily of a $15.7 million gain on a forward purchase contract for euros entered into in connection with the acquisition of the DiverseyLever business, a $9.6 million gain on the sale of a non-strategic dishwash detergent product line in May 2002, a $2.4 million gain on the sale of a non-strategic adhesives product line within the polymer business in December 2002, and a $3.2 million gain on other foreign currency exchange related items. Partially offsetting these gains was a $3.1 million loss in the fiscal year ended January 3, 2003 related to the devaluation of the Argentine peso.

Provision for Income Taxes.    While the provision for income taxes declined by $4.9 million, the effective tax rate was 37.0% for the fiscal year ended January 3, 2003 compared to 31.6% for the twelve months ended December 28, 2001. The higher effective tax rate was primarily due to increased foreign tax liability as a result of the acquisition of the DiverseyLever business, for which an offsetting U.S. foreign tax credit is not recognizable.

Net Income.    Net income decreased by $14.9 million, or 46.3%, to $17.3 million for the fiscal year ended January 3, 2003 from $32.2 million for the twelve months ended December 28, 2001. This decrease in net income was due primarily to a $333.5 million increase in marketing, administrative and general expenses, a $26.6 million increase in research and development costs, a $19.6 million restructuring expense and a $86.6 million increase in net interest expense, offset partially by a $414.2 million increase in gross profit driven by the incremental DiverseyLever net sales, a $31.9 million increase in other income and a $4.9 million reduction in the provision for income taxes, all as previously discussed. In addition to the $19.6 million restructuring expense, expenses of $31.5 million of integration-related costs are included in the marketing, administrative and general expenses discussed above and $2.5 million are included in cost of goods sold.

EBITDA.    EBITDA increased by $130.5 million, or 119.5%, to $239.8 million for the fiscal year ended January 3, 2003 from $109.3 million for the twelve months ended December 28, 2001. The increase in EBITDA resulted primarily from a $414.2 million increase in gross profit resulting from the increased net sales and a $31.9 million increase in other income, offset partially by a $333.5 million increase in marketing, administrative and general expenses, a $26.6 million increase in research and development expense, and the $19.6 million restructuring expense, all as previously discussed. $64.2 million of these cost increases are related to depreciation and amortization expense and do not impact EBITDA. For a discussion of EBITDA and a reconciliation of EBITDA to net income, see “Selected Consolidated Financial Data.”

JDI’s Six Months Ended December 28, 2001 Compared to JDI’s Six Months Ended December 29, 2000

Net Sales.    Net sales increased by $2.0 million, or 0.4%, to $549.0 million for the six months ended December 28, 2001 from $547.0 million for the six months ended December 29, 2000. Net sales for the professional segment increased by $1.0 million, or 0.2%, to $437.4 million for the six months ended December 28, 2001 from $436.4 million for the six months ended December 29, 2000. Professional net sales increased (1) by $2.9 million in the Asia Pacific region due to strong growth in all sectors, most notably retail and food and lodging, (2) by $5.3 million in Europe due primarily to incremental sales attributable to Butcher, which was acquired in September 2000, and core business growth, (3) by $12.1 million in North America due primarily to incremental sales attributable to Butcher, (4) by $2.2 million in Japan due mainly to incremental sales attributable to Butcher and (5) by $0.4 million in Latin America due primarily to strong growth in Mexico offsetting economic weaknesses elsewhere in that region. These increases in net sales were offset partially by a $19.7 million reduction in net sales due to the strengthening of the dollar against the yen, the real and other foreign currencies. Excluding the impact of foreign currency translations and all net sales from businesses acquired or divested during the six months ended December 29, 2000 or December 28, 2001, the professional segment’s net sales increased by $8.5 million, or 2.1%, to $406.1 million for the six months ended December 28, 2001 from $397.6 million for the six months ended December 29, 2000.

Net sales for the polymer segment, including intercompany sales to the professional segment of $9.4 million, increased by $0.9 million, or 0.8%, to $120.9 million for the six months ended December 28, 2001 from $120.0 million for the six months ended December 29, 2000. The growth resulted primarily from a 2.3% increase in sales volume, largely in the printing and packaging markets.

Cost of Sales.    Cost of sales increased by $4.8 million, or 1.8%, to $276.8 million for the six months ended December 28, 2001 from $272.0 million for the six months ended December 29, 2000. The professional segment’s cost of sales increased by $9.4 million, or 4.6%, to $212.4 million for the six months ended December 28, 2001 from $203.0 million for the six months ended December 29, 2000. The increase in the segment’s cost of sales resulted primarily from a $9.8 million increase in customer rebates and allowances to generate sales growth and respond to actions by competitors.

The polymer segment’s cost of sales declined by $4.6 million, or 6.7%, to $64.4 million for the six months ended December 28, 2001 from $69.0 million for the six months ended December 29, 2000. $4.1 million of this decline was attributable to a significant reduction in the average price of styrene and other key raw materials and the remaining $0.5 million resulted from increased manufacturing efficiencies.

Gross Profit.    Gross profit declined by $2.9 million, or 1.0%, to $272.2 million for the six months ended December 28, 2001 from $275.1 million for the six months ended December 29, 2000, while gross profit margin declined to 49.6% from 50.3% between the two periods. The professional segment’s gross profit declined by $8.4 million, or 3.6%, to $225.0 million for the six months ended December 28, 2001 from $233.4 million for the six months ended December 29, 2000, while gross profit margin declined to 51.4% from 53.5%. The decline resulted primarily from the $9.8 million increase in cost of sales as a result of increased customer rebates and allowances.

The polymer segment’s gross profit increased by $5.5 million, or 13.3%, to $47.2 million for the six months ended December 28, 2001 from $41.7 million for the six months ended December 29, 2000, while gross profit margin increased to 39.0% from 34.7% for those same periods. This increase in gross profit resulted primarily from the reduced raw material costs and increased manufacturing efficiencies discussed above.

Marketing, Distribution, Administrative and General Expenses.    Marketing, distribution, administrative and general expenses declined by $4.1 million, or 1.7%, to $228.4 million for the six months ended December 28, 2001 from $232.5 million for the six months ended December 29, 2000. The decline was attributable primarily to the cessation of goodwill amortization upon the adoption by JDI of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangibles,” at the beginning of fiscal year 2002. Excluding the impact of SFAS No. 142, marketing, distribution, administrative and general expenses increased by $4.7 million for the six months ended December 28, 2001 compared to the six months ended December 29, 2000 due largely to a $1.2 million increase in sales freight expense, a $1.5 million increase in non-capitalizable costs incurred in the six months ended December 28, 2001 in connection with the acquisition of the DiverseyLever business and a $1.8 million increase in expenses due to incremental amortization of capitalized software costs.

Research and Development Expenses.    Research and development expenses declined by $0.8 million, or 4.4%, to $18.6 million for the six months ended December 28, 2001 from $19.4 million for the six months ended December 29, 2000. The decline in research and development expenses was attributable primarily to a continued focus on cost management.

Interest Expense, Net.    Net interest expense declined by $1.5 million, or 17.1%, to $6.9 million for the six months ended December 28, 2001 from $8.4 million for the six months ended December 29, 2000. The decline resulted primarily from the reduced cost of borrowing as a result of the receivables securitization program that JDI implemented in March 2001. See “Description of Other Indebtedness—Accounts Receivable Securitization.”

Other Income/Expense.    Other income/expense declined by $5.5 million to $2.1 million of expense for the six months ended December 28, 2001 from $3.4 million of income for the six months ended December 29, 2000. The shift to net expense from income was due primarily to a $2.0 million foreign currency translation loss due to the devaluation of the Argentine peso in December 2001. Other income for the six months ended December 29, 2000 included a one-time, pre-tax gain of $3.0 million related to the sale by JDI on July 1, 2000 of its interest in Acurid, a non-strategic pest control joint venture.

Provision for Income Taxes.    JDI’s effective tax rate was 30.5% for the six months ended December 28, 2001 compared to 35.7% for the six months ended December 29, 2000. The lower effective tax rate is primarily due to lower sustainable foreign tax rates.

Net Income.    Net income declined by $0.5 million, or 3.6%, to $11.1 million for the six months ended December 28, 2001 from $11.6 million for the six months ended December 29, 2000. The decline in net income was due primarily to the decline in gross profit and increase in expenses due to incremental acquisition-related expenses and amortization of capitalized software costs, as discussed above, and a $2.0 million foreign currency translation loss due to the devaluation of the Argentine peso in the six months ended December 28, 2001, partially offset by the impact of the adoption of SFAS No. 142, reduced net interest expense and the lower effective tax rate for the six months ended December 28, 2001, each as mentioned above. Positively impacting net income for the six months ended December 29, 2000 was the one-time divestiture gain of $3.0 million from the sale of JDI’s interest in the Acurid joint venture.

EBITDA.    EBITDA declined by $8.1 million, or 16.5%, to $41.2 million for the six months ended December 28, 2001 from $49.3 million for the six months ended December 29, 2000. The decline in EBITDA resulted primarily from the devaluation of the Argentine peso, lower gross profit margins in the professional business and non-capitalizable costs incurred in connection with the acquisition of the DiverseyLever business in the six months ended December 28, 2001, each as mentioned above. EBITDA for the six months ended December 29, 2000 reflects the positive effect of the one-time divestiture gain from the sale of JDI’s interest in the Acurid joint venture, as mentioned above. For a discussion of EBITDA and a reconciliation of EBITDA to net income, see “Selected Consolidated Financial Data.”

JDI’s Fiscal Year Ended June 29, 2001 Compared to JDI’s Fiscal Year Ended June 30, 2000

Net Sales.    Net sales increased by $104.6 million, or 10.2%, to $1,132.8 million for fiscal year 2001 from $1,028.2 million for fiscal year 2000. Net sales for JDI’s professional segment increased $109.9 million, or 13.7%, to $912.6 million for fiscal year 2001 from $802.7 million for the prior fiscal year. The growth was due primarily to $53.6 million in incremental net sales attributable to Butcher, which was acquired in September 2000, and $71.2 million of incremental net sales attributable to Teepol, which was acquired in April 2000, partially offset by a $9.2 million decline in net sales attributable to the October 1999 divestiture of PCO Canada, a pest control business, and the strengthening of the dollar against certain foreign currencies in fiscal year 2001, which reduced net sales by $32.2 million. Excluding the impact of currency translation and net sales from businesses acquired or divested during fiscal year 2000 or 2001, the professional segment’s net sales grew by 3.2% in fiscal year 2001.

The net sales of JDI’s polymer segment, including intercompany sales to the professional segment of $20.3 million, declined by $2.9 million, or 1.2%, to $240.5 million for fiscal year 2001 from $243.4 million for fiscal year 2000, despite a 3% increase in unit volume sales. The decline in net sales resulted from a greater percentage of the segment’s global sales occurring in Europe, where average prices were lower than in other regions.

Cost of Sales.    Cost of sales increased by $67.1 million, or 13.7%, to $557.4 million for fiscal year 2001 from $490.4 million for fiscal year 2000. The professional segment’s cost of sales increased by $54.0 million, or 14.7%, to $421.6 million for fiscal year 2001 from $367.6 million for fiscal 2000. The increase in the segment’s cost of sales resulted primarily from the increase in professional net sales discussed above.

The polymer segment’s cost of sales increased by $13.0 million, or 10.6%, to $135.8 million for fiscal year 2001 from $122.8 million for fiscal year 2000. The increase in the segment’s cost of sales resulted primarily from an increase in the price of styrene, a key raw material.

Gross Profit.    Gross profit increased by $37.6 million, or 7.0%, to $575.4 million for fiscal year 2001 from $537.8 million for fiscal year 2000, while gross profit margin declined to 50.8% from 52.3% between the two periods. The professional segment’s gross profit increased by $55.9 million, or 12.8%, to $491.0 million for fiscal year 2001 from $435.1 million for fiscal year 2000, while gross profit margin declined to 53.8% from 54.2%. This decline in the segment’s gross profit margin was entirely attributable to the 46.6% gross profit margin associated with sales by Butcher, which JDI acquired in September 2000.

The polymer segment’s gross profit declined by $18.3 million, or 17.8%, to $84.4 million for fiscal year 2001 from $102.7 million for fiscal year 2000, while gross profit margin declined to 35.1% from 42.2% between the two periods, primarily because of the increased cost of styrene discussed above.

Marketing, Distribution, Administrative and General Expenses.    Marketing, distribution, administrative and general expenses increased by $44.0 million, or 10.3%, to $471.8 million for fiscal year 2001 from $427.8 million for the prior fiscal year. This increase resulted primarily from $21.5 million of additional sales force expenses attributable largely to the Butcher and Teepol acquisitions, $11.7 million of additional spending on strategic initiatives relating to the supply chain and new computer systems. The remaining $10.8 million of the increase was attributable primarily to higher direct variable costs resulting from the incremental sales growth. Marketing, distribution, administrative and general expenses remained constant at 41.6% of net sales for fiscal years 2000 and 2001.

Research and Development Expense.    Research and development expenses increased by $1.4 million, or 3.8%, to $38.6 million for fiscal year 2001 from $37.2 million for fiscal year 2000. The increase in research and development expenses was attributable primarily to $2.4 million of incremental spending resulting from the Butcher and Teepol acquisitions, partially offset by $1.0 million of reduced spending due to a continued focus on cost management. Research and development expenses dropped from 3.6% of net sales for fiscal year 2000 to 3.4% of net sales for fiscal year 2001.

Interest Expense, Net.    Net interest expense increased by $7.0 million, or 61.9%, to $18.3 million for fiscal year 2001 from $11.3 million for the prior fiscal year. The increase resulted primarily from additional debt incurred in connection with the Butcher and Teepol acquisitions.

Other Income/Expense.    Other income/expense declined by $14.6 million, or 84.6%, to $2.6 million of income for fiscal year 2001 from $17.2 million of income for fiscal year 2000. This decline was due primarily to lower one-time gains on divestitures in fiscal year 2001. In fiscal year 2000, JDI realized a $15.2 million one-time, pre-tax gain on the divestiture of PCO Canada and a $6.0 million one-time, pre-tax gain on the sale of unutilized property in Japan. These gains were partially offset by other net expenses of $4.0 million incurred in fiscal year 2000 largely in connection with the legal separation from S.C. Johnson & Son in November 1999. In addition, in fiscal year 2001, JDI realized a one-time, pre-tax gain of $3.0 million related to the sale of its interest in the Acurid joint venture.

Provision for Income Taxes.    JDI’s effective tax rate was 33.5% for fiscal year 2001 compared to 36.7% for fiscal year 2000. The lower effective tax rate is attributable primarily to lower sustainable foreign tax rates.

Net Income.    Net income declined by $17.1 million, or 34.4%, to $32.6 million for fiscal year 2001 from $49.7 million for fiscal year 2000. The decline in net income resulted primarily from one-time gains in fiscal year 2000 of $15.2 million from the divestiture of PCO Canada and of $6.0 million from the sale of unutilized property in Japan discussed above. Excluding the after-tax impact of one-time divestitures and property sales from both fiscal years, net income declined $5.7 million, or 15.7%, to $30.6 million for fiscal year 2001 from $36.3 million for fiscal year 2000. That decline was attributable to a $7.0 million increase in net interest expense for fiscal year 2001 as a result of the additional debt incurred in connection with the Butcher and Teepol acquisitions.

EBITDA.    EBITDA declined by $6.5 million, or 5.2%, to $117.4 million for fiscal year 2001 from $123.9 million for fiscal year 2000. The decline in EBITDA for fiscal year 2001 resulted primarily from a $14.6 million decline in JDI’s other income, a $21.5 million increase in sales force expenses and a $11.7 million increase in spending on strategic initiatives. The decline in EBITDA was offset partially by the increase in net income discussed above. For a discussion of EBITDA and a reconciliation of EBITDA to net income, see “Selected Consolidated Financial Data.”

DiverseyLever Business

General

For the periods covered by the special-purpose combined accounts, DiverseyLever was a fully integrated business of Unilever. DiverseyLever had manufacturing facilities and selling activities throughout the world and, during such period, comprised the institutional and industrial cleaning and sanitation business of Unilever.

Relationships with Unilever during the period covered by the special-purpose combined accounts were of particular significance to DiverseyLever. DiverseyLever relied on Unilever and other Unilever group companies to provide various services including, but not limited to, treasury, legal, tax planning and compliance, and other support services, as necessary. As described in note 27 to the special-purpose combined accounts, throughout the period covered by the accounts, DiverseyLever entered into a number of transactions with other Unilever businesses. Among other transactions, DiverseyLever products were sold to, and DiverseyLever purchased products from, other Unilever businesses; in a number of countries, DiverseyLever utilized sites shared with or operated by other Unilever businesses and DiverseyLever-owned sites were used by other Unilever businesses; certain DiverseyLever operations received from, or provided to, other Unilever businesses administration or similar support services; DiverseyLever used central management and research and development services provided by Unilever; DiverseyLever employees participated in a number of pension plans and other employee benefit arrangements operated by other Unilever businesses; various DiverseyLever operations were included in Unilever tax groups; in a number of countries, DiverseyLever participated in cash sweep arrangements operated by Unilever and received part of its funding through accounts with other Unilever businesses; and DiverseyLever was financed through a combination of long-term loans and share capital invested by Unilever.

Accounting Policies

As a fully integrated business of Unilever, DiverseyLever did not prepare separate accounts in accordance with UK GAAP. As described under paragraph 2 of “Accounting Information and Policies,” the special-purpose combined accounts have been prepared under the historical cost convention and in accordance with UK Accounting Standards. The special-purpose combined accounts are not necessarily representative or indicative of the financial position, results of operations or cash flows that would have been obtained had DiverseyLever operated independently or under separate ownership.

Currency of Presentation

DiverseyLever used the euro as its principal reporting currency. In preparing the special-purpose combined accounts, the profit and loss accounts, the cash flow statements and all other movements in assets and liabilities of individual companies and operations were translated into euros at average rates of exchange. The balance sheets, other than the “Net Investment of Unilever,” were translated into euros at year-end rates of exchange.

Segment Reporting

DiverseyLever’s segment reporting was comprised of five geographic segments: Europe; North America; Africa, Middle East and Turkey; Asia Pacific; and Latin America. During 2001, DiverseyLever generated 52.4% of total sales in Europe, 26.9% in North America, 8.9% in Asia Pacific, 6.8% in Latin America and 5.0% in Africa, Middle East and Turkey. For 2001, DiverseyLever generated 74.3% of operating profit before exceptional items in Europe, 9.0% in Asia Pacific, 7.9% in Latin America, 4.6% in North America, and 4.3% in Africa, Middle East and Turkey. See note 1 to the special-purpose combined accounts, which sets forth sales and operating profit before exceptional items by geographic segment for 2001 and 2000 and net operating assets and net amounts owed to/(receivable from) other Unilever businesses by geographic segment for 2001 and 2000.

Unilever Consumer Brands

DiverseyLever’s sales during the periods covered by the special-purpose combined accounts included sales by DiverseyLever of Unilever’s consumer brand cleaning products, which during 2001 and 2000 accounted for €240.1 million (13.1%) and €224.3 million (12.2%), respectively, of DiverseyLever’s sales. JDI now sells certain of Unilever’s consumer cleaning brand products to professional end-users on an agency basis pursuant to the sales agency agreement. See “Certain Relationships and Related Party Transactions—Relationships with Unilever—Sales Agency Agreement.”

Restructuring

During the periods covered by the special-purpose combined accounts, DiverseyLever implemented a restructuring program involving the standardization of product lines, the rationalization of manufacturing sites and sales and administration activities and the disposal of non-core operations. The restructuring program was announced in February 2000. After the acquisition, we continued this restructuring program, which is planned to be completed by 2004. Charges for restructuring exceptional items amounted to €41.9 million in 2001 and €104.0 million in 2000. The restructuring charge includes the following projects and costs:

•	Rationalization of the European supply chain;

•	Rationalization of European sales and administration activities;

•	Rationalization and integration of North American operations;

•	Rationalization of activities in developing markets; and

•	Standardization of product lines.

For a discussion of these restructuring charges, see “—Year Ended December 31, 2001 Compared to Year Ended December 31, 2000—Exceptional Items,” and note 5 to the special-purpose combined accounts.

US GAAP Reconciliation

The special-purpose combined accounts are prepared in accordance with UK GAAP, which differs in certain significant respects from US GAAP. A comparison of net profit (net income) and net investment (stockholders’ equity) determined under UK GAAP and after reflecting the significant adjustments which would be made if US GAAP were to be applied instead of UK GAAP is described under “Summary of significant differences between U.K. and U.S. generally accepted accounting principles” in the special-purpose combined accounts.

Seasonality

DiverseyLever’s sales were historically somewhat seasonal, with higher sales generally occurring in the second quarter of the calendar year (approximately 1% higher than the third and fourth quarters of the calendar year), in advance of the summer season in the Northern Hemisphere. Sales in the first quarter of the calendar year were generally lower (approximately 2% lower than the second quarter of the calendar year). Stocks (inventory) and trade creditors (accounts payable) were normally fairly consistent during the year while trade debtors (accounts receivable) were at their peak in the second quarter and were lowest during the first quarter reflecting changes in sales revenue.

Inflation

The effects of inflation on DiverseyLever’s operations were not material during the periods covered by the special-purpose combined accounts.

Three Months Ended March 31, 2002 Compared to Three Months Ended March 31, 2001

Sales.    Turnover comprises sales of goods and services after deduction of discounts, certain sales incentives and sales taxes. Group turnover includes sales to joint ventures and other Unilever businesses but does not include sales between individual operations within the DiverseyLever group or sales by joint ventures. Total turnover includes DiverseyLever’s share of the sales of joint ventures.

DiverseyLever’s turnover for the first quarter 2002 fell by 3.1% to €431.6 million from €445.6 million in the first quarter 2001. Disposals during 2001 need to be considered to derive a true like-for-like comparison. These disposals included: the UBA business, a bulk liquid chemical distribution business based in Canada; the Steresol business in Israel; the foods business in Japan and the Frish brand in the UK and Ireland.

The sales decline reflects, in part, the global economic downturn, which led businesses to pursue aggressive cost cutting measures, and led both to downtrading and destocking. Early 2002 indicators in the tourism and lodging industries pointed to lower activity and lower spending than in 2001. Furthermore, sales were undoubtedly affected by uncertainty related to the sale to JDI, particularly in the indirect channel where distributors reacted by reducing stocks. This destocking was also facilitated in Europe by the introduction and roll out of the Core range (a harmonised range of chemical products for Europe consisting of fewer SKUs than previously sold). The destocking was particularly prominent in Europe, in which Germany, UK and France all saw significant reductions in sales through the indirect channels.

Sales of Unilever consumer brands were €59.2 million in the first quarter 2002 compared to €55 million in the first quarter 2001.

Gross Profit Margin.    Gross profit margin equals group turnover, or sales, less cost of sales. DiverseyLever does not include distribution, selling costs and administrative expenses in its cost of sales. As a result, costs related to DiverseyLever’s distribution network are not included in its calculation of gross profit or gross profit margin. Because some other companies include costs related to their distribution network in cost of sales and, accordingly, in their calculations of gross profit and gross profit margin, DiverseyLever’s presentation of gross profit and gross profit margin may not be comparable to similarly titled measures of other companies.

DiverseyLever’s gross profit margin for the first quarter 2002 decreased by 50 basis points to 56.7% of turnover from 57.2% in the first quarter 2001. In most of Europe and North America, gross margin continued to increase on the back of factory rationalisation and raw and packaging materials buying savings. In absolute terms costs of sales declined by €3.8 million in the first quarter 2002 over the same period for 2001. However, the sales downturn caused fixed cost under-recoveries in a number of DiverseyLever’s factories and depressed gross margins.

Distribution, Selling Costs and Administrative Expenses.    DiverseyLever’s distribution, selling costs and administrative expenses for the first quarter 2002 increased 4.6% to €230.0 million from €219.8 million in the first quarter 2001. The 2001 figure included a profit on sale of the UBA business in Canada in January 2001 of €7.5 million and therefore the true comparator for 2001 was €227.3 million. This equated to an increase in costs of less than 1.2%, well below inflation, and this reflected the benefits obtained from ongoing restructuring projects.

Exceptional Items.    Exceptional items are those items within ordinary activities which because of their size or nature, are disclosed to give a proper understanding of the underlying result for the period. Exceptional items are mainly included in administrative expenses.

In the first quarter 2002, the amounts charged to exceptional items were €10.4 million compared to a net exceptional gain in the first quarter 2001 of €1.9 million. The net gain comprised a €7.5 million profit on the sale of the UBA business and €5.6 million of exceptional charges. The first quarter 2002 charges included costs for further rationalisation of the European supply chain—costs primarily in respect of asset write-offs relating to the closure of manufacturing sites in the Nordic region.

EBITDA.    EBITDA represents earnings before net interest expense, taxes, depreciation (excluding exceptional depreciation arising from impairment) and amortization. EBITDA was €32.7 million for the first quarter 2002 versus €53.5 million for the same period in 2001. The decrease was due to the extensive restructuring projects commenced in 2000. EBITDA before exceptional items (including exceptional depreciation arising from asset impairments) was €43.1 million in the first quarter 2002, compared with €51.6 million in the first quarter 2001.

Net Interest Expense.    Net interest expense fell sharply to €2.8 million for the first quarter 2002 from €6.6 million in the first quarter 2001. This fall reflected a combination of the lower average balances on loans due to Unilever group companies and lower interest rates during the first quarter 2002.

Taxation.    The tax charge for the first quarter 2002 was €0.5 million. This was €10.2 million lower than the first quarter 2001 and included a credit of €3.7 million caused by a settlement in the UK relating to prior periods. When the effect of this settlement is added back, the underlying effective tax rate for the first quarter

2002 was 35.9% compared to 37.7% in the first quarter 2001. Taxation charges for DiverseyLever under Unilever ownership were not necessarily representative of the tax charges that would be borne by the DiverseyLever group under separate ownership.

Net Profit.    DiverseyLever’s net profit fell by €6.6 million or 37.7% to €10.9 million for the first quarter 2002 from €17.5 million in the first quarter 2001. Although operating profit fell sharply in the first quarter 2002, even after adjusting for the €7.5 million gain from the sale of the UBA business in the first quarter 2001 and the €4.8 million higher restructuring charges in the first quarter 2002, lower tax and interest charges cushioned the effect on net profit.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Sales.    Sales for 2001 increased by €3.6 million, or 0.2%, to €1,838.3 million from €1,834.7 million in 2000. A 3.0% increase in sales from the underlying business was largely offset by the net impact of acquisitions and disposals and adverse currency effects. Group turnover for 2001 excluded €23.6 million share of sales from DiverseyLever’s 49.9% holding in the Japanese institutional and industrial cleaning business, Daisan Kogyo, which interest was acquired in April 2001. In 2001, there were disposals of both non-core operations and non-core brands and, apart from Daisan, no other acquisitions. The net impact on sales for 2001 from acquisitions and disposals was a reduction of €16.6 million. Of this total, €11.9 million resulted from the January 2001 disposal of the UBA business. Of the remaining decrease, €1.7 million was attributable to the sale of DiverseyLever’s food business in Japan, €1.7 million was attributable to the closure of facilities in Israel and Denmark, and €1.9 million was attributable to the disposal of several brands. The acquisition of Tego Hygiene, the UK business acquired in the first quarter of 2000, contributed €0.6 million of additional sales in 2001. The strengthening of the euro against certain currencies depressed the growth of reported sales in 2001 by some €27.6 million.

Sales of Unilever’s consumer brand cleaning products increased by 7.0% to €240.1 million in 2001 compared to €224.3 million in 2000.

Gross Profit.    Gross profit increased by €18.6 million, or 1.8%, to €1,047.2 million in 2001 from €1,028.6 million in 2000. Gross profit margin increased by 0.9% to 57.0% of group turnover in 2001 from 56.1% in 2000. The improvement in margin was a result of the fall in the one-time charges taken in respect of restructuring projects. The largest increase was in North America, where gross profit margin advanced 3.3% to 59.1% in 2001. Elsewhere there was a notable improvement in margin in Africa, Middle East and Turkey, where gross margin for Israel improved significantly following the closure of a factory. Europe suffered a small decline in gross margin from 56.6% to 56.0% due to the cost of restructuring projects in Germany and the United Kingdom.

Distribution and Selling Costs and Administrative Expenses.    Distribution and selling costs and administrative expenses for 2001 fell by 5.9% to €926.4 million from €984.3 million in 2000. While distribution and selling costs decreased by 3.2%, from €681.4 million in 2000 to €659.7 million in 2001, administrative expenses fell 12.0% from €302.9 million in 2000 to €266.7 million in 2001. There were two primary reasons for this overall decrease: the costs of the largest warehouse and distribution and sales force restructuring projects were taken in 2000 (as described under the caption “—Exceptional Items”) and the full year benefits from these projects were achieved in 2001. A significant benefit from the restructuring projects occurred in Europe, where costs fell by 7.6% in 2001 as compared to 2000.

Exceptional Items.    The amount charged to exceptional items (mainly included in administrative expenses) in 2001 was €33.7 million compared to an exceptional charge in 2000 of €102.8 million. In 2001, a restructuring charge of €41.9 million was partly offset by other exceptional income—net of €8.2 million.

For 2001, the restructuring charge included the following projects and costs:

•	Further rationalization of the European supply chain. Costs were primarily in connection with the closure of a United Kingdom manufacturing site announced in 2000 and asset write-offs and redundancy payments due to the closure of another manufacturing site in the United Kingdom, reorganization of production facilities in France and Italy, and reorganization of the warehousing and distribution operations in the United Kingdom and Ireland. Costs also included the write-down to net realisable value of two other factories in Western Europe which were closed in 2002.

•	Further rationalization of the European sales and administration activities in Denmark, France, Italy, Spain and certain other countries. Costs were primarily redundancy and severance payments arising from these activities.

•	Further rationalization of activities in developing markets. Costs were primarily in respect of redundancies incurred in further reducing the sales and administration activities, principally in seven countries.

•	Integration of North American operations. Costs were primarily in respect of charges for asset write-offs in connection with the conversion of a facility in Canada from manufacturing to warehousing, and severance and redundancy costs incurred as part of the North American integration project.

The charge of €41.9 million in respect of restructuring exceptional items in 2001 was comprised of the write-off and disposal of certain fixed assets of €12.7 million; the provision for redundancy and severance costs in respect of about 360 people of €21.2 million; and other restructuring cost of €8.0 million.

Other exceptional income—net for 2001 primarily comprised the profit on disposal of businesses of €8.2 million.

Depreciation and Amortization.    Depreciation and amortization decreased by €8.6 million, or 9.2%, to €84.5 million in 2001 (excluding amortization of fixed asset investments) from €93.1 million in 2000. The decrease was attributable to lower depreciation expense in 2001 as compared to 2000. Depreciation expense in 2000 included significant asset impairment charges in connection with restructuring activities (€12.7 million in 2001 compared to €22.1 million in 2000) included within exceptional items.

EBITDA.    EBITDA was €193.7 million for 2001 as compared with €115.3 million for 2000. The increase was due to the substantially lower charge for restructuring projects in 2001 and the achievement of savings from those restructuring projects. EBITDA before exceptional items (including exceptional depreciation arising from asset impairments) was €227.4 million in 2001 as compared to €218.1 million in 2000.

Net Interest Expense.    Net interest expense fell 13.0% to €22.0 million in 2001 from €25.3 million in 2000. This reduction reflected decreasing interest rates during 2001.

Taxation.    DiverseyLever’s effective tax rate for 2001 was 45.7% compared to 64.7% in 2000. The reduction reflected the lower restructuring charges in 2001 and accordingly a lower element of non-deductible items. Taxation charges for DiverseyLever under Unilever ownership were not necessarily representative of the tax charges that would be borne had DiverseyLever operated independently or under separate ownership.

Net Profit.    Net profit increased more than eight-fold to €52.6 million in 2001 from €6.3 million in 2000. This increase was due to the lower charge for exceptional items in 2001 which increased net profit by €69.1 million (before tax). The increase was also due to improving margins, both from higher gross margins and from cost savings. Operating profit before exceptional items improved by a further €8.0 million over 2000, which lifted operating margins before exceptional items from 8.0% in 2000 to 8.4% in 2001.

Capital Expenditure.    Cash outflow in respect of capital expenditure declined by 14.4% in 2001 to €75.1 million from €87.7 million in 2000. Disposals of fixed assets raised €11.8 million in 2001 compared to €10.3 million in 2000. Decreased capital expenditure in 2001 resulted from reduced spending in the supply chain, particularly in North America, which decreased cash outflow in respect of capital expenditures.

Liquidity and Capital Resources

Holdings’ Six Months Ended July 4, 2003 Compared to Holdings’ Six Months Ended June 28, 2002

Cash flows provided by operating activities were $27.6 million for the six months ended July 4, 2003, compared to $95.0 million for the six months ended June 28, 2002. The decrease in cash from operations of $67.4 million during the six months ended July 4, 2003 was due primarily to the $25.8 million reduction in net income and changes in our operating assets and liabilities.

Cash flows used in investing activities decreased to $62.2 million for the six months ended July 4, 2003, compared to $1,440.4 million for the six months ended June 28, 2002. This decrease was attributable to the impact of the acquisition of the DiverseyLever business during the six months ended June 28, 2002.

Cash flows provided by financing activities were $3.0 million for the six months ended July 4, 2003, compared to cash flows provided by financing activities of $1,459.3 million for the six months ended June 28, 2002. This reduction in cash flows from financing activities was due to the impact of the acquisition of the DiverseyLever business during the six months ended June 28, 2002.

Holdings’ Fiscal Year Ended January 3, 2003 Compared to JDI’s Twelve Months Ended December 28, 2001

Cash flows provided by operating activities were $231.0 million for the fiscal year ended January 3, 2003, compared to $126.1 million for the twelve months ended December 28, 2001. The increase in cash from operations of $104.9 million during the fiscal year ended January 3, 2003 was due primarily to the impact of the acquisition of the DiverseyLever business.

Cash flows used in investing activities increased to $1,468.5 million for the fiscal year ended January 3, 2003, compared to $54.0 million for the twelve months ended December 28, 2001. This increase was attributable to the acquisition of the DiverseyLever business.

Cash flows provided by financing activities were $1,360.9 million for the fiscal year ended January 3, 2003, compared to net cash used of $74.4 million for the twelve months ended December 28, 2001. The increase in cash flows provided by financing activities resulted from the borrowings under the JDI credit facilities and issuance of the JDI senior subordinated notes on May 3, 2002 to finance the acquisition of the DiverseyLever business.

JDI’s Six Months Ended December 28, 2001 Compared to JDI’s Six Months Ended December 29, 2000

Cash flows provided by operating activities were $10.4 million during the six months ended December 28, 2001, compared to $25.8 million for the six months ended December 29, 2000. The decrease in cash provided by operating activities was primarily due to temporarily increased inventory levels and the timing of tax and retirement account liability payments.

Cash flows used in investing activities declined to $31.1 million for the six months ended December 28, 2001, compared to $171.3 million for the six months ended December 29, 2000. The decline was primarily attributable to the acquisition of Butcher in September 2000 for $131.5 million and reduced expenditures in the six months ended December 28, 2001 on computer software relating to the implementation of JDI’s global enterprise resource management and customer relationship management systems.

Cash flows provided by financing activities were $17.3 million for the six months ended December 28, 2001, compared to $131.1 million for the six months ended December 29, 2000. In the six months ended December 29, 2000, there were significantly more borrowings under JDI’s line of credit to fund the Butcher acquisition.

JDI’s Fiscal Year Ended June 29, 2001 Compared to JDI’s Fiscal Year Ended June 30, 2000

Cash flows provided by operations were $141.6 million in fiscal year 2001, compared to $72.4 million in fiscal year 2000. The significant increase was attributable primarily to the implementation of the receivables securitization facility in March 2001 and continued focus on working capital management.

Cash flows used in investing activities were $194.2 million and $118.5 million in fiscal years 2001 and 2000, respectively. These cash flows included cash paid for acquisitions of $138.7 million and $125.4 million in fiscal years 2001 and 2000, respectively. Capital expenditures were $27.5 million and $17.6 million in fiscal years 2001 and 2000, respectively. These capital expenditures for 2001 and 2000 included all property, plant and equipment expenditures other than capitalized software. Expenditures for computer software were $34.3 million in fiscal year 2001 and $15.4 million in fiscal year 2000. These expenditures for computer software predominately related to the implementation of the global enterprise resource management and customer relationship management systems as previously discussed.

Cash used in investing activities in fiscal year 2001 was net of $1.5 million of proceeds from property disposals and $4.8 million of proceeds from the sale of JDI’s interest in the Acurid joint venture. Cash used in investing activities in fiscal year 2000 was net of $14.0 million of proceeds from property disposals and $25.8 million of proceeds from the divestiture of PCO Canada.

Cash flows provided by financing activities were $39.4 million and $43.2 million in fiscal years 2001 and 2000, respectively. Increased investing activities required additional borrowings in fiscal years 2001 and 2000. JDI also paid dividends of $14.6 million and $12.2 million in fiscal years 2001 and 2000, respectively.

Overview

We have a significant amount of indebtedness. As of July 4, 2003, Holdings’ only indebtedness consisted of the notes, which had a book value of about $232 million and an accreted value of about $272 million. In addition, Holdings’ subsidiaries had total indebtedness of about $1,535 million, consisting of about $557 million of the JDI senior subordinated notes, $939 million of borrowings under the JDI credit facilities, and $39 million of indebtedness under foreign lines of credit. See “Risk Factors—Risks Relating to the Notes—Our substantial indebtedness may adversely affect our financial health and prevent us from making payments on the notes.”

JDI and some of its subsidiaries have the capacity to borrow additional funds under the JDI credit facilities, subject to compliance with the financial covenants set forth in the facilities. As of July 4, 2003, we had $105 million of indebtedness outstanding under the revolving portion of the JDI credit facilities and the ability to incur an additional $201 million of indebtedness under those revolving facilities, of which we believe we would have been able to borrow $129 million at that time and still be in compliance with the financial covenants set forth in the JDI credit facilities and the respective indentures for the notes and the JDI senior subordinated notes.

Since March 2001, JDI and some of its subsidiaries have funded a portion of their short-term liquidity needs through the securitization of some of their trade accounts receivable. JDI and some of its U.S. subsidiaries are parties to an agreement whereby JDI and each participating subsidiary sell, on a continuous basis, all trade receivables to JWPR Corporation, or JWPR, a wholly owned, special purpose, bankruptcy-remote subsidiary formed for the sole purpose of buying and selling receivables. Under the securitization facility, JDI and some of its subsidiaries, irrevocably and without recourse, transfer all trade receivables to JWPR. JWPR, in turn, sells an undivided interest in these receivables to Falcon Asset Management Corporation for an amount equal to the value of all eligible receivables (as defined under the receivables sale agreement) less the applicable reserve. The total purchase limit under the securitization facility is $75 million. As of July 4, 2003, about $40 million of eligible receivables (net of reserves) have been sold under the securitization facility. JWPR’s funding costs under the securitization facility have accrued interest at a weighted average interest rate of about 1.28% per annum. See “Description of Other Indebtedness—Accounts Receivable Securitization” for a more detailed explanation of the securitization facility.

Under the terms of the JDI credit facilities, any future proceeds from the securitization facility must be used first to prepay loans outstanding under the JDI credit facilities. In addition, the net amount of trade receivable subsidiaries at any time outstanding under this and any other securitization facility that JDI and its subsidiaries may enter into may not exceed $150 million in the aggregate.

During fiscal year 2002 and the six months ended July 4, 2003, JDI repaid $57 million and $63 million, respectively, of the principal amount outstanding under the term loan portion of the JDI credit facilities. In addition, we are considering the divestiture of certain non-strategic businesses, including the sale of the Whitmire Micro-Gen pest control business, which we believe could generate additional funds for debt reduction over the next four quarters.

As of July 4, 2003, we had the following payment obligations with respect to our long-term indebtedness, excluding the indebtedness associated with the securitization facility, and with respect to operating leases with non-cancelable terms in excess of one year.

	Total		Payment due within:			Due after 3 Years
			1 Year	2 Years	3 Years
	(dollars in thousands)
The notes	$406,303	(a)	$—	$—	$—	$406,303
JDI term credit facilities	833,930		29,187	36,608	36,608	731,527
JDI senior subordinated notes	557,175		—	—	—	557,175
Operating leases	114,803		33,300	25,134	16,768	39,601

Total long-term indebtedness	$1,912,211		$62,487	$61,742	$53,376	$1,734,606

(a)	Represents the principal amount at maturity. As of July 4, 2003, the book value of the notes was $232.0 million.

The characteristics of our business do not generally require us to make significant ongoing capital expenditures. We made capital expenditures of about $112 million in the fiscal year ended January 3, 2003. For the six months ended July 4, 2003, we made capital expenditures of about $62 million, compared to capital expenditures of about $38 million for the six months ended June 28, 2002. The increase in capital expenditures results primarily from information technology and other acquisition-related costs.

We may make significant cash expenditures in the next few years in an effort to capitalize on anticipated revenue growth and cost savings opportunities associated with the acquisition of the DiverseyLever business, and to continue and, in some cases, expand on specified DiverseyLever pre-acquisition restructuring initiatives.

In connection with the re-measurement of pension obligations and related plan assets, we have increased our additional minimum pension liability, which reduced our stockholders’ equity by $16 million. The adjustment reflects the current depressed market conditions in the equity markets and the related impact on the fair value of plan assets. We are currently taking actions to mitigate our exposure to further increases in our minimum pension liability, including additional planned pension contributions over the next four years.

We believe that the cash flows from operations that we anticipate as a result of additional cost savings and operating improvements associated with the acquisition of the DiverseyLever business and our ongoing restructuring initiatives, together with available cash, available borrowings under the JDI credit facilities and the proceeds from JDI’s securitization facility will be sufficient to meet our liquidity needs for the foreseeable future. There can be no assurance, however, that we will be able to generate sufficient cash flow from operations, achieve the anticipated cost savings or that our substantial indebtedness will not adversely affect our financial health. See “Risk Factors—Risks Relating to the Notes—Our substantial indebtedness may adversely affect our financial health and prevent us from making payments on the notes,” “—We require a significant amount of cash to service our indebtedness. The ability to generate cash depends on many factors beyond our control,” and “—Risks Relating to Our Business—If we are unable to successfully complete the integration of the DiverseyLever business, we may incur unanticipated costs, our operations may be disrupted and Holdings’ ability to make payments on the notes may be impaired.”

Financial Covenants under JDI Credit Facilities

Under the terms of the JDI credit facilities, Holdings, JDI and some of JDI’s subsidiaries are subject to specified financial covenants. The most restrictive covenants under the JDI credit facilities require JDI to meet the following targets and ratios:

Maximum Leverage Ratio

JDI is required to maintain a leverage ratio for each financial covenant period of no more than the maximum ratio specified in the JDI credit facilities for that financial covenant period. For purposes of the JDI credit facilities, a financial covenant period means the current fiscal quarter and the three preceding fiscal quarters. The maximum leverage ratio is the ratio of (1) JDI’s consolidated indebtedness (excluding up to $55 million of indebtedness incurred under the securitization facility and indebtedness relating to specified interest rate hedge agreements) as of the last day of a financial covenant period to (2) JDI’s consolidated EBITDA, as defined in the JDI credit facilities, for that same financial covenant period.

The JDI credit facilities require JDI to maintain a leverage ratio of no more than the ratio set forth below for each of the financial covenant periods ending nearest the corresponding date set forth below:

Financial Covenant Period Ending Nearest To	Maximum Leverage Ratio
June 30, 2003	5.00 to 1
September 30, 2003	4.75 to 1
December 31, 2003	4.25 to 1
March 31, 2004	4.00 to 1
June 30, 2004	3.75 to 1
September 30, 2004	3.50 to 1
December 31, 2004	3.25 to 1
March 31, 2005	2.75 to 1
June 30, 2005	2.75 to 1
September 30, 2005	2.75 to 1
December 31, 2005	2.75 to 1
March 31, 2006 and thereafter	2.50 to 1

Minimum Interest Coverage Ratio

JDI is required to maintain an interest coverage ratio for each financial covenant period of no less than the minimum ratio specified in the JDI credit facilities for that financial covenant period. The minimum interest coverage ratio is the ratio of (1) JDI’s consolidated EBITDA, as defined in the JDI credit facilities, for a financial covenant period to (2) JDI’s cash interest expense for the same financial covenant period.

The JDI credit facilities require JDI to maintain an interest coverage ratio of no less than the ratio set forth below for each of the financial covenant periods ending nearest to the corresponding date set forth below:

Financial Covenant Period Ending Nearest To	Minimum Interest Coverage Ratio
June 30, 2003	2.25 to 1
September 30, 2003	2.25 to 1
December 31, 2003	2.75 to 1
March 31, 2004	2.75 to 1
June 30, 2004	3.00 to 1
September 30, 2004	3.50 to 1
December 31, 2004	3.75 to 1
March 31, 2005 and thereafter	4.50 to 1

Compliance with Maximum Leverage Ratio and Minimum Interest Coverage Ratio

JDI has complied with the maximum leverage and minimum interest coverage ratio covenants for all financial covenant periods ending on or before July 4, 2003.

Capital Expenditures

The JDI credit facilities prohibit us from making capital expenditures during any calendar year in an aggregate amount exceeding the following:

Year	Maximum Capital Expenditures
(dollars in thousands)
Year ended December 31, 2003	$161,200
Year ended December 31, 2004	$122,600
Year ended December 31, 2005	$107,000
Year ended December 31, 2006	$110,000
Year ended December 31, 2007	$113,200

Beginning in calendar year 2003, however, we can exceed in a year the maximum capital expenditures limitation set forth above for that year by the amount, if any, by which the limitation set forth above for the previous year exceeded actual capital expenditures made in that previous year.

JDI made capital expenditures of $62 million in the calendar year ending December 31, 2003. Accordingly, JDI was in compliance with the limitations on capital expenditures for the calendar year ended December 31, 2003.

Post-Closing Adjustments to Acquisition Consideration

The consideration for the DiverseyLever business paid by Holdings and JDI to Unilever at the closing of the acquisition is subject to several adjustments based upon the net debt and working capital of the parties and pension matters. Some of the adjustments to the purchase price for the DiverseyLever business and the subscription price Unilever paid for its one-third equity interest in Holdings are paid upon finalization of the adjustments while other adjustments will be paid on the date on which Unilever ceases to own its equity interest in Holdings. In fiscal year 2002, specified adjustments were finalized with Unilever and were paid to Unilever as adjustments to the purchase price. See note 4 to our audited consolidated financial statements and “Certain Relationships and Related Party Transactions—Relationships with Unilever—Stockholders’ Agreement” included elsewhere in this prospectus.

Under the acquisition agreement, because JDI’s pre-acquisition debt balance exceeded its cash balance at the closing date of the acquisition, JDI is required to pay to Unilever about $11.8 million, representing a reduction to Unilever’s subscription price for its Holdings equity interest. This amount, together with interest from and including the closing date, will be paid by JDI on the date on which Unilever ceases to own its equity interest in Holdings. The amount was recorded in our audited consolidated financial statements for fiscal year 2002 as an increase to purchase price. Also, based on a determination of a working capital adjustment to the subscription price, Unilever is required to pay to JDI about $36.5 million, representing an increase to the subscription price for Unilever’s equity interest in Holdings. Unilever must pay this adjustment to the subscription price, together with interest from and including the closing date, to JDI on the date on which Unilever ceases to own its equity interest in Holdings.

In addition, based on a preliminary determination of the transferred pension assets and liabilities relating to specified plans JDI assumed in the acquisition, we anticipate that Unilever will be required to pay to JDI an aggregate of about $110.0 million, representing an adjustment to the purchase price for the DiverseyLever business. This adjustment is preliminary and is expected to be mostly agreed to with Unilever by December 2003. The majority of this adjustment is to be paid by Unilever once the amounts are agreed in respect to a plan, with the remainder to be paid, together with interest from and including the closing date, on the date on which Unilever ceases to own its equity interest in Holdings. As of July 4, 2003, JDI had received about $56.5 million, including interest, representing a portion of Unilever’s payment of the transferred pension adjustment. The transferred pension adjustment represents the shortfall of transferred pension assets relative to liabilities, adjusted for tax, if applicable. Under the acquisition agreement, if the transferred assets are less than 90% of the value of the transferred liabilities of specified DiverseyLever pension plans, JDI is required to use the amounts received from Unilever in connection with the transferred pension adjustment to fund those plans up to 90% of the value of the transferred liabilities. Any amount received from Unilever over the required funding level may be used by JDI for other purposes. As of July 4, 2003, JDI had contributed an aggregate of about $19.0 million to the pension plans.

The purchase price of the DiverseyLever business is also subject to adjustment relating to pension expenses of DiverseyLever’s employee benefit plans for the fiscal year ended June 29, 2001. This adjustment has not been finalized and agreed to with Unilever. Based on a preliminary calculation, we have determined that JDI will be required to make a payment to Unilever of about $2.6 million upon finalization of the adjustment. We expect to finalize this adjustment by May 2004. This figure is subject to change as the settlement of the pension adjustments is ongoing.

For further discussion of the post-closing adjustments to the acquisition consideration, see note 4 to our audited consolidated financial statements for the fiscal year ended January 3, 2003, included elsewhere in this prospectus.

Quantitative and Qualitative Disclosure About Market Risk

We have a significant amount of indebtedness, some of which is based in foreign currencies. In addition, as a result of the acquisition of the DiverseyLever business, JDI issued the JDI senior subordinated notes and entered into the JDI credit facilities and also significantly expanded its operations throughout the world. As a result, market risk exposure as it relates to interest and currency rates, as discussed below, has materially increased.

Interest Rate Risk

As of January 3, 2003, JDI had about $906 million of debt outstanding under the JDI credit facilities, of which about $483 million remained subject to variable rates. In addition, as of January 3, 2003, JDI had about $35 million of debt outstanding under foreign lines of credit, all of which were subject to variable rates. As of July 4, 2003, JDI had about $939 million of debt outstanding under the JDI credit facilities, of which about $500 million remained subject to variable rates. In addition, as of July 4, 2003, JDI had about $39 million of debt outstanding under foreign lines of credit, all of which were subject to variable rates. Accordingly, our earnings and cash flow are affected by changes in interest rates. At the above level of borrowings at variable rates and assuming a 1/8% increase or decrease in the weighted average interest rate under these borrowings, we estimate that our interest expense for the fiscal year ended January 3, 2003 would have changed by about $648,000 and our interest expense for the six months ended July 4, 2003 would have changed by about $336,000. In the event of an adverse change in interest rates, management would likely take actions that would mitigate our exposure to interest rate risk; however, due to the uncertainty of the actions and their possible effects, this analysis assumes no such action. Further, this analysis does not consider the effects of the change in level of the overall economic activity that could exist in such an environment.

Foreign Currency Risk

Through JDI and its subsidiaries, we conduct our business in various regions of the world and export and import products to and from several countries. Our operations may, therefore, be subject to volatility because of currency fluctuations, inflation changes and changes in political and economic conditions in these countries. Sales and expenses are frequently denominated in local currencies, and results of operations may be affected adversely as currency fluctuations affect our product prices and operating costs. We engage in hedging operations, including forward foreign exchange contracts, to reduce the exposure of our cash flows to fluctuations in foreign currency rates. All hedging instruments are designated and effective as hedges, in accordance with GAAP. Other instruments that do not qualify for hedge accounting are marked to market with changes recognized in current earnings. We do not engage in hedging for speculative investment reasons. There can be no assurances that our hedging operations will eliminate or substantially reduce risks associated with fluctuating currencies. See “Risk Factors—Risks Relating to Our Business—Fluctuations in exchange rates may materially adversely affect our business, financial condition, results of operations and cash flows and may impair Holdings’ ability to make payments on the notes” for further discussion.

Based on our overall foreign exchange exposure, we estimate that a 10% change in the exchange rates would not materially affect our financial condition or liquidity. The effect on our results of operations would be substantially offset by the impact of the hedged items.

Related Party Transactions

Until 1999, JDI was a wholly owned subsidiary of S.C. Johnson & Son, Inc., a leading manufacturer and marketer of branded consumer products for air care, home cleaning, insect control, home food management and personal care that Samuel Curtis Johnson founded in 1886. In November 1999, JDI was separated from S.C. Johnson & Son in a tax-free spin-off to descendants of Samuel Curtis Johnson and other stockholders of S.C. Johnson & Son. In connection with the 1999 spin-off, JDI entered into a number of agreements relating to the separation from S.C. Johnson & Son and their ongoing relationship after the spin-off. A number of these agreements relate to our ordinary course of business, while others pertain to JDI’s historical relationship with S.C. Johnson & Son and JDI’s former status as a wholly owned subsidiary of S.C. Johnson & Son. The material terms of these agreements, amendments to these agreements and other agreements and arrangements entered into since the 1999 spin-off are described under the captions “Certain Relationships and Related Party Transactions—Relationships with S.C. Johnson & Son” and “—Relationships with Other Johnson Family Businesses.” See also “Risk Factors—Risks Relating to Our Business—Our relationship with S.C. Johnson & Son is important to our future operations.”

Holdings, JDI and various of JDI’s subsidiaries are also party to various agreements with Unilever entered into in connection with the acquisition of the DiverseyLever business. All of the agreements with Unilever were negotiated before Unilever’s acquisition of its equity interest in Holdings and the notes in connection with the acquisition and, therefore, are on arms-length terms. See “Certain Relationships and Related Party Transactions—Relationships with Unilever.”

New Accounting Pronouncements

In July 2002, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Disposal Activities,” or SFAS No. 146. Under SFAS No. 146, liabilities for costs associated with a plan to dispose of an asset or to exit a business activity must generally be recognized in the period in which the costs are incurred. The pronouncement supercedes Emerging Issues Task Force No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity,” or EITF 94-3. Under EITF 94-3, a liability is recognized solely upon an entity’s commitment to a plan. SFAS No. 146 is effective for disposal activities initiated after December 31, 2002. We adopted SFAS No. 146 effective January 4, 2003.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” or Interpretation No. 45, which expands on the guidance for the accounting and disclosure of guarantees. Each guarantee meeting the characteristics described in Interpretation No. 45 is to be recognized and initially measured at fair value. In addition, guarantors will be required to make significant new disclosures, even if the likelihood of the guarantor making payments under the guarantee is remote. Interpretation No. 45’s disclosure requirements are effective for financial statements for annual periods ending after December 15, 2002, while the initial recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. We adopted Interpretation No. 45 effective for the fiscal year ended January 3, 2003.

In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” or SFAS No. 148. SFAS No. 148 amends Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” or SFAS No. 123, and provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for financial statements for annual periods ending after December 15, 2002, and interim periods beginning after December 31, 2002. We adopted the amendments to the SFAS No. 123 disclosure provisions required under SFAS No. 148 effective for the year ended January 3, 2003, but will continue to use the intrinsic value method under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for stock-based compensation.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities,” or Interpretation No. 46. Interpretation No. 46 defines a “variable interest entity” and requires a company to consolidate such an entity if the company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns. The interpretation also requires disclosure of variable interest entities that the company is not required to consolidate but in which it has a significant variable interest. Interpretation No. 46 is immediately effective for variable interest entities created after January 31, 2003 and effective June 15, 2003 for variable interest entities created on or prior to January 31, 2003. Our adoption of Interpretation No. 46 has not had a significant impact on our consolidated financial position or results of operations.

In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” or SFAS No. 149. SFAS No. 149 is intended to result in more consistent reporting of contracts as either freestanding derivative instruments subject to Statement 133 in its entirety, or as hybrid instruments with debt host contracts and embedded derivative features. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and hedging relationships designated after June 30, 2003. Our adoption of SFAS No. 149 is not expected to have a significant impact on our consolidated financial position or results of operations.

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” or SFAS No. 150. SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. Instruments that are indexed to and potentially settled in an issuer’s own shares that are not within the scope of SFAS No. 150 remain subject to existing guidance. SFAS No. 150 must be applied to instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. We are evaluating the impact the adoption of this standard will have on our consolidated financial position or results of operations.

BUSINESS

General

We operate our business through Holdings’ sole subsidiary, JDI, and its subsidiaries. We are a leading global marketer and manufacturer of cleaning, hygiene and appearance products and related services for the institutional and industrial cleaning and sanitation market. We are also a leading global supplier of environmentally compliant, water-based acrylic polymer resins for the industrial printing and packaging, coatings and plastics markets. We operate our cleaning, hygiene and appearance products and related services business, which we refer to as our professional business, under the names “JohnsonDiversey,” “Johnson Wax Professional” and “DiverseyLever,” and our polymer business under the name “Johnson Polymer.” The following chart shows our organizational structure and some of our indebtedness:

(1)	Commercial Markets Holdco is majority owned by descendants of Samuel Curtis Johnson. Management and employees (including former employees) of JDI and various of its affiliates also own shares of Commercial Markets Holdco. See “Beneficial Ownership.”
(2)	Holdings owns all of the outstanding shares of JDI’s common stock, except for one share owned by S.C. Johnson & Son, Inc., which wholly owned JDI prior to a tax-free spin-off in November 1999 to descendants of Samuel Curtis Johnson and other stockholders of S.C. Johnson & Son. In connection with the 1999 spin-off, JDI entered into a number of agreements relating to the separation from S.C. Johnson & Son and their ongoing relationship after the spin-off. A number of these agreements relate to ordinary course of business transactions, while others pertain to JDI’s historical relationship with S.C. Johnson & Son and JDI’s former status as a wholly owned subsidiary of S.C. Johnson & Son. The material terms of these agreements and other agreements and arrangements entered into since the 1999 spin-off are described under the caption “Certain Relationships and Related Party Transactions—Relationships with S.C. Johnson & Son.”
(3)	Various subsidiaries of JDI are also party to the JDI credit facilities. Holdings is a guarantor of the obligations of JDI and various of its subsidiaries under the JDI credit facilities.
(4)	JDI’s senior subordinated notes are guaranteed by most of JDI’s U.S. subsidiaries.

We sell our products in more than 120 countries through our direct sales force, wholesalers and third-party distributors. Our sales are balanced geographically, with our principal markets being Europe, North America and the Asia Pacific region. For the twelve months ended July 4, 2003, Europe represented about 44%, North America represented about 37% and the Asia Pacific region represented about 15% of our net sales. We had net sales of about $2.8 billion and operating profit of about $112.6 million for the twelve months ended July 4, 2003.

Through JDI and its subsidiaries, we operate two businesses:

•	Professional. We market and manufacture cleaning, hygiene and appearance products and related services for the $18.5 billion global institutional and industrial cleaning and sanitation market, as estimated by Kline & Company. Through our professional business, we supply cleaning, hygiene and appearance products, including food service, food processing, floor care, restroom/other housekeeping, laundry and industrial products, to a diverse group of end-users such as food and lodging establishments, food processing facilities, BSCs, educational institutions, retail outlets, healthcare facilities, industrial plants and governmental and other facilities. In addition, we provide a wide range of value-added services, including safety and application training, safety and hygiene consulting and hygiene auditing. We sell our professional products and related services on a global basis to a broad range of customers in diverse industries, including companies such as The Coca-Cola Company, Heineken N.V., Hilton Hotels Corporation, ISS-International Service Systems A/S, McDonald’s Corporation, Royal Ahold and Wal-Mart Stores, Inc. For the twelve months ended July 4, 2003, our professional business had net sales of about $2.6 billion and operating profit of about $80.8 million.

•	Polymer. We supply environmentally compliant, water-based acrylic polymer resins to the industrial printing and packaging, coatings and plastics markets. Polymer resins work within inks, paints and floor coatings to disperse or carry colorants, provide adhesion to the material being coated, protect the surface of the material and provide a glossy finish. We sell these resins on a global basis to customers such as Flint Ink Corporation, INX International Ink Co. and Sun Chemical Corporation. For the twelve months ended July 4, 2003, our polymer business had net sales of about $279.2 million, including intercompany sales to our professional business of about $19.2 million, and operating profit of about $31.8 million.

The Institutional and Industrial Cleaning and Sanitation Industry

The institutional and industrial cleaning and sanitation industry consists of the manufacture and sale of specialized cleaning, hygiene and appearance products and related services to a diverse group of end-users, including food and lodging establishments, food processing facilities, BSCs, educational institutions, retail outlets, healthcare facilities, industrial plants and governmental and other facilities. Kline & Company estimates that the global market for institutional and industrial cleaning and sanitation was about $18.1 billion in sales to end-users in 2001 and about $18.5 billion in sales to end-users in 2002. We believe that the demand for cleaning, hygiene and appearance products and related services will grow as a result of global expansion by end-users in multiple sectors, increased governmental food safety regulation and heightened public awareness of hygiene and food safety.

Competition in the industry is highly fragmented, with us and Ecolab Inc., our largest competitor, accounting for a combined 31% of the worldwide market in terms of sales. A large number of regional and local suppliers comprise the remaining 69%. The majority of institutional and industrial cleaning and sanitation industry sales are conducted through third-party distributors. Larger companies, however, such as us and Ecolab, also employ in-house sales forces to sell directly to customers. Larger companies seek to differentiate their product offerings by providing value-added services and focusing on new technology and innovation through client-specific research and development.

Competitive Strengths

We benefit from the following competitive strengths:

•	Leading Global Market Positions and Strong Brand Identity—We are the largest supplier of cleaning, hygiene and appearance products and related services in Europe, Latin America, Africa, the Middle East and the Asia Pacific region, and the second largest supplier in North America. We believe that our customers associate the JohnsonDiversey, Johnson Wax Professional and DiverseyLever brand names with state-of-the-art food service, food processing, floor care and laundry products, and dispensing technologies, as well as outstanding customer service. In addition, in North America, Europe and the Asia Pacific region, we are the largest supplier of environmentally compliant, water-based acrylic polymer resins to the niche printing and packaging polymer market.

•	Broad Portfolio of Products and Services—We offer our professional customers an extensive range of cleaning, hygiene and appearance products in each of six different categories — food service, food processing, floor care, restroom/other housekeeping, laundry and industrial. In the floor care category, for example, we offer products such as cleaners, finishes, sealers and strippers for all types of flooring surfaces, as well as related application equipment such as scrubber-dryers and polishers. In addition, we provide a complete line of value-added services such as safety and application training, safety and hygiene consulting and hygiene auditing. Our extensive product portfolio and value-added service component allow us to act as a “one-stop shop.” This provides us with the capability to provide tailored solutions for the diverse needs of our customers in key end-user sectors, which we believe differentiates us from regional and local competitors.

•	Extensive Geographic and Distribution Channel Reach—Many of our customers, such as those in the food and lodging, and retail sectors, currently maintain a global presence or intend to expand internationally. We believe that our global presence, evidenced by our sales to customers in more than 120 countries, together with our extensive product portfolio and integrated service component, position us well to be a single-source provider of tailored solutions and a standardized product line for customers across multiple geographic locations. In addition, we sell our products either directly to end-users or through a network of distributors, wholesalers and other third-party intermediaries. We estimate that direct sales to end-users by our sales force typically account for about half of our professional sales, with indirect sales through third-party channels accounting for the other half. We believe this balanced combination of direct and third-party sales channels allows us to provide our broad range of products and services to diverse end-users in a cost-effective manner.

•	Limited Exposure to Economic Downturns—We believe that our sales are well-balanced by product category, end-user sector and geographic region. No single customer accounts for a significant percentage of our net sales. This balance reduces our exposure to economic downturns in specific regions or industries. Further, we believe that the institutional and industrial cleaning and sanitation industry is less susceptible to general economic downturns because end-user customers must maintain government-imposed and market-driven standards of cleanliness and sanitation in all economic environments.

•	Long-Term Customer Relationships—We believe that our ability to create and maintain long-term relationships with our customers promotes stable and recurring revenues. Our relationship with each of our top ten customers has existed for over ten years. We believe that these long-term relationships result from our innovative, extensive and high-quality product lines, our broad geographic reach and our tailored solutions approach to customer service, whereby we offer not only our products, but also equipment, systems, consulting, training and other services tailored to meet a customer’s specific cleaning and sanitation needs. Many of our customers install and use our dispensing equipment in their facilities and train employees to use our products and operate our cleaning systems. We believe that the replacement of equipment and systems and the retraining of employees would be a significant endeavor for many of our customers.

•	Experienced Management Team with Strong Sponsorship—We are led by an experienced senior management team with a proven track record of operating in the institutional and industrial cleaning and sanitation market, and integrating acquired companies. This management team currently is responsible for the ongoing integration of the DiverseyLever business, which, as of July 4, 2003, was ahead of the plan we created at the time of the acquisition of the DiverseyLever business with respect to cost savings from synergies, headcount reduction and other key integration goals. A management equity program is in place at JDI that gives our management team a meaningful stake in the success of our business. We are principally owned by descendants of Samuel Curtis Johnson, who have provided sponsorship to their businesses for over 100 years, and have been involved for over 50 years in the institutional and industrial cleaning and sanitation industry.

Strategy

Our objective is to become the global provider of choice of cleaning, hygiene and appearance products and related services to customers in our target end-user sectors. The key elements of our strategy are as follows:

•	Leverage Revenue Growth Opportunities—We intend to continue to leverage the opportunities for revenue growth created by the acquisition of the DiverseyLever business. We plan to remain focused on cross-selling opportunities resulting from our businesses’ complementary product offerings and geographic footprint. As of July 4, 2003, we had already exceeded our revenue target for cross-selling in fiscal year 2003. We also intend to utilize the strength of our combined businesses to attract new customers. The acquisition greatly increased our network of international distributors and the size of our direct sales force, thus broadening our global access to existing and new end-users. New customers acquired since the acquisition include, among others, Lawson Inc. and Efes Breweries International NV. In addition, we have significantly expanded existing relationships with customers such as NH Hoteles, S.A., Tesco PLC and Wal-Mart Stores, Inc.

•	Focus on Achieving Operating Efficiencies to Improve Margins—We intend to complete, and in some cases expand on, a series of initiatives designed to improve our operating margins and position us for further growth. As part of these initiatives, we intend to reduce our operating costs by eliminating excess capacity through the rationalization of manufacturing plants, consolidation of physical distribution infrastructure and reduction of overlap in back-office and administrative functions. From May 3, 2002 to July 4, 2003, we closed seven manufacturing plants and intend to close additional plants within the next eighteen months. In addition, since May 3, 2002, we have reduced headcount by over 1,000 individuals. As of July 4, 2003, we were ahead of plan on cost-synergy realization, headcount reduction and a number of other key integration goals.

•	Capitalize on Market Trends—Many end-users, including in the food and lodging and retail sectors, are pursuing rapid global expansion. As a provider of a full range of cost-effective, standardized products and related services across multiple geographic regions, we believe that we are well-positioned to meet these end-users’ global needs. Further, because the institutional and industrial cleaning and sanitation industry primarily consists of regional and local suppliers, we believe the globalization of our customers creates significant opportunities for further growth of our business. Also, in the food and lodging and food processing sectors, food safety regulations and customer demands for clean and attractive facilities have increased significantly throughout the world in recent years. We believe that our global reach, breadth of products, tailored cleaning solutions and attention to customer service position us well to capitalize on this market trend.

•	Strengthen and Expand Relationships with Customers by Providing Value-Added Services—Many of our customers have a growing need for tailored cleaning solutions. We intend to continue to meet this need by offering a broad range of value-added services, including safety and application training, safety and hygiene consulting, hygiene auditing, expert witness consulting, tailored cleaning methodologies and work process management tools. We believe these value-added services drive customer loyalty by helping our customers minimize costs and improve results, and thereby contribute to our ability to attract new customers and maintain strong relationships with our existing customers. We have not experienced any significant customer losses since the acquisition of the DiverseyLever business.

•	Grow Through Research and Development and Product Innovation—Through continued research and development, we intend to build on our leadership in product innovation by developing customized and value-added new products, services, equipment and cleaning systems to meet current and future demands of end-users. Substantially all of our principal products have been developed by our research and development and engineering personnel. We also have developed innovative systems, equipment and services, including extended durability floor care systems, multi-purpose floor cleaning equipment and hygiene auditing services. In each of the last three calendar years, we spent more than $50 million on research and development, and for the twelve months ended July 4, 2003, research and development expenses represented 2.5% of our net sales. We believe that our continuing research and development activities and investments provide innovative and unique products, services, equipment and cleaning systems that further differentiate us from our competitors.

Professional Business

Products

Through JDI and its subsidiaries, we are a worldwide supplier of cleaning, hygiene and appearance products and related services to the institutional and industrial cleaning and sanitation market. We offer a broad, diversified line of products and related services to customers in more than 120 countries. We currently offer a wide range of products in each of six different categories—food service, food processing, floor care, restroom/other housekeeping, laundry and industrial.

Food Service.    Food service products remove soil and eliminate microbiological contamination from food contact surfaces. Our food service products include chemicals for washing dishes, glassware, flatware, utensils and kitchen equipment; dish machines; pre-rinse units; dish tables and racks; hood, duct and exhaust cleaning products; food handling and storage products; and safe floor systems and tools. We also manufacture and supply kitchen cleaning products, such as general purpose cleaners, lime scale removers, bactericides/disinfectants, detergents, oven and grill cleaners, general surface degreasers, floor cleaners and food surface disinfectants. In addition, we support all cleaning tasks with documented cleaning methods and hygiene plans.

Food Processing.    We offer detergents, cleaners, sanitizers and lubricants, as well as cleaning systems, electronic dispensers and chemical injectors for the application of chemical products. We also offer gel and foam products for manual open plant cleaning, acid and alkaline cleaners and membrane cleaning products. In addition, we provide consulting services in the areas of food safety and quality management.

Floor Care.    We manufacture a broad range of floor care products and systems, including finishes, buffable waxes, cleaners, polishes, sealers and strippers for all types of flooring surfaces, including vinyl, terrazzo, granite, concrete, marble, linoleum and wood. We also provide a full range of carpet cleaners, such as extraction cleaners and shampoos; carpet powders; treatments, such as pre-sprays and deodorizers; and a full line of carpet stain removers. Our range of products also includes carpet cleaning and floor polishing machines.

Restroom/Other Housekeeping.    We offer a fully integrated line of products and dispensing systems for hard surface cleaning, disinfecting and sanitizing, hand washing and air deodorizing and freshening. Our restroom care and other housekeeping products include bowl and hard surface cleaners, hand soaps, sanitizers, air care products, general purpose cleaners, disinfectants and specialty cleaning products.

Laundry.    We offer detergents, stain removers, fabric conditioners, softeners and bleaches in liquid, powder and concentrated forms to clean items such as bed linen, clothing and table linen. Our range of products covers all of the requirements of fabric washing from domestic-sized machines in small hotels to continuous batch washers in commercial laundries. We also offer customized washing programs for different levels and types of soils, a comprehensive range of dispensing equipment and a selection of process control and management information systems.

Industrial.    We offer industrial cleaners and degreasers and a line of specialty vehicle cleaners that remove traffic film, road soil, dirt and grime from the surfaces of vehicles, including automobiles, buses and trucks.

End-Users and Customers

Through JDI and its subsidiaries, we service numerous accounts on a national and global basis. No end-user customer accounts for more than 3% of our professional net sales. We believe that our overall customer base is relatively stable. All of our relationships with our top ten end-user customers and distributors have existed for over ten years. We believe that our long-term relationships result from our innovative, extensive and high-quality product lines, our broad geographic reach and our value-added services. In addition, we believe that many of our customers rely on our services to maintain their brand image.

We offer our professional products directly or through third-party distributors to end-users in eight sectors— food and lodging, food processing, building service contractors, education, retail, healthcare, industrial and other.

Food and Lodging.    Food and lodging end-users include fast food and full service restaurants, first class, luxury and economy hotel chains, independent hotels and nursing/care homes. Our food and lodging customers include Accor S.A., Burger King Corporation, Hilton Hotels Corporation, Hyatt, Joyful, McDonald’s Corporation, Pizza Hut, Inc., Skylark, Sol Melia S.A. and Six Continents Hotels Group plc. We believe that we are a leading supplier to nursing home chains and care homes in the United States and Europe and have a strong presence in the food and lodging market in Europe, Latin America, Africa/Middle East and the Asia Pacific region.

Food Processing.    Food processing end-users include dairy plants, dairy farms, breweries, soft-drink bottling plants and meat, poultry and other food processors. Our beverage processing customers include Brahma, Carlsberg, Coca-Cola, Heineken N.V., Interbrew S.A. and PepsiCo, Inc. Campina Melkunie, Danone and Parmalat are some of our dairy customers, and Arla Foods amba, Frito-Lay, Inc. and Unilever are some of our food processing customers.

Building Service Contractors.    Building service contractors and contract caterers clean, maintain and manage facility and food service operations in office buildings, retail stores, healthcare facilities, educational institutions and factories. Our BSC customers include ISS-International Service Systems A/S, Rentokil Initial PLC and Sodexho Marriott Services, Inc. We believe that we are a leading global supplier of floor care cleaners and product dispensing systems to BSCs and mechanical warewashing and kitchen cleaning systems to contract caterers.

Education.    Educational end-users include primary and secondary schools, technical schools, colleges and universities. Several of our customers in the educational sector are the Chicago Public School System, Pennsylvania State University and the University of Notre Dame.

Retail.    Retail end-users include supermarkets, drug stores, discounters, hypermarkets and wholesale clubs. Our retail customers include Carrefour S.A., CGC Group, J. Sainsbury plc, Lawson Inc., Publix Super Markets, Inc., Royal Ahold, Safeway Inc., Target Corporation, Tesco PLC and Wal-Mart Stores, Inc.

Healthcare.    Healthcare end-users include both private and public hospitals, long-term care facilities and other facilities where medical services are performed. Our healthcare customers include the Mayo Clinic & Foundation and Veterans Administration Medical Centers.

Industrial.    Industrial end-users include factories, industrial plants, including paper and pulp plants and water treatment facilities, and offices. Some of our industrial customers are Deere & Company, PBR Automotive and Piper Impact.

Other.    End-users in this sector include cash and carry establishments, government institutions and commercial laundries. Cash and carry customers are stores in which professional end-users purchase products for their own use. Commercial laundry customers include professional laundries operated for profit, as well as large hospital on-site laundries. Some of our commercial laundry customers include Bardusch, Initial Textile and Lindstrom.

The following chart shows the types of products we sell to each end-user sector:

End-User Sectors	Product Categories
	Food Service	Food Processing	Floor Care	Restroom/Other Housekeeping	Laundry	Industrial	Other
Food and Lodging	✓		✓	✓	✓		✓
Food Processing		✓	✓	✓
BSCs	✓		✓	✓			✓
Education	✓		✓	✓			✓
Retail	✓		✓	✓			✓
Healthcare	✓		✓	✓	✓		✓
Industrial			✓	✓		✓
Other	✓		✓	✓	✓		✓

Sales and Distribution

Through JDI and its subsidiaries, we sell our products and systems in domestic and international markets through company-trained sales and service personnel, who also advise and assist customers in the proper and efficient use of products and systems in order to meet a full range of cleaning and sanitation needs. We sell our products in more than 120 countries either directly to end-users or through a network of distributors, wholesalers and third-party intermediaries. We employ a direct sales force of over 6,000 employees to market and sell our products. We contract with local third-party distributors on an exclusive and non-exclusive basis. We estimate that direct sales to end-users by our sales force typically account for about half of our professional net sales, with indirect sales through third-party channels accounting for the other half.

In our larger customer sectors, such as food processing, the supply of cleaning, hygiene and appearance products involves more than the physical distribution of detergents. In these sectors, customers may contract for the provision of a complete hygiene system, which includes products as well as safety and application training, safety and hygiene consulting, hygiene auditing and after-sales services. We employ specialized sales people who are trained to provide these specific services and, through our tailored cleaning solutions approach, we are able to address the specific needs of these customers.

The following table shows net sales of our professional business for fiscal years 2000 and 2001, the six months ended December 28, 2001, fiscal year 2002 and the six months ended July 4, 2003 in the United States and other countries:

	Professional Business Net Sales
	Fiscal Year Ended June 30, 2000	Fiscal Year Ended June 29, 2001	Six Months Ended December 28, 2001	Fiscal Year Ended January 3, 2003(1)	Six Months Ended July 4, 2003(1)
	(dollars in thousands)
United States	$389,063	$444,134	$198,144	$704,073	$408,876
Non-U.S. Countries	413,610	468,482	239,263	1,247,385	916,504

(1)	Includes sales agency fee income resulting from sales of Unilever’s consumer brand cleaning products in the institutional and industrial markets.

For additional financial information regarding our professional business, see note 26 to our consolidated financial statements for the fiscal year ended January 3, 2003, note 13 to our consolidated financial statements for the six months ended July 4, 2003 and note 24 to our consolidated financial statements for the three years ended July 29, 2001 and the six months ended December 28, 2001, included elsewhere in this prospectus.

Suppliers

Suppliers for our cleaning, hygiene and appearance products provide raw materials, packaging components, equipment, accessories and contract manufactured goods. The key raw materials we use in our professional business are surfactants, polymers and resins, fragrances, solvents, caustic soda, waxes, chelates and phosphates. Packaging components include bag-in-the-box containers, bottles, corrugated boxes, drums, pails, totes, aerosol cans, caps, triggers and valves. Equipment and accessories include dilution control, warewashing and laundry equipment, floor machines, air care dispensers, mops, buckets, carts and other items used in the maintenance of a facility.

We believe that all raw materials required for the manufacture of our products and all components related to our equipment are available from multiple sources. Although we purchase some raw materials under long-term supply arrangements with third parties, these arrangements are not material to our business.

Manufacturing and Facilities

Our manufacturing process principally involves processing (mixing) and filling operations. We have manufacturing facilities in all regions in which we operate, including Canada, Brazil, France, Germany, Italy, Switzerland, the Netherlands, Spain, the United Kingdom, Japan, China and North America. We have a total of 48 manufacturing facilities in 27 countries. Our principal manufacturing facility for our professional business is located at Waxdale in Sturtevant, Wisconsin. JDI leases this facility from S.C. Johnson & Son under a lease expiring in 2009, with renewal options. See “Certain Relationships and Related Party Transactions—Relationships with S.C. Johnson & Son—Leases.” Our corporate headquarters are also located in Sturtevant, Wisconsin.

As part of our initiatives designed to improve our operating margins and position us for growth, we intend to reduce our operating costs by eliminating excess capacity. We have closed seven manufacturing plants from May 3, 2003 through July 4, 2003, which has resulted in significant cost savings. In addition, we intend to close additional plants within the next 18 months. We believe our facilities are in good condition and are adequate to meet the existing production needs of our professional business.

The following table summarizes our principal plants and other physical properties that are important to our professional business. Unless indicated otherwise, all properties listed below, other than those properties leased from S.C. Johnson & Son, are subject to mortgages.

Location	Approximate Square Feet Occupied				Principal Activity
	Owned		Leased
United States
Madera, California			89,600		Manufacturing and warehouse

Garden Grove, California			35,900		Manufacturing, warehouse and research and development

Santa Cruz, California			75,000		Manufacturing and research and development

St. Louis, Missouri	52,000				Manufacturing

Sharonville, Ohio			284,000	*	Manufacturing and research and development

East Stroudsburg, Pennsylvania	142,000	**			Manufacturing

Mt. Pleasant, Wisconsin			365,000		Warehousing logistics

Sturtevant, Wisconsin			180,000	***	Manufacturing

Sturtevant, Wisconsin	278,000				International headquarters, data center and research and development

Watertown, Wisconsin	125,000				Manufacturing

International

London, Canada	193,200				Manufacturing

Socorro (Sao Paolo), Brazil	122,914	**	97,448		Manufacturing

Villefranche-sur-Soane, France	180,900	**			Manufacturing

Kirchheimbolanden, Germany	302,400		86,400		Manufacturing

Bagnolo, Italy	594,000	**			Manufacturing

Munchwilen, Switzerland	112,100				Manufacturing

Enschede, The Netherlands	289,440				Manufacturing

Utrecht, The Netherlands	43,750		68,100		Office and research and development

Polinya, Spain	240,116				Manufacturing

Valdemoro, Spain			45,000		Manufacturing

Cotes Park, United Kingdom	583,200				Manufacturing and warehouse

Gebze, Turkey			49,700		Manufacturing

Shizuoka-Ken, Kakegawa, Japan	115,000				Manufacturing

Guangdong, China	75,320				Manufacturing

*	Leased pursuant to sale-leaseback arrangement.
**	Not mortgaged.
***	Leased from S.C. Johnson & Son.

Competition

The worldwide market for our professional products is highly competitive. Our principal professional competitor on a worldwide basis is Ecolab Inc., which is the largest supplier of cleaning and sanitizing products in the institutional and industrial cleaning and sanitation industry. Ecolab has significant capacity, technology, expertise and financial resources, which enables it to compete effectively with us. We also face significant competition from numerous national, regional and local companies within some or all of our product lines in each sector that we serve. Many of these companies have increased in strength as a result of recent consolidations in the industry. Barriers to entry and expansion in the institutional and industrial cleaning and sanitation industry are low and significant new entrants in the market include The Procter & Gamble Company and The Clorox Company, which have expanded into the institutional sector from their bases in consumer products, and Kimberly-Clark Corporation, which has expanded from paper accessories into personal care and washroom products.

We seek to differentiate our products from those of our competitors by (1) building upon our reputation in food service, food processing, floor care and laundry, (2) providing cost control mechanisms to our customers from our advanced dispensing and dilution products, (3) proactively responding to customer needs, and (4) providing product related value-added services. We believe the quality and ease of use of our products are competitive strengths. In addition, we have long-standing relationships with many of our top customers. Price considerations and sales and marketing effectiveness are also important competitive factors. To achieve expected profitability levels, we must, among other things, maintain the service levels and competitive pricing necessary to retain existing customers and attract new customers.

Polymer Business

Products

Through JDI and its subsidiaries, we manufacture styrene acrylic resins and styrene acrylic emulsion polymers for inks, over-print varnishes, powder coatings, pigment dispersions, high solids thermoset coatings, urethane coatings, water based industrial and architectural coatings, and plastic additives. We sell these products to industrial customers in the printing and packaging, coatings and plastics industries in North America, Europe and Asia.

Printing and Packaging (Ink and Overprint Varnish).    We are a leading global supplier of polymer products to the printing and packaging industry and are committed to working with our graphic arts customers to customize their product offerings. We believe that we are a leading innovator of environmentally compliant, water-based polymer technology, and we invest more than 6% of our polymer sales each year in research and development towards new products and technologies. Our emulsions and styrene acrylic resins are used in the manufacturing of liquid inks, overprint varnishes, pigment dispersions and wax emulsions for a wide range of applications in the printing and packaging industry. Our largest end-user sector is consumer packaging where applications include corrugated boxes, beverage cartons, cereal and packaged food boxes, packaging for health and beauty aids, toys and other non-durable consumer goods.

Coatings.    In the industrial markets, our polymer products are used in wood, metal and plastic coatings and include one component water-based emulsions, two component emulsions, polyurethane high solid coatings and baking enamels. In the architectural market, our emulsions are used in interior and exterior paint sold through retail outlets.

Plastics.    In the plastics industry, our resins are used as additives to improve the processing of the plastics or their physical or functional properties.

End-Users and Customers

Through JDI and its subsidiaries, we principally supply acrylic polymers to industrial customers in the industrial printing and packaging, coatings and plastics industries. The printing and packaging market, consisting of liquid ink, pigment dispersion and over print varnish manufacturers, represents our polymer business’ largest customer sector. During fiscal year 2002, Sun Chemical Corporation, our largest polymer customer, accounted for about 10% of our net sales of polymer products. We also had net sales of polymers to our professional business of about $19.2 million, or about 6.9% of net sales of our polymer business, for the twelve months ended July 4, 2003.

Sales and Distribution

We sell our polymer products to customers primarily through our own sales force located in North America, Europe and the Asia Pacific Region. As of July 4, 2003, our sales force for our polymer business consisted of about 40 employees.

The following table shows the net sales of our polymer business for fiscal years 2000 and 2001, the six months ended December 28, 2001, fiscal year 2002 and the six months ended July 4, 2003 in the United States and other countries:

	Polymer Business Net Sales
	Fiscal Year Ended June 30, 2000	Fiscal Year Ended June 29, 2001	Six Months Ended December 28, 2001	Fiscal Year Ended January 3, 2003	Six Months Ended July 4, 2003
	(dollars in thousands)
United States	$152,254	$146,086	$63,634	$137,869	$68,822
Non-U.S. Countries	73,272	74,131	47,938	107,068	65,253

For additional financial information regarding our polymer business, see note 26 to our consolidated financial statements for the fiscal year ended January 3, 2003, note 13 to our consolidated financial statements for the six months ended July 4, 2003 and note 24 to our consolidated financial statements for the three years ended July 29, 2001 and the six months ended December 28, 2001, included elsewhere in this prospectus.

Suppliers

Our primary suppliers of raw materials for our polymer business are Celanese AG, Ineos Group, Nova Chemicals Corporation and Royal Dutch/Shell Group. We believe that all materials required for production of our polymer products are available from multiple sources, and we operate under contracts with all of our major raw material suppliers. The top five raw materials we purchase for our polymer business are styrene, acrylic acid, alpha methyl styrene, 2-ethyl hexyl acrylate and methyl methacrylate.

Manufacturing and Facilities

Our principal manufacturing facility for our polymer business is located at Waxdale in Sturtevant, Wisconsin. JDI leases this facility from S.C. Johnson & Son under a lease expiring in 2009, with renewal options. See “Certain Relationships and Related Party Transactions—Relationships with S.C. Johnson & Son—Leases.” We believe our facilities are in good condition and are adequate to meet the existing production needs of our polymer business.

The following table summarizes our principal plants and other physical properties that are important to our polymer business. Unless indicated otherwise, all properties listed below, other than those properties leased from S.C. Johnson & Son, are subject to mortgages.

Location	Approximate Square Feet Occupied		Principal Activity
	Owned	Leased
Seaford, Delaware	46,000		Manufacturing

Sturtevant, Wisconsin		143,500*	Manufacturing

Sturtevant, Wisconsin		156,000	Logistics (warehouse, distribution)

Heerenveen, The Netherlands	140,000		European headquarters, manufacturing and logistics (warehouse, distribution)

*	Leased from S.C. Johnson & Son.

Competition

The polymer industry is highly competitive. We believe we are the leading supplier of acrylic polymers to the printing and packaging industry, and we are the top supplier in all regions. Our principal competitor in the market for water-based acrylic polymers for printing and packaging applications is Rohm and Haas Company, and in the architectural and industrial coatings markets, our principal competitors are Avecia Limited, BASF AG, The Dow Chemical Corporation and Rohm and Haas Company. Other competitors in the specialty chemical industry include Air Products and Chemicals, Inc., Eastman Chemical Company and Goodrich Corporation. These competitors are larger and have greater financial resources than we do. As a result, they may be better able to respond to price increases in raw materials and to compete on pricing than we are. By capitalizing upon our unique research and development expertise and providing customers with new products and technologies, we believe that we are able to compete successfully in the polymer industry.

Information Technology

Our information systems consist of leading software, hardware and services. These systems include components such as Siebel for customer relationship management, SAP and JDEdwards for enterprise resource management, and Business Objects, SQL Server and Informatica for Business Intelligence. We use IBM and Compaq hardware, the Microsoft Suite of office productivity tools and Lotus Notes for groupware and for e-mail. Our database management systems include Oracle, AS400 and SQL Server.

For specialized expertise, we contract with leading services providers such as Deloitte Consulting L.P., Mascon IT Limited and Systime Computer Corporation. Currently, we are implementing a three-year plan involving estimated expenditures of $115 million to consolidate and optimize our system’s architecture to align with our business needs and provide on-line, real-time, fully integrated information.

Proprietary Rights; Research and Development

We believe that the Johnson housemark and the Diversey trademark are important to our business. S.C. Johnson & Son has granted us a license to use specified trade names, housemarks and trademarks that incorporate “Johnson,” including “Johnson Wax Professional,” and to use the “Johnson” name, with our owned trade name “Diversey,” in the commercial and industrial channels of trade. See “Certain Relationships and Related Party Transactions.” We own the Diversey trademark and have filed registrations of that trademark in various jurisdictions. These registrations are renewable, potentially indefinitely, as long as we continue to use the Diversey trademark. Other than the Johnson and Diversey marks, we do not believe that our overall business is materially dependent on any individual trademark or patent.

In connection with the acquisition of the DiverseyLever business, JDI entered into several license agreements with Unilever under which Unilever granted us a license of specified trademarks, patents, design rights, copyrights and know-how used in the DiverseyLever business, including the “Lever” name, that were retained by Unilever. In addition, under a transferred technology license agreement, JDI has granted a license to Unilever to use specified intellectual property rights and patents and registered designs that were transferred to JDI in the acquisition. The licenses granted under these agreements generally terminate with the expiration of the particular patent, design right, copyright or know-how, unless terminated earlier. We do not believe that our overall business is materially dependent on these license agreements. With respect to the Lever mark, the license terminates on November 2, 2004. See “Certain Relationships and Related Party Transactions—Relationships with Unilever—Intellectual Property Agreements.”

Manufacturing expertise and innovative technologies are also important to our business. In particular, our ability to compete effectively is materially dependant upon the technology used in the manufacturing process. We conduct most of our research and development activities at our research facilities located in Sturtevant, Wisconsin, Sharonville, Ohio, Santa Cruz, California, Utrecht, the Netherlands and Munchwilen, Switzerland. We also have local development and application support in the Asia Pacific region, including Japan, in Brazil and in other locations in Europe. Through our research, we aim to improve the production processes in our manufacturing facilities, as well as to develop new, more innovative and competitive products, applications and processes and to provide technical assistance to customers to help them improve their operations. In addition, JDI has entered into a technology disclosure and license agreement with S.C. Johnson & Son under which each party has agreed to disclose to the other new technologies that it develops internally, acquires or licenses from third parties. See “Certain Relationships and Related Party Transactions—Relationships with S.C. Johnson & Son—License Agreements.”

Substantially all of our principal products have been developed by our research and development and engineering personnel. The following table shows the research and development expenses for our professional and polymer businesses for fiscal years 2000 and 2001, the six months ended December 28, 2001, fiscal year 2002 and the six months ended July 4, 2003:

	Fiscal Year Ended June 30, 2000	Fiscal Year Ended June 29, 2001	Six Months Ended December 28, 2001	Fiscal Year Ended January 3, 2003	Six Months Ended July 4, 2003
	(dollars in millions)
Professional	$22.8	$23.9	$11.2	$47.6	$27.8
Polymer	14.4	14.7	7.4	16.8	7.7

Employees

As of July 4, 2003, we employed over 13,000 employees, of which about 3,300 were employed in the United States and the remainder were employed outside of the United States. About 3% of our employees in the United States are covered by a collective bargaining agreement, which expires in 2004. We believe that we have a satisfactory working relationship with organized labor in the United States and have not had any major work stoppages since 1996.

In Europe, the majority of our employees are represented by labor unions and covered by collective bargaining agreements. Collective bargaining agreements are generally renewable on an annual basis. In several European countries, local co-determination legislation or practice requires employees of companies that are over a specified size or that operate in more than one European country to be represented by a works council. Works councils typically meet between two and four times a year to discuss management plans or decisions that impact employment levels or conditions within the company, including closures of facilities. We have works councils in a number of European countries, as well as one that covers all of Europe. The majority of our European employees are covered by a works council. We believe that our labor relations in Europe have been stable during the last several years.

A number of employees in Australia, Japan, Latin America, New Zealand and South Africa belong to labor unions and are covered by collective bargaining agreements. Local employment legislation may impose significant requirements in these and other jurisdictions, including consultation requirements.

We anticipate a further reduction in our total workforce as a result of the ongoing integration of the DiverseyLever business.

Environmental Regulation

Our operations are regulated under a number of federal, state, local and foreign environmental and safety laws and regulations that govern, among other things, the discharge of hazardous materials into the air, soil and water as well as the use, handling, storage and disposal of these materials. These laws and regulations include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, as well as analogous state, local and foreign laws. Compliance with these environmental laws is a major consideration for us because we use hazardous materials in some of our manufacturing processes. In addition, because we are a generator of hazardous wastes, we, along with any other person who disposes or arranges for the disposal of our wastes, may be subject to financial exposure for costs associated with an investigation and any remediation of sites at which we have disposed or arranged for the disposal of hazardous wastes if those sites become contaminated, even if we fully complied with applicable environmental laws at the time of disposal. Furthermore, process wastewater from our manufacturing operations is discharged to various types of wastewater management systems. We may incur significant costs relating to contamination that may have been, or is currently being, caused by this practice. We are also subject to numerous federal, state, local and foreign laws that regulate the manufacture, storage, distribution and labeling of many of our products, including some of our disinfecting, sanitizing and antimicrobial products. Some of these laws require us to have operating permits for our production facilities, warehouse facilities and operations, and we may not have some of these permits or some of the permits we have may not be current. In the event of a violation of these laws, we may be liable for damages and for the costs of remedial actions and may also be subject to revocation, non-renewal or modification of our operating and discharge permits. Any such revocation, non-renewal or modification may require us to cease or limit the manufacture and sale of products at one or more of our facilities and may have a material adverse effect on our business, financial condition, results of operations and cash flows. Environmental laws may also become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with any violation, which also may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Environmental regulations most significant to us are summarized below:

Toxic Substances

We are subject to various federal, state, local and foreign laws and regulations governing the production, transport and import of industrial chemicals. Notably, the Toxic Substances Control Act gives the U.S. Environmental Protection Agency, or EPA, the authority to track, test and/or ban chemicals that may pose an environmental or human-health hazard. We are required to comply with certification, testing, labeling and transportation requirements associated with regulated chemicals. To date, compliance with these laws and regulations has not had a material adverse effect on our business, financial condition, results of operations or cash flows.

Pesticide Regulation

Some of our facilities are subject to various federal, state, local or foreign laws and regulations governing the manufacture and/or use of pesticides. We manufacture and sell certain disinfecting and sanitizing products that kill microorganisms, such as bacteria, viruses and fungi. These products are considered “pesticides” or “antimicrobial pesticides” and, in the United States, are governed primarily by the Federal Insecticide Fungicide and Rodenticide Act, as amended by the Food Quality Protection Act of 1996. To register these products, we must meet various efficacy, toxicity and labeling requirements and must pay initial and on going registration fees. In addition, some states or foreign jurisdictions may impose taxes on sales of pesticides. Although the cost of maintaining and delays associated with pesticide registration have increased in recent years, compliance with the various laws and regulations governing the manufacture and sale of pesticides has not had a material adverse effect on our business, financial condition, results of operations or cash flows.

Ingredient Regulation

Numerous federal, state, local and foreign laws and regulations relate to the sale of products containing phosphorous or other ingredients that may impact human health and the environment. Specifically, the State of California has enacted Proposition 65, which requires us to disclose specified listed ingredient chemicals on the labels of our products. To date, compliance with these laws and regulations has not had a material adverse effect on our business, financial condition, results of operations or cash flows.

FDA Antimicrobial Product Requirement

We are subject to various federal, state, local and foreign laws and regulations that regulate products manufactured and sold by us for controlling microbial growth on humans, animals and processed foods. In the United States, these requirements are generally administered by the U.S. Food and Drug Administration, or FDA. The FDA regulates the manufacture and sale of food, drugs and cosmetics, which includes antibacterial soaps and products used in food preparation establishments. The FDA requires companies to register antibacterial hand care products with the FDA and imposes specific criteria that the products must meet in order to be marketed for these regulated uses. In addition, the FDA regulates the labeling of these products. If the FDA determines that any of our products do not meet their standards for an antibacterial product, we will not be able to market the product as an antibacterial product. Some of our business operations are subject to similar restrictions and obligations under an order of the U.S. Federal Trade Commission which was issued in 1999 and will remain in effect until at least 2019. To date, the cost of complying with product registration has not had a material adverse effect on our business, financial condition, results of operations or cash flows.

Other Environmental Regulation

Many of our facilities are subject to various federal, state, local or foreign laws and regulations governing the discharge, transportation, use, handling, storage and disposal of hazardous substances. In the United States, these statutes include the Clean Air Act, the Clean Water Act and the Resource Conservation and Recovery Act. We are also subject to the Superfund Amendments and Reauthorization Act of 1986, including the Emergency Planning and Community Right-to-Know Act, which imposes reporting requirements when toxic substances are released into the environment. Each year we make various capital investments and expenditures necessary to comply with applicable laws and regulations and satisfy our environmental stewardship principles. To date, these investments and expenditures have not had a material adverse effect on our business, financial condition, results of operations or cash flows.

Environmental Remediation and Proceedings

We may be jointly and severally liable under CERCLA or its state, local or foreign equivalent for the costs of environmental contamination on or from our properties and at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous wastes. Along with several other potentially responsible parties, or PRPs, we are currently involved in waste disposal site clean-up activities at eight sites in the United States. Generally, CERCLA imposes joint and several liability on each PRP that actually contributed hazardous waste to a site. Customarily, PRPs will work with the EPA to agree on and implement a plan for site investigation and remediation. Based on our experience with these environmental proceedings, our estimate of the contribution to be made by other PRPs with the financial ability to pay their shares, and our third party indemnification rights at certain sites (including indemnities provided by S.C. Johnson & Son), we believe that our share of the costs at these eight sites will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

In addition to the liabilities imposed by CERCLA or its state, local or foreign equivalent, we may be liable for costs of investigation and remediation of environmental contamination on or from our current or former properties or at off-site locations under numerous other federal, state, local and foreign laws. Our operations involve the handling, transportation and use of numerous hazardous substances. We are aware that there is or may be soil or groundwater contamination at some of our facilities resulting from past operations and practices. We are currently in the process of cleaning up soil and/or groundwater contamination at three of our facilities in the United States and one facility in the Netherlands. In addition, we have identified the likelihood of soil and/or groundwater contamination at nine other sites. Based on available information and our indemnification rights, explained below, we believe that the costs to investigate and remediate known contamination at these sites will not have a material adverse effect on our business, financial condition, results of operations or cash flows. In many of the foreign jurisdictions in which we operate, however, the laws that govern our operations are still undeveloped or evolving.

Many of the environmental laws and regulations discussed above apply to properties and operations of the DiverseyLever business that we acquired from Unilever in May 2002. Under the acquisition agreement, Unilever has made representations and warranties to us with respect to the DiverseyLever business and has agreed to indemnify us for damages in respect of breaches of its warranties and for specified types of environmental liabilities if the aggregate amounts of damages meet various dollar thresholds. Unilever will not be liable for any damages resulting from environmental matters (1) in the case of known environmental matters or breaches, that are less than $250,000 in the aggregate, and (2) in the case of unknown environmental matters or breaches, that are less than $50,000 individually and $2 million in the aggregate.

In the case of clause (1) above, we will bear the first $250,000 in damages. In the case of clause (2) above, once the $2 million threshold is reached, Unilever will not be liable for any occurrence where the damages are less than $50,000 or for the first $1 million of damages that exceed the $50,000 per occurrence threshold. In no event will Unilever be liable for any damages arising out of or resulting from environmental claims that exceed $250 million in the aggregate. We have submitted indemnification claims to Unilever regarding nine DiverseyLever locations and may file additional claims in the future. The time period for Unilever to respond to these claims has not yet expired.

Given the nature of our business, we believe that it is possible that, in the future, we will be subject to more stringent environmental laws or regulations that may result in restrictions imposed on our manufacturing, processing and distribution activities, which may result in possible violations, substantial fines, penalties, damages or other significant costs. The potential cost to us relating to environmental matters, including the cost of complying with the foregoing legislation and remediation of contamination, is uncertain due to such factors as the unknown magnitude and type of possible pollution and clean-up costs, the complexity and evolving nature of laws and regulations, including outside of the United States, and the timing, variable costs and effectiveness of alternative clean-up methods. We have accrued our best estimate of probable future costs relating to such known sites, but we cannot estimate at this time the costs associated with any contamination that may be discovered as a result of future investigations, and we cannot provide assurance that those costs or the costs of any required remediation will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

Environmental Permits and Licensing

In the ordinary course of our business, we are continually subject to environmental inspections and monitoring by governmental enforcement authorities. In addition, our production facilities, warehouse facilities and operations require operating permits that are subject to renewal, modification, and, in specified circumstances, revocation. We are aware that there may be noncompliance with permit or licensing requirements at some of our facilities. Based on available information and our indemnification rights, we believe that costs associated with our permit and licensing obligations will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

Product Registration and Compliance

Various federal, state, local and foreign laws and regulations regulate some of our products and require us to register our products and to comply with specified requirements. In the United States, we must register our sanitizing and disinfecting products with the EPA. In addition, each state where these products are sold requires registration and payment of a fee. When we register these products, we must also submit to the EPA information regarding the chemistry, toxicology and antimicrobial efficacy for the agency’s review. Data must be consistent with the desired claims stated on the product label.

In addition, we are subject to various federal, state, local and foreign laws and regulations that regulate products manufactured and sold by us for controlling microbial growth on humans, animals and processed foods. In the United States, these requirements are generally administered by the U.S. Food and Drug Administration, or the FDA. The FDA regulates the manufacture and sale of food, drugs and cosmetics, which includes antibacterial soaps and products used in food preparation establishments. The FDA requires companies to register antibacterial hand care products with the FDA and imposes specific criteria that the products must meet in order to be marketed for these regulated uses. Before we are able to advertise our product as an antibacterial soap or food-related product, we must generate, and maintain in our possession, information about the product that is consistent with the appropriate FDA monograph. FDA monographs dictate the necessary requirements for various product types such as antimicrobial handsoaps. In addition, the FDA regulates the labeling of these products. If the FDA determines that any of our products do not meet their standards for an antibacterial product, we will not be able to market the product as an antibacterial product. Some of our business operations are subject to similar restrictions and obligations under an order of the U.S. Federal Trade Commission which was issued in 1999 and will remain in effect until at least 2019.

To date, the cost of complying with product registration and compliance has not had a material adverse effect on our business, financial condition, results of operations or cash flow.

See “Risk Factors—Risks Relating to Our Business—We are subject to a variety of environmental and product registration laws that expose us to potential financial liability and increased operating costs.”

Legal Proceedings

Auto-C, LLC, our wholly owned subsidiary, supplies commercial warewashing, laundry and other products in the United States that bear the Auto-Chlor® System trademark and distributes these products through JDI or through dealers with rights in defined territories. Pursuant to a complaint filed on March 2, 2002, as amended on June 20, 2002, a group of Auto-Chlor System dealers are suing DLever, Inc., a subsidiary of Unilever, Auto-C, LLC and JDI in the United States District Court for the District of Minnesota. In the complaint, plaintiffs claim statutory violations under state dealership, franchise and consumer practices laws and breach of contract, breach of covenant of good faith and fair dealing, unfair competition and tortuous interference with contractual relations and prospective business relations. The plaintiffs allege that the defendants failed to develop new products and failed to sell them machines, parts and concentrates at cost. The plaintiffs also allege that the defendants have encroached into each plaintiff’s respective territory, and that, under the terms of their agreements, they have exclusive rights within each plaintiff’s respective territory to the names, trademarks and the brands of the defendants. The plaintiffs are seeking a declaration regarding various terms of their dealer agreements, unspecified damages, including lost profits, such treble damages as may be available under applicable statutes, and attorneys’ fees. Unilever has acknowledged that we are entitled to indemnification in respect of this suit under the terms and subject to the limitations and exclusions set forth in the acquisition agreement under which we acquired the DiverseyLever business. Unilever is seeking indemnification from us insofar as any claims may be deemed assumed liabilities that are not covered by Unilever’s indemnity obligations under the acquisition agreement. See “Risk Factors—Risks Relating to Our Business—We will not receive indemnification from Unilever for breaches of warranty or for environmental costs under the acquisition agreement until the aggregate amount of damages exceeds agreed dollar thresholds.” See also “Certain Relationships and Related Party Transactions—Relationships with Unilever—Acquisition Agreement—Other Indemnities” for a description of the indemnification provisions of the acquisition agreement. We believe that we have valid defenses to the dealers’ claims and, together with Unilever, intend to defend the matter vigorously. We cannot, however, assure you that we will be successful in our defense of the matter, or that an adverse determination with respect to the matter would not adversely affect our business, financial condition, results of operations or cash flows.

We are also party to various legal proceedings in the ordinary course of our business which may, from time to time, include product liability, intellectual property, contract, environmental and tax claims as well as government or regulatory agency inquiries or investigations. We believe that, taking into account our insurance and reserves and the valid defenses with respect to legal matters currently pending against us, the ultimate resolution of these proceedings will not, individually or in the aggregate, have a material adverse effect on our business, financial condition, results of operations or cash flows.

MANAGEMENT

Our Directors and Executive Officers

Holdings

The following is a list of the directors and executive officers of Holdings, their ages as of July 4, 2003, and their positions and offices:

Name	Age	Position
S. Curtis Johnson III	48	Director and Chairman
Gregory E. Lawton	52	Director, President and Chief Executive Officer
Michael J. Bailey	50	Vice President, Chief Financial Officer and Treasurer
JoAnne Brandes	49	Vice President, General Counsel and Secretary
Todd C. Brown	54	Director
Irene M. Esteves	44	Director
Robert M. Howe	58	Director
Helen P. Johnson-Leipold	46	Director
Clifton D. Louis	48	Director
Rudy Markham	57	Director
Neal R. Nottleson	66	Director
John Rice	51	Director
Reto Wittwer	54	Director

Certain biographical information relating to each of these individuals is described below:

S. Curtis Johnson III has been Chairman of Holdings since November 2001. Mr. Johnson has also been Chairman of JDI since February 1996 and Chairman of Commercial Markets Holdco since December 8, 1999. Mr. Johnson joined S.C. Johnson & Son in 1983 and became a general partner of Wind Point Partners, L.C., a $126 million venture capital partnership which he co-founded and in which S.C. Johnson & Son was a major limited partner. He also served as Vice President—Global Business Development of S.C. Johnson & Son from October 1994 to February 1996. Since joining S.C. Johnson & Son in August 1983, Mr. Johnson has served in several other offices, including Vice President and Managing Director of Mexican Johnson, a subsidiary of S.C. Johnson & Son, and Director—Worldwide Business Development. Mr. Johnson earned a Bachelor of Arts degree in Economics from Cornell University in 1977 and a Master of Business Administration in Marketing/Finance from Northwestern University in 1983. Mr. Johnson also serves as a director of Cargill, Incorporated. He is a descendant of Samuel Curtis Johnson and the brother of Helen Johnson-Leipold, another director of our company.

Gregory E. Lawton has been President and Chief Executive Officer of Holdings since August 2003 and has been a director since May 3, 2002. Mr. Lawton has also been a director and President and Chief Executive Officer of JDI since September 2000 and a director of Commercial Markets Holdco since April 12, 2000. He joined JDI as President and Chief Operating Officer in December 1998 and was Chief Operating Officer until August 2000. Prior to joining JDI, Mr. Lawton was President of NuTone, Inc., a supplier of residential ventilation products and electronics located in Cincinnati, Ohio, from August 1994 to December 1998. From 1972 to August 1994, Mr. Lawton served in various offices at The Procter & Gamble Company, most recently as Vice President and General Manager of its consumer business within its paper division from 1989 until 1994. Mr. Lawton earned a Bachelor of Arts degree in Government from St. Lawrence University. Mr. Lawton also serves as a director of Johnson Outdoors, Inc., our affiliate and a marketer of outdoor recreational products, and General Cable Corporation, a manufacturer and distributor of wire and cable products for the communications, energy and specialty markets.

Michael J. Bailey has served as Vice President, Chief Financial Officer and Treasurer of Holdings since August 2003 and served as President of Holdings from November 2001 until August 2003. Mr. Bailey has also served as Executive Vice President of JDI since March 21, 2003 and as Chief Financial Officer of JDI since

October 1999. He has also been the Senior Vice President and Chief Financial Officer of Commercial Markets Holdco since December 8, 1999. From October 1999 until March 20, 2003, Mr. Bailey also served as Senior Vice President of JDI. Before joining JDI, Mr. Bailey served as Senior Vice President, Finance and Administration and Chief Financial Officer for Standard Motor Products, Inc., a large manufacturer and distributor of a wide range of automotive replacement parts from June 1993 to September 1999. Mr. Bailey has held numerous financial leadership and business development positions for domestic and international companies, including Instituto Finanziazio Industriale S.P.A. and Ford Motor Company. Mr. Bailey earned a Bachelor of Business Administration from Western Michigan University in 1974 and a Master of Business Administration from the University of Michigan—Ann Arbor in 1976.

JoAnne Brandes has served as Vice President and Secretary of Holdings since November 2001 and as General Counsel since August 2003. Ms. Brandes has also served as Executive Vice President of JDI since March 21, 2003, as General Counsel and Secretary of JDI since October 1997 and as Chief Administrative Officer of JDI since January 2002. Ms. Brandes also served as Senior Vice President of JDI from October 1997 until March 20, 2003. From October 1996 until October 1997, she was Vice President and General Counsel of JDI. She has also been the Senior Vice President and General Counsel of Commercial Markets Holdco since December 8, 1999. Ms. Brandes joined S.C. Johnson & Son in 1981. Prior to joining S.C. Johnson & Son, Ms. Brandes was in the private practice of law in Milwaukee, Wisconsin. Ms. Brandes earned a Bachelor degree from the University of Wisconsin—Eau Claire and a juris doctor degree from Willamette University College of Law, Salem, Oregon. Ms. Brandes also serves as a member of the boards of directors of Alternative Resources Corporation, Bright Horizons Family Solutions, Inc. and Johnson Family Funds, Inc. She also is a Regent of the University of Wisconsin System.

Todd C. Brown has been a director of Holdings since May 3, 2002. Mr. Brown has also been a director of JDI since April 2001 and a director of Commercial Markets Holdco since April 3, 2000. Starting in August 2003, Mr. Brown will serve as Vice Chairman and Chairman of the board of directors for ShoreBank Corporation’s banking operations in Chicago and Detroit. Prior to that, Mr. Brown served as Executive Vice President of Kraft Foods, Inc. and President of its e-Commerce Division from January 2001 until June 2003. Mr. Brown has held various other positions at Kraft Foods, Inc. since 1985, most recently President of Kraft Foodservices Division from April 1998 until December 2000, General Manager of Beverages and Desserts Division from October 1997 until March 1998 and General Manager of Desserts Division from August 1996 until October 1997. Mr. Brown is also a director of ADVO Inc., a targeted direct mail marketing services company.

Irene M. Esteves has been a director of Holdings since May 3, 2002. Ms. Esteves has also been a director of JDI since June 1998 and a director of Commercial Markets Holdco since April 3, 2000. She is currently the Chief Financial Officer of Putnam Investments, LLC, an asset management firm and the fifth largest mutual fund manager in the United States. Before joining Putnam in 1997, Ms. Esteves was with Miller Brewing Company for two years, first as the Corporate Controller & Director of International Finance, then Vice President— International Finance and Corporate Strategy. Prior to this, she spent thirteen years with S.C. Johnson & Son in various finance and business development roles, last serving as Controller—North America Home Care. Ms. Esteves is also a director of The Timberland Company.

Robert M. Howe has been a director of Holdings since May 3, 2002. Mr. Howe has also been a director of JDI since April 1996 and a director of Commercial Markets Holdco since April 12, 2000. Since February 2003, Mr. Howe has been the Chairman of Montgomery Goodwin Investments, LLC. Prior to that, Mr. Howe was the Chairman of Scient, Inc., a provider of integrated e-Business strategy and technology services, from April 2000 to September 2002 and previously served as its Chief Executive Officer. On July 16, 2002, Scient filed a petition under Chapter 11 of the U.S. Bankruptcy Code. Mr. Howe served on a special committee supervising the winding up of Scient’s business. Mr. Howe also was General Manager of Global Financial Services at International Business Machines Corporation from 1997 until February 1998. He is a member of the board of directors of the Development Bank of Singapore. Mr. Howe earned a Bachelor in Business Administration degree from Southern Methodist University and a Master of Business Administration from Harvard University.

Helen P. Johnson-Leipold has been a director of Holdings since May 3, 2002. Ms. Johnson-Leipold has also been a director of JDI since December 1999 and a director of Commercial Markets Holdco since April 12, 2000. Ms. Johnson-Leipold has been the Chairman and Chief Executive Officer of Johnson Outdoors, Inc., a manufacturer and marketer of outdoor recreational equipment, since 1999. From 1998 until 1999, she served as Vice President— Worldwide Consumer Products and from 1997 until 1998, she served as the Vice President—Personal and Home Care Products of S.C. Johnson & Son. Prior to that, Ms. Johnson-Leipold was the Executive Vice President—North America Businesses of Johnson Outdoors, Inc. from 1995 until 1997 and the Vice President—Consumer Marketing Services Worldwide of S.C. Johnson & Son from 1992 until 1995. Ms. Johnson also serves as a director of Johnson Outdoors, Inc. Ms. Johnson-Leipold is a descendant of Samuel Curtis Johnson and the sister of S. Curtis Johnson III, the Chairman of Holdings.

Clifton D. Louis has been a director of Holdings since May 3, 2002. Mr. Louis has also been a director of JDI since December 1999 and a director of Commercial Markets Holdco since March 1, 1999. Mr. Louis is the owner of The Vineyard, Inc., a retail wine store, and has been its President and Chief Executive Officer since 1985. Mr. Louis is a descendant of Samuel Curtis Johnson.

Rudy Markham has been a director of Holdings since May 3, 2002. Mr. Markham is the Financial Director of Unilever and has held this position since August 2000. Mr. Markham joined Unilever in 1968 and was appointed director in May 1998. Prior to serving as Financial Director, Mr. Markham held various positions with Unilever, including Strategy and Technology Director in 1998, Business Group President, North East Asia from 1996 until 1998, Chairman of Nippon Lever Japan from 1992 until 1996 and Group Treasurer from 1986 until 1989.

Neal R. Nottleson has been a director of Holdings since May 3, 2002. Mr. Nottleson has also been a director of JDI since September 1999 and a director of Commercial Markets Holdco since March 1, 1999. Mr. Nottleson retired in 1999. Prior to his retirement, he was the Vice Chairman of S.C. Johnson & Son from October 1996 until June 30, 1999. As Vice Chairman, Mr. Nottleson directed the finance, legal, environmental, public affairs, information technology and strategic planning departments at S.C. Johnson & Son.

John Rice has been a director of Holdings since May 3, 2002. Mr. Rice is the Business Group President and Chief Executive Officer of Unilever Bestfoods North America and Slim-Fast Worldwide. Mr. Rice has held this position since November 1, 2002. He joined Unilever in 1981 and was Business President of Latin America and Slim-Fast Worldwide from January 2001 until October 2002. Prior to that, he was the President and Chief Executive Officer of Lipton USA.

Reto Wittwer has been a director of Holdings since July 2002. Mr. Wittwer has also been a director of JDI since July 2002. Mr. Wittwer is the President and Chief Executive Officer of Kempinski Hotel Group. Mr. Wittwer joined Kempinski Hotel Group in 1995 following three years as President and Chief Executive Officer of CIGA Hotels. Prior to that, he served in various positions with Swisshotel Group, including General Manager/Vice President Far East Asia, Senior Vice President for Operations and most recently as President and Chief Executive Officer.

JDI

The following are the executive officers of JDI, their ages as of July 4, 2003, and their positions and offices:

Name	Age	Position
S. Curtis Johnson III	48	Director and Chairman
Gregory E. Lawton	52	Director, President and Chief Executive Officer
Michael J. Bailey	50	Executive Vice President and Chief Financial Officer
JoAnne Brandes	49	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Sue Leboza	48	Vice President and Chief Information Officer
Clive A. Newman	39	Vice President and Corporate Controller
David S. Andersen	42	Vice President—Mergers, Acquisitions and Business Development
Gregory F. Clark	50	Senior Vice President—Global Product Portfolio and Innovation
Roberto G.A. Sidoli	50	Senior Vice President—Global Supply Chain
Mark Cross	46	Senior Vice President—Global Customer Solutions
J. Gary Raley	54	President—Johnson Polymer
Jean-Max Teissier	58	Regional President—Latin America
Morio Nishikawa	59	Regional President—Japan
Thomas M. Gartland	45	Regional President—North America
Graeme Armstrong	40	Regional President—Europe
Paul A. Mathias	58	Regional President—Asia Pacific

With the exception of Rudy Markham and John Rice, who are not directors of JDI, JDI’s board of directors is comprised of the same individuals that comprise Holdings’ board of directors.

Certain biographical information relating to each of the executive officers of JDI (other than Messrs. Johnson, Bailey and Lawton and Ms. Brandes, whose biographical information has been described in the immediately preceding section) is described below.

Sue Leboza has been Vice President and Chief Information Officer of JDI since August 2000. Prior to that, Ms. Leboza was a Vice President of Baxter International, Inc., a supplier of medical products. She held that position from October 1996 until February 2000.

Clive A. Newman joined JDI as Vice President and Corporate Controller upon the closing of the acquisition of the DiverseyLever business in May 2002. From May 2001 until May 2002, he was Controller and Vice President—Finance Europe of DiverseyLever. Prior to that, Mr. Newman was Finance Manager—Beverages of Unilever from 2000 until April 2001, Regional Finance Director of DiverseyLever from 1996 until 2000 and Chief Accountant and Corporate Secretary, UK of Lever Industrial from 1994 until 1996.

David S. Andersen has been Vice President—Mergers, Acquisitions and Business Development since July 2003. Prior to that, he served as Vice President—Global Enterprise Development of JDI since May 2002 and was JDI’s Vice President—eSolutions from October 2000 until May 2002. He served as Vice President—Global Enterprise Development Group from July 1999 until October 2000, as Vice President—Business Development and Planning from March 1998 to July 1999, as Managing Director of Total Solutions Inc. of our North American operations from March 1996 until March 1998, and as Director of Global Mergers and Acquisitions from December 1994 until March 1996. Mr. Andersen also served as Corporate Acquisition’s Director of S.C. Johnson & Son from October 1992 until December 1994. Mr. Andersen joined S.C. Johnson & Son in March 1991 as Business Development Manager. Mr. Andersen earned a Bachelor degree from Brown University and a Master of Business Administration from Harvard University.

Gregory F. Clark has been Senior Vice President—Global Product Portfolio and Innovation of JDI since May 2002. He was Vice President—Global Manufacturing and Sourcing of JDI from May 1999 until May 2002. Mr. Clark joined S.C. Johnson & Son in 1978 and has served in a variety of manufacturing, operations and financial positions domestically and internationally with both JDI and S.C. Johnson & Son. Mr. Clark earned a Bachelor degree in Chemical Engineering from Purdue University and a Master of Business Administration from the University of Chicago.

Roberto G. A. Sidoli joined JDI as Senior Vice President—Global Supply Chain upon the closing of the acquisition of the DiverseyLever business in May 2002. Prior to that, he was Senior Vice President—Supply Chain of DiverseyLever since August 1999. Dr. Sidoli joined Unilever Research in 1977, working as a research scientist in the gum health program. He then held a number of development roles in the Philippines, United Kingdom and Indonesia before returning to the United Kingdom as Factory Manager in Unilever’s Personal Care business. He also held supply chain positions in France and Italy before joining DiverseyLever, including Supply Chain Director of Unilever Home Personal Care Europe from August 1996 until August 1999. Dr. Sidoli earned a Bachelor of Science degree and Ph.D. in Chemistry from Liverpool University.

Mark Cross joined us as Senior Vice President—Global Customer Solutions and Group President in August 2003. Prior to that, he served as President of Kimberly-Clark Professional, a business sector of Kimberly-Clark Corporation (a supplier of paper and consumer products) from October 2001 until August 2003. Mr. Clark began his career at Kimberly-Clark Corporation in 1979, and in 1998, he was appointed Senior Marketing Director for Kimberly-Clark Professional. In June 2000, Mr. Clark was named Vice President of Kimberly-Clark Professional and served in such capacity until October 2001. Mr. Cross holds a Bachelor degree in chemical engineering from the University of Maine and a Master of Business Administration from Harvard University.

J. Gary Raley has been President and Chief Operating Officer of Johnson Polymer, LLC, a subsidiary of JDI, since May 2002. Prior to joining Johnson Polymer, he was President of Johnson Wax Professional, North America from April 2000 until May 2002, and Senior Vice President, Global Sales and Marketing from June 1998 until April 2000.

Jean-Max Teissier joined JDI as Regional President—Latin America upon the closing of the acquisition of the DiverseyLever business in May 2002. Prior to that, he was Regional Vice President of Latin America of DiverseyLever since January 1999. He joined Unilever (United Africa Company) in 1969 in the Ivory Coast. Thereafter, he was transferred to Senegal to serve in his first general management role. After a six year tenure in Cameroon, he assumed a regional role for the Unilever business in the Middle East and was based in London. Mr. Teissier was appointed Chairman of the United Africa Company in Ivory Coast in 1987. Thereafter, he took a management position in France and was responsible for running businesses in Francophone, Africa. In 1993, he joined Lever Industrial as Manager Director (France) and served in that position until December 1998.

Morio Nishikawa has been Regional President—Japan of JDI since September 1997. He has also been President and Chief Executive Officer of JohnsonDiversey Co., Ltd. (Japan) (formerly Johnson Professional Co. Ltd. (Japan)) since January 1998. Mr. Nishikawa joined S.C. Johnson & Son in 1968 and has held numerous positions, including Chief Executive Officer of Johnson Professional Co., Ltd., Marketing Manager of the Consumer Business and Household Products, Director of Consumer Products Marketing and Sales Development and Senior Managing Director of JDI. Mr. Nishikawa earned a Bachelor of Arts degree in Economics from Kokugakuin University and has completed advanced management programs at Nomura Management School and Harvard University.

Thomas M. Gartland has been Regional President—North America of JDI since May 2003 and has been Vice President of Sales—Health and Hospitality since May 2002. Prior to that, Mr. Gartland served as Vice President—Business Development from May 1998 until May 2003. Mr. Gartland has over twenty years of experience in the institutional and industrial cleaning, sanitation and hygiene industry, including nine years of service with us and the former DiverseyLever business, where he held a variety of positions, including Vice President—Corporate Accounts and Vice President—Sales and Marketing.

Graeme D. Armstrong joined JDI as Regional President—Europe upon the closing of the acquisition of the DiverseyLever business in May 2002. Prior to that, he was Senior Vice President of Portfolio and Innovation of DiverseyLever since 2000 and was responsible for the global DiverseyLever product range and product development and marketing functions. Mr. Armstrong joined Unilever in 1986, working in the Consumer Detergents Division on research on detergent enzymes. Thereafter, he ran detergents development projects in Brazil, South Africa and Indonesia. Mr. Armstrong returned to England in 1992 and served as Section Manager for the cleaning technologies of DiverseyLever and then as Deputy Division Manager for exploratory research. In 1994, he joined Lever Industrial International as Vice President of Technology and became a member of the Lever Industrial International Board. From 1995 until 1996, Mr. Armstrong served as Vice President of Research and Development of Lever Industrial International. He became Senior Vice President of Research and Development for DiverseyLever after Unilever acquired DiverseyLever from The Molson Companies Ltd. in 1996 and held that position until 2000.

Paul A. Mathias has been Regional President—Asia Pacific of JDI since April 2000. Prior to that, Mr. Mathias was Group Managing Director—Indochina of S.C. Johnson & Son from July 1992 until April 2000. Mr. Mathias joined S.C. Johnson & Son in 1972.

Corporate Governance of Holdings and JDI

The stockholders’ agreement among Holdings, Unilever and Commercial Markets Holdco provides Holdings’ board of directors and stockholders with rights of approval and consultation with respect to various matters relating to its subsidiaries, including JDI. In connection with any matter subject to the supermajority stockholder approval requirements of the stockholders’ agreement and Holdings’ certificate of incorporation described under the caption “Certain Relationships and Related Party Transactions—Relationships with Unilever —Stockholders’ Agreement,” the matter must first be considered at a meeting of Holdings’ board of directors prior to any request for stockholder approval. Examples of these matters include the entering into by JDI of the transactions described under the caption “Certain Relationships and Related Party Transactions—Relationships with Unilever —Stockholders’ Agreement,” such as the approval of certain stock based and other employee benefit plans. The stockholders’ agreement also requires that, upon formation of a compensation committee, agreements, contracts, arrangements or transactions relating to the compensation of JDI’s officers and directors be approved by Holdings’ compensation committee. Currently, Holdings does not have a compensation committee. The stockholders’ agreement requires that Holdings’ board of directors review, consider and approve annual capital and operating budgets and strategic plans prepared from time to time. The stockholders’ agreement also requires that Holdings’ board of directors approve the initiation of various material legal proceedings by or on its behalf or on behalf of any subsidiary, including JDI, and that any authority of Holdings’ board of directors with respect to certain proceedings in bankruptcy be exercised only by a special bankruptcy committee of Holdings’ board to be comprised of all of the independent directors.

Under the stockholders’ agreement, Unilever has the right to appoint and elect two representatives to serve on Holdings’ board of directors. See “Certain Relationships and Related Party Transactions—Relationships with Unilever—Stockholders’ Agreement.” The directors nominated by Unilever to serve on Holdings’ board are Rudy Markham and John Rice. In addition, Reto Wittwer was nominated as an independent director by Commercial Markets Holdco pursuant to the stockholders’ agreement to serve on Holdings’ board of directors.

Compensation Committee Interlocks and Insider Participation

Subject to the terms of the stockholders’ agreement among Holdings, Unilever and Commercial Markets Holdco, the compensation committee of JDI’s board of directors establishes JDI’s compensation policies and the compensation of its officers and establishes and administers JDI’s compensation programs. See “—Corporate Governance of Holdings and JDI.” The members of JDI’s compensation committee are Neal Nottleson, chairman of the compensation committee, Todd Brown, Irene Esteves, Robert Howe and S. Curtis Johnson III. Other than S. Curtis Johnson III, the Chairman of both Holdings and JDI and a descendant of Samuel Curtis Johnson, none of these directors is, or has been, an officer or employee of JDI, Holdings or Commercial Markets Holdco. See “Risk Factors—Risks Relating to Our Business—Our relationship with S.C. Johnson & Son is important to our future operations” and “Certain Relationships and Related Party Transactions—Relationships with S.C. Johnson & Son” for a description of relationships between descendants of Samuel Curtis Johnson, S.C. Johnson & Son and us. There is currently no compensation committee of Holdings’ board of directors.

Audit Committee

The audit committee of JDI’s board of directors recommends its independent auditors, reviews the scope and results of the audits with the auditors and management, approves the scope and results of the audits, monitors the adequacy of JDI’s system of internal controls and reviews the annual report, auditors’ fees and non-audit services to be provided by the independent auditors. The members of JDI’s audit committee are Irene Esteves, chairperson of the audit committee, Todd Brown, Robert Howe and Reto Wittwer. JDI’s board of directors has determined that Ms. Esteves meets the definition of an audit committee financial expert, as set forth in Item 401(h)(2) of Regulation S-K, and has also determined that she meets the independence requirements of the SEC. There is currently no audit committee of Holdings’ board of directors.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation earned during fiscal years 2000, 2001 and 2002 by Holdings’ Chief Executive Officer and its other most highly compensated executive officers. These executive officers are also executive officers of JDI. The compensation described below is paid to each of the executive officers in connection with their services as executive officers of both Holdings and JDI. All compensation has been, and will be, paid by JDI.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
						Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)		Restricted Stock Award(s) ($)(1)		Securities underlying Options (#)		All Other Compen- sation ($)
Gregory E. Lawton	2002	$820,462	$1,559,812	$112,106	(2)	—		—		$193,970	(3)
President and Chief Executive	2001	725,000	1,077,032	168,174	(4)	102,446	(5)	9,300	(6)	90,286	(7)
Officer of Holdings and JDI	2000	653,846	895,838	91,874	(8)	1,472,093	(9)	1,695	(10)	58,214	(11)

S. Curtis Johnson III	2002	610,962	1,016,644	96,884	(12)	—		—		28,774	(13)
Chairman of Holdings and JDI	2001	540,000	668,590	100,177	(14)	76,460	(5)	9,300	(6)	37,794	(15)
	2000	500,769	639,401	88,949	(16)	—		27,000	(10)	48,657	(17)

Michael J. Bailey (18)	2002	384,500	491,796	25,100	(19)	—		—		34,641	(20)
Vice President, Chief Financial Officer	2001	330,000	348,821	18,841	(21)	1,100,373	(22)	2,514	(6)	32,190	(23)
and Treasurer of Holdings and	2000	303,461	264,047	99,032	(24)	34,819	(25)	305	(10)	20,589	(26)
Executive Vice President and
Chief Financial Officer of JDI

JoAnne Brandes	2002	384,500	503,516	38,481	(27)	—		—		101,586	(28)
Vice President, General Counsel and	2001	330,000	364,922	39,288	(29)	1,117,651	(30)	2,514	(6)	32,517	(31)
Secretary of Holdings and Executive	2000	303,461	300,465	38,814	(32)	34,819	(25)	305	(10)	34,833	(33)
Vice President, Chief Administrative
Officer, General Counsel and
Secretary of JDI

(1)	Represents restricted shares of class C common stock of Commercial Markets Holdco.
(2)	Consists of $19,170 of personal spending allowance, $4,200 of personal travel allowance, and $88,736 reimbursement of company loan interest expense.
(3)	Consists of $131,016 of loan forgiveness of 50% of the principal balance of a company loan due plus a 45% gross-up, $1,480 interest paid on deferred compensation account, $29,432 as dividend equivalents on unvested restricted stock, $400 contribution to a retiree medical savings account, $9,834 of employer’s deferred profit sharing and matching contributions to a 401(k) plan, and $21,808 of deferrable profit sharing in excess of deferral limits paid in cash.
(4)	Consists of $4,730 of personal spending allowance, $1,400 of personal travel allowance, $73,210 of country club membership and expenses, $98 for the personal use of company aircraft, and $88,736 reimbursement of company loan interest expense.
(5)	All shares granted at $136.05 per share and will vest 100% in October 2005.
(6)	All options awarded with an exercise price of $136.05 and will vest 100% four years after the date of grant, or October 2005.
(7)	Consists of $45,957 as dividend equivalents on unvested restricted stock, $12,537 of employer’s deferred profit sharing and matching contributions to a 401(k) plan, and $31,792 of deferrable profit sharing in excess of deferral limits paid in cash.
(8)	Consists of $7,400 of personal spending allowance, $39,404 of country club membership and expenses, $1,400 for personal use of company resort, $1,451 for the personal use of company aircraft, and $42,219 reimbursement of company loan interest expense.
(9)	All shares granted at $114.16 per share. 1,695 shares will vest 100% in October 2004. 11,200 shares will vest in October 2010, but may be accelerated at various times depending on company performance.
(10)	All options awarded with an exercise price of $114.16 and will vest 100% four years after the date of grant, or October 2004.
(11)	Consists of $18,033 as dividend equivalents on unvested restricted stock, $12,357 of employer’s deferred profit sharing and matching contributions to a 401(k) plan, and $27,824 of deferrable profit sharing in excess of deferral limits paid in cash.

(12)	Consists of $96,884 for the personal use of company aircraft.
(13)	Consists of $976 as dividend equivalents on unvested restricted stock, $400 contribution to a retiree medical saving account, $13,026 of employer’s deferred profit sharing and matching contributions to a 401(k) plan, and $14,372 of deferrable profit sharing in excess of deferral limits paid in cash.
(14)	Consists of $7,000 of personal spending allowance, and $93,177 for the personal use of company aircraft.
(15)	Consists of $388 as dividend equivalents on unvested restricted stock, $400 contribution to a retiree medical saving account, $15,768 of employer’s deferred profit sharing and matching contributions to a 401(k) plan, and $21,238 of deferrable profit sharing in excess of deferral limits paid in cash.
(16)	Consists of $7,000 of personal spending allowance, and $81,949 for the personal use of company aircraft.
(17)	Consists of $303 as interest paid on deferred compensation account, $4,030 of deferred dividend equivalents on unvested restricted stock, $8,377 of appreciation value on incentive certificates, $400 contribution to a retiree medical savings account, $15,761 of employer’s deferred profit sharing and matching contributions to a 401(k) plan, and $19,786 of deferrable profit sharing in excess of deferral limits paid in cash.
(18)	Mr. Bailey served as President of Holdings during fiscal year 2002. He served in that position until August 2003 when he was appointed Vice President, Chief Financial Officer and Treasurer.
(19)	Consists of $10,199 of personal spending allowance, and $14,901 reimbursement of company loan interest expense.
(20)	Consists of $15,125 as dividend equivalents on unvested restricted stock, $400 contribution to a retiree medical saving account, $13,026 of employer’s deferred profit sharing and matching contributions to a 401(k) plan, and $6,090 of deferrable profit sharing in excess of deferral limits paid in cash.
(21)	Consists of $3,500 of personal spending allowance, $440 for personal use of company resort, and $14,901 reimbursement of company loan interest expense.
(22)	All shares granted at $136.05 per share. 213 shares will vest 100% in October 2005. 7,875 shares will vest in October 2011, but may be accelerated at various times depending on company performance.
(23)	Consists of $7,301 as dividend equivalents on unvested restricted stock, $400 contribution to a retiree medical savings account, $15,768 of employer’s deferred profit sharing and matching contributions to a 401(k) plan, and $8,721 deferrable profit sharing in excess of deferral limits paid in cash.
(24)	Consists of $5,000 of personal spending allowance, $87,501 of personal moving allowance and expenses, and $6,531 reimbursement of company loan interest expense.
(25)	All shares granted at $114.16 per share and vest 100% in October 2004.
(26)	Consists of $1,027 as dividend equivalents on unvested restricted stock, $400 contribution to a retiree medical savings account, $15,761 of employer’s deferred profit sharing and matching contributions to a 401(k) plan, and $3,401 deferrable profit sharing in excess of deferral limits paid in cash.
(27)	Consists of $6,581 of personal travel allowance, $10,000 of personal spending allowance, and $21,900 reimbursement of company loan interest expense.
(28)	Consists of $67,096 of loan forgiveness of 50% of the principal balance of a company loan due plus a 45% gross-up, $16,006 as dividend equivalents on unvested restricted stock, $400 contribution to a retiree medical saving account, $11,994 of employer’s deferred profit sharing and matching contributions to a 401(k) plan, and $6,090 of deferrable profit sharing in excess of deferral limits paid in cash.
(29)	Consists of $1,848 of personal spending allowance, $2,800 of personal travel allowance, $12,740 of dividend make-up bonus, and $21,900 reimbursement of company loan interest expense.
(30)	All shares granted at $136.05 per share. 340 shares will vest 100% in October 2005. 7,875 shares will vest in October, 2011, but may be accelerated at various times depending on company performance.
(31)	Consists of $8,625 as dividend equivalents on unvested restricted stock, $400 contribution to a retiree medical savings account, $14,771 of employer’s deferred profit sharing and matching contributions to a 401(k) plan, and $8,721 deferrable profit sharing in excess of deferral limits paid in cash.
(32)	Consists of $6,563 of personal spending allowance, $18,721 of dividend make-up bonus, and $13,530 reimbursement of company loan interest expense.
(33)	Consists of $12,782 as dividend equivalents on unvested restricted stock, $400 contribution to a retiree medical savings account, $14,811 of employer’s deferred profit sharing and matching contributions to a 401(k) plan, and $6,840 deferrable profit sharing in excess of deferral limits paid in cash.

Option/SAR Grants in Last Fiscal Year

No stock options or SAR’s were granted to the named executive officers for fiscal year 2002.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

The following table summarizes pertinent information concerning the exercise of stock options to purchase class C common stock of Commercial Markets Holdco during fiscal year 2002 by each of the named executives and the fiscal year-end value of unexercised options.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at End of 2002 Exercisable/ Unexercisable	Value of Unexercised In-The-Money Options at End of 2002 (1) Exercisable/ Unexercisable
Gregory E. Lawton	820	$19,926	0/12,596	0/$38,880
S. Curtis Johnson III	—	—	0/61,716	0/$617,609
Michael J. Bailey	—	—	0/3,144	0/$7,898
JoAnne Brandes	—	—	280/3,236	6,804/$10,133

(1)	At December 31, 2002, an estimated market value of $106.93 per share of class C common stock was used to determine the value of the in-the-money options.

Pension Plan

Employees who have completed at least one year of service with JDI or its subsidiaries with more than 1,000 hours of service and who work a regular schedule of at least 20 hours a week are eligible to participate in JDI’s “cash balance” retirement plan. Each participant has an account balance which represents his or her benefit under the retirement plan. Under the retirement plan, JDI makes annual credits to a participant’s cash balance account in an amount equal to 5% of the participant’s eligible compensation up to the Social Security wage base and 10% in excess thereof and an investment credit each plan year. The investment credit is based on the value of the participant’s cash balance account as of December 31 of the prior year and 75% of the rate of return earned by the pension trust. The investment credit will never be less than 4%. JDI’s retirement plan consists of two components: a qualified retirement plan and a non-qualified plan. For purposes of the qualified retirement plan, “eligible compensation” is the participant’s salary and bonus as included in the Summary Compensation Table above, subject to an annual limitation imposed by law which for 2002 was $200,000. For amounts of eligible compensation above the annual limitation, the credits for each participant continue under the non-qualified plan. Each participant becomes fully vested in the benefits under the retirement plan after five years of employment. Vested benefits may be paid upon termination of employment or retirement. Under the plan, a participant is eligible to retire at age 50 with at least 10 years of service. The retirement plan specifies various options that participants may select for the distribution of their accrued balance, including forms of annuity payments and lump sum distributions.

The retirement plan has a “grandfather” clause under which employees who were employed by JDI on or before June 1, 1998 have their retirement benefit calculated under both the cash balance account and the grandfathered formula. The grandfathered employee receives whichever alternative, the cash balance account or grandfathered formula, results in the higher retirement plan benefit. Benefits will continue to grow in the grandfathered alternative until June 1, 2008, at which time the benefit under that formula will be frozen. There is a two-part formula to determine the grandfathered benefits: benefits for service before 1975 and benefits for service after January 1, 1975. These amounts are added together to determine the participant’s monthly pension amount upon retirement.

A participant’s pension benefit for service before 1975 is calculated by two formulas: the point formula and the percentage formula. The participant receives the greater of the two. The point formula is shown below:

Percentage of final average monthly pay	×	Final average monthly pay	×	Years of service before 1975	/	Total years of service	=	Monthly pension service before 1975

The participant’s final average monthly pay is the average of his or her monthly base pay for the highest paid 60 consecutive months out of the last 12 years the participant worked for JDI before retirement or termination.

The participant’s percentage of final average monthly pay is the percentage that corresponds to the sum of the participant’s age and years of service before retirement (which sum is referred to in the table as points) in the table below:

Points	Pension as % of Final Average Monthly Pay	Points	Pension as % of Final Average Monthly Pay	Points	Pension as % of Final Average Monthly Pay
62	6.0	75	12.5	88	19.0
63	6.5	76	13.0	89	19.5
64	7.0	77	13.5	90	20.0
65	7.5	78	14.0	91	20.5
66	8.0	79	14.5	92	21.0
67	8.5	80	15.0	93	21.5
68	9.0	81	15.5	94	22.0
69	9.5	82	16.0	95	22.5
70	10.0	83	16.5	96	23.0
71	10.5	84	17.0	97	23.5
72	11.0	85	17.5	98	24.0
73	11.5	86	18.0	99	24.5
74	12.0	87	18.5	100	25.0

The participant’s monthly pension for service before 1975 is calculated using the percentage formula as follows:

8/10 of 1% (.008)	×	Final average monthly pay	×	Years of service before 1975	=	Monthly pension service before 1975

A participant’s monthly benefit for service beginning in January 1975 or later is coordinated with Social Security using a three-step formula. First, the participant’s retirement amount is calculated using the following formula:

Final average monthly pay	×	1.75%	×	Years of Service after January 1, 1975	=	Retirement Amount

Next, the participant’s portion of primary Social Security paid by JDI is calculated:

Monthly Social Security benefit	×	JDI’s share ( 1/2)	×	1/30	×	Years of service after January 1, 1975	=	Portion of primary Social Security paid for by JDI beginning January 1, 1975

Primary Social Security is an estimate of the participant’s monthly Social Security benefit he or she can receive at age 62. If the participant retires after age 62, primary Social Security is the estimated amount he or she can receive as of his or her retirement date.

The difference between the participant’s retirement amount and the primary Social Security paid by JDI since January 1, 1975 represents the participant’s monthly benefit for services after January 1, 1975. The total monthly benefit the participant receives under the grandfather clause of JDI’s retirement plan is equal to the sum of the monthly benefit for services before 1975 and the monthly benefit for services after January 1, 1975.

All of the named executive officers participate in JDI’s qualified and non-qualified retirement plans. The following table sets forth the estimated lump sum payable to each of the named executive officers at the normal retirement age of 65, assuming 4% annual increases in eligible compensation until retirement, no change from 2002 levels of maximum includable compensation and Social Security wage base and an annual investment credit of 4% under JDI’s qualified retirement plan.

Executive Officer	Qualified Retirement Plan
Gregory E. Lawton	$403,443
S. Curtis Johnson III	$1,235,242
Michael J. Bailey	$445,759
JoAnne Brandes	$1,168,409

The following table sets forth the estimated lump sum payable to each of the named executives at normal retirement age of 65, assuming 4% annual increases in eligible compensation until retirement, 2% annual increases in Social Security wage base and Consumer Price Index and an annual investment credit of 4% under JDI’s non-qualified retirement plan:

Executive Officer	Non-Qualified Retirement Plan
Gregory E. Lawton	$2,288,583
S. Curtis Johnson III	$2,949,546
Michael J. Bailey	$804,068
JoAnne Brandes	$970,255

Messrs. Lawton and Bailey and Ms. Brandes also participate in an unfunded supplemental executive retirement plan of JDI. Under his plan, Mr. Lawton is entitled to a monthly benefit payable in a single life annuity equal to one-twelfth of $400,000 upon his retirement after the age of 58 and completion of at least ten years of service with JDI or its predecessor. The projected benefit obligation upon the attainment of age 58 by Mr. Lawton in December 2008 is $4,157,148. Under his plan, Mr. Bailey is entitled to a monthly benefit payable in a single life annuity equal to one-twelfth of $200,000 upon his retirement after the age of 60 and completion of at least 12 years of service with JDI or its predecessor. The projected benefit obligation upon the attainment of age 60 by Mr. Bailey in October 2012 is $2,222,000. Under her plan, Ms. Brandes is entitled to a monthly benefit payable in a single life annuity equal to one-twelfth of $50,000 upon her retirement after the age of 58 and completion of at least 30 years of service with JDI or its predecessor. The projected benefit obligation upon the attainment of age 58 by Ms. Brandes in July 2011 is $556,000. Under the supplemental executive retirement plan, if the executive is terminated due to a change in control of JDI, he or she is entitled to receive the same benefit as if his or her retirement had occurred on the day before the change in control.

Long-Term Equity Incentive Plan

Commercial Markets Holdco’s long-term equity incentive plan permits the compensation committee of Commercial Markets Holdco’s board of directors broad discretion to grant stock options to purchase shares of class C common stock of Commercial Markets Holdco to Commercial Markets Holdco’s and its subsidiaries’, including Holdings’ and JDI’s, outside directors, officers and employees who are responsible to contributing to the growth and profitability of its and the subsidiaries’ businesses. The total number of class C common stock of Commercial Markets Holdco that may be issued under Commercial Markets Holdco’s long-term equity incentive plan is 15% of the number of outstanding shares of class A, class B and class C common stock and series A preferred stock of Commercial Markets Holdco. The maximum share number may be adjusted if Commercial Markets Holdco undertakes a stock split, stock dividend or similar transaction. Under the terms of the long-term equity incentive plan, if an employee is terminated for cause or terminates his employment without good reason, his unvested stock options will be canceled, and if the employee is terminated for any other reason, the compensation committee has the discretion to determine if his unvested stock options will be canceled. Further, if an outside director’s services are terminated, his unvested stock options will be canceled. In any event, the terminated employee or director must exercise any vested stock options within 90 days after termination. Under the terms of the plan, an optionee may not sell or otherwise dispose of his stock options, and with respect to shares of class C common stock issued upon exercise of stock options, may not sell or otherwise dispose of those shares prior to six months after the exercise of the stock options. If the optionee wishes to sell his class C common stock after the six-month period, the optionee must offer those shares to Commercial Markets Holdco. An offer and subsequent purchase of shares by Commercial Markets Holdco must occur during April, May, October or November unless employment has terminated for any reason. Commercial Markets Holdco may purchase those shares within 60 days of receipt of the offer at the value determined in accordance with the terms of the long-term equity incentive plan. In addition, Commercial Markets Holdco has the right to repurchase any shares if the optionee ceases to be employed by one of its subsidiaries. Finally, in the event of a change in control, as defined in the plan, the compensation committee may:

•	accelerate the vesting of stock options;

•	purchase the stock options for cash;

•	adjust the terms of the stock options to reflect the change in control;

•	cause the stock options to be assumed, or new rights substituted for the stock options, by another entity; or

•	approve any other provision as the compensation committee considers advisable and in the best interests of Commercial Markets Holdco and its shareholders.

Director Compensation

Members of Holdings’ board of directors are not compensated for their service on the board. JDI’s directors are compensated for their service on JDI’s board of directors as follows. Neal Nottleson, the Vice Chairman of Holdings’ and JDI’s boards of directors, who also serves as the Chairman of JDI’s compensation committee, is paid $65,000 annually for his service on JDI’s board of directors. The other directors of JDI who are not employees of JDI are paid $50,000 annually for their service on JDI’s board of directors. All of the directors of JDI who receive annual retainers receive at least 50% of the cash value of their annual retainer in class C common stock of Commercial Markets Holdco and have the opportunity to elect to receive the full amount of the retainer in such shares. Additionally, all non-employee directors of JDI receive options to purchase class C common stock of Commercial Markets Holdco under the long-term equity incentive plan to purchase a number of shares whose value on the date of grant is equal to about 50% of each director’s annual retainer. Members of JDI’s board of directors who are also employees of JDI receive no additional compensation for service on JDI’s board of directors.

Employment Agreements

On November 8, 1999, JDI entered into employment agreements with Gregory E. Lawton, Michael J. Bailey and JoAnne Brandes. Except for compensation provisions, the terms of these agreements are substantially similar. The employment agreements require the executive to maintain the confidentiality of JDI’s or its affiliates’ or subsidiaries’ proprietary information and refrain from competing with and soliciting employees from JDI or its affiliates or subsidiaries during his or her employment and for a period of up to two years after termination. Under these agreements, in addition to their annual salary, the executives are eligible to receive a performance bonus. Mr. Bailey’s and Ms. Brandes’ target bonuses are 65% of base salary and Mr. Lawton’s target bonus is 100% of base salary. Depending on the achievement of specified objectives, the amount of the bonus may range between 0% and 200% of the target. In addition to salary and performance bonuses, each of the executives is entitled to an annual flexible spending account, which may be used for specified personal expenses, and to participate in Commercial Markets Holdco’s long-term equity incentive plan under the terms described below. The amounts available under the flexible spending accounts are as follows: Mr. Lawton, $17,500 and Mr. Bailey and Ms. Brandes, $10,000. Under their employment agreements, if Mr. Bailey or Ms. Brandes are terminated without cause, he or she is entitled to receive continuation of his or her base salary for a period of one year following termination of his or her employment and a pro-rated performance bonus for the fiscal year in which the termination occurs. Under Mr. Lawton’s employment agreement, if he is terminated without cause, he is entitled to receive continuation of his base salary and bonus payments at the target level during the two-year period following termination of his employment. In addition, the executives are entitled to reimbursement of expenses under their flexible spending accounts.

Messrs. Lawton and Bailey and Ms. Brandes are eligible to participate in Commercial Markets Holdco’s long-term incentive plan and may also be provided with an opportunity to purchase shares of class C common stock of Commercial Markets Holdco. In connection with their purchases of shares in 1999 and 2000, the offers provided that for each four shares purchased by the executive, the executive was awarded one share of restricted stock and a stock option to purchase one share of class C common stock of Commercial Markets Holdco. The restricted share becomes vested four years from the date of grant. If the executive resigns or is terminated for cause, he or she will forfeit all unvested shares of restricted stock and options. If the executive is terminated due to death, disability or retirement, all shares of restricted stock and options will become immediately vested. If the executive is terminated for other reasons, Commercial Markets Holdco’s compensation committee will determine if his or her unvested shares of restricted stock and options are forfeited. In connection with the executive’s stock purchase, JDI agreed to lend the executive funds to purchase the shares at the applicable federal rate, and each loan is due and payable four years after the date of the loan. If the executive remains employed by JDI when the loan is due, 50% of the principal amount of the loan is forgiven. Under the terms of each executive’s employment agreement, up to the remaining 50% may be forgiven at the discretion of JDI’s board of directors. In August 2003, the compensation committee of JDI’s board of directors approved the forgiveness of an additional 25% of specified existing loans made to the executives pursuant to their respective employment agreements. To the extent the principal of the loan is forgiven, the executive receives a tax gross-up bonus. In addition to the loan, during the term of employment with JDI, each executive receives a bonus that is equal to the interest due on the loan. The bonus is paid to the executive at the time interest is due on the loan. No new executive loans relating to the purchase of common stock have been made since December 2000. Additional detail with respect to outstanding loans is provided under “Certain Relationships and Related Party Transactions—Transactions with Management.”

The long-term incentive plan provides that stock options granted to Messrs. Lawton and Bailey and Ms. Brandes will become vested four years after the date of grant, and vested options will be exercisable for a period of ten years following the date of grant. If the executive resigns or is terminated for cause, all of the executive’s unvested options will be forfeited. If the executive is terminated due to death, disability or retirement, all of his or her stock options will become immediately vested and exercisable. If he or she is terminated for other reasons, Commercial Markets Holdco’s compensation committee will determine if the executive’s options are forfeited. The executive will have 90 days after the date of his or her termination of employment with JDI to exercise vested stock options. In addition, under the agreements, JDI may repurchase any shares of common stock upon the executive’s termination of employment.

On December 6, 2001, JDI entered into an agreement with S. Curtis Johnson III under which he is eligible to participate in the long-term equity incentive plan. The agreement provides that stock options granted to Mr. Johnson will become vested four years after the date of grant, and his vested options will be exercisable for a period of seven years following the date of grant. Commercial Markets Holdco’s compensation committee may accelerate the vesting of Mr. Johnson’s options. If Mr. Johnson resigns or is terminated for cause, he will forfeit all of his unvested options. If Mr. Johnson is terminated due to death, disability or retirement, all of his stock options will become immediately vested and exercisable. If Mr. Johnson is terminated for other reasons, Commercial Markets Holdco’s compensation committee will determine if his options are forfeited. Mr. Johnson will have 90 days after the date of his termination of employment with JDI to exercise his vested stock options.

BENEFICIAL OWNERSHIP

Commercial Markets Holdco owns two-thirds of Holdings’ equity interests and Marga B.V., which is 100% owned by Unilever, owns one-third of Holdings’ equity interests. See “Business—General.” The stockholders’ agreement among Holdings, Unilever and Commercial Markets Holdco and Holdings’ certificate of incorporation generally require, with specified exceptions, the approval of stockholders holding more than 90% of Holdings’ outstanding shares to effect various transactions and actions by Holdings and its subsidiaries, including the sale or other disposition of shares of its common stock. See “Risk Factors—Risks Relating to Our Business—Some decisions affecting our business require approval of Unilever” and “Certain Relationships and Related Party Transactions—Relationships with Unilever—Stockholders’ Agreement.” In addition, two of the eleven members of Holdings’ board of directors are officers and/or directors of Unilever. Accordingly, Unilever and Commercial Markets Holdco would be deemed to have shared investment power over all of the outstanding shares of Holdings’ common stock.

None of Holdings’ directors or officers owns shares of its common stock. However, several of its directors and officers own shares of the common stock of Commercial Markets Holdco.

The following table sets forth information regarding beneficial ownership of the common and preferred stock of Commercial Markets Holdco as of July 4, 2003 held by:

•	Holdings’ directors;

•	its Chief Executive Officer and other most highly compensated executive officers; and

•	all directors and executive officers as a group.

In addition, the following table sets forth information regarding beneficial ownership of the common and preferred stock of Commercial Markets Holdco held by Samuel C. Johnson. Samuel C. Johnson has voting and investment power with respect to 242,136 shares of class A common stock of Commercial Markets Holdco, or 53.9% of the voting power, of Commercial Markets Holdco. Because Commercial Markets Holdco has a controlling interest in Holdings, Samuel C. Johnson may be deemed to share voting and investment power with respect to all shares of Holdings’ common stock.

Beneficial ownership is calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Except as otherwise noted, we believe that each of the holders listed below has sole voting and investment power over the shares beneficially owned by the holder.

Name and Address of Beneficial Owner(1)	Title of Class(2)	Amount and Nature of Beneficial Ownership(3)		Percent of Class Outstanding
Five Percent Owners:
Samuel C. Johnson	Class A Common	242,136	(4)	53.9%
4041 North Main Street	Class B Common	800,000	(5)	28.3%
Racine, Wisconsin 53402	Class C Common	0		*
	Series A Preferred	85,323	(6)	36.3%

Directors:
Todd Brown	Class A Common	0		*
	Class B Common	0		*
	Class C Common	350		*
	Series A Preferred	0		*

Irene M. Esteves	Class A Common	0		*
	Class B Common	0		*
	Class C Common	886		*
	Series A Preferred	0		*

Name and Address of Beneficial Owner(1)	Title of Class(2)	Amount and Nature of Beneficial Ownership(3)		Percent of Class Outstanding
Robert M. Howe	Class A Common	0		*
	Class B Common	0		*
	Class C Common	768		*
	Series A Preferred	0		*

Helen P. Johnson-Leipold	Class A Common	0		*
	Class B Common	525,271	(7)	18.6%
	Class C Common	350		*
	Series A Preferred	28,499	(8)	12.1%

Clifton D. Louis	Class A Common	0		*
	Class B Common	32,603	(9)	1.2%
	Class C Common	702		*
	Series A Preferred	0		*

Rudy Markham	Class A Common	0		*
	Class B Common	0		*
	Class C Common	0		*
	Series A Preferred	0		*

Neal Nottleson	Class A Common	400		*
	Class B Common	4,925		*
	Class C Common	714		*
	Series A Preferred	0		*

John Rice	Class A Common	0		*
	Class B Common	0		*
	Class C Common	0		*
	Series A Preferred	0		*

Reto Wittwer	Class A Common	0		*
	Class B Common	0		*
	Class C Common	0		*
	Series A Preferred	0		*

Named Executive Officers:
Gregory E. Lawton	Class A Common	0		*
	Class B Common	0		*
	Class C Common	21,742		20.6%
	Series A Preferred	0		*

S. Curtis Johnson III	Class A Common	10,331	(10)	2.3%
	Class B Common	547,378	(11)	19.1%
	Class C Common	2,534	(12)	2.4%
	Series A Preferred	51,420	(13)	21.9%

Michael J. Bailey	Class A Common	0		*
	Class B Common	0		*
	Class C Common	4,096		3.9%
	Series A Preferred	0		*

JoAnne Brandes	Class A Common	0		*
	Class B Common	6,777		*
	Class C Common	6,612	(14)	6.3%
	Series A Preferred	200		*

All Directors and Officers as a Group (13 persons)	Class A Common	10,731		2.4%
	Class B Common	659,536		23.1%
	Class C Common	38,754	(15)	36.8%
	Series A Preferred	53,510		22.8%

*	Indicates that the percentage of shares beneficially owned does not exceed 1% of the class.
(1)	Except as otherwise indicated, the mailing address of each person shown is c/o JohnsonDiversey, Inc., 8310 16th Street, P.O. Box 902, Sturtevant, Wisconsin 53177-0902.

(2)	The equity securities of Commercial Markets Holdco consist of class A common stock, par value $1.00 per share, class B common stock, par value $1.00 per share, class C common stock, par value $1.00 per share and series A convertible preferred stock, par value $100.00 per share. The holders of class A common stock of Commercial Markets Holdco are entitled to one vote on all matters submitted for a vote of the security holders of the company. The class B common stock are non-voting securities. The holders of class C common stock have no voting rights other than the right to elect one director who must be an officer of Commercial Markets Holdco. The series A convertible preferred stock has no voting rights other than the right to vote on the creation or issuance of any equity securities that would rank senior to the series A convertible preferred stock and the right to elect one director if the company fails to pay cash dividends in specified circumstances.
(3)	For purposes of this table, shares are considered to be “beneficially” owned if the person directly or indirectly has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities, and a person is considered to be the beneficial owner of shares if that person has the right to acquire the beneficial ownership of the shares within 60 days of July 4, 2003. Unless otherwise noted, the beneficial owners have sole voting and dispositive power over their shares listed in this column.
(4)	These shares are owned by the H.F. Johnson Distributing Trust B, f/b/o Samuel C. Johnson et. al. Samuel C. Johnson is the trustee of the H.F. Johnson Distributing Trust B. Samuel C. Johnson has granted a one-year revocable proxy to vote the shares to S. Curtis Johnson III. The proxy expires in January 2004.
(5)	Consists of 500,000 shares of class B common stock owned by H.F.J. Holding Co., Inc., 200,000 shares of class B common stock owned by Windpoint 1970 Holding Company and 100,000 shares owned by Nomad Investment Co. Inc. The H.F. Johnson Family Trust is the sole shareholder of each of these companies. Samuel C. Johnson is the trustee of the H.F. Johnson Family Trust.
(6)	Includes 17,557 shares of series A convertible preferred stock owned by H.F. Johnson Distributing Trust B, f/b/o Samuel C. Johnson et al. See note 4 above. Also includes 36,254 shares of series A convertible preferred stock owned by H.F.J. Holding Co., Inc., 21,751 shares of series A convertible preferred stock owned by Windpoint 1970 Holding Company and 9,761 shares of series A convertible preferred stock owned by Samuel C. Johnson 1988 Trust No. 1. The H.F. Johnson Family Trust is the sole shareholder of H.F.J. Holding Co., Inc. and of Windpoint 1970 Holding Company. Samuel C. Johnson is the trustee of the H.F. Johnson Family Trust and the Samuel C. Johnson 1988 Trust No. 1.
(7)	Includes 129,000 shares of class B common stock owned by Cayuga 1993 Limited Partnership, 105,830 shares of class B common stock owned by Rochester 1993 Limited Partnership, and 110,868 shares of class B common stock owned by Johnson Family Partnership, L.P. The Helen Johnson-Leipold Third Party Gift and Inheritance Trust, over which Ms. Johnson-Leipold has voting and investment power, is a general partner of each of these limited partnerships and shares voting and investment power. This number also includes 26,000 shares of class B common stock owned by S, F and H Partners, L.P., 41,775 shares of class B common stock owned by HELSA Associates II Limited Partnership, 21,306 shares of class B common stock owned by Combined Partners Limited Partnership and 78 shares of class B common stock owned by H.P.J.L. Corp. Ms. Johnson-Leipold is a general partner of HELSA Associates II, L.P., which is a general partner of both Combined Partners L.P. and S, F and H Partners, L.P. She is also an officer and director and the sole shareholder of H.P.J.L. Corp. Finally, this number also includes 90,414 shares of class B common stock owned by C and H Investment Co. The Helen Johnson-Leipold Third Party Gift and Inheritance Trust is a general partner of Curelle II L.P., which is a general partner of Curelle Associates L.P., Curelle Associates, L.P. owns all of the outstanding common stock of C and H Investment Co.
(8)	Includes 9,353 shares of series A convertible preferred stock owned by Cayuga 1993 Limited Partnership, 7,673 shares of series A convertible preferred stock owned by Rochester 1993 Limited Partnership, and 8,039 shares of series A convertible preferred stock owned by Johnson Family Partnership L.P. The Helen Johnson-Leipold Third Party Gift and Inheritance Trust is a general partner of each of these limited partnerships and shares voting and investment power. This number also includes 1,885 shares of series A convertible preferred stock owned by S, F and H Partners, L.P., 1,544 shares of series A convertible preferred stock owned by Combined Partners L.P. and 5 shares of series A convertible preferred stock owned by H.P.J.L. Corporation. Ms. Johnson-Leipold is a general partner of HELSA Associates II, L.P., which is a general partner of both Combined Partners L.P. and S, F & H Partners L.P. She is also an officer and director and the sole shareholder of H.P.J.L. Corporation.
(9)	Includes 1,960 shares of class B common stock owned by each of the Henrietta J. Louis 1994 Irrevocable Trust, the Madeline Ann Louis 1994 Irrevocable Trust and the Timothy C. Louis, Jr. 1994 Irrevocable Trust. Mr. Louis is co-trustee of these trusts but has sole voting and investment power with respect to the shares.
(10)	Consists of 10,254 shares of class A common stock owned by the Herbert F. Johnson Foundation Trust No. 1 and 77 shares of class A common stock owned by the S. Curtis Johnson Third Party Gift and Inheritance Trust. S. Curtis Johnson III is the trustee of the Herbert F. Johnson Foundation Trust No. 1 and the grantor of the S. Curtis Johnson Third Party Gift and Inheritance Trust. S. Curtis Johnson III has voting and investment power with respect to these shares.
(11)

Includes 129,000 shares of class B common stock owned by Cayuga 1993 Limited Partnership, 105,830 shares of class B common stock owned by Rochester 1993 Limited Partnership, 21,306 shares of class B common stock owned by Combined Partners Limited Partnership and 110,868 shares of class B common stock owned by Johnson Family Partnership, L.P. The S. Curtis Johnson Third Party Gift and Inheritance Trust is a general partner of each of these limited partnerships and shares voting and investment power. This number also includes 90,414 shares of class B common stock owned by C and H Investment Co. and includes 47,651 shares of class B common stock owned by C and S Partners II Limited Partnership, of which S. Curtis Johnson III is a general partner and shares voting and investment power. S. Curtis Johnson III is a general partner of Curelle SCJ III, L.P., which is a general partner of Curelle Associate, L.P. Curelle Associate, L.P. owns all of the outstanding common stock of C and H Investment Co. Finally, this number also includes 30,000 shares of class B common stock owned by the Herbert F. Johnson Foundation Trust #1, 2,014 shares of class B common stock owned by the S. Curtis Johnson Third Party Gift and Inheritance Trust and 10,295 shares of class B common stock owned by the S. Curtis Johnson III Family Trust. S. Curtis Johnson III is the trustee of the S. Curtis Johnson III Family Trust. See note 10 above.

(12)	Includes 1,124 shares of class C common stock owned by the S. Curtis Johnson Third Party Gift & Inheritance Trust. See note 10 above. Also includes 1,410 vested shares of class C common stock owned by S. Curtis Johnson.
(13)	Includes 9,353 shares of series A convertible preferred stock owned by Cayuga 1993 Limited Partnership, 7,673 shares of series A convertible preferred stock owned by Rochester 1993 Limited Partnership, 1,544 shares of series A convertible preferred stock owned by Combined Partners L.P. and 8,039 shares of series A convertible preferred stock owned by Johnson Family Partnership L.P. The S. Curtis Johnson Third Party Gift and Inheritance Trust is a general partner of each of these limited partnerships and shares voting and investment power. This number also includes 7,250 shares of series A convertible preferred stock owned by Herbert F. Johnson Foundation Trust #1, 746 shares of series A convertible preferred stock owned by S. Curtis Johnson III Family Trust, 363 shares of series A convertible preferred stock owned by SCJ III Family Line Investments, Inc., 8,334 shares of series A convertible preferred stock owned by S. Curtis Johnson Third Party Gift and Inheritance Trust and 8,118 shares of series A convertible preferred stock owned by Helen J. Leipold Third Party Gift and Inheritance Trust. S. Curtis Johnson III is the trustee of each of S. Curtis Johnson III Family Trust and SCJ III Family Line Investments, Inc. The trustee of the Helen J. Leipold Third Party Gift and Inheritance Trust is the Johnson Trust Company, over which S. Curtis Johnson III has voting and investment power. See note 10 above.
(14)	Includes 280 shares of class C common stock subject to outstanding options.
(15)	Includes 280 shares of class C common stock subject to outstanding options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following summarizes the material terms of various agreements and arrangements that Holdings, JDI and various of JDI’s subsidiaries have entered into with their respective directors, executive officers, affiliates, including S.C. Johnson & Son and Unilever, and other beneficial owners. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—DiverseyLever Business” and “Business—Professional Business—Manufacturing and Facilities,” “—Polymer Business—Manufacturing and Facilities” and “—Proprietary Rights; Research and Development.”

Relationships with S.C. Johnson & Son

Until 1999, JDI was a wholly owned subsidiary of S.C. Johnson & Son, a leading manufacturer and marketer of branded consumer products for air care, home cleaning, insect control, home food management and personal care that Samuel Curtis Johnson founded in 1886. In November 1999, JDI was separated from S.C. Johnson & Son in a tax-free spin-off to descendants of Samuel Curtis Johnson and the other stockholders of S.C. Johnson & Son. In connection with the 1999 spin-off, JDI entered into a number of agreements relating to the separation from S.C. Johnson & Son and their ongoing relationship after the spin-off. A number of these agreements relate to our ordinary course of business, while others pertain to JDI’s historical relationship with S.C. Johnson & Son and JDI’s former status as a wholly owned subsidiary of S.C. Johnson & Son. The material terms of these agreements, amendments to these agreements and other agreements and arrangements entered into since the 1999 spin-off are summarized below.

Leases

JDI and Johnson Polymer have entered into several leases with S.C. Johnson & Son for space in S.C. Johnson & Son’s Waxdale manufacturing facility. Under two short-term leases, JDI leases about 45,600 square feet of manufacturing space for our professional business and Johnson Polymer leases about 17,000 square feet of manufacturing space for our polymer business. These leases expire on July 2, 2004 and automatically renew for additional one-year terms, unless terminated earlier. Under two long-term leases, JDI leases about 180,000 square feet of manufacturing space for our professional business and Johnson Polymer leases about 143,500 square feet of manufacturing space for our polymer business. These long-term leases expire on June 2, 2009 and automatically renew for additional five-year terms, unless terminated earlier. The leases may be terminated by S.C. Johnson & Son as a result of an event of default under the leases, if the license agreements or technology disclosure and license agreement referred to below terminate, or upon prior notice by S.C. Johnson & Son of 18 months in the case of the long-term lease for our professional business, 30 months in the case of the long-term lease for our polymer business and six months in the case of both short-term leases. In addition, if the long-term lease for our polymer business is terminated under specified circumstances by either party, JDI or Johnson Polymer must pay to S.C. Johnson & Son an amount equal to the then-current net book value of the rented space. In fiscal year 2002, JDI and Johnson Polymer paid to S.C. Johnson & Son an aggregate of about $2.7 million under the Waxdale leases. In addition to the Waxdale leases, JDI and various of its subsidiaries lease facilities at other locations from S.C. Johnson & Son, including facilities in Argentina, Brazil, Chile, Japan, Greece and Norway under the administrative services and shared services agreements described below.

License Agreements

Under a license agreement with JDI, S.C. Johnson & Son has granted us an exclusive license to use specified trade names, housemarks and brand names incorporating “Johnson” (including “Johnson Wax Professional”) and “Drackett,” including the right to use “Johnson” with JDI’s owned trade name “Diversey,” in the institutional and industrial channels of trade and in specified channels of trade approved by S.C. Johnson & Son in which both our professional business and S.C. Johnson & Son’s consumer business operate, which we refer to as “cross-over” channels of trade. S.C. Johnson & Son has the unilateral right to eliminate any existing, or to withhold approval of any proposed future, cross-over channels of trade (including cross-over channels of trade in which former DiverseyLever products are sold by us) and can terminate the license agreement if we sell any products in the cross-over channels of trade that are not authorized under the license agreement. S.C. Johnson & Son has also granted us a license to use specified S.C. Johnson & Son brand names in connection with various products sold in institutional and industrial channels of trade. JDI has the right to grant sublicenses under the license agreement to its subsidiaries.

Under this license agreement, JDI has paid to S.C. Johnson & Son a royalty fee equal to 4% of its and its sublicensees’ net sales of the products bearing S.C. Johnson & Son brand names. For fiscal year 2002, JDI paid S.C. Johnson & Son a total royalty fee of about $2.7 million. Effective January 1, 2003, the license agreement also provides for a royalty fee equal to 6% for S.C. Johnson & Son brand names added after January 1, 2003 and for certain products having S.C. Johnson & Son brand names that are actually produced by S.C. Johnson & Son. Pursuant to an adjustment clause in the license agreement, as of May 1, 2007, the royalty rate on products at the 4% rate will increase to 6%.

The license agreement terminates on May 2, 2011 and will extend automatically to May 2, 2012 if the license agreement has not been terminated by S.C. Johnson & Son prior to May 2, 2004. Thereafter, the license agreement may be renewed with the consent of S.C. Johnson & Son for successive two-year terms. The license agreement automatically terminates if:

•	Holdings, JDI or Commercial Markets Holdco undergoes a change of control;

•	prior to the spin-off of any subsidiary, JDI fails to change the name of that subsidiary to a name that does not include “Johnson;”

•	JDI makes any assignment for the benefit of creditors, a trustee or receiver is appointed to administer JDI’s business or it is in voluntary or involuntary bankruptcy;

•	a country or governmental entity nationalizes or acquires any interest in JDI; or

•	if Holdings, Commercial Markets Holdco, JDI or any of the sublicensees enters into a joint venture, co-marketing arrangement, or other strategic alliance with a competitor of S.C. Johnson & Son, or 10% or more of the voting shares or other issued and outstanding equity interests of Holdings, JDI, Commercial Markets Holdco or any of the sublicensees is acquired by a competitor of S.C. Johnson & Son or if the license agreement is directly or indirectly assigned, assumed or in any way transferred to a competitor of S.C. Johnson & Son.

S.C. Johnson & Son may terminate the license agreement in whole or in part:

•	if JDI or any of its sublicensees are in material breach of the license agreement;

•	for any actions by JDI or its sublicensees that are detrimental to the best interests of S.C. Johnson & Son or the goodwill of any trade name, housemark or trademark, as determined by the board of directors of S.C. Johnson & Son;

•	if Unilever transfers any of its ownership interest in JDI or Holdings to a third party;

•	if any rights under the license agreement are assigned or transferred;

•	if any of the following has occurred or is continuing with respect to indebtedness under any agreement or arrangement under which indebtedness of at least $25 million is outstanding:

(1) Holdings, JDI or any subsidiary fails to make any payment in respect of indebtedness when due, (2) any event occurs that results in acceleration of indebtedness, or (3) any event or condition occurs that permits the lenders under the senior secured credit agreement for the JDI credit facilities or that permits a holder of the JDI senior subordinated notes or the notes to accelerate the indebtedness thereunder; and

•

if JDI or any of its affiliates promote, market, sell or distribute, directly or indirectly, including through a joint venture, co-marketing arrangement or other strategic alliance, outside of the industrial channels of trade and the cross-over channels of trade, any product that competes with S.C. Johnson & Son’s consumer branded products (unless permitted by S.C. Johnson & Son).

In some circumstances, however, instead of terminating, the license agreement will convert into a license to use only the trade names and housemarks involving combinations of “Johnson” and “Diversey” until May 2, 2012.

In the event any dispute arising under the license agreement cannot be resolved through negotiation, the dispute will either be referred to the board of directors or chairman of the board of S.C. Johnson & Son, depending on the nature of the dispute. In either case, the chairman of the board has ultimate authority to resolve the dispute, and JDI cannot challenge that decision.

In addition, Johnson Polymer has a license agreement with S.C. Johnson & Son under which S.C. Johnson & Son has granted us a license to use the Johnson trade name and housemark in our polymer business, the terms of which are similar to those of the license agreement discussed above. Johnson Polymer does not, however, pay any fees to S.C. Johnson & Son under the license agreement relating to its polymer business.

Under a technology disclosure and license agreement with S.C. Johnson & Son and Johnson Polymer, each party has granted to the other party a license, with the right to grant sublicenses to their subsidiaries, to use the technology being used by that party in connection with products sold by that party under its own brand names and in its own channels of trade. The technology disclosure and license agreement also provides guidelines pursuant to which the parties may voluntarily disclose and sublicense to each other new technologies that they develop internally, acquire or license from third parties. The technology disclosure and license agreement terminates on May 2, 2011 and will extend automatically to May 2, 2012 if the license agreement has not been terminated by S.C. Johnson & Son prior to May 2, 2004. Thereafter, the license agreement may be renewed with the consent of S.C. Johnson & Son for successive two-year terms. The licenses granted to JDI and Johnson Polymer terminate upon the occurrence of specified bankruptcy or insolvency-related events involving JDI or Johnson Polymer or upon thirty days’ notice of an uncured material breach by JDI or Johnson Polymer. No fees are paid under the technology disclosure and license agreement.

After JDI’s 1999 separation from S.C. Johnson & Son, S.C. Johnson & Son continued to operate the professional and polymer businesses in various countries where JDI did not have operations. Under a territorial license agreement, JDI licenses the intellectual property rights to S.C. Johnson & Son to allow it to manufacture and sell our products in those countries. Under this agreement, S.C. Johnson & Son pays a royalty fee based on its and its sublicensees’ net sales of products bearing JDI’s brand names. This agreement expires on July 2, 2004, but will automatically renew for additional two-year terms. In fiscal year 2002, S.C. Johnson & Son paid an aggregate of about $244,000 to JDI under the territorial license agreement. Since the separation, JDI has established operations in several countries and has purchased the inventory and other assets relating to the professional or polymer business in those countries from S.C. Johnson & Son.

Administrative Services and Shared Services Agreements

JDI and Johnson Polymer have entered into several administrative services agreements with S.C. Johnson & Son. Under these agreements, S.C. Johnson & Son provides JDI and Johnson Polymer with a wide range of central support services. These services include various information technology, office and mail support, property administration, risk management, accounting, medical center nursing and facilities maintenance, employee benefits administration, compensation and other services. In addition, the agreements provide for the use by us of several administrative and other properties owned by S.C. Johnson & Son. Generally, these agreements are for a one-year term but automatically renew for additional one-year terms, unless terminated earlier. S.C. Johnson & Son may terminate each agreement under specified circumstances, or for any reason by providing prior written notice to JDI. In addition, S.C. Johnson & Son provides JDI and various of its subsidiaries with various business support services pursuant to shared services agreements in several countries, including Italy, Norway, and the United Kingdom. In fiscal year 2002, JDI paid to S.C. Johnson & Son an aggregate of about $31.8 million under all of these administrative services and shared services agreements, including about $10.8 million of amounts paid to reimburse S.C. Johnson & Son for payroll and benefit related costs paid by S.C. Johnson & Son on its behalf.

Joint Operating Agreement

Commercial Markets Holdco, Holdings’ parent, is party to a joint operating agreement with S.C. Johnson & Son, dated June 17, 1999, governing the use of several airplanes. Commercial Markets Holdco has an 18% undivided ownership interest in those airplanes, and S.C. Johnson & Son holds the remaining ownership interests. Under the joint operating agreement, S.C. Johnson & Son agrees to provide Commercial Markets Holdco with various services relating to the airplanes, including administering the Federal Aviation Administration reporting requirements for Commercial Markets Holdco, providing all required maintenance and repairs for the airplanes, providing insurance and risk management services and maintaining qualified licensed pilots to pilot the airplanes. S.C. Johnson & Son may not terminate or reduce the level of any service without Commercial Markets Holdco’s prior consent. Under the joint operating agreement, Commercial Markets Holdco must pay S.C. Johnson & Son its proportional share of capital and operating costs for the airplanes. Commercial Markets Holdco’s share of the operating costs is based on the relative usage of the airplanes by JDI’s employees, and JDI has agreed to pay its share of the operating costs directly to S.C. Johnson & Son. The joint operating agreement terminates on July 2, 2004 and automatically renews for additional one-year terms. The joint operating agreement will also terminate upon a material breach or default under the agreement that is not cured within thirty days of written notice. In addition, the joint operating agreement terminates if at any time the voting control of either party is not directly or indirectly owned by a lineal descendant of Herbert Fisk Johnson, Jr., a descendant of Samuel Curtis Johnson. Finally, at any time after the joint operating agreement is terminated, S.C. Johnson & Son has the right to purchase Commercial Markets Holdco’s ownership interest in the airplanes at the fair market value of the airplanes. In fiscal year 2002, JDI paid an aggregate of about $1.1 million for operating costs in connection with the joint operating agreement. In addition, in connection with the joint operating agreement, Commercial Markets Holdco issued a promissory note in the principal amount of $429,000 on October 31, 2002. This note matures on October 31, 2004. Under the terms of the note, Commercial Markets Holdco is required to pay 50% of the principal amount on October 31, 2003 and the remainder at maturity.

Environmental Agreement

Under an environmental agreement with S.C. Johnson & Son, S.C. Johnson & Son has agreed to bear financial responsibility for, and indemnify JDI against, specified environmental liabilities existing on June 28, 1997 for sites used in JDI’s professional and polymer businesses and for which liability may have been incurred prior to JDI’s separation from S.C. Johnson & Son. Under the agreement, JDI is financially responsible for all other environmental liabilities that arise from or are related to the historic, current and future operation of its business and must indemnify S.C. Johnson & Son for any losses associated with these liabilities. Under the agreement, S.C. Johnson & Son has the authority to manage any environmental projects as to which circumstances make it appropriate for S.C. Johnson & Son to manage the project.

Tax Sharing Agreement

JDI’s 1999 separation from S.C. Johnson & Son caused JDI, its subsidiaries, and Commercial Markets Holdco to cease to be members of the S.C. Johnson & Son affiliated tax group and to become a new affiliated tax group headed by Commercial Markets Holdco. To allocate responsibility for taxes following the separation, JDI, Commercial Markets Holdco and S.C. Johnson & Son entered into a tax sharing agreement. The tax sharing agreement provides generally that the S.C. Johnson & Son group is liable for, and will indemnify the Commercial Markets Holdco group against, all U.S. federal, state, and non-U.S. taxes for all periods before the separation, however, JDI is responsible for the payment to the S.C. Johnson & Son group of its own share of taxes, and for periods after the separation, the S.C. Johnson & Son group is responsible for its own taxes, but not the taxes of the Commercial Markets Holdco group. The tax sharing agreement also requires the parties to make adjustments for differences between the S.C. Johnson & Son group’s tax liability under the consolidated tax returns filed for periods before the separation and what the parties’ respective liabilities would have been for the same periods had they filed separate returns. Based on current estimates, JDI owes S.C. Johnson & Son about $1.3 million for those periods, half of which was paid in October 2002 and the other half of which is payable in October 2003. This amount, however, is subject to further adjustment as a result of current and potential future audits as well as tax carry forward and carry back provisions. JDI and Commercial Markets Holdco are liable for the Commercial Markets Holdco group’s taxes after the separation. Under the tax sharing agreement, S.C. Johnson & Son is responsible for any taxes imposed as a result of the separation itself. However, if JDI or Commercial Markets Holdco take any action that is inconsistent with, or fail to take any action required by, the agreement pursuant to which the separation was effected, the parties’ application to the Internal Revenue Service for a determination that the separation would qualify for favorable U.S. federal income tax treatment, or the Internal Revenue Service’s determination, JDI and Commercial Markets Holdco would be responsible for any taxes that result from such action or failure to act. The tax sharing agreement also provides for the conduct of tax audits and contests, and for the retention of records.

Supply Agreements

JDI and various of its subsidiaries have entered into numerous supply and manufacturing agreements with S.C. Johnson & Son. Under some of these agreements, JDI and its subsidiaries manufacture and supply raw materials and products, including polymers, to S.C. Johnson & Son in several countries, including Japan, the Netherlands and the United States. Under other supply and manufacturing agreements, S.C. Johnson & Son manufactures and supplies raw materials and products to JDI and its subsidiaries in several countries, including Argentina, Brazil, Greece, Japan, Mexico, the Netherlands, and the United States. The terms of the agreements range between two to five years, with rights to renew the agreements for additional one-year terms. In general, the agreements terminate for breach or default under the agreements, if a specified insolvency-related event involving either party is commenced or occurs or by mutual agreement. In fiscal year 2002, JDI paid to S.C. Johnson & Son an aggregate of about $31.3 million under these supply and manufacturing agreements for inventory purchases, and S.C. Johnson & Son paid JDI an aggregate of about $24.7 million under the agreements for inventory purchases.

Relationships with Other Johnson Family Businesses

JDI leases office space in Sturtevant, Wisconsin from Willow Holdings, LLC, which is controlled by the descendants of Samuel Curtis Johnson. JDI entered into this lease on July 1, 2002, and it expires on June 30, 2007. JDI paid $399,000 under this lease during fiscal year 2002. In addition, the lease provides for a line of credit not exceeding $1.2 million at an interest rate of 8% per annum from Willow Holdings, LLC to JDI for the purpose of certain leasehold improvements.

Relationships with Unilever

Prior to the acquisition of the DiverseyLever business in May 2002, DiverseyLever was a division of Unilever and consequently relied on Unilever for various services, including administration, research and development, treasury, legal, tax planning and compliance, and other support services. In addition, DiverseyLever was party to a number of transactions with Unilever, including the sale of products to and the purchase of products from Unilever.

Simultaneously with the closing of the acquisition, Holdings, JDI and Unilever and some of their respective affiliates entered into agreements which replaced a number of these prior agreements with Unilever, as well as agreements relating to the governance of Holdings and JDI, commercial relationships and matters arising out of the acquisition. These agreements include a sales agency agreement, various intellectual property agreements, a transitional services agreement, two supply agreements, a stockholders’ agreement, a non-competition agreement and a resale agreement relating to the notes. All of the agreements with Unilever were negotiated before Unilever acquired its equity interest in Holdings and the notes and therefore, are on arms-length terms. Holdings, JDI and Unilever are also parties to an acquisition agreement that imposes certain on-going obligations on the parties, including indemnity obligations.

Acquisition Agreement

Initial Acquisition Consideration.    At the closing of the acquisition, Unilever transferred the DiverseyLever business to Holdings, JDI and various of JDI’s subsidiaries. All of the assets and operations of the DiverseyLever business acquired by Holdings in the acquisition were subsequently contributed by Holdings to JDI. In consideration for the DiverseyLever business, Unilever received:

•	a net cash payment in various currencies equivalent to about $1 billion;

•	a one-third equity interest in Holdings; and

•	the notes, which had a principal amount at issuance of about $241 million.

The consideration for the DiverseyLever business is subject to adjustment as described below under  “—Post-Closing Adjustments to Consideration.”

Post-Closing Adjustments to Consideration.    The acquisition agreement provides for various adjustments to the consideration for the DiverseyLever business paid by Holdings and JDI to Unilever if, at closing, (1) the net debt of the DiverseyLever business or (2) the working capital of the DiverseyLever business, was less or more than the amounts estimated by the parties. In addition, the amount paid by Unilever as its subscription price for its equity interest in Holdings is subject to adjustment if, at closing, (1) the net debt of JDI or (2) the working capital of JDI, was less or more than the amounts estimated by the parties.

The acquisition agreement provides that any adjustments to the consideration or subscription price resulting from differences in net debt or working capital of the DiverseyLever business or JDI at the closing of the acquisition from the estimated amounts will be paid:

•	in the case of an excess or shortfall of the net debt or working capital of the DiverseyLever business, subject to a $1 million deductible in the case of any working capital adjustment, 100% in cash to JDI if net debt was more or working capital was less at closing than the estimated amounts and 100% in cash to Unilever if net debt was less or working capital was greater at closing than the estimated amounts, each payable together with interest from and including the closing date at an agreed rate within five business days following final determination of the adjustment amount; and

•	in the case of an excess or shortfall of the net debt or working capital of JDI, in an amount equal to (1) the product of the amount of that excess or shortfall (subject to a $1 million deductible in the case of any working capital adjustment), together with interest from and including the closing date at an agreed rate, and 1/3, (2) multiplied by 1.5, that amount payable on the date on which Unilever ceases to hold its equity interest in Holdings. Any amount paid by JDI to Unilever is intended to make Unilever whole with respect to its portion of any excess in net debt or deficit in working capital of JDI, recognizing Unilever’s one-third equity interest in Holdings; similarly, any amount paid by Unilever to JDI is intended to make JDI whole with respect to its portion of any deficit in net debt or excess in working capital of JDI, recognizing Commercial Markets Holdco’s two-thirds equity interest in Holdings.

In July 2002, JDI and Unilever determined the net debt adjustments to (1) the purchase price for the DiverseyLever business and (2) the subscription price Unilever paid for its one-third equity interest in Holdings. JDI and Unilever agreed that DiverseyLever’s net debt at closing was less than estimated amounts, resulting in an adjustment to the purchase price for the DiverseyLever business equal to 100% of such amount, plus interest, in cash to Unilever. The adjustment was determined to be about $15.3 million, of which about $5.6 million was paid by JDI to Unilever in July 2002 and the balance was paid in February 2003. In addition, JDI and Unilever agreed that JDI’s net debt at closing exceeded estimated amounts by about $23.5 million. This will result in a reduction to Unilever’s subscription price for its equity interest in Holdings of about $11.8 million according to the formula described above. Under the acquisition agreement, JDI will pay this amount on behalf of Holdings, together with interest from and including the closing date (in accordance with the formula described above), to Unilever on the date on which Unilever ceases to hold its equity interest in Holdings. See “—Stockholders’ Agreement—Put and Call Options.”

In November 2002, JDI agreed with Unilever that it would pay to Unilever about $33.6 million, representing the working capital adjustment to the purchase price for the DiverseyLever business. JDI paid this amount to Unilever during the fourth quarter of 2002. Also, based on a determination of the working capital adjustment to the subscription price, we anticipate that Unilever will be required to pay to JDI about $36.5 million, representing an adjustment to the subscription price for Unilever’s equity interest in Holdings. The final amount of this adjustment has yet to be finalized with Unilever. However, Unilever would be required to pay the final agreed amount, together with interest from and including the closing date (in accordance with the formula described above), to JDI on the date on which Unilever ceases to hold its equity interest in Holdings.

At the closing of the acquisition, post-employment benefit liabilities in respect of pre-closing service of DiverseyLever business employees and, in some cases, former employees, under most employee benefit plans maintained by Unilever were transferred to JDI or JDI’s employee benefit plans. To the extent that the value of any employee benefit plan assets transferred differed from the value of the transferred liabilities, in each case calculated as provided in the acquisition agreement and using actuarial methods and assumptions specified therein, the excess or shortfall, as the case may be, adjusted in some cases by a tax adjustment factor, is to be paid as an adjustment to purchase price for the DiverseyLever business (1) by JDI to Unilever in the case of any excess or (2) to JDI by Unilever in the case of any shortfall. Unilever may defer and pay to JDI with interest up to the time Unilever ceases to own any equity interest in Holdings, up to 75% of any shortfall attributable to transferred liabilities under unfunded post-employment benefit plans. The amount of the transferred pension adjustment in respect of unfunded post-employment benefit plans is about $61 million.

Based on a preliminary determination of the transferred pension assets and liabilities relating to specified plans JDI assumed in the acquisition, we anticipate that Unilever will be required to pay to JDI an aggregate of about $110.0 million, representing an adjustment to the purchase price for the DiverseyLever business. This adjustment is preliminary and is expected to be mostly agreed to with Unilever by December 2003. The majority of this adjustment is to be paid by Unilever once the amounts are agreed in respect of a plan, with the remainder to be paid, together with interest from and including the closing date, on the date on which Unilever ceases to hold its equity interest in Holdings. As of July 4, 2003, JDI had received about $56.5 million, including interest, representing a portion of Unilever’s payment of the transferred pension adjustment. The transferred pension adjustment represents the shortfall of transferred pension assets relative to liabilities, adjusted for tax, if applicable. Under the acquisition agreement, if the transferred assets are less than 90% of the value of the transferred liabilities of specified DiverseyLever pension plans, JDI is required to use the amounts received from Unilever in connection with the transferred pension adjustment to fund those plans up to 90% of the value of the transferred liabilities. Any amount received from Unilever over the required funding level may be used by JDI for other purposes. As of July 4, 2003, JDI had contributed about $19.0 million to the pension plans.

The purchase price of the DiverseyLever business is also subject to adjustment relating to pension expenses of DiverseyLever’s employee benefit plans for the fiscal year ended June 29, 2001. This adjustment has not been finalized and agreed to with Unilever. Based on a preliminary calculation, we have determined that JDI will be required to make a payment to Unilever of about $2.6 million upon finalization of the adjustment. We expect to finalize this adjustment by May 2004. This amount is subject to change as the settlement of the pension adjustments is ongoing.

Warranty Indemnity.    In connection with the acquisition, Unilever made representations and warranties to us in respect of the DiverseyLever business. In addition, in connection with the issuance to Unilever of the one-third equity interest in Holdings and the notes, we made representations and warranties to Unilever in respect of JDI.

These representations and warranties cover, among other things:

•	the existence and good standing of the parties and their respective corporate power and authority to operate their respective businesses;

•	the power and authority of the parties to enter into and perform their respective obligations under the acquisition agreement and the other agreements and documents contemplated by the acquisition agreement;

•	compliance with applicable laws;

•	capital structure;

•	the absence of violations, conflicts, breaches, defaults, liens or required consents;

•	the accuracy of specified financial statements;

•	the absence of litigation and undisclosed liabilities;

•	the absence of specified changes in the businesses;

•	compliance with, or absence of liability under, specified tax, labor and employee benefits laws;

•	ownership of and the absence of claims related to intellectual property;

•	the absence of environmental liabilities and compliance with environmental laws and regulations;

•	the disclosure, full force and effect, and the valid and binding obligations and enforceability of the material contracts; and

•	title to property and assets.

Subject to the limitations on indemnity described below, the parties will generally be liable for damages in the event of a breach of any warranty, other than damages less than $250,000 per occurrence, as well as for some specific losses and claims. Most claims for breaches of warranty must be brought on or prior to May 2, 2004, while claims under some warranties are subject to longer time limits.

Unilever generally will not be liable for any damages in respect of breaches of its warranties, excluding environmental warranties, unless (1) the amount of damages in respect of any individual breach of its warranties exceeds $250,000 per occurrence and (2) the aggregate amount of damages in respect of breaches of its warranties, excluding environmental warranties, exceeds $30 million. Once the $30 million threshold is reached, Unilever will not be liable for any occurrence where the damages are less than $250,000 or for the first $15 million of damages that exceed the $250,000 per occurrence threshold. In any event, Unilever will not be liable for any damages, excluding environmental claims, that exceed $500 million in the aggregate.

We generally will not be liable for any damages in respect of our breaches of warranty, excluding environmental warranties, unless (1) the amount of damages in respect of any individual breach of our warranties exceeds $250,000 per occurrence and (2) the aggregate amount of damages in respect of breaches of our warranties exceeds $7 million. Once the $7 million threshold is reached, we will not be liable for any occurrence where the damages are less than $250,000 or for the first $3.5 million of damages that exceed the $250,000 per occurrence threshold. In any event, we will not be liable for any damages, excluding environmental claims, that exceed $120 million in the aggregate.

Other Indemnities.    Unilever will also indemnify us for, among other things, damages arising out of or resulting from:

•	liabilities expressly retained by Unilever and its affiliates, including some of their discontinued businesses and some ongoing litigation of the DiverseyLever business;

•	specified liabilities with respect to the operation of the DiverseyLever business prior to closing relating to Unilever’s failure to comply with environmental laws and pre-closing discharges or contaminations at, of or relating to DiverseyLever facilities or waste disposal sites;

•	specified liabilities relating to pre-closing taxes; and

•	specified liabilities relating to employee benefits, including Unilever’s failure to comply with certain legal and regulatory requirements with respect to those employee benefits.

With respect to environmental matters, including environmental warranties, Unilever will not be liable for any damages (1) in the case of known environmental matters or breaches, that are less than $250,000 in the aggregate, and (2) in the case of unknown environmental matters or breaches, that are less than $50,000 individually and $2 million in the aggregate. In the case of clause (1) above, we will bear the first $250,000 in damages. In the case of clause (2) above, once the $2 million threshold is reached, Unilever will not be liable for any occurrence where the damages are less than $50,000 or for the first $1 million of damages that exceed the $50,000 per occurrence threshold. In no event will Unilever be liable for any damages arising out of or resulting from environmental claims that exceed $250 million in the aggregate. We have submitted indemnification claims to Unilever regarding nine DiverseyLever locations and may file additional claims in the future. The time period for Unilever to respond to these claims has not yet expired. See “Business—Environmental Regulation—Environmental Remediation and Proceedings.”

We will also indemnify Unilever for, among other things, damages arising out of or resulting from:

•	liabilities we assume in connection with the acquisition;

•	liabilities relating to some of JDI’s discontinued businesses;

•	specified liabilities with respect to the operation of JDI prior to the closing of the acquisition relating to its failure to comply with environmental laws and pre-closing discharges or contaminations at, of or relating to JDI facilities or waste disposal sites;

•	specified liabilities relating to post-closing taxes; and

•	specified liabilities relating to employee benefits, including JDI’s failure to comply with certain legal and regulatory requirements with respect to these employee benefits.

With respect to environmental matters, including environmental warranties, we will not be liable for any damages (1) in the case of known matters or breaches, that are less than $250,000 in the aggregate, and (2) in the case of unknown matters or breaches, that are less than $50,000 individually and $2 million in the aggregate. In the case of clause (1) above, Unilever will bear the first $250,000 in damages. In the case of clause (2) above, once the $2 million threshold is reached, we will not be liable for any occurrence where the damages are less than $50,000 or for the first $1 million of damages that exceed the $50,000 per occurrence threshold. In no event will we be liable for any damages arising out of or resulting from environmental claims that exceed $60 million in the aggregate.

Indemnification Payments.    Any damages for which we indemnify Unilever will be paid in cash at the time the damages are finally determined until the aggregate of the damages equals $17 million. Thereafter, any damages for which we indemnify Unilever will, with limited exceptions, be deferred and paid in cash on the date Unilever and its affiliates cease to own any equity interest in Holdings.

Prior to the date on which Unilever ceases to own any equity interest in Holdings, any damages for which Unilever indemnifies us will be paid two-thirds in cash at the time the damages are finally determined and one-third in cash on the date on which Unilever ceases to own any equity interest in Holdings.

In calculating the amount of damages for which we will indemnify Unilever, the provisions of the acquisition agreement operate to make Unilever whole, but not more than whole, taking into account Unilever’s equity interest in Holdings, as it may decrease or cease to exist over time, and whether the price paid by Holdings to Unilever for any of its equity has been reduced to reflect any damages for which we are liable. This is accomplished by means of a gross-up to the amount of damages suffered and, in the case of damages suffered directly by us, by allocating one-third, or such lower number as represents Unilever’s equity interest in Holdings from time to time, of damages to Unilever. Accordingly, the following rules apply in calculating the amount of damages:

•	if Unilever or another indemnified party actually pays, suffers or incurs damages, the damages will be paid dollar-for-dollar by Holdings and JDI on a grossed-up basis; and

•	if Holdings or JDI pays, suffers or incurs damages, one-third, or such lower number as represents Unilever’s equity interest in Holdings from time to time, of the damages will be paid by Holdings and JDI on a grossed-up basis.

After the date on which Unilever and its affiliates cease to own any equity interest in Holdings, any damages for which we indemnify Unilever will be paid 100% in cash at the time those damages are finally determined.

Stockholders’ Agreement

In connection with the acquisition of the DiverseyLever business, Holdings and its stockholders, Commercial Markets Holdco and Marga B.V., entered into a stockholders’ agreement relating to, among other things:

•	restrictions on the transfer of Holdings’ shares held by the stockholders;

•	Holdings’ corporate governance, including board and committee representation and stockholder approval provisions;

•	the put and call options described under the caption “—Put and Call Options;”

•	the payments described under the caption “—Contingent Payments;” and

•	various other rights and obligations of Holdings and its stockholders, such as provisions relating to delivery of and access to financial and other information, payment of dividends and indemnification of directors, officers and stockholders.

Marga B.V.’s obligations under the stockholders’ agreement are guaranteed by Unilever N.V.

Put and Call Options.    Under the stockholders’ agreement, at any time after May 3, 2007, Holdings has the option to purchase, and Unilever has the right to require Holdings to purchase, the shares and notes then beneficially owned by Unilever. Any exercise by Holdings of its call option must be for at least 50% of each of the shares and notes beneficially owned by Unilever. Any exercise by Unilever of its put option must be for all of its shares and notes.

Before May 3, 2010, Holdings’ obligations in connection with a put by Unilever are conditioned on a refinancing of Holdings’ and JDI’s indebtedness, including indebtedness under the notes not then beneficially owned by Unilever, the JDI senior subordinated notes and the JDI credit facilities. In connection with the put, Holdings must use its reasonable best efforts prior to May 3, 2009, and its best efforts after that date, to consummate a refinancing and may be required to purchase less than all of the shares and notes subject to the put under some circumstances. If Holdings purchases less than all of the shares and notes subject to a put, Unilever may again put its remaining shares and notes after a specified suspension period.

Following the exercise by Unilever of its put rights, if Holdings fails to purchase all of Unilever’s shares for cash by May 3, 2010, it must issue a promissory note to Unilever in exchange for the remaining shares. The maturity date of the promissory note will be either 90 days or one year after its issuance, depending on the level of Unilever’s ownership interest in Holdings at that time. The terms of the promissory note will provide Unilever with rights similar to its rights as a stockholder under the stockholders’ agreement, including board representation, veto and access and informational rights. The promissory note will contain various subordination provisions in relation to Holdings’ and JDI’s indebtedness.

If, after May 3, 2010, Unilever has not been paid cash with respect to its put option, Unilever may also:

•	negotiate a sale of its shares and the notes to a third party;

•	require Holdings to privately sell Unilever’s shares or other shares of Holdings’ capital stock to a third party; and

•	require Holdings to sell our polymer and/or Japan businesses.

The exercise of these remedies, other than sales of Unilever’s shares, is subject to compliance with the agreements relating to Holdings’ and JDI’s indebtedness.

The price for the notes subject to a put or call option will be equal to the then-accreted value of those notes. The price for Holdings’ shares subject to a put or call option will be based on Holdings’ enterprise value at the time the relevant option is exercised, plus its cash and minus its indebtedness.

Holdings’ enterprise value cannot be less than eight times the EBITDA of Holdings and its subsidiaries, on a consolidated basis, for the preceding four fiscal quarters, as calculated in accordance with the terms of the stockholders’ agreement. If Holdings, Unilever and their respective financial advisors cannot agree on an enterprise value, the issue will be submitted to an independent third-party for determination.

If Holdings purchases less than all of the shares and notes beneficially owned by Unilever in connection with the exercise of the put or call option, Unilever may elect to fix the price for its remaining shares not purchased. If Unilever does not elect to fix the price, the price will float and a new price will be determined based on the enterprise value the next time a put or call option is exercised.

Contingent Payments.    Under the stockholders’ agreement, Holdings may be required to make payments to Unilever in each year from 2007 through 2010 so long as Unilever continues to beneficially own 5% or more of Holdings’ outstanding shares. The amount of each payment will be equal to 25% of the amount by which the cumulative cash flows of Holdings and its subsidiaries, on a consolidated basis, for the period from May 3, 2002 through the end of the fiscal year preceding the payment (not including any cash flow with respect to which Unilever received a payment in a prior year), exceeds the relevant target described in the stockholders’ agreement. The aggregate amount of all these payments cannot exceed $100 million. Payment of these amounts is subject to compliance with the agreements relating to Holdings’ and JDI’s senior indebtedness including, without limitation, the notes, the JDI senior subordinated notes and the JDI credit facilities.

Transfer Restrictions.    Under the stockholders’ agreement, a stockholder controlled by Unilever may only transfer its shares of Holdings to another entity of which Unilever owns at least 80%, and a stockholder controlled by Commercial Markets Holdco may transfer its shares of Holdings to another entity of which Commercial Markets Holdco owns at least 80%.

Corporate Governance.    Holdings’ board of directors consists of eleven directors, including five independent directors appointed by Commercial Markets Holdco. So long as Unilever beneficially owns at least 20% of Holdings’ outstanding shares, it is entitled to nominate two directors to Holdings’ board of directors. If Unilever beneficially owns less than 20% but at least 5% of Holdings’ outstanding shares, it will be entitled to nominate one director. Commercial Markets Holdco has agreed to vote its shares of Holdings to cause the board of directors to include the directors nominated by Unilever if Unilever satisfies the conditions above. Unilever has nominated two directors, Rudy Markham and John Rice, to serve on Holdings’ board of directors. See “Management—Our Directors and Executive Officers—Holdings.”

Upon formation, a Unilever director representative will sit on the compensation committee of Holdings’ board of directors. In addition, Unilever may also designate one of its director representatives as an observer to attend, but not vote at, meetings of the audit committee upon formation. In addition, the authority of Holdings’ board of directors with respect to specified formal bankruptcy or insolvency proceedings will be exercised by a special bankruptcy committee constituted in accordance with the terms of Holdings’ bylaws and the stockholders’ agreement.

The stockholders’ agreement and Holdings’ certificate of incorporation generally require, with specified exceptions, the approval of stockholders holding more than 90% of Holdings’ outstanding shares before Holdings or its subsidiaries can affect various transactions, including, among others, transactions relating to:

•

any acquisition or disposition or any joint venture, alliance or capital project having an aggregate fair market value or which will result in aggregate expenditures or payments in excess of (1) $50 million individually, or (2) $10 million individually and $100 million collectively with other transactions entered into in the immediately preceding twelve months;

•	the issuance of any additional shares of capital stock, common stock equivalents, or other equity or equity-related interests;

•	any merger, consolidation or similar business combination or any sale of all or substantially all of the assets or equity or any reorganization or recapitalization having similar effect;

•	a liquidation or dissolution;

•	the purchase or investment of a minority equity investment or investment in the nature of indebtedness with a fair market value or resulting in payments that exceed $10 million;

•	the entering into of any material line of business unrelated to the business of Holdings and its subsidiaries as of May 3, 2002;

•	the closing, winding-up, discontinuation or other exiting or termination of any line of business, if such line of business generated more than $5 million of annualized EBITDA;

•	the modification of the policies governing dividends or distributions to Holdings’ stockholders or the declaration by Holdings of dividends or distributions in violation of that policy;

•	the incurrence of specified types of additional indebtedness;

•	the settlement of any legal proceedings that would impose any material restrictions on the operations of Holdings and its subsidiaries or involve amounts in excess of $10 million, except for proceedings covered by insurance;

•	any change in independent auditors;

•	specified transactions with affiliates of Commercial Markets Holdco, including S.C. Johnson & Son;

•	the redemption or retirement of any of Holdings’ common stock or other equity securities or common stock equivalents;

•	any amendment of Holdings’ certificate of incorporation, bylaws or audit or compensation committee charters, with specified exceptions;

•	the adoption of any stock option or employee stock ownership plan or the issuance of any equity securities under any stock plan; and

•	the adoption of any new, or amendment of existing, employee benefit plans that would result in increases above specified levels in annual costs of benefits, with specified exceptions.

The stockholders’ agreement also requires that agreements, contracts, arrangements or transactions relating to the compensation of JDI’s officers and directors be approved by the compensation committee of Holdings’ board of directors. The stockholders’ agreement requires that Holdings’ board of directors review, consider and approve annual capital and operating budgets, and strategic plans prepared from time to time. The stockholders’ agreement also requires that Holdings’ board of directors approve the initiation of various material legal proceedings by or on behalf of Holdings or any subsidiary, including JDI.

Stockholder Indemnification.    Under the stockholders’ agreement, Holdings will indemnify Unilever and its affiliates, officers, directors and employees against all costs arising out of any untrue statement or alleged untrue statement of a material fact contained in specified documents filed with the SEC or provided to prospective investors or the omission or alleged omission from those documents of a material fact required to be stated in the documents or necessary to make the statements in the documents, in the light of the circumstances under which they were made, not misleading, if, and only to the extent, that those costs arise from Unilever or its affiliate, officer, director or employee being determined to be a person who controls Holdings within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act. This indemnification does not apply to any costs to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to Holdings for inclusion in any document described above by Unilever or any of its affiliates (other than Holdings), including any financial statements required to be delivered under the acquisition agreement.

Unilever will indemnify and hold Holdings harmless from and against any and all costs arising out of any untrue statement or alleged untrue statement of a material fact contained in specified documents filed by Holdings with the SEC or provided to prospective investors, or the omission or alleged omission from a document of a material fact required to be stated in that document or necessary to make the statements in that document, in the light of the circumstances under which they were made, not misleading, if and only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in that document in reliance upon and in conformity with written information furnished to Holdings for inclusion in any document described above by Unilever or any of its affiliates (other than Holdings), including any financial statements required to be delivered under the acquisition.

Term.    The stockholders’ agreement terminates, with respect to a stockholder, after its affiliates no longer own any shares of Holdings, and with respect to Unilever, after Unilever no longer beneficially owns any of the shares of Holdings or notes or, if issued, the promissory note of Holdings to Unilever in exchange for shares put by Unilever. See “—Put and Call Options.”

Sales Agency Agreement

In connection with the acquisition of the DiverseyLever business, JDI and various of its subsidiaries entered into a sales agency agreement with Unilever whereby, subject to limited exceptions, JDI and various of its subsidiaries act as Unilever’s exclusive sales agents in the sale of certain of Unilever’s consumer brand cleaning products to institutional and industrial end-users in most countries where DiverseyLever conducted its business prior to the closing of the acquisition. In turn, JDI and its subsidiaries have agreed that they will not act on behalf of any other third parties in the sale or promotion of those parties’ products if the products are similar to products they are selling for Unilever as its agents, except with respect to sales of products for affiliates or under arrangements existing on May 3, 2002. The sales agency agreement terminates on May 2, 2007.

In exchange for JDI’s and its subsidiaries’ sales agency services, which include sales, promotion, collection and after-sales technical support and customer care, JDI and its subsidiaries are paid an agency fee. The agency fee is determined separately for each territory. The agency fee, expressed as a percentage of the net proceeds of sales, covers specified pre-determined costs for that territory based upon the costs incurred by the DiverseyLever business prior to May 3, 2002, plus one half of the EBITDA margin of all territories combined, both for the twelve months ended June 30, 2001. In any given year, for amounts sold in excess of targeted sales, the agency fee will be one-half of the regular amount. The targeted sales amount will equal the net proceeds of sales for the twelve months ended June 30, 2001, subject to change through indexation.

In addition to the agency fee, JDI and its subsidiaries are paid an additional agency fee per territory based on agreed-upon multipliers of the total amount of specified non-variable costs for each territory for the twelve months ended June 30, 2001. This additional agency fee is payable upon the termination of the entire agreement. A portion of the fee attributable to a territory is payable earlier if the sales agency agreement is terminated in part with respect to that territory, or, if JDI elects, if sales in that territory drop below 90% of the targeted sales for a given year.

Subject to paying the additional agency fee, with specified exceptions, Unilever may terminate the sales agency agreement in whole if sales drop below 75% of the targeted sales for the whole area for a given year or in part, by territory, if sales drop below 75% of the targeted sales for a territory or territories for a given year. Unilever may also terminate the sales agency agreement for specified other reasons, including insolvency and change of control.

While the agency fee contemplates historical levels and rates of enforcement and collection of bad debts, JDI is responsible for 100% of all bad debts, if any, in excess of these historical levels until the bad debt rate rises to twice as high as those historical levels, at which time the parties will begin to share equally the costs of those bad debts.

Due to pre-existing contractual obligations with S.C. Johnson & Son, JDI and its subsidiaries may not sell any products as agent for Unilever in some channels of trade that are not exclusively institutional and industrial, and JDI and its subsidiaries may not sell some products, such as general cleaning products, in any channels of trade that are not exclusively institutional and industrial. The sales agency agreement carves out these restricted channels of trade and products and allows Unilever to make sales associated with these channels of trade and products directly or through another agent or distributor. JDI’s agreements with S.C. Johnson & Son do not affect its or its subsidiaries’ ability to sell products on behalf of Unilever in exclusively institutional and industrial channels of trade.

In fiscal year 2002, JDI received an aggregate of about $54.3 million in agency fees from Unilever under the sales agency agreement.

Intellectual Property Agreements

Retained Technology License Agreement.    In connection with the acquisition of the DiverseyLever business, JDI entered into a retained technology license agreement with Unilever under which Unilever has granted JDI a license of the patents, design rights, copyrights and know-how used in the DiverseyLever business, during the period from July 1, 2000 through May 3, 2002, but that were retained by Unilever. The patents, design rights, copyrights and know-how that were retained by Unilever are those patents, design rights, copyrights and know-how that were either used in Unilever’s businesses, in addition to the DiverseyLever business, or are those specified patents that are the subject of retained litigation or license agreements that restrict assignments. In this prospectus, these specified patents are referred to as the “restricted patents.” Under the retained technology license agreement, Unilever has granted JDI:

•	a nonexclusive, royalty-free, worldwide, perpetual license (with a right to freely sublicense) of the proprietary know-how, trade secrets, unregistered design rights and copyrights used in the DiverseyLever business at any time during the period from July 1, 2000 through May 3, 2002 and owned by Unilever on May 3, 2002;

•	a nonexclusive, royalty-free, worldwide, perpetual license of specified Unilever patents in the professional market (with rights to sublicense to JDI’s subsidiaries and affiliates and to the extent sublicenses were in effect in the DiverseyLever business on May 3, 2002); and

•	a nonexclusive, royalty-free, perpetual license of the restricted patents for all purposes, with a right to freely sublicense, in all jurisdictions in which the restricted patents are in effect.

The licenses to use Unilever’s intellectual property described above are irrevocable, subject to various exceptions described in the retained technology license agreement. Unilever’s ability to grant any further licenses of the patents in the professional market prior to May 2, 2005 is subject to specified conditions in the retained technology license agreement, and Unilever has agreed not to grant any further licenses of the restricted patents for any purpose, except to the extent necessary to resolve litigation or a dispute. Unilever has also agreed not to engage in any acts that would infringe on the restricted patents.

With respect to each licensed patent, the license granted will terminate with the expiration of the particular patent, unless the patent is terminated or held invalid sooner. The license granted with respect to know-how, unregistered design rights and copyrights will exist until the expiry of the relevant right unless terminated earlier by us. JDI may terminate the retained technology license agreement at any time by providing written notice to Unilever. Unilever may terminate the patent licenses granted to JDI if JDI challenges the validity of, or Unilever’s ownership of, any of its patents licensed under the retained technology license agreement or if JDI is in material or persistent breach of any provision of the retained technology license agreement and, if the breach is curable, has not cured the breach within ten business days after receipt of notice of the breach.

Transferred Technology License Agreement.    On May 3, 2002, JDI entered into a transferred technology license agreement with Unilever under which JDI has granted a license to Unilever to use specified intellectual property rights (other than patents and registered designs) and specified patents and registered designs that were transferred to JDI as part of the acquisition. Under the transferred technology license agreement, JDI has granted to Unilever:

•	a nonexclusive, irrevocable, royalty-free, worldwide, perpetual license of the transferred technology (with a right to freely sublicense), provided that Unilever may use the trademarks included in the transferred technology only in relation to goods and services in respect of, and only in countries in, which the trademarks were used on May 3, 2002; and

•	a nonexclusive, irrevocable, royalty-free license of the transferred patents in the consumer brands business of Unilever and for developing, manufacturing, marketing, distributing, keeping, importing and selling specified products permitted under the transferred technology license agreement, in all jurisdictions in which the transferred patents are in effect.

With respect to each licensed patent, the license will terminate upon the expiration of the particular patent, unless the patent is terminated or held invalid sooner. The license granted with respect to copyrights, unregistered design rights and know-how will exist until expiry of the relevant rights unless terminated earlier by Unilever. Unilever may terminate the transferred technology license agreement at any time upon providing written notice to JDI. JDI may terminate the license of the transferred patents if:

•	Unilever challenges the validity of or JDI’s ownership of any of the transferred patents;

•	Unilever is in material or persistent breach of a provision of the transferred technology license agreement and, if the breach is curable, has not cured the breach within ten business days after receipt of notice of the breach; or

•	a specified insolvency-related event involving Unilever is commenced or occurs.

Retained Trademark License Agreement.    On May 3, 2002, JDI entered into a retained trademark license agreement with Unilever under which Unilever has granted JDI a license to use the “Lever” name in our business. JDI was also granted the right to use the “Unilever” name. However, this license expired on November 2, 2002. Under the retained trademark license agreement, Unilever has granted JDI an exclusive, royalty-free license (with the right to sublicense only to JDI’s subsidiaries and affiliates) to use the Lever mark in the same combinations and manner in which it was used in the DiverseyLever business on the closing date of the acquisition, and in the word “DiverseyLever” until November 2, 2004, in the same manner and in relation to the same goods and services as those for which the Lever mark was used, and in the countries in which the DiverseyLever business operated, on May 3, 2002. The license does not extend to the dispensed products, which are covered by their own license under the dispensed products license agreement discussed below.

The retained trademark license agreement will continue until the end of the periods for which the license is granted as discussed above. JDI may terminate the license granted at any time. Unilever may terminate the retained trademark license agreement if:

•	JDI challenges the validity of or Unilever’s ownership of any rights or registrations in or in relation to any of the trademarks;

•	JDI is in breach of provisions of the retained trademark license agreement relating to the use of, or filings for, the trademarks;

•	JDI is in material or persistent breach of a provision of the retained trademark license agreement and, if the breach is curable, has not cured the breach within fifteen business days after receipt of notice of the breach;

•	there is a change of control of JDI; or

•	a specified insolvency-related event involving JDI is commenced or occurs.

Dispensed Products License Agreement.    On May 3, 2002, JDI entered into a dispensed products license agreement with Unilever under which Unilever has granted JDI a license to use the trademarks, patents and know-how relating to the products JDI and its subsidiaries sell for use in JDI’s cleaner dispensing systems. Under the dispensed products license agreement, Unilever has granted JDI:

•	a nonexclusive license (with the right to sublicense only to JDI’s subsidiaries and affiliates) to use in specified countries (in accordance with Unilever’s guidelines on use) the relevant trademarks on the corresponding dispensed products manufactured and packed in accordance with Unilever’s technical specifications;

•	a nonexclusive license (with right to sublicense only to JDI’s subsidiaries and affiliates) of the patents and know-how relevant to the dispensed products in specified countries to use, keep, produce for sale, make, offer and import for sale and sell the corresponding dispensed products manufactured and packed in accordance with Unilever’s technical specifications and under its trademarks.

Under the dispensed products license agreement, JDI pays to Unilever a royalty of 4% of the net sales of the dispensed products. JDI may not use the trademarks or formulation rights other than in the same manner and for the same purposes as they were used in the DiverseyLever business prior to May 3, 2002. In fiscal year 2002, JDI paid an aggregate of about $336,000 to Unilever under the dispensed products license agreement.

The dispensed products license agreement terminates on May 2, 2007. At the end of the term the dispensed products license agreement automatically renews for successive one year periods. Either party may terminate the dispensed products license agreement or the licenses granted under the agreement by providing six months’ written notice prior to any anniversary of the dispensed products license agreement, provided that Unilever may terminate prior to May 2, 2007 only if:

•	JDI and/or any of its subsidiaries sells a product for use in (or by means of) any dispensing system similar to a specified dispensing system in the dispensed products license agreement, which product is branded with a trademark that is neither licensed under the dispensed products license agreement, owned by JDI or any of its subsidiaries or affiliates, nor owned by the professional end-user of that product; and

•	Unilever notifies JDI of those sales, and JDI does not cease those sales within twenty business days after the notice.

Unilever may also terminate the dispensed products license agreement if:

•	JDI challenges the validity of or Unilever’s ownership of any rights or registrations in or in relation to any of the licensed rights;

•	JDI is in breach of the provisions of the dispensed products license agreement that relate to the use of the trademarks and formulation rights and quality control;

•	JDI is in material or persistent breach of a provision of the dispensed products license agreement and, if the breach is curable, has not cured the breach within fifteen business days after receipt of notice of the breach;

•	there is a change of control of JDI; or

•	a specified insolvency-related event involving JDI is commenced or occurs.

Transitional Services Agreement

On May 3, 2002, JDI entered into a transitional services agreement with Unilever relating to a wide range of support services from Unilever and intended to ensure the smooth transition of the DiverseyLever business from Unilever to JDI. These services included various human resources, information technology, intellectual property administration, analytical, warehousing and transportation, administrative, provision of office space and other services. In addition, Unilever agreed to allow JDI’s affiliates access to its computer network under a network access arrangement. The level and manner in which Unilever provides these services generally must be consistent with the level and manner in which they were provided to the DiverseyLever business immediately prior to the closing of the acquisition.

The price for each service is at cost, and generally will be determined in a manner consistent with Unilever’s existing cost allocation methodology. Unilever may adjust the prices from time to time in the ordinary course of business, provided the adjustments reflect the cost for the relevant service. In fiscal year 2002, JDI paid an aggregate of about $12.2 million to Unilever under the transitional services agreement.

Unilever is to provide each service for the period agreed upon by the parties, but will not provide any service longer than 24 months, except for redirecting internet traffic to the appropriate new domain name or address, which Unilever will provide for up to 30 months. Under the transitional services agreement, Unilever provided most services until May 2, 2003. Accordingly, most of the services under the transitional services agreement have been terminated.

Supply Agreements

JDI entered into two supply agreements with Unilever in connection with the acquisition. Under these agreements, JDI and Unilever, through the members of their respective groups, manufacture, pack, store and ship products for each other. Under one of the supply agreements, JDI acts as the supplier and Unilever serves as the customer, and under the other agreement the roles are reversed. With the exception of this role reversal and the factories involved, the products that are supplied and some other less significant differences included in the supply agreement under which JDI acts as supplier based on the integration of the DiverseyLever business with JDI, the two supply agreements are identical.

The supply agreements provide for the supply of all products that Unilever and the DiverseyLever business supplied to one another during the period immediately preceding the closing date of the acquisition. Prices are based on the provisions relating to pricing and terms of payment that existed between Unilever and the DiverseyLever business prior to closing, subject to revision by agreement of the parties.

Each supply agreement remains in effect as to a particular product until that product will not be supplied any longer. JDI and Unilever may terminate either supply agreement in part or in its entirety in the event of an unremedied serious or persistent breach by the other party, upon a change in control or for any reason on the giving of six months’ written notice. Further, JDI or Unilever may terminate a particular order upon a breach of the terms of the order that remains uncured for a specified period. Finally, the customer under either supply agreement may terminate the agreement as to products supplied at a particular factory if the supplier does not implement reasonable suggestions that the customer makes, taking into account standards used in the supply of the products in the period immediately prior to the closing of the acquisition, after visiting that factory. In fiscal year 2002, JDI paid Unilever an aggregate of about $40.2 million, and Unilever paid JDI an aggregate of about $16.9 million, under these supply agreements.

Non-Competition Agreement

On May 3, 2002, Holdings and JDI entered into a non-competition agreement with Unilever. The non-competition agreement restricts Unilever and its affiliates from competing with JDI in the Business (as defined below) (1) in the European Union, until May 2, 2005, and (2) in countries outside of the European Union in which the DiverseyLever business was engaged prior to the acquisition, until May 2, 2007.

For purposes of the non-competition agreement, the term “Business” is defined as the business of:

(1)  developing, manufacturing, marketing, distributing and selling to professional end-users and wholesalers, distributors, “cash and carry” outlets or similar resellers who purchase products for resale, directly or indirectly, to professional end-users:

•	fabric care products

•	machine warewashing products

•	kitchen cleaning products

•	personal care products

•	building care products

•	pest control products

•	air cleaning products

•	cleaning and hygiene utensils and paper products,

which, in each case, are marketed and sold

(A)  under a “professional brand,” i.e., one used exclusively or primarily on products sold to or for use by commercial, institutional or industrial end-users, or

(B)  under a “consumer brand,” i.e., one used exclusively or primarily on products sold to or for use by domestic end-users, and where no equivalent product for the same general purpose is marketed and sold by Unilever or its affiliates in its consumer products business;

(2)  developing, manufacturing, marketing, distributing, selling other specified categories of industrial cleaning, hygiene and maintenance products; and

(3)  developing, marketing, distributing, selling and providing specified categories of services in relation to the products described above or in connection with the cleaning and hygiene requirements of commercial, institutional and industrial end-users.

Neither Unilever nor any of its affiliates will be in breach of the non-competition agreement if:

•	it acquires a business that includes a competing business if:

(1)  the aggregate revenues of the competing business for the twelve months immediately preceding the closing of the acquisition of the acquired business represent less than 33% of the acquired business in the territory covered by the non-competition agreement for the same twelve-month period and Unilever or an affiliate of Unilever uses its reasonable best efforts to sell the competing business within twelve months of the date of acquisition, subject to involving Holdings and JDI in any auction sales process and to specified other requirements; or

(2)  the aggregate revenues of the competing business for the twelve months immediately preceding the closing of the acquisition of the acquired business represent less than $50 million annually in the aggregate or less than $25 million annually in any one country;

•	it continues any operations carried out by Unilever and its affiliates under contracts with Holdings or JDI or their respective subsidiaries; or

•	it continues to conduct the Business in Cote d’Ivoire, El Salvador, Ecuador, Honduras, Malawi and, pursuant to the distributorship operations of Unilex Cameroun S.A., in Cameroon, in which Unilever retained assets and operations of its institutional cleaning and hygiene business.

Moreover, the non-competition agreement does not prohibit Unilever and its affiliates from engaging in its consumer products business anywhere in the world or developing, manufacturing, marketing, distributing or selling any product which has the same general purpose as the products described in clause (1) of the definition of “Business” above to or for commercial, industrial or institutional end-users if an equivalent product is marketed or sold by Unilever or any of its affiliates in connection with its consumer products business, whether or not the product is reformulated and repackaged for use by commercial, industrial or institutional end-users.

Unilever Resale Agreement

At the closing of the acquisition of the DiverseyLever business, Holdings issued the notes to Unilever and entered into a resale agreement for the notes with Unilever. Under this resale agreement, the holder or holders of the notes representing at least $20 million may require Holdings to:

•	effect a demand registration of all or a portion of the holder’s notes; or

•	cooperate with the holder in connection with the offer and sale by the holder of all or a portion of its notes to qualified purchasers that are not affiliates of the holder pursuant to Rule 144A of the Securities Act, Regulation S of the Securities Act and/or any other exemption from registration available under the Securities Act.

Under the resale agreement with Unilever, Holdings is obligated to comply only with an aggregate of three demand or resale notices. Holdings will bear all fees and expenses incurred in connection with a demand registration or resale notice other than underwriting discounts and commissions, placement fees and agency fees and other out-of-pocket expenses. Pursuant to Unilever’s request in accordance with the resale agreement, Holdings assisted Unilever in its resale of the notes by preparing an offering memorandum relating to the outstanding notes. On September 11, 2003, Unilever sold the outstanding notes in a private transaction under Rule 144A and Regulation S of the Securities Act. Accordingly, Holdings satisfied all of its obligations under the resale agreement.

Interests of Our Officers and Directors

S. Curtis Johnson III, Chairman of Holdings and JDI, and Helen Johnson-Leipold and Clifton Louis, directors of Holdings and JDI, and some members of their respective immediate families, are descendants of Samuel Curtis Johnson and shareholders of S.C. Johnson & Son and Willow Holdings, LLC. Messrs. Johnson and Louis and Ms. Johnson-Leipold, and members of their respective immediate families, also beneficially own shares of Commercial Markets Holdco, Holdings’ direct parent. As a result of these relationships, these individuals may have an interest in our transactions with S.C. Johnson & Son and other Johnson family businesses, including Willow Holdings, LLC. In addition, Rudy Markham and John Rice, directors of Holdings, are also officers of Unilever. As a result of Messrs. Markham’s and Rice’s relationships with Unilever, they may have an interest in our transactions with Unilever. See “Risk Factors—Risks Relating to Our Business—Descendants of Samuel Curtis Johnson beneficially own the majority of our common equity interests and the common equity interests of S.C. Johnson & Son, with which we have material arrangements,” “Management—Corporate Governance of Holdings and JDI” and “Beneficial Ownership.”

Transactions with Management

Several of Holdings’ and JDI’s executive officers are indebted to JDI in connection with their purchases of shares of class C common stock of Commercial Markets Holdco. In November 1999, November 2000 and December 2000, JDI agreed to lend the executives funds to purchase shares of class C common stock at the Applicable Federal Rate for mid-term debt instruments. There are two types of loans to the executive officers. The first type of loan is due and payable four years after the date of the loan. If the executive remains employed by JDI when the loan is due, 50% of the principal amount of the loan is forgiven. Under the terms of each executive’s employment agreement with JDI, up to the remaining 50% may be forgiven at the discretion of JDI’s board of directors. In August 2003, the compensation committee of JDI’s board of directors approved the forgiveness of an additional 25% of specified existing loans made to the executive officers pursuant to their respective employment agreements. Under the second type of loan to the executive officers, 5% of the principal amount of the loan, plus interest, is due and payable semiannually for the first five years, with a balloon payment for the remaining 50% of principal on the fifth anniversary of the loan. No loan forgiveness is available for this type of loan. See “Executive Compensation—Employment Agreements.” The table below sets forth the name of each executive officer of Holdings or JDI who was indebted to JDI in an amount in excess of $60,000 during fiscal year 2002, the largest aggregate amount of indebtedness outstanding at any time during that period, the amount outstanding as of July 4, 2003 and the interest rate on the loans:

Name	Largest Aggregate Amount of Indebtedness Outstanding During Fiscal Year 2002		Amount Outstanding As of July 4, 2003		Interest Rate
Gregory E. Lawton	$1,483,548.61	*	$1,302,836.80	*	6.01%-6.08%
President and Chief Executive Officer of Holdings and JDI

Michael J. Bailey	$246,694.20	*	$246,694.20	*	6.01%-6.08%
Vice President, Chief Financial Officer and Treasurer of Holdings and Executive Vice President and Chief Financial Officer of JDI	$35,516.41	**	$28,857.02	**	5.79%

JoAnne Brandes	$369,565.01	*	$277,019.41	*	6.01%-6.08%
Vice President, General Counsel and Secretary of Holdings and Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of JDI	$39,981.33	**	$32,484.76	**	5.79%

Sue Leboza	$77,628.80	*	$77,628.80	*	6.01%
Vice President and Chief Information Officer of JDI	$29,326.41	**	$23,827.66	**	5.79%

David S. Andersen	$143,732.80	*	$143,732.80	*	6.01%-6.08%
Vice President—Mergers, Acquisitions and Business Development of JDI	$10,147.55	**	$8,244.86	**	5.79%

Gregory F. Clark	$143,732.80	*	$143,732.80	*	6.01%-6.08%
Senior Vice President—Global Product Portfolio and Innovation of JDI	$22,629.03	**	$18,386.05	**	5.79%

J. Gary Raley	$305,609.39	*	$232,894.99	*	6.01%-6.08%
President—Johnson Polymer

Morio Nishikawa	$282,973.07	*	$190,427.47	*	6.01%-6.08%
Regional President—Japan of JDI	$37,647.39	**	$30,588.44	**	5.79%

Paul Mathias	$203,204.80	*	$203,204.80	*	6.01%
Regional President—Asia Pacific of JDI

*	Subject to possible loan forgiveness.
**	Not subject to possible loan forgiveness.

Also, on May 31, 2002, JDI loaned $97,500 to Clive Newman, its Vice President and Corporate Controller, in connection with the purchase of his home. The interest rate on the loan is 5.16% per annum, payable semi-monthly. The loan has a term of five years and matures on May 31, 2007 with no payments against principal due until that date. If Mr. Newman’s employment with JDI is terminated for any reason before that date, the full amount of unpaid principal and any accrued interest will become due and payable immediately. As of July 4, 2003, the full amount of the loan was outstanding.

Commercial Markets Holdco is a party to buy-sell agreements with some of JDI’s employees, consultants or directors who also own shares of class A or class B common stock of Commercial Markets Holdco. These buy-sell agreements were entered into in connection with JDI’s separation from S.C. Johnson & Son. Under these buy-sell agreements, the holder has the right to sell to Commercial Markets Holdco, and Commercial Markets Holdco is required to purchase, shares of the holder’s class A or class B common stock at a formula price set forth in the agreements. This right may be exercised annually during the months of April, May, October and November. Under the agreement, Commercial Markets Holdco has the option to purchase the holder’s shares upon termination of the holder’s employer-employee, director or consultant relationship with JDI. In addition, subject to specified exceptions, the holder agrees that it will not sell or otherwise dispose of any of its shares without first offering those shares to Commercial Markets Holdco. If Commercial Markets Holdco does not exercise its right to purchase those shares within a 60 day period, the holder may transfer its shares to the proposed transferee on the same terms and price as set forth in its offer.

DESCRIPTION OF OTHER INDEBTEDNESS

JDI Credit Facilities

General

In connection with the acquisition of the DiverseyLever business, JDI, its Canadian subsidiary, one of its Japanese subsidiaries and one of its European subsidiaries, each as a borrower, entered into a senior secured credit agreement with Holdings, Citicorp USA, Inc., as administrative agent, Goldman Sachs Credit Partners L.P., as syndication agent, Bank One, NA, ABN AMRO Bank N.A., General Electric Capital Corporation and Royal Bank of Scotland plc, New York Branch, as co-documentation agents, Citigroup Global Markets Inc. and Goldman Sachs Credit Partners L.P., as joint lead arrangers and joint book managers, and a syndicate of financial institutions, as lenders. Under the credit agreement, the lenders provided an aggregate amount of up to about $1,200,000,000 available in U.S. dollars, euros, Canadian dollars or Japanese yen as set forth below. Effective as of August 6, 2003, the borrowers, Holdings and Citicorp USA, Inc. entered into an amendment to the credit agreement, which reduced the interest rate payable with respect to specified tranches of debt and increased specified credit limits and changed various administrative requirements to provide JDI with greater operating flexibility and lower borrowing costs. The following is a description of the JDI credit facilities, as amended.

The JDI credit facilities include three term loans: (1) a tranche A term loan facility in an aggregate principal amount of $220,250,000, (2) a tranche B term loan facility in aggregate principal amounts of $450,000,000 and €221,878,000, which euro loan was borrowed by one of JDI’s European subsidiaries and (3) a tranche C term loan facility in an aggregate principal amount of $29,750,000, which loan was borrowed by JDI’s Canadian subsidiary. As of August 6, 2003, the denomination of the tranche C term loan facility was converted from U.S. to Canadian dollars, and the aggregate principal amount outstanding as of such date was Cdn.$30,559,790.79. We refer collectively in this prospectus to the tranche A term loan facility, the tranche B term loan facility and the tranche C term loan facility as the “term facilities.”

The JDI credit facilities also include two revolving credit facilities in an aggregate principal amount of up to $300,000,000. This aggregate amount is allocated between (1) a dollar/euro revolving credit facility in an aggregate principal amount of $200,000,000 available in U.S. dollars (with up to €170,000,000 of the revolving credit facility being available to JDI in euros) and (2) a yen revolving credit facility in an aggregate principal amount of ¥11,526,300,000 available in Japanese yen. We refer collectively in this prospectus to the dollar/euro revolving credit facility and the yen revolving credit facility as the “revolving facilities.” Up to $100,000,000 of the revolving facilities are available for the issuance of letters of credit. The proceeds of loans under the revolving facilities may be used for general corporate purposes.

Use of Proceeds

The full amount of the term facilities was drawn on the closing date of the acquisition and was used to fund a portion of the purchase price for the DiverseyLever business. In addition, on May 7, 2002, in connection with the acquisition, JDI borrowed about $31 million equivalent in yen under the yen revolving credit facility.

On August 7, 2002, JDI used additional funds borrowed under the revolving facilities to optionally prepay $50,000,000 outstanding under the tranche A term loan facility. In addition, on May 3, 2003, JDI paid the $44,050,000 installment due on the tranche A term loan facility and the $5,950,000 installment due on the tranche C term loan facility. As of July 4, 2003, $126 million was outstanding under the tranche A term loan facility, $439 million and €216 million were outstanding under the tranche B term loan facility, $22 million was outstanding under the tranche C term loan facility and $25 million and ¥9.6 billion were outstanding under the revolving facilities.

Maturity

The tranche A term facility matures on May 3, 2008 and amortizes in semiannual installments commencing on May 3, 2003. Following the initial amortization installment paid on May 3, 2003, subsequent amortization installments are due, increasing from $13,215,000 to $22,025,000 over time. JDI optionally prepaid $50,000,000 of these installments on August 7, 2002. The tranche B term facility matures on November 3, 2009 and amortizes in semiannual installments commencing on May 3, 2003. The amortization installments of the tranche B term facility are 1% of the original principal amount of the tranche B term facility for the first six years, increasing to 44% during the seventh year, with a final payment of 50% on the maturity date of the tranche B term facility. The tranche C term facility matures on May 3, 2008 and amortizes in semi-annual installments commencing on May 3, 2003. Following the initial amortization installment paid on May 3, 2003, subsequent amortization installments are due, increasing from Cdn.$2,291,894.30 to Cdn.$3,819,973.97 over time. The revolving facilities mature on May 3, 2008.

Interest and Fees

At JDI’s option, the JDI credit facilities bear interest at a rate equal to either (1) in the case of U.S. dollar denominated loans, the Applicable Margin plus the Alternate Base Rate payable quarterly in arrears or (2) the Applicable Margin plus the current LIBOR for the applicable currency for interest periods of one, two, three or six months, payable at the end of the relevant interest period, but at least quarterly. The Applicable Margin for the tranche A term loan facility, the tranche B term loan facility and the revolving facilities is determined by reference to a pricing grid with margins varying between 1.50% and 3.25% per annum based on JDI’s leverage ratio. The Applicable Margin for the tranche B term loan facility is (1) with respect to U.S. dollar-denominated loans made thereunder, 1.75% for Alternative Base Rate loans and 2.75% for LIBOR loans and (2) with respect to euro-denominated loans made thereunder, 2.25% for Alternative Base Rate loans and 3.25% for LIBOR loans. “Alternate Base Rate” for loans made in U.S. dollars is the highest of (1) Citibank, N.A.’s publicly announced base rate, (2) the three-month certificate of deposit rate plus 0.50% and (3) the federal funds effective rate plus 0.50%. “Alternative Base Rate” for loans made in Canadian dollars is the higher of (1) a rate determined by the administrative agent based on the Reuters Screen for Canadian prime rates or as otherwise established by three Canadian banks and (2) the one month LIBOR rate for loans made in Canadian dollars plus 0.75%. A default rate applies on all loans in the event of default at a rate per annum of 2.0% above the applicable interest rate.

JDI must pay a per annum fee equal to the Applicable Margin with respect to LIBOR under the revolving facilities on the aggregate face amount of outstanding letters of credit. In addition, JDI must pay a fronting fee of 0.25% per annum on the aggregate face amount of outstanding letters of credit as well as other customary issuance and administration fees. JDI must also pay a commitment fee on the unused portion of the revolving facilities. The rate used to calculate the commitment fee is determined by reference to a pricing grid with rates of 0.50% or 0.375% per annum based on JDI’s leverage ratio.

Guarantee; Security

All of JDI’s obligations under its credit facilities are unconditionally guaranteed by Holdings and specified U.S. subsidiaries of JDI. All of JDI’s Japanese subsidiary’s obligations under the yen credit facility and all of JDI’s European subsidiary’s obligations under the tranche B term loan facility are unconditionally guaranteed by Holdings, JDI and specified U.S. and foreign subsidiaries of JDI. The JDI credit facilities are secured by all of Holdings’ assets and the assets of JDI and each other subsidiary-borrower and guarantor, including (1) a first-priority pledge of all of JDI’s capital stock held by Holdings and all of the capital stock of each other subsidiary-borrower and guarantor held by JDI or any other subsidiary-borrower or guarantor (but limited to the extent necessary to avoid materially adverse tax consequences and, in any event, 65% of the capital stock of JDI’s first tier foreign subsidiaries was pledged to secure JDI’s U.S. obligations under the JDI credit facilities) and (2) a perfected first-priority security interest in, and mortgages on, substantially all of Holdings’ tangible and intangible assets and all of the tangible and intangible assets of JDI and each other subsidiary-borrower and guarantor.

Prepayments

Optional prepayments of borrowings under the JDI credit facilities and optional reductions of the unutilized portion of the revolving facilities commitments will be permitted at any time, in minimum principal amounts without premium or penalty. However, with respect to LIBOR, JDI is required to compensate the lenders for losses and expenses incurred as a result of prepayments made on any day other than on the last day of a relevant interest period.

The credit agreement also provides for mandatory prepayments in an amount equal to (1) a percentage of Excess Cash Flow (as defined in the credit agreement); (2) 100% of the net cash proceeds of any non-ordinary-course asset sale made by Holdings, JDI or its subsidiaries, provided that up to $3 million of net cash proceeds received by Holdings, JDI or its subsidiaries in each fiscal year from non-ordinary-course asset sales are exempt from such mandatory prepayment; (3) 100% of the net proceeds of securitization facilities or issuances of debt obligations, other than the notes and the JDI senior subordinated notes, by Holdings, JDI or its subsidiaries; (4) a percentage of the net proceeds of issuances of equity of Holdings, JDI or its subsidiaries; (5) 100% of specified cash adjustments related to the debt to cash balance or working capital of Holdings, JDI or its subsidiaries or adjustments to the purchase price under the acquisition agreement related to the acquisition of the DiverseyLever business received by Holdings, JDI or its subsidiaries; and (6) 100% of all net cash adjustments in excess of $5,000,000 received by Holdings, JDI or its subsidiaries after the closing date of the acquisition in connection with any indemnity under the acquisition agreement.

Conditions, Covenants, Events of Default

The JDI credit facilities contain customary affirmative and negative covenants. The affirmative covenants include obligations with respect to, among other things, preservation of corporate existence, compliance with laws, conduct of business, payment of taxes, maintenance of insurance, keeping of books, maintenance of properties, applications of proceeds, environmental liabilities, additional collateral and guaranties, obligations with respect to real property and interest rate contracts.

The negative covenants include restrictions on, among others, the incurrence of indebtedness and liens, dividends and other distributions, consolidations and mergers, the purchase and sale of assets, the issuance of stock, loans and investments, voluntary payments and modifications of indebtedness, and affiliate transactions.

In particular, with respect to dividends and other distributions, the JDI credit facilities generally restrict JDI and its subsidiaries from making dividends or other distributions to Holdings, except as follows:

•	so long as no default has occurred and is continuing or would result therefrom and JDI and its subsidiaries have a consolidated fixed charge coverage ratio (determined on a pro forma basis after giving effect to such dividend or other distribution) of not less than 1.25 to 1 for the period consisting of the four full fiscal quarters most recently preceding the date of such dividend or distribution, JDI may make cash dividends to Holdings in amounts sufficient for Holdings to make cash interest payments on the notes in accordance with the terms of the notes;

•	so long as no default has occurred and is continuing or would result therefrom and JDI and its subsidiaries have a consolidated fixed charge coverage ratio (determined on a pro forma basis after giving effect to such dividend or other distribution) of not less than 1.0 to 1 for the period consisting of the four full fiscal quarters most recently preceding the date of such dividend or distribution, JDI may make cash dividends to Holdings in amounts sufficient for Holdings to make dividend payments not prior to the dates, and not greater than those amounts, set forth below:

	Cash Dividends
	June 30, 2003	June 30, 2004	June 30, 2005	June 30, 2006	June 30, 2007	June 30, 2008	June 30, 2009
	(dollars in millions)
Commercial Markets Holdco	$6.45	$6.45	$6.45	$13.33	$13.33	$13.33	$13.33
Ungranted option pool	0.76	0.76	0.76	1.57	1.57	1.57	1.57
Unilever	3.61	3.61	3.61	7.45	7.45	7.45	7.45

Total Dividends	$10.82	$10.82	$10.82	$22.34	$22.34	$22.34	$22.34

•	so long as no default has occurred and is continuing or would result therefrom, JDI may make cash dividends to Holdings in amounts equal to payments required to be made by Holdings in respect of foreign, federal, state or local taxes owed by Holdings (a) in respect of itself but only to the extent such taxes are consistent with its activities permitted under specified loan documents and (b) in respect of JDI and its subsidiaries, but not greater than the amount that would be payable by JDI, on a consolidated basis, if JDI were the taxpayer; and

•	so long as no default has occurred and is continuing or would result therefrom, JDI may make cash dividends to Holdings in an aggregate amount necessary to permit Holdings to satisfy (a) its obligation as a reporting company under securities laws of the United States and (b) regulatory compliance costs and other miscellaneous administrative expenses in an aggregate amount for this clause (b) not to exceed $250,000 per annum.

The JDI credit facilities also contain customary events of default, including failure to make payments when due, breaches of representations and warranties, noncompliance with covenants, including financial covenants consisting of maximum total leverage ratio, minimum interest coverage ratio and maximum capital expenditures, defaults with respect to other agreements or instruments of indebtedness, bankruptcy, judgments in excess of specified amounts, the occurrence of specified events in connection with employee benefits, invalidity of specified documents relating to collateral securing the JDI credit facilities, impairment of security interests in that collateral, change of control and failure of JDI and its subsidiaries’ obligations under the JDI senior subordinated notes to be subordinated to its obligations under the JDI credit facilities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Covenants under JDI Credit Facilities.”

JDI Senior Subordinated Notes

In connection with the acquisition of the DiverseyLever business, JDI issued $300,000,000 9.625% senior subordinated notes pursuant to an indenture with BNY Midwest Trust Company, as trustee, and €225,000,000 9.625% senior subordinated notes pursuant to an indenture with The Bank of New York, as trustee. Interest accrues on the JDI senior subordinated notes at a rate of 9.625% per annum and is payable semiannually in arrears on May 15 and November 15 to holders of record on the immediately preceding May 1 and November 1. The JDI senior subordinated notes will mature on May 15, 2012.

The JDI senior subordinated notes are:

•	general unsecured obligations of JDI;

•	subordinated in right of payment to all existing and future senior debt of JDI;

•	pari passu in right of payment with any future senior subordinated indebtedness of JDI; and

•	unconditionally guaranteed, on a joint and several basis, by JDI’s subsidiary guarantors.

As indebtedness of Holdings’ subsidiary, the JDI senior subordinated notes are effectively senior in right of payment to the notes offered by this prospectus.

The JDI senior subordinated notes are guaranteed by Johnson Diversey Cayman, Inc. and all of JDI’s U.S. subsidiaries, except for JWPR Corporation and any other subsidiary of JDI that only engages in activities in connection with the financing of accounts receivable. Each guarantee of the JDI senior subordinated notes is:

•	a general unsecured obligation of the guarantor;

•	subordinated in the right of payment to all existing and future senior debt of that guarantor; and

•	pari passu in right of payment with any future senior subordinated indebtedness of that guarantor.

Not all of JDI’s subsidiaries guarantee the JDI senior subordinated notes, and the JDI senior subordinated notes are effectively subordinated in right of payment to all indebtedness and other liabilities and commitments, including trade payables and lease obligations, of JDI’s non-guarantor subsidiaries.

The JDI senior subordinated notes are not redeemable at JDI’s option prior to May 15, 2007. Thereafter, the JDI senior subordinated notes are subject to redemption at any time at JDI’s option, in whole or in part, upon not less than 30 or more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and special interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

Year	Dollar Notes Percentage	Euro Notes Percentage
2007	104.813%	104.813%
2008	103.208%	103.208%
2009	101.604%	101.604%
2010 and thereafter	100.000%	100.000%

Notwithstanding the foregoing, at any time prior to May 15, 2005, JDI may on any one or more occasions redeem up to 35% of the aggregate principal amount of the JDI senior subordinated notes issued under the indentures at a redemption price of 109.625% of the principal amount thereof, plus accrued and unpaid interest and special interest, if any, to the redemption date, in each case with the net cash proceeds of one or more equity offerings; provided that:

(1)  (a)  in the case of a redemption of the JDI senior subordinated notes denominated in U.S. dollars, at least 65% of the aggregate principal amount of those notes remains outstanding immediately after the occurrence of that redemption (excluding JDI senior subordinated notes denominated in U.S. dollars held by JDI and its subsidiaries) and (b) in the case of a redemption of the JDI senior subordinated notes denominated in euros, at least 65% of the aggregate principal amount of those notes remains outstanding immediately after the occurrence of that redemption (excluding JDI senior subordinated notes denominated in euros held by JDI and its subsidiaries); and

(2)  the redemption occurs within 45 days of the date of the closing of the equity offering.

Upon an occurrence of a Change in Control (as defined in the indentures governing the JDI senior subordinated notes), each holder of the JDI senior subordinated notes will have the right to require JDI to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 with respect to the JDI senior subordinated notes denominated in U.S. dollars and equal to €1,000 or an integral multiple of €1,000 with respect to the JDI senior subordinated notes denominated in euros) of that holder’s notes at an offer price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest and special interest, if any, on the notes repurchased, to the date of repurchase. In addition, upon the occurrence of some asset sales, holders of the JDI senior subordinated notes may have the right to require JDI to repurchase their notes at an offer price in cash equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest and special interest, if any, to the date of purchase.

The indentures governing the JDI senior subordinated notes contain covenants that limit, among other things, the ability of JDI and certain of its subsidiaries, or the restricted subsidiaries, to:

•	incur additional indebtedness;

•	pay dividends on or redeem or repurchase its capital stock;

•	issue or allow any person to own preferred stock of the restricted subsidiaries;

•	in the case of non-guarantor subsidiaries, guarantee indebtedness without also guaranteeing the JDI senior subordinated notes;

•	in the case of restricted subsidiaries, create or permit to exist dividend or payment restrictions with respect to JDI;

•	make investments;

•	incur or permit to exist liens;

•	enter into transactions with affiliates;

•	merge, consolidate or amalgamate with another company; and

•	transfer or sell assets.

In particular, with respect to restricted payments, the indentures governing the JDI senior subordinated notes provide that unless specified conditions are satisfied, JDI and its restricted subsidiaries may not: declare or pay any dividend or distribution on account of any equity interests (other than dividends or distributions payable in equity interests of JDI that are not disqualified stock or dividends or distributions payable to JDI or its subsidiaries); purchase, redeem or otherwise acquire or retire for value any equity interests of JDI or any direct or indirect parent of JDI; make any payments on or with respect to, or purchase, redeem or otherwise acquire or retire for value any indebtedness that is subordinated to the JDI senior subordinated notes or the subsidiary guarantees, or make specified investments (each of the foregoing actions, a “restricted payment”). JDI can make such restricted payments only if:

(1)  no default or event of default has occurred and is continuing or would occur as a consequence of the restricted payment under the indentures;

(2)  the consolidated fixed charge coverage ratio of JDI and its subsidiaries, as computed in accordance with the indentures, for the period consisting of the four full fiscal quarters most recently preceding the date of such restricted payment for which financial statements are available, would be at least 2.0 to 1, determined on a pro forma basis as if the restricted payment had been made at the beginning of that period; and

(3)  the aggregate amount of all restricted payments made by JDI and its restricted subsidiaries after May 3, 2002 does not exceed an amount equal to the sum of:

•	50% of JDI’s consolidated net income (as defined in the indentures governing the JDI senior subordinated notes) for the period beginning on June 29, 2002 and ending on the last day of the fiscal quarter most recently preceding the proposed restricted payment, plus

•	100% of the aggregate net cash proceeds received by JDI after May 3, 2002 from specified issuances of equity interests, plus

•	to the extent that any restricted investment that was made after May 3, 2002 is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital, plus

•	50% of an dividends received by JDI or a restricted subsidiary after May 3, 2002 from an unrestricted subsidiary, to the extent dividends are not otherwise included in consolidated net income, plus

•	to the extent that any unrestricted subsidiary is redesignated as a restricted subsidiary after May 3, 2002, the fair market value of JDI’s investment in that subsidiary.

Notwithstanding the foregoing restrictions, as long as no default has occurred and is continuing or would be caused thereby, cash dividends or other distributions may be made to Holdings in amounts equal to:

•	the amount required by Holdings to make interest payments on the notes in accordance with the terms of the notes, if the consolidated fixed charge coverage ratio of JDI and its subsidiaries, as computed in accordance with the indentures governing the JDI senior subordinated notes, for the period consisting of the four full fiscal quarters most recently preceding the date of such cash dividend or other distribution for which financial statements are available, would be at least 2.0 to 1, determined on a pro forma basis as if the cash dividend or other distribution had been made at the beginning of that period; and

•	the amount required by Holdings to make dividend payments or other distributions to Commercial Markets Holdco and Unilever, in an aggregate amount not to exceed $25.0 million;

•	payments required to be made by Holdings and Commercial Markets Holdco in respect of foreign, federal, state or local taxes owed by Holdings and Commercial Markets Holdco (1) in respect of themselves and (2) in respect of JDI and its subsidiaries, but, with respect to this clause (2), only to the extent those taxes are consistent with activities permitted under the indentures governing the JDI senior subordinated notes and not greater than the amount that would be payable by JDI, on a consolidated basis, if JDI were the taxpayer; and

•	payments necessary to permit Holdings to satisfy (1) its obligations under the registration rights agreement with holders of the notes (see “Description of the Exchange Notes—Registration Rights; Special Interest”), (2) its obligation as a reporting company under the securities laws of the United States and (3) regulatory compliance costs and other miscellaneous administrative expenses in an aggregate amount for this clause (3) not to exceed $500,000 per annum.

The indentures governing the JDI senior subordinated notes contain customary events of default, which include the failure to pay interest and principal, the failure to comply with covenants in the indentures, a default under specified indebtedness, the failure to pay certain final judgments, any subsidiary guarantee being held unenforceable or invalid or ceasing to be in full force and effect, and the occurrence of specified events of bankruptcy or insolvency.

Accounts Receivable Securitization

Since March 2001, JDI has funded a portion of its short-term liquidity needs through the securitization of some of its trade accounts receivable. JDI and some of its U.S. subsidiaries, including Johnson Polymer, Micro-Gen Research Laboratories, Inc. and U.S. Chemical Corporation, are parties to an agreement with Falcon Asset Securitization Corporation whereby each participating subsidiary sells on a continuous basis an undivided interest in all eligible trade receivables. Under the securitization facility, JDI formed JWPR Corporation, a wholly owned, special purpose, bankruptcy-remote subsidiary for the sole purpose of buying and selling receivables. Under the securitization facility, JDI and some of its subsidiaries, irrevocably and without recourse, transfer all of their United States trade receivables to JWPR. JWPR, in turn, sells an undivided interest in these receivables to Falcon to secure borrowings that JWPR incurs to finance its acquisition of the receivables from JDI and some of its subsidiaries. The total purchase limit under the securitization facility is $75 million. As of July 4, 2003, about $40 million of eligible receivables (net of reserves) have been sold under the securitization facility. As of July 4, 2003, the weighted average interest rate on JWPR’s borrowings under the securitization facility was 1.28% per annum.

Interest Rate Swaps

In connection with the acquisition of the DiverseyLever business, JDI entered into a number of interest rate swap agreements with various commercial banks to hedge against interest rate exposures on its floating-rate indebtedness. These agreements had the effect of converting the floating-rate interest related to notional amounts of $250 million and €166 million of term loan B borrowings outstanding under the JDI credit facilities into borrowings bearing a fixed rate of interest of about 4.8% per annum. The swap agreements terminate on May 3, 2007.

Foreign Lines of Credit

In order to fund working capital and to meet other operational needs, JDI also has borrowings under foreign lines of credit. As of July 4, 2003, JDI had about $39 million of indebtedness outstanding under these foreign lines of credit.

DESCRIPTION OF THE EXCHANGE NOTES

The outstanding notes were, and the exchange notes will be, issued under an amended and restated indenture (the “Indenture”), dated as of September 11, 2003, between Holdings and BNY Midwest Trust Company, as trustee (the “Trustee”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the United States Trust Indenture Act of 1939, as amended. For purposes of this description of the exchange notes, references to “JohnsonDiversey Holdings” do not include its subsidiaries. Except as otherwise indicated, the following description relates to both the outstanding notes and the exchange notes, which we collectively refer to as the “Notes.” You can find the definitions of some of the terms used in this description under the caption “—Certain Definitions.”

The terms of the exchange notes are identical in all material respects to the outstanding notes, except that:

•	the exchange notes have been registered under the Securities Act and therefore will not be subject to the restrictions on transfer applicable to the outstanding notes, and

•	holders of the exchange notes will not be entitled to rights of holders of outstanding notes under the Registration Rights Agreement.

The following description is a summary of the material provisions of the Indenture and the Registration Rights Agreement. This summary does not restate those agreements in their entirety. We urge you to read the Indenture and Registration Rights Agreement because they, and not this description, define your rights as a holder of Notes. Copies of the Indenture and Registration Rights Agreement have been filed as exhibits to the registration statement of which this prospectus is a part and are available as set forth under the caption “Where to Find More Information.” Some defined terms used in this description but not defined below under the caption “—Certain Definitions” have the meanings assigned to them in the Indenture.

The registered Holder of a Note will be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

The Notes:

•	are general unsecured obligations of Holdings;

•	are senior in right of payment to all future obligations of Holdings that are, by their terms, expressly subordinated in right of payment to the Notes;

•	are effectively subordinated in right of payment to the secured Indebtedness and other secured obligations of Holdings to the extent of the value of the assets securing such Indebtedness and other obligations;

•	are effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments, including trade payables and lease obligations, of Holdings’ Subsidiaries; and

•	are pari passu in right of payment with all existing and future unsecured obligations of Holdings that are not, by their terms, expressly subordinated in right of payment to the Notes.

In addition, any right of Holdings to receive assets of any of its Subsidiaries upon the Subsidiary’s liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) are effectively subordinated to the claims of that Subsidiary’s creditors, except to the extent that Holdings is itself recognized as a creditor of the Subsidiary, in which case the claims of Holdings would still be subordinated in right of payment to any security in the assets of the Subsidiary and any indebtedness of the Subsidiary senior to that held by Holdings.

As of July 4, 2003, the Notes were effectively subordinated to $2,031 million of indebtedness and other liabilities and commitments, including trade payables and lease obligations, of Holdings’ Subsidiaries, including $557 million of JDI Senior Subordinated Notes, $939 million of borrowings under the Credit Facilities and $39 million of indebtedness under foreign lines of credit.

Holdings is a guarantor of the indebtedness of its Subsidiaries under the Credit Facilities. The guaranty is a senior obligation of Holdings and is secured by all of the assets of Holdings, including the capital stock of JDI. Accordingly, the Notes are effectively subordinated to the guarantee. Holdings has no other indebtedness or obligation that ranks equal with or senior to the Notes.

As of the date of this prospectus, all of Holdings Domestic Subsidiaries, other than JWPR Corporation, are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” Holdings is permitted to designate certain of its subsidiaries as “Unrestricted Subsidiaries.” The Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the Indenture.

None of S.C. Johnson & Son, Commercial Markets Holdco, Unilever, JDI and its Subsidiaries or any other person or entity other than Holdings has any obligation with respect to the Notes.

Principal, Maturity and Interest

Notes with an aggregate principal amount at maturity of $406,303,000 were issued on September 11, 2003 and are outstanding as of the date of this prospectus. As described under “—Registration Rights; Special Interest,” Holdings may issue Special Interest Notes in the event of accrual of Special Interest on the Notes following a Registration Default under the Registration Rights Agreement. The Notes and any Special Interest Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Notes are issued in denominations of $1,000 and integral multiples of $1,000. The Notes mature on May 15, 2013.

The Notes accrete at the rate of 10.67% per annum, compounded semiannually on May 15 and November 15 of each year to but not including May 15, 2007 (the “Full Accretion Date”) from an initial principal amount of $592.61 per $1,000 principal amount at maturity on the Issue Date to $1,000 principal amount per $1,000 principal amount at maturity on the Full Accretion Date. From and after the Full Accretion Date, interest on the Notes will accrue at the rate of 10.67% per annum of their Accreted Value until maturity. From and after the Full Accretion Date, Holdings will pay interest and Special Interest, if any, semiannually in arrears on May 15 and November 15 of each year, beginning on November 15, 2007, or if that day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”), subject to the limitations described below under the caption “—Limitations on Payment of Cash Interest.” From and after the Full Accretion Date, interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Full Accretion Date; provided that if there is no existing Default in the payment of interest, and if the Notes are authenticated between a record date and the next succeeding Interest Payment Date, interest will accrue from such next succeeding Interest Payment Date. Holdings will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; and it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on installments of interest and Special Interest, if any (including, in each case, Non-Default Interest), that are not paid when initially due and payable (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest is computed on the basis of a 360-day year of twelve 30-day months.

From and after the Full Accretion Date, Holdings will make each interest payment to the Holders of record on the immediately preceding May 1 and November 1. As discussed in detail below under “—Registration Rights; Special Interest,” if a Registration Default under the Registration Rights Agreement has occurred or is continuing, Special Interest will accrue on the Notes.

Limitations on Payment of Cash Interest

Holdings will not be required to pay any interest or Special Interest on Notes, or, to the extent lawful, interest on interest or Special Interest, otherwise due and payable on any interest payment date or Special Interest Payment Date that is prior to May 15, 2013 to the extent the interest and Special Interest, if any, otherwise due and payable on that interest payment date or Special Interest Payment Date exceeds the amount of cash that JDI may dividend or otherwise distribute to Holdings on such interest payment date or Special Interest Payment Date in compliance with the JDI Indebtedness Agreements (such excess, the “Non-Default Interest”). Holdings’ failure to pay such Non-Default Interest on that interest payment date or Special Interest Payment Date shall not constitute a Default under the Indenture. Any Non-Default Interest otherwise due and payable on any interest payment date or Special Interest Payment Date that is not paid by Holdings on such date, plus, to the extent lawful, interest on such unpaid Non-Default Interest at the rate provided in the Indenture, shall be due and payable, subject to the Indenture and the Notes, in accordance with the specified provisions of the Indenture related to the payment of unpaid interest on the Notes.

Under the JDI Credit Facilities, JDI may pay cash dividends to Holdings in amounts sufficient for Holdings to make interest payments on the Notes if:

•	no default has occurred and is continuing; and

•	JDI and its subsidiaries have a fixed charge coverage ratio, as computed in accordance with the JDI Credit Facilities on a pro forma basis after giving effect to such cash dividend, of not less than 1.25 to 1 for the period consisting of the four full fiscal quarters most recently preceding the date of such dividend or distribution for which financial statements are available.

The consolidated fixed charge coverage ratio of JDI and its subsidiaries, as computed in accordance with the JDI Credit Facilities, exceeded 1.25 to 1 for the period consisting of the four fiscal quarters ended July 4, 2003. We cannot assure you that the consolidated fixed charge coverage ratio will exceed 1.25 to 1 in future periods or that JDI will otherwise be able to pay cash dividends to Holdings under the JDI Credit Facilities.

See “Description of Other Indebtedness—JDI Credit Facilities.”

Under the JDI Senior Subordinated Notes Indentures, JDI may pay cash dividends or other distributions to Holdings in amounts equal to that required by Holdings to make interest payments on the Notes if:

•	no default has occurred and is continuing or would be caused thereby; and

•	the consolidated fixed charge coverage ratio of JDI and its subsidiaries, as computed in accordance with the JDI Senior Subordinated Notes Indentures, for the period consisting of the four full fiscal quarters most recently preceding the date of such cash dividend or other distribution for which financial statements are available, would be at least 2.0 to 1, determined on a pro forma basis as if the cash dividend or other distribution had been made at the beginning of that period.

The consolidated fixed charge coverage ratio of JDI and its subsidiaries, as computed in accordance with the JDI Senior Subordinated Notes Indentures, exceeded 2.0 to 1 for the period consisting of the four fiscal quarters ended July 4, 2003. We cannot assure you that the consolidated fixed charge coverage ratio will exceed 2.0 to 1 in future periods or that JDI will otherwise be able to pay cash dividends to Holdings under the JDI Senior Subordinated Notes Indentures.

See “Description of Other Indebtedness—JDI Senior Subordinated Notes.”

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to Holdings, Holdings will pay, or cause to be paid, all principal, interest and premium, and Special Interest, if any, on that Holder’s Notes in accordance with those instructions. All other payments will be made at the office or agency of the Paying Agent in New York City. If a payment date is a Legal Holiday (as defined in the Indenture), payment may be made at such place on the next succeeding Business Day, and no interest will accrue on such payment for the intervening period.

Paying Agent and Registrar for the Notes

The Trustee currently acts as Paying Agent and Registrar at its offices in New York. Holdings may change the Paying Agent and Registrar without prior notice to the Holders of the Notes, and Holdings or any of its Subsidiaries may act as Paying Agent and Registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. Holdings is not required to transfer or exchange any Note selected for redemption. Also, Holdings is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Optional Redemption

At any time on or prior to May 15, 2005, Holdings may on any one or more occasions redeem up to 35% of the aggregate principal amount at maturity of Notes issued under the Indenture at a redemption price of 110.67% of the Accreted Value thereof, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)  at least 65% of the aggregate principal amount of Notes at maturity issued under the Indenture remains outstanding immediately after the occurrence of that redemption (excluding Notes held by Holdings and its Subsidiaries); and

(2)  the redemption occurs within 45 days of the date of the closing of the Equity Offering.

Except pursuant to the preceding paragraph, the Notes are not redeemable at Holdings’ option prior to May 15, 2007.

On or after May 15, 2007, Holdings may redeem at any time or from time to time all or a part of the Notes upon not less than 30 or more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount at maturity) set forth below, plus accrued and unpaid interest and Special Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

Year	Percentage
2007	105.335%
2008	103.557%
2009	101.778%
2010 and thereafter	100.000%

Mandatory Redemption

Holdings is not required to make mandatory redemption payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require Holdings to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In a Change of Control Offer, Holdings must offer a Change of Control Payment in cash equal to 101% of the Accreted Value of the Notes repurchased, plus accrued and unpaid interest and Special Interest, if any, on the Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, Holdings must mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date must be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the Indenture and described in that notice. Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of that conflict.

On a Change of Control Payment Date, Holdings must, to the extent lawful:

(1)  accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)  deliver or cause to be delivered to the Trustee the Notes so accepted together with an officers’ certificate stating the aggregate principal amount at maturity of Notes or portions of Notes being purchased by Holdings.

The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for those Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount at maturity to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount at maturity of $1,000 or an integral multiple of $1,000.

Prior to complying with any of the provisions of this “Change of Control” covenant described under this caption, but in any event within 90 days following a Change of Control, Holdings must either repay, or cause to be repaid, the Credit Facilities and any Permitted Refinancing Indebtedness relating to the Credit Facilities or obtain the requisite consents, if any, under the Credit Facilities and Permitted Refinancing Indebtedness to permit the repurchase of Notes required by this “Change of Control” covenant. Holdings will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Holdings to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture do not contain provisions that permit the Holders of the Notes to require that Holdings repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Holdings will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Holdings and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the sale, conveyance, transfer or other disposition of “all or substantially all” of the properties or assets of Holdings and its Restricted Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require Holdings to repurchase its Notes as a result of a sale, conveyance, transfer or other disposition of less than all of the assets of Holdings and its Restricted Subsidiaries, taken as a whole, to another Person or group is uncertain.

Asset Sales

Holdings will not enter into, or consummate, an Asset Sale. Holdings will not permit any of its Restricted Subsidiaries to consummate an Asset Sale unless:

(1)  the Restricted Subsidiary receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)  the fair market value is determined in good faith by (a) the Restricted Subsidiary’s management, if the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of is less than or equal to $10.0 million, or (b) by the Restricted Subsidiary’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the Trustee, if the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of exceeds $10.0 million; and

(3)  at least 75% of the consideration received in the Asset Sale by the Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a)  any liabilities, as shown on Holdings’ most recent consolidated balance sheet, of the Restricted Subsidiary (other than contingent liabilities) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases that Restricted Subsidiary from further liability; and

(b)  any securities, notes or other obligations received by the Restricted Subsidiary from the transferee that are contemporaneously, subject to ordinary settlement periods, converted by that Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

Within 270 days after the receipt of any Net Proceeds from an Asset Sale, the Restricted Subsidiary may apply those Net Proceeds at its option:

(1)  to repay Indebtedness of any Restricted Subsidiary and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly permanently reduce commitments with respect to the revolving credit Indebtedness;

(2)  to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3)  to make a capital expenditure; or

(4)  to acquire other long-term assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, the Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, Holdings is required to make an Asset Sale Offer to all Holders of Notes to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer to Holders of Notes will be equal to 100% of the Accreted Value of Notes offered to be repurchased, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after the completion of an Asset Sale Offer, Holdings may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon the completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with any repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of that conflict.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1)  if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)  if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate.

Notes and portions of Notes selected will be in denominations of $1,000 principal amount at maturity or whole multiples of $1,000 principal amount at maturity; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000 principal amount at maturity, will be redeemed or purchased. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount at maturity of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

Holdings may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)  declare or pay any dividend or make any other payment or distribution on account of Holdings’ or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Holdings or any of its Restricted Subsidiaries) or to the direct or indirect holders of Holdings’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Holdings or dividends or distributions payable to Holdings or a Subsidiary of Holdings);

(2)  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Holdings) any Equity Interests of Holdings or any direct or indirect parent of Holdings;

(3)  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except a payment of interest or principal at the Stated Maturity thereof; or

(4)  make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to that Restricted Payment:

(1)  no Default or Event of Default has occurred and is continuing or would occur as a consequence of that Restricted Payment; and

(2)  JDI would, at the time of that Restricted Payment and after giving pro forma effect thereto as if that Restricted Payment had been made by JDI or any other Restricted Subsidiary of Holdings at the beginning of the applicable Financial Covenant Period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)  that Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)  50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of Holdings’ most recently ended fiscal quarter for which internal financial statements are available at the time of that Restricted Payment (or, if Consolidated Net Income for that period is a deficit, less 100% of that deficit), plus

(b)  100% of the aggregate net cash proceeds received by Holdings or JDI after the date of the Indenture as a contribution to its common equity capital or received by Holdings from the issue or sale of Equity Interests of Holdings (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Holdings that have been converted into or exchanged for those Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to Subsidiary of Holdings), plus

(c)  to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to that Restricted Investment (less the cost of disposition, if any), plus

(d)  50% of any dividends received by Holdings or a Restricted Subsidiary after the date of the Indenture from an Unrestricted Subsidiary, to the extent that the dividends are not otherwise included in Consolidated Net Income of Holdings for that period, plus

(e)  to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the Indenture, the fair market value of Holdings’ Investment in that Subsidiary as of the date of such redesignation.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)  the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the Indenture;

(2)  the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Holdings or JDI or any JDI Guarantor or of any Equity Interests of Holdings in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of JDI) of, Equity Interests of Holdings; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3) (b) of the preceding paragraph;

(3)  the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Holdings or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)  the payment of any dividend by a Restricted Subsidiary of Holdings to the holders of its Equity Interests on a pro rata basis;

(5)  the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings or any Restricted Subsidiary of Holdings held by any member of Holdings’ (or any of its Restricted Subsidiaries’) management pursuant to any management equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $250,000 in any twelve-month period; and

(6)  cash dividends or other distributions to Commercial Markets Holdco, Inc., a Delaware corporation and parent of Holdings, in amounts equal to payments required to be made by Commercial Markets Holdco, Inc. in respect of foreign, United States federal, state or local taxes owed by Commercial Markets Holdco, Inc. (a) in respect of itself and (b) in respect of Holdings and its Subsidiaries, but, in the case of this clause (b) not greater than the amount that would be payable by Holdings, on a consolidated basis, if Holdings were the taxpayer;

(7)  cash dividends or other distributions to (a) Commercial Markets Holdco, Inc. and (b) Unilever, in an aggregate amount for clauses (a) and (b) not to exceed $25.0 million;

(8)  payments made to purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Holdings pursuant to provisions requiring Holdings to offer to purchase, redeem, defease or otherwise acquire or retire for value those Equity Interests upon the occurrence of a “change of control,” as defined in the charter provisions, agreements or instruments governing those Equity Interests; provided, however, that Holdings has made a Change of Control Offer and has purchased all Notes tendered in connection with that Change of Control; and

(9)  additional Restricted Payments in an amount not to exceed $25.0 million.

The amount of all Restricted Payments (other than cash) will be deemed to be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Holdings or a Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by the “Restricted Payments” covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $25.0 million. Not later than the date of making any Restricted Payment, Holdings will deliver to the Trustee an officers’ certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by the “Restricted Payments” covenant were computed, which calculations may be based upon the latest available financial statements of JDI together with a copy of any fairness opinion or appraisal required by the Indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Holdings will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that JDI and any Restricted Subsidiary of JDI may incur Indebtedness or issue preferred stock, in each case, if the Fixed Charge Coverage Ratio of JDI for the applicable Financial Covenant Period would have been at least 2.0 to 1 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock had been issued, as the case may be, at the beginning of that Financial Covenant Period.

The first paragraph of the “Incurrence of Indebtedness” covenant does not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)  the incurrence by Holdings, but solely as a guarantor of Indebtedness permitted by this clause (1), and the incurrence by JDI and the Restricted Subsidiary of JDI, of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the outstanding face amount thereof that has not been reimbursed) not to exceed $1.3 billion (provided that such amount will be reduced to the extent of any reduction or elimination of any commitment under any Credit Facility resulting from or relating to the formation of any Receivables Subsidiary or the completion of any Qualified Receivables Transaction) less the aggregate amount of all Net Proceeds of Asset Sales applied by Restricted Subsidiaries of Holdings since the date of the Indenture to repay any Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(2)  the incurrence by JDI and its Restricted Subsidiaries of Existing Indebtedness;

(3)  the incurrence (a) by Holdings of the Indebtedness represented by the Notes (including Special Interest Notes) and the Exchange Notes to be issued as contemplated by the Registration Rights Agreement and (b) by JDI and the JDI Guarantors of Indebtedness represented by the JDI Senior Subordinated Notes and the related JDI Subsidiary Guarantees issued under the JDI Senior Subordinated Notes Indentures as of the date of the Indenture;

(4)  the incurrence by JDI and the Restricted Subsidiaries of JDI of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of that Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $25.0 million at any time outstanding;

(5)  the incurrence (a) by Holdings of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred by Holdings under clause (1), (3)(a) or (5) of this paragraph, and (b) by JDI and the Restricted Subsidiaries of JDI of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (14), (15), (17) or (18) of this paragraph;

(6)  the incurrence by JDI or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in that Indebtedness being held by a Person other than Holdings or a Restricted Subsidiary of Holdings (other than as security for Obligations under the Credit Facilities) and (b) any sale or other transfer (other than as security for Obligations under the Credit Facilities) of that Indebtedness by Holdings or a Restricted Subsidiary of Holdings to a Person that is not either Holdings or a Restricted Subsidiary of Holdings, will be deemed, in each case, to constitute an incurrence, as of the date of issuance, transfer or sale, as the case may be, of that Indebtedness by Holdings or that Restricted Subsidiary, as the case may be, that is not permitted by this clause (6);

(7)  the incurrence by JDI or any of the Restricted Subsidiaries of JDI of Hedging Obligations entered into the ordinary course of business to hedge or mitigate risks to which a Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes;

(8)  the guarantee by JDI or any Restricted Subsidiaries of JDI of Indebtedness of JDI or a Restricted Subsidiary of JDI that was permitted to be incurred by another provision of the “Incurrence of Indebtedness” covenant;

(9)  the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of the “Incurrence of Indebtedness” covenant; provided, in each such case, that the amount thereof is included in Fixed Charges as accrued, accreted, amortized or paid;

(10)  the incurrence by Foreign Subsidiaries of JDI of Indebtedness in the ordinary course of business for working capital purposes in an amount not to exceed $100.0 million at any time outstanding;

(11)  the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to Holdings or to any other Subsidiary of Holdings or their assets (other than that Receivables Subsidiary and its assets and, as to Holdings or any Subsidiary of Holdings, other than pursuant to representations, warranties, covenants and indemnities customary for those transactions) and is not guaranteed by Holdings or any other Subsidiary of Holdings (other than that Receivables Subsidiary);

(12)  the incurrence by JDI or the Restricted Subsidiaries of JDI of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business of that Restricted Subsidiary, as the case may be;

(13)  Indebtedness incurred by JDI or any of the Restricted Subsidiaries of JDI consisting of advances received in the ordinary course of business for cash management purposes from any Unrestricted Subsidiary;

(14)  start-up working capital advances from Unilever to JDI or any of its Subsidiaries pursuant to the Sales Agency Agreement;

(15)  the incurrence by JDI or any Restricted Subsidiaries of JDI of Indebtedness issuable upon the conversion or exchange of shares of preferred stock issued in accordance with the Fixed Charge Coverage Ratio test described in the first paragraph of this caption;

(16)  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft, or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that the Indebtedness is extinguished within five business days of incurrence; and

(17)  Indebtedness incurred pursuant to the Stockholders’ Agreement; and

(18)  the incurrence by any of the Restricted Subsidiaries of Holdings of additional Indebtedness in an aggregate principal amount (or, with respect to Indebtedness issued at a discount, the original principal amount at the date of incurrence) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (18), not to exceed $10.0 million.

For purposes of determining compliance with the “Incurrence of Indebtedness” covenant:

(1)  in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Holdings will be permitted to (a) classify that item of Indebtedness on the date of its incurrence in any manner that complies with the “Incurrence of Indebtedness” covenant and (b) after the incurrence of any Permitted Indebtedness pursuant to the provisions described in the second paragraph of this caption, reclassify that Indebtedness to any other type of Permitted Indebtedness permitted by the provisions described in the second paragraph of this caption, provided, that the Indebtedness, at the time of reclassification, could have been incurred as such other type of Permitted Indebtedness;

(2)  Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture will be deemed to have been incurred on that date in reliance on the exception provided by clause (1) of the definition of Permitted Debt; and

(3)  for purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of that Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness is incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if that Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and that refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of that refinancing, the U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of that refinancing Indebtedness does not exceed the principal amount of that Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which that refinancing Indebtedness is denominated that is in effect on the date of the refinancing.

As stated above, JDI or any Restricted Subsidiary of JDI may incur Indebtedness if the Fixed Charge Coverage Ratio for the applicable Financial Covenant Period of JDI would have been at least 2.0 to 1 after giving pro forma effect to that incurrence of Indebtedness and the application of the proceeds from that Indebtedness as if the Indebtedness had been incurred at the beginning of that Financial Covenant Period. For the Financial Covenant Period ended July 4, 2003, JDI’s Fixed Charge Coverage Ratio exceeded 2.0 to 1.

Any of the Indebtedness that JDI and any Restricted Subsidiary of JDI may incur in accordance with the Fixed Charge Coverage Ratio described above or as Permitted Debt will be effectively senior in right of payment to the Notes.

Liens

Holdings will not permit JDI or any Subsidiaries of JDI to create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness or trade payables upon any of their property or assets, now owned or hereafter acquired other than Permitted Liens. Holdings will not create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness or trade payables upon any of Holdings’ property or assets, now owned or hereinafter acquired other than Liens permitted by clause (1), (6), (7), (14), (15) or (17) of the definition of “Permitted Liens.”

Dividend and Other Payment Restrictions Affecting Subsidiaries

Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)  pay dividends or make any other distributions on its Capital Stock to Holdings or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Holdings or any of its Restricted Subsidiaries;

(2)  make loans or advances to Holdings or any of its Restricted Subsidiaries; or

(3)  transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries.

However, the preceding restrictions do not apply to encumbrances or restrictions existing under or by reason of:

(1)  agreements governing Existing Indebtedness and other agreements, including without limitation agreements entered into on the date of the Indenture in connection with the transactions contemplated by the Acquisition Agreement, as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to dividend and other payment restrictions than those contained in those agreements on the date of the Indenture;

(2)  the Indenture, the Notes, the Exchange Notes, the JDI Senior Subordinated Notes Indentures, the JDI Senior Subordinated Notes, the JDI Subsidiary Guarantees and the Credit Facilities;

(3)  applicable law;

(4)  any instrument governing Indebtedness or Capital Stock of a Person acquired by Holdings or any of its Restricted Subsidiaries as in effect at the time of that acquisition (except to the extent that Indebtedness or Capital Stock was incurred in connection with or in contemplation of that acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, that Indebtedness was permitted to be incurred by the terms of the Indenture;

(5)  customary non-assignment provisions in contracts entered into in the ordinary course of business and consistent with past practices;

(6)  Capital Lease Obligations, mortgage financings or purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7)  any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8)  Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing that Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)  Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of a Person to dispose of the assets subject to those Liens;

(10)  provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements;

(11)  Indebtedness permitted to be incurred by clause (10) of the second paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(12)  Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to that Receivables Subsidiary; and

(13)  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

Holdings may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Holdings is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Holdings and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)  either: (a) Holdings is the surviving corporation; or (b) the Person formed by or surviving that consolidation or merger (if other than Holdings) or to which that sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)  the Person formed by or surviving that consolidation or merger (if other than Holdings) or the Person to which that sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Holdings under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3)  immediately after that transaction, no Default or Event of Default exists; and

(4)  on the date of that transaction, after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable Financial Covenant Period, JDI or any Restricted Subsidiary of JDI would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Holdings may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. A sale of all or substantially all of the Capital Stock of JDI will be deemed a sale of all of the properties and assets of Holdings and its Restricted Subsidiaries, taken as a whole.

Transactions with Affiliates

Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)  the Affiliate Transaction is on terms that are not materially less favorable to Holdings or the relevant Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction by Holdings or that Restricted Subsidiary with an unrelated Person; and

(2)  Holdings delivers to the Trustee:

(a)  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with the “Affiliate Transactions” covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b)  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to Holdings of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items are not deemed to be Affiliate Transactions and, therefore, are not subject to the provisions of the prior paragraph:

(1)  any employment agreement, stock option plan or other compensation plan entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(2)  transactions between or among Holdings and/or its Restricted Subsidiaries or transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

(3)  transactions with a Person that is an Affiliate of Holdings solely because Holdings owns an Equity Interest in, or controls, that Person;

(4)  payment of reasonable fees, expense reimbursements and customary indemnification, advances and similar agreements to directors and officers of Holdings or any of its Restricted Subsidiaries;

(5)  sales of Equity Interests (other than Disqualified Stock) to Affiliates of Holdings;

(6)  transactions pursuant to any agreement in effect on the date of the Indenture as any such agreement may be amended from time to time; provided that such modifications, taken as a whole, do not contain terms materially less advantageous to Holdings or any Restricted Subsidiary;

(7)  Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments;”

(8)  loans or advances (but excluding commission, travel and similar advances) to employees of Holdings and its Restricted Subsidiaries in the ordinary course of business of Holdings or that Restricted Subsidiary, as the case may be, not to exceed $3.0 million per annum;

(9)  purchases and sales or raw materials, inventory and services in the ordinary course of business;

(10)  transactions with Unilever or any of its Subsidiaries that are (a) entered into in the ordinary course of business or (b) pursuant to, contemplated by or entered into in connection with the Acquisition Agreement, any of the Ancillary Documents (as defined in the Acquisition Agreement), the Indenture, or the resale agreement with Unilever or the Registration Rights Agreement, in each case, as the same may be renewed, extended, amended or modified from time to time; provided that such modifications, taken as a whole, do not contain terms materially less advantageous to Holdings or any Restricted Subsidiary;

(11)  transactions with S.C. Johnson & Son, Inc. or any of its Affiliates that are (a) entered into in the ordinary course of business or (b) pursuant to, contemplated by or entered into in connection with the Acquisition Agreement or any of the agreements set forth in Exhibit 1 to the Stockholders’ Agreement, in each case, as the same may be renewed, extended, amended or modified from time to time; provided that such modifications, taken as a whole, do not contain terms materially less advantageous to Holdings or any Restricted Subsidiary; and

(12)  the acquisition of 100% of the assets or interests in certain non-separated foreign entities currently owned by S.C. Johnson & Son, Inc.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Holdings may designate any Restricted Subsidiary (other than JDI) to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Holdings and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted Payments” or Permitted Investments, as determined by Holdings. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Business Activities

Holdings will maintain direct legal, record and beneficial ownership of all of the Capital Stock of JDI (except for one ordinary, voting share owned by S.C. Johnson & Son). Holdings will not engage in any activities other than performing its obligations under the Indenture, the Credit Agreement or any Permitted Refinancing Indebtedness relating to the Indenture or the Credit Agreement, and managing its investment in JDI and any activities incidental or reasonably related thereto.

Holdings will not permit JDI or any Restricted Subsidiary of JDI to engage in any business other than a Permitted Business, except to that extent as would not be material to Holdings and its Restricted Subsidiaries taken as a whole.

Payments for Consent

Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless that consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to that consent, waiver or agreement.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, Holdings will furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations:

(1)  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Holdings were required to file those Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Holdings’ certified independent accountants; and

(2)  all current reports that would be required to be filed with the SEC on Form 8-K if Holdings were required to file those reports.

If Holdings has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Holdings.

In addition, following the effectiveness of a Demand Registration Statement or a Shelf Registration Statement or the completion of the Exchange Offer contemplated by the Registration Rights Agreement, whether or not required by the SEC, Holdings will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Holdings has agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)  default for 30 days in the payment when due of interest on, or Special Interest with respect to, the Notes (other than Non-Default Interest);

(2)  default in payment when due of the Accreted Value of, or premium, if any, on the Notes;

(3)  failure by Holdings to comply with the provisions described in paragraph (a) under the caption “—Certain Covenants—Business Activities;”

(4)  failure by Holdings or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” “—Certain Covenants—Restricted Payments,” “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or “—Certain Covenants—Merger, Consolidation or Sale of Assets,” which failure cannot be remedied or, if that failure can be remedied, is not remedied within 30 days after the date on which notice thereof requiring Holdings to remedy the default has been given to Holdings in accordance with the Indenture;

(5)  failure by Holdings or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the Indenture;

(6)  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Holdings or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Holdings or any of its Restricted Subsidiaries) whether that Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(a)  is caused by a failure to pay at maturity principal of, or interest or premium, if any, on that Indebtedness (a “Payment Default”); or

(b)  results in the acceleration of that Indebtedness prior to its express maturity,

and, in each case, the principal amount of any that Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(7)  failure by Holdings or any of its Restricted Subsidiaries to pay final, non-appealable judgments aggregating in excess of $25.0 million (exclusive of amounts covered by insurance other than self-insurance), which judgments are not paid, discharged or stayed for a period of 60 days;

(8)  Holdings or any Restricted Subsidiary of Holdings that is a Significant Subsidiary or any group of Restricted Subsidiaries of Holdings that, taken together, would constitute a Significant Subsidiary:

(a)  commences of a voluntary bankruptcy case;

(b)  consents to the entry of an order for relief against it in an involuntary bankruptcy case;

(c)  consents to the appointment of a custodian of it or for all or substantially all of its property;

(d)  makes a general assignment for the benefit of its creditors; or

(e)  generally is not paying its debts as they become due; and

(9)  a court of competent jurisdiction enters an order or decree:

(a)  for relief against Holdings or any Restricted Subsidiary of Holdings that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary bankruptcy case;

(b)  appoints a custodian of Holdings or any Restricted Subsidiary of Holdings that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of Holdings or any Restricted Subsidiary of Holdings that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

(c)  orders the liquidation of Holdings or any Restricted Subsidiary of Holdings that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

In the case of an Event of Default arising from the events of (i) bankruptcy or insolvency listed under (8) and (9) immediately above, with respect to Holdings or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or (ii) business activity listed under (3) immediately above, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount at maturity of the then-outstanding Notes under the Indenture may declare all the Notes under the Indenture to be due and payable immediately.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to specified limitations, Holders of a majority in principal amount at maturity of the then-outstanding Notes under the Indenture may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Special Interest.

The Holders of a majority in aggregate principal amount at maturity of the Notes then outstanding under the Indenture, by notice to the Trustee, may on behalf of the Holders of all of those Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Special Interest on, or the principal of, the Notes.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Holdings with the intention of avoiding payment of the premium that Holdings would have had to pay if Holdings then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to May 15, 2007 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Holdings with the intention of avoiding the prohibition on redemption of the Notes prior to May 15, 2007 then the premium specified in the Indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

Holdings is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Holdings is required to deliver to the Trustee a statement specifying that Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Holdings, as such, will have any liability for any obligations of Holdings under the Notes or the Indenture, or for any claim based on, in respect of, or by reason of, those obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Holdings may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes (“Legal Defeasance”) except for:

(1)  the rights of Holders of outstanding Notes to receive payments in respect of the Accreted Value of, or interest or premium and Special Interest, if any, on the Notes when those payments are due from the trust referred to below;

(2)  Holdings’ obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)  the rights, powers, trusts, duties and immunities of the Trustee, and Holdings’ obligations in connection therewith; and

(4)  the Legal Defeasance provisions of the Indenture.

In addition, Holdings may, at its option and at any time, elect to have the obligations of Holdings released with respect to specified covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the affected Notes. In the event Covenant Defeasance occurs, specified events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the affected Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)  Holdings must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the affected Notes, cash in U.S. dollars, non-callable Government Securities or a combination thereof, in amounts as will be sufficient, together with the interest or increment to accrue thereon (but without further reinvestment), in the opinion of a nationally recognized firm of independent public accountants, to pay the Accreted Value of, or interest and premium and Special Interest, if any, on those outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and Holdings must specify whether those Notes are being defeased to maturity or to a particular redemption date;

(2)  in the case of Legal Defeasance, Holdings has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) Holdings has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon that opinion of counsel will confirm that, the Holders of the affected outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of that Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred;

(3)  in the case of Covenant Defeasance, Holdings has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the Holders of the affected outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of that Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

(4)  no Default or Event of Default has occurred and is continuing on the date of that deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to that deposit);

(5)  that Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Holdings or any of its Restricted Subsidiaries is a party or by which Holdings or any of its Restricted Subsidiaries is bound;

(6)  Holdings must deliver to the Trustee an officers’ certificate stating that the deposit was not made by Holdings with the intent of preferring the Holders of Notes over the other creditors of Holdings with the intent of defeating, hindering, delaying or defrauding creditors of Holdings or others; and

(7)  Holdings must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance contained in the Indenture have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, with the consent of the Holders of a majority in principal amount at maturity of the then-outstanding Notes under the Indenture (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), the Indenture and the corresponding Notes may be amended or supplemented, and with the consent of the Holders of a majority in principal amount at maturity of the then-outstanding Notes under the Indenture (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), any existing default or compliance with any provision of the Indenture and the corresponding Notes may be waived.

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)  reduce the principal amount at maturity of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)  reduce the Accreted Value or principal amount at maturity of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)  change the method of calculation of or reduce the rate of or change or have the effect of changing the time for payment of Accreted Value or interest on any Note;

(4)  waive a Default or Event of Default in the payment of Accreted Value of, or interest or premium, or Special Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount at maturity of the Notes and a waiver of the Payment Default that resulted from that acceleration);

(5)  make any Note payable in money other than that stated in the applicable Note;

(6)  make any change in the provisions of the Indenture relating to waivers of past Defaults, the rights of Holders of Notes to receive payments of Accreted Value of, or interest or premium or Special Interest, if any, on the Notes or the obligations of Holdings to pay interest or Special Interest, if any, on the Notes to the extent not permitted under the JDI Indebtedness Agreements;

(7)  waive a redemption payment with respect to any Note (other than a payment required by any of the covenants described above under the caption “—Repurchase at the Option of Holders”); or

(8)  make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of Notes, Holdings and the Trustee may amend or supplement the Indenture or the Notes:

(1)  to cure any ambiguity, defect or inconsistency;

(2)  to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)  to provide for the assumption of Holdings’ obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of Holdings’ assets;

(4)  to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any Holder;

(5)  to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

(6)  to provide for the issuance of Special Interest Notes in accordance with the Indenture.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)  either:

(a)  all Notes that have been authenticated under the Indenture, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to Holdings, have been delivered to the Trustee for cancellation; or

(b)  all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Holdings has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, together with the interest or increment to accrue thereon (but without consideration of any further reinvestment), to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for Accreted Value, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

(2)  no Default or Event of Default has occurred and is continuing under the Indenture on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Holdings is a party or by which Holdings is bound;

(3)  Holdings has paid or caused to be paid all sums payable by it under the Indenture; and

(4)  Holdings has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, Holdings must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent contained in the Indenture to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of Holdings, the Indenture limits its right to obtain payment of claims in specified cases, or to realize on specified property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate that conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount at maturity of the then-outstanding Notes under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to specified exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to those provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless that Holder has offered to the Trustee reasonable security and indemnity reasonably satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

The Notes will be issued in registered, global form in minimum denominations of $1,000 principal amount at maturity and integral multiples of $1,000 principal amount at maturity.

Notes sold within the United States to qualified institutional buyers in reliance on Rule 144A of the Securities Act will initially be represented by Global Notes (the “US Global Notes”) and Notes sold outside the United States pursuant to Regulation S under the Securities Act will initially be represented by temporary Global Notes (the “International Temporary Global Notes”). During the Restricted period, beneficial interests in the International Temporary Global Notes may be held only through Euroclear or Clearstream Banking (as indirect participants in DTC), unless transferred to a person that takes delivery in the form of an interest in the corresponding Global Note in accordance with the certification requirements described below. See “—Transfer and Exchange.” Within a reasonable time period after the expiration of the Restricted Period, the International Temporary Global Notes will be exchanged for permanent Global Notes (the “International Permanent Global Notes” and, together with the International Temporary Global Notes, the “International Global Notes” (the International Global Notes and the US Global Notes, collectively being the “Global Notes”)) upon delivery to Euroclear or Clearstream Banking of certification of compliance with the transfer restrictions applicable to the Notes and pursuant to Regulation S as provided in the Indenture. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the International Global Notes through organizations other than Euroclear or Clearstream Banking that are participants in the DTC system. The Global Notes will be deposited with the Trustee, as custodian for DTC, and registered in the name of Cede & Co., as nominee for DTC.

Ownership interests in the Global Notes (the “Book-Entry Interests”) will be limited to participants and indirect participants of DTC, Euroclear and/or Clearstream Banking, as applicable. The Book-Entry Interests will not be held in definitive form. Instead, DTC, Euroclear and/or Clearstream Banking will credit on their respective book-entry registration and transfer systems a participant’s account with the interest beneficially owned by that participant. The laws of some jurisdictions, including some states of the United States, may require that specified purchasers of securities take physical delivery of those securities in definitive form. The foregoing limitations may impair the ability to own, transfer or pledge Book-Entry Interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Under the terms of the Indenture, Holdings will exchange all Global Notes for Definitive Registered Notes if:

(1)  Holdings delivers to the Trustee notice from DTC that it is no longer a clearing agency;

(2)  DTC is unwilling or unable to continue to act as depositary and a successor depositary is not appointed by Holdings within 120 days after the date of such notice from DTC; or

(3)  in whole (but not in part) at any time if Holdings in its sole discretion determines that the Global Notes should be exchanged for Definitive Registered Notes.

In such an event, the Registrar will issue Notes in definitive registered form (“Definitive Registered Notes”), registered in the name or names and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures and based upon directions received from participants reflecting the beneficial ownership of Book-Entry Interests) and will bear a restrictive legend, unless that legend is not required by applicable law.

To the extent permitted by law, Holdings, the Trustee, the Paying Agent and the Registrar will be entitled to treat the Holder of any Note as the absolute owner thereof.

Holdings will not impose any fees or other charges in respect of the Notes; however, holders of the Book-Entry interests may incur fees normally payable in respect of the maintenance and operation of accounts in DTC, Euroclear and/or Clearstream Banking.

Transfer and Exchange

Unless and until Book-Entry Interests are exchanged for Definitive Registered Notes, the Global Notes held by the DTC may not be transferred except as a whole to a nominee or a successor approved by Holdings.

Book-Entry Interests will be subject to specified restrictions on transfer and certification requirements. After the Notes have been registered under the Securities Act, all certification requirements with respect to the Notes will cease.

Subject to the foregoing, a Book-Entry Interest in one of the Global Notes may be transferred to a person who takes delivery thereof in the form of a Book-Entry Interest in another of the Global Notes by means of an instruction originated through DTC. Any Book-Entry Interest that is so transferred will, upon transfer, cease to be a Book-Entry Interest in the first-mentioned Global Note and become a Book-Entry Interest in the other Global Note and will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to Book-Entry Interests in that other Global Note for as long as it remains such a Book-Entry Interest. In connection with that transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the first-mentioned Global Note and a corresponding increase in the principal amount of the other Global Note, as applicable.

Book-Entry Interests in a Global Note may be exchanged for Definitive Registered Notes upon receipt by the Registrar of instructions from a Paying Agent. It is expected that those instructions of the Paying Agent will be based upon directions received by DTC from the participant that owns the relevant Book-Entry Interests. Definitive Registered Notes issued in exchange for a Book-Entry Interest will, except as set forth in the Indenture or as otherwise determined by Holdings in compliance with applicable law, be subject to the restrictions described under “Notice to Investors” and will have the legend referred to under “Notice to Investors.”

Subject to that restriction, Notes issued as Definitive Registered Notes may be transferred in whole or in part, in denominations of $1,000 in principal amount at maturity or integral multiples thereof to persons who take delivery thereof in the form of Definitive Registered Notes or in the form of Book-Entry Interests in a Global Note. In connection with any such transfer, the Indenture will require the transferor to, among other things, furnish appropriate endorsements and transfer documents and to pay any taxes, duties and governmental charges in connection with that transfer.

Notwithstanding the foregoing, Holdings is not required to register the transfer of any Definitive Notes:

(1)  selected for redemption;

(2)  for a period of 15 calendar days immediately prior to the date fixed for selection of Notes to be redeemed in part;

(3)  for a period of 15 calendar days prior to the record date with respect to any interest payment date; or

(4)  which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer.

Any such transfer will be made without charge to the Holder, other than any taxes, duties and governmental charges payable in connection with that transfer.

Redemption of Global Notes

In the event any Global Note (or any portion thereof) is redeemed, DTC will redeem an equal amount of the Book-Entry Interests in such Global Note from the amount received by it in respect of the redemption of such Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by DTC in connection with the redemption of such Global Note (or any portion thereof). Holdings understands that under existing practices of DTC, Euroclear and Clearstream Banking, if fewer than all of the Notes are to be redeemed at any time, DTC, Euroclear and Clearstream Banking will credit their respective participants’ accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as they deem fair and appropriate; provided, however, that no Book-Entry Interest of less than $1,000 principal amount may be redeemed in part.

Payments on Global Notes

Payments of any amounts owing in respect of the Global Notes (including principal, premium, if any, interest, and Special Interest, if any) will be made by Holdings U.S. dollars to the Paying Agent. The Paying Agent will, in turn, make such payments to DTC which will distribute such payments to participants in accordance with the procedures of DTC.

Under the terms of the Indenture, Holdings and the Trustee will treat the Holder of the Global Notes as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, none of Holdings, the Trustee or any agent of Holdings or the Trustee has or will have any responsibility or liability for:

(1)  any aspect of the records of DTC, Euroclear, Clearstream Banking or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest or for maintaining, supervising or reviewing any of the records of DTC, Euroclear, Clearstream Banking or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest; or

(2)  DTC, Euroclear, Clearstream Banking or any participant or indirect participant.

Payments by participants to owners of Book-Entry Interests held through participants are the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Action by Owners of Book-Entry Interests

DTC has advised Holdings that it will instruct the Trustee to take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described above) only at the direction of one or more participants to whose account the Book-Entry Interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for Definitive Registered Notes, and to distribute such Notes to its participants.

Action by Trustee Following a Default

Upon the occurrence of a Default with respect to the Notes, or in connection with any other right of a Holder of a Global Note under the Indenture, if requested in writing by DTC, the Trustee will take any such action as shall be requested in such notice; provided that the Trustee has been offered reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request by the owners of Book-Entry Interests.

Global Clearance and Settlement Under Book-Entry System

Initial Settlement

Initial settlement for the Notes will be made in dollars.

Book-Entry Interests owned through DTC (other than through accounts at Euroclear or Clearstream Banking) will follow the settlement applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

Book-Entry Interests owned through Euroclear or Clearstream Banking accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Book-Entry Interests will be credited to the securities custody accounts of Euroclear and Clearstream Banking holders on the business day following the settlement date against payment for value on the settlement date.

Secondary Market Trading

The Book-Entry Interests will trade in DTC’s Same-Day Funds Settlement System or through Euroclear or Clearstream Banking, and secondary market trading activity in such Book-Entry Interests will therefore settle in same-day funds.

Since the purchase determines the place of delivery, it is important to establish at the time of trading of any Book-Entry Interests where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Information Concerning DTC, Euroclear and Clearstream Banking

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time.

Holdings understands as follows with respect to DTC, Euroclear and Clearstream Banking:

DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a Book-Entry Interest to pledge such interest to persons or entities that do no participate in DTC, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer Book-Entry Interests to such persons may be limited. In addition, beneficial owners of Book-Entry Interests through DTC will receive distributions attributable to the Global Notes only through DTC participants.

Euroclear and Clearstream Banking hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Clearstream Banking provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream Banking interface with domestic securities markets. Euroclear and Clearstream Banking participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream Banking is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Clearstream Banking participant, either directly or indirectly.

Registration Rights; Special Interest

The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate that agreement in its entirety. A copy of the Registration Rights Agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the Registration Rights Agreement in its entirety because it, and not this description, define your registration rights as Holders of the Notes.

On September 11, 2003, Holdings and the initial purchasers of the Notes entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, Holdings agreed to file with the SEC the Exchange Offer Registration Statement of which this prospectus is a part. Upon the effectiveness of the Exchange Offer Registration Statement, Holdings will offer to the Holders of Transfer Restricted Securities who are able to make specified representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes pursuant to the Exchange Offer.

If:

(1)  Holdings is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy; or

(2)  any Holder of Transfer Restricted Securities so requests with respect to the Transfer Restricted Securities not eligible to be exchanged in the Exchange Offer; or

(3)  any Holder is not eligible to participate in the Exchange Offer or, in the case of any Holder other than a Restricted Holder that participates in the Exchange Offer, such Holder does not receive freely tradeable Exchange Notes on the date of the exchange and any such Holder so requests; or

(4)  the Exchange Offer has not been completed by March 9, 2004,

Holdings will file with the SEC a Shelf Registration Statement to cover resales of the Notes by the Holders of the Notes who satisfy specified conditions relating to the provision of information in connection with the Shelf Registration Statement.

For purposes of the preceding, “Transfer Restricted Securities” means each Note until:

(1)  the date on which that Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer;

(2)  following the exchange by a broker-dealer in the Exchange Offer of a Note for an Exchange Note, the date on which that Exchange Note is sold to a purchaser who receives from that broker-dealer on or prior to the date of that sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

(3)  the date on which that Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement;

(4)  the date on which that Note is distributed to the public pursuant to Rule 144 under the Securities Act;

(5)  the date on which the Note is eligible to be sold pursuant to Rule 144(k); or

(6)  the date on which the Note ceases to be outstanding.

The Registration Rights Agreement provides that:

(1)  Holdings must file an Exchange Offer Registration Statement with the SEC on or prior to November 25, 2003;

(2)  Holdings is required to use its reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 120 days after the date on which the Exchange Offer Registration Statement is filed;

(3)  unless the Exchange Offer would not be permitted by applicable law or SEC policy, Holdings is required to:

(a)  commence the Exchange Offer; and

(b)  use its best efforts to issue on or prior to 60 days after the date on which the Exchange Offer Registration Statement is declared effective by the SEC, Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer; and

(4)  if obligated to file the Shelf Registration Statement, Holdings is required to file the Shelf Registration Statement with the SEC on or prior to 60 days after that filing obligation arises and use its reasonable best efforts to cause the Shelf Registration to be declared effective by the SEC on or prior to 120 days after the Shelf Registration Statement if filed.

On September 16, 2003, Holdings satisfied the registration requirement set forth in clause (1) above by filing with the SEC the Exchange Offer Registration Statement of which this prospectus is a part. If:

(1)  Holdings fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for that filing; or

(2)  any of those registration statements is not declared effective by the SEC on or prior to the date specified for effectiveness (the “Effectiveness Target Date”); or

(3)  Holdings fails to consummate the Exchange Offer within 60 days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

(4)  the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each of the events referred to in clauses (1) through (4) above, a “Registration Default”), then Holdings will pay Special Interest to each Holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to 0.25% per annum on the Accreted Value of the Notes held by that Holder that are Transfer Restricted Securities.

The amount of Special Interest will increase by an additional 0.25% per annum on the Accreted Value of the Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Special Interest for all Registration Defaults of 1.00% per annum on the Accreted Value of Notes.

Any amounts of Special Interest that have accrued during any Interest Period (that is, the period beginning on a May 15 or November 15, to and including the November 14 next following such May 15 or the May 14 next following such November 15, as the case may be) will be payable on the May 15 or November 15, as the case may be (each, an “Interest Payment Date”), next following the last day of that Interest Period. The amount of Special Interest payable on any Interest Payment Date that is on or prior to the Full Accretion Date of May 15, 2007 will be paid by the issuance by Holdings of one or more Special Interest Notes to the applicable holders on such Interest Payment Date, which Special Interest Note or Notes will accrete principal prior to the Full Accretion Date at a rate of 10.67% per annum, compounded semiannually, and from and after the Full Accretion Date, will bear interest at 10.67% per annum. If any Special Interest Note to be issued in respect of Special Interest on an Interest Payment Date would have an Accreted Value at maturity that is not in an amount of $1,000 or any integral multiple thereof, Holdings will pay to the Holder a portion of such Special Interest in cash on such Interest Payment Date so that the aggregate principal amount at maturity of the Special Interest Note representing the remaining portion of Special Interest payable to that holder is an integral multiple of $1,000.

Following the cure of all Registration Defaults, the accrual of Special Interest with respect to those defaults will cease.

Holders of Notes will be required to make specified representations described in the Registration Rights Agreement to Holdings in order to participate in the Exchange Offer and will be required to deliver specified information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Special Interest set forth above. By acquiring Transfer Restricted Securities, a Holder will be deemed to have agreed to indemnify Holdings against specified losses arising out of information furnished by that Holder in writing for inclusion in any Shelf Registration Statement. Holders of Notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement in specified circumstances upon receipt of written notice to that effect from Holdings.

Certain Definitions

Set forth below are some of the defined terms used in the Indenture. Reference is made to the Indenture for a full description of all terms, as well as any other capitalized terms used herein for which no definition is provided.

“Accreted Value” means, as of any date prior to the Full Accretion Date, an amount per $1,000 principal amount at maturity of Notes that is equal to the sum of (a) the Issue Price per $1,000 principal amount at maturity of Notes) of such Notes and (b) the portion of the excess of the principal amount of such Notes over such Issue Price which shall have been accreted through such date, such amount to be so accreted on a daily basis and compounded semiannually on each May 15 and November 15 at the rate of 10.67% per annum from the Issue Date of the Notes through the date of determination computed on the basis of a 360-day year of twelve 30-day months, and as of any date on or after the Full Accretion Date, the principal amount at maturity of such Notes.

“Acquired Debt” means, with respect to any specified Person:

(1)  Indebtedness of any other Person existing at the time that other Person is merged with or into or became a Subsidiary of that specified Person, whether or not that Indebtedness is incurred in connection with, or in contemplation of, that other Person’s merging with or into, or becoming a Subsidiary of, that specified Person; and

(2)  Indebtedness secured by a Lien encumbering any asset acquired by that specified Person.

“Acquisition Agreement” means the Purchase Agreement, dated as of November 20, 2001, by and among Holdings, JDI and Conopco, Inc., a New York corporation, as amended by the First Amendment to the Purchase Agreement, dated as of February 11, 2002, the Second Amendment to the Purchase Agreement, dated as of April 5, 2002, and the Third Amendment to the Purchase Agreement, dated as of May 3, 2002.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with that specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. No Person (other than JDI or any Subsidiary of JDI) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of Holdings or any of its Subsidiaries solely by reason of that Investment.

“Asset Sale” means:

(1)  the sale, lease, conveyance, transfer or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance, transfer or other disposition of all or substantially all of the assets of Holdings and its Subsidiaries taken as a whole (including, without limitation, a sale of all or substantially all of the Capital Stock of JDI) will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)  the issuance of Equity Interests by any of Holdings’ Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)  any single transaction or series of related transactions that (a) involves assets having a fair market value of less than $5.0 million or (b) results in net proceeds to Holdings and its Subsidiaries of less than $5.0 million;

(2)  a transfer of assets between or among JDI and its Restricted Subsidiaries;

(3)  an issuance of Equity Interests by JDI to Holdings or by a Restricted Subsidiary (other than JDI) to Holdings or to another Restricted Subsidiary;

(4)  the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5)  the sale or other disposition of cash or Cash Equivalents;

(6)  sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Subsidiary of the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, it being understood that, for the purposes of this clause (6), notes received in exchange for the transfer of accounts receivable and related assets will be deemed cash if the Receivables Subsidiary or other payor is required to repay those notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of Holdings entered into as part of a Qualified Receivables Transaction;

(7)  any sale or other transfer of assets in connection with plant closings related to JDI’s initiatives designed to improve operating margins through May 3, 2005;

(8)  transfers of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction;

(9)  a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments;”

(10)  the sale or grant of any license in the ordinary course of business to use the patents, trade secrets, know-how and or intellectual property of Holdings or any of its Restricted Subsidiaries to the extent that the license does not generally prohibit Holdings or any of its Restricted Subsidiaries from using the technologies licensed or require Holdings or any of its Restricted Subsidiaries to pay any fees for that use;

(11)  the sale or other disposition in the ordinary course of business of obsolete or worn-out assets or assets that management determines are no longer necessary to operate the business; and

(12)  the Whitmire Sale.

“Beneficial Owner” has the meaning assigned to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), that “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether that right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)  with respect to a corporation, the board of directors of the corporation and, to the extent of any delegation by such board of directors to a committee thereof, such committee;

(2)  with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)  with respect to any other Person, the board or committee of that Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Cash Equivalents” means:

(1)  euros and United States dollars;

(2)  securities issued or directly and fully guaranteed or insured by any of the United Kingdom, any other member state of the European Union as currently constituted other than Greece, or the United States government or any agency or instrumentality of the foregoing (provided that the full faith and credit of the United Kingdom, any other member state of the European Union as currently constituted other than Greece, or the United States, respectively, is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)  certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic or foreign commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)  commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services, Inc. and in each case maturing within six months after the date of acquisition of that commercial paper; and

(6)  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)  the sale, conveyance, transfer or other disposition (other than by way of merger, amalgamation or consolidation) of all or substantially all of the properties or assets of Holdings and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than any member of the Johnson Family Group, shall have occurred;

(2)  the adoption of a plan relating to the liquidation or dissolution of either of Holdings or JDI;

(3)  any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than any member of the Johnson Family Group, becomes the “beneficial owner” (as defined in Rule I3d-3 under the Exchange Act) of more than 50% of the total voting power of all classes of the Voting Stock of Holdings or JDI, calculated on a fully diluted basis;

(4)  at any time after a Public Market shall exist, during any period of two consecutive years, individuals who at the beginning of that period constituted the Board of Directors of Holdings or JDI (together with (a) any directors whose election or appointment by the Board of Directors of Holdings or JDI, as applicable, or whose nomination for election by the stockholders of Holdings or JDI, as applicable, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of that period or whose election or nomination for election was previously so approved, (b) any directors whose election or appointment by the Board of Directors of Holdings or JDI, as applicable, or whose nomination for election by the stockholders of Holdings or JDI, as applicable, was approved by any member of the Unilever Group pursuant to the terms of the Stockholders’ Agreement or any member of the Johnson Family Group, and (c) any directors elected pursuant to the terms of any stockholders’ agreement among the stockholders of Holdings or JDI, as applicable) cease for any reason to constitute a majority of the Board of Directors of Holdings or JDI, as applicable, then in office; or

(5)  the merger, amalgamation or consolidation of Holdings or JDI, as applicable, with or into another Person or the merger of another Person with or into Holdings or JDI, as applicable (each, a “Business Combination”), shall have occurred, and the securities of Holdings or JDI, as applicable, that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of Holdings or JDI, as applicable, are changed into or exchanged for cash, securities or property, unless pursuant to that transaction those securities are changed into or exchanged for, in addition to any other consideration, securities of the corporation or entity resulting from such Business Combination (including an entity which as a result of the Business Combination owns Holdings or JDI, as applicable, either directly or through one or more Subsidiaries) that represent immediately after giving effect to that transaction, greater than 50% of the outstanding Voting Stock of the corporation or entity resulting from that Business Combination (including an entity which as a result of the Business Combination owns Holdings or JDI, as applicable, either directly or through one or more Subsidiaries).

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of that Person for that period, plus:

(1)  an amount equal to any extraordinary loss plus any net loss realized by that Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent that losses were deducted in computing that Consolidated Net Income; plus

(2)  provision for taxes based on income or profits of that Person and its Restricted Subsidiaries for that period, to the extent that the provision for taxes was deducted in computing that Consolidated Net Income; plus

(3)  consolidated interest expense of that Person and its Restricted Subsidiaries for that period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing that Consolidated Net Income; plus

(4)  depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of that Person and its Restricted Subsidiaries for that period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing that Consolidated Net Income; plus

(5)  unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent those losses were deducted in computing that Consolidated Net Income; plus

(6)  all non-recurring adjustments used in connection with the calculation of Pro Forma EBITDA and Adjusted EBITDA as set forth in the offering circular dated April 29, 2002 relating to the offer and sale of the JDI Senior Subordinated Notes under the caption “Unaudited Pro Forma and Historical Condensed

Combined Financial Data” to the extent that the adjustments are not fully reflected in the applicable period and continue to be applicable, which non-recurring adjustments consist of:

(a)  an adjustment to interest expense to reflect the borrowings under the Credit Facilities and the issuance of the JDI Senior Subordinated Notes, along with the amortization of deferred financing costs;

(b)  an adjustment to record income, net of distribution expenses, attributable to the sales agency agreement relating to Unilever’s consumer brand business;

(c)  an adjustment to reflect the income tax effect of the adjustments set forth in clauses (a) and (b) above;

(d)  an adjustment to remove the impact of the amortization of DiverseyLever group goodwill from marketing, distribution, administrative and general expenses;

(e)  a restructuring adjustment relating to the DiverseyLever restructuring program that was initiated in 2000, which adjustment is an addition to EBITDA reflecting (1) fixed asset write-offs and severance costs from identified plant closures and right sizing initiatives, as well as inventory SKU rationalization, and (2) the cumulative effect of total salary cost savings that are a direct result of the restructuring severance programs;

(f)  a pension adjustment consisting of two components, the overall effect of which is to normalize our net pension expense following the acquisition of the DiverseyLever business. The first component reverses the Unilever allocation of a net pension credit to DiverseyLever. The first component is a deduction from EBITDA, which results from Unilever retaining net pension surpluses for funded pension plans upon the closing of the acquisition and the removal of interest costs related to unfunded pension plans. The second component is a deduction from EBITDA that represents an estimate of net pension expense that will be incurred by us on an ongoing basis;

(g)  a net corporate costs adjustment, which includes (1) a deduction from EBITDA of the Unilever corporate overhead costs that are included in DiverseyLever’s historical accounts, but will not be required to operate our ongoing business, and (2) an addition to EBITDA of management’s estimate of the incremental overhead required to operate our ongoing business;

(h)  a disposal/normalization of businesses adjustment, which includes (1) a deduction from EBITDA of the gain on sale by JDI of a joint venture and the gain on sale of two DiverseyLever businesses, (2) a deduction from EBITDA of the impact on operations of two disposed of DiverseyLever businesses and (3) an addition to reflect in EBITDA the full-period impact of businesses that JDI and DiverseyLever acquired during specified periods;

(i)  a compensation arrangements adjustment, which consists of two components. The first component is an addition to EBITDA to reflect JDI’s movement from historical stock appreciation rights and long-term incentive plans, which were compensatory arrangements, to a non-compensatory stock option plan. The second component is an addition to EBITDA of historical profit sharing expense in excess of the maximum contribution limit that our board of directors instituted upon the closing of the acquisition; and

(j)  other adjustments, which consist of additions to EBITDA relating to (1) a one-time transfer tax paid by JDI relating to the consolidation of a specified foreign entity, (2) discontinued JDI e-Business initiatives that were one-time investments, (3) JDI’s write-off of a technology asset deemed to be impaired, (4) a one-time value added tax payment by DiverseyLever, (5) non-recurring losses on asset disposals by DiverseyLever and (6) specified costs allocated to the DiverseyLever business from other Unilever entities, exclusive of the net corporate costs referred to in (c) above, that are not required to operate our combined company; minus

(7)  non-cash items increasing that Consolidated Net Income for that period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of Holdings will be added to Consolidated Net Income to compute Consolidated Cash Flow of Holdings only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Holdings by that Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of that Person and its Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)  the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)  the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders unless such restriction to the payment of dividends has been permanently waived;

(3)  the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of that acquisition will be excluded;

(4)  the cumulative effect of a change in accounting principles will be excluded;

(5)  the Net Income (but not loss) of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Restricted Subsidiaries; and

(6)  for purposes of the provisions relating to Restricted Payments in the Indenture only, any interest expense attributable to the Notes or any Permitted Refinancing Indebtedness of Holdings relating thereto, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount and non-cash interest payments, and the net of the effect of all payments made or received pursuant to Hedging Obligations entered into with respect to such Notes or Permitted Refinancing Indebtedness, will be excluded.

“Credit Agreement” means the Credit Agreement, dated as of May 3, 2002, by and among Holdings, JDI, the other borrowers thereunder, the several banks and other financial institutions or entities from time to time parties thereto, Citicorp USA, Inc., as Administrative Agent, Goldman Sachs Credit Partners, L.P., as Syndication Agent, and ABN AMRO Bank N.A., Bank One, NA, Royal Bank of Scotland plc, New York Branch and General Electric Capital Corporation, as Co-documentation Agents, including any related notes, collateral documents, letters of credit and documentation and guarantees and any appendices, exhibits or schedules to any of the foregoing as any or all of such agreements may be in effect from time to time, in each case, as any or all of such agreements (or any other agreement that renews, refunds, refinances, restructures, replaces, repays or extends any or all of such agreements) may be amended, restated, modified or supplemented from time to time, or renewed, refunded, refinanced, restructured, replaced, repaid or extended from time to time, whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreement or one or more other credit agreements or otherwise.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as any or all of such agreements (or any other agreement that renews, refunds, refinances, restructures, replaces, repays or extends any or all of such agreements) may be amended, restated, modified or supplemented from time to time, or renewed, refunded, refinanced, restructured, replaced, repaid or extended from time to time, whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreement or one or more other credit agreements or otherwise.

“Demand Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require JDI to repurchase that Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of that Capital Stock provide that JDI may not repurchase or redeem that Capital Stock pursuant to those provisions unless that repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Domestic Subsidiary” means any Subsidiary of Holdings that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Holdings or JDI.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any underwritten public offering of common stock of Holdings or JDI.

“Exchange Notes” means the Notes issued in an Exchange Offer pursuant to the Indenture.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Existing Indebtedness” means Indebtedness of JDI and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, including the Indebtedness under the Receivables Purchase Agreement dated as of March 2, 2001, as amended or supplemented from time to time, among JWPR Corporation, as seller and servicer, the financial institutions party thereto, Falcon Asset Securitization Corporation and Bank One, NA (Main Office Chicago), as agent.

“Financial Covenant Period” means Holdings’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the applicable Restricted Payment is made, additional Indebtedness is incurred or Disqualified Stock or preferred stock is issued.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)  the consolidated interest expense of that Person and its Restricted Subsidiaries for that period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations entered into with respect to interest rates; plus

(2)  the consolidated interest of that Person and its Restricted Subsidiaries that was capitalized during that period; plus

(3)  any interest expense on Indebtedness of another Person that is Guaranteed by that Person or one of its Restricted Subsidiaries or secured by a Lien on assets of that Person or one of its Restricted Subsidiaries, whether or not that Guarantee or Lien is called upon; plus

(4)  the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of that Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Holdings (other than Disqualified Stock) or to Holdings or a Restricted Subsidiary of Holdings, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then-current combined federal, state and local statutory tax rate of that Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of that Person and its Restricted Subsidiaries for that period to the Fixed Charges of that Person and its Restricted Subsidiaries for that period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to that incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or that issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable Financial Covenant Period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the Financial Covenant Period or subsequent to that reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the Financial Covenant Period and Consolidated Cash Flow for that reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2)  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3)  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to those Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Foreign Subsidiaries” means any Restricted Subsidiary of Holdings that is not a Domestic Subsidiary.

“Full Accretion Date” means May 15, 2007.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in those other statements by any other entity that has been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any specified Person, the obligations of that Person under any interest rate swap agreement, interest rate cap agreement and interest rate collar agreement, foreign currency exchange rate agreement, commodity price protection agreement or other agreement or arrangement designed to protect that Person against fluctuations in interest rates, foreign currency exchange rates or commodity prices.

“Holdings” means JohnsonDiversey Holdings, Inc., a Delaware corporation.

“Indebtedness” means, with respect to any specified Person, any indebtedness of that Person, whether or not contingent:

(1)  in respect of borrowed money;

(2)  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)  in respect of banker’s acceptances;

(4)  representing Capital Lease Obligations;

(5)  representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not that Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1)  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2)  the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Initial Notes” means the first $406,303,000 aggregate principal amount at maturity of Notes issued under the Indenture on May 3, 2002.

“Investments” means, with respect to any Person, all direct or indirect investments by that Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Holdings or any Restricted Subsidiary of Holdings sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Holdings such that, after giving effect to that sale or disposition, that Person is no longer a Subsidiary of Holdings, Holdings will be deemed to have made an Investment on the date of that sale or disposition equal to the fair market value of Holdings’ Investments in that Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Holdings or any Restricted Subsidiary of Holdings of a Person that holds an Investment in a third Person will be deemed to be an Investment by Holdings or that Restricted Subsidiary in that third Person in an amount equal to the fair market value of the Investments held by the acquired Person in that third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Issue Date” means (a) with respect to the Initial Notes, May 3, 2002, and (b) with respect to any Special Interest Note, the date on which such Special Interest Note is issued in accordance with the Indenture.

“Issue Price” means (a) with respect to the Initial Notes, the aggregate issue price of such Initial Notes, which equals $240,778,767, and (b) with respect to any Special Interest Note, the principal amount at issuance of such Special Interest Note as set forth in the officer’s certificate delivered to the Trustee in accordance with the issuance of such Special Interest Note.

“JDI” means JohnsonDiversey, Inc., a wholly owned subsidiary of Holdings.

“JDI Dollar Indenture” means the Indenture, dated as of May 3, 2002, between JDI, the JDI Guarantors identified therein and BNY Midwest Trust Co., as trustee, governing the JDI Dollar Notes.

“JDI Dollar Notes” means JDI’s United States dollar-denominated 9.625% Senior Subordinated Notes due 2012, issued pursuant to the JDI Dollar Indenture.

“JDI Euro Indenture” means the Indenture, dated as of May 3, 2002, between JDI, the JDI Guarantors identified therein and The Bank of New York, as trustee, governing the JDI Euro Notes.

“JDI Euro Notes” means JDI’s euro-denominated 9.625% Senior Subordinated Notes due 2012, issued pursuant to the JDI Euro Indenture.

“JDI Guarantors” means each Subsidiary of JDI that guarantees the payment obligations of JDI under the JDI Dollar Indenture and JDI Euro Indenture.

“JDI Indebtedness Agreements” means the Credit Facilities, the JDI Senior Subordinated Notes Indentures, any other financing agreement of JDI and, in each case, any refinancing, extension, replacement, amendment or other modification thereof.

“JDI Senior Subordinated Notes” means the JDI Dollar Notes and JDI Euro Notes, including any JDI Dollar Notes issued in an exchange offer pursuant to the JDI Dollar Indenture and any JDI Euro Notes issued in an exchange offer pursuant to the JDI Euro Indenture.

“JDI Senior Subordinated Notes Indentures” means the JDI Dollar Indenture and the JDI Euro Indenture.

“Johnson Family Group” means (1) a lawful lineal descendant of Herbert F. Johnson, Jr. or Henrietta Johnson Louis or the spouse of any such descendant; (2) an estate, trust (including a revocable trust, declaration of trust or a voting trust), guardianship or custodianship for the primary benefit of one or more individuals described in clause (1) above; and (3) an entity controlled directly or indirectly by one or more individuals or entities described in clauses (1) or (2) above.

“Joint Liabilities” means JDI’s obligations in respect of certain joint ERISA, environmental and product liability obligations of JDI and S.C. Johnson & Son, Inc., up to a maximum aggregate cash payment amount of $8.0 million.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of that asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Net Income” means, with respect to any specified Person, the net income (loss) of that Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)  any gain (but not loss), together with any related provision for taxes on that gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by that Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of that Person or any of its Restricted Subsidiaries; and

(2)  any extraordinary gain (but not loss), together with any related provision for taxes on that extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to that Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of that Asset Sale and any reserve for adjustment in respect of the sale price of that asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)  as to which neither Holdings nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender;

(2)  no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of Holdings or any of its Restricted Subsidiaries to declare a default on that other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3)  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Holdings or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means the businesses engaged in by JDI and its Restricted Subsidiaries on the date of the Indenture and/or activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which JDI and its Restricted Subsidiaries are engaged on the date of the Indenture.

“Permitted Investments” means:

(1)  any Investment in Holdings or in a Restricted Subsidiary of Holdings;

(2)  any Investment in Cash Equivalents;

(3)  any Investment by Holdings or any Restricted Subsidiary of Holdings in a Person, if as a result of that Investment:

(a)  that Person becomes a Restricted Subsidiary of Holdings; or

(b)  that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary of Holdings;

(4)  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5)  any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Holdings;

(6)  any Investments received in compromise of obligations incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7)  Hedging Obligations;

(8)  the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by that Receivables Subsidiary to effect that Qualified Receivables Transaction; and any other Investment by a Subsidiary of Holdings in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided, that the other Investment is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of Holdings entered into as part of a Qualified Receivables Transaction;

(9)  any Investments in joint ventures having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) since the date of the Indenture not to exceed $25.0 million;

(10)  advances with respect to ordinary course receivables made by any Restricted Subsidiary of Holdings to Unilever pursuant to the Sales Agency Agreement;

(11)  any Investments in endorsements of negotiable instruments and similar negotiable documents in the ordinary course of business;

(12)  any Investments in the form of intercompany loans made to a Restricted Subsidiary of Holdings with the proceeds of borrowings under the Credit Facilities; and

(13)  any Investments existing on the date of the Indenture.

“Permitted Liens” means:

(1)  Liens securing the Credit Agreement (and intercompany loans pledged as security for the Credit Agreement) that was permitted by the terms of the Indenture to be incurred;

(2)  Liens in favor of Holdings;

(3)  Liens on property of a Person existing at the time that Person is merged with or into or consolidated with Holdings or any Restricted Subsidiary of Holdings; provided that those Liens were in existence prior to the contemplation of that merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Holdings or the Restricted Subsidiary;

(4)  Liens on property existing at the time of acquisition of the property by Holdings or any Restricted Subsidiary of Holdings, provided that those Liens were in existence prior to the contemplation of that acquisition;

(5)  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with that Indebtedness;

(6)  Liens existing on the date of the Indenture;

(7)  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(8)  Liens incurred in the ordinary course of business of any Restricted Subsidiary of Holdings with respect to obligations that do not exceed $10.0 million at any one time outstanding;

(9)  Liens to secure Indebtedness permitted by clause (10) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(10)  Liens on assets of JDI or a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

(11)  Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

(12)  Liens to secure Hedging Obligations permitted under the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(13)  Liens securing Permitted Refinancing Indebtedness of a Restricted Subsidiary, provided that those Liens do not extend to or cover any assets or property other than the collateral securing the Indebtedness to be refinanced;

(14)  Liens arising by operation of law in connection with judgments, which do not give rise to an Event of Default with respect thereto;

(15)  Liens of carriers, warehousemen, mechanics, vendors (solely to the extent arising by operation of law), laborers and materialmen incurred in the ordinary course of business for sums not yet due or being contested in good faith, if reserves or other appropriate provision shall have been made therefor;

(16)  easements, rights of way, zoning restrictions and other similar encumbrances or title defects that do not materially detract from the value of the property or the assets subject thereto or interfere with the ordinary conduct of the business of JDI and its Subsidiaries, taken as a whole;

(17)  encumbrances arising under leases or subleases of real property that do not, in the aggregate over all such encumbrances, materially detract from the value of that real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at that real property;

(18)  pledges or deposits securing (i) the performance of bids, tenders, leases or contracts (other than for the repayment of borrowed money) or leases to which JDI or any of its Restricted Subsidiaries is a party as lessee made in the ordinary course of business, (ii) indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money), (iii) public or statutory obligations or surety, custom or appeal bonds or (iv) indemnity, performance or other similar bonds in the ordinary course of business;

(19)  Liens arising from any transactions pursuant to, contemplated by or in connection with the Acquisition Agreement or any of the Ancillary Documents (as defined in the Acquisition Agreement), in each case, as the same may be renewed, extended, or modified from time to time in any manner not materially less favorable to holders of the Notes; and

(20)  Liens on assets of a Restricted Subsidiary in favor of S.C. Johnson & Son, Inc. securing the Joint Liabilities.

“Permitted Refinancing Indebtedness” means any Indebtedness of Holdings or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Holdings or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)  the principal amount (or accreted value, if applicable) of that Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2)  the Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, that Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)  the Indebtedness is incurred either by Holdings or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Public Market” means any time after:

(1)  an Equity Offering has been consummated; and

(2)  at least 15% of the total issued and outstanding common stock of Holdings or JDI, as applicable, has been distributed by means of an effective registration statement under the Securities Act.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by Holdings or any of its Subsidiaries pursuant to which JDI or any of its Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by JDI or any of its Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of JDI or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing those accounts receivable, all contracts and all guarantees or other obligations in respect of those accounts receivable, proceeds of those accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Receivables Subsidiary” means JWPR Corporation, a Nevada corporation and wholly owned Subsidiary of JDI, and any other Subsidiary of JDI which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of Holdings (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by Holdings or any Subsidiary of Holdings (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates Holdings or any Subsidiary of Holdings in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of Holdings or any Subsidiary of Holdings (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither Holdings nor any Subsidiary of Holdings has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Holdings or that Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Holdings, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither Holdings nor any Subsidiary of Holdings has any obligation to maintain or preserve that Subsidiary’s financial condition or cause that Subsidiary to achieve specified levels of operating results. Any such designation by the Board of Directors of Holdings will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of Holdings giving effect to that designation and an officers’ certificate certifying that the designation complied with the foregoing conditions.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of September 11, 2003, between Holdings and the initial purchasers of the Notes.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Sales Agency Agreement” means the master sales agency agreement, dated November 20, 2002, by and between Unilever and JDI.

“Shelf Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as that Regulation is in effect from time to time.

“Special Interest Notes” means additional notes (other than the Initial Notes) issued from time to time under the Indenture and the Registration Rights Agreement, as part of the same series as the Initial Notes.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing that Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stockholders’ Agreement” means that certain stockholder’s agreement, dated May 3, 2002, by and among Holdings, Commercial Markets Holdco and Marga B.V., an indirect, wholly owned subsidiary of Unilever N.V., as may be amended from time to time.

“Subsidiary” means, with respect to any specified Person:

(1)  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or Trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)  any partnership (a) the sole general partner or the managing general partner of which is that Person or a Subsidiary of that Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Unilever” means Unilever N.V., Unilever PLC and their respective Affiliates.

“Unrestricted Subsidiary” means any Subsidiary of Holdings or any successor to any of them) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that the Subsidiary:

(1)  has no Indebtedness other than Non-Recourse Debt;

(2)  is not party to any agreement, contract, arrangement or understanding with Holdings or any Restricted Subsidiary of Holdings unless the terms of that agreement, contract, arrangement or understanding are no less favorable to Holdings or that Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Holdings;

(3)  is a Person with respect to which neither Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve that Person’s financial condition or to cause that Person to achieve any specified levels of operating results;

(4)  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Holdings or any of its Restricted Subsidiaries; and

(5)  has at least one director on its Board of Directors that is not a director or executive officer of Holdings or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Holdings or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of Holdings as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to that designation and an officers’ certificate certifying that that designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of that Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Holdings as of that date and, if that Indebtedness is not permitted to be incurred as of that date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” Holdings will be in default of that covenant. The Board of Directors of Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Holdings of any outstanding Indebtedness of that Unrestricted Subsidiary and the designation will only be permitted if (1) that Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if that designation had occurred at the beginning of the reference period; and (2) no Default or Event of Default would be in existence following the designation.

“Voting Stock” of any Person as of any date means the Capital Stock of that Person that is at the time entitled to vote in the election of the Board of Directors of that Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between that date and the making of that payment; by

(2)  the then-outstanding principal amount of that Indebtedness.

“Whitmire Sale” means the sale of all or substantially all of the assets or Voting Stock of Whitmire Micro-Gen Research Laboratories, Inc.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences of the exchange of outstanding notes for exchange notes. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations, administrative pronouncements and judicial decisions, all as in effect on the date of this prospectus and all subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders that hold the outstanding notes, and will hold the exchange notes, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, tax-exempt entities, holders whose functional currency is not the U.S. dollar, insurance companies, dealers in securities or foreign currencies, persons holding notes as part of a hedge, straddle or other integrated transaction, or persons who have ceased to be United States citizens or to be taxed as resident aliens. You are urged to consult with your own tax advisors with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences of the exchange under the laws of any state, local or foreign jurisdiction or under any applicable tax treaty.

Your acceptance of the exchange offer and your exchange of outstanding notes for exchange notes will not be taxable for U.S. federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Rather, the exchange notes you receive will be treated as a continuation of your investment in the outstanding notes (which were originally issued with original issue discount for U.S. federal income tax purposes). Accordingly, you will not recognize gain or loss upon the exchange of outstanding notes for exchange notes pursuant to the exchange offer, your tax basis in the exchange notes will be the same as your adjusted tax basis in the outstanding notes immediately before the exchange, and your holding period for the exchange notes will include the holding period for the outstanding notes exchanged therefor. There will be no U.S. federal income tax consequences to holders that do not exchange their outstanding notes pursuant to the exchange offer.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resales of the type described. In addition, until                      , 2004, all broker-dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of those exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of those exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. Any profit on any resale of exchange notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity and enforceability of the exchange notes are being passed upon for Holdings by Jones Day, Chicago, Illinois.

EXPERTS

On June 24, 2002, we dismissed Arthur Andersen LLP and appointed Ernst & Young LLP as our independent public accountants. The decision to change our independent public accountants was recommended by our senior management and approved by our board of directors.

During JDI’s fiscal years ended June 30, 2000 and June 29, 2001, the six month transition period ended December 28, 2001 and the subsequent interim period through June 24, 2002, there were no disagreements between us and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports. None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within JDI’s fiscal years ended June 30, 2000 and June 29, 2001 and the subsequent interim period through June 24, 2002. The audit report of Arthur Andersen on the consolidated financial statements of JDI and its subsidiaries as of and for the fiscal years ended June 30, 2000 and June 29, 2001 and as of and for the six months ended December 28, 2001 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. As discussed below, subsequent to the issuance of that audit report, we modified some of the notes to the consolidated financial statements covered by that report. Arthur Andersen did not reissue its audit report subsequent to those changes.

During JDI’s fiscal years ended June 30, 2000 and June 29, 2001, the six month transition period ended December 28, 2001 and the subsequent interim period through June 24, 2002, we did not consult with Ernst & Young regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

The consolidated financial statements of JDI as of June 30, 2000 and June 29, 2001 and for each of the fiscal years in the three-year period ended June 29, 2001, and as of December 28, 2001 and for the six months then ended have been audited by Arthur Andersen, as stated in the copy of their report appearing in this prospectus, and are included in this prospectus in reliance upon the authority of Arthur Andersen as experts in giving that report. We have been unable to obtain Arthur Andersen’s consent to the inclusion of their report in this prospectus. In these circumstances, Rule 437a under the Securities Act permits us to file a registration statement without a written consent from Arthur Andersen. Since Arthur Andersen has not consented to the inclusion of their report in this prospectus, you may not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein.

Subsequent to the issuance of the audit report of Arthur Andersen on the consolidated financial statements of JDI referred to above, we modified some of the notes to those consolidated financial statements. Arthur Andersen did not reissue its audit report subsequent to those changes, and, consequently, the report of Arthur Andersen included in this prospectus is a copy of its original report. Because the audit report of Arthur Andersen on those consolidated financial statements of JDI does not cover the subsequent changes to the notes to those financial statements, your ability to recover from Arthur Andersen for material misstatements in or omissions from those financial statements may be further impaired. See “Risk Factors—Risks Relating to Our Business—There may be risks related to our prior use of Arthur Andersen LLP as our independent public accountant.”

The special-purpose combined accounts of the DiverseyLever group as of December 31, 2000 and December 31, 2001 and for each of the years in the three-year period ended December 31, 2001 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of that firm as experts in auditing and accounting.

The consolidated financial statements of JohnsonDiversey Holdings, Inc. as of and for the year ended January 3, 2003, appearing in this prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on authority of such firm as experts in accounting and auditing.

Page
JOHNSONDIVERSEY HOLDINGS, INC.

CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JANUARY 3, 2003

Report of Independent Public Accountants	F-3
Consolidated Balance Sheet as of January 3, 2003	F-4
Consolidated Statement of Income for the fiscal year ended January 3, 2003	F-5
Consolidated Statement of Stockholders’ Equity as of January 3, 2003	F-6
Consolidated Statement of Cash Flows for the fiscal year ended January 3, 2003	F-7
Notes to Consolidated Financial Statements for the fiscal year ended January 3, 2003	F-8

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JUNE 28, 2002 AND JULY 4, 2003

Condensed Consolidated Balance Sheets as of July 4, 2003 (unaudited)	F-38
Condensed Consolidated Statements of Income for the (unaudited) six months ended June 28, 2002 and July 4, 2003	F-39
Condensed Consolidated Statements of Cash Flows for the (unaudited) six months ended June 28, 2002 and July 4, 2003	F-40
Notes to Condensed Consolidated Financial Statements for the six months ended June 28, 2002 and July 4, 2003 (unaudited)	F-41

JOHNSONDIVERSEY, INC. (Formerly known as S.C. Johnson Commercial Markets, Inc.)

CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDED JULY 2, 1999, JUNE 30, 2000 AND JUNE 29, 2001 AND THE SIX MONTHS ENDED DECEMBER 28, 2001

Report of Independent Public Accountants	F-49
Consolidated Balance Sheets as of June 30, 2000, June 29, 2001 and December 28, 2001	F-50
Consolidated Statements of Income for the fiscal years ended July 2, 1999, June 30, 2000 and June 29, 2001 and six months ended December 29, 2000 (unaudited) and December 28, 2001	F-51
Consolidated Statements of Stockholders’ Equity for the fiscal years ended July 3, 1998, July 2, 1999, June 30, 2000 and June 29, 2001 and as of December 28, 2001	F-52
Consolidated Statements of Cash Flows for the fiscal years ended July 2, 1999, June 30, 2000 and June 29, 2001 and six months ended December 29, 2000 (unaudited) and December 28, 2001	F-53
Notes to Consolidated Financial Statements for the fiscal years ended July 2, 1999, June 30, 2000 and June 29, 2001 and six months ended December 28, 2001	F-54

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS FOR THE THREE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

Introduction to Special-Purpose Combined Accounts for the three years ended December 31, 2001, 2000 and 1999	F-87
Statement of Responsibilities of the Directors of Unilever and the President of the DiverseyLever Group	F-88
Report of Independent Auditors	F-89
Accounting Information and Policies	F-91
Profit and Loss Accounts for the years ended December 31, 2001, 2000 and 1999	F-98
Statements of Total Recognised Gains and Losses for the years ended December 31, 2001, 2000 and 1999	F-98
Balance Sheets as at December 31, 2001 and 2000	F-99
Cash Flow Statements for the years ended December 31, 2001, 2000 and 1999	F-100
Notes to the Special-Purpose Combined Accounts for the three years ended December 31, 2001, 2000 and 1999	F-101

Report of Independent Auditors

To the Board of Directors and  Stockholders of JohnsonDiversey Holdings, Inc.

We have audited the accompanying consolidated balance sheet of JohnsonDiversey Holdings, Inc. and subsidiaries as of January 3, 2003, and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of JohnsonDiversey Holdings, Inc. and subsidiaries at January 3, 2003, and the consolidated results of their operations and their cash flows for the fiscal year then ended, in conformity with accounting principles generally accepted in the United States.

ERNST & YOUNG LLP

Chicago, Illinois

August 28, 2003

JOHNSONDIVERSEY HOLDINGS, INC.

CONSOLIDATED BALANCE SHEET

(Dollars in Thousands, Except Share Data)

ASSETS	January 3, 2003
Current assets:
Cash and cash equivalents	$59,273
Accounts receivable, less allowance of $21,099	463,743
Accounts receivable—related parties	80,922
Inventories	260,983
Deferred income taxes	43,682
Other current assets	83,733

Total current assets	992,336
Property, plant and equipment, net	561,835
Capitalized software, net	79,343
Goodwill, net	1,145,941
Other intangibles, net	387,953
Deferred income taxes	29,416
Long-term receivables—related parties	72,475
Other assets	119,453

Total assets	$3,388,752

LIABILITIES, CLASS B COMMON STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$68,119
Current portion of long-term debt	57,906
Accounts payable	218,147
Accounts payable—related parties	110,414
Accrued expenses	375,629
Accrued profit-sharing	7,563
Accrued income taxes	1,844

Total current liabilities	839,622
Pension and other postretirement benefits	268,962
Long-term borrowings	1,348,270
Long-term borrowings—related parties	217,186
Long-term payables—related parties	11,750
Other liabilities	84,051

Total liabilities	2,769,841

Class B common stock subject to put and call options—$0.01 par value; 3,000 shares authorized; 1,960 shares issued and outstanding	400,000

Stockholders’ equity:
Class A common stock—$0.01 par value; 7,000 shares authorized; 3,920 shares issued and outstanding	—
Capital in excess of par value	132,690
Retained earnings	88,452
Accumulated other comprehensive income	1,262
Notes receivable from officers	(3,493)

Total stockholders’ equity	218,911

Total liabilities, class B common stock and stockholders’ equity	$3,388,752

The accompanying notes are an integral part of the consolidated financial statements.

JOHNSONDIVERSEY HOLDINGS, INC.

CONSOLIDATED STATEMENT OF INCOME

(Dollars in Thousands)

Fiscal Year Ended January 3, 2003
Net sales:
Net product and service sales	$2,142,109
Sales agency fee income	54,286

Net revenues	2,196,395
Cost of sales	1,209,678

Gross profit	986,717
Marketing, administrative and general expenses	801,308
Research and development expenses	64,363
Restructuring expense	19,646

Operating profit	101,400
Other expense (income):
Interest expense	109,336
Interest income	(5,940)
Other income, net	(29,011)

Income before taxes	27,015
Provision for income taxes	9,985

Income before minority interests	17,030
Minority interests in net loss of subsidiaries	315

Net income	$17,345

The accompanying notes are an integral part of the consolidated financial statements.

JOHNSONDIVERSEY HOLDINGS, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Dollars in Thousands)

	Comprehensive Income	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Notes Receivable From Officers	Total Stockholders’ Equity
Balance, December 28, 2001		$140,110	$83,858	$(18,592)	$—	$205,376
Comprehensive income:
Net income	$17,345	—	17,345	—	—	17,345
Foreign currency translation adjustments	51,877	—	—	51,877	—	51,877
Unrealized losses on derivatives, net of tax	(16,138)	—	—	(16,138)	—	(16,138)
Adjustment to minimum pension liability, net of tax	(15,885)	—	—	(15,885)	—	(15,885)

Total comprehensive income	$37,199

Capital contributions		25,000	—	—	—	25,000
Contribution of notes receivable from Holdco		8,673	—	—	—	8,673
Dividends declared		—	(12,751)	—	—	(12,751)
Fair value adjustment to class B common stock subject to put and call options		(47,943)	—	—	—	(47,943)
Contribution of notes receivable from officers		6,850	—	—	(6,850)	—
Forgiveness of portion of notes receivable from officers		—	—	—	3,357	3,357

Balance, January 3, 2003		$132,690	$88,452	$1,262	$(3,493)	$218,911

The accompanying notes are an integral part of the consolidated financial statements.

JOHNSONDIVERSEY HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in Thousands)

Fiscal Year Ended January 3, 2003
Cash flows from operating activities:
Net income	$17,345
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	86,319
Amortization of intangibles	23,029
Amortization of debt issuance costs	5,951
Interest accreted on notes payable-related parties	18,907
Deferred income taxes	(16,646)
Gain from divestitures	(11,921)
Loss on property disposals	11,626
Other	(4,696)
Changes in operating assets and liabilities, net of effects from acquisitions of businesses:
Accounts receivable	(34,247)
Inventories	(5,350)
Other current assets	(7,752)
Other assets	6,038
Accounts payable and accrued expenses	85,691
Other liabilities	56,725

Net cash provided by operating activities	231,019
Cash flows from investing activities:
Capital expenditures	(73,982)
Expenditures for capitalized computer software	(37,904)
Cash from property disposals	20,821
Acquisitions of businesses	(1,377,449)

Net cash used in investing activities	(1,468,514)
Cash flows from financing activities:
Net proceeds from short-term borrowings	31,903
Net proceeds from long-term borrowings	1,037,825
Capital contributions	25,000
Net proceeds from issuance of class B common stock subject to put and call options	352,059
Payment of debt issuance costs	(68,875)
Dividends paid	(17,035)

Net cash provided by financing activities	1,360,877
Effect of exchange rate changes on cash and cash equivalents	(72,202)

Change in cash and cash equivalents	51,180
Beginning balance	8,093

Ending balance	$59,273

Supplemental cash flows information
Cash paid during the year:
Interest	$69,500
Income taxes	32,515
Noncash financing activities:
Note receivable contributed by Holdco	$8,673

The accompanying notes are an integral part of the consolidated financial statements.

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

January 3, 2003

(Dollars in Thousands)

(1)    Description of the Company—

The accompanying consolidated financial statements include all of the operations, assets and liabilities of JohnsonDiversey Holdings, Inc. (“JDHI” or the “Company”). The Company owns all of the shares of common stock of JohnsonDiversey, Inc. (“JDI”) except for one share, which is owned by S.C. Johnson & Son (“SCJ”). The Company is a holding company and its sole business interest is the ownership and control of JDI and its subsidiaries. JDI is comprised of a Professional Business and a Polymer Business. The Professional Business is a global manufacturer of commercial, industrial and institutional building maintenance and sanitation products. The Polymer Business is a global manufacturer of polymer intermediates marketed to the printing and packaging, coatings, adhesives and related industries.

Prior to November 5, 1999, JDI was a wholly owned subsidiary of SCJ. On November 5, 1999, ownership of JDI, including all of its assets and liabilities, was spun-off in a tax-free reorganization. In connection with the spin-off, Commercial Markets Holdco, Inc. (“Holdco”) obtained substantially all of the shares of JDI from SCJ.

On November 19, 2001, the Company was formed under the name Johnson Professional Holdings, Inc., at which time, Holdco contributed its shares in JDI to the Company. At the time of such contribution, the Company was a wholly owned subsidiary of Holdco.

On May 3, 2002, the Company, JDI and various of its subsidiaries acquired the DiverseyLever business from Conopco, Inc., a subsidiary of Unilever N.V. and Unilever PLC (together, “Unilever”) (see Note 4). At the closing of the acquisition, S.C. Johnson Commercial Markets, Inc. changed its name to JohnsonDiversey, Inc., and Johnson Professional Holdings, Inc. changed its name to JohnsonDiversey Holdings, Inc. In connection with the acquisition, Unilever acquired a 33 1/3% interest in the Company, with the remaining 66 2/3% continued to be held by Holdco. All assets of the DiverseyLever business are owned, and all operations conducted through, JDI and JDI’s subsidiaries.

(2)    Summary of Significant Accounting Policies—

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its majority owned and controlled subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Year End

The Company’s fiscal year ends on the Friday nearest December 31. Fiscal 2002 was comprised of 53 weeks.

Use of Estimates

The preparation of the consolidated financial statements required the use of certain estimates made by management in determining the Company’s assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized when risk of loss and title to the product is transferred to the customer, substantially all of which occurs at the time shipment is made. Revenues are recorded net of estimated allowances for returns, discounts and rebates.

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

January 3, 2003

(Dollars in Thousands)

On May 3, 2002, the Company, JDI and various of its subsidiaries acquired the DiverseyLever business (see Note 4). The Unilever consumer brands business of DiverseyLever was not acquired. Prior to the acquisition, Unilever’s consumer brand products were sold, directly or indirectly, by DiverseyLever to institutional and industrial end users. In connection with the acquisition, JDI entered into a sales agency agreement with Unilever relating to these products.

Under the sales agency agreement, JDI acts as Unilever’s exclusive sales agent for the sale of its consumer brand products to institutional and industrial end-users in most countries where DiverseyLever conducted its business prior to the acquisition. In exchange for JDI’s sales agency services, which include sales, promotion, collection and after-sales technical support and customer care, JDI is paid an agency fee. Sales agency fee income is recognized based on a percentage of the net proceeds of sales of Unilever consumer brand products. Expenses incurred pursuant to sales agency services are recorded as marketing, distribution, administrative and general expenses.

Rebates and Customer Incentives

Rebates granted to customers are accounted for on an accrual basis as a reduction in net sales in the period in which the related sales are recognized.

Volume rebates are supported by customer contracts, which typically extend over two- to five-year periods. In the case where rebate rates are not contractually fixed, the rates used in the calculation of accruals are estimated based on forecasted annual volumes.

Cost of Sales

Cost of sales includes material costs, packaging costs, production costs, other factory overhead costs and distribution costs. Shipping and handling costs billed to customers, which are included in revenues and are also recorded as a component of cost of sales, were $202,252 for the fiscal year ended January 3, 2003.

Marketing, Administrative and General Expenses

Marketing, administrative and general expenses include advertising and promotion costs, marketing research and sales overhead costs. Administrative expenses include other administrative and general overhead costs.

Advertising Costs

JDI expenses advertising costs as incurred. Total advertising expense was approximately $2,270 for the fiscal year ended January 3, 2003.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with original maturity dates of three months or less.

Accounts Receivable

JDI evaluates the collectibility of its accounts receivable based on a number of factors. For larger accounts greater than 90 days past due, an allowance for doubtful accounts is recorded based on a customer’s ability and likelihood to pay based on management’s review of the facts. For all other customers, JDI recognizes an allowance based on the length of time the receivable is past due based on historical experience. The Company does not require collateral for credit extended on trade accounts receivable.

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

January 3, 2003

(Dollars in Thousands)

Inventories

Inventories are stated at the lower of cost or market. As of January 3, 2003, the cost of certain domestic inventories determined by the last-in, first-out (“LIFO”) method amounted to $32,690. This represented approximately 12.2% of total inventories. For the balance of JDI’s inventories, cost is determined using the first-in, first-out (“FIFO”) method. If the FIFO method of accounting had been used for all inventories, they would have been approximately $6,745 higher than reported at January 3, 2003. The components of inventory, as stated on a LIFO basis, are as follows:

January 3, 2003
Raw materials and containers	$72,551
Finished goods	188,432

Total inventories	$260,983

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Major replacements and improvements are capitalized, while maintenance and repairs which do not improve or extend the life of the respective assets are expensed as incurred. Depreciation is generally calculated using the straight-line method over the estimated useful lives of the assets, which range from 20–40 years for buildings, 3–10 years for machinery and equipment and 5–20 years for improvements.

When properties are disposed of, the related costs and accumulated depreciation are removed from the respective accounts and any gain or loss on disposition is reflected in other income or other expense.

Property, buildings and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. When possible impairment exists, JDI utilizes estimates of undiscounted cash flows over the remaining life of the asset to measure recoverability. No such impairment exists for the period presented.

Capitalized Software

JDI capitalizes both internal and external costs to develop computer software for internal use. These costs are accounted for under the provisions of Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (“SOP 98-1”). SOP 98-1 permits the capitalization of certain costs, including internal payroll costs, incurred in connection with the development or acquisition of software for internal use. Accordingly, certain costs of this internal-use software are capitalized beginning at the software application development phase.

Capitalized software costs are amortized using the straight-line method over the expected useful life of the software, which is generally five years.

Goodwill and Other Intangible Assets

Goodwill and other intangible assets are stated at cost less accumulated amortization computed by the straight-line method. Goodwill was amortized over periods ranging from 15 to 40 years prior to the adoption of

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

January 3, 2003

(Dollars in Thousands)

Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangibles (“SFAS 142”), which was applicable on July 1, 2001. Under SFAS 142, goodwill and indefinite-lived intangible assets are no longer subject to amortization over their estimated useful lives. Rather, they are subject to at least an annual assessment for impairment by applying a fair value-based test. Goodwill is stated net of amortization that was applicable prior to July 1, 2001.

Other intangible assets are required to be separately recognized if the benefit of the intangible asset can be sold, transferred licensed, rented or exchanged. Amortization of definite-lived intangible assets over their useful lives is required. Trademarks, patents and other definite-lived identifiable intangible assets have been assigned an estimated finite life and are amortized on a straight-line basis over periods ranging from 1 to 37 years.

Foreign Currency Translation

The functional currencies of JDI’s international subsidiaries are the local currencies except for those countries determined to be hyper-inflationary, which use the U.S. dollar as the functional currency. Assets and liabilities of international subsidiaries with the local currency as the functional currency have been translated at the exchange rate at the balance sheet date, and revenue and expenses have been translated at the monthly weighted-average rate for the period presented. The aggregate effects of translation adjustments have been included in accumulated other comprehensive income (see Note 22) except in the case of hyper-inflationary currencies, which effects are recorded as a component of other (income) expense, net and totaled $1,404 for the fiscal year ended January 3, 2003. Gains and losses resulting from foreign currency transactions are recorded as a component of other (income) expense, net and were $1,798 for the fiscal year ended January 3, 2003.

Stock Compensation

JDI measures compensation cost for stock-based compensation plans using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). Under the intrinsic value method, compensation cost is the excess, if any, of the fair value at grant date or other measurement date of the stock that may be purchased upon exercise of an option over the option’s exercise price.

New Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”). SFAS 143 establishes accounting and reporting standards for obligations associated with the retirement of tangible long-lived assets and associated asset retirement costs. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made and that the associated asset retirement costs be capitalized as part of the carrying amount of the long-lived asset. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not believe that the adoption of SFAS 143 will have a significant impact on its consolidated financial position or results of operations.

In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). SFAS 144 requires that one accounting model be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

January 3, 2003

(Dollars in Thousands)

include more disposal transactions. SFAS 144 supercedes Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets to Be Disposed of (“SFAS 121”), and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions (“APB 30”), for the disposal of a segment of a business. However, SFAS 144 retains the fundamental provisions of SFAS 121 for recognition and measurement of the impairment of long-lived assets to be held and used and the measurement of long-lived assets to be disposed of by sale. SFAS 144 also retains the requirement under APB 30 to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. The provisions of SFAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, and for interim periods within those fiscal years. The Company’s adoption of SFAS 144, effective for the fiscal year ended January 3, 2003, has not had a significant impact on its consolidated financial position or results of operations.

In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Disposal Activities (“SFAS 146”). Under SFAS 146, liabilities for costs associated with a plan to dispose of an asset or to exit a business activity must be recognized in the period in which the costs are incurred. SFAS 146 is effective for disposal activities initiated after December 31, 2002. The Company does not believe that the adoption of SFAS 146 will have a significant impact on its consolidated financial position or results of operations.

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“Interpretation 45”), which expands on the guidance for the accounting and disclosure of guarantees. Each guarantee meeting the characteristics described in Interpretation 45 is to be recognized and initially measured at fair value. In addition, guarantors will be required to make significant new disclosures, even if the likelihood of the guarantor making payments under the guarantee is remote, which represents another change from general current practice. Interpretation 45 disclosure requirements are effective for financial statements annual periods ending after December 15, 2002, while the initial recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The Company adopted Interpretation 45 effective for the fiscal year ended January 3, 2003.

In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (“SFAS 148”). SFAS 148 amends SFAS 123, Accounting for Stock-Based Compensation (“SFAS 123”), and provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. SFAS 148 also amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 is effective for financial statements for annual periods ending after December 15, 2002, and interim periods beginning after December 31, 2002. The Company adopted the amendments to SFAS 123 disclosure provisions required under SFAS 148 effective for the fiscal year ended January 3, 2003, but will continue to use the intrinsic value method under APB 25 to account for stock-based compensation.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (“Interpretation 46”). Interpretation 46 defines a “variable interest entity” and requires a company to consolidate

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

January 3, 2003

(Dollars in Thousands)

such an entity if the company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns. Interpretation 46 also requires disclosures about variable interest entities that the Company is not required to consolidate, but in which it has a significant variable interest. Interpretation 46 is immediately effective for variable interest entities created after January 31, 2003, and effective June 15, 2003, for variable interest entities created on or prior to January 31, 2003. The Company does not believe that the adoption of Interpretation 46 will have a significant impact on its consolidated financial position or results of operations.

(3)    Acquisitions—

In May 2002, the Company, JDI and its subsidiaries acquired the DiverseyLever business from Unilever. See Note 4 below.

In June and September 2002, JDI acquired business assets in Kenya, the Netherlands, South Africa, Turkey and Venezuela for combined proceeds of $4,022. Goodwill booked with respect to the acquisitions was $3,753. All of these acquisitions were accounted for under the purchase method of accounting. Operations from the acquisitions are included in the Company’s consolidated financial statements from the respective dates of acquisition.

(4)    Acquisition of the DiverseyLever Business—

On May 3, 2002, the Company and JDI acquired the assets and equity interests of the DiverseyLever business—the institutional and industrial cleaning and sanitation business of Unilever. In addition, with specified exceptions, the Company and JDI assumed liabilities to the extent relating to, or arising out of, the DiverseyLever business. The acquisition was accounted for under the purchase method of accounting. Operations from the DiverseyLever business are included in the Company’s consolidated financial statements from the date of acquisition.

The acquisition consisted of numerous individual transactions carried out by various entities within the consolidated group making up the Company. The Company received $352,059 from Unilever in exchange for a 33 1/3% equity interest in the Company, subject to subscription price adjustments described below. The cash received from this transaction was invested in JDI and used by JDI to fund individual transactions at local levels. In addition, the Company issued senior discount notes (the “Senior Discount Notes”) to Unilever with a fair value of $201,900 in exchange for certain businesses which were subsequently contributed to JDI. The Senior Discount Notes are obligations of the Company only and are not guaranteed by JDI or any other subsidiary. No assets of any subsidiary are pledged as collateral for the Senior Discount Notes.

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

January 3, 2003

(Dollars in Thousands)

The following represents the preliminary allocation of purchase price:

Cash purchase price(1)	$1,029,836
Senior Discount Notes of JDHI(2)	201,900
Equity in the Company issued to Unilever(3)	352,059
Transaction-related costs	39,564
Net debt adjustment payable in cash(4)	15,320
Net debt adjustment to subscription price(4)	11,750
Working capital adjustment payable in cash(4)	33,568
Working capital adjustment to subscription price(4)	(36,540)
Pension adjustment—EBITDA(4)	2,580
Pension adjustment—fully funded(4)	(108,017)

Total purchase price	1,542,020
Fair value of net tangible assets acquired(5)	(375,991)

Excess purchase price	1,166,029
Allocation to intellectual property(6)	(122,941)
Allocation to other identified intangible assets(6)	(235,394)

Goodwill	$807,694

(1)	U.S. dollar equivalent as of May 3, 2002, of cash paid in consideration of shares and assets, net of cash received by the Company in consideration of Unilever’s 33 1/3% interest in the Company.
(2)	Senior Discount Notes of JDHI issued to Unilever, stated at fair value as of May 3, 2002.
(3)	U.S. dollar equivalent as of May 3, 2002, of cash received in consideration of Unilever’s 33 1/3% equity interest in the Company representing fair value.
(4)	See Subsequent Purchase Price Adjustments below.
(5)	See Determination of Net Tangible Assets Acquired below.
(6)	See Identified Intangible Assets below.

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

January 3, 2003

(Dollars in Thousands)

Determination of Net Tangible Assets Acquired

The following is a preliminary condensed statement of net assets reflecting the fair value of tangible net assets acquired at May 3, 2002.

Assets
Current assets:
Cash	$44,651
Net accounts receivable	278,421
Inventories	143,957
Other current assets	43,087

Total current assets	510,116
Deferred income taxes	6,506
Net property, plant and equipment	332,325
Other assets	18,323

Total assets	867,270
Liabilities
Current liabilities:
Short-term borrowings	19,234
Accounts payable	103,883
Accrued income taxes	23,899
Other current liabilities	187,783

Total current liabilities	334,799
Other noncurrent liabilities	156,480

Total liabilities	491,279

Net tangible assets acquired	$375,991

General

Except with respect to the specific items discussed below, JDI performed an analysis of the closing balance sheet of the DiverseyLever business provided by Unilever in order to identify adjustments to arrive at fair market values of net assets acquired.

Adjustments to Fair Market Value of Property, Plant and Equipment

The fair value of property, plant and equipment was based on an independent valuation and is included in net property, plant and equipment in the preceding schedule of net tangible assets acquired. The valuation resulted in an increase of $33,446 to DiverseyLever’s pre-acquisition cost.

Adjustment to Pension Liabilities

JDI recorded a preliminary adjustment of pension and other post-employment benefit (“OPEB”) liabilities to reflect the projected benefit obligations assumed in excess of plan assets acquired based on actuarial valuations. The adjustment represents a $62,008 increase to DiverseyLever’s pre-acquisition recorded pension and OPEB liabilities, which is included in other noncurrent liabilities in the preceding schedule of net tangible assets acquired. The adjustment is subject to the completion of an actuarial evaluation. The adjustment is expected to be finalized by December 2003 and, accordingly, is subject to change.

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

January 3, 2003

(Dollars in Thousands)

Environmental Liabilities

JDI recorded $10,100 of environmental liabilities, representing JDI’s best estimate of contamination costs not indemnified under the purchase agreement (see Note 25). The adjustment is recorded in other current liabilities in the preceding schedule of net tangible assets acquired. JDI continues to evaluate the extent and nature of contamination and intends to record adjustments to the liabilities prior to June 2003.

Exit Liabilities

Prior to the acquisition date, JDI began to formulate an exit plan for certain of the former DiverseyLever business operations, which includes the involuntary termination of employees and the closing of a currently undetermined number of facilities. JDI recorded an estimated liability in the amount of $70,094, which is included in other current liabilities in the preceding schedule of net tangible assets acquired (see Note 12). The liability includes $63,635 for severance and related benefits pertaining to the involuntary termination of approximately 1,000 DiverseyLever employees, 471 of which were terminated prior to January 3, 2003, mainly in administrative, finance, human resources and manufacturing positions within the DiverseyLever business. In addition, JDI accrued $6,459 for the exit costs associated with the closure of specific DiverseyLever facilities. Any future adjustments to these liabilities will be recorded against goodwill.

Identified Intangible Assets

Intellectual Property

Intellectual property, including trademarks, patents and licenses, was independently valued based on the capitalized earnings method. This method takes into account the present value of the expected royalties that would be received by JDI from a third party for the use of the brands and other intellectual property. Trademarks, including the DiverseyLever name, are not amortized, as the lives of these assets are deemed indefinite. Trademarks will be reviewed for impairment on an annual basis and will be written down if impairment is determined. Patents are amortized over the average remaining patent life, which was deemed to be 10 years. Licenses are amortized over their remaining license periods, which are 1 to 10 years.

Other Identified Intangible Assets

Other identified intangible assets include customer lists and the sales agency agreement with Unilever (see Note 2). Customer lists were independently valued based on an analysis of internal and external costs associated with the establishment of the customer base. Customer lists are amortized over 3 to 37 years based on the average life cycle of the customers included in the list. The sales agency agreement was independently valued based on the capitalized earnings method. This method takes into account the present value of the expected agency fees that would be received over the 5-year life of the contract based on forecasted sales volumes, net of related costs. The sales agency agreement is being amortized over 5 years, representing the life of the contract.

Goodwill

Of total goodwill resulting from the transaction, approximately $466 million is deductible for tax purposes.

Subsequent Purchase Price Adjustments

Net Debt Adjustment Payable in Cash

The purchase agreement required Unilever to prepare a schedule of outstanding DiverseyLever debt and cash balances existing at the closing date. In the event that DiverseyLever’s cash balance exceeded its debt

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

January 3, 2003

(Dollars in Thousands)

balance at the closing date, the purchase agreement required JDI to pay Unilever the amount of such excess (or vice-versa) as an adjustment to the purchase price. DiverseyLever’s cash balance exceeded its debt balance at the closing date, and the adjustment was determined to be $15,320, of which $5,582 was paid by JDI to Unilever in July 2002, and the balance was paid in February 2003. The entire adjustment was recorded in the January 3, 2003 consolidated financial statements as an increase to purchase price.

Net Debt Adjustment to Subscription Price

The purchase agreement required JDI to prepare a schedule of its outstanding pre-acquisition debt and cash balances existing at the closing date. In the event that the Company’s pre-acquisition debt balance exceeded its cash balance in excess of $380,500, the purchase agreement required JDI to pay to Unilever the amount of such excess (or vice-versa) as an adjustment to the subscription price paid by Unilever for its equity interest in the Company. The adjustment, together with interest from the closing date, will be paid at the time that Unilever ceases to hold its equity interest in the Company. This adjustment was determined to be $11,750 payable by JDI to Unilever. The adjustment was recorded in the January 3, 2003 consolidated financial statements as an increase to purchase price. Interest expense will be recognized over the period that the liability remains outstanding.

Working Capital Adjustment Payable in Cash

Based on DiverseyLever’s final pre-closing balance sheet, a comparison was made of the final working capital amount as defined in the purchase agreement to a predetermined working capital amount defined in the purchase agreement. To the extent that the final working capital deviated from the predetermined working capital amount, subject to certain thresholds, the purchase agreement required JDI to pay or granted JDI the right to receive payment as an adjustment to the purchase price for such deviation, subject to certain factors. The adjustment was determined to be $33,568 and was paid by JDI to Unilever in November 2002. The payment was recorded as an increase to purchase price in the January 3, 2003 consolidated financial statements.

Working Capital Adjustment to Subscription Price

Based on JDI’s final pre-closing balance sheet, a comparison was made of the final working capital amount as defined in the purchase agreement to a predetermined working capital amount defined in the purchase agreement. To the extent that the final working capital amount deviated from the predetermined working capital amount, subject to certain thresholds, the purchase agreement required Unilever to pay or granted Unilever the right to receive payment for such deviation as an adjustment to the subscription price paid by Unilever for its equity interest in the Company, subject to certain factors. The adjustment, together with interest from the closing date, will be paid at the time that Unilever ceases to hold its equity interest in the Company. Based on a preliminary determination of the adjustment, JDI will receive a payment from Unilever in the amount of $36,540. The estimated adjustment was recorded as a reduction to purchase price in the January 3, 2003 consolidated financial statements. Interest will be recognized as income over the period that the receivable remains outstanding.

Pension Adjustment—EBITDA

The purchase price of the DiverseyLever business was calculated as a multiple of projected earnings before interest, taxes, depreciation and amortization (“EBITDA”). The calculation included an adjustment to pension expense from that recognized for statutory purposes to an estimate of such expenses under accounting principles

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

January 3, 2003

(Dollars in Thousands)

generally accepted in the United States (“US GAAP”). Subsequent to closing, pro forma US GAAP pension expense was actuarially determined for the fiscal year ended June 29, 2001. Because the pro forma expense is lower than the estimated expense used in the determination of the purchase price, JDI will make a payment to Unilever in an amount equal to the variance multiplied by the factor used in determining the purchase price. Payment is due upon finalization and agreement of the adjustment between the parties. Based on the actuarial calculation, the estimated payment of $2,580 was recorded as an increase to purchase price. The adjustment is expected to be finalized by December 2003 and is, accordingly, subject to change.

Pension Adjustment—Fully Funded

The purchase price of the DiverseyLever business will be adjusted to the extent that transferred pension liabilities (the Projected Benefit Obligation as determined under US GAAP) exceed related plan assets. This adjustment will be applied to plans classified as funded and unfunded and will be reduced for anticipated future tax benefits. Payments by Unilever will occur over a seven-year period, primarily consisting of cash payments over a two-year period following the acquisition, with the remainder to be paid, together with interest, at the time that Unilever ceases to hold its equity interest in the Company. The consolidated financial statements include an estimated adjustment representing net aggregate payments to JDI in the amount of $108,017, of which $43,623 was received prior to January 3, 2003. The preliminary receivable was recorded as a reduction to purchase price. The adjustment is expected to be finalized by December 2003 and is, accordingly, subject to change.

Pro Forma Results (Unaudited)

The following reflects the unaudited pro forma results for the Company giving effect to the acquisition of the DiverseyLever business and the related financings as if they had occurred at the beginning of the period.

Fiscal Year Ended January 3, 2003
Net revenues	$2,658,895
Net loss	9,248

(5)    Divestitures—

In May 2002, JDI disposed of a nonstrategic dishwash detergent product line for $10,444. The gain realized on the sale was $9,566 and is included as a component of other income in the consolidated statements of income. Annual revenues for the product line approximated $6,900 for the year ended December 28, 2001. In November 2002, JDI disposed of a nonstrategic adhesives product line for $2,500. The gain realized on the sale was $2,355 and is included as a component of other income in the consolidated statements of income. Annual revenues for the product line approximated $2,400 for the year ended January 3, 2003. The product line disposals were part of larger cash-flow-generating groups and do not represent separate components of the entities. Therefore, the disposal of these product lines were not reported as discontinued operations.

(6)    Accounts Receivable Securitization—

JDI and certain of its U.S. subsidiaries entered into an agreement (the “Receivables Facility”) in March 2001 whereby they sell on a continuous basis certain domestic trade receivables to a wholly owned, consolidated special purpose, bankruptcy-remote subsidiary (“JWPRC”) of the Company. JWPRC was formed for the sole purpose of buying and selling receivables generated by JDI and the U.S. subsidiaries party to the agreement.

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

January 3, 2003

(Dollars in Thousands)

JWPRC in turn sells an undivided interest in the total domestic accounts receivable to a nonconsolidated financial institution (the “Conduit”) for an amount equal to the percentage of total domestic receivables deemed eligible. The amounts of the beneficial interest of accounts receivable sold under these arrangements are excluded from accounts receivable in the Company’s consolidated balance sheets. As of January 3, 2003, the Conduit held $35,900 of accounts receivable that are not included in the accounts receivable balance reflected in the Company’s consolidated balance sheet.

JDI had a retained interest of $20,701 in the receivables of JWPRC as of January 3, 2003. The retained interest is included in the accounts receivable balance reflected in the Company’s consolidated balance sheet at estimated fair value.

The accounts receivable securitization arrangement is accounted for as a sale of receivables under the provisions of Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities—A replacement of FASB Statement No. 125. Proceeds from the sale of receivables will be used to pay down existing debt facilities. Costs associated with the sale of beneficial interests in the receivables vary on a monthly basis and are generally related to the commercial paper rate and administrative fees associated with the overall program facility. Such costs were $1,061 for the year ended January 3, 2003, and are included in other income, net in the consolidated statement of income.

JDI and the U.S. subsidiaries party to the agreements have retained responsibility for servicing accounts receivable of JWPRC corresponding to each of them. No servicing asset or liability has been recorded because the benefits of servicing are expected to be just adequate to compensate JDI and subsidiaries for their servicing responsibilities.

(7)    Property, Plant and Equipment—

Property, plant and equipment consisted of:

January 3, 2003
Land and improvements	$65,510
Buildings and leasehold improvements	165,755
Equipment	529,029
Capital leases	17,273
Construction in progress	35,883

813,450
Less: Accumulated depreciation	(251,615)

Property, plant and equipment, net	$561,835

(8)    Capitalized Software—

Capitalized software consisted of:

January 3, 2003
Capitalized software	$90,954
Less: Accumulated amortization	(11,611)

$79,343

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

January 3, 2003

(Dollars in Thousands)

Amortization expense related to capitalized software was $9,253 for the fiscal year ended January 3, 2003. During the fiscal year ended January 3, 2003, JDI capitalized $3,311 of interest in connection with its ongoing software projects. Periodically, JDI assesses potential impairment of capitalized software balances. In the fiscal year ended January 3, 2003, JDI recorded an impairment charge of $10,114, included in marketing, distribution, administrative and general expense, related to the integration of computer systems in Europe in connection with the acquisition of the DiverseyLever business.

(9)    Goodwill and Other Intangible Assets—

Intangible assets consisted of:

	Weighted-Average Useful Lives	January 3, 2003
Goodwill	—	$1,241,460
Amortizable:
Trademarks, patents and licenses	9 years	39,935
Customer lists, contracts and other intangibles	12 years	256,456
Nonamortizable:
Trademarks, patents and licenses	—	117,551
Customer lists, contracts and other intangibles	—	1,727
Accumulated amortization		(123,235)

Intangible assets, net		$1,533,894

Amortization expense for intangibles was $23,029 for the fiscal year ended January 3, 2003.

Changes in net goodwill are as follows:

Fiscal Year Ended January 3, 2003
Balance at beginning of period	$271,958
Acquisitions	811,447
Impact of foreign currency fluctuations	62,536

Balance at end of period	$1,145,941

The aggregate amounts of anticipated amortization of intangible assets for each of the next five fiscal years and thereafter are as follows:

Year
2003	$31,694
2004	30,846
2005	28,334
2006	26,738
2007	24,451
Thereafter	126,612

$268,675

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

January 3, 2003

(Dollars in Thousands)

(10) Indebtedness	and Credit Arrangements—

The following represents indebtedness and credit arrangements of the Company and its wholly owned subsidiary, JDI, at January 3, 2003:

January 3, 2003
Short-term borrowings
JohnsonDiversey, Inc.:
Lines of credit	$35,419
Revolving credit facilities, bearing interest at LIBOR, plus 325 basis points	32,700

$68,119

Long-term borrowings
JohnsonDiversey, Inc.:
Term loan A, bearing interest at LIBOR, plus 325 basis points	$167,325
Term loan B, bearing interest at LIBOR or EURIBOR, plus 350 basis points	676,489
Term loan C, bearing interest at LIBOR, plus 325 basis points	29,239
Senior Subordinated Notes, bearing interest at 9.625%	533,123
JohnsonDiversey Holdings, Inc.:
Senior Discount Notes to Unilever, effective interest rate of 11.645%	217,186

1,623,362
Less: Current portion	57,906

$1,565,456

Amortization of Long-Term Borrowings

Aggregate scheduled maturities of long-term borrowings in each of the next five fiscal years and thereafter are as follows:

Year
2003	$57,906
2004	34,318
2005	38,249
2006	38,249
2007	42,180
Thereafter	1,453,387

$1,664,289

Scheduled maturities shown above reflect the recorded value of the senior discount notes to Unilever, in addition to any unamortized discount on those notes.

Credit Facilities of JDI

In connection with the acquisition, JDI entered into senior secured credit facilities consisting of three term loan facilities and dollar/euro- and yen-based revolving facilities. The term loan facilities consist of: a tranche A

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

January 3, 2003

(Dollars in Thousands)

term loan facility in an aggregate principal amount of $220,250, maturing in May 2008 with scheduled principal reductions semiannually; a tranche B term loan facility in aggregate principal amounts of $450,000 and EUR 221,900 ($203,500), maturing in November 2009 with scheduled principal reductions semiannually; and a tranche C term loan facility in an aggregate principal amount of $29,750, maturing in May 2008 with scheduled principal reductions semiannually. All term loan facilities bear interest at floating rates based on LIBOR or EURIBOR, plus a variable, leverage ratio-based spread of 250–350 basis points.

JDI’s dollar/euro- and yen-based revolving credit facilities are structured as follows: the aggregate principal amount of the dollar/euro revolving credit facility is $210,000, of which up to EUR 170,000 ($176,100) is available to be borrowed in euro; and the aggregate principal amount of the yen revolving credit facility is JPY 11,526,300 ($96,000). At January 3, 2003, borrowings were $32,700 and $0 under the dollar/euro and yen facilities, respectively. The revolving facilities bear interest at floating rates based on LIBOR, plus a variable, leverage ratio-based spread of 250–325 basis points.

Financial Covenants

Under the terms of its credit facilities, JDI is subject to specified financial covenants. The most restrictive covenants under the credit facilities require JDI to meet the following targets and ratios:

Maximum Leverage Ratio

JDI is required to maintain a leverage ratio for each financial covenant period of no more than the maximum ratio specified in the credit facilities for that financial covenant period. The maximum leverage ratio is the ratio of: (i) JDI’s consolidated indebtedness (excluding up to $55 million of indebtedness incurred under JDI’s securitization facility and indebtedness relating to specified interest rate hedge agreements) as of the last day of each financial covenant period to (ii) JDI’s consolidated EBITDA for the same financial covenant period. EBITDA is generally defined in the credit facilities as earnings before interest, taxes, depreciation and amortization, plus the addback of specified expenses. The credit facilities require that JDI’s maximum leverage ratio not exceed a continuously declining range from 5.25 to 1 for the financial covenant period ending January 3, 2003, to 2.50 to 1 for the financial covenant periods ending nearest March 31, 2006.

Minimum Interest Coverage Ratio

JDI is required to maintain an interest coverage ratio for each financial covenant period of no less than the minimum ratio specified in the credit facilities for that financial covenant period. The minimum interest coverage ratio is the ratio of: (i) the JDI’s consolidated EBITDA for a financial covenant period to (ii) JDI’s cash interest expense for that same financial period. The credit facilities require that JDI’s minimum interest coverage ratio not fall below a continuously increasing range from 2.15 to 1 for the financial covenant period ending January 3, 2003, to 4.50 to 1 for the financial covenant periods ending nearest March 31, 2005.

Capital Expenditures

The credit facilities prohibit JDI from making capital expenditures during any year in an amount exceeding a continuously declining range from $148,400 in 2002 to $113,200 in 2007. Beginning in 2003, however, JDI can exceed the limitation in any year by the amount, if any, by which the limitation for the previous year exceeded actual capital expenditures made in that previous year.

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

January 3, 2003

(Dollars in Thousands)

In addition, the credit facilities contain covenants that restrict JDI’s ability to declare dividends and to redeem and repurchase capital stock. The credit facilities also limit JDI’s ability to incur additional liens, engage in sale-leaseback transactions and incur additional indebtedness and make investments.

As of January 3, 2003, JDI was in compliance with all covenants under the credit facilities.

Indentures for the Senior Subordinated Notes of JDI

On May 3, 2002, JDI issued $520,860 (based on exchange rates in effect on the issue date) of 9.625% senior subordinated notes due 2012 (the “Senior Subordinated Notes”) to finance a portion of the cash purchase price of the DiverseyLever business. The Senior Subordinated Notes are guaranteed by certain JDI’s wholly owned subsidiaries (the “Guarantor Subsidiaries”). Such guarantees are full and unconditional, to the extent allowed by law, and joint and several.

The indentures for the Senior Subordinated Notes of JDI restrict JDI’s ability and the ability of its restricted subsidiaries to, among other things, incur additional indebtedness; pay dividends on, redeem or repurchase capital stock; issue or allow any person to own preferred stock of restricted subsidiaries; in the case of nonguarantor subsidiaries, guarantee indebtedness without also guaranteeing the notes; in the case of restricted subsidiaries, create or permit to exist dividend or payment restrictions with respect to JDI; make investments; incur or permit to exist liens; enter into transactions with affiliates; merge, consolidate or amalgamate with another company; and transfer or sell assets.

As of January 3, 2003, JDI was in compliance with all covenants under the indentures for the Senior Subordinated Notes.

Cross Defaults

JDI’s failure to comply with the covenants in its credit facilities or its indentures for the Senior Subordinated Notes or JDI’s inability to comply with financial ratio tests or other restrictions could result in an event of default under the indentures for the Senior Subordinated Notes or the credit facilities. Additionally, a payment default or default that results in the acceleration of indebtedness aggregating $25,000 or more, including, without limitation, indebtedness under the credit facilities, the indentures for the Senior Subordinated Notes and indebtedness under JDI’s securitization facility and foreign lines of credit, is also an event of default under the credit facilities, the indentures for the Senior Subordinated Notes and the indenture for the Company’s Senior Discount Notes. Further, specified defaults under the credit facilities and the indentures for the Senior Subordinated Notes constitute defaults under JDI’s securitization facility, some of JDI’s foreign lines of credit and JDI’s license agreements with SCJ. A default, if not cured or waived, may permit acceleration of JDI’s indebtedness or result in a termination of its license agreements.

Senior Discount Notes of JDHI

In connection with the acquisition of DiverseyLever, the Company issued Senior Discount Notes to Unilever with an initial principal amount of approximately $241,000, maturing on May 15, 2013. The notes accrete at a rate of 10.67% per annum, compounded semiannually on May 15 and November 15 through May 14, 2007. Beginning May 15, 2007, the Company is to pay interest semiannually in arrears with the first payment due November 15, 2007. The Company has the option, at various dates, to redeem portions of the notes prior to maturity. The Company may be required to make an offer on all or part of the notes, at the discretion of the

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

January 3, 2003

(Dollars in Thousands)

holder, if certain conditions are met, including change in control of the Company and certain asset sales. The notes were recorded at fair value of approximately $202,000, reflecting a discount of approximately $39,000, which is amortized to interest expense over the life of the note. The notes are not guaranteed by JohnsonDiversey, Inc. nor any of its subsidiaries.

Interest Rate Swaps

In connection with term loan B, JDI is party to seven interest rate swaps, as described in Note 11.

Stockholders’ Agreement

In connection with the acquisition of DiverseyLever, the Company entered into a stockholders’ agreement with its stockholders—Holdco and Unilever. The stockholders’ agreement limits the Company’s ability to effect various transactions, including, among others, entering into certain transactions with affiliates, issuing additional shares of capital stock or other equity or equity-related interests, incurring certain types of indebtedness and making certain investments.

(11)    Financial Instruments—

JDI utilizes financial instruments, primarily forward exchange contracts, to manage exposure to foreign currency fluctuations. JDI does not hold or issue financial instruments for trading purposes.

JDI is exposed to credit-related losses in the event of nonperformance by counterparties with regard to these off-balance-sheet financial instruments. To minimize the risk of credit losses, JDI monitors the credit standing of the counterparties and deals only with counterparties that have “A” or better credit ratings on their senior debt. Credit exposure is also limited through diversification of counterparties, thus reducing the exposure to any one financial institution. JDI does not anticipate any nonperformance by its counterparties.

As of January 3, 2003, JDI was party to nine forward exchange contracts to sell various foreign currencies for a notional amount of $81,926 for the purpose of hedging open balance sheet positions. Net unrealized losses of $1,663 associated with these contracts were recognized in other income, net in the consolidated statement of income for the year ended January 3, 2003.

As of January 3, 2003, JDI was party to 48 forward exchange contracts to purchase and sell various foreign currencies for a notional amount of $20,063 for the purpose of hedging future cash flows on imports. Net unrealized gains of $83 associated with the effective portions of these contracts are included in other comprehensive income as of January 3, 2003. All such gains and losses, based on the maturities of the contracts, are expected to be reclassified out of comprehensive income over the next 12 months. The ineffective portion of the gains or losses associated with such contracts is recognized in the consolidated statement of income in the period in which these gains and losses are incurred. No such gains and losses were recognized during the year ended January 3, 2003.

As of January 3, 2003, JDI was party to seven interest rate swaps entered into in May 2002. The latest expiration date is May 2007. These swaps were purchased to hedge JDI’s floating interest rate exposure on term loan B (see Note 10) with a final maturity of November 2009. Under the terms of these swaps, JDI pays a fixed rate of 4.8% and receives three-month LIBOR on the notional amount of U.S. dollar swaps and three-month

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

January 3, 2003

(Dollars in Thousands)

EURIBOR on the notional amount of euro swaps for the life of the swaps. Unrealized gains and losses on these interest rate swaps are recognized in other comprehensive income, net of tax. The net unrealized loss included in other comprehensive income was $17,010.

(12)    Restructuring Liabilities—

Prior to the acquisition date, JDI began to formulate an exit plan for certain of the former DiverseyLever business operations, which includes the involuntary termination of employees and the closing of a currently undetermined number of facilities. JDI recorded an estimated liability in the amount of $70,094, which includes $63,635 for severance and related benefits pertaining to the involuntary termination of approximately 1,000 DiverseyLever employees, 471 of which were terminated prior to January 3, 2003, mainly in administrative, finance, human resources and manufacturing positions within the DiverseyLever business. In addition, JDI accrued $6,459 for the exit costs associated with the closure of specific DiverseyLever facilities. Any future adjustments to these liabilities will be recorded against goodwill.

Additionally, in July 2002, JDI developed a plan to restructure certain facilities that it owned prior to the acquisition of the DiverseyLever business (“Restructuring Plan”), primarily for the purpose of eliminating redundancies resulting from the acquisition. In connection with this plan, JDI recorded a liability of $10,991 pertaining primarily to the planned involuntary termination of approximately 240 pre-acquisition employees of JDI, 151 of which were terminated prior to January 3, 2003. JDI also recorded $8,655 for elimination of redundant facilities as part of the overall Restructuring Plan. Adjustments to the liability were recorded as restructuring expenses in the consolidated statement of income for the fiscal year ended January 3, 2003.

	Former DiverseyLever Business		Restructuring Plan
	Employee- Related	Other	Employee- Related	Other
Liability established in purchase accounting	$63,635	$6,459	$—	$—
Liability recorded as expense	—	—	10,991	8,655
Cash paid prior to January 3, 2003	(11,672)	(380)	(5,267)	(3,563)

Liability balances as of January 3, 2003	$51,963	$6,079	$5,724	$5,092

(13)    Other Income, Net—

The components of other income, net in the consolidated statement of income include the following:

Fiscal Year Ended January 3, 2003
Gain on acquisition-related forward contract	$(15,711)
Revaluation gains on unhedged positions and ineffective portion of hedge instruments	(15)
Loss on devaluation of Argentine Peso	3,054
Gain on sale of product lines	(11,921)
Other, net	(4,418)

$(29,011)

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

January 3, 2003

(Dollars in Thousands)

JDI purchased forward currency contracts to hedge its exposure to the euro in connection with the DiverseyLever acquisition. A total of €340,000 notional amount forward currency contracts were purchased on February 12, 2002, and March 5, 2002. JDI received proceeds of $15,711 upon settlement of the contracts from the date of inception to May 3, 2003, the date of the DiverseyLever acquisition, when the contracts were settled. Although JDI entered into the forward contract to hedge its foreign currency exposure, US GAAP prohibits accounting for the gain on the forward contract as an adjustment to the purchase price. Accordingly, JDI recognized the proceeds as a nonoperating gain in the income statement.

(14)    Income Taxes—

As a result of the separation from SCJ in 1999, JDI and its parent, Holdco, entered into a tax sharing agreement to allocate responsibility for taxes between SCJ and the Company. Based on current estimates, the Company owed SCJ approximately $1,300, of which $650 was paid in October 2002 and the remaining $650 is payable in October 2003, subject to further adjustment as a result of audit adjustments, as well as tax carryforward and carryback provisions.

The provision for income taxes was comprised of:

Fiscal Year Ended January 3, 2003
Current:
Federal	$13,289
State	811
Foreign	8,852
Deferred taxes	(12,967)

$9,985

A reconciliation of the difference between the statutory U.S. federal income tax rate to the Company’s effective income tax rate was:

Fiscal Year Ended January 3, 2003
Statutory U.S. rate	35.0%
State income taxes, net of federal benefit	1.9
Effect of foreign operations	4.2
Other	(4.2)

Effective income tax rate	36.9%

Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end.

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

January 3, 2003

(Dollars in Thousands)

The differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to significant portions of deferred income tax liabilities or assets include the following:

January 3, 2003
Deferred tax assets:
Intangible assets	$2,359
Employee benefits	77,758
Accrued liabilities	31,111
Net operating loss carryforwards	76,518
Other (net)	9,901
Valuation allowance	(28,789)

$168,858

Deferred tax liabilities:
Tangible assets	$22,974
Intangible assets	50,241
Inventory	9,389
Senior discount notes	13,057
Other (net)	98

$95,759

The Company has foreign net operating loss carryforwards totaling $190,464 that expire as follows: fiscal 2005—$52,090; fiscal 2006—$11,570; fiscal 2007—$34,864; fiscal 2008 and beyond—$29,996; and no expiration—$61,944. The Company also has unbenefitted U.S. state net operating loss carryforwards totaling $109,036. These carryforwards expire in various amounts over two to twenty years. A valuation allowance of $28,789 as of January 3, 2003, has been provided for deferred income tax benefits related to the foreign loss carryforwards that may not be realized. The valuation allowance at January 3, 2003, includes $7,181 related to acquired foreign loss carryforwards. Any tax benefits subsequently recognized for the acquired foreign loss carryforwards will be allocated to reduce goodwill.

Pretax income from foreign operations was $25,138 for the fiscal year ended January 3, 2003. Federal and state income taxes are provided on international subsidiary income distributed to or taxable in the United States during the year. As of January 3, 2003, federal and state taxes have not been provided for the repatriation of unremitted earnings of the foreign subsidiaries, which are considered to be permanently invested. A determination of the unrecognized deferred tax liability associated with permanently reinvested foreign subsidiary earnings is not practicable.

JDI’s operations were included in the consolidated federal and state (where allowed) income tax returns of SCJ through November 5, 1999, the date of the spin-off from SCJ. Through that period, the income tax provisions and tax liabilities have been allocated to JDI as if it had been a stand-alone company filing separate tax returns.

(15)    Other Employee Benefit Plans—

JDI has a discretionary profit-sharing plan covering certain employees. Under the plan, the Company expensed $19,411 for the fiscal year ended January 3, 2003.

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

January 3, 2003

(Dollars in Thousands)

JDI has various defined-contribution benefit plans which cover certain employees. Participants can make voluntary contributions in accordance with the provisions of their respective plan, which includes a 40l(k) tax-deferred option. The Company accrued $1,474 for matching contributions during the fiscal year ended January 3, 2003.

(16)    Defined-Benefit Plans—

JDI provides retirement and other post-employment benefits to its employees worldwide. The retirement benefits are provided mainly through pension and other defined-benefit plans. Under the acquisition agreement with Unilever, JDI has agreed to maintain the employees’ benefit programs for DiverseyLever employees joining JDI at their current level for at least three years. Otherwise, JDI reserves the right to amend or terminate its employee benefit plans at any time.

Employees around the world participate in various local pension and other defined-benefit plans. These plans provide benefits that are generally based on years of credited service and a percentage of the employee’s eligible compensation, either earned throughout that service or during the final years of employment. Some smaller plans also provide long-service payments. Under the constitutions of Unilever’s plans, JDI’s plans will receive transfer payments based on an equitable distribution of funds in respect of transferring employees. Any shortfall in those payments relative to the transferring liability, measured using US GAAP at the time of the agreement, will be settled by a cash payment from Unilever to JDI.

The following table provides a summary of the changes in JDI’s plans’ benefit obligations, assets and funded status during 2002, and the amounts recognized in the consolidated balance sheet, in respect of those countries (“disclosed countries”) where the pension liabilities exceeded a certain threshold (approximately $5 million):

	Fiscal Year Ended January 3, 2003
	North America Plans	Japan Plans	Rest of World Plans
Change in benefit obligations:
Benefit obligation at beginning of period	$87,573	$64,852	$—
Service cost	5,132	2,193	10,282
Interest cost	9,347	2,034	9,231
Plan participant contributions	—	—	997
Actuarial loss	1,976	6,430	29,406
Benefits paid	(7,007)	(4,911)	(1,993)
Gain (loss) due to exchange rate movements	(68)	5,580	32,821
Acquisitions	59,791	3,576	239,532
Settlements	—	—	(10,352)

Benefit obligation at end of period	$156,744	$79,754	$309,924

Change in plan assets:
Fair value of plan assets at beginning of period	$63,821	$29,582	$—
Actual return on plan assets	(8,908)	160	(19,575)
Employer contribution	8,704	5,016	8,157
Plan participant contributions	—	—	997
Benefits paid	(7,007)	(4,911)	(1,993)
Gain (loss) due to exchange rate movements	(46)	3,542	17,596
Acquisitions	48,662	—	150,779
Settlements	—	—	(5,945)

Fair value of plan assets at end of period	$105,226	$33,389	$150,016

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

January 3, 2003

(Dollars in Thousands)

	January 3, 2003
	North America Plans	Japan Plans	Rest of World Plans
Net amount recognized:
Funded status	$(51,518)	$(46,365)	$(159,908)
Employer contributions between measurement date and year-end	—	191	—
Unrecognized net actuarial loss	48,817	38,877	54,278
Unrecognized prior service cost	314	(550)	—
Unrecognized transition obligation	—	1,317	—

Net amount recognized	$(2,387)	$(6,530)	$(105,630)

Net amount recognized in consolidated balance sheet consists of:
Prepaid benefit cost	$11,034	$—	$1,264
Accrued benefit liability	(55,170)	(43,304)	(106,900)
Intangible assets	979	748	—
Accumulated other comprehensive income	40,770	36,026	6

Net amount recognized	$(2,387)	$(6,530)	$(105,630)

Pension plans with accumulated benefit obligations in excess of plan assets at year-end were as follows:

	January 3, 2003
	North America Plans	Japan Plans	Rest of World Plans
Projected benefit obligation	$139,424	$79,754	$299,122
Accumulated benefit obligation	136,658	74,825	209,417
Fair value of plan assets	91,802	33,389	138,799

Actuarial calculations were computed using the following weighted-average rates:

	January 3, 2003
	North America Plans	Japan Plans	Rest of World Plans
Weighted-average discount rate	6.94%	2.50%	5.04%
Weighted-average rate of increase in future compensation levels	4.44%	4.68%	3.15%
Weighted-average expected long-term rate of return on plan assets	9.23%	0.28%	6.53%

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

January 3, 2003

(Dollars in Thousands)

The components of net periodic benefit cost for the fiscal year ended January 3, 2003, were as follows:

	Fiscal Year Ended January 3, 2003
	North America Plans	Japan Plans	Rest of World Plans
Service cost	$5,132	$2,193	$10,282
Interest cost	9,347	2,034	9,231
Expected return on plan assets	(8,769)	(83)	(7,040)
Amortization of net loss	1,459	2,111	—
Amortization of transition obligation	1	224	—
Amortization of prior service cost	33	(44)	—

Net periodic pension cost	$7,203	$6,435	$12,473

The amortization of any prior service cost is determined using a straight-line amortization of the cost over the average remaining service period of employees expected to receive benefits under the plan.

JDI also has an unfunded supplemental separation pay plan. This plan provides retirement benefits for employees formerly with SCJ who were hired before 1995. The projected benefit obligation as of January 3, 2003, was $6,972 and is included in pension and other postretirement benefits on the consolidated balance sheet. Accumulated benefit obligations were $4,336 for January 3, 2003.

(17)    Retiree Medical and Insurance Benefits—

In addition to providing pension benefits, JDI provides for a portion of health care, dental, vision and life insurance benefits for certain retired employees. Covered employees retiring from JDI on or after attaining age 50 who have rendered at least ten years of service to JDI are entitled to postretirement health care, dental and life insurance benefits. These benefits are subject to deductibles, co-payment provisions and other limitations. Contributions made by JDI are equivalent to benefits paid. JDI may change or terminate the benefits at any time. JDI has elected to amortize the transition obligation over a 20-year period. In connection with the change in JDI’s fiscal year-end to the Friday nearest December 31, JDI changed the measurement date of the postretirement plan. The plan’s adjustment to postretirement expense will be recorded prospectively over the balance of the fiscal year. The status of these plans, including a reconciliation of benefit obligations, a reconciliation of plan assets and the funded status of the plans, follows:

Fiscal Year Ended January 3, 2003
Change in benefit obligations:
Benefit obligation at beginning of period	$42,848
Service cost	2,183
Interest cost	3,992
Actuarial gain	(211)
Benefits paid	(1,369)
Loss due to exchange rate movements	376
Acquisitions	16,995

Benefit obligation at end of period	$64,814

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

January 3, 2003

(Dollars in Thousands)

Fiscal Year Ended January 3, 2003
Change in plan assets:
Fair value of plan assets at beginning of period	$—
Actual return on plan assets	—
Employer contribution	297
Benefits paid	(297)

Fair value of plan assets at end of period	$—

Net amount recognized:
Funded status	$(64,814)
Unrecognized transition obligation	7,216
Unrecognized net actuarial loss	9,449

Accrued benefit costs	$(48,149)

The accumulated postretirement benefit obligations were determined using a weighted-average discount rate of 6.91% at January 3, 2003. The components of net periodic benefit cost for the fiscal year ended January 3, 2003, were as follows:

January 3, 2003
Service cost	$2,183
Interest cost	3,992
Amortization of transition obligation	722
Amortization of unrecognized gain	380

Net periodic benefit cost	$7,277

For the fiscal year ended January 3, 2003, health care cost trend rates were assumed to be in a range of 2% to 3% for international plans and a range of 8% to 10% downgrading to 5% for domestic plans. The assumed health care cost trend rate has a significant effect on the amounts reported for the health care plans. A one percentage point change on assumed health care cost trend rates would have the following effect for the fiscal year ended January 3, 2003:

	One Percentage Point Increase	One Percentage Point Decrease
Effect on total of service and interest cost components	$1,332	$(1,057)
Effect on postretirement benefit obligation	10,737	(8,298)

(18)    Fair Value of Financial Instruments—

The book values and estimated fair values of financial instruments as of January 3, 2003, are reflected below:

	January 3, 2003
Financial Instruments	Book Value	Fair Value
Financial assets:
Cash and cash equivalents	$59,273	$59,273
Financial liabilities:
Short-term borrowings and current portion of long-term debt	126,025	126,025
Long-term borrowings	1,565,456	1,593,876

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

January 3, 2003

(Dollars in Thousands)

The following methods and assumptions were used in estimating the fair value for financial instruments.

Cash and Cash Equivalents

The carrying amounts reported for cash and cash equivalents approximate the fair values for those assets.

Borrowings

For the fiscal year ended January 3, 2003, the fair value of long-term borrowings was estimated using quoted market prices. Short-term borrowings, which are at current market rates, approximate fair value.

(19)    Stock-Based Compensation—

JDI has a Long-Term Incentive Plan (the “Plan”) that provides certain senior management of JDI with the right to purchase stock of Holdco. Prior to July 1, 2001, the Plan provided for the award of one share of restricted stock and one stock option for every four shares purchased. Shares are acquired at a formula value, which is an estimation of fair value by JDI based on overall Holdco performance. All restricted shares vest over a three to four year period from the grant date and have an exercise period of ten years from the date of grant. Stock options have an exercise term of ten years from the date of grant. Also, employees that remain with JDI for four years after spin-off are granted debt forgiveness of at least 50% of the purchase price of the stock.

The Plan was modified, effective July 1, 2001, so that all awards granted under the Plan on our after that date were stock option grants. Newly issued stock options vest over four years and have an exercise period of seven years from the date of grant. There were no options issued under the modified plan during the period ended January 3, 2003. Further, the board of directors approved discretionary stock options to certain employees under the modified plan. There were no discretionary stock options issued under the Plan during the period ended January 3, 2003.

Compensation expense recorded by JDI related to restricted stock and debt forgiveness of JDI employees was $1,865 for the fiscal year ended January 3, 2003.

A summary of stock option activity and average exercise price is as follows:

	Number of Shares	Weighted-Average Exercise Price
Shares under option at December 28, 2001	126,556	$112.74
Options exercised	(1,814)	83.52

Shares under option at January 3, 2003	124,742	$113.16

Information related to stock options outstanding and stock options exercisable as of January 3, 2003, is as follows:

Weighted- Average Price Range(1)	Number of Shares		Weighted- Average Remaining Contractual Life (in Years)
	Outstanding	Exercisable
$82.63	38,421	3,981	7
114.16	36,635	221	8
136.05	49,686	340	6

	124,742	4,542	7

(1)	Outstanding and exercisable.

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

January 3, 2003

(Dollars in Thousands)

Options held by employees, which were exercisable at January 3, 2003, were 4,542. The weighted-average exercise price for options exercisable at January 3, 2003, was $88.16.

The pro forma impact of compensation expense had JDI used the fair value-based method of accounting to measure compensation expense according to the provisions of SFAS 123 would have been to reduce net income by $3,165 for the fiscal year ended January 3, 2003.

(20)    Lease Commitments—

JDI leases land, various facilities and equipment under long-term, noncancelable operating leases. Minimum annual rental commitments at January 3, 2003, are as follows:

Fiscal Year
2003	$36,520
2004	26,149
2005	18,692
2006	9,861
2007	8,119
Thereafter	22,321

$121,662

Total rent expense under all leases was approximately $44,527 for the fiscal year ended January 3, 2003.

(21)    Related-Party Transactions—

JDI purchases certain raw materials and products from SCJ, which, like the Company, is majority-owned by the descendants of Samuel Curtis Johnson. Total inventory purchased from SCJ was approximately $31,340 for the fiscal year ended January 3, 2003.

SCJ also provides certain administrative, business support and general services, such as accounting, payroll and shared facility services, to JDI. In addition, JDI leases certain facilities from SCJ. Charges for these services and leases totaled approximately $35,523 for the fiscal year ended January 3, 2003. Of this amount, $10,836 represented amounts paid to reimburse SCJ for payroll and benefit-related costs paid by SCJ on behalf of JDI.

JDI licenses the use of certain trade names, housemarks and brand names from SCJ. Payments to SCJ under the license agreements governing the names and marks totaled approximately $2,649 for the fiscal year ended January 3, 2003.

SCJ purchases certain raw materials and products from JDI. Total inventory purchased by SCJ from JDI was approximately $24,709 for the fiscal year ended January 3, 2003.

Several of JDI’s employees are indebted to JDI in connection with their purchases of shares of Class C common stock of Holdco (see Note 19). These loans were outstanding in the amount of $3,493, net of the forgiven portion, as of January 3, 2003.

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

January 3, 2003

(Dollars in Thousands)

On May 3, 2002, in connection with the acquisition of the DiverseyLever business from Unilever, JDI entered into a sales agency agreement, a transitional services agreement and a dispensed products license agreement with Unilever. The sales agency agreement terminates on May 2, 2007. Payments from Unilever under the sales agency agreement totaled approximately $54,286 for the fiscal year ended January 3, 2003.

Under the dispensed products license agreement, Unilever has granted JDI a license to use certain intellectual property relating to the products JDI sells for use in certain personal care product dispensing systems. The dispensed products license agreement expires on May 2, 2007, and automatically renews for successive one-year periods unless terminated by either party under certain circumstances. Payments to Unilever under the dispensed products license agreement totaled approximately $336 for the fiscal year ended January 3, 2003.

Under the transitional services agreement, Unilever provides JDI with a wide range of support services that are intended to ensure the smooth transition of the DiverseyLever business from Unilever to JDI. Unilever will provide most services for no more than 12 months. Payments to Unilever under the transitional services agreement totaled approximately $12,219 for the fiscal year ended January 3, 2003.

JDI purchases certain raw materials and products from Unilever, acts as a co-packer for Unilever and also sells certain finished goods to Unilever as a customer. Total purchases of inventory by JDI from Unilever were approximately $40,185 for the fiscal year ended January 3, 2003. Total sales of finished product by JDI to Unilever were approximately $16,915 for the fiscal year ended January 3, 2003.

Related-party receivables and payables at January 3, 2003, consist of the following:

January 3, 2003
Included in accounts receivable—related parties:
Receivable from Holdco	$1,924
Receivable from SCJ	3,969
Receivable from Unilever	37,676
Short-term acquisition-related receivables from Unilever	37,353
Long-term acquisition-related receivables from Unilever	72,475
Included in accounts payable—related parties:
Payable to SCJ	4,755
Payable to Unilever	93,341
Short-term acquisition-related payable to Unilever	12,318
Long-term acquisition-related payables to Unilever	11,750
Long-term borrowings from Unilever	217,186
Included in equity:
Notes receivable from employees	3,493

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

January 3, 2003

(Dollars in Thousands)

(22)    Other Comprehensive Income—

Components of accumulated other comprehensive income are disclosed, net of tax, in the consolidated statement of stockholders’ equity. The following table reflects the gross other comprehensive income and related income tax benefit:

Fiscal Year Ended January 3, 2003
Foreign currency translation adjustments:
Balance at beginning of period	$12,931
Foreign currency translation adjustments	51,877

Balance at end of period	64,808
Adjustment to minimum pension liability:
Balance at beginning of period	(30,148)
Adjustments to minimum pension liability	(28,225)
Tax effect of current period changes	12,340

Balance at end of period	(46,033)
Unrealized losses on derivatives:
Balance at beginning of period	(1,375)
Losses in fair value of derivatives	(35,860)
Less: Reclassification of losses realized in net income	9,913
Tax effect of current period changes	9,809

Balance at end of period	(17,513)

Total accumulated other comprehensive income ending, net	$1,262

The Company does not recognize a tax benefit on the foreign currency translation adjustments.

(23)    Stockholders’ Agreement and Class B Common Stock Subject to Put and Call Options—

In connection with the acquisition of the DiverseyLever business, the Company received cash from Unilever of $352,059 in exchange for Class B common stock, representing a one-third ownership in the Company subject to the following put and call options. The stock is classified outside of permanent equity at fair value, subject to annual revaluation based on the enterprise value of the Company.

The Company entered into a stockholders’ agreement with its stockholders, Holdco and Unilever. Under the stockholders’ agreement, at any time after May 3, 2007, the Company has the option to purchase, and Unilever has the right to require the Company to purchase, the shares of the Company and Senior Discount Notes of the Company then beneficially owned by Unilever. If, after May 3, 2010, the Company is unable to fulfill its obligations in connection with the put option, Unilever may require the Company to take certain actions, including selling certain assets of the Company.

Under the stockholders’ agreement, the Company may be required to make payments to Unilever in each year from 2007 through 2010 so long as Unilever continues to beneficially own 5% or more of the Company’s outstanding shares. The amount of each payment will be equal to 25% of the amount by which the cumulative cash flows of the Company and its subsidiaries, on a consolidated basis, for the period from the closing of the acquisition through the end of the fiscal year preceding the payment (not including any cash flow with respect to which Unilever received payment in a prior year), exceeds the relevant target described in the stockholders’ agreement. The aggregate amount of these payments cannot exceed $100,000. Payment of these amounts, which may be funded with cash flows generated by the Company, is subject to compliance with the agreements relating to the Company and its wholly owned subsidiaries senior indebtedness, including, without limitation, the senior secured credit facilities, the Senior Subordinated Notes and the Senior Discount Notes.

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

January 3, 2003

(Dollars in Thousands)

(24)    Stockholders’ Equity—

In connection with the acquisition of the DiverseyLever business, the Company received cash of $25,000 and a note receivable from JDI of $8,673, which were contributed from Holdco and recorded as additional paid-in capital.

During calendar 1999 and 2000, JDI received notes from several of its executive officers in connection with their purchases of shares of Class C common stock of Holdco, which currently owns two-thirds of the equity interests of the Company. A minimum of 50% of the balance due on the notes are forgiven over a four-year vesting period. The notes were recorded by Holdco as an increase to equity, and JDI recorded a charge for the amortization of the amount to be forgiven over the vesting period, with a corresponding payable to Holdco.

In connection with the acquisition of the DiverseyLever business in May 2002 and related financings, the notes, totaling $6,850, were recorded by the Company and the Company’s liability to Holdco was reclassified as an offset to the carrying value of the notes. The carrying value of the notes is classified as a contra-equity account.

(25)    Contingencies—

The Company is subject to various legal actions and proceedings in the normal course of business. Although litigation is subject to many uncertainties and the ultimate exposure with respect to these matters cannot be ascertained, the Company does not believe the final outcome of any current litigation will have a material effect on the Company’s financial position, results of operations or cash flows.

JDI has purchase commitments for materials, supplies and property, plant and equipment incidental to the ordinary conduct of business. In the aggregate, such commitments are not in excess of current market prices. Additionally, JDI normally commits to some level of marketing related expenditures that extend beyond the fiscal year. These marketing expenses are necessary in order to maintain a normal course of business and the risk associated with them is limited. It is not expected that these commitments will have a material effect on JDI’s financial position, results of operations or cash flows.

JDI has recorded environmental liabilities of $1,500 for remediation and monitoring expenses at two of its domestic facilities. While the ultimate exposure at these sites continues to be evaluated, JDI does not anticipate a material effect on its financial position or results of operations.

In connection with the acquisition of the DiverseyLever business, JDI conducted environmental assessments and investigations at DiverseyLever facilities in various countries. These investigations disclosed the likelihood of soil and/or groundwater contamination, or potential environmental regulatory matters, at 13 sites. This contamination may need to be remediated and, in certain circumstances, the source of the contamination may need to be addressed. JDI continues to evaluate the nature and extent of the identified contamination and is preparing plans to address the contamination. An estimate of costs has been made based on the expected extent of contamination and the expected likelihood of recovery for some of these costs from Unilever under the purchase agreement. Based on this estimate, a liability of $10,100 has been recorded in the consolidated financial statements. To the extent that contamination is determined to be in violation of local environmental laws, JDI intends to seek recovery under indemnification clauses contained in the purchase agreement. Expected recoveries under indemnification clauses will be evaluated, recorded and disclosed separately from related liabilities.

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

January 3, 2003

(Dollars in Thousands)

(26)    Segment Information—

Information regarding the Company’s operating segments is shown below. Each segment is individually managed with separate operating results that are reviewed regularly by the executive management. Each segment’s accounting policies are consistent with those used by the Company. The operating segments include:

Professional—The Professional Business is a global manufacturer of commercial, industrial and institutional cleaning and sanitation products. In addition, the Professional Business provides services to customers, including pest control, hood and duct cleaning, facility maintenance and warewashing.

Polymer—The Polymer Business is a global manufacturer of polymer intermediates marketed to the printing and packaging, coatings and plastics industries.

The following table represents operating segment information:

	Fiscal Year Ended January 3, 2003
	Professional	Polymer	Eliminations/ Other	Total Company
Net sales	$1,951,458	$263,489	$(18,552)	$2,196,395
Operating profit	70,736	30,664	—	101,400
Total assets	3,255,084	174,843	(41,175)	3,388,752
Goodwill, net	1,131,789	540	13,612	1,145,941
Depreciation and amortization	100,952	8,396	—	109,348
Capital expenditures	65,704	8,278	—	73,982
Interest expense	90,689	1,094	17,553	109,336
Interest income	6,635	652	(1,347)	5,940

Pertinent financial data by geographical location is as follows:

	North America	Europe	Japan	Americas	Asia Pacific	Eliminations/ Other	Total Company
Net sales:
Fiscal year ended January 3, 2003	$884,075	$860,191	$239,303	$103,875	$127,503	$(18,552)	$2,196,395
Long-lived assets:
January 3, 2003	841,876	1,009,388	176,596	77,641	69,413	14,894	2,189,808

JOHNSONDIVERSEY HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Share Data)

	July 4, 2003	January 3, 2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$48,497	$59,273
Accounts receivable, less allowance of $22,547 and $21,099, respectively	548,675	463,743
Accounts receivable—related parties	49,095	80,922
Inventories	288,852	260,983
Deferred income taxes	54,742	43,682
Other current assets	90,416	83,733

Total current assets	1,080,277	992,336
Property, plant and equipment, net	576,639	561,835
Capitalized software, net	76,804	79,343
Goodwill, net	1,226,688	1,145,941
Other intangibles, net	399,675	387,953
Deferred income taxes	36,749	29,416
Long-term receivables—related parties	85,397	72,475
Other assets	123,574	119,453

Total assets	$3,605,803	$3,388,752

LIABILITIES, CLASS B COMMON STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$143,929	$68,119
Current portion of long-term debt	29,187	57,906
Accounts payable	231,912	218,147
Accounts payable—related parties	107,850	110,414
Accrued expenses	415,113	375,629
Accrued profit-sharing	8,862	7,563
Accrued income taxes	—	1,844

Total current liabilities	936,853	839,622
Pension and other post-retirement benefits	273,120	268,962
Long-term borrowings	1,361,918	1,348,270
Long-term borrowings—related parties	231,999	217,186
Long-term payables—related parties	23,110	11,750
Other liabilities	102,143	84,051

Total liabilities	2,929,143	2,769,841

Class B common stock subject to put and call options—$0.01 par value; 3,000 shares authorized; 1,960 shares issued and outstanding	400,000	400,000

Stockholders’ equity:
Class A common stock—$0.01 par value; 7,000 shares authorized; 3,920 shares issued and outstanding	—	—
Capital in excess of par value	132,690	132,690
Retained earnings	85,948	88,452
Accumulated other comprehensive income	61,160	1,262
Notes receivable from officers	(3,138)	(3,493)

Total stockholders’ equity	276,660	218,911

Total liabilities, class B common stock and stockholders’ equity	$3,605,803	$3,388,752

The accompanying notes are an integral part of the consolidated financial statements.

JOHNSONDIVERSEY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands)

	Six Months Ended
	July 4, 2003	June 28, 2002
	(unaudited)
Net sales:
Net product and service sales	$1,415,294	$821,028
Sales agency fee income	44,161	12,352

	1,459,455	833,380
Cost of sales	795,701	459,365

Gross profit	663,754	374,015
Marketing, administrative and general expenses	535,145	277,375
Research and development expenses	35,458	27,978
Restructuring expense	13,301	—

Operating profit	79,850	68,662
Other expense (income):
Interest expense	79,816	28,341
Interest income	(1,948)	(684)
Other (income), net	(3,047)	(13,353)

Income before taxes	5,029	54,358
Provision for income taxes	2,181	19,913

Income before minority interests	2,848	34,445
Minority interests in net income (loss) of subsidiaries	51	(161)

Net income	$2,797	$34,606

The accompanying notes are an integral part of the consolidated financial statements.

JOHNSONDIVERSEY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	Six Months Ended
	July 4, 2003	June 28, 2002
	(unaudited)
Cash flows from operating activities:
Net income	$2,797	$34,606
Adjustments to reconcile net income to net cash provided by operating activities—
Depreciation	59,431	28,556
Amortization of intangibles	17,544	4,258
Amortization of debt issuance costs	5,118	—
Interest accreted on notes payable—related parties	14,769	4,362
Deferred income taxes	(8,169)	4,292
Gain from divestitures	(1,295)	—
Loss on property disposals	4,653	—
Other	(532)	592
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures of businesses—
Accounts receivable	(61,640)	(100,386)
Inventories	(17,431)	398
Other current assets	17,213	5,291
Other assets	(984)	18,764
Accounts payable and accrued expenses	(7,765)	100,160
Other liabilities	3,869	(5,864)

Net cash provided by operating activities	27,578	95,029
Cash flows from investing activities:
Capital expenditures	(48,466)	(22,264)
Expenditures for capitalized computer software	(13,061)	(15,297)
Cash from property disposals	3,777	6,356
Proceeds from divestitures	835	—
Acquisitions of businesses	(5,315)	(1,409,200)

Net cash used in investing activities	(62,230)	(1,440,405)
Cash flows from financing activities:
Proceeds from short-term borrowings	73,765	20,534
(Repayments of) proceeds from long-term borrowings	(65,473)	1,126,551
Capital contributions	—	33,634
Net proceeds from common stock subject to put and call options	—	352,059
Payment of debt issuance costs	—	(61,709)
Dividends paid	(5,300)	(11,788)

Net cash provided by financing activities	2,992	1,459,281

Effect of exchange rate changes on cash and cash equivalents	20,884	3,095

Change in cash and cash equivalents	(10,776)	117,000
Beginning balance	59,273	8,093

Ending balance	$48,497	$125,093

Supplemental cash flows information
Cash paid during the period:
Interest	$56,503	$9,610
Income taxes	14,838	16,490

The accompanying notes are an integral part of the consolidated financial statements.

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 28, 2002 and July 4, 2003

(Dollars in Thousands)

1.    Description of the Company

The accompanying consolidated financial statements include all of the operations, assets and liabilities of JohnsonDiversey Holdings, Inc. (“JDHI” or the “Company”). The Company wholly owns the shares of JohnsonDiversey, Inc. (“JDI”) (formerly S.C. Johnson Commercial Markets, Inc.), except for one share which is owned by S.C. Johnson & Son (“SCJ”). The Company is a holding company and its sole business interest is the ownership and control of JDI and its subsidiaries. JDI is comprised of a Professional Business and a Polymer Business. The Professional Business is a global manufacturer of commercial, industrial and institutional building maintenance and sanitation products. The Polymer Business is a global manufacturer of polymer intermediates marketed to the printing and packaging, coatings, adhesives and related industries.

Prior to November 5, 1999, JDI was a wholly owned subsidiary of SCJ. On November 5, 1999, ownership of JDI, including all of its assets and liabilities, was spun-off in a tax-free reorganization. In connection with the spin-off, Commercial Markets Holdco, Inc. (“Holdco”) obtained substantially all of the shares of JDI from SCJ.

On November 19, 2001, the Company was formed under the name Johnson Professional Holdings, Inc., at which time, Holdco contributed its shares in JDI to the Company. At the time of such contribution, the Company was a wholly owned subsidiary of Holdco.

On May 3, 2002, the Company, JDI and various of its subsidiaries acquired the DiverseyLever business from Conopco, Inc., a subsidiary of Unilever N.V. and Unilever PLC (together, “Unilever”) (see Note 4). At the closing of the acquisition, S.C. Johnson Commercial Markets, Inc. changed its name to JohnsonDiversey, Inc., and Johnson Professional Holdings, Inc. changed its name to JohnsonDiversey Holdings, Inc. In connection with the acquisition, Unilever acquired a 33 1/3% interest in the Company, with the remaining 66 2/3% continued to be held by Holdco. All assets of the DiverseyLever business are owned, and all operations conducted through, JDI and JDI’s subsidiaries.

2.    Basis of Presentation

In the opinion of management, the unaudited consolidated financial statements contain all normal recurring adjustments necessary to present fairly the financial position of the Company as of July 4, 2003, and its results of operations for the six months ended July 4, 2003 and cash flows for the six months ended July 4, 2003. The results of operations for the six months ended July 4, 2003 are not necessarily indicative of the results to be expected for the full fiscal year.

All monetary amounts, excluding share data, are stated in thousands.

3.    New Accounting Standards

In July 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Disposal Activities (“SFAS 146”). Under SFAS 146, liabilities for costs associated with a plan to dispose of an asset or to exit a business activity must  generally be recognized in the period in which the costs are incurred. The pronouncement supercedes Emerging Issues Task Force No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (“EITF 94-3”). Under EITF 94-3, a liability is recognized solely upon an entity’s commitment to

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 28, 2002 and July 4, 2003

(Dollars in Thousands)

a plan. SFAS 146 is effective for disposal activities initiated after December 31, 2002. The Company adopted SFAS 146 effective January 4, 2003 (see Note 12).

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“Interpretation 45”), which expands on the guidance for the accounting and disclosure of guarantees. Each guarantee meeting the characteristics described in Interpretation 45 is to be recognized and initially measured at fair value. In addition, guarantors are required to make significant new disclosures, even if the likelihood of the guarantor making payments under the guarantee is remote. Interpretation 45’s disclosure requirements are effective for financial statements for annual periods ending after December 15, 2002, while the initial recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after  December 31, 2002. The Company adopted Interpretation 45 effective for the fiscal year ended January 3, 2003.

In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (“SFAS 148”). SFAS 148 amends Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), and provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. SFAS 148 also amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 is effective for financial statements for annual periods ending after December 15, 2002, and interim periods beginning after December 31, 2002. The Company adopted the amendments to the SFAS 123 disclosure provisions required under SFAS 148 effective for the fiscal year ended January 3, 2003, but will continue to use the intrinsic value method under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, to account for stock-based compensation (see Note 6).

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (“Interpretation 46”). Interpretation 46 defines a “variable interest entity” and requires a company to consolidate such an entity if the company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns. The interpretation also requires disclosure of variable interest entities that the company is not required to consolidate, but in which it has a significant variable interest. Interpretation 46 is immediately effective for variable interest entities created after January 31, 2003 and effective June 15, 2003 for variable interest entities created on or prior to January 31, 2003. The Company’s adoption of Interpretation 46 has not had a significant impact on its consolidated financial position or results of operations.

In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS 149”). SFAS 149 is intended to result in more consistent reporting of contracts as either freestanding derivative instruments subject to Statement 133 in its entirety, or as hybrid instruments with debt host contracts and embedded derivative features. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, and hedging relationships designated after June 30, 2003. The Company’s adoption of SFAS 149 is not expected to have a significant impact on its consolidated financial position or results of operations.

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 28, 2002 and July 4, 2003

(Dollars in Thousands)

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS 150”). SFAS 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. Instruments that are indexed to and potentially settled in an issuer’s own shares that are not within the scope of SFAS 150 remain subject to existing guidance. SFAS 150 must be applied to instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. The Company is currently evaluating the impact the adoption of this standard will have on its consolidated financial position or results of operations.

4.    Income Taxes

The provision for income taxes includes deferred taxes and is based upon estimates of annual effective tax rates in the tax jurisdictions in which the Company operates.

5.    Inventories

Inventories are summarized as follows:

	July 4, 2003	January 3, 2003
Raw materials and containers	$77,518	$72,551
Finished goods	218,079	195,177
Last-in, first-out inventory reserves	(6,745)	(6,745)

Total inventories	$288,852	$260,983

Inventories are net of allowance for excess and obsolete inventory of $25,797 and $22,671 at July 4, 2003 and January 3, 2003, respectively.

6.    Stock-based Compensation

JDI has a Long-Term Incentive Plan (the “Plan”) that provides certain senior management of JDI with the right to purchase stock of Holdco. Prior to July 1, 2001, the Plan provided for the award of one share of restricted stock and one stock option for every four shares purchased. Shares are acquired at a formula value, which is an estimation of fair value by JDI based on overall Holdco performance. All restricted shares vest over a three-to-four year period from the grant date and have an exercise period of ten years from the date of grant. Stock options have an exercise term of ten years from the date of grant. Also, employees that remain with JDI for four years after spin-off are granted debt forgiveness of at least 50% of the purchase price of the stock.

The Plan was modified, effective July 1, 2001, so that all awards granted under the Plan on or after that date were stock option grants. Newly issued stock options vest over four years and have an exercise period of seven years from the date of grant.

The Company’s compensation expense related to restricted stock and debt forgiveness of JDI employees was $627 and $1,671 for the six months ended July 4, 2003 and June 28, 2002, respectively.

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 28, 2002 and July 4, 2003

(Dollars in Thousands)

The pro forma impact of compensation expense if JDI had used the fair-value method of accounting to measure compensation expense would have been to reduce net income by approximately $4,085 and $1,583 for the six months ended July 4, 2003 and June 28, 2002, respectively.

7.    Comprehensive Income

Comprehensive income for the respective periods consists of the following:

	Six Months Ended
	July 4, 2003	June 28, 2002
Net income	$2,797	$34,606
Translation adjustment	64,181	36,977
Unrealized losses on derivatives, net of tax	(4,283)	983

Total comprehensive income	$62,695	$72,566

8.    Class B Common Stock Subject to Put and Call Options

In connection with the acquisition of the DiverseyLever business, the Company received cash from Unilever of $352,059, in exchange for Class B common stock, representing a one-third ownership in the Company subject to the following put and call options. The stock is classified outside of permanent equity at fair value, subject to annual revaluation based on the enterprise value of the Company.

The Company entered into a stockholders’ agreement with its stockholders, Holdco and Unilever. Under the stockholders’ agreement, at any time after May 3, 2007, the Company has the option to purchase, and Unilever has the right to require the Company to purchase, the shares of the Company and Senior Discount Notes of the Company then beneficially owned by Unilever. If, after May 3, 2010, the Company is unable to fulfill its obligations in connection with the put option, Unilever may require the Company to take certain actions including selling certain assets of the Company.

Under the stockholders’ agreement, the Company may be required to make payments to Unilever in each year from 2007 through 2010 so long as Unilever continues to beneficially own 5% or more of the Company’s outstanding shares. The amount of each payment will be equal to 25% of the amount by which the cumulative  cash flows of the Company and its subsidiaries, on a consolidated basis, for the period from the closing of the acquisition through the end of the fiscal year preceding the payment (not including any cash flow with respect to which Unilever received payment in a prior year), exceeds the relevant target described in the stockholders’ agreement. The aggregate amount of these payments cannot exceed $100,000. Payment of these amounts, which may be funded with cash flows generated by the Company, is subject to compliance with the agreements relating to the Company and its wholly owned subsidiaries senior indebtedness including, without limitation, the senior secured credit facilities, the senior subordinated notes and the Senior Discount Notes.

9.    Acquisition of the DiverseyLever Business

On May 3, 2002, the Company acquired the DiverseyLever business—the institutional and industrial cleaning and sanitation business of Unilever. In addition, with specified exceptions, the Company and JDI assumed liabilities to the extent relating to, or arising out of, the DiverseyLever business. The acquisition was accounted for under the purchase method of accounting.

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 28, 2002 and July 4, 2003

(Dollars in Thousands)

The Company continues the process of settlement and conclusion on purchase price allocation and adjustments associated with the acquisition of the DiverseyLever business. The following represents a reconciliation of the preliminary allocation of purchase price from January 3, 2003 through July 4, 2003:

	As of January 3, 2003	Six Months Ended July 4, 2003 Adjustments		As of July 4, 2003
Cash purchase price	$1,029,836	$—		$1,029,836
Senior discount notes of Holdings	201,900	—		201,900
Equity in Holdings issued to Unilever	352,059	—		352,059
Transaction-related costs	39,564	2,163	(a)	41,727
Net debt adjustment payable in cash	15,320	—		15,320
Net debt adjustment to subscription price	11,750	—		11,750
Working capital adjustment payable in cash	33,568	—		33,568
Working capital adjustment to subscription price	(36,540)	—		(36,540)
Pension adjustment—EBITDA	2,580	—		2,580
Pension adjustment—fully funded	(108,017)	6,033	(b)	(101,984)

Total purchase price	1,542,020	8,196		1,550,216
Fair value of net tangible assets acquired	(375,991)	3,256	(c)	(372,735)

Excess purchase price	1,166,029	11,452		1,177,481
Allocation to intellectual property	(122,941)	—		(122,941)
Allocation to other identified intangible assets	(235,394)	—		(235,394)

Goodwill	$807,694	$11,452		$819,146

(a)	The Company recorded additional transaction-related costs of $2,163 during the six months ended July 4, 2003, which were accounted for as an increase to acquisition goodwill. The Company does not expect further adjustment to goodwill as it relates to transaction-related costs.
(b)	During the six months ended July 4, 2003, the pension adjustment—fully funded was reduced by $6,033 as a result of revisions to preliminary estimates. Further adjustments are expected to be finalized and agreed with Unilever by December 2003. Accordingly, the amount of pension adjustment—fully funded is subject to change.

The Company received approximately $12,600 during the six months ended July 4, 2003, in partial and preliminary settlement of pension full-funding adjustments agreed with Unilever. During the six months ended July 4, 2003, approximately $12,100 represented collections on previously estimated receivables from Unilever. The remaining $500 represented cash received on certain pension plans for which receivables from Unilever were not previously recorded.

(c)	The Company recorded additional restructuring liabilities of $21,758 (see Note 12) and associated deferred taxes of $4,956 during the six months ended July 4, 2003. The Company also recorded $1,700 of additional environmental reserves in the six months ended July 4, 2003 in adjustment of previous estimates. In addition, the Company increased net tangible assets acquired by $11,827 in the six months ended July 4, 2003, to properly reflect fair value and adjustment of previous estimates.

The purchase agreement provides for the indemnification of certain tax liabilities included in net tangible assets acquired. During the six months ended July 4, 2003, the Company recorded an estimated receivable from Unilever of $3,419 and increased the net fair value of assets acquired. Further adjustments are expected to be finalized and agreed with Unilever by December 2003 and are, accordingly, subject to change.

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 28, 2002 and July 4, 2003

(Dollars in Thousands)

Based on the preliminary determination of the working capital adjustment to subscription price, the Company recorded a receivable and corresponding reduction in purchase price of $36,540 as of January 3, 2003. The Company and Unilever have continued the settlement process and anticipate finalization by September 2003.

Pro Forma Results (Unaudited)

The following reflects the unaudited pro forma results for the Company giving effect to the acquisition of the DiverseyLever business and the related financings as if they had occurred at the beginning of the six months ended June 28, 2002.

Six Months Ended June 28, 2002
Net sales	$1,295,880
Net income	6,886

10.    Acquisitions and Divestitures

Acquisitions

In April 2003, the Company acquired the shares of National Brands, Inc. for $2,665. The primary assets acquired were intellectual property rights to certain industrial tradenames. In addition, the sellers entered into non-compete arrangements. The Company did not record goodwill as a result of this transaction. The acquisition was accounted for under the purchase method of accounting. Operations are included in the Company’s financial statements from the date of acquisition.

Divestitures

In March 2003, the Company disposed of a non-strategic logistical service business in Japan for approximately $835 and the assumption of net liabilities by the purchaser of approximately $460. The net gain of $1,295 was included as a component of other (income) expense in the consolidated statement of income for the three months ended April 4, 2003. The disposed business was part of a larger cash-flow generating group and was therefore not reported as a discontinued operation.

In May 2003, the Company and a joint venture partner determined that they would dissolve a non-strategic business involved in the development and distribution of cleaning machines. The Company recorded a net loss of $1,119 as a component of other (income) expense in the consolidated statement of income for the six months ended July 4, 2003. The Company expects to record additional disposal costs during the quarter ending October 3, 2003, but does not expect those costs to be significant to the consolidated results. The disposed business was part of a larger cash-flow generating group and was therefore not reported as a discontinued operation.

11.    Accounts Receivable Securitization

The Company and certain of its U.S. subsidiaries entered into an agreement (the “Receivables Facility”) in March 2001 whereby they sell on a continuous basis certain domestic trade receivables to a wholly owned, consolidated special purpose, bankruptcy-remote subsidiary (“JWPRC”) of the Company. JWPRC was formed for the sole purpose of buying and selling receivables generated by the Company and the U.S. subsidiaries party

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 28, 2002 and July 4, 2003

(Dollars in Thousands)

to the agreement. JWPRC in turn sells an undivided interest in the total domestic accounts receivable to a nonconsolidated financial institution (the “Conduit”) for an amount equal to the percentage of total domestic receivables deemed eligible. The amounts of the beneficial interest of accounts receivable sold under these arrangements are excluded from accounts receivable in the Company’s consolidated balance sheets. As of July 4, 2003, and January 3, 2003, the Conduit held $39,600 and $35,900, respectively, of accounts receivable that are not included in the accounts receivable balance reflected in the Company’s consolidated balance sheets.

The Company had a retained interest of $29,301 and $20,701 in receivables of JWPRC as of July 4, 2003, and January 3, 2003, respectively. The retained interest is included in the accounts receivable balance reflected in the consolidated balance sheet at estimated fair value.

12.    Restructuring Liabilities

During fiscal year 2002, in connection with the acquisition of the DiverseyLever business, the Company recorded liabilities for the involuntary termination of former DiverseyLever employees and other exit costs associated with former DiverseyLever facilities (“exit plans”). During the six months ended July 4, 2003, the Company recognized liabilities of $18,224 for the involuntary termination of 299 additional former DiverseyLever employees and $3,534 for additional other exit costs, which were recorded as an adjustment to purchase price. The Company does not expect to record further adjustments.

The Company’s exit plans provide for the planned termination of 1,299 employees, of which 839 and 471 were actually terminated as of July 4, 2003 and January 3, 2003, respectively.

Additionally, the Company developed plans to restructure certain facilities that it owned prior to the acquisition of the DiverseyLever business (“restructuring plans”), primarily for the purpose of eliminating redundancies resulting from the acquisition of the DiverseyLever business. During fiscal year 2002, in connection with these restructuring plans, the Company recorded liabilities for the involuntary termination of pre-acquisition employees and other restructuring costs associated with pre-acquisition facilities. During the six months ended July 4, 2003, the Company recognized liabilities of $10,111 for the involuntary termination of 99 additional pre-acquisition employees and $3,190 for additional other restructuring costs, respectively, which were recorded as restructuring expenses in accordance with SFAS 146 (see Note 3).

The Company’s restructuring plans provide for the planned termination of 339 pre-acquisition employees, of which 274 and 151 were actually terminated as of July 4, 2003 and January 3, 2003, respectively.

	Exit Plans			Restructuring Plans
	Employee- Related	Other	Total	Employee- Related	Other	Total
Liability balances as of January 3, 2003	$51,963	$6,079	$58,042	$5,724	$5,092	$10,816
Liability established in purchase accounting	18,224	3,534	21,758	—	—	—
Liability recorded as restructuring expense	—	—	—	10,111	3,190	13,301
Cash paid (1)	(18,114)	(3,441)	(21,555)	(8,300)	(4,662)	(12,962)

Liability balances as of July 4, 2003	$52,073	$6,172	$58,245	$7,535	$3,620	$11,155

(1)	Cash paid includes the effects of foreign exchange

JOHNSONDIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 28, 2002 and July 4, 2003

(Dollars in Thousands)

13.    Segment Information

The sales and results of operations of the Company’s segments are summarized as follows:

	Six Months Ended or As Of July 4, 2003
	Professional	Polymer	Eliminations/ Other	Total Company
Net sales	$1,325,380	$144,787	$(10,712)	$1,459,455
Operating profit	60,649	19,201	—	79,850
Depreciation and amortization	72,435	4,540	—	76,975
Interest expense	65,059	251	14,506	79,816
Interest income	1,875	336	(263)	1,948
Total assets	3,472,731	195,736	(62,664)	3,605,803
Goodwill, net	1,212,500	576	13,612	1,226,688
Capital expenditures	46,131	2,335	—	48,466

	Six Months Ended June 28, 2002
	Professional	Polymer	Eliminations/ Other	Total Company
Net sales	$714,358	$129,053	$(10,031)	$833,380
Operating profit	50,577	18,085	—	68,662
Depreciation and amortization	28,970	3,844	—	32,814
Interest expense	23,620	451	4,270	28,341
Interest income	443	333	(92)	684
Capital expenditures	18,730	3,534	—	22,264

	As Of January 3, 2003
	Professional	Polymer	Eliminations/ Other	Total Company
Total assets	3,248,532	174,843	(34,623)	3,388,752
Goodwill, net	1,131,789	540	13,612	1,145,941

THE FOLLOWING REPORT IS A COPY OF A PREVIOUSLY ISSUED REPORT OF ARTHUR ANDERSEN LLP AND HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP.

SUBSEQUENT TO THE ISSUANCE OF THAT AUDIT REPORT, JDI MODIFIED THE NOTES TO THE FOLLOWING FINANCIAL STATEMENTS TO INCLUDE SUPPLEMENTAL AND CLARIFYING DISCLOSURES. SPECIFICALLY, JDI MODIFIED THE INFORMATION IN NOTES 2, 6, 21, 23 AND 26, AND ADDED NOTE 22. THESE CHANGES ARE NOT COVERED BY THE PREVIOUSLY ISSUED REPORT OF ARTHUR ANDERSEN LLP, A COPY OF WHICH IS PROVIDED BELOW.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of

JohnsonDiversey, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of JohnsonDiversey, Inc. (formerly S. C. Johnson Commercial Markets, Inc.) (a Delaware corporation) and subsidiaries as of June 30, 2000, June 29, 2001 and December 28, 2001, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three fiscal years in the period ended June 29, 2001 and six month period ended December 28, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material  respects, the financial position of JohnsonDiversey, Inc. and subsidiaries as of June 30, 2000, June 29, 2001 and December 28, 2001, and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 29, 2001 and six month period ended December 28, 2001 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin

June 10, 2002

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Share Data)

ASSETS	June 30, 2000	June 29, 2001	December 28, 2001
Current Assets:
Cash and Cash Equivalents	$23,607	$11,801	$8,093
Accounts Receivable, Less Allowance of $6,977, $6,802 and $7,055, Respectively	219,714	183,308	161,619
Inventories	85,055	89,473	99,082
Deferred Income Taxes	18,237	15,827	12,285
Other Current Assets	23,566	24,097	21,167

Total Current Assets	370,179	324,506	302,246
Property, Plant and Equipment, Net	204,465	208,288	207,060
Capitalized Software, Net	15,370	48,299	61,854
Goodwill, Net	198,956	272,795	271,958
Other Intangibles, Net	4,899	4,711	3,349
Deferred Income Taxes	24,489	26,893	37,542
Other Assets	45,135	28,056	42,275

Total Assets	$863,493	$913,548	$926,284

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-Term Borrowings	$39,643	$41,017	$34,121
Current Portion of Long-Term Debt	—	6,244	58,144
Accounts Payable	115,479	151,568	132,617
Accrued Expenses	112,844	106,883	106,626
Accrued Profit Sharing	18,341	17,231	10,336
Accrued Income Taxes	23,828	—	2,655

Total Current Liabilities	310,135	322,943	344,499
Pension and Other Postretirement Benefits	59,032	50,457	83,280
Note Payable to Holdco	12,000	12,000	12,000
Long-Term Borrowings	246,820	283,381	257,518
Other Liabilities	20,903	18,230	19,327

Total Liabilities	648,890	687,011	716,624
Stockholders’ Equity:
Common Stock—$1.00 Par Value; 200,000 Shares Authorized; 24,422 Shares Issued and Outstanding	24	24	24
Class A 8% Cumulative Preferred Stock—$100.00 Par Value; 1,000 Shares Authorized; 96 Shares Issued and Outstanding	10	10	10
Class B 9% Cumulative Preferred Stock—$100.00 Par Value; 1,000 Shares Authorized; 407 Shares Issued and Outstanding	40	40	40
Capital in Excess of Par Value	140,036	140,036	140,036
Retained Earnings	66,253	84,284	88,142
Accumulated Other Comprehensive Income (Loss)	8,240	2,143	(18,592)

Total Stockholders’ Equity	214,603	226,537	209,660

Total Liabilities and Stockholders’ Equity	$863,493	$913,548	$926,284

The accompanying notes are an integral part of the Consolidated Financial Statements.

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands)

	Fiscal Year Ended			Six Months Ended
	1999	2000	2001	(Unaudited) December 29, 2000	December 28, 2001
Net Sales	$980,012	$1,028,199	$1,132,833	$547,036	$548,979
Cost of Sales	476,869	490,382	557,434	271,977	276,782

Gross Profit	503,143	537,817	575,399	275,059	272,197
Marketing, Distribution, Administrative and General Expenses	398,817	427,757	471,788	232,462	228,445
Research and Development Expenses	38,829	37,230	38,642	19,432	18,586
Restructuring Expense	16,871	—	—	—	—

Operating Profit	48,626	72,830	64,969	23,165	25,166
Other Expense (Income):
Interest Expense	17,653	12,699	19,251	9,067	7,252
Interest Income	(1,312)	(1,405)	(993)	(686)	(307)
Other Expense (Income), Net	52	(17,195)	(2,645)	(3,403)	2,141

Income Before Taxes	32,233	78,731	49,356	18,187	16,080
Provision for Income Taxes	17,312	28,868	16,512	6,486	4,908

Net Income Before Minority Interests	14,921	49,863	32,844	11,701	11,172
Minority Interests	84	205	237	141	25

Net Income	$14,837	$49,658	$32,607	$11,560	$11,147

The accompanying notes are an integral part of the Consolidated Financial Statements.

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in Thousands)

	Comprehensive Income	Common Stock	Preferred Stock	Capital In Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance, July 3, 1998		$24	$50	$140,036	$24,055	$28,165	$192,330
Comprehensive Income—
Net Income	$14,837	—	—	—	14,837	—	14,837
Foreign Currency Translation Adjustments	(4,701)	—	—	—	—	(4,701)	(4,701)
Adjustment to Minimum Pension Liability, Net of Tax	(11,125)	—	—	—	—	(11,125)	(11,125)

Total Comprehensive Loss	$(989)

Dividends Declared		—	—	—	(10,108)	—	(10,108)

Balance, July 2, 1999		$24	$50	$140,036	$28,784	$12,339	$181,233
Comprehensive Income—
Net Income	$49,658	—	—	—	49,658	—	49,658
Foreign Currency Translation Adjustments	(2,259)	—	—	—	—	(2,259)	(2,259)
Adjustment to Minimum Pension Liability, Net of Tax	(1,840)	—	—	—	—	(1,840)	(1,840)

Total Comprehensive Income	$45,559

Dividends Declared		—	—	—	(12,189)	—	(12,189)

Balance, June 30, 2000		$24	$50	$140,036	$66,253	$8,240	$214,603
Comprehensive Income—
Net Income	$32,607	—	—	—	32,607	—	32,607
Foreign Currency Translation Adjustments	(5,762)	—	—	—	—	(5,762)	(5,762)
Unrealized Losses on Derivatives, Net of Tax	(2,013)	—	—	—	—	(2,013)	(2,013)
Adjustment to Minimum Pension Liability, Net of Tax	1,678	—	—	—	—	1,678	1,678

Total Comprehensive Income	$26,510

Dividends Declared		—	—	—	(14,576)	—	(14,576)

Balance, June 29, 2001		$24	$50	$140,036	$84,284	$2,143	$226,537
Comprehensive Income—
Net Income	$11,147	—	—	—	11,147	—	11,147
Foreign Currency Translation Adjustments	(2,512)			—	—	(2,512)	(2,512)
Unrealized Gains on Derivatives, Net of Tax	638	—	—	—	—	638	638
Adjustment to Minimum Pension Liability, Net of Tax	(18,861)	—	—	—	—	(18,861)	(18,861)

Total Comprehensive Loss	$(9,588)

Dividends Declared		—	—	—	(7,289)	—	(7,289)

Balance, December 28, 2001		$24	$50	$140,036	$88,142	$(18,592)	$209,660

The accompanying notes are an integral part of the Consolidated Financial Statements.

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	Fiscal Year Ended			Six Months Ended
	1999	2000	2001	(Unaudited) December 29, 2000	December 28, 2001

Cash Flows from Operating Activities:
Net Income	$14,837	$49,658	$32,607	$11,560	$11,147
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities—
Depreciation	21,909	24,468	28,920	13,253	15,176
Amortization	7,976	9,448	20,829	9,479	2,983
Deferred Income Taxes	(4,691)	(3,153)	(6)	2,884	(7,107)
Gain from Divestitures	—	(15,177)	(2,979)	(2,979)	—
Gain on Property Disposals	—	(5,988)	—	—	—
Other	2,964	(2,590)	(82)	483	1,508
Changes in Assets and Liabilities, Net of Effects from Acquisitions of Businesses—
Accounts Receivable	13,132	(7,974)	28,459	24,344	27,333
Inventories	1,465	(2,312)	(1,398)	(3,124)	(10,244)
Other Current Assets	1,205	6,071	14,077	(3,558)	2,974
Other Assets	(3,632)	(8,495)	5,062	4,976	(8,223)
Accounts Payable and Accrued Expenses	1,869	37,220	5,968	(40,876)	(13,291)
Other Liabilities	9,217	(8,791)	10,131	9,381	(11,883)

Net Cash Provided by Operating Activities	66,251	72,385	141,588	25,823	10,373
Cash Flows from Investing Activities:
Capital Expenditures	(24,923)	(17,564)	(27,505)	(11,379)	(15,924)
Expenditures for Capitalized Computer Software	—	(15,370)	(34,286)	(28,992)	(17,005)
Cash from Property Disposals	—	14,049	1,457	1,151	1,866
Acquisitions of Businesses	(2,000)	(125,387)	(138,678)	(136,864)	—
Proceeds from Divestitures	—	25,813	4,834	4,834	—

Net Cash Used in Investing Activities	(26,923)	(118,459)	(194,178)	(171,250)	(31,063)
Cash Flows from Financing Activities:
(Decrease) Increase in Line of Credit	(47,621)	(70,616)	54,317	136,903	24,592
Proceeds from Issuance of Debt	10,320	126,028	—	—	—
Repayments of Debt	—	—	(337)	—	—
Dividends Paid	(10,108)	(12,189)	(14,576)	(5,812)	(7,289)

Net Cash (Used in) Provided by Financing Activities	(47,409)	43,223	39,404	131,091	17,303

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(842)	8,263	1,380	(802)	(321)

Change in Cash and Cash Equivalents	(8,923)	5,412	(11,806)	(15,138)	(3,708)
Beginning Balance	27,118	18,195	23,607	23,607	11,801

Ending Balance	$18,195	$23,607	$11,801	$8,469	$8,093

Supplemental Cash Flow Information:
Cash Paid During the Year—
Interest	$17,653	$11,865	$18,140	$8,647	$7,227
Income Taxes	19,794	27,941	16,530	5,399	457

The accompanying notes are an integral part of the Consolidated Financial Statements.

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

(1)    Description of the Company—

The accompanying consolidated financial statements include all of the operations, assets and liabilities of JohnsonDiversey, Inc. (formerly S. C. Johnson Commercial Markets, Inc.) (the “Company”). The Company is comprised of a Professional Division and a Polymer Division. The Professional Division is a global manufacturer of commercial, industrial and institutional building maintenance and sanitation products. The Polymer Division is a global manufacturer of polymer intermediates marketed to the printing and packaging, coatings, adhesives and related industries.

For the period presented prior to November 5, 1999, the Company was a wholly owned subsidiary of S.C. Johnson & Son, Inc. On November 5, 1999, ownership of S. C. Johnson Commercial Markets, Inc. including all of the assets and liabilities was spun-off in a tax-free reorganization. In connection with the spin-off, Commercial Markets Holdco, Inc. (“Holdco”) obtained substantially all shares of S.C. Johnson Commercial Markets, Inc. stock from S. C. Johnson & Son, Inc. The Company’s equity structure under S. C. Johnson & Son, Inc. and Commercial Markets Holdco, Inc. remained consistent after the tax-free reorganization. The consolidated financial statements reflect the historical financial position, results of operations and cash flows of JohnsonDiversey, Inc. during each respective period presented.

(2)    Summary of Significant Accounting Policies—

Principles of Consolidation—

The consolidated financial statements include the accounts of the Company, which is comprised of the Professional Division and the Polymer Division and their majority owned and controlled subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Reclassifications—

Certain prior period financial statement amounts have been reclassified to be consistent with the current period presentation.

Year End—

The Company’s fiscal year ends on the Friday nearest June 30. All three fiscal years presented were comprised of 52 weeks. Subsequent to June 29, 2001, the Company elected to change its fiscal year end to the Friday nearest December 31.

Use of Estimates—

The preparation of these financial statements required the use of certain estimates made by management in determining the Company’s assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

Revenue Recognition—

Revenue is recognized as risk of loss and title to the product transfer to the customer, which occurs at the time shipment is made. Revenues are recorded net of estimated allowances for returns and discounts.

The Company adopted the provisions of EITF Issue 00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products, and Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products, in the year ended June 29, 2001. This guidance addresses the timing of recognition and income statement classification of costs incurred for certain selling expenses and sales incentive programs. The adoption of these issues resulted in the Company restating both net sales and marketing, distribution and administrative expenses by $12,590 and $22,200 for the years ended July 2, 1999 and June 30, 2000, respectively.

Cost of Sales—

Cost of sales includes material costs, packaging costs, production costs and other factory overhead costs.

Marketing, distribution, administrative and general expenses—

Marketing, distribution, administrative and general expenses include distribution expenses, advertising and promotion costs, marketing research and sales overhead costs. Administrative expenses include other administrative and general overhead costs.

Advertising Costs—

The Company expenses advertising costs as incurred. Total advertising expense was approximately $2,100, $1,500 and $1,900 for the fiscal years ended July 2, 1999, June 30, 2000 and June 29, 2001, respectively, and $852 and $674 for the six months ended December 29, 2000 (unaudited) and December 28, 2001, respectively.

Cash and Cash Equivalents—

Cash and cash equivalents include highly-liquid investments with original maturity dates of three months or less.

Inventories—

Inventories are stated at the lower of cost or market. As of June 30, 2000, June 29, 2001 and December 28, 2001, the cost of domestic inventories determined by the last-in, first-out (LIFO) method (LIFO) amounted to $31,055, $31,673 and $32,533, respectively. This represented approximately 34.3%, 33.4% and 31.1% of total inventories, respectively. For the balance of the Company’s inventory, cost is determined using the first-in, first-out (FIFO) method. If the FIFO method of accounting had been used for all inventories, inventories would have

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

been approximately $5,582, $5,308 and $5,533 higher than reported at June 30, 2000, June 29, 2001 and December 28, 2001, respectively. The components of inventory, as stated on a LIFO basis are as follows:

	June 30, 2000	June 29, 2001	December 28, 2001
Raw Materials and Containers	$25,059	$27,886	$30,966
Finished Goods	59,996	61,587	68,116

Total Inventories	$85,055	$89,473	$99,082

Property, Plant and Equipment—

Property, plant and equipment are stated at cost. Major replacements and improvements are capitalized while maintenance and repairs which do not improve or extend the life of the respective assets are expensed as incurred. Depreciation is generally provided by using the straight-line method over the estimated useful lives of the assets which range from 20-40 years for buildings, 3-10 years for machinery and equipment and 5-20 years for improvements.

When properties are disposed of, the related costs and accumulated depreciation are removed from the respective accounts, and any gain or loss on disposition is reflected as other income or expense.

Property, buildings and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. When possible impairment exists, the Company utilizes estimates of undiscounted cash flows over the remaining life of the asset to measure recoverability. No such impairment exists for the periods presented.

Goodwill and Other Intangible Assets—

Goodwill and other intangible assets are stated at cost less accumulated amortization computed by the straight-line method. Goodwill was amortized over periods ranging from fifteen to forty years prior to the adoption of SFAS No. 142 “Goodwill and Other Intangibles”. The Company adopted SFAS No. 142 on July 1, 2001. Upon adoption of SFAS No. 142, goodwill and indefinite-lived intangible assets are no longer subject to amortization over its estimated useful life. Rather, they are subject to at least an annual assessment for impairment by applying a fair-value-based test. Upon the Company’s initial impairment assessment, no impairment exists for the periods presented.

Other intangible assets are required to be separately recognized if the benefit of the intangible asset can be sold, transferred licensed, rented or exchanged. Amortization of definite-lived intangible assets over their useful lives is required. Trademarks, patents and other definite-lived identifiable intangible assets have been assigned an estimated finite life and are amortized on a straight-line basis over periods ranging from five to seventeen years.

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

Net income excluding goodwill amortization expense for the years ended July 2, 1999, June 30, 2000 and June 29, 2001 and the six months ended December 29, 2000 is as follows:

				(Unaudited)
	July 2, 1999	June 30, 2000	June 29, 2001	December 29, 2000
Net Income as Reported	$14,837	$49,658	$32,607	$11,560
Plus—Goodwill Amortization, Net of Tax	3,500	5,600	12,000	6,000

Net Income Excluding Goodwill Amortization	$18,337	$55,258	$44,607	$17,560

Foreign Currency Translation—

Foreign currency balance sheets of international subsidiaries have been translated at current exchange rates. Revenue and expenses have been translated at monthly weighted average rates. The aggregate effects of translation adjustments have been included in Accumulated Other Comprehensive Income (Loss). Gains and losses resulting from foreign currency transactions are recorded as a component of Other (Income) Expense, Net and are not material for the periods presented with the exception of the Argentina foreign currency devaluation discussed in Note 13.

The Company recognized gains and (losses) from foreign currency transactions totaling $322, ($252) and ($252) for the years ended July 2, 1999, June 30, 2000 and June 29, 2001, respectively and a gain of $152 for the six months ended December 28, 2001.

Other Comprehensive Income (Loss)—

Components of accumulated other comprehensive income (loss) are net income and all other nonowner changes in equity. A summary of the components of Accumulated Other Comprehensive Income (Loss) is as follows:

	June 30, 2000	June 29, 2001	December 28, 2001
Foreign Currency Translation Adjustments	$21,205	$15,443	$12,931
Additional Minimum Pension Liability, Net of Tax	(12,965)	(11,287)	(30,148)
Unrealized Losses on Derivatives, Net of Tax	—	(2,013)	(1,375)

	$8,240	$2,143	$(18,592)

New Accounting Pronouncements—

In June 1998, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Gains or losses associated with movements in the value of a derivative are to be accounted for in accordance with its intended use and whether it qualifies for hedge accounting. The Company adopted SFAS No. 133 on July 1, 2000. The impact on the consolidated financial statements upon adoption was immaterial.

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

In May 2000, the Emerging Issues Task Force issued EITF 00-10, “Accounting for Shipping and Handling Fees and Costs.” EITF 00-10 addresses the income statement classification related to both shipping and handling fees and costs. The Company has historically recorded amounts charged for shipping as a component of net sales and recorded the related costs as a component of distribution expenses. As a result, the adoption of EITF 00-10 did not have any impact on the consolidated financial statements. Shipping and handling costs, recorded as a component of distribution expenses, were $71,954, $77,881 and $88,811 for the years ending July 2, 1999, June 30, 2000 and June 29, 2001, respectively and $43,511 and $45,509 for the six months ended December 29, 2000 (unaudited) and December 28, 2001, respectively.

In September 2000, the FASB issued SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This statement, which replaces SFAS No. 125, revises the standards for accounting for securitizations and other transfers of financial assets and collateral, and requires certain disclosures, but it carries over most of the provisions of SFAS No. 125 without reconsideration. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. It is effective for recognition and reclassifications of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. See Note 6 regarding sales of certain qualifying trade accounts receivable.

(3)    Acquisitions—

In February 2000, the Company acquired Reinigings Techniek Benelux B.V. for approximately $7,080 in cash. The acquisition was accounted for under the purchase method of accounting. Goodwill booked with respect to the acquisition was approximately $5,648 and has been amortized over 15 years.

In April 2000, the Company acquired Teepol, Ltd. for approximately $116,605 in cash. The acquisition was accounted for under the purchase method of accounting. Goodwill booked with respect to the acquisition was approximately $102,000. Goodwill has been amortized over 15 years.

In September 2000, the Company acquired the stock of The Butcher Company for $131,452. Goodwill booked with respect to the acquisition was approximately $111,000 and has been amortized over 15 years. The acquisition was accounted for under the purchase method of accounting. In addition, the Company also purchased land and buildings from the previous owners of The Butcher Company for approximately $3,200.

The results of operations for the acquired companies accounted for as purchases are included in the consolidated financial statements from the date of acquisition.

(4)    Other Investments—

On March 19, 2000, the Company and Tennant Company (“Tennant”) formed a new company—NexGen Floorcare Systems Company (“NexGen”). The Company contributed $335 to obtain a 67% ownership in NexGen. This joint venture is consolidated into the Company’s financial statements.

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

On October 10, 2000, the Company invested $4,026 of cash in Cleanwise Inc. (“Cleanwise”) in return for a 7% ownership. This investment is accounted for under the cost method and included with Other Assets on the Consolidated Balance Sheet.

(5)    Divestitures—

On October 31, 1999 the Company sold its PCO Canada operations for $25,813. The pretax gain realized from the sale was $15,177 and is included as a component of Other (Income) Expense, Net in the Consolidated Statements of Income.

On July 1, 2000 the Company sold its interest in the Acurid joint venture for $4,834. The pretax gain realized on the sale of Acurid was approximately $2,979 and is included as a component of Other (Income) Expense, Net in the Consolidated Statements of Income.

(6)    Accounts Receivable Securitization—

The Company and certain of its U.S. subsidiaries entered into an agreement (the Receivables Facility) in March 2001 with a nonconsolidated financial institution (Conduit) whereby it sells on a continuous basis an undivided interest in certain domestic trade receivables. Pursuant to the Receivables Facility, the Company formed a wholly owned, consolidated special purpose, bankruptcy-remote subsidiary (JWPRC). JWPRC was formed for the sole purpose of buying and selling receivables generated by the Company. Under the Receivables Facility, the Company and certain subsidiaries, irrevocably and without recourse, transfer all of their domestic trade receivables to JWPRC. JWPRC in turn sells an undivided interest in the total domestic accounts receivable to the Conduit for an amount equal to the percentage of total domestic receivables deemed eligible. The amounts of the beneficial interest of accounts receivable sold under these arrangements are excluded from accounts receivable in the Company’s Consolidated Balance Sheets. As of June 29, 2001 and December 28, 2001 the Conduit held $54,500 and $41,500, respectively, of accounts receivables, which are not included in the accounts receivable balance reflected in the Company’s consolidated balance sheets.

The Company has retained $28,817 and $17,377 in the receivables at JWPRC as of June 29, 2001 and December 28, 2001, respectively. The retained interest included in the accounts receivable balance reflected in the consolidated balance sheet is recorded at estimated fair value.

This arrangement is accounted for as a sale of receivables under the provisions of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities—a replacement of FASB Statement No. 125.” Proceeds from the sale of receivables are primarily used to pay down existing debt facilities. Costs associated with the sale of beneficial interest in the receivables vary on a monthly basis and are generally related to the commercial paper rate and administrative fees associated with the overall program facility. Such costs were $558 and $945 for the year ended June 29, 2001 and the six months ended December 28, 2001, respectively, and are included in other (income) expense, net in the consolidated statements of income.

The Company has retained responsibility for servicing accounts receivable of JWPRC. No servicing asset or liability has been recorded because the benefits of servicing are expected to be just adequate to compensate the Company for its servicing responsibilities.

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

(7)    Property, Plant and Equipment—

Property, plant and equipment at year end consisted of:

	June 30, 2000	June 29, 2001	December 28, 2001
Land and Improvements	$28,376	$24,668	$23,870
Buildings and Leasehold Improvements	79,269	98,041	97,780
Equipment	209,349	231,560	246,465
Capital Leases	1,623	1,070	1,536
Construction in Progress	14,901	13,192	14,533

	333,518	368,531	384,184
Less—Accumulated Depreciation	(129,053)	(160,243)	(177,124)

Property, Plant and Equipment, Net	$204,465	$208,288	$207,060

(8)    Capitalized Software—

The Company has capitalized both internal and external costs to develop computer software for internal use. These costs are accounted for under the provisions of Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” SOP 98-1 requires the capitalization of certain costs, including internal payroll costs, incurred in connection with the development or acquisition of software for internal use. Accordingly, the costs of this internal-use software are capitalized beginning at the software application development phase.

Capitalized software costs are amortized using the straight-line method over the expected useful life of the software, which is generally five years. Amortization expense related to capitalized software was $1,357 for the fiscal year ended June 29, 2001, and $1,807 for the six months ended December 28, 2001. No amortization of capitalized software was incurred prior to the last six months of fiscal 2001 as no projects were put in service prior to January 2001. Periodically, the Company assesses potential impairment of capitalized software balances. No impairment of capitalized balances was identified during the periods presented.

(9)     Goodwill and Other Intangible Assets—

Intangible assets at year end consisted of:

	June 30, 2000	June 29, 2001	December 28, 2001
Goodwill	$277,855	$369,103	$368,285
Trademarks and Patents	6,720	7,571	5,391

	284,575	376,674	373,676
Accumulated Amortization	(80,720)	(99,168)	(98,369)

Intangible Assets, Net	$203,855	$277,506	$275,307

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

The changes in goodwill between the periods above are due to the acquisitions discussed in Note 3 and fluctuations in foreign currency exchange rates. Amortization expense for intangibles was $7,976, $9,448 and $19,472 for the years ending July 2, 1999, June 30, 2000 and June 29, 2001, respectively, and $9,479 and $602 for the six months ended December 29, 2000 (unaudited) and December 28, 2001, respectively.

(10)     Indebtedness and Credit Arrangements—

Short-term borrowings consist of various informal lines of credit for working capital loans throughout the world. These lines of credit are generally available to the Company at the option of the banks. At June 30, 2000, June 29, 2001 and December 28, 2001, such working capital facilities totaled $141,000, $144,000 and $103,000, respectively. As of June 30, 2000, June 29, 2001 and December 28, 2001, outstanding borrowings under these credit facilities totaled $39,643, $41,017 and $34,121, respectively.

The Company also has a $250,000 five-year Revolving Credit Agreement with 11 banks. The date of this agreement is November 5, 1999 with a maturity date of November 5, 2004. Under the terms of the agreement, the Company has the ability to borrow up to the aggregate amount of the facility in United States Dollars (“USD”) or any other currency that is freely transferable and convertible into USD and the deposits of which are traded in the London interbank market, subject to certain financial covenants. The Company pays an annual facility fee to the banks based on the total amount of the commitment. Borrowings under the facility are priced at a spread over LIBOR and are based on a pricing grid that changes with the Company’s ratio of funded debt to Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”). The agreement includes covenants which, among others, restrict the amount of liens and indebtedness the Company may incur, limit the amount of the Company’s asset dispositions, and provide for a minimum level of interest coverage as well as restrict the transfer of ownership of the Company. As of June 29, 2001 and December 28, 2001, the Company was in compliance with all covenants. As a result of the transaction discussed in Note 25, all of the company’s borrowings under the revolving credit facility were refinanced in May 2002. Accordingly, borrowings under this agreement as of June 30, 2000, June 29, 2001 and December 28, 2001 are included in long-term debt. The floating rate Japanese Yen debt was also refinanced in May 2002. The balance sheet presentation of the floating rate debt has been reflected consistent with the terms of these facilities at December 28, 2001.

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

Long-term debt at year end consisted of:

	June 30, 2000	June 29, 2001	December 28, 2001
Borrowings Outstanding Under the Revolving Credit Facility (Weighted Average Interest Rates of 7.0%, 5.0% and 3.9% at June 30, 2000, June 29, 2001 and December 28, 2001, Respectively)	$74,000	$143,000	$174,429
Floating Rate Senior Notes at Yen LIBOR (0.11% at December 28, 2001), Principal Due in July 2002 (Denominated in Japanese Yen)	56,592	48,108	46,338
Floating Rate Bank Debt at Yen LIBOR (0.69% at December 28, 2001), Due in Semiannual Installment Payments with Balance Due in May 2005 (Denominated in Japanese Yen)	73,447	62,436	60,141
Floating Rate Bank Debt at Yen LIBOR (0.84% at December 28, 2001), Principal Due in May 2007 (Denominated in Japanese Yen)	42,444	36,081	34,754
Note Payable to Holdco	12,000	12,000	12,000
Other Borrowings	337	—	—

	258,820	301,625	327,662
Less—Current Portion	—	6,244	58,144

	$258,820	$295,381	$269,518

On November 5, 1999, the Company entered into a promissory note with Holdco for $12,000, with the entire principal due in full on November 30, 2009. Interest on the note is due semiannually based on Holdco’s actual weighted average interest rate on short-term borrowings. This rate was 7.0%, 5.0% and 3.7% at June 30, 2000, June 29, 2001 and December 28, 2001, respectively. Interest expense related to this note was $486 and $791 for the years ending June 30, 2000 and June 29, 2001, respectively, and $791 and $232 for the six months ended December 29, 2000 (unaudited) and December 28, 2001, respectively.

Long-term debt outstanding at December 28, 2001 is payable in annual amounts totaling $58,144, $12,115, $185,485, $25,164, $0 and $46,754 in calendar 2002, 2003, 2004, 2005, 2006 and thereafter, respectively.

(11)    Financial Instruments—

The Company utilizes financial instruments, primarily forward exchange contracts, to manage exposure to foreign currency fluctuations. The Company does not hold or issue financial instruments for trading purposes.

The Company is exposed to credit-related losses in the event of nonperformance by counterparties with regard to these off-balance sheet financial instruments. To minimize the risk of credit losses, the Company monitors the credit standing of the counterparties and deals only with counterparties that have “A” or better credit ratings on their senior debt. Credit exposure is also limited through diversification of counterparties, thus reducing the exposure to any one financial institution. The Company does not anticipate any nonperformance by its counterparties.

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

As of December 28, 2001, the Company was party to one forward exchange contract to sell Dutch guilders for a notional amount of $3,782, seven forward exchange contracts to sell euros for a notional amount of $21,000, and twelve forward exchange contracts to sell Japanese yen for a notional amount of $1,800. These forward contracts effectively hedge the Company’s exposure related to foreign currency fluctuations. Accordingly, unrealized gains and losses on these forward contracts are recognized through Other Comprehensive Income (Loss) and will be reclassified to earnings upon payment of intercompany loans. The Company’s policy is to hedge such exposures within the next 12 months.

As of December 28, 2001, the Company was a party to one interest rate swap originally entered into in July 1995. The swap expires in July 2002. The swap was purchased to hedge the floating interest rate exposure on 6 billion of yen loans, which mature in July 2002. Also as of December 28, 2001, the Company was a party to two interest rate swaps entered into in June 2000. The latest expiration date is May 2004. These swaps were purchased to hedge the floating interest rate exposure on 2.5 billion of yen debt with a final maturity of May 2007. Under the terms of these swaps the Company pays a fixed rate and receives yen LIBOR on the notional amount for the life of the swaps. Unrealized gains and losses on these interest rate swaps are recognized through Other Comprehensive Income and will be reclassified to earnings upon repayment of the debt. As of  December 28, 2001, the net unrealized loss (net of tax) was $1,375. The Company estimates that $1,375 will be reclassified out of Other Comprehensive Income in the next 12 months.

(12)    Restructuring—

During fiscal 1999, the Company’s Board of Directors approved and management implemented a restructuring plan designed to reduce administrative costs stemming from duplicate responsibilities. The restructuring resulted in the Company recording a charge of $16,871. Such costs included $15,333 of severance and termination benefit costs. Other restructuring costs including assets write-downs totaled $1,538. The charge was recorded during fiscal 1999 and thus $621 of severance and other costs were paid during fiscal 1999. Following is a rollforward of the restructuring reserve through June 29, 2001:

	Severance	Other	Total Liability
Balance, July 2, 1999	$14,733	$1,517	$16,250
Payments	(12,698)	(1,131)	(13,829)

Balance, June 30, 2000	2,035	386	2,421
Payments	(2,035)	(386)	(2,421)

Balance, June 29, 2001	$—	$—	$—

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

(13)    Other (Income) Expense, Net—

The components of Other (Income) Expense, Net in the Consolidated Statements of Income, include the following:

	For the Fiscal Year Ended			For the Six Months Ended
	July 2, 1999	June 30, 2000	June 29, 2001	(Unaudited) December 29, 2000	December 28, 2001
Gain on PCO Divestiture	$—	$(15,177)	$—	$—	$—
Gain on Japan Professional Land Sale	—	(5,988)	—	—	—
Gain on Acurid Divestiture	—	—	(2,979)	(2,979)	—
Other, Net	52	3,970	334	(424)	2,141

	$52	$(17,195)	$(2,645)	$(3,403)	$2,141

Other, Net for the six months ended December 28, 2001 includes $2,000 related to foreign currency devaluation in Argentina.

(14)    Income Taxes—

The provision for income taxes was comprised of:

	For the Fiscal Year Ended			For the Six Months Ended
	July 2, 1999	June 30, 2000	June 29, 2001	(Unaudited) December 29, 2000	December 28, 2001
Current:
Federal	$4,937	$11,345	$5,571	$2,076	$186
State	885	2,695	1,334	498	979
Foreign	16,181	17,981	9,613	1,028	10,850
Deferred Taxes	(4,691)	(3,153)	(6)	2,884	(7,107)

	$17,312	$28,868	$16,512	$6,486	$4,908

A reconciliation of the difference between the statutory U.S. Federal income tax rate to the Company’s effective income tax rate was:

	For the Fiscal Year Ended			For the Six Months Ended
	July 2, 1999	June 30, 2000	June 29, 2001	(Unaudited) December 29, 2000	December 28, 2001
Statutory U.S. Rate	35.0%	35.0%	35.0%	35.0%	35.0%
State Income Taxes, Net of Federal Benefit	2.4	2.2	3.4	2.8	5.5
Foreign Operations	10.5	(1.2)	(7.3)	(3.3)	(10.0)
Other	5.8	0.7	2.4	1.2	0.0

	53.7%	36.7%	33.5%	35.7%	30.5%

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

The reduction of the effective tax rate from fiscal 1999 to fiscal 2000 and fiscal 2000 to fiscal 2001 is primarily due to lower foreign tax rates.

Under the liability method prescribed by SFAS No. 109, “Accounting for Income Taxes,” deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end. Deferred tax (income) expense is the result of changes in the liability for deferred taxes.

The differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to significant portions of deferred income tax liabilities or assets include the following:

	June 30, 2000	June 29, 2001	December 28, 2001
Current Deferred Tax Assets—
Employee Benefits	$2,434	$3,492	$5,367
Inventory	586	735	1,327
Other Accrued Liabilities	8,045	5,495	3,178
Other, Net	7,172	6,105	2,413

	$18,237	$15,827	$12,285

	June 30, 2000	June 29, 2001	December 28, 2001
Long-Term Deferred Tax Assets (Liabilities)—
Depreciation	$(6,147)	$(7,056)	$(7,411)
Intangibles	4,531	5,684	3,429
Employee Benefits	21,339	21,710	25,028
Inventory	942	882	1,848
Other Accrued Liabilities	2,449	2,707	5,849
Other, Net	1,375	2,966	8,799

	$24,489	$26,893	$37,542

The Company has unbenefitted foreign net operating loss carryforwards totaling $79.6 million that expire as follows: fiscal 2002—$200, fiscal 2003—$200, fiscal 2004—$3,000, fiscal 2005—$9,200, fiscal 2006—$62,200, fiscal 2009—$500 and $4,300 with no expiration. The Company also has unbenefitted U.S. state net operating loss carryforwards totaling $37.1 million. These carryforwards expire in various amounts over five to twenty years.

Pretax income of foreign operations was $31,399, $70,311 and $36,357 for the years ending July 2, 1999, June 30, 2000 and June 29, 2001, respectively, and $18,893 and $18,804 for the six months ended December 29, 2000 (unaudited) and December 28, 2001, respectively. Federal and state income taxes are provided on international subsidiary income distributed to or taxable in the U.S. during the year. As of December 28, 2001, Federal and state taxes have not been provided for the repatriation of unremitted earnings of the foreign subsidiaries, which are considered to be permanently invested. If such earnings were remitted, foreign tax credits would substantially offset a resulting United States income tax.

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

The Company’s operations were included in the consolidated Federal and state (where allowed) income tax returns of S. C. Johnson & Son, Inc. through November 5, 1999, the date of the spin-off from S. C. Johnson & Son, Inc. Through that period, the income tax provisions and tax liabilities have been allocated to the Company as if it had been a stand-alone company filing separate tax returns.

(15)    Profit Sharing Plan—

The Company has a discretionary profit sharing plan that covers substantially all employees. The Company expensed $15,139, $27,595 and $23,224 under the plan for the years ending July 2, 1999, June 30, 2000 and  June 29, 2001, respectively and $10,923 and $9,287 for the six months ended December 29, 2000 (unaudited) and December 28, 2001.

(16)    Defined Benefit Plans—

The Company has defined benefit plans covering most of its U.S. and Japan employees. In connection with the spin-off of the Company, new defined benefit plans were created for the Company’s employees. Pension plan benefits are generally based on years of service and compensation. The plans are funded in conformity with funding requirements of applicable government regulations. In response to the change in fiscal year end to the Friday nearest December 31, the Company changed the measurement date of the U.S. and Japan plans. The plans’ adjustment to pension expense based on this remeasurement will be recorded prospectively over the balance of the fiscal year. The status of these plans, including a reconciliation of benefit obligations, a reconciliation of plan assets and the funded status of the plans follows.

	June 30, 2000		June 29, 2001		December 28, 2001
	U.S. Plans	Japan Plans	U.S. Plans	Japan Plans	U.S. Plans	Japan Plans
Change in Benefit Obligations:
Benefit Obligation at Beginning of Year	$72,995	$53,993	$81,137	$69,877	$81,648	$58,627
Service Cost	3,726	1,280	3,901	2,122	2,207	1,031
Interest Cost	5,001	2,208	5,973	2,225	3,016	1,129
Actuarial Loss or (Gain)	4,424	7,764	(1,626)	(1,178)	3,422	10,423
Benefits Paid	(5,009)	(2,922)	(7,737)	(5,280)	(2,720)	(2,569)
Foreign Currency Exchange Rate Changes	—	7,554	—	(9,139)	—	(3,789)

Benefit Obligation at End of Year	$81,137	$69,877	$81,648	$58,627	$87,573	$64,852

Change in Plan Assets:
Fair Value of Plan Assets at Beginning of Year	$51,070	$34,269	$83,392	$41,845	$71,228	$34,467
Actual Return on Plan Assets	11,600	1,457	(4,583)	(2,365)	(4,687)	(2,324)
Employer Contribution	25,731	4,044	156	5,690	—	1,874
Benefits Paid	(5,009)	(2,681)	(7,737)	(5,280)	(2,720)	(1,538)
Foreign Currency Exchange Rate Changes	—	4,756	—	(5,423)	—	(1,787)

Fair Value of Plan Assets at End of Year	$83,392	$41,845	$71,228	$34,467	$63,821	$30,692

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

	June 30, 2000		June 29, 2001		December 28, 2001
	U.S. Plans	Japan Plans	U.S. Plans	Japan Plans	U.S. Plans	Japan Plans
Net Amount Recognized:
Funded Status	$2,255	$(28,032)	$(10,420)	$(24,160)	$(23,752)	$(34,160)
Unrecognized Net Actuarial Loss	9,497	26,760	19,757	22,738	30,648	33,071
Unrecognized Prior Service Cost	397	—	366	—	347	—
Unrecognized Transition Obligation	(420)	1,583	—	2,076	—	1,019

Net Amount Recognized	$11,729	$311	$9,703	$654	$7,243	$(70)

Net Amount Recognized in Consolidated Balance Sheets Consists of:
Prepaid Benefit Cost	$12,870	$9,931	$11,228	$654	$9,167	$—
Accrued Benefit Liability	(1,141)	(33,778)	(1,525)	(20,752)	(22,103)	(30,546)
Intangible Assets	—	1,574	—	1,365	1,058	1,020
Accumulated Other Comprehensive Income (Pretax)	—	22,284	—	19,387	19,121	29,456

Net Amount Recognized	$11,729	$311	$9,703	$654	$7,243	$(70)

Pension plans with accumulated benefit obligations in excess of plan assets at year end were as follows:

	June 30, 2000	June 29, 2001	December 28, 2001
	Japan Plans	Japan Plans	U.S. Plans	Japan Plans
Projected Benefit Obligation	$55,131	$47,413	$87,573	$53,514
Accumulated Benefit Obligation	51,220	44,013	76,757	51,437
Fair Value of Plan Assets	37,294	31,116	63,821	27,788

Actuarial calculations were computed using the following weighted average rates:

	1999		2000		2001		December 28, 2001
	U.S. Plans	Japan Plans	U.S. Plans	Japan Plans	U.S. Plans	Japan Plans	U.S. Plans	Japan Plans
Weighted Average Discount Rate	7.0%	4.5%	7.5%	3.5%	7.5%	3.5%	7.25%	3.0%
Weighted Average Rate of Increase in Future Compensation Levels	5.5%	3.3%	5.5%	3.5%	5.5%	3.6%	5.5%	0.0%
Weighted Average Expected Long-Term Rate of Return on Plan Assets	9.0%	1.6%	9.0%	1.0%	9.0%	0.0%	9.0%	0.0%

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

The components of net periodic benefit cost for the years ended July 2, 1999, June 30, 2000 and June 29, 2001 and six months ended December 28, 2001 were as follows:

	1999		2000		2001		December 28, 2001
	U.S. Plans	Japan Plans	U.S. Plans	Japan Plans	U.S. Plans	Japan Plans	U.S. Plans	Japan Plans
Service Cost	$3,555	$797	$3,726	$1,280	$3,901	$2,112	$2,207	$1,031
Interest Cost	4,590	1,490	5,001	2,208	5,973	2,225	3,016	1,129
Expected Return on Plan Assets	(5,599)	(419)	(6,194)	(352)	(7,375)	(113)	(3,152)	(65)
Amortization of Transition Obligation	(421)	194	(421)	223	(420)	270	—	98
Amortization of Prior Service Cost	33	—	33	—	31	—	19	—
Recognized Net Actuarial Loss	30	523	228	1,251	72	1,274	384	597

Net Periodic Pension Cost	$2,188	$2,585	$2,373	$4,610	$2,182	$5,768	$2,474	$2,790

As permitted under SFAS No. 87, “Employers’ Accounting for Pensions,” the amortization of any prior service cost is determined using a straight-line amortization of the cost over the average remaining service period of employees expected to receive benefits under the plan.

In addition to the above pension plans, the Company also has an unfunded supplemental separation pay plan. This plan provides retirement benefits for employees formerly with S. C. Johnson & Son, Inc. who were hired before 1995. The projected benefit obligation as of June 30, 2000, June 29, 2001 and December 28, 2001 was $5,383, $5,604 and $5,702, respectively, and is included in Pension and Other Postretirement Benefits on the consolidated balance sheet. Accumulated benefit obligations were $3,008, $3,133 and $3,314 for June 30, 2000, June 29, 2001 and December 28, 2001, respectively.

(17)    Retiree Medical and Insurance Benefits—

In addition to providing pension benefits, the Company provides for a portion of health care, dental, vision and life insurance benefits for retired domestic employees. In connection with the spin-off of the Company, new benefit plans were created for the Company’s employees. Covered employees retiring from the Company on or after attaining age 50 who have rendered at least ten years of service to the Company are entitled to postretirement health care, dental and life insurance benefits. These benefits are subject to deductibles, co-payment provisions and other limitations. Contributions made by the Company are equivalent to benefits paid. The Company may change or terminate the benefits at any time. The Company has elected to amortize the transition obligation over a 20-year period. In response to the change in fiscal year end to the Friday nearest December 31, the Company changed the measurement date of the postretirement plan. The plan’s adjustment to postretirement expense will be recorded prospectively over the balance of the fiscal year. The status of these

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

plans, including a reconciliation of benefit obligations, a reconciliation of plan assets and the funded status of the plans follows:

	June 30, 2000	June 29, 2001	December 28, 2001
Change in Benefit Obligations:
Benefit Obligation at Beginning of Year	$21,884	$24,604	$31,849
Service Cost	1,163	1,179	755
Interest Cost	1,526	1,824	1,236
Actuarial Loss	193	4,405	9,229
Benefits Paid	(162)	(163)	(221)

Benefit Obligation at End of Year	$24,604	$31,849	$42,848

Change in Plan Assets:
Fair Value of Plan Assets at Beginning of Year	$—	$—	$77
Actual Return on Plan Assets	—	—	—
Employer Contribution	162	240	221
Benefits Paid	(162)	(163)	(298)

Fair Value of Plan Assets at End of Year	$—	$77	$—

Net Amount Recognized:
Funded Status	$(24,604)	$(31,772)	$(42,848)
Unrecognized Transition Obligation	9,382	8,660	7,938
Unrecognized Net Actuarial Loss (Gain)	(3,808)	536	9,981

Accrued Benefit Cost	$(19,030)	$(22,576)	$(24,929)

The accumulated postretirement benefit obligations were determined using a weighted average discount rate of 7.0% at July 2, 1999, 7.5% at June 30, 2000, 7.5% at June 29, 2001 and 7.25% at December 28, 2001. The components of net periodic benefit cost for the years ended July 2, 1999, June 30, 2000 and June 29, 2001 and six months ended December 28, 2001 were as follows:

	1999	2000	2001	December 28, 2001
Service Cost	$1,121	$1,163	$1,179	$755
Interest Cost	1,402	1,526	1,824	1,236
Amortization of Transition Obligation	722	722	722	361
Amortization of Unrecognized Gain	(138)	(127)	(84)	—

Net Periodic Benefit Cost	$3,107	$3,284	$3,641	$2,352

The health care cost trend rates were assumed to be 7.0%, 6.0%, 5.0% and 10.0% downgrading to 5.0% for fiscal 1999, fiscal 2000, fiscal 2001 and the six months ended December 28, 2001, respectively. The assumed health care cost trend rate has a significant effect on the amounts reported for the health care plans. A one percentage point change on assumed health care cost trend rates would have the following effect for the six months ended December 28, 2001:

	One Percentage Point Increase	One Percentage Point Decrease
Effect on Total of Service and Interest Cost Components	$408	$(358)
Effect on Postretirement Benefit Obligation	7,697	(6,209)

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

(18)    Fair Value of Financial Instruments—

The book values and estimated fair values of financial instruments as of June 30, 2000, June 29, 2001 and December 28, 2001 are reflected below:

	June 30, 2000		June 29, 2001		December 28, 2001
Financial Instruments	Book Value	Fair Value	Book Value	Fair Value	Book Value	Fair Value
Financial Assets:
Cash and Cash Equivalents	$23,607	$23,607	$11,801	$11,801	$8,093	$8,093
Financial Liabilities:
Short-Term Borrowings	39,643	39,643	47,261	47,261	92,265	92,265
Long-Term Borrowings	258,820	236,065	295,381	280,212	269,518	256,851

The following methods and assumptions were used in estimating the fair value for financial instruments.

Cash and Cash Equivalents—

The carrying amounts reported for cash and cash equivalents approximate the fair values for those assets.

Borrowings—

Long-term borrowings were valued using a discounted cash flow analysis with a discount rate based on current incremental borrowing rates for similar types of arrangements. The carrying amounts reported for short-term borrowings approximate the fair values for those liabilities.

(19)    Stock-Based Compensation—

The Company has in place a Long-Term Incentive Plan (the “Plan”) that provides for the right to purchase stock of Holdco for certain senior management of the Company. Prior to July 1, 2001 the Plan provided for the award of one share of restricted stock and one stock option for every four shares purchased. Shares are acquired at a formula value, which is an estimation of fair value by the Company based on overall Holdco performance. All restricted shares vest over a three-to-four year period from the grant date and have an exercise period of ten years from the date of grant. Stock options have an exercise term of ten years from the date of grant. Also, employees that remain with the Company for four years after the purchase date are granted debt forgiveness of at least 50% of the purchase price of the stock. Restricted stock issued under the Plan was 14,539 and 18,222 for fiscal 2000 and 2001, respectively. Further, the Board of Directors approved discretionary stock options to certain employees under the Plan. Total discretionary stock options issued under the Plan were 29,196 and 29,295 for the fiscal years ended 2000 and 2001.

Subsequent to June 29, 2001, the Plan was modified so that all awards granted under the Plan were stock option grants. Newly issued stock options vest over four years and have an exercise period of seven years from

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

the date of grant. Nine thousand eight hundred fifty discretionary stock options were issued under the Plan during the period ended December 28, 2001.

During the period ended December 28, 2001 the Board of Directors approved the grant of 15,750 restricted shares of Holdco stock to certain senior officers of the Company. These shares vest based on certain identified performance criteria.

The Company also conducted an equity offering (“Supplemental Sale”) to senior management and directors of the Company in November 2001. Restricted shares of stock were granted in conjunction with the Supplemental Sales at the rate of one restricted share for every share purchased. Restricted shares issued under the Supplemental Sales were 7,088 for the six months ended December 28, 2001. Restricted shares issued were valued at the shareholder valuation date nearest the grant date and vest over three to four years.

Compensation expense recorded by the Company related to restricted stock and debt forgiveness was $0, $419 and $674 for the three fiscal years ended June 29, 2001, and $337 and $445 for the six month period ended December 29, 2000 (unaudited) and December 28, 2001, respectively.

A summary of stock option activity and average exercise price is as follows:

	Number of Shares	Weighted Average Exercise Price
Shares Under Option at July 2, 1999	—	$—
Options Granted	41,302	82.63
Options Lapsed or Surrendered	(900)	82.63
Options Exercised	—	—

Shares Under Option at June 30, 2000	40,402	$82.63
Options Granted	36,997	114.16
Options Lapsed or Surrendered	(143)	99.39
Options Exercised	(126)	97.39

Shares Under Option at June 29, 2001	77,130	97.74
Options Granted	49,686	136.05
Options Lapsed or Surrendered	(260)	103.97

Shares Under Option at December 28, 2001	126,556	$112.74

Information related to stock options outstanding and stock options exercisable as of December 28, 2001 is as follows:

Weighted Average Price Range (1)	Number of Shares		Weighted Average Remaining Contractual Life (in Years)
	Outstanding	Exercisable
$82.63	38,739	1,445	8
114.16	36,686	—	9
136.05	49,686	—	7

	126,556	1,445	8

(1)	Outstanding and exercisable.

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

Options held by employees which were exercisable at June 28, 2001 were 1,361. The weighted-average exercise price for options exercisable at June 28, 2001 was $97.74.

The Company measures compensation cost for stock-based compensation plans using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“ABP 25”). Under the intrinsic-value-based method, compensation cost is the excess, if any, of the fair value of the stock at grant date or other measurement date over the amount paid to acquire the stock.

The pro forma impact of compensation expense had the Company used the fair-value-based method of accounting to measure compensation expense according to the provisions of SFAS No. 123 “Accounting for Stock Based Compensation” would have reduced net income by approximately $86, $215 and $211 for fiscal 2000, 2001 and the six months ended December 28, 2001, respectively.

(20)    Lease Commitments—

The Company leases land, various facilities and equipment under long-term, noncancelable operating leases. Minimum annual rental commitments at December 28, 2001 are as follows:

Fiscal Year
2002	$20,561
2003	17,065
2004	10,031
2005	5,746
2006	4,533
Thereafter	8,891

$67,097

Total rent expense under all leases was approximately $16,602, $21,662 and $28,472 for fiscal 1999, 2000 and 2001 and $15,034 and $13,947 for the six months ended December 29, 2000 (unaudited) and December 28, 2001, respectively.

(21)    Related Parties—

The Company purchases certain raw materials and products from S.C. Johnson and Son, Inc., which, like the Company, is majority-owned by the descendants of Samuel Curtis Johnson. Total inventory purchased from S.C. Johnson and Son was approximately $29,700, $35,300 and $35,500 for the fiscal years ended July 2, 1999, June 30, 2000 and June 29, 2001, respectively, and $17,300 and $17,200 for the six months ended December 29, 2000 and December 28, 2001, respectively.

S.C. Johnson and Son also provides certain administrative, servicing and general expenses such as accounting, payroll and shared facility expenses to the Company. Charges for these services totaled approximately $68,200, $50,700 and $38,900 for the fiscal years ended July 2, 1999, June 30, 2000 and June 29, 2001, respectively, and $18,500 and $18,400 for the six months ended December 29, 2000 and December 28, 2001, respectively, of which $14,958, $10,294 and $8,016 of these charges for the fiscal years ended July 2, 1999, June 30, 2000 and June 29,

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

2001, respectively, and $6,265 and $3,624 of these charges for the six months ended December 29, 2000 and December 28, 2001, respectively, represent amounts paid to reimburse S.C. Johnson and Son for payroll and benefit related costs paid by S.C. Johnson and Son on behalf of the Company.

The Company licenses the use of certain trade names, housemarks and brand names from S.C. Johnson and Son. Payments to S.C. Johnson and Son under the license agreements governing the names and marks totaled approximately $2,600, $2,800 and $3,000 for the fiscal years ended July 2, 1999, June 30, 2000 and June 29, 2001, respectively, and $1,400 and $1,400 for the six months ended December 29, 2000 and December 28, 2001, respectively.

S.C. Johnson and Son purchases certain raw materials and products from the Company. Total inventory purchased by S.C. Johnson and Son from the Company was approximately $24,100, $21,300 and $23,400 for the fiscal years ended July 2, 1999, June 30, 2000 and June 29, 2001, respectively, and $11,000 and $14,400 for the six months ended December 29, 2000 and December 28, 2001, respectively.

Several of the Company’s executive officers are indebted to the Company in connection with their purchases of shares of class C common stock of Commercial Markets Holdco, Inc. These loans were outstanding in the aggregate amount of approximately $1,852, $3,961 and $4,318 as of June 30, 2000, June 29, 2001 and December 28, 2001, respectively.

Related party receivables and payables at June 30, 2000. June 29, 2001 and December 28, consist of the following:

	June 30, 2000	June 29, 2001	December 28, 2001
Included in accounts receivable:
Receivable from S.C. Johnson & Son	$1,794	$6,358	$6,053

Included in other assets:
Officers’ loans	1,852	3,961	4,318

Included in long-term borrowings:
Note payable to Holdco	12,000	12,000	12,000

Included in accounts payable:
Payable to S.C. Johnson & Son	14,280	6,506	12,663

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

(22)

Components of accumulated other comprehensive income (loss) are disclosed, net of tax, in the consolidated statements of stockholders’ equity. The following table reflects the gross accumulated other comprehensive income (loss) and related income tax (expense) benefit.

	Foreign Currency Translation Adjustments	Adjustment to Minimum Pension Liability	Unrealized Gains (Losses) on Derivatives
For the fiscal year ended July 2, 1999
Before income tax amount	$(4,701)	$19,110	$—
Income tax (expense) benefit	—	(7,985)	—

Net of income tax amount	$(4,701)	$11,125	$—

For the fiscal year ended June 30, 2000
Before income tax amount	$(2,259)	$(3,174)	$—
Income tax (expense) benefit	—	1,334	—

Net of tax amount	$(2,259)	$(1,840)	$—

For the fiscal year ended June 29, 2001
Before income tax amount	$(5,762)	$2,897	$(3,471)
Income tax (expense) benefit	—	(1,219)	1,458

Net of tax amount	$(5,762)	$1,678	$(2,013)

For the six months ended December 28, 2001
Before income tax amount	$2,512	$(29,191)	$967
Income tax (expense) benefit	—	10,330	(329)

Net of tax amount	$2,512	$(18,861)	$638

The Company does not recognize a tax benefit on the foreign currency translation adjustment.

	Fiscal Year Ended June 30, 2001	Six Months Ended December 28, 2001
Unrealized Gains (Losses) on Derivatives:
Unrealized holding gains (losses) arising during period	$(1,701)	$691
Less: reclassification adjustment for gains realized in net income	312	53

Net unrealized gains (losses)	$(2,013)	$638

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

(23)    Contingencies—

The Company is subject to various legal actions and proceedings in the normal course of business. Although litigation is subject to many uncertainties and the ultimate exposure with respect to these matters cannot be ascertained, the Company does not believe the final outcome will have a significant effect on the Consolidated Financial Statements.

The Company has purchase commitments for materials, supplies, and property, plant and equipment incidental to the ordinary conduct of business. In the aggregate, such commitments are not in excess of current market prices. Additionally, the Company normally commits to some level of marketing related expenditures that extend beyond the fiscal year. These marketing expenses are necessary in order to maintain a normal course of business and the risk associated with them is limited. It is not expected that these commitments will have a material effect on the Company’s financial condition.

(24)    Segment Information—

Information regarding the Company’s operating segments is shown below. Each segment is individually managed with separate operating results that are reviewed regularly by the executive management. Each segment’s accounting policies are consistent with those used by the Company. The operating segments include:

Professional—The Professional Business is a global manufacturer of commercial, industrial and institutional building maintenance and sanitation products. In addition, the Professional Business provides services to customers including pest control, hood and duct cleaning, facilities maintenance, and warewashing.

Polymer—The Polymer Business is a global manufacturer of polymer intermediates marketed to the printing and packaging, coatings, adhesives and related industries.

The following table represents operating segment information.

	Fiscal 1999
	Professional	Polymer	Eliminations/ Other	Total Company
Net Sales	$767,750	$224,459	$(12,197)	$980,012
Operating Profit	37,283	16,375	(5,032)	48,626
Total Assets	525,151	165,657	11,457	702,265
Depreciation and Amortization	17,857	7,954	4,074	29,885
Capital Expenditures	20,082	10,988	(6,147)	24,923
Interest Expense	15,395	2,289	(31)	17,653
Interest Income	1,216	127	(31)	1,312

	Fiscal 2000
	Professional	Polymer	Eliminations/ Other	Total Company
Net Sales	$802,673	$243,403	$(17,877)	$1,028,199
Operating Profit	50,168	27,173	(4,511)	72,830
Total Assets	699,514	155,993	7,986	863,493
Depreciation and Amortization	22,166	7,755	3,995	33,916
Capital Expenditures	14,163	9,063	(5,662)	17,564
Interest Expense	13,135	1,854	(2,290)	12,699
Interest Income	2,536	1,159	(2,290)	1,405

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

	Fiscal 2001
	Professional	Polymer	Eliminations/ Other	Total Company
Net Sales	$912,616	$240,450	$(20,233)	$1,132,833
Operating Profit	51,865	16,710	(3,606)	64,969
Total Assets	761,134	142,537	9,877	913,548
Depreciation and Amortization	38,497	8,153	3,099	49,749
Capital Expenditures	22,084	4,045	1,376	27,505
Interest Expense	24,512	2,818	(8,079)	19,251
Interest Income	1,301	1,842	(2,150)	993

	(Unaudited) Six Months Ended December 29, 2000
	Professional	Polymer	Eliminations/ Other	Total Company
Net Sales	$436,444	$119,988	$(9,396)	$547,036
Operating Profit	17,627	7,666	(2,128)	23,165
Total Assets	791,325	166,825	(14,008)	944,142
Depreciation and Amortization	17,246	3,885	1,601	22,732
Capital Expenditures	8,282	1,766	1,331	11,379
Interest Expense	10,672	1,720	(3,325)	9,067
Interest Income	817	971	(1,102)	686

	Six Months Ended December 28, 2001
	Professional	Polymer	Eliminations/ Other	Total Company
Net Sales	$437,407	$120,941	$(9,369)	$548,979
Operating Profit	15,696	12,005	(2,535)	25,166
Total Assets	764,698	147,155	14,431	926,284
Depreciation and Amortization	12,808	3,849	1,502	18,159
Capital Expenditures	13,401	2,434	89	15,924
Interest Expense	12,694	857	(6,299)	7,252
Interest Income	351	641	(685)	307

Pertinent financial data by geographical location for the three years ended June 29, 2001 and the six months ended December 29, 2000 (unaudited) and December 28, 2001 are as follows:

	United States	Europe	Japan	Americas	Asia Pacific	Eliminations/ Other	Total Company
Net Sales:
June 1999	$545,672	$197,962	$127,246	$83,492	$43,450	$(17,810)	$980,012
June 2000	541,317	196,127	178,354	71,012	59,769	(18,380)	1,028,199
June 2001	590,220	198,713	236,343	64,323	63,846	(20,612)	1,132,833
December 2000	271,182	93,960	126,391	32,970	32,118	(9,585)	547,036
December 2001	282,780	101,055	114,577	28,583	33,925	(11,941)	548,979
Long-Lived Assets:
June 1999	$211,415	$39,642	$54,577	$7,505	$3,156	$10,198	$326,493
June 2000	202,475	44,560	166,757	7,432	2,961	1,300	425,485
June 2001	346,870	42,102	136,727	7,477	3,641	1,302	538,119
December 2001	354,625	45,985	132,528	6,861	7,004	1,282	548,285

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

(25)    Subsequent Event—

On May 3, 2002, the Company and its parent acquired from Unilever PLC (“Unilever”), Unilever’s institutional and industrial cleaning business (the “DiverseyLever business”). In exchange for the DiverseyLever business, Unilever will receive approximately $1.3 billion in cash and notes (subject to closing adjustments) and a one-third equity interest in the Company. The Company has financed the acquisition primarily through external bank financing and the issuance of Senior Subordinated Notes (the “Notes”) concurrent with the closing of the acquisition. Upon the closing of the acquisition, all existing debt facilities will be refinanced to a new revolving loan agreement.

(26)    Subsidiary Guarantors of Senior Subordinated Notes—

In connection with the acquisition discussed in Note 25, the Notes are guaranteed by certain of the Company’s wholly owned subsidiaries (the “Guarantor Subsidiaries”). Such guarantees are full, unconditional and joint and several. Separate financial statements of the Guarantor Subsidiaries are not presented because the Company’s management has determined that they would not be material to investors. The following supplemental financial information sets forth, on an unconsolidated basis, statement of operations, balance sheet, and statement of cash flow information for the Company (“Parent Company”), for the Guarantor Subsidiaries and for the Company’s non-guarantor subsidiaries (the “Non-guarantor Subsidiaries”). The supplemental financial information reflects the investments of the Company in the Guarantor and Non-guarantor Subsidiaries using the equity method of accounting.

Consolidating condensed statements of operations for the year ended July 2, 1999:

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net Sales	$225,583	$291,195	$503,509	$(40,275)	$980,012
Cost of Sales	83,818	175,636	257,690	(40,275)	476,869

Gross Profit	141,765	115,559	245,819	—	503,143
Marketing, Distribution, Administrative and General Expenses	124,049	76,156	198,612	—	398,817
Research and Development	13,904	17,363	7,562	—	38,829
Restructuring	5,980	6,180	4,711	—	16,871

Operating (Loss) Profit	(2,168)	15,860	34,934	—	48,626

Other Expense (Income):
Interest Expense	12,123	6,788	4,872	(6,130)	17,653
Interest Income	(5,307)	(1,189)	(946)	6,130	(1,312)
Other (Income) Expense, Net	(41,219)	(7,941)	3,691	45,521	52

Income Before Taxes	32,235	18,202	27,317	(45,521)	32,233
Provision for Income Taxes	17,312	9,774	14,670	(24,444)	17,312

Net Income Before Minority Interests	14,923	8,428	12,647	(21,077)	14,921
Minority Interests	—	—	84	—	84

Net Income	$14,923	$8,428	$12,563	$(21,077)	$14,837

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

Consolidating condensed statements of operations for the year ended June 30, 2000:

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net Sales	$244,928	$284,509	$537,008	$(38,246)	$1,028,199
Cost of Sales	92,991	164,600	271,037	(38,246)	490,382

Gross Profit	151,937	119,909	265,971	—	537,817
Marketing, Distribution, Administrative and General Expenses	135,210	79,787	212,760	—	427,757
Research and Development	15,684	14,372	7,174	—	37,230

Operating Profit	1,043	25,750	46,037	—	72,830

Other Expense (Income):
Interest Expense	10,798	6,445	4,575	(9,119)	12,699
Interest Income	(7,748)	(2,048)	(728)	9,119	(1,405)
Other (Income) Expense, Net	(80,738)	(320)	(290)	64,153	(17,195)

Income Before Taxes	78,731	21,673	42,480	(64,153)	78,731
Provision for Income Taxes	28,868	7,954	15,590	(23,544)	28,868

Net Income Before Minority Interests	49,863	13,719	26,890	(40,609)	49,863
Minority Interests	—	—	205	—	205

Net Income	$49,863	$13,719	$26,685	$(40,609)	$49,658

Consolidating condensed statements of operations for the year ended June 29, 2001:

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net Sales	$253,275	$335,225	$565,083	$(20,750)	$1,132,833
Cost of Sales	92,400	204,455	281,329	(20,750)	557,434

Gross Profit	160,875	130,770	283,754	—	575,399
Marketing, Distribution, Administrative and General Expenses	139,309	97,944	234,535	—	471,788
Research and Development	14,616	15,541	8,485	—	38,642

Operating Profit	6,950	17,285	40,734	—	64,969

Other Expense (Income):
Interest Expense	17,265	12,778	7,779	(18,571)	19,251
Interest Income	(9,099)	(9,125)	(1,340)	18,571	(993)
Other (Income) Expense, Net	(50,572)	671	(4,534)	51,790	(2,645)

Income Before Taxes	49,356	12,961	38,829	(51,790)	49,356
Provision for Income Taxes	16,512	4,342	13,007	(17,349)	16,512

Net Income Before Minority Interests	32,844	8,619	25,822	(34,441)	32,844
Minority Interests	—	—	237	—	237

Net Income	$32,844	$8,619	$25,585	$(34,441)	$32,607

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

Consolidating condensed statements of operations for the six months ended December 29, 2000 (unaudited):

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net Sales	$115,635	$155,436	$296,272	$(20,307)	$547,036
Cost of Sales	42,438	96,279	153,567	(20,307)	271,977

Gross Profit	73,197	59,157	142,705	—	275,059
Marketing, Distribution, Administrative and General Expenses	65,693	45,226	121,543	—	232,462
Research and Development	7,322	7,830	4,280	—	19,432

Operating Profit	182	6,101	16,882	—	23,165

Other Expense (Income):
Interest Expense	7,879	6,445	3,140	(8,397)	9,067
Interest Income	(5,224)	(3,441)	(418)	8,397	(686)
Other (Income) Expense, Net	(20,660)	(705)	(3,638)	21,600	(3,403)

Income Before Taxes	18,187	3,802	17,798	(21,600)	18,187
Provision for Income Taxes	6,486	1,356	6,355	(7,711)	6,486

Net Income Before Minority Interests	11,701	2,446	11,443	(13,889)	11,701
Minority Interests	—	—	141	—	141

Net Income	$11,701	$2,446	$11,302	$(13,889)	$11,560

Consolidating condensed statements of operations for the six months ended December 28, 2001:

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net Sales	$115,884	$161,931	$280,847	$(9,683)	$548,979
Cost of Sales	48,990	95,530	141,945	(9,683)	276,782

Gross Profit	66,894	66,401	138,902	—	272,197
Marketing, Distribution, Administrative and General Expenses	66,975	46,700	114,770	—	228,445
Research and Development	6,874	7,615	4,097	—	18,586

Operating (Loss) Profit	(6,955)	12,086	20,035	—	25,166

Other Expense (Income):
Interest Expense	6,622	4,484	4,722	(8,576)	7,252
Interest Income	(77)	(7,601)	(1,205)	8,576	(307)
Other (Income) Expense, Net	(29,643)	1,497	1,728	28,559	2,141

Income Before Taxes	16,143	13,706	14,790	(28,559)	16,080
Provision for Income Taxes	4,908	4,372	4,718	(9,090)	4,908

Net Income Before Minority Interests	11,235	9,334	10,072	(19,469)	11,172
Minority Interests	—	—	25	—	25

Net Income	$11,235	$9,334	$10,047	$(19,469)	$11,147

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

Consolidated condensed balance sheets at June 30, 2000:

Assets	Parent Company	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated
Current Assets:
Cash and Cash Equivalents	$3,206	$3,815	$16,586	$—	$23,607
Accounts Receivable	57	18,982	200,675	—	219,714
Intercompany Receivables	58,812	61,487	15,253	(135,552)	—
Inventories	14,081	28,345	42,629	—	85,055
Other Current Assets	29,707	8,128	3,968	—	41,803

Total Current Assets	105,863	120,757	279,111	(135,552)	370,179
Property, Plant and Equipment, Net	68,999	38,480	112,356	—	219,835
Goodwill and Other Intangible Assets, Net	18,643	59,581	125,631	—	203,855
Deferred Income Taxes	14,094	924	9,471	—	24,489
Other Assets	27,291	7,440	10,404	—	45,135
Investments in Subsidiaries	215,703	—	—	(215,703)	—

Total Assets	$450,593	$227,182	$536,973	$(351,255)	$863,493

Liabilities and Stockholders’ Equity
Current Liabilities:
Short-Term Borrowings	$—	$—	$39,643	$—	$39,643
Accounts Payable	18,957	14,488	82,034	—	115,479
Intercompany Payables	45,748	12,963	76,841	(135,552)	—
Accrued Expenses	47,218	17,542	48,084	—	112,844
Accrued Profit Sharing	6,959	3,934	7,448	—	18,341
Accrued Income Taxes	10,746	4,673	8,409	—	23,828

Total Current Liabilities	129,628	53,600	262,459	(135,552)	310,135
Note Payable to Holdco	12,000	—	—	—	12,000
Long-Term Borrowings	74,000	—	172,820	—	246,820
Other Liabilities	20,362	22,082	37,491	—	79,935

Total Liabilities	235,990	75,682	472,770	(135,552)	648,890
Stockholders’ Equity	214,603	151,500	64,203	(215,703)	214,603

Total Liabilities and Equity	$450,593	$227,182	$536,973	$(351,255)	$863,493

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

Consolidated condensed balance sheets at June 29, 2001:

Assets	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Current Assets:
Cash and Cash Equivalents	$1,525	$—	$10,276	$—	$11,801
Accounts Receivable	2,916	20,818	159,574	—	183,308
Intercompany Receivables	39,693	114,306	27,588	(181,587)	—
Inventories	14,555	34,620	40,298	—	89,473
Other Current Assets	12,069	6,318	21,537	—	39,924

Total Current Assets	70,758	176,062	259,273	(181,587)	324,506
Property, Plant and Equipment, Net	114,856	55,309	86,422	—	256,587
Goodwill and Other Intangible Assets, Net	14,365	158,258	104,883	—	277,506
Deferred Income Taxes	15,686	927	10,280	—	26,893
Other Assets	10,161	4,876	13,019	—	28,056
Investments in Subsidiaries	395,554	18,724	—	(414,278)	—

Total Assets	$621,380	$414,156	$473,877	$(595,865)	$913,548

Liabilities and Stockholders’ Equity
Current Liabilities:
Short-Term Borrowings	$—	$—	$41,017	$—	$41,017
Current Portion of Long-Term Debt	—	—	6,244	—	6,244
Accounts Payable	37,356	29,918	84,294	—	151,568
Intercompany Payables	131,734	3,000	46,853	(181,587)	—
Accrued Expenses	43,678	21,115	42,090	—	106,883
Accrued Profit Sharing	7,919	1,898	7,414	—	17,231
Accrued Income Taxes	(5,363)	7,711	(2,348)	—	—

Total Current Liabilities	215,324	63,642	225,564	(181,587)	322,943
Note Payable to Holdco	12,000	—	—	—	12,000
Long-Term Borrowings	143,000	—	140,381	—	283,381
Other Liabilities	24,519	14,041	30,127	—	68,687

Total Liabilities	394,843	77,683	396,072	(181,587)	687,011
Stockholders’ Equity	226,537	336,473	77,805	(414,278)	226,537

Total Liabilities and Equity	$621,380	$414,156	$473,877	$(595,865)	$913,548

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

Consolidated condensed balance sheets at December 28, 2001:

Assets	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Current Assets:
Cash and Cash Equivalents	$735	$953	$6,405	$—	$8,093
Accounts Receivable	957	13,123	147,539	—	161,619
Intercompany Receivables	23,566	143,932	16,710	(184,208)	—
Inventories	16,169	38,542	44,371	—	99,082
Other Current Assets	8,763	8,005	16,684	—	33,452

Total Current Assets	50,190	204,555	231,709	(184,208)	302,246
Property, Plant and Equipment, Net	123,754	52,047	93,113	—	268,914
Goodwill and Other Intangible Assets, Net	13,986	160,728	100,593	—	275,307
Deferred Income Taxes	20,622	2,553	14,367	—	37,542
Other Assets	27,096	2,933	12,246	—	42,275
Investments in Subsidiaries	419,352	18,724	—	(438,076)	—

Total Assets	$655,000	$441,540	$452,028	$(622,284)	$926,284

Liabilities and Stockholders’ Equity
Current Liabilities:
Short-Term Borrowings	$—	$—	$34,121	$—	$34,121
Current Portion of Long-Term Debt	—	—	58,144	—	58,144
Accounts Payable	36,507	18,997	77,113	—	132,617
Intercompany Payables	148,297	9,206	26,705	(184,208)	—
Accrued Expenses	36,969	22,491	47,166	—	106,626
Accrued Profit Sharing	4,240	1,697	4,399	—	10,336
Accrued Income Taxes	(10,814)	4,101	9,368	—	2,655

Total Current Liabilities	215,199	56,492	257,016	(184,208)	344,499
Note Payable to Holdco	12,000	—	—	—	12,000
Long-Term Borrowings	174,429	—	83,089	—	257,518
Other Liabilities	43,712	19,647	39,248	—	102,607

Total Liabilities	445,340	76,139	379,353	(184,208)	716,624
Stockholders’ Equity	209,660	365,401	72,675	(438,076)	209,660

Total Liabilities and Equity	$655,000	$441,540	$452,028	$(622,284)	$926,284

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

Consolidating condensed statements of cash flows for the year ended June 30, 2000:

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows Provided by (Used in) Operating Activities	$101,826	$53,546	$(42,378)	$(40,609)	$72,385
Cash Flows from Investing Activities:				—
Capital Expenditures	(2,778)	(8,162)	(21,994)	—	(32,934)
Cash from Property Disposals	—	—	14,049	—	14,049
Acquisitions of Businesses	(125,387)	—	—	—	(125,387)
Proceeds from Divestitures	25,813	—	—	—	25,813

Net Cash Used in Investing Activities	(102,352)	(8,162)	(7,495)	—	(118,459)

Cash Flows from Financing Activities:
Increase (Decrease) in Line of Credit	74,000	—	(144,616)	—	(70,616)
Increase (Decrease) in Intercompany Payables	(58,079)	(40,424)	98,503	—	—
Proceeds from Issuance of Debt	—	—	126,028	—	126,028
Dividends Paid	(12,189)	(8,628)	(31,981)	40,609	(12,189)

Net Cash Provided by (Used in) Financing Activities	3,732	(49,052)	47,934	40,609	43,223

Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	8,263	—	8,263

Change in Cash and Cash Equivalents	3,206	(3,668)	5,874	—	5,412
Beginning Balance	—	7,483	10,712	—	18,195

Ending Balance	$3,206	$3,815	$16,586	$—	$23,607

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

Consolidating condensed statements of cash flows for the year ended June 29, 2001:

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net Cash Provided by Operating Activities	$98,577	$51,683	$25,768	$(34,440)	$141,588
Cash Flows from Investing Activities:
Capital Expenditures	(50,505)	(4,626)	(5,203)	—	(26,048)
Acquisitions of Businesses	(138,678)	—	—	—	(138,678)
Proceeds from Divestitures	4,834	—	—	—	4,834

Net Cash Used in Investing Activities	(184,349)	(4,626)	(5,203)	—	(194,178)

Clash Flows from Financing Activities:
Increase (Decrease) in Line of Credit	69,000	—	(14,683)	—	54,317
Increase (Decrease) in Line of Intercompany Payables/ Receivables	29,667	(42,957)	13,290	—	—
Payments of Long-Term Debt	—	—	(337)	—	(337)
Dividends Paid	(14,576)	(7,915)	(26,525)	34,440	(14,576)

Net Cash Provided by (Used in) Financing Activities	84,091	(50,872)	(28,255)	34,440	39,404

Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	1,380	—	1,380

Change in Cash and Cash Equivalents	(1,681)	(3,815)	(6,310)	—	(11,806)
Beginning Balance	3,206	3,815	16,586	—	23,607

Ending Balance	$1,525	$—	$10,776	$—	$11,801

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

Consolidating condensed statements of cash flows for the six months ended December 29, 2000 (unaudited):

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net Cash (Used in) Provided by Operating Activities	$(15,858)	$(22,030)	$77,600	$(13,889)	$25,823
Cash Flows for Investing Activities:
Capital Expenditures	(23,023)	(709)	(16,639)	—	(40,371)
Cash from Property Disposals	—	—	1,151	—	1,151
Acquisitions of Businesses	(136,864)	—	—	—	(136,864)
Proceeds from Divestitures	4,834	—	—	—	4,834

Net Cash Used in Investing Activities	(155,053)	(709)	(15,488)	—	(171,250)

Clash Flows from Financing Activities:
Increase (Decrease) in Line of Credit	140,800	—	(3,897)	—	136,903
Increase (Decrease) in Line of Intercompany Payables/ Receivables	33,704	28,161	(61,865)	—	—
Dividends Paid	(5,812)	(9,237)	(4,652)	13,889	(5,812)

Net Cash Provided by (Used in) Financing Activities	168,692	18,924	(70,414)	13,899	131,091

Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	(802)	—	(802)

Change in Cash and Cash Equivalents	(2,219)	(3,815)	(9,104)	—	(15,138)
Beginning Balance	3,206	3,815	16,586	—	23,607

Ending Balance	$987	$—	$7,482	$—	$8,469

JOHNSONDIVERSEY, INC.

(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001

(Dollars in Thousands)

Consolidating condensed statements of cash flows for the six months ended December 28, 2001:

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net Cash Provided by (Used in) Operating Activities	$(16,728)	$9,447	$40,422	$(22,768)	$10,373
Cash Flows for Investing Activities:
Capital Expenditures	(15,312)	(1,605)	(14,146)	—	(31,063)

Clash Flows from Financing Activities:
Increase (Decrease) in Line of Credit	31,429	—	(6,837)	—	24,592
Increase (Decrease) in Intercompany Payables/ Receivables	7,111	255	(7,366)	—	—
Dividends Paid	(7,290)	(7,145)	(15,622)	22,768	(7,289)

Net Cash Provided by (Used in) Financing Activities	31,250	(6,890)	(29,825)	22,768	17,303

Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	(321)	—	(321)

Change in Cash and Cash Equivalents	(790)	952	(3,870)	—	(3,708)

Beginning Balance	1,525	—	10,276	—	11,801

Ending Balance	$735	$952	$6,406	$—	$8,093

As discussed in Note 1 on November 5, 1999, ownership of S.C. Johnson Commercial Markets, Inc., was spun-off. For purposes of cash flow presentation, cash flows for 1999 are only available on a consolidated basis. Thus, no 1999 guarantor subsidiary cash flows have been presented.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS

For the 3 years ended 31 December 2001, 2000 and 1999

Introduction

These special-purpose combined accounts for the three years ended 31 December 2001, 2000, and 1999 are non-statutory in nature and present the combined figures for those subsidiaries and operations of Unilever PLC and Unilever N.V. (together “Unilever”) which form part of the DiverseyLever Group operations of Unilever (collectively the “DiverseyLever Group” or the “Group”).

The special-purpose combined accounts have been specifically prepared in connection with the disposal by Unilever of the DiverseyLever Group for the purposes of presenting, as far as practicable, the assets, liabilities, revenues and expenses of the DiverseyLever Group on a stand-alone basis. The special-purpose combined accounts are an aggregation of financial information from the individual companies and operations (whether legal entities or not) which make up the DiverseyLever Group. The basis of preparation, combination and presentation of the special-purpose combined accounts of the DiverseyLever Group is more fully described under paragraph 2 of ‘Accounting Information and Policies’ on pages F-91 to F-93.

The DiverseyLever Group is not required to prepare audited consolidated accounts. No such accounts have been prepared prior to the special-purpose combined accounts. The financial information set out in the special-purpose combined accounts is based on an aggregation of certain financial information in the consolidation returns of the companies and operations which comprise the DiverseyLever Group for the years ended 31 December 2001, 2000, and 1999 (prepared solely for the purpose of producing the consolidated accounts of Unilever) after making such adjustments as were considered necessary by the management of the DiverseyLever Group and the directors of Unilever.

The special-purpose combined accounts are not necessarily representative or indicative of the financial position, results of operations or cash flows that would have been obtained had the DiverseyLever Group operated independently or under separate ownership.

The principal companies and operations included in these accounts are set out in note 28.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Statement of Responsibilities of the Directors of Unilever and the President of the DiverseyLever Group

The directors of Unilever are required by Book 2 of the Civil Code in the Netherlands and the United Kingdom Companies Act 1985 to prepare accounts for each financial year which give a true and fair view of the state of affairs of the Unilever Group, NV and PLC as at the end of the financial year and of the profit or loss for that year.

The directors of Unilever consider that in preparing the accounts for the Unilever Group, including the DiverseyLever Group, they have used appropriate accounting policies, consistently applied and supported by reasonable and prudent judgements and estimates, and that all accounting standards which they consider to be applicable have been followed. The directors of Unilever are required to prepare the accounts on the going concern basis unless it is inappropriate to presume that the company will continue in business.

The directors of Unilever have responsibility for ensuring that the Unilever Group, including the DiverseyLever Group, keeps accounting records which disclose with reasonable accuracy the financial position of the Unilever Group, including (until the date of disposal) the DiverseyLever Group. They also have a general responsibility for taking such steps as are reasonably open to them to safeguard the assets of the Unilever Group, including (until the date of disposal) the DiverseyLever Group, and to prevent and detect fraud and other irregularities.

In performing these duties, the responsibilities in respect of the DiverseyLever Group are delegated to the President of the DiverseyLever Group.

The same responsibilities as described above apply to these special-purpose combined accounts, which are based on an aggregation of certain financial information included in the consolidation returns of the companies and operations which comprise the DiverseyLever Group. These returns were prepared for the purpose of preparing the consolidated accounts of Unilever and were adjusted as the directors of Unilever and the management of the DiverseyLever Group considered necessary.

This statement, which should be read in conjunction with the ‘Report of Independent Auditors’ set out on pages F-89 and F-90, is made with a view to distinguishing the respective responsibilities of the directors of Unilever and the President of the DiverseyLever Group and of the auditors in relation to the special-purpose combined accounts.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

REPORT OF INDEPENDENT AUDITORS

Report of the Auditors to the Directors of Unilever

We have audited the special-purpose combined accounts on pages F-91 to F-137 which comprise the profit and loss accounts, the balance sheets, the cash flow statements, the statements of total recognised gains and losses and the related notes. The special-purpose combined accounts have been prepared under the historical cost convention and in accordance with the basis of preparation set out in paragraph 2 of ‘Accounting Information and Policies’ on pages F-91 to F-93.

These special-purpose combined accounts have not been prepared for the purposes of Companies legislation. They were prepared solely for the use of the directors of Unilever.

Respective responsibilities of directors and auditors

As described on page F-88, the directors of Unilever and the President of the DiverseyLever Group are responsible for the preparation of the special-purpose combined accounts. Our responsibility is to audit the special-purpose combined accounts in accordance with United Kingdom Auditing Standards issued by the Auditing Practices Board and United States Generally Accepted Auditing Standards.

We report to you our opinion as to whether the special-purpose combined accounts present fairly, in all material respects and on the basis of preparation set out in paragraph 2 of ‘Accounting Information and Policies’ on pages F-91 to F-93, the financial position, results of operations, total recognised gains and losses and cash flows of the DiverseyLever Group.

Basis of opinion

We conducted our audit in accordance with auditing standards generally accepted in the United Kingdom and the United States of America. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the special-purpose combined accounts. It also includes an assessment of the significant estimates and judgements made by the directors of Unilever and the President of the DiverseyLever Group in the preparation of the special-purpose combined accounts, and of whether the accounting policies are appropriate to the DiverseyLever Group’s circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the special-purpose combined accounts are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the special-purpose combined accounts.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

REPORT OF INDEPENDENT AUDITORS—(Continued)

Opinion

In our opinion, the special-purpose combined accounts present fairly, in all material respects, the financial position of the DiverseyLever Group at 31 December 2001 and 2000, and the results of its operations, total recognised gains and losses and its cash flows for each of the three years in the three-year period ended  31 December 2001, in accordance with the basis of preparation set out in paragraph 2 of the ‘Accounting Information and Policies’ on pages F-91 to F-93.

The accounting principles adopted in the special-purpose combined accounts vary in certain significant respects from accounting principles generally accepted in the United States and as required by Item 17 to Form 20-F. The effect of the significant differences on the determination of net profit of the DiverseyLever Group, Unilever’s net investment in the DiverseyLever Group and the cash flows of the DiverseyLever Group is shown on pages F-133 to F-137 of the special-purpose combined accounts.

PRICEWATERHOUSECOOPERS

Chartered Accountants

London, England

8 March 2002

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Accounting Information and Policies

1    Business description

The DiverseyLever Group is a fully integrated business of Unilever. The DiverseyLever Group has manufacturing facilities and selling activities throughout the world and comprises the institutional and industrial cleaning business of Unilever.

Relationships with Unilever are of particular significance for the business operations of the DiverseyLever Group. The DiverseyLever Group has relied on Unilever and other Unilever group companies to provide certain services including, but not limited to, treasury, legal, tax planning and compliance, and other support services, as necessary.

The DiverseyLever Group comprises a number of companies and operations (together “the operations”) which are included within these special-purpose combined accounts, details of which are set out in note 28.

2    Basis of preparation

The special-purpose combined accounts are not prepared under section 226 of the United Kingdom Companies Act 1985 and have been prepared under the historical cost convention and, in all material respects, in accordance with United Kingdom Accounting Standards solely for the use of the directors of Unilever. The Principal Accounting Policies, which have been applied consistently for all the periods covered by the special-purpose combined accounts, are set out in paragraph 3 below. A summary of significant differences arising from the application of United States generally accepted accounting principles (“US GAAP”) is set out on pages F-133 to F-137.

As a fully integrated business of Unilever, the DiverseyLever Group does not prepare separate accounts in accordance with generally accepted accounting principles in the United Kingdom (“UK GAAP”) in the normal course of operations. Accordingly, the special-purpose combined accounts have been derived by extracting certain assets, liabilities, and revenues and expenses of the DiverseyLever Group from the assets, liabilities, and revenues and expenses reflected in the accounting records of Unilever. The special-purpose combined accounts have been prepared for the purposes of presenting, as far as practicable, the financial position, results of operations and cash flows, of the DiverseyLever Group on a stand-alone basis.

The special-purpose combined accounts of the DiverseyLever Group reflect assets, liabilities and revenues and expenses directly attributable to the DiverseyLever Group as well as allocations deemed reasonable by the management of the DiverseyLever Group and the directors of Unilever necessary to present the financial position, results of operations and cash flows of the DiverseyLever Group on a stand-alone basis, for all periods presented. Costs have been allocated to the DiverseyLever Group from Unilever and Unilever group companies using various allocation methodologies, including, but not limited to, personnel costs, turnover and working capital. These allocation methodologies are discussed in greater detail below. Although management is unable to estimate the actual costs that would have been incurred if the services performed by Unilever and Unilever group companies had been purchased from independent third parties, management considers the allocations to be reasonable. However, the financial position, results of operations and cash flows of the DiverseyLever Group are not necessarily representative or indicative of those that would have been achieved had the DiverseyLever Group operated autonomously or as an entity independent from Unilever.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Acquisitions and disposals

The results of material acquisitions and disposals during the period are set out in note 20 of the special-purpose combined accounts.

No account has been taken of the effect the disposal of the DiverseyLever Group by Unilever might have on the financial position of the DiverseyLever Group, the results of its operations and its cash flows.

Financial service fees

For each of the three years ended 31 December 2001 the accounts include financial service fees, the cost recovery mechanism used by Unilever to recover certain central management and other similar costs. These financial service fees have either been directly attributed to individual operations of the DiverseyLever Group or, for costs incurred centrally in each country, allocated between the relevant Unilever businesses and the DiverseyLever Group operation in that country. Costs have principally been allocated on the basis of turnover.

Retirement benefits

For each of the three years ended 31 December 2001 the pension costs attributed to the DiverseyLever Group have been based on the pension charge incurred by individual operations in respect of specific pension schemes of which DiverseyLever Group employees are members or an allocation of the pension charge incurred by the Unilever business in the relevant country. These charges reflect the pension arrangements of Unilever and are therefore not necessarily representative of the pension cost of the DiverseyLever Group under separate ownership. Costs have principally been allocated on the basis of pensionable payroll unless more detailed information such as an actuarial study was available.

Employee share options

Employees of the DiverseyLever Group in a number of countries participate in share option plans operated by the Unilever Group in those countries. Shares to meet Unilever’s obligations to deliver shares of Unilever N.V. are purchased by certain Unilever companies and shares to meet Unilever’s obligations to deliver shares of Unilever PLC are purchased by a number of employee benefit trusts. Detailed accounting for the costs of operating the plans takes place in Unilever companies not included in these special-purpose combined accounts. DiverseyLever group companies and operations recognise their appropriate share of the holding costs of these companies and trusts, together with any difference between the purchase price of shares and the price at which the related options are exercised.

Interest

For each of the three years ended 31 December 2001 the interest charge attributable to the DiverseyLever Group has been based on the interest charge incurred by individual operations on specific external borrowings or financing by Unilever, or directly attributed to the DiverseyLever Group based on an allocation of the interest charge or credit incurred by the Unilever business in the relevant country. Interest has principally been allocated on the basis of net capital employed. For a number of operations included in these special-purpose combined accounts, working capital financing is provided by means of interest-free current accounts with other Unilever businesses. The disclosed interest charges are therefore not necessarily representative of the interest charges of

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

the DiverseyLever Group under separate ownership. Only specific external borrowings of the DiverseyLever Group have been included in the balance sheet within creditors.

Net investment

Because the DiverseyLever Group has not in the past formed a separate legal group or been structured with a DiverseyLever holding company as a separate legal entity, the proportion of share capital and reserves of Unilever attributable to the DiverseyLever Group have been shown in the balance sheet as ‘funding’ as part of the “Net investment of Unilever”. The DiverseyLever Group has a number of interest-bearing long-term loans from other Unilever businesses. These balances have been shown on the balance sheet as part of ‘Net amounts owed to other Unilever businesses’. In addition, the DiverseyLever Group has a number of short-term current account balances with other Unilever businesses. These balances arise from trading transactions and the settlement of other items and have been aggregated on the balance sheet as part of ‘Net amounts owed to other Unilever businesses’.

Taxation

During the period under review, the operations of the DiverseyLever Group were not in all cases separate legal entities or did not operate within the DiverseyLever Group’s structure reflected in these special-purpose combined accounts, and were not necessarily subject to specific taxation of their results. As a result, the tax position shown is not necessarily representative of the tax position of the DiverseyLever Group under separate ownership. For each of the three years ended 31 December 2001, the tax charge attributable to the DiverseyLever Group has been based on the tax provision recorded by individual operations or in the case of operations which are a division of another legal entity on an allocation of the tax charge or credit incurred by the Unilever business in the relevant country based on the rate of tax applying to that Unilever business. The tax charge may therefore include benefits, reliefs or penalties which arise as a result of membership of a Unilever tax group. Tax liabilities which may arise from the separation of the operations of DiverseyLever in specific countries from Unilever tax groups have not been reflected in these special-purpose combined accounts.

Cash

A number of individual DiverseyLever operations participate in cash sweep arrangements operated by Unilever under which cash balances are cleared regularly to a central account held by another Unilever business. For this reason, the cash position shown is not necessarily representative of the cash position of the DiverseyLever Group under separate ownership.

Dividends

The dividends recorded in the profit and loss account are an aggregation of the actual dividends, paid or payable outside of the DiverseyLever Group, recorded in the accounts of the individual operations. Dividend payments were made in the context of the Unilever Group as a whole.

Basis of combination

All transactions within the DiverseyLever Group are eliminated as are any intragroup profits included in a DiverseyLever operation’s profit and loss account but not realised at the balance sheet date.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

3    Principal accounting policies

Foreign currencies

The DiverseyLever Group uses the Euro as its principal reporting currency.

Exchange differences arising in the accounts of individual companies and operations are dealt with in their respective profit and loss accounts. Those arising on trading transactions are taken to operating profit; those arising on cash, current investments and borrowings are classified as interest.

In preparing the special-purpose combined accounts, the profit and loss accounts, the cash flow statements and all other movements in assets and liabilities of individual companies and operations are translated into euros at annual average rates of exchange. The balance sheets, other than the “Net Investment of Unilever”, are translated into euros at year-end rates of exchange. Where forward foreign exchange contracts have been entered into, the rate specified in the contract is used. In the case of hyper-inflationary economies, the accounts of individual companies and operations are adjusted to remove the influences of inflation before being translated.

The effects of exchange rate changes during the year on net assets at the beginning of the year are recorded as a movement in the “Net investment of Unilever”, as is the difference between profit for the year retained at average rates of exchange and at year-end rates of exchange.

Goodwill and intangible assets

No value is attributable to internally generated intangible assets. Goodwill (being the difference between the fair value of consideration paid for new interests in group companies and joint ventures, and the fair value of the DiverseyLever Group’s share of their net assets at the date of acquisition) and identifiable intangible assets purchased after 1 January 1998 are capitalised and amortised in operating profit over the period of their expected useful life, up to a maximum of twenty years. Periods in excess of five years are used only where management are satisfied that the life of these assets will clearly exceed that period. Goodwill and intangible assets purchased prior to 1 January 1998 were written off in the year of acquisition as a movement in the “Net investment of Unilever”.

On disposal of a business acquired prior to 1 January 1998, purchased goodwill written off on acquisition is reinstated in arriving at the profit or loss on disposal.

Tangible fixed assets

Tangible fixed assets are stated at cost less depreciation. Depreciation is provided on a straight-line basis at percentages of cost based on the expected average useful lives of the assets. Estimated useful lives by major class of assets are as follows:

Freehold buildings (no depreciation on freehold land)	33 to 40 years
Leasehold land and buildings	*33 to 40 years
Plant and equipment	4 to 20 years
Computers and IT equipment	3 years
Feeders	4 years
Motor vehicles	3 to 6 years

*	or life of lease if less than 33 years

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Fixed assets are subject to review for impairment in accordance with United Kingdom Financial Reporting Standard 11 ‘Impairment of Fixed Assets and Goodwill’. Any impairment in the value of such fixed assets is charged to the profit and loss account as it arises.

DiverseyLever Group companies and fixed investments

All undertakings (whether companies or operations) over which DiverseyLever Group management exercises control, being the ability to direct the operating and financing policies, are included in the special-purpose combined accounts.

Joint ventures are undertakings in which the DiverseyLever Group has a long-term participating interest and which are jointly controlled by the DiverseyLever Group and one or more other parties. Interests in joint ventures are stated in the balance sheet at the DiverseyLever Group’s share of their assets and liabilities.

Other fixed investments are stated at cost less any amounts written off to reflect a permanent impairment in value.

Current assets

Stocks are valued at the lower of cost and estimated net realisable value. Cost is mainly average cost and comprises direct costs and, where appropriate, a proportion of production overheads.

Debtors are stated after deducting adequate provision for doubtful debts.

Current investments are liquid funds temporarily invested and are stated at their realisable value. The difference between this and their original cost is taken to interest in the profit and loss account.

Retirement benefits

The individual operations which comprise the DiverseyLever Group generally participate in pension and other employee benefit arrangements operated by other Unilever businesses.

The expected costs of providing retirement pensions under defined benefit schemes, as well as the cost of other post-retirement benefits, are charged to the profit and loss account over the periods benefiting from the employees’ services. Variations from expected cost are normally spread over the average remaining service lives of current employees.

Contributions to defined contribution pension schemes are charged to the profit and loss account as incurred.

Liabilities arising under defined benefit schemes are either externally funded or provided for in the balance sheet.

Deferred taxation

Deferred taxation is accounted for at expected tax rates on differences arising from the inclusion of items of income and expenditure in taxation computations in periods different to those in which they are included in the accounts. A deferred tax asset or provision is established to the extent that it is more likely than not that an asset or liability will crystallise in the foreseeable future.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Derivative financial instruments

The Unilever Group has comprehensive policies in place, approved by the directors of Unilever, covering the use of straightforward derivative financial instruments. These policies apply to the DiverseyLever Group. Derivative financial instruments are used for hedging purposes only. The DiverseyLever Group does not hold or issue derivative financial instruments for trading purposes. The use of leveraged instruments is not permitted. Established controls are in place covering all financial instruments. These include policies, guidelines, exposure limits, a system of authorities and independent reporting. Performance is closely monitored with independent reviews undertaken by internal audit.

The principal financial risk faced by the DiverseyLever Group is exposure to foreign currencies; this exposure is managed predominantly through the use of forward foreign exchange contracts.

Changes in the value of forward foreign exchange contracts are recognised in the results in the same period as changes in the values of the assets and liabilities they are intended to hedge.

Payments made or received in respect of the early termination of derivative financial instruments are spread over the original life of the instrument so long as the underlying exposure continues to exist.

Details of the instruments used for foreign exchange exposure management, together with information on exposure, are set out in notes 14 and 15.

Research, development and market support costs

Expenditure on research and development and on market support costs, such as advertising, is charged against the profit of the year in which it is incurred.

Turnover

Turnover comprises sales of goods and services after deduction of discounts, certain sales incentives and sales taxes. Discounts and rebates given to customers are accounted for on an accruals basis as a reduction in net sales in the period in which the related sales are recorded. Group turnover includes sales to joint ventures and other Unilever businesses but does not include sales between individual operations within the DiverseyLever Group or sales by joint ventures. Total turnover includes the DiverseyLever Group’s share of the turnover of joint ventures. The DiverseyLever Group generates revenues from selling industrial cleaning and hygiene products and services, including maintenance of product dispensers and other related services. Fees for these products and services are charged based on a variety of contractual arrangements. The DiverseyLever Group recognises revenue when all of the following criteria are met: persuasive evidence of an arrangement exists; collection of fixed or determinable revenues is probable; and the risks and rewards of the underlying products and services have been substantially transferred to the customer.

Leases

Lease payments in respect of operating leases are charged to the profit and loss account on a straight-line basis over the lease term, or over the period between rent reviews where these exist.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Tangible fixed assets held under finance leases (i.e. leases which transfer to the business substantially all the benefits and risk of ownership) are treated as if they had been purchased outright. The assets are included in fixed assets and the capital element of the leasing commitments is shown as obligations under finance leases. The lease rentals are treated as consisting of capital and interest elements. The capital element is applied to reduce the outstanding obligations and the interest element is charged against profits in proportion to the reducing capital element outstanding. Assets held under finance leases are depreciated over the shorter of the lease term and the useful life of the equivalent owned asset.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Profit and Loss Accounts

		Years ended 31 December
	Notes	2001 €m	2000 €m	1999 €m
Total turnover	1	1,861.9	1,834.7	1,698.9
Less: Share of turnover of joint ventures		(23.6)	—	—

Group turnover		1,838.3	1,834.7	1,698.9
Operating costs	2	(1,717.5)	(1,790.4)	(1,568.9)

Group operating profit		120.8	44.3	130.0
Add: Share of operating profit of joint ventures		0.6	—	—

Operating profit	1	121.4	44.3	130.0
Operating profit before exceptional items	1	155.1	147.1	127.0
Exceptional items	5	(33.7)	(102.8)	3.0
Interest—net	6	(22.0)	(25.3)	(17.8)

Profit on ordinary activities before taxation		99.4	19.0	112.2
Taxation	7	(45.4)	(12.3)	(39.3)

Profit on ordinary activities after taxation		54.0	6.7	72.9
Minority interests		(1.4)	(0.4)	0.9

Net profit		52.6	6.3	73.8
Dividends	8	(28.1)	(31.7)	(25.8)

Profit/(loss) of the year retained	19	24.5	(25.4)	48.0

The basis on which interest, taxation and other charges have been determined is set out in paragraph 2 of ‘Accounting Information and Policies’ on pages F-91 to F-93. The charges set out above are not necessarily representative of those which would be incurred by the DiverseyLever Group under separate ownership.

Earnings per share information has not been presented as the DiverseyLever Group is a fully integrated business of Unilever and therefore does not have a defined capital structure.

All operations are continuing.

The notes on pages F-101 to F-137 form an integral part of these special-purpose combined accounts.

Statements of Total Recognised Gains and Losses

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
Net profit	52.6	6.3	73.8
Currency retranslation	1.3	3.1	(11.4)

Total recognised gains relating to the year	53.9	9.4	62.4

The basis on which the currency retranslation adjustment has been calculated is set out in paragraph 3 of ‘Accounting Information and Policies’ on pages F-94 to F-97.

The notes on pages F-101 to F-137 form an integral part of these special-purpose combined accounts.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Balance Sheets

		At 31 December
	Notes	2001 €m	2000 €m
Fixed assets		392.6	399.5
Goodwill and intangible assets	9	43.1	44.4
Tangible fixed assets	10	338.9	355.0
Fixed investments	11	10.6	0.1
Current assets
Stocks	12	172.9	174.2
Debtors	13	417.5	410.6
Current investments	14	0.8	0.7
Cash at bank and in hand	14	36.4	36.1

Total current assets		627.6	621.6
Creditors due within one year		(284.2)	(292.7)
Borrowings	14	(21.5)	(16.2)
Trade and other creditors	16	(262.7)	(276.5)
Net current assets		343.4	328.9

Total assets less current liabilities		736.0	728.4
Creditors due after more than one year	16	(38.9)	(41.8)
Provisions for liabilities and charges		(132.2)	(128.6)
Pensions and similar obligations	17	(100.9)	(94.2)
Deferred taxation and other provisions	18	(31.3)	(34.4)
Net assets		564.9	558.0

Net investment
Funding		141.7	147.0
Reserves		12.2	8.0

Net investment of Unilever	19	153.9	155.0
Net amounts owed to other Unilever businesses	1/27	408.0	400.1

Net investment before minorities		561.9	555.1
Minority interests		3.0	2.9

Net investment		564.9	558.0

The basis on which the net investment of Unilever has been determined is set out in paragraph 2 of ‘Accounting Information and Policies’ on pages F-91 to F-93. The capital structure shown above is not necessarily representative of the capital structure of the DiverseyLever Group under separate ownership.

Net amounts owed to other Unilever businesses includes all balances which are described further in note 27.

The notes on pages F-101 to F-137 form an integral part of these special-purpose combined accounts.

The special-purpose combined accounts were approved by the Board of Directors of Unilever and the President of the DiverseyLever Group:

Director: R H P Markham

President: M C Yuceulug

8 March 2002

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Cash Flow Statements

		Years ended 31 December
	Notes	2001 €m	2000 €m	1999 €m
Cash flow from operating activities	21	112.4	163.4	103.1
Dividends from joint ventures		0.4	—	—
Returns on investment and servicing of finance	22	(23.6)	(25.9)	(17.4)
Taxation		(17.2)	(22.4)	(16.0)
Capital expenditure and financial investment	22	(63.3)	(77.4)	(59.1)
Acquisitions and disposals	22	1.5	(3.1)	0.7

Cash (outflow)/inflow before management of liquid resources and financing		10.2	34.6	11.3
Management of liquid resources	22	(0.1)	—	(0.2)
Financing	22	(14.1)	(27.6)	(8.7)

(Decrease)/increase in cash in the year		(4.0)	7.0	2.4

The cash flows shown above are not necessarily representative of those which would be incurred by the DiverseyLever Group under separate ownership.

Reconciliation of cash flow to movement in net funds/(debt)

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
(Decrease)/increase in cash in the year	(4.0)	7.0	2.4
Cash flow from movement in borrowings and lease financing	9.0	30.4	9.1
Cash flow from movement in liquid resources	0.1	—	0.2

Change in net funds/(debt) resulting from cash flows	5.1	37.4	11.7
Borrowings and finance leases from acquisitions	—	—	(0.2)
Liquid resources acquired	—	0.1	—
New finance leases	(3.3)	(12.0)	(1.6)
Non-cash movements	—	0.6	—
Currency retranslation	(0.9)	(2.6)	(2.5)

Change in net funds/(debt) in the year	0.9	23.5	7.4
Net funds/(debt) at 1 January	(3.9)	(27.4)	(34.8)

Net funds/(debt) at 31 December	(3.0)	(3.9)	(27.4)

The notes on pages F-101 to F-137 form an integral part of these special-purpose combined accounts.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Notes to the Special-Purpose Combined Accounts

1    Segmental information

Turnover

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
By geographical area:
Europe	975.5	972.2	949.4
North America	501.5	489.5	436.5
Africa, Middle East and Turkey	92.9	99.1	81.9
Asia Pacific	165.1	142.7	119.7
Latin America	126.9	131.2	111.4

Total turnover	1,861.9	1,834.7	1,698.9

The analysis of turnover by geographical area is stated on the basis of origin. Turnover on a destination basis would not be materially different.

Turnover of €25.1 million, €30.7 million and €48.4 million for the years ended 31 December 2001, 2000 and 1999, respectively, is in respect of sales to other Unilever businesses.

The DiverseyLever Group’s share of turnover from joint ventures arises predominantly in the Asia Pacific area.

    Operating profit

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
By geographical area:
Europe	115.2	104.5	107.7
North America	7.1	9.3	3.8
Africa, Middle East and Turkey	6.7	7.3	(0.4)
Asia Pacific	13.9	11.6	5.5
Latin America	12.2	14.4	10.4

Operating profit before exceptional items	155.1	147.1	127.0
Exceptional items (see note 5)	(33.7)	(102.8)	3.0

Operating profit	121.4	44.3	130.0

The DiverseyLever Group’s share of operating profit from joint ventures arises predominantly in the Asia Pacific area.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Net operating assets

	At 31 December
	2001 €m	2000 €m
By geographical area:
Europe	249.2	246.1
North America	189.9	184.3
Africa, Middle East and Turkey	26.6	32.0
Asia Pacific	32.2	31.1
Latin America	22.2	22.4

	520.1	515.9

Net operating assets are goodwill and intangible assets, tangible fixed assets, stocks and third party debtors less trade and other third party creditors (excluding taxation on profits and dividends) and less provisions for liabilities and charges other than deferred taxation.

Net amounts owed to/(receivable from) other Unilever businesses

	At 31 December
	2001 €m	2000 €m
By geographical area:
Europe	185.1	176.9
North America	210.2	203.4
Africa, Middle East and Turkey	12.7	16.4
Asia Pacific	20.9	18.1
Latin America	(20.9)	(14.7)

	408.0	400.1

2    Operating costs

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
Cost of sales	(791.1)	(806.1)	(726.7)
Distribution and selling costs	(659.7)	(681.4)	(582.2)
Administrative expenses	(266.7)	(302.9)	(260.0)

	(1,717.5)	(1,790.4)	(1,568.9)

Gross profit was €1,047.2 million, €1,028.6 million and €972.2 million for the years ended 31 December 2001, 2000 and 1999, respectively.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Administrative expenses include financial service fees — the cost recovery mechanism for certain central management and other similar costs — charged to the DiverseyLever Group by Unilever. These financial service fees comprise charges in respect of royalty and holding company charges, other allocated central corporate administrative and research costs and exchange differences on intra-group charges. The allocation of these financial service fees have either been directly attributed to individual operations of the DiverseyLever Group or, for costs incurred in each country, attributed between the relevant Unilever businesses and the DiverseyLever Group operations in that country. Financial service fees amounted to €31.6 million, €30.9 million and €31.1 million in 2001, 2000, and 1999, respectively, and were made up as follows for 2001 and 2000:

	Years ended 31 December
	2001 €m	2000 €m
Royalty and holding company charges	(10.6)	(10.9)
Corporate administrative and research costs	(20.3)	(15.2)
Exchange differences on intra-group charges	(0.7)	(4.8)

	(31.6)	(30.9)

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
Operating costs include:
Staff costs (see note 4)	(510.7)	(532.4)	(475.8)
Raw materials and packaging	(488.1)	(501.5)	(476.4)
Amortisation of goodwill and intangibles	(2.7)	(3.1)	(2.0)
Depreciation of owned tangible fixed assets	(74.9)	(83.1)	(48.5)
Depreciation of tangible fixed assets held under finance leases	(6.9)	(6.9)	(3.1)
Advertising and promotions	(21.0)	(21.5)	(19.7)
Research and development	(30.3)	(29.3)	(32.3)
Foreign currency transaction gains and losses	0.8	—	0.1
Operating lease rentals:
—Plant and machinery	(20.0)	(19.2)	(14.0)
—Other	(26.5)	(27.4)	(25.0)
Remuneration of auditors:
—Audit fees	(0.8)	(0.6)	(0.7)
—Non audit fees	(0.3)	(1.5)	(1.6)

Audit fees include only amounts actually paid by individual operations in the relevant year. In some countries, audit fees are dealt with centrally by Unilever and are therefore not reflected in these accounts other than as part of financial service fees referred to above.

3    Directors’ emoluments

The DiverseyLever Group was not structured as a discrete legal group with a separate holding company during the periods covered by these special-purpose combined accounts. As a result, there were no directors during these periods and, accordingly, no directors’ remuneration information is disclosed.

Directors of entities comprising the DiverseyLever Group are employed and remunerated by the individual operations that form part of the DiverseyLever Group or are employed by Unilever. The cost of these services is included within administrative expenses.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

4    Staff costs

	Years ended 31 December
	2001 ‘000s	2000 ‘000s	1999 ‘000s
Average number of employees during the year:
Europe	5.5	5.8	6.0
North America	2.7	2.9	3.2
Africa, Middle East and Turkey	0.5	0.5	0.5
Asia Pacific	1.1	1.1	1.1
Latin America	1.2	1.2	1.3

	11.0	11.5	12.1

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
Staff costs:
Remuneration of employees	(470.5)	(499.0)	(445.5)
Pension costs (see note 17)
—Defined benefit schemes
Regular cost	(21.8)	(22.6)	(19.7)
Other	(13.4)	(10.4)	(4.7)
Amortisation of surpluses/(deficits)	39.6	45.2	40.6
—Defined contribution schemes	(0.8)	—	(0.2)
Post-retirement health benefits	(2.9)	(2.3)	(2.3)
Social security costs	(40.9)	(43.3)	(44.0)

	(510.7)	(532.4)	(475.8)

5    Exceptional items

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
Included in operating profit:
Restructuring	(41.9)	(104.0)	(3.9)
Other—net	8.2	1.2	6.9

	(33.7)	(102.8)	3.0

By geographical area:
Europe	(28.6)	(51.7)	3.3
North America	(5.1)	(36.8)	(2.8)
Africa, Middle East and Turkey	0.1	(4.9)	(0.5)
Asia Pacific	(1.0)	(3.3)	2.2
Latin America	0.9	(6.1)	0.8

	(33.7)	(102.8)	3.0

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

These amounts are mainly included in administrative expenses.

Exceptional items are those items within ordinary activities which because of their size or nature, are disclosed to give a proper understanding of the underlying results for the period.

In 2000 and 2001 all restructuring exceptional charges relate to the Unilever Path to Growth programme announced in February 2000. In the context of the DiverseyLever Group, this initiative consists of harmonising product portfolios, the rationalisation of manufacturing sites and sales and administration activities and disposal of non core operations. The programme is planned to be completed by 2004.

In 2000 the amounts charged to restructuring exceptional items include the following projects and costs:

•	Harmonisation of product portfolios—costs include the write off of raw materials, packaging, finished goods and feeders.

•	Rationalisation of the European sales and administration activities—costs are primarily redundancy and severance costs arising from a restructuring of these activities in Western Europe.

•	Rationalisation of the European supply chain—costs are primarily in respect of asset write offs relating to the closure of a manufacturing site in the United Kingdom.

•	Rationalisation of activities in developing markets—costs are primarily in respect of redundancies arising out of the rationalisation of sales and administration activities in 25 countries, and also include asset write downs arising from site disposals in Argentina, Brazil and Venezuela, as well as the closure of a manufacturing plant in Israel.

•	Rationalisation and integration of the North American operations—costs are primarily in respect of the closure and reorganisation of manufacturing and warehousing sites in Canada and the United States together with the reorganisation of sales and administration activities across North America. Costs represent both fixed asset write offs and severance costs.

In 2000 restructuring exceptional items comprise (i) the write off and disposal of certain fixed assets of €22.1 million; (ii) the provision and write off of stock of €27.3 million; (iii) the provision for redundancy and severance costs in respect of approximately 900 people of €51.3 million; and (iv) other restructuring cost of €3.3 million.

In 2001 the amounts charged to restructuring exceptional items include the following projects and costs:

•	Further rationalisation of the European supply chain—costs are primarily in connection with the closure announced in 2000 and asset write offs and redundancy payments due to the closure of another manufacturing site in the United Kingdom, reorganisation of production facilities in France and Italy and reorganisation of the warehousing and distribution operations in the UK and Ireland.

•	Further rationalisation of the European sales and administration activities in Denmark, France, Italy, Spain and certain other countries—costs are primarily redundancy and severance payments arising from these activities.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

•	Further rationalisation of activities in developing markets—costs are primarily in respect of redundancies incurred in further reducing the sales and administration activities, principally in 7 countries.

•	Integration of North American operations—costs are primarily in respect of charges for asset write offs in connection with the redesignation of a facility in Canada from manufacturing to warehousing, and severance and redundancy costs incurred as part of the North American integration project.

In 2001 restructuring exceptional items comprise (i) the write off and disposal of certain fixed assets of €12.7 million; (ii) the provision for redundancy and severance costs in respect of approximately 360 people of €21.2 million; and (iii) other restructuring cost of €8.0 million.

In 2001 other exceptional income-net primarily comprises the profit on disposal of businesses of €8.2 million (see note 20).

6    Interest

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
Interest payable and similar charges:
Interest on loans from other Unilever group companies	(19.2)	(21.2)	(11.8)
Interest on loans and overdrafts falling due within 5 years	(3.0)	(4.3)	(4.4)
Finance charges payable under finance leases	(1.2)	(1.6)	(1.2)

Interest payable	(23.4)	(27.1)	(17.4)

Interest receivable and similar income:
Interest on loans to other Unilever group companies	1.1	0.5	—
Interest on bank balances	0.8	0.7	0.3

Interest receivable	1.9	1.2	0.3

Exchange differences	(0.5)	0.6	(0.7)

Net interest payable	(22.0)	(25.3)	(17.8)

The basis on which the interest charge has been determined is set out in paragraph 2 of ‘Accounting Information and Policies’ on pages F-91 to F-93. The interest charges set out above are not necessarily representative of the interest charges that would be incurred by the DiverseyLever Group under separate ownership.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

7    Taxation

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
Corporation tax on profit on ordinary activities
—United Kingdom Corporation tax at 30%	3.4	3.0	(4.6)
—Overseas tax	(48.8)	(15.3)	(34.7)

	(45.4)	(12.3)	(39.3)

Of which, adjustments to previous years
—United Kingdom Corporation tax	(0.7)	—	(1.7)
—Overseas tax	(0.2)	1.5	1.3

Of which, tax credits on exceptional items amounted to	10.0	36.0	0.8

Overseas tax for the year ended 31 December 2001 includes the DiverseyLever Group’s share of tax on joint ventures of €(0.5) million (2000 and 1999: €nil).

Deferred taxation has been included in the tax (charge)/credit on a partial provision basis for:

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
Accelerated depreciation	(11.7)	12.0	(1.6)
Short-term and other timing differences	7.3	8.4	(19.8)

	(4.4)	20.4	(21.4)

The basis on which the tax charge has been determined is set out in paragraph 2 of ‘Accounting Information and Policies’ on pages F-91 to F-93. The tax charges set out above are not necessarily representative of the tax charges that would be incurred by the DiverseyLever Group under separate ownership.

Europe is the principal domestic tax base of the DiverseyLever Group. The reconciliation between the computed rate of income tax expense which is generally applicable to the DiverseyLever Group’s European companies and the actual rate of taxation charged in these special-purpose combined accounts, expressed in percentages of the profit of ordinary activities before taxation, is as follows:

	2001%	2000%	1999%
Computed rate of tax (see below)	34.4	31.9	33.3
Differences due to:
—Other rates applicable to non-European countries	(1.8)	(13.6)	0.3
—Incentive tax credits	(0.3)	(0.6)	(0.1)
—Withholding tax on dividends	0.6	1.8	0.2
—Adjustments to previous years	1.5	1.5	(1.4)
—Other	3.2	41.4	5.6
—SSAP 15 adjustment	8.1	2.3	(2.8)

Actual rate of tax	45.7	64.7	35.1

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

In the above reconciliation, the computed rate of tax is the average of the standard rate of tax applicable in the European countries in which the DiverseyLever Group operates, weighted by the amount of profit on ordinary activities before taxation generated in each of those countries.

Other differences in 2000 principally comprise the effect of non tax deductible restructuring charges which give rise to permanent timing differences.

8    Dividends

The following dividends were paid or payable to other Unilever group companies outside of the DiverseyLever Group, representing an aggregation of the actual dividends recorded in the accounts of the individual operations:

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
Dividends	(28.1)	(31.7)	(25.8)

	(28.1)	(31.7)	(25.8)

9    Goodwill and intangible assets (a)

	At 31 December
	2001 €m	2000 €m
At cost less amortisation:
Goodwill	40.4	40.9
Intangible assets	2.7	3.5

	43.1	44.4

Movements during the years
	Goodwill €m	Intangibles €m
Cost
At 1 January 1999	37.5	—
Acquisitions/disposals	0.1	0.2
Currency retranslation	5.4	—

At 31 December 1999	43.0	0.2

Acquisitions/disposals	1.0	3.7
Currency retranslation	3.0	—

At 31 December 2000	47.0	3.9

Transfers (to)/from other Unilever businesses	—	(0.4)
Currency retranslation	2.3	0.1

At 31 December 2001	49.3	3.6

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

	Goodwill €m	Intangibles €m
Amortisation
At 1 January 1999	1.2	—
Charged to profit and loss account	2.0	—
Currency retranslation	0.3	—

At 31 December 1999	3.5	—

Charged to profit and loss account	2.7	0.4
Currency retranslation	(0.1)	—

At 31 December 2000	6.1	0.4

Charged to profit and loss account	2.4	0.3
Transfers (to)/from other Unilever businesses	—	0.2
Currency retranslation	0.4	—

At 31 December 2001	8.9	0.9

Net book value
31 December 1999	39.5	0.2

Net book value
31 December 2000	40.9	3.5

Net book value
31 December 2001	40.4	2.7

(a)	Arising on businesses purchased after 1 January 1998.

Intangible assets principally consist of trademarks.

10    Tangible fixed assets

	At 31 December
	2001 €m	2000 €m
At cost less depreciation:
Land and buildings (a)	95.5	102.3
Plant and machinery	243.4	252.7

	338.9	355.0

(a) includes: freehold land	15.6	16.7
Leasehold land—short-term	0.5	0.5

Commitments for capital expenditure at 31 December	2.5	3.6

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Movements during the years

	Land and buildings €m	Plant and machinery €m	Total €m
Cost
At 1 January 1999	155.1	386.6	541.7
Currency retranslation	11.3	28.9	40.2
Capital expenditure	8.4	67.3	75.7
Disposals	(15.3)	(41.6)	(56.9)
Acquisition/disposal of operations	—	0.3	0.3
Other adjustments	1.0	(1.0)	—

At 31 December 1999	160.5	440.5	601.0

Currency retranslation	4.2	11.1	15.3
Capital expenditure	3.1	84.9	88.0
Disposals	(3.2)	(28.6)	(31.8)
Acquisition/disposal of operations	—	(0.1)	(0.1)
Other adjustments	0.8	(0.8)	—

At 31 December 2000	165.4	507.0	672.4

Currency retranslation	1.9	4.6	6.5
Capital expenditure	5.7	68.4	74.1
Disposals	(6.0)	(34.9)	(40.9)
Acquisition/disposal of operations	—	(6.0)	(6.0)
Other adjustments	0.1	(0.1)	—

At 31 December 2001	167.1	539.0	706.1

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

	Land and buildings €m	Plant and machinery €m	Total €m
Depreciation
At 1 January 1999	48.1	168.5	216.6
Currency retranslation	1.5	10.7	12.2
Disposals	(6.6)	(28.6)	(35.2)
Charged to profit and loss account (b)	3.9	47.7	51.6
Other adjustments	2.0	(2.0)	—

At 31 December 1999	48.9	196.3	245.2

Currency retranslation	1.2	4.4	5.6
Disposals	—	(23.3)	(23.3)
Acquisition/disposal of operations	—	(0.1)	(0.1)
Charged to profit and loss account (b)	11.7	78.3	90.0
Other adjustments	1.3	(1.3)	—

At 31 December 2000	63.1	254.3	317.4

Currency retranslation	1.0	1.3	2.3
Disposals	(2.1)	(28.7)	(30.8)
Acquisition/disposal of operations	—	(3.5)	(3.5)
Charged to profit and loss account (b)	9.5	72.3	81.8
Other adjustments	0.1	(0.1)	—

At 31 December 2001	71.6	295.6	367.2

31 December 1999—net book value	111.6	244.2	355.8
Includes payments on account and assets in course of construction	2.1	9.0	11.1

31 December 2000—net book value	102.3	252.7	355.0
Includes payments on account and assets in course of construction	0.8	14.9	15.7

31 December 2001—net book value	95.5	243.4	338.9
Includes payments on account and assets in course of construction	0.2	9.3	9.5

(b)	including in 2001 a charge of €12.7 million in respect of certain fixed assets written down to net realisable value in connection with restructuring projects (2000: €22.1 million; 1999: €0.6 million).

The above includes tangible assets held under finance leases at 31 December 2001 with a cost of €45.0 million (2000: €42.8 million) and accumulated depreciation of €23.2 million (2000: €18.6 million). Depreciation of €6.9 million (2000: €6.9 million; 1999: €3.1 million) has been charged against these assets in the year ended 31 December 2001.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

11    Fixed investments

	At 31 December
	2001 €m	2000 €m
Share of joint ventures:
Assets (a)	23.0	—
Liabilities	(12.5)	—

Net assets	10.5	—
Other fixed investments	0.1	0.1

Total (b)	10.6	0.1

Movements during the years:
At 1 January	0.1	0.1
Acquisitions/disposals (see note 20)	11.5	—
Currency retranslation	(0.7)	—
Share of retained losses of joint ventures	(0.3)	—

At 31 December	10.6	0.1

(a)	Includes goodwill of €3.2 million, the amortisation charge for which, taken within share of operating profit of joint ventures, was €0.5 million in 2001 (2000 and 1999: €nil). Goodwill is being amortised over a period of 5 years. During the year ended 31 December 2001, dividends from joint ventures amounted to €0.4 million (2000 and 1999: €nil).
(b)	All investments are unlisted.

12    Stocks

	At 31 December
	2001 €m	2000 €m
Raw materials and consumables	48.0	45.0
Finished goods and goods for resale	124.9	129.2

	172.9	174.2

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

13    Debtors

	At 31 December
	2001 €m	2000 €m
Due within one year:
Trade debtors	346.9	343.1
Other debtors	19.6	13.2
Prepayments and accrued income	12.3	13.6
Current taxes	6.8	12.2

	385.6	382.1

Due after more than one year:
Other debtors	5.5	2.0
Deferred taxation (see note 18)	26.4	26.5

	31.9	28.5

Total debtors	417.5	410.6

14    Net funds/(debt)

	At 31 December
	2001 €m	2000 €m
Current investments
Unlisted	0.8	0.7

	0.8	0.7

Cash at bank and in hand
On call and in hand	36.4	36.1

	36.4	36.1

Financial assets	37.2	36.8

Financial liabilities
Borrowings	(21.5)	(16.2)
Obligations under finance leases (see note 16)	(18.7)	(24.5)

Financial liabilities	(40.2)	(40.7)

Total net funds/(debt)	(3.0)	(3.9)

Current investments principally comprise short-term deposits.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Except for the description of the DiverseyLever Group’s currency exposures set out below, all debtor and trade and other creditor balances (except for obligations under finance lease creditors) have been excluded from the analysis below and from the interest rate and currency profiles below and from the disclosures in note 15 either due to the exclusion of short-term items, as permitted by United Kingdom Financial Reporting Standard 13, or because the amounts are not material.

	At 31 December
	2001 €m	2000 €m
Financial liabilities—additional details
The repayments fall due as follows:
Amounts due within one year:
Bank loans and overdrafts	(21.5)	(16.2)
Obligations under finance leases	(8.5)	(9.1)

	(30.0)	(25.3)

Amounts due after more than one year:
Obligations under finance leases due after one year but within two years	(7.7)	(9.0)
Obligations under finance leases due after two years but within five years	(2.5)	(6.4)

	(10.2)	(15.4)

Total financial liabilities	(40.2)	(40.7)

There are no fixed repayment terms for borrowings and no security is given. No borrowings at 31 December 2001 and 2000 were secured.

The interest rate profiles of the DiverseyLever Group’s financial assets and liabilities analysed by principal currency are set out in the tables below. These tables take into account the various forward foreign currency contracts entered into by the DiverseyLever Group.

Interest rate profile and currency analysis of financial assets

	At 31 December
	Floating rate
	2001 €m	2000 €m
Euro	11.5	8.7
Sterling	10.1	8.1
US Dollar	—	0.3
Other	15.6	19.7

Total	37.2	36.8

The floating rate financial assets are at interest rates linked to either Euribor or Libor rates.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Interest rate profile and currency analysis of financial liabilities

	At 31 December
	Fixed rate			Floating rate	Total
	€m	Weighted average interest rate	Weighted average fixed period
				€m	€m
2001
Euro	—	—	—	(8.0)	(8.0)
US Dollar	(9.0)	4.0%	2 years	(9.5)	(18.5)
Other	—	—	—	(13.7)	(13.7)

Total	(9.0)			(31.2)	(40.2)

2000
Euro	—	—	—	(3.7)	(3.7)
US Dollar	(14.3)	4.0%	3 years	(9.6)	(23.9)
Other	—	—	—	(13.1)	(13.1)

Total	(14.3)			(26.4)	(40.7)

The floating rate financial liabilities are at interest rates linked to either Euribor, Libor or US Prime Commercial paper rates.

15    Financial instruments

Under the Unilever Group’s foreign exchange policy, exposures with a maximum of one-year maturity are normally hedged; this is achieved through the use of forward foreign exchange contracts. The market value of these instruments at 31 December 2001 represented a deferred loss of €0.3 million (2000: €nil) which was largely offset by deferred gains on the underlying assets and liabilities.

Currency exposures of the DiverseyLever Group’s net monetary assets/(liabilities)

Unilever Group treasury manages the foreign exchange exposures that arise from the DiverseyLever Group’s financing activities in accordance with Unilever Group Policies.

The objectives of the Unilever Group’s foreign exchange policies are to allow companies to manage foreign exchange exposures that arise from trading activities effectively within a framework of control that does not expose the DiverseyLever Group to unnecessary foreign exchange risks. Companies are required to cover substantially all foreign exchange exposure arising from trading activities and each company operates within a specified maximum exposure limit. Compliance with the Unilever Group’s policies means that the net amount of monetary assets and liabilities at 31 December 2001 and 2000 that are exposed to currency fluctuations is not material.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

The following table summarises the fair values and carrying amounts of the various classes of financial instruments as at 31 December:

	Fair value		Carrying amount
	2001 €m	2000 €m	2001 €m	2000 €m
Financial assets:
Current investments	0.8	0.7	0.8	0.7
Cash	36.4	36.1	36.4	36.1

	37.2	36.8	37.2	36.8

Financial liabilities:
Bank loans and overdrafts	(21.5)	(16.2)	(21.5)	(16.2)
Obligations under finance leases	(18.8)	(23.8)	(18.7)	(24.5)

	(40.3)	(40.0)	(40.2)	(40.7)

Derivatives:
Foreign exchange contracts
—assets	0.1	0.4	0.1	0.4
—liabilities	(0.4)	(0.4)	(0.4)	(0.4)

	(0.3)	—	(0.3)	—

Current investments, cash and bank loans and overdrafts have fair values which equate to their carrying amounts due to their short term nature. The fair value of obligations under finance leases has been determined by applying available market rates. The fair values of forward foreign exchange contracts represents the unrealised gain or loss on revaluation of the contracts to year-end rates of exchange.

16    Trade and other creditors

	At 31 December
	2001 €m	2000 €m
Due within one year:
Trade creditors	121.2	146.6
Obligations under finance leases	8.5	9.1
Taxation on profits	7.5	7.3
Other taxation and social security	17.9	16.8
Other creditors	13.2	6.5
Accruals and deferred income	94.4	90.2

	262.7	276.5

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

	At 31 December
	2001 €m	2000 €m
Due after one year:
Obligations under finance leases	10.2	15.4
Taxation on profits	7.2	10.0
Other creditors	13.5	10.4
Accruals and deferred income	8.0	6.0

	38.9	41.8

Total trade and other creditors	301.6	318.3

17 Pensions and similar obligations
	At 31 December
	2001 €m	2000 €m
These are predominantly long-term liabilities:
Unfunded pension schemes	66.6	63.3
Funded pension schemes	1.6	1.5
Post-retirement health benefits	32.7	29.4

	100.9	94.2

Movements during the years

€m
At 1 January 1999	83.4
Currency retranslation	1.2
Profit and loss before amortisation of (surpluses)/deficits	26.9
Payments	(10.3)
Amortisation of (surpluses)/deficits	(40.6)
Other adjustments	29.1

At 31 December 1999	89.7

Currency retranslation	0.6
Profit and loss before amortisation of (surpluses)/deficits	35.3
Payments	(15.6)
Amortisation of (surpluses)/deficits	(45.2)
Other adjustments	29.4

At 31 December 2000	94.2

Currency retranslation	(1.3)
Profit and loss before amortisation of (surpluses)/deficits	38.9
Payments	(14.6)
Amortisation of (surpluses)/deficits	(39.6)
Other adjustments	23.3

At 31 December 2001	100.9

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

The basis on which the pension charges and pension liabilities have been determined is set out in paragraphs 2 and 3, respectively, of ‘Accounting Information and Policies’ on pages F-91 to F-93. The pension charges and pension liabilities set out above are not necessarily representative of those that would be incurred by the DiverseyLever Group under separate ownership.

Further details of the DiverseyLever Group’s retirement benefits are set out in note 24.

18    Deferred taxation and other provisions

	At 31 December
	2001 €m	2000 €m
Deferred taxation on:
Accelerated depreciation	1.7	(10.0)
Short-term and other timing differences	(28.1)	(16.5)

	(26.4)	(26.5)
Less: asset balances reclassified as debtors (see note 13)	26.4	26.5

	—	—
Restructuring provisions	20.2	20.3
Other provisions	11.1	14.1

	31.3	34.4

Unprovided deferred tax on:
Accelerated depreciation	8.4	12.0
Short-term and other timing differences	(37.9)	(27.7)

	(29.5)	(15.7)

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Movements during the years

	Deferred taxation assets €m	Deferred taxation provisions €m	Restructuring provisions €m	Other provisions €m	Total provisions €m
At 1 January 1999	(26.6)	—	21.3	43.7	65.0
Currency retranslation	(1.3)	—	1.7	0.8	2.5
Acquisition/disposal of operations	—	—	—	(1.1)	(1.1)
Profit and loss account	20.9	0.5	5.5	(5.7)	0.3
New charges			6.0
Releases			(0.5)
Utilisation and transfers	0.4	—	(21.9)	(25.8)	(47.7)

At 31 December 1999	(6.6)	0.5	6.6	11.9	19.0

Currency retranslation	—	—	(0.5)	0.2	(0.3)
Profit and loss account	(19.9)	(0.5)	26.5	3.7	29.7
New charges			28.4
Releases			(1.9)
Utilisation and transfers	—	—	(12.3)	(1.7)	(14.0)

At 31 December 2000	(26.5)	—	20.3	14.1	34.4

Currency retranslation	(1.4)	—	0.7	0.2	0.9
Profit and loss account	4.4	—	32.6	(1.3)	31.3
New charges			33.9
Releases			(1.3)
Utilisation and transfers	(2.9)	—	(33.4)	(1.9)	(35.3)

At 31 December 2001	(26.4)	—	20.2	11.1	31.3

Restructuring provisions primarily include provisions for severance costs in connection with business reorganisations which have been announced. Other provisions primarily include warranty provisions arising on the acquisition of Diversey in 1996 and guarantees on cleaning machinery.

Restructuring provisions at 31 December 2001 amounted to €20.2 million, the cash impact of which is currently expected to be a cash outflow of €16.5 million in 2002 and €3.7 million thereafter. Other provisions at the end of 2001 amounted to €11.1 million, the cash impact of which is currently expected to be a cash outflow of €11.1 million in 2002.

19    Net investment of Unilever

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
At 1 January	155.0	177.7	75.9
Profit/(loss) of the year retained	24.5	(25.4)	48.0
Less: Share of joint venture retained losses	(0.3)	—	—
(Decrease)/increase in Unilever funding	(23.6)	(1.2)	63.0
Currency retranslation	(1.7)	3.9	(9.2)

At 31 December	153.9	155.0	177.7

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

The cumulative total amount of goodwill written off against net investment at 31 December 2001 is €573.0 million (2000: €561.0 million; 1999: €556.7 million).

20    Acquisitions and disposals

Acquisitions

The net assets and results of acquired businesses are included in the accounts from their respective dates of acquisition. The following tables set out the effect of acquisitions in 1999, 2000 and 2001 on the combined balance sheet. Acquisition accounting (or purchase accounting) has been applied in all cases. The fair values for all acquisitions are final.

1999

During 1999, the DiverseyLever Group acquired Suncoast Autochlor and minorities in Egypt for a total consideration of €1.8 million in cash. The book values of the net assets acquired have been restated to fair values as at the date of acquisition. The principal adjustments recognised the revaluation of tangible fixed assets together with an adjustment to provisions relating to the previous year’s acquisition of Americlean.

	Book value €m	Accounting policy adjustments €m	Revaluations €m	Fair value at date of acquisition €m
1999
Intangible assets	0.2			0.2
Tangible fixed assets	0.6		(0.3)	0.3
Current assets	0.9		0.1	1.0
Creditors	(0.7)			(0.7)
Provisions for liabilities and charges	—		1.1	1.1

Net assets acquired	1.0	—	0.9	1.9
Goodwill				0.1

Consideration				2.0

Of which:
Cash				1.8
Current investments, cash deposits and borrowings of businesses acquired				0.2

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

2000

During 2000, the DiverseyLever Group acquired Global Hygienne Standard, Tego Hygiene and the acquisition of minorities in Israel for a total consideration of €3.2 million in cash. The book values of the net assets acquired have been restated to fair values as at the date of acquisition. The principal adjustments recognised the revaluation of assets. The accounting policy adjustment reflects the acquisition of minorities in Israel.

	Book value €m	Accounting policy adjustments €m	Revaluations €m	Fair value at date of acquisition €m
2000
Intangible assets	3.7			3.7
Tangible fixed assets	0.1			0.1
Current liabilities	—		(0.1)	(0.1)
Minority interests	—	(1.5)		(1.5)

Net assets acquired	3.8	(1.5)	(0.1)	2.2
Goodwill				1.0

Consideration				3.2

Of which:
Cash				3.2

2001

During 2001, the DiverseyLever Group acquired a 49.9% holding in Daisan Kogyo Co. Ltd, a joint venture in Japan for a total consideration of €11.5 million in cash. The book values of the net assets acquired have been restated to fair values as at the date of acquisition. The principal adjustment recognised the revaluation of fixed investments.

	Book value €m	Accounting policy adjustments €m	Revaluations €m	Fair value at date of acquisition €m
2001
Fixed investments acquired	7.3	—	1.0	8.3
Goodwill arising in joint ventures				3.2

Consideration				11.5

Of which:
Cash				11.5

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Disposals

The results of disposed businesses are included in the special-purpose combined accounts up to their date of disposal.

In 1999, disposed businesses principally comprise a water treatment business in Hong Kong and Singapore and Nalgo in France. In 2000, disposed businesses principally comprise the DiverseyLever Equipment business in Denmark and the DiverseyLever business in Bulgaria. In 2001, disposed businesses principally comprise the UBA business in Canada and the food and beverages business in Japan.

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
Tangible fixed assets	2.5	0.1	—
Current assets	2.4	0.6	0.1
Creditors	(0.1)	(0.2)	—

Net assets sold	4.8	0.5	0.1
Profit/(loss) on disposal	8.2	(0.4)	2.4

Consideration	13.0	0.1	2.5

Of which:
Cash	13.0	0.2	2.5
Cash balances of business sold	—	(0.1)	—

Turnover and operating profit include €1.2 million and €0.2 million respectively, in respect of businesses disposed of in 2001.

21    Reconciliation of operating profit to operating cash flows

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
Operating profit	120.8	44.3	130.0
Depreciation and amortisation	84.5	93.1	53.6
Changes in working capital
Stocks	1.3	29.1	23.4
Debtors	(13.1)	(12.9)	(0.9)
Creditors	(5.2)	10.4	17.2
Pension and similar provisions less payments	(15.4)	(25.7)	(22.9)
Restructuring and other provisions less payments	0.6	17.9	(42.7)
Elimination of (profits)/losses on disposal of businesses	(8.2)	0.4	(2.4)
Other adjustments	(3.0)	(2.7)	(1.0)

Net cash inflow from operations before movements in balances with other Unilever businesses	162.3	153.9	154.3
Movements in balances with other Unilever businesses	(49.9)	9.5	(51.2)

Cash flow from operating activities	112.4	163.4	103.1

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

The movements in balances with other Unilever businesses includes movements in trading balances and other current account items, together with dividends and taxation payable to other Unilever businesses but excludes interest payable.

22    Analysis of cash flows for headings netted in the cash flow statement

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
Returns on investment and servicing of finance:
Interest received	1.8	1.3	0.2
Interest paid	(22.7)	(24.4)	(16.4)
Dividends and other payments to minority interests	(1.5)	(1.2)	—
Interest element of finance lease rental payments	(1.2)	(1.6)	(1.2)

	(23.6)	(25.9)	(17.4)

Capital expenditure and financial investment:
Purchase of tangible fixed assets	(75.1)	(87.7)	(77.0)
Disposal of tangible fixed assets	11.8	10.3	18.0
Acquisition of fixed investments	—	—	(0.1)

	(63.3)	(77.4)	(59.1)

Acquisition and disposals:
Acquisition of group companies and joint ventures	(11.5)	(3.2)	(1.8)
Cash balances of acquired companies	—	—	—

Disposal of group companies	13.0	0.2	2.5
Cash balances of businesses sold	—	(0.1)	—

	1.5	(3.1)	0.7

Management of liquid resources:
Purchase of current investments	(1.2)	(0.8)	(1.0)
Sale of current investments	1.1	0.8	0.8

	(0.1)	—	(0.2)

Financing:
Increase in Unilever funding	(5.3)	2.6	0.3
Issue of shares by group companies to minority shareholders	0.2	0.2	0.1
Debt due within one year:
Increases	6.3	4.6	5.5
Repayments	(5.2)	(24.0)	(6.5)
Debt due after one year:
Repayments	—	—	(1.7)
Capital element of finance leases	(10.1)	(11.0)	(6.4)

	(14.1)	(27.6)	(8.7)

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

23    Analysis of net funds/(debt)

	At 1 January 1999 €m	Cashflow €m	Acquisitions/ Disposals €m	Other Non-Cash Movements €m	Currency Movement €m	At 31 December 1999 €m
Cash on call and in hand	24.5	4.2	—	—	2.5	31.2
Overdrafts	(7.9)	(1.8)	—	—	(0.2)	(9.9)

	16.6	2.4	—	—	2.3	21.3

Borrowings due within one year	(14.0)	1.0	(0.2)	(12.9)	(1.3)	(27.4)
Borrowings due after one year	(14.7)	1.7	—	12.9	0.1	—
Finance lease obligations	(23.1)	6.4	—	(1.6)	(3.6)	(21.9)

	(51.8)	9.1	(0.2)	(1.6)	(4.8)	(49.3)

Current investments	0.4	0.2	—	—	—	0.6

Net funds/(debt)	(34.8)	11.7	(0.2)	(1.6)	(2.5)	(27.4)

	At 1 January 2000 €m	Cashflow €m	Acquisitions/ Disposals €m	Other Non-Cash Movements €m	Currency Movement €m	At 31 December 2000 €m
Cash on call and in hand	31.2	4.6	—	—	0.3	36.1
Overdrafts	(9.9)	2.4	—	—	(0.3)	(7.8)

	21.3	7.0	—	—	—	28.3

Borrowings due within one year	(27.4)	19.4	—	0.6	(1.0)	(8.4)
Borrowings due after one year	—	—	—	—	—	—
Finance lease obligations	(21.9)	11.0	—	(12.0)	(1.6)	(24.5)

	(49.3)	30.4	—	(11.4)	(2.6)	(32.9)

Current investments	0.6	—	—	—	0.1	0.7
Repayment notice required	—	—	0.1	—	(0.1)	—

Net funds/(debt)	(27.4)	37.4	0.1	(11.4)	(2.6)	(3.9)

	At 1 January 2001 €m	Cashflow €m	Acquisitions/ Disposals €m	Other Non-Cash Movements €m	Currency Movement €m	At 31 December 2001 €m
Cash on call and in hand	36.1	0.1	—	—	0.2	36.4
Overdrafts	(7.8)	(4.1)	—	—	0.1	(11.8)

	28.3	(4.0)	—	—	0.3	24.6

Borrowings due within one year	(8.4)	(1.1)	—	—	(0.2)	(9.7)
Finance lease obligations	(24.5)	10.1	—	(3.3)	(1.0)	(18.7)

	(32.9)	9.0	—	(3.3)	(1.2)	(28.4)

Current investments	0.7	0.1	—	—	—	0.8

Net funds/(debt)	(3.9)	5.1	—	(3.3)	(0.9)	(3.0)

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

24    Retirement benefits

Retirement arrangements for the employees of the DiverseyLever Group are, in the majority of cases, provided through Unilever defined benefit schemes based on employee pensionable remuneration and length of service. These are either externally funded, with the assets of the scheme held separately from those of Unilever in independently administered funds, or are unfunded but with provisions maintained in the Unilever balance sheet. All are subject to regular actuarial review. Actuarial advice is provided by both external consultants and by actuaries employed by Unilever.

Actuarial valuations are usually carried out triennially using the projected unit method, with the aim of ensuring that as far as possible current and future regular charges to the profit and loss account remain a stable percentage of pensionable payroll. The actuarial assumptions used to calculate the benefit obligation vary according to the economic conditions of the country in which the scheme is situated. It is usually assumed that, over the long term, the annual rate of return on scheme investments will be higher than the annual increase in pensionable remuneration and in present and future pensions in payment.

In general, detailed accounting for these pensions arrangements takes place in Unilever businesses other than those operations included in these special-purpose combined accounts. The charge for the year in respect of individual operations of the DiverseyLever Group will be an allocation of the charge for the scheme as a whole.

In recent years a number of Unilever schemes, notably in the UK and the Netherlands have developed substantial actuarial surpluses. Accounting for the amortisation of these surpluses, other than the impact on contributions payable, is normally dealt with in the accounts of Unilever businesses not included in these accounts. However, an appropriate allocation of any amortisation has been included in these special-purpose combined accounts on the basis of pensionable payroll. For Unilever as a whole, and consequently for the DiverseyLever Group, pension costs and contributions have been reduced in recent years as a result of these surpluses.

For Unilever as a whole, the market value of the assets of externally funded defined benefits schemes at  31 December 2001 was €16,976 million (2000: €18,937 million; 1999: €17,948 million) and in addition there were net provisions in the Unilever accounts amounting to €2,401 million (2000: €2,458 million; 1999: €1,882 million). The level of funding of all defined benefit schemes at the date of the last valuations, in aggregate, was 120%, (2000: 121%; 1999: 122%). The level of funding represents the actuarial value of funds and the provisions held in the Unilever accounts at the dates of the most recent valuations expressed as a percentage of the value of benefits that accrued to members at those dates, after allowing for expected future increases in pensionable remuneration and pensions in the course of payment.

The average assumptions for valuing the principal plans, weighted by liabilities were:

	Years ended 31 December
	2001%	2000%
Interest rate	7.0	7.1

Salary increases	4.3	4.3

Pension increases	2.9	3.0

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Unilever also operates a number of defined contribution schemes. The assets of all such schemes are held in independently administered funds. The pension costs charged in these special-purpose combined accounts for individual operations of the DiverseyLever Group participating in such schemes represent contributions payable to the funds.

Unilever companies provide post-retirement health care benefits to a number of retired employees in certain countries, principally the United States, under several different plans which are predominantly unfunded. DiverseyLever operations in a number of countries participate in these plans.

In assessing the liability in respect of these benefits, advice is obtained from independent actuaries. For Unilever as a whole, the valuations assume that medical cost inflation will fall from its current level of approximately 7.5% over the next few years and reach a constant level of approximately 5% by the year 2006. The weighted average discount rate assumed at both 1 January 2001 and 31 December 2001 was approximately 7.5% and 7.25% respectively. In general, detailed accounting for these arrangements takes place in Unilever businesses other than those operations included in these special-purpose combined accounts. The charge for the year in respect of individual operations of the DiverseyLever Group will normally represent an allocation of the costs determined on a Statement of Financial Accounting Standards No. 106 (‘SFAS 106’) basis for the Unilever Group as a whole.

Further disclosures required in accordance with United Kingdom FRS 17:

FRS 17 requires certain additional disclosures with respect to retirement benefits. The required information is set out below and has been disclosed in respect of the Unilever Group as a whole.

In respect of the Unilever Group’s principal defined benefit pension plans and plans providing other post retirement benefits, the major actuarial assumptions at 31 December 2001, weighted by liabilities, were:

	Pensions	Other benefits
Discount rate	6.00%	7.25%
Rate of increase in salaries	3.50%	4.50%
Rate of increase for pensions in payment	2.00%	N/a
Rate of increase for pensions in deferment (where provided)	1.50%	N/a
Inflation assumption	2.25%	N/a
Medical cost inflation	N/a	5.00%

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

The assets, liabilities and surplus position of these Unilever plans and the expected rates of return were:

	Pensions value at 31 December 2001 €m	Other benefits value at 31 December 2001 €m	Long term rate of return expected at 31 December 2001%
Equities	10,494	—	9.00
Bonds	4,138	—	5.50
Other	1,808	3	6.00

Total market value of assets	16,440	3	7.79
Present value of plan liabilities	(15,039)	(1,171)

Aggregate net surplus/(deficit) in the plans	1,401	(1,168)
Irrecoverable surplus	(268)	—
Related deferred tax (liability)/asset	(634)	467

Net pension asset/(liability)	499	(701)

Of which, in respect of funded plans in surplus:
Aggregate surplus	2,723
Irrecoverable surplus	(268)
Related deferred tax liability	(832)

Net pension asset	1,623

And, in respect of funded plans in deficit and unfunded plans:
Aggregate deficit	(1,322)	(1,168)
Related deferred tax asset	198	467

Net pension liability	(1,124)	(701)

The surplus in the plans is only recoverable to the extent that the Unilever Group can benefit from either refunds formally agreed or future contribution reductions. All risk benefits were valued using the expected cost of benefits payable in the year.

For the remaining Unilever defined benefit plans, the market value of assets as at 31 December 2001 was €536 million (2000: €487 million). At the most recent valuations, the aggregate deficit and unfunded obligations in these plans was €1,245 million. The related deferred tax amount was €388 million.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

If the above amounts had been recognised in the Unilever Group’s accounts, the Unilever Group’s net assets and profit retained at 31 December 2001 would be as follows:

	Net assets €m	Profit retained €m
Unilever Group as reported	7,859	6,619
Add: SSAP 24 liability	2,842	2,817

Net assets/profit retained excluding pension liability	10,701	9,436
Less: FRS 17 pension liability	(1,059)	(1,040)

Net assets/profit retained including FRS 17 pension liability	9,642	8,396

25    Commitments

	At 31 December
	2001 €m	2000 €m
Long-term lease commitments under operating leases in respect of:
Land and buildings	102.4	105.9
Other tangible fixed assets	44.7	44.6

	147.1	150.5

The commitments fall due as follows:
Within 1 year	32.5	34.1
After 1 year but within 5 years	69.7	64.5
After 5 years	44.9	51.9

	147.1	150.5

Finance lease obligations are disclosed in notes 14 and 16.

26    Contingent liabilities

Contingent liabilities at 31 December 2001 amounting to €1.0 million (2000: €3.5 million, 1999: €2.1 million) mainly arise from trade bill guarantees which are not expected to give rise to any material loss.

27    Related party transactions

Transactions and balances with other Unilever businesses

Throughout the period covered by these special-purpose combined accounts, the individual operations of the DiverseyLever Group have entered into a number of transactions with other Unilever businesses. Substantially all of these transactions are exempt from the disclosure provisions of FRS 8 “Related Party Disclosures” as they have been undertaken between subsidiaries of Unilever, where 90% or more of whose voting rights are controlled

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

within the group, and are eliminated in the consolidated accounts of Unilever. However, brief details of the nature of these transactions are set out below.

DiverseyLever Group products are sold to other Unilever businesses and the aggregate value of such sales in each of the years covered by these special-purpose combined accounts is set out in note 1. The DiverseyLever Group also purchases products from other Unilever businesses.

In a number of territories, individual operations trade from sites shared with or operated by other Unilever businesses. In addition, some sites owned by the DiverseyLever Group are used by other Unilever businesses. The related rental charges and income are included in operating costs.

Certain individual operations receive from or provide to other Unilever businesses administration or similar support services. The related charges and income are included within operating costs. Individual operations also participate in a number of joint purchasing arrangements with other Unilever businesses.

The DiverseyLever Group uses central management and research and development services provided by the Unilever corporate headquarters. The aggregate charges for such services for each of the years covered by these special-purpose combined accounts are set out in note 2. The individual operations in certain countries also utilise central management services provided by Unilever in those countries.

DiverseyLever Group employees participate in a number of pension schemes and other employee benefit arrangements operated by other Unilever businesses. Further details of these arrangements are set out in note 24.

The individual operations which comprise the DiverseyLever Group are included in a number of Unilever tax groupings and the basis on which the tax charge in these special-purpose combined accounts has been determined is described in paragraph 2 of ‘Accounting Information and Policies’ on pages F-91 to F-93. Tax receipts or payments to other Unilever businesses that arise from these tax arrangements are dealt with through current accounts.

Individual operations in a number of countries participate in cash sweep arrangements operated by Unilever and receive part of their funding through current accounts with other Unilever businesses.

The DiverseyLever Group is also financed through a combination of long-term loans and share capital invested by Unilever. Interest charges and dividend payments to other Unilever businesses are set out in notes 6 and 8 respectively. Dividend payments are generally dealt with through current accounts.

The transactions described above give rise to unsettled balances between individual operations of the DiverseyLever Group and Unilever businesses at each year end. These amounts have been aggregated and included in the balance sheet. The gross amounts receivable and payable by the DiverseyLever Group are as follows:

	At 31 December
	2001 €m	2000 €m	1999 €m
Receivable	43.7	33.2	15.8
Payable	(451.7)	(433.3)	(370.6)

	(408.0)	(400.1)	(354.8)

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

28    Principal group companies and operations

The companies and operations listed below are those which in the opinion of DiverseyLever Group management principally affect the amount of profit and assets shown in these DiverseyLever Group special-purpose combined accounts. DiverseyLever Group management consider that those companies and operations not listed are not significant in relation to the DiverseyLever Group as a whole. Unless otherwise indicated the companies are incorporated and/or principally operate in the countries under which they are shown. The letters PLC or NV after the name of each company indicate whether the shares are held directly or indirectly by Unilever PLC and/or by Unilever NV. The percentage of equity capital directly or indirectly held by PLC or NV is shown in the margin, except where it is 100%. All percentages are rounded down to the nearest whole number.

All subsidiaries are wholly owned by Unilever except where shown otherwise.

(a) Legal entities included in the DiverseyLever Group

% owned	Country	PLC/NV	Unit Name
Europe
	Czech Republic	NV	DiverseyLever s.r.o.
	France	NV	DiverseyLever S.A.
	Germany	NV	DiverseyLever GmbH
Diversey GmbH
Dubois Chemie GmbH
99%	Ireland	PLC	Diversey (Ireland) Limited
	Italy	NV	DiverseyLever SpA
	The Netherlands	NV	DiverseyLever B.V.
DiverseyLever International B.V.
	Poland	NV	DiverseyLever Sp. z.o.o.
60%	Portugal	NV	DiverseyLever Sistemas de Higiene e Limpeza S.A.
	Spain	NV	DiverseyLever S.A.
	Sweden	NV	DiverseyLever AB
	Switzerland	NV	DiverseyLever AG
	UK	PLC	DiverseyLever Limited

North America
	USA	NV (75%); PLC (25%)	DuBois International Inc.
	USA	NV (75%); PLC (25%)	DiverseyLever, Inc.

Asia Pacific
	Australia	PLC	DiverseyLever Australia Pty Limited
	Hong Kong	PLC	DiverseyLever (Hong Kong) Limited
Weiss Chemicals (China) Limited
Weiss Investment Limited
	Japan	NV	DiverseyLever KK Limited
70%	Malaysia	PLC	DiverseyLever (Malaysia) Sdn. Bhd
	New Zealand	PLC	DiverseyLever New Zealand Limited
	Philippines	PLC	DiverseyLever (Philippines) Corp.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

(a) Legal entities included in the DiverseyLever Group (Continued)

% owned	Country	PLC/NV	Unit Name
Latin America
99%	Argentina	NV	DiverseyLever de Argentina S.A.
99%	Chile	NV	DiverseyLever S.A.
99%	Guatemala	NV	DiverseyLever Centroamerica S.A.
	Jamaica	NV	Wyandotte Chemicals Jamaica Limited
DiverseyLever Jamaica Limited
	Mexico	NV	Lever Industrial Mexico S.A. de C.V.
	Peru	NV	DiverseyLever Peru SAC
Middle East
	Turkey	NV	Diversey Kimya Sanayi ve Ticaret AS
	UAE	PLC	DiverseyLever Gulf FZE
	Israel	PLC	DiverseyLever Israel Limited
Africa
	Egypt	PLC	DiverseyLever Egypt Limited
	Kenya	PLC	DiverseyLever East Africa Limited
99%	Morocco	PLC	DiverseyLever Maroc S.A.
	South Africa	PLC	DiverseyLever (Proprietary) Limited

(b) DiverseyLever Group operations that form part of other Unilever legal entities

% owned	Country	PLC/NV	Unit Name
	Austria	NV	Osterreichische Unilever GmbH
	Belgium	NV	NV Unilever Belgium S.A.
	Brazil	NV	Unilever Brazil Ltda
	Canada	PLC	UL Canada Inc.
	Colombia	NV	Unilever Andina Colombia S.A.
	Denmark	NV	Unilever Danmark A/S
	Finland	NV	Suomen Unilever OY
	Greece	NV	Unilever Hellas AEBE
	Hungary	NV	Unilever Magyarorszog Kft
51%	India	PLC	Hindustan Lever Limited
85%	Indonesia	PLC	PT Unilever Indonesia Tbk
	Puerto Rico	NV	Unilever de Puerto Rico, Inc.
	Romania	NV	Unilever South Central Europe Srl
	Russia	NV	Unilever Sng
	Singapore	PLC	Unilever Singapore Pte Limited
	Slovak Republic	NV	Unilever Slovensko Spol s.r.o/
	Sweden	NV	Unilever Invest AB
	Slovenia	NV	Unilever Slovenia d.o.o.
	Taiwan	NV	Unilever Taiwan Limited
	Thailand	NV	Unilever Thai Holdings Limited
	Venezuela	NV	Unilever Andina S.A.

(c) Joint ventures included in the DiverseyLever Group

% owned	Country	PLC/NV	Unit Name
49%	Japan	NV	Daisan Kogyo Co. Ltd

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

29    Subsequent events

On 20 November 2001, Unilever announced a definitive agreement to sell DiverseyLever to Johnson Wax Professional. The total value of the transaction to Unilever is $1.6 billion (€1.75 billion). Unilever will retain a one-third holding in the combined business for five years. The transaction, which is subject to regulatory approval and normal consultative procedures, is expected to be completed in the first half of 2002.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Summary of significant differences between UK and US generally accepted accounting principles

The special-purpose combined accounts have been prepared and presented in accordance with UK GAAP, which differs in certain significant respects from US GAAP. Certain differences between UK GAAP and US GAAP relevant to the DiverseyLever Group are summarised below. These differences principally relate to the following items and the effect on net profit (net income) and net investment of Unilever (stockholders’ equity) is set out below.

	Fiscal Year ended December 31,
Effect on net income of differences between UK GAAP and US GAAP	2001 €m	2000 €m	1999 €m
Net profit as reported in the profit and loss accounts	52.6	6.3	73.8
US GAAP adjustments:
Goodwill amortisation	(20.5)	(20.4)	(18.9)
Identifiable intangibles amortisation	(6.3)	(6.4)	(5.9)
Restructuring costs	(3.9)	3.9	—
Interest capitalisation	0.8	0.7	0.7
Retirement benefits	5.5	6.9	(1.5)
Software capitalisation	13.6	8.9	3.0
Software amortisation	(6.6)	(3.7)	(2.8)
Deferred taxation	10.8	4.6	(2.9)
Taxation effect of above adjustments	(2.8)	(6.0)	0.2

Net decrease	(9.4)	(11.5)	(28.1)

Net income/(loss) under US GAAP	43.2	(5.2)	45.7

	As of December 31,
Effect on stockholders’ equity of differences between UK GAAP and US GAAP	2001 €m	2000 €m
Net investment of Unilever as reported in the balance sheets	153.9	155.0
US GAAP adjustments:
Goodwill capitalisation	294.0	301.9
Identifiable intangibles capitalisation	94.2	98.6
Restructuring costs	—	3.9
Interest capitalisation	5.1	4.3
Retirement benefits	29.3	25.2
Software capitalisation	25.3	14.6
Software amortisation	(8.8)	(5.2)
Deferred taxation	29.5	15.7
Taxation effect of above adjustments	(18.1)	(17.5)

Net increase	450.5	441.5

Stockholders’ equity under US GAAP	604.4	596.5

The special-purpose combined accounts of the DiverseyLever Group have been prepared in accordance with accounting principles generally accepted in the United Kingdom which differ in certain significant respects from those generally accepted in the United States. The principal differences are discussed below.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Goodwill and identifiable intangibles

Prior to 1 January 1998, the DiverseyLever Group wrote off goodwill and identifiable intangible assets arising on the acquisition of new interests in group companies directly to net investment in the year of acquisition.

Under US GAAP, goodwill and identifiable intangibles, principally trademarks, are capitalised and amortised over their estimated useful lives.

Subsequent to 1 January 1998, the DiverseyLever Group capitalised and amortised goodwill and identifiable intangibles over their estimated useful economic life in accordance with United Kingdom Financial Reporting Standard 10 ‘Goodwill and Intangible Assets’. Consequently there are no differences between UK and US GAAP in accounting for goodwill and identifiable intangible assets arising on acquisitions after 1 January 1998 in these special-purpose combined accounts.

Restructuring costs

Under UK GAAP, certain restructuring costs relating to employee terminations are recognised when a restructuring plan has been publicly announced.

Under US GAAP, certain additional criteria must be met before costs relating to employee terminations can be recognised. Accordingly, $3.9 million of such charges were recorded in the year ended 31 December 2000 under UK GAAP but adjusted for under US GAAP, with the expense being presented in the year ended  31 December 2001 under US GAAP.

Exceptional items

Under UK GAAP exceptional items are items which derive from events or transactions that fall within the ordinary activities of the reporting entity which individually or, if of a similar type, in aggregate, need to be disclosed by virtue of their size or incidence, and are included in operating profit.

Under US GAAP only items which are deemed unusual in nature and infrequent in occurrence (not reasonably expected to recur in the foreseeable future) qualify for presentation as “extraordinary” items and which are presented below income before extraordinary items in the statement of profit and loss. Restructuring costs, disclosed as an exceptional operating expense under UK GAAP, do not meet the criteria for presentation as an extraordinary item under US GAAP, and would also be included in operating profit.

Interest capitalisation

As permitted under UK GAAP, the DiverseyLever Group treats all interest costs as a charge to the profit and loss account in the period they are incurred.

Under US GAAP, interest incurred during the construction period of tangible fixed assets is capitalised and depreciated over the expected useful life of the tangible fixed asset to which it relates.

Retirement benefits

Under UK GAAP the expected cost of providing retirement benefits are charged to the profit and loss account over the periods benefiting from the employees’ services. Variations from expected cost are normally spread over the average remaining service lives of current employees.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Under US GAAP pension costs and liabilities are calculated in accordance with Statement of Financial Accounting Standards No. 87 (‘SFAS 87’), which requires the use of a prescribed actuarial method and a set of measurement principles.

Software capitalisation

Under UK GAAP, costs incurred to develop software for internal use are expensed in the profit and loss account in the period in which they are incurred.

Under US GAAP, internal-use software costs incurred during the preliminary project and post-implementation/operation stages are expensed as incurred, whilst costs incurred during the application and development stages are capitalised and amortised over the expected useful life of the software.

Deferred taxation

Under UK GAAP, a provision is recorded for deferred taxation under the liability method, at the expected applicable rates, to the extent that such taxation is expected to crystallise within the foreseeable future. This means that the full potential liability is not necessarily provided. Additionally, deferred tax assets are recognised only when they are expected to be recoverable within the foreseeable future.

Under US GAAP, deferred taxation is provided for on a full liability basis. Under the full liability method, deferred taxation assets or liabilities are recognised for differences between the financial and taxation basis of assets and liabilities and for tax loss carry forwards at the statutory rates expected to be in effect when the temporary differences reverse and then adjusted through a charge to income if the tax rates change. A valuation allowance is established when it is more likely than not that some portion or all of the deferred taxation assets will not be realised.

Cash flow statement

Under US GAAP cash and cash equivalents comprise cash balances and current investments with an original maturity (at the date of investment) of less than three months. Under UK GAAP, cash includes only cash in hand or available on demand less bank overdrafts. Under US GAAP bank overdrafts are treated as a financing activity.

Movements in those current investments which are included under the heading of cash and cash equivalents under US GAAP form part of the movement entitled ‘Management of liquid resources’ in the cash flow statements. At 31 December 2001, the balance of such investments was €0.8 million (2000: €0.7 million,  1999: €0.6 million).

There are also certain differences in classification of items within the cash flow statement between  UK and US GAAP. Under UK GAAP, cash flows are presented in the following categories; (i) operating activities; (ii) returns on investments and servicing of finance; (iii) taxation; (iv) capital expenditure and financial investment; (v) acquisitions and disposals; (vi) management of liquid resources; and (vii) financing activities.

Cash flows from taxation, returns on investments, and servicing of finance would be, with the exception of any interest paid but capitalised, included as operating activities under US GAAP. Capitalised interest would be included under investing activities for US GAAP. Additionally, under US GAAP cash flows from the purchase and sale of tangible fixed assets and the sale of debt and equity investments would be shown within investing activities.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

A summary of the DiverseyLever Group’s operating, investing and financing activities on a UK GAAP basis but classified in accordance with US GAAP presentation, is presented below:

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
Net cash flow from operating activities	57.7	115.1	69.7
Net cash flow from investing activities	(61.8)	(80.5)	(58.4)
Net cash flow from financing activities	0.1	(27.6)	(8.9)

Net movement in cash and cash equivalents	(4.0)	7.0	2.4
Currency movement	0.3	—	2.3
Cash and cash equivalents at beginning of year	28.3	21.3	16.6

Cash and cash equivalents at end of year – UK GAAP	24.6	28.3	21.3
Plus – Overdrafts	11.8	7.8	9.9
Plus – Current investments	0.8	0.7	0.6

Cash and cash equivalents at end of year – US GAAP	37.2	36.8	31.8

Recently issued accounting pronouncements

SFAS 141 ‘Business Combinations’ and SFAS 142 ‘Goodwill and Other Intangible Assets’

In June 2001, the FASB issued Statement No. 141, ‘Business Combinations’ (‘SFAS 141’), and Statement No. 142, ‘Goodwill and Other Intangible Assets’ (‘SFAS 142’). SFAS 141 applies to all business combinations with a closing date after 30 June 2001. This Statement eliminates the pooling-of-interests method of accounting and further clarifies the criteria for recognition of intangible assets separately from goodwill.

SFAS 142 eliminates the amortisation of goodwill and certain intangible assets and initiates an annual review for impairment, as measured under US GAAP. The amortisation provisions apply to goodwill and other intangibles acquired after 30 June 2001. Goodwill and other intangibles acquired prior to 30 June 2001 will be affected upon adoption. The impact of these standards on the DiverseyLever Group has not been reflected in the ‘Summary of differences between UK and US generally accepted accounting principles’ section of these special-purpose combined accounts. If SFAS 142 had been applicable for the years ended 31 December 2001, 2000 and 1999, the impact on US GAAP net income would have been €30.0 million, €29.9 million and €26.8 million, respectively.

SFAS 143 ‘Accounting for Asset Retirement Obligations’

In August 2001, the FASB issued Statement No. 143, ‘Accounting for Asset Retirement Obligations’ (‘SFAS 143’). This statement is effective for fiscal years beginning after 15 June 2002 and requires that obligations associated with the retirement of a tangible long-lived asset to be recorded as a liability when those obligations are incurred, with the amount of the liability initially measured at fair value. Upon initially recognising a liability for an asset retirement obligation, an entity must capitalise the cost by recognising an increase in the carrying amount of the related long-lived asset. The impact of this standard on the DiverseyLever Group has not been reflected in the ‘Summary of differences between UK and US generally accepted accounting principles’ section of these special-purpose combined accounts.

SFAS 144 ‘Accounting for the Impairment or Disposal of Long-Lived Assets’

In October 2001, the FASB issued Statement No. 144, ‘Accounting for the Impairment or Disposal of Long-Lived Assets’ (‘SFAS 144’). SFAS 144 requires that long-lived assets that are to be disposed of by sale be

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

measured at the lower of book value or fair value less cost to sell and eliminates the requirement that discontinued operations be measured at net realisable value or that entities be included under ‘discontinued operations’ in the financial statements amounts for operating losses that have not yet occurred. Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (a) can be distinguished from the rest of the entity and (b) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS 144 is effective for financial statements issued for fiscal years beginning after 15 December 2001 and, generally, its provisions are to be applied prospectively. The impact of this standard on the DiverseyLever Group has not been reflected in the ‘Summary of differences between UK and US generally accepted accounting principles’ section of these special-purpose combined accounts.

United States EITF 00-10 ‘Accounting for Shipping and Handling Fees and Costs’

United States EITF 00-10 ‘Accounting for Shipping and Handling Fees and Costs’ issued November 2000 provides guidance on accounting classification for shipping and handling revenues and costs. The application of EITF 00-10 would not have a material effect on the DiverseyLever Group’s financial position or results of operations.

United States EITF 01-09 ‘Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products’

United States EITF 01-09 ‘Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products’ issued January 2002 codifies and reconciles the consensus on certain interpretative issues, primarily United States EITF 00-14, 00-22 and 00-25 which address the recognition, measurement and profit and loss account classification of certain sales incentives. The required implementation date of this pronouncement would be 1 January 2002 except for certain provisions which would have been effective as of  1 April 2001. The application of EITF 01-09 would not have a material effect on the DiverseyLever Group’s results of operations.

DIVERSEYLEVER GROUP

UNAUDITED SPECIAL-PURPOSE INTERIM CONDENSED COMBINED ACCOUNTS

For the three months ended 31 March 2002 and 2001

Profit and Loss Accounts (Unaudited)

		Three months ended 31 March
	Notes	2002 €m	2001 €m
			Restated

Total turnover	4	437.8	445.6
Less: Share of turnover of joint ventures		(6.2)	—

Group turnover		431.6	445.6

Operating costs	5	(417.0)	(410.6)

Group operating profit		14.6	35.0
Less: share of operating loss of joint ventures		(0.1)	—

Operating profit	4	14.5	35.0
Operating profit before exceptional items	4	24.9	33.1
Exceptional items	6	(10.4)	1.9

Interest—net		(2.8)	(6.6)

Profit on ordinary activities before taxation		11.7	28.4
Taxation	7	(0.5)	(10.7)

Profit on ordinary activities after taxation		11.2	17.7
Minority interests		(0.3)	(0.2)

Net profit		10.9	17.5
Dividends		(21.7)	(4.2)

(Loss)/profit of the period retained		(10.8)	13.3

Earnings per share information has not been presented as the DiverseyLever Group was a fully integrated business of Unilever and therefore does not have a defined capital structure.

All operations are continuing.

The restatement results from the implementation of UK FRS19 (see note 3).

The notes on pages F-141 to F-148 form an integral part of these unaudited special-purpose interim condensed combined accounts.

Statements of Total Recognised Gains and Losses (Unaudited)

	Three months ended 31 March
	2002 €m	2001 €m
		Restated

Net profit	10.9	17.5
Currency retranslation	1.1	1.7

Total recognised gains relating to the period	12.0	19.2

The restatement results from the implementation of UK FRS19 (see note 3).

The notes on pages F-141 to F-148 form an integral part of these unaudited special-purpose interim condensed combined accounts.

DIVERSEYLEVER GROUP

UNAUDITED SPECIAL-PURPOSE INTERIM CONDENSED COMBINED ACCOUNTS—(Continued)

For the three months ended 31 March 2002 and 2001

Balance Sheets (Unaudited)

		At 31 March	At 31 December
	Notes	2002 €m	2001 €m
			Restated

Fixed assets		389.7	392.6
Goodwill and intangible assets		43.0	43.1
Tangible fixed assets		336.2	338.9
Fixed investments		10.5	10.6
Current assets
Stocks	10	181.1	172.9
Debtors		449.3	458.4
Current investments		1.0	0.8
Cash at bank and in hand		31.0	36.4

Total current assets		662.4	668.5

Creditors due within one year		(298.7)	(284.2)
Borrowings		(22.5)	(21.5)
Trade and other creditors		(276.2)	(262.7)

Net current assets		363.7	384.3

Total assets less current liabilities		753.4	776.9
Creditors due after more than one year		(42.1)	(38.9)
Provisions for liabilities and charges		(150.4)	(143.6)
Pensions and similar obligations		(104.7)	(100.9)
Deferred taxation and other provisions		(45.7)	(42.7)
Net assets		560.9	594.4

Net investment
Funding		134.8	141.7
Reserves		22.1	41.7

Net investment of Unilever		156.9	183.4
Net amounts owed to other Unilever businesses		400.7	408.0

Net investment before minorities		557.6	591.4
Minority interests		3.3	3.0

Net investment		560.9	594.4

The restatement results from the implementation of UK FRS19 (see note 3).

The notes on pages F-141 to F-148 form an integral part of these unaudited special-purpose interim condensed combined accounts.

The unaudited special-purpose interim condensed combined accounts were approved by the Board of Directors of Unilever and the Senior Vice President-Finance of the DiverseyLever Group:

Director: R H P Markham	Senior Vice President-Finance: D G Kennedy

31 May 2002

DIVERSEYLEVER GROUP

UNAUDITED SPECIAL-PURPOSE INTERIM CONDENSED COMBINED ACCOUNTS—(Continued)

For the three months ended 31 March 2002 and 2001

Cash Flow Statements (Unaudited)

		Three months ended 31 March
	Notes	2002 €m	2001 €m
Cash flow from operating activities	9	3.9	22.6

Returns on investment and servicing of finance		(2.7)	(6.7)
Taxation		6.8	(2.5)
Capital expenditure and financial investment		(13.4)	(16.7)
Acquisitions and disposals		—	11.9

Cash flow before management of liquid resources and financing		(5.4)	8.6
Management of liquid resources		(0.1)	(0.2)
Financing		(6.1)	(2.6)

Increase/(decrease) in cash in the period		(11.6)	5.8

Reconciliation of cash flow to movement in net funds/(debt)

	Three months ended 31 March
	2002 €m	2001 €m
Increase/(decrease) in cash in the period	(11.6)	5.8
Cash flow from movement in borrowings and lease financing	6.1	2.7
Cash flow from movement in liquid resources	0.1	0.2

Change in net funds/(debt) resulting from cash flows	(5.4)	8.7
New finance leases	(2.3)	(2.4)
Currency retranslation	0.3	(1.2)

Change in net funds/(debt) in the period	(7.4)	5.1

Net funds/(debt) at beginning of period	(3.0)	(3.9)

Net funds/(debt) at end of period	(10.4)	1.2

The notes on pages F-141 to F-148 form an integral part of these unaudited special-purpose interim condensed combined accounts.

DIVERSEYLEVER GROUP

UNAUDITED SPECIAL-PURPOSE INTERIM CONDENSED COMBINED ACCOUNTS—(Continued)

For the three months ended 31 March 2002 and 2001

Notes to the Unaudited Special-Purpose Interim Condensed Combined Accounts

1    Business description

The DiverseyLever Group was a fully integrated business of Unilever. The DiverseyLever Group has manufacturing facilities and selling activities throughout the world and comprised the institutional and industrial cleaning business of Unilever.

Relationships with Unilever are of particular significance for the business operations of the DiverseyLever Group. The DiverseyLever Group has relied on Unilever and other Unilever group companies to provide certain services including, but not limited to, treasury, legal, tax planning and compliance, and other support services, as necessary.

The DiverseyLever Group comprises a number of companies and operations (together “the operations”) which are included within these unaudited special-purpose interim condensed combined accounts.

2    Basis of preparation

The unaudited special-purpose interim condensed combined accounts are not prepared under section 226 of the United Kingdom Companies Act 1985 and have been prepared under the historical cost convention and, in all material respects, in accordance with United Kingdom Accounting Standards solely for the use of the directors of Unilever. The Principal Accounting Policies, which have been applied consistently for the periods covered by the unaudited special-purpose interim condensed combined accounts, are set out within the audited DiverseyLever Group special-purpose combined accounts for the three years ended 31 December 2001, except for the policy in respect of Deferred Taxation (see note 3). A summary of significant differences arising from the application of United States generally accepted accounting principles (“US GAAP”) is set out on pages F-147 and F-148.

As a fully integrated business of Unilever, the DiverseyLever Group did not prepare separate accounts in accordance with generally accepted accounting principles in the United Kingdom (“UK GAAP”) in the normal course of operations. Accordingly, the unaudited special-purpose interim condensed combined accounts have been derived by extracting certain assets, liabilities, and revenues and expenses of the DiverseyLever Group from the assets, liabilities, and revenues and expenses reflected in the accounting records of Unilever. The unaudited special-purpose interim condensed combined accounts have been prepared for the purposes of presenting, as far as practicable, the financial position, results of operations and cash flows, of the DiverseyLever Group on a stand-alone basis.

The unaudited special-purpose interim condensed combined accounts of the DiverseyLever Group reflect assets, liabilities and revenues and expenses directly attributable to the DiverseyLever Group as well as allocations deemed reasonable by management of the DiverseyLever Group and the directors of Unilever necessary to present the financial position, results of operations and cash flows of the DiverseyLever Group on a stand-alone basis, for the periods presented. Costs have been allocated to the DiverseyLever Group from Unilever and Unilever group companies using various allocation methodologies, including, but not limited to, personnel costs, turnover and working capital. Although management is unable to estimate the actual costs that would have been incurred if the services performed by Unilever and Unilever group companies had been purchased from independent third parties, management considers the allocations to be reasonable.

DIVERSEYLEVER GROUP

UNAUDITED SPECIAL-PURPOSE INTERIM CONDENSED COMBINED ACCOUNTS—(Continued)

For the three months ended 31 March 2002 and 2001

However, the financial position, results of operations and cash flows of the DiverseyLever Group are not necessarily representative or indicative of those that would have been achieved had the DiverseyLever Group operated autonomously or as an entity independent from Unilever.

Details of the significant carve-out methodologies and their basis of preparation are consistent with those set out in the audited DiverseyLever Group special-purpose combined accounts for the three years ended 31 December 2001.

3    Principal accounting policies

A summary of the principal accounting policies, all of which have been applied consistently throughout the periods presented, is set out within the audited DiverseyLever Group special-purpose combined accounts for the three years ended 31 December 2001, except for the policy in respect of Deferred Taxation.

From 1 January 2002, the DiverseyLever Group has adopted UK Financial Reporting Standard 19 (FRS 19) ‘Deferred Taxation’ which requires full provision to be made for deferred taxes. The DiverseyLever Group had previously provided for deferred taxes on a partial provision basis in accordance with UK Statement of Standard Accounting Practice 15. The impact of adoption of this standard has been reflected in the periods covered by these unaudited special-purpose interim condensed combined accounts by means of prior period adjustments to the balance sheet as at 31 December 2001 and the profit and loss account for the three months ended 31 March 2001.

The implementation of FRS 19 has resulted in a restatement of €29.5 million to the ‘Net Investment of Unilever’ as at 31 December 2001, an increase to ‘Debtors’ of €40.9 million comprising an increase in deferred tax assets, and an increase to ‘Deferred Taxation and Other Provisions’ of €11.4 million comprising an increase in deferred tax liabilities. The tax charge for the three months ended 31 March 2001 has been reduced by €0.8m as a result of a decrease in the deferred tax charge.

These unaudited special-purpose interim condensed combined accounts reflect all adjustments which are, in the opinion of the directors of Unilever and management of DiverseyLever Group, necessary to arrive at a fair statement of the results for the interim periods presented. Such accounts may not be necessarily indicative of annual results.

4    Segmental information

Turnover

	Three months ended 31 March
	2002 €m	2001 €m
By geographical area:
Europe	229.4	239.3
North America	119.3	122.8
Africa, Middle East and Turkey	22.2	19.9
Asia Pacific	38.4	32.2
Latin America	28.5	31.4

Total turnover	437.8	445.6

DIVERSEYLEVER GROUP

UNAUDITED SPECIAL-PURPOSE INTERIM CONDENSED COMBINED ACCOUNTS—(Continued)

For the three months ended 31 March 2002 and 2001

The analysis of turnover by geographical area is stated on the basis of origin. Turnover on a destination basis would not be materially different.

Sales to other Unilever businesses were €6.0 million and €8.4 million for the three months ended 31 March 2002 and 31 March 2001 respectively.

The DiverseyLever Group’s share of turnover from joint ventures arises predominantly in the Asia Pacific area.

Operating profit

	Three months ended 31 March
	2002 €m	2001 €m
By geographical area:
Europe	20.5	25.8
North America	(0.8)	1.4
Africa, Middle East and Turkey	1.1	0.7
Asia Pacific	1.3	1.9
Latin America	2.8	3.3

Operating profit before exceptional items	24.9	33.1
Exceptional items (see note 6)	(10.4)	1.9

Operating profit	14.5	35.0

The Diversey Lever Group’s share of operating loss from joint ventures arises predominantly in the Asia Pacific area.

Net operating assets

	At 31 March	At 31 December
	2002 €m	2001 €m
By geographical area:
Europe	253.3	249.2
North America	177.2	189.9
Africa, Middle East and Turkey	23.4	26.6
Asia Pacific	31.7	32.2
Latin America	17.9	22.2

	503.5	520.1

Net operating assets are goodwill and intangible assets, tangible fixed assets, stocks and third party debtors less trade and other third party creditors (excluding taxation on profits and dividends) and less provisions for liabilities and charges other than deferred taxation.

DIVERSEYLEVER GROUP

UNAUDITED SPECIAL-PURPOSE INTERIM CONDENSED COMBINED ACCOUNTS—(Continued)

For the three months ended 31 March 2002 and 2001

Net amounts owed to/(receivable from) other Unilever businesses

	At 31 March	At 31 December
	2002 €m	2001 €m
By geographical area:
Europe	191.0	185.1
North America	203.8	210.2
Africa, Middle East and Turkey	13.2	12.7
Asia Pacific	21.3	20.9
Latin America	(28.6)	(20.9)

	400.7	408.0

5    Operating costs

	Three months ended 31 March
	2002 €m	2001 €m
Cost of sales	(187.0)	(190.8)
Distribution and selling costs	(163.8)	(161.7)
Administrative expenses	(66.2)	(58.1)

	(417.0)	(410.6)

Gross profit was €244.6 million and €254.8 million for the three months ended 31 March 2002 and 31 March 2001 respectively.

Administrative expenses include financial service fees – the cost recovery mechanism for certain central management and other similar costs – charged to the DiverseyLever Group by Unilever. Financial service fees amounted to €7.5 million and €7.4 million for the three months ended 31 March 2002 and 31 March 2001 respectively.

Depreciation and amortisation charges included in operating costs in the period were made up as follows:

	Three months ended 31 March
	2002 €m	2001 €m
Amortisation of goodwill and intangibles	(0.7)	(0.7)
Depreciation of owned tangible fixed assets(a)	(16.1)	(19.8)
Depreciation of tangible fixed assets held under finance leases	(1.8)	(1.7)

	(18.6)	(22.2)

(a)	Including a charge of €0.5 million and €3.6 million for the three months ended 31 March 2002 and 31 March 2001 respectively, in respect of certain fixed assets written down to net realisable value in connection with restructuring projects.

DIVERSEYLEVER GROUP

UNAUDITED SPECIAL-PURPOSE INTERIM CONDENSED COMBINED ACCOUNTS—(Continued)

For the three months ended 31 March 2002 and 2001

6    Exceptional items

	Three months ended 31 March
	2002 €m	2001 €m
Included in operating profit:
Restructuring	(10.4)	(5.6)
Other – net	—	7.5

	(10.4)	1.9

By geographical area:
Europe	(9.4)	(4.6)
North America	(1.0)	6.5
Africa, Middle East and Turkey	—	—
Asia Pacific	—	—
Latin America	—	—

	(10.4)	1.9

These amounts are mainly included in administrative expenses.

Exceptional items principally relate to the Unilever Path to Growth programme announced in February 2000. In the context of the DiverseyLever Group, this initiative consists of harmonising product portfolios, the rationalisation of manufacturing sites and sales and administration activities and disposal of non core operations. The programme is planned to be completed by 2004. In the three months ended 31 March 2001, other exceptional income – net principally comprises the profit on disposal of businesses.

7    Taxation

The tax charge for the three months ended 31 March 2002 comprises a current period charge of €4.2 million, and an adjustment to previous periods of €3.7 million credit principally arising from the settlement of certain outstanding tax claims in the UK.

8    Acquisitions and disposals

In January 2001, Unilever sold its UBA business in Canada for €12.1 million. There were no acquisitions in the three months ended 31 March 2001.

In the three months ended 31 March 2002, there were no acquisitions or disposals.

DIVERSEYLEVER GROUP

UNAUDITED SPECIAL-PURPOSE INTERIM CONDENSED COMBINED ACCOUNTS—(Continued)

For the three months ended 31 March 2002 and 2001

9    Reconciliation of operating profit to operating cash flows

	Three months ended 31 March
	2002 €m	2001 €m
Operating profit	14.6	35.0
Depreciation and amortisation	18.6	22.2
Changes in working capital
Stocks	(6.6)	(3.1)
Debtors	7.0	(1.8)
Creditors	15.6	17.1
Pension and similar provisions less payments	(5.9)	(3.7)
Restructuring and other provisions less payments	4.8	(5.5)
Elimination of profits on disposal of businesses	—	(7.5)
Other adjustments	—	(3.3)

Net cash inflow from operations before movements in balances with other Unilever businesses	48.1	49.4
Movements in balances with other Unilever businesses	(44.2)	(26.8)

Cash flow from operating activities	3.9	22.6

The movements in balances with other Unilever businesses includes movements in trading balances and other current account items, together with dividends and taxation payable to other Unilever businesses but excludes interest payable.

10    Stocks

	At 31 March	At 31 December
	2002 €m	2001 €m
Raw materials and consumables	48.5	48.0
Finished goods and goods for resale	132.6	124.9

	181.1	172.9

11    Contingent liabilities

Contingent liabilities amounting to €1.7 million and €1.0 million as at 31 March 2002 and 31 December 2001 respectively, mainly arise from trade bill guarantees which are not expected to give rise to any material loss.

12    Subsequent events

On 20 November 2001, Unilever announced a definitive agreement to sell DiverseyLever to Johnson Wax Professional. The total value of the transaction to Unilever is US$1.6 billion (€1.75 billion). Unilever will retain a one-third holding in the combined business for five years. The transaction was completed on 3 May 2002.

DIVERSEYLEVER GROUP

UNAUDITED SPECIAL-PURPOSE INTERIM CONDENSED COMBINED ACCOUNTS—(Continued)

For the three months ended 31 March 2002 and 2001

Summary of significant differences between UK and US GAAP (unaudited)

The unaudited special-purpose interim condensed combined accounts have been prepared and presented in accordance with UK GAAP, which differs in certain significant respects from US GAAP. Certain differences between UK GAAP and US GAAP relevant to the DiverseyLever Group are summarised below. Complete descriptions of these differences are set out within the audited DiverseyLever Group special-purpose combined accounts for the three years ended 31 December 2001. These differences principally relate to the following items and the effect on net profit (net income) and net investment of Unilever (stockholders’ equity) is set out below.

	Three months ended 31 March
Effect on net income of differences between UK GAAP and US GAAP	2002 €m	2001 €m
		Restated
Net profit as reported in the profit and loss accounts	10.9	17.5
US GAAP adjustments:
Goodwill amortisation	0.6	(5.0)
Identifiable intangibles amortisation	0.1	(1.6)
Restructuring costs	—	(2.7)
Interest capitalisation	0.2	0.2
Retirement benefits	3.4	1.7
Software capitalisation	2.5	3.3
Software amortisation	(2.2)	(1.4)
Taxation effect of above adjustments	(1.3)	(0.2)

Net increase/(decrease)	3.3	(5.7)

Net income under US GAAP	14.2	11.8

	At 31 March	At 31 December
Effect on stockholders’ equity of differences between UK GAAP and US GAAP	2002 €m	2001 €m
		Restated
Net investment of Unilever as reported in the balance sheets	156.9	183.4
US GAAP adjustments:
Goodwill capitalisation	289.3	294.0
Identifiable intangibles capitalisation	94.1	94.2
Interest capitalisation	5.3	5.1
Retirement benefits	32.7	29.3
Software capitalisation	27.9	25.3
Software amortisation	(11.1)	(8.8)
Taxation effect of above adjustments	(19.3)	(18.1)

Net increase	418.9	421.0

Stockholders’ equity under US GAAP	575.8	604.4

The restatement results from the implementation of UK FRS19 (see note 3).

DIVERSEYLEVER GROUP

UNAUDITED SPECIAL-PURPOSE INTERIM CONDENSED COMBINED ACCOUNTS—(Continued)

For the three months ended 31 March 2002 and 2001

Additionally, under US GAAP various items would be reclassified within the unaudited special-purpose interim condensed combined cash flow statement. In particular, interest received, interest paid and taxation would be part of net cash flow from operating activities, and dividends paid would be included within net cash flow from financing. In addition, under US GAAP cash and cash equivalents comprise cash balances and current investments with an original maturity at the date of investment of less than three months. Under the DiverseyLever Group’s presentation, cash and current investments include investments with an original maturity of up to one year. Movements in those current investments which would be included under the heading of ‘Cash and cash equivalents’ under US GAAP form part of the movement entitled ‘Management of liquid resources’ in the unaudited special-purpose interim condensed combined cash flow statement. At 31 March 2002 and 31 December 2001, the balance of such investments was €1.0 million and €0.8 million, respectively.

The DiverseyLever Group has applied the provisions of SFAS 142 ‘Goodwill and Other Intangible Assets’ in this statement as from 1 January 2002. SFAS 142 eliminates the amortisation of goodwill and identifiable intangible assets that have indefinite useful lives and initiates an annual review for impairment, as measured under US GAAP. The DiverseyLever Group does not have any intangible assets with a finite useful life. Accordingly, any amortisation charge recorded under UK GAAP in relation to goodwill and intangible assets has been reversed in arriving at US GAAP net income for the three months ended 31 March 2002. If SFAS 142 had been applicable for the three months ended 31 March 2001, the impact on US GAAP net income would have been an increase of €7.3 million. The indefinite life intangible assets consist primarily of trademarks.

The implementation of UK FRS 19 (see note 3) has eliminated the difference between UK and US GAAP in respect of deferred taxation. As a result of the prior period restatements under UK GAAP, the divergence statements for the balance sheet as at 31 December 2001 and the profit and loss account for the three months ended 31 March 2001 have also been restated.

In August 2001, the FASB issued Statement No. 143, ‘Accounting for Asset Retirement Obligations’ (‘SFAS 143’). This statement is effective for fiscal years beginning after 15 June 2002 and requires that obligations associated with the retirement of a tangible long-lived asset to be recorded as a liability when those obligations are incurred, with the amount of the liability initially measured at fair value. Upon initially recognising a liability for an asset retirement obligation, an entity must capitalise the cost by recognising an increase in the carrying amount of the related long-lived asset. The impact of this standard on the DiverseyLever Group has not been reflected in the ‘Summary of significant differences between UK and US GAAP’ section of these unaudited special-purpose interim condensed combined accounts.

Until                     , 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$406,303,000 10.67% Senior Discount Notes due 2013

JohnsonDiversey Holdings, Inc.

Offer to Exchange Its 10.67% Senior Discount Notes Due 2013, Series B for

any and all of Its Outstanding 10.67% Senior Discount Notes Due 2013

PROSPECTUS

                        , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Delaware

The Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In any threatened, pending or completed action by or in the right of the corporation, a corporation also may indemnify any such person for costs actually and reasonably incurred by him in connection with that action’s defense or settlement, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court shall determine that the indemnity is proper.

The Delaware General Corporation Law also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the Delaware General Corporation Law.

Under the Delaware General Corporation Law, any indemnification shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made:

(1) by a majority vote of the directors who are not parties to the action, suit or proceeding;

(2) by a committee of directors designated by a majority vote of directors who are not parties to the action, suit or proceeding, even if less than a quorum;

(3) if there are no such directors, or if the directors so direct, by independent legal counsel in a written opinion; or

(4) by the stockholders.

Item 21. Exhibits.

(a) Exhibits.

Exhibit Number	Description of Exhibit

3.1	Certificate of Incorporation of JohnsonDiversey Holdings, Inc.

3.2	Amended and Restated Bylaws of JohnsonDiversey Holdings, Inc. (formerly Johnson Professional Holdings, Inc.)

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Indenture between JohnsonDiversey Holdings, Inc. and BNY Midwest Trust Company, as trustee, dated as of September 11, 2003, relating to the 10.67% Senior Discount Notes due 2013

4.2	Form of $406,303,000 10.67% Senior Discount Notes due 2013 (filed as Exhibit A1 to Exhibit 4.1)

4.3	Exchange and Registration Rights Agreement among JohnsonDiversey Holdings, Inc. and Citigroup Global Markets Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, as representatives for the initial purchasers, dated as of September 11, 2003

5.1	Opinion of Jones Day†

10.1	Purchase Agreement among JohnsonDiversey Holdings, Inc. (formerly Johnson Professional Holdings, Inc.), JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and Conopco, Inc., dated as of November 20, 2001 (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-4 of JohnsonDiversey, Inc. filed with the Commission on July 31, 2002 (Reg. No. 333-97427) (the “JDI Form S-4”))*

10.2	First Amendment to the Purchase Agreement by and among JohnsonDiversey Holdings, Inc. (formerly known as Johnson Professional Holdings, Inc.), JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and Conopco, Inc., dated as of February 11, 2002 (incorporated by reference to Exhibit 10.2 to the JDI Form S-4)

10.3	Second Amendment to the Purchase Agreement by and among JohnsonDiversey Holdings, Inc. (formerly known as Johnson Professional Holdings, Inc.), JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and Conopco, Inc., dated as of April 5, 2002 (incorporated by reference to Exhibit 10.3 to the JDI Form S-4)

10.4	Third Amendment to the Purchase Agreement by and among JohnsonDiversey Holdings, Inc. (formerly known as Johnson Professional Holdings, Inc.), JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and Conopco, Inc., dated as of May 3, 2002 (incorporated by reference to Exhibit 10.4 to the JDI Form S-4)*

10.5	Master Sales Agency Agreement among Unilever N.V., Unilever PLC and JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.), dated as of May 3, 2002 (incorporated by reference to Exhibit 10.5 to the JDI Form
S-4)*

10.6	Stockholders’ Agreement among JohnsonDiversey Holdings, Inc. (formerly known as Johnson Professional Holdings, Inc.), Commercial Markets Holdco, Inc. and Marga B.V., dated as of May 3, 2002 (incorporated by reference to Exhibit 10.6 to the JDI Form S-4)

Exhibit Number	Description of Exhibit

10.7	Credit Agreement, dated as of May 3, 2002, among JohnsonDiversey, Inc., JohnsonDiversey Canada, Inc. (formerly known as Johnson Wax Professional, Inc.), Johnson Professional Co., Ltd., and JohnsonDiversey Holdings II B.V. (formerly known as JohnsonDiversey Netherlands II B.V.), each as a borrower, JohnsonDiversey Holdings, Inc. (formerly known as Johnson Professional Holdings, Inc.), the lenders and issuers party thereto, as lenders (collectively, the “Senior Lenders”), Citicorp USA, Inc., as administrative agent for the Senior Lenders (the “Administrative Agent”), Goldman Sachs Credit Partners L.P., as syndication agent for the Senior Lenders, and ABN AMRO Bank N.A., Bank One N.A., Royal Bank of Scotland plc, New York Branch and General Electric Capital Corporation, each as a co-documentation agent for the Senior Lenders (the “Credit Agreement”) (incorporated by reference to Exhibit 10.7 to the JDI Form S-4)

10.8	Amendment No. 1 to the Credit Agreement, dated as of August 6, 2003, among JohnsonDiversey, Inc., JohnsonDiversey Canada, Inc., Johnson Diversey Holdings II B.V. and Johnson Professional Co., Ltd, as borrowers, JohnsonDiversey Holdings, Inc. and Citicorp USA, Inc., as administrative agent (incorporated by reference to the Current Report on Form 8-K of JohnsonDiversey, Inc. filed with the Commission on August 15, 2003 (File No. 333-97427))

10.9	Pledge and Security Agreement, dated as of May 3, 2002, by JohnsonDiversey, Inc., JohnsonDiversey Holdings, Inc. (formerly known as Johnson Professional Holdings, Inc.) and the other loan parties signatories thereto in favor of the Administrative Agent (incorporated by reference to Exhibit 10.8 to the JDI Form S-4)

10.10	Indenture between JohnsonDiversey, Inc. and each of the guarantors named therein and BNY Midwest Trust Company, as trustee, dated as of May 3, 2002, relating to JohnsonDiversey, Inc.’s $300,000,000 9.625% Senior Subordinated Notes due 2012 (incorporated by reference to Exhibit 4.1 to the JDI Form S-4)

10.11	Indenture between JohnsonDiversey, Inc. and each of the guarantors named therein and The Bank of New York, as trustee, dated as of May 3, 2002, relating to JohnsonDiversey, Inc.’s €225,000,000 9.625% Senior Subordinated Notes due 2012 (incorporated by reference to Exhibit 4.2 to the JDI Form S-4)

10.12	Form of JohnsonDiversey, Inc.’s $300,000,000 9.625% Series B Senior Subordinated Notes due 2012 (incorporated by reference to Exhibit A1 of Exhibit 4.1 to the JDI Form S-4)

10.13	Form of JohnsonDiversey, Inc.’s €225,000,000 9.625% Series B Senior Subordinated Notes due 2012 (incorporated by reference to Exhibit A1 of Exhibit 4.2 to the JDI Form S-4)

10.14	Agreement between S.C. Johnson & Son, Inc. and JohnsonDiversey, Inc., dated as of
May 3, 2002, with respect to, among other things, the house marks (the “JDI License Agreement”) (incorporated by reference to Exhibit 10.9 to the JDI Form S-4)*

10.15

Amendment to the JDI License Agreement, dated as of January 1, 2003, by and between S.C. Johnson & Son, Inc. and JohnsonDiversey, Inc., with respect to, among other things, clarification of the JDI License Agreement†

10.16	Amendment to the JDI License Agreement, dated as of January 1, 2003, by and between S.C. Johnson & Son, Inc. and JohnsonDiversey, Inc.†

10.17

Amendment to the JDI License Agreement, dated as of March 1, 2003, by and between S.C. Johnson & Son, Inc. and JohnsonDiversey, Inc., with respect to, among other things, a letter agreement between the parties†

Exhibit Number	Description of Exhibit

10.18	Amendment to the JDI License Agreement, dated as of March 1, 2003, by and between S.C. Johnson & Son, Inc. and JohnsonDiversey, Inc.†

10.19	Agreement between S.C. Johnson & Son, Inc. and Johnson Polymer, LLC (formerly known as Johnson Polymer, Inc.), dated as of May 3, 2002, with respect to, among other things, the house marks (incorporated by reference to Exhibit 10.10 to the JDI Form S-4)*

10.20	Technology Disclosure and License Agreement among S.C. Johnson & Son, Inc., JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and Johnson Polymer, LLC (formerly known as Johnson Polymer, Inc.), dated as of May 3, 2002 (incorporated by reference to Exhibit 10.11 to the JDI Form S-4)*

10.21	Omnibus Amendment of Leases among S.C. Johnson & Son, Inc., Johnson Polymer, LLC (formerly known as Johnson Polymer, Inc.) and JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.), dated November 20, 2001 (incorporated by reference to Exhibit 10.12 to the JDI Form S-4)

10.22	Lease Agreement between S.C. Johnson & Son, Inc. and JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) for Waxdale Building 65, 8311
16th Street, Mt. Pleasant, Wisconsin, dated July 3, 1999 (incorporated by reference to Exhibit 10.13 to the JDI Form S-4)*

10.23	Lease Agreement between S.C. Johnson & Son, Inc. and Johnson Polymer, LLC (formerly known as Johnson Polymer, Inc.) for Waxdale Buildings 50, 57 and 59, 8311
16th Street, Mt. Pleasant, Wisconsin, dated July 3, 1999 (incorporated by reference to
Exhibit 10.14 to the JDI Form S-4)*

10.24	Real Estate and Equipment Lease Agreement between S.C. Johnson & Son, Inc. and JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) for Waxdale Buildings 59 and 63, 8311 16th Street, Mt. Pleasant, Wisconsin, dated July 3, 1999 (incorporated by reference to Exhibit 10.15 to the JDI Form S-4)*

10.25	Lease Agreement between S.C. Johnson & Son, Inc. and Johnson Polymer, LLC (formerly known as Johnson Polymer, Inc.) for Waxdale Buildings 52, 53, 54, 66, 66A, 71 & 72, 8311 16th Street, Mt. Pleasant, Wisconsin, dated July 3, 1999 (incorporated by reference to Exhibit 10.16 to the JDI Form S-4)*

10.26	Receivables Purchase Agreement among JWPR Corporation, as seller and servicer, Falcon Asset Securitization Corporation, and Bank One, NA, as Financial Institution and as Agent, dated March 2, 2001, as amended through Amendment No. 2 dated May 3, 2002 (incorporated by reference to Exhibit 10.17 to the JDI Form S-4)

10.27	Amendment and Waiver No. 3 to the Receivables Purchase Agreement, dated as of December 19, 2002, among JWPR Corporation, as Seller and Servicer, Falcon Asset Securitization Corporation, and Bank One, NA, as Financial Institution and as Agent

10.28	Amendment No. 4 to the Receivables Purchase Agreement, dated as of May 1, 2003, among JWPR Corporation, as Seller and Servicer, Falcon Asset Securitization Corporation, and Bank One, NA, as Financial Institution and as Agent

10.29	Amendment No. 5 to the Receivables Purchase Agreement, dated as of June 30, 2003, among JWPR Corporation, as Seller and Servicer, Falcon Asset Securitization Corporation, and Bank One, NA, as Financial Institution and as Agent

10.30	Amendment No. 6 to the Receivables Purchase Agreement, dated as of July 31, 2003, among JWPR Corporation, as Seller and Servicer, Falcon Asset Securitization Corporation, and Bank One, NA, as Financial Institution and as Agent

Exhibit Number	Description of Exhibit

10.31	Amendment No. 7 to the Receivables Purchase Agreement, dated as of August 29, 2003, among JWPR Corporation, as Seller and Servicer, Falcon Asset Securitization Corporation, and Bank One, NA, as Financial Institution and as Agent

10.32	Receivables Sale Agreement, dated as of March 2, 2001, between Johnson Polymer LLC (formerly known as Johnson Polymer, Inc.), as originator, and JWPR Corporation, as buyer (incorporated by reference to Exhibit 10.18 to the JDI Form S-4)

10.33	Receivables Sale Agreement, dated as of March 2, 2001, between U S Chemical Corporation, as originator, and JWPR Corporation, as buyer (incorporated by reference to Exhibit 10.19 to the JDI Form S-4)

10.34	Receivables Sale Agreement, dated as of March 2, 2001, between JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.), as originator, and JWPR Corporation, as buyer (incorporated by reference to Exhibit 10.20 to the JDI Form S-4)

10.35	Amendment No. 1 to the Receivables Sale Agreement, dated as of August 29, 2003, between JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.), as originator, and JWPR Corporation, as buyer

10.36	Receivables Sale Agreement, dated as of August 29, 2003, between The Butcher Company, as originator, and JohnsonDiversey, Inc., as buyer

10.37	Receivables Sale and Contribution Agreement, dated as of March 2, 2001, among Johnson Polymer, LLC (formerly known as Johnson Polymer, Inc.), U S Chemical Corporation, Whitmire Micro-Gen Research Laboratories, Inc., JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.), JWP Investments, Inc. and JWPR Corporation (incorporated by reference to Exhibit 10.21 to the JDI Form S-4)

10.38	Employment Agreement between JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and JoAnne Brandes, dated November 8, 1999 (incorporated by reference to Exhibit 10.22 to the JDI Form S-4)**

10.39	Amendment to Employment Agreement and Long Term Incentive Plan Operating Provisions between JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and JoAnne Brandes, dated October 23, 2000 (incorporated by reference to Exhibit 10.23 to the JDI Form S-4)**

10.40	Employment Agreement between JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and Michael J. Bailey, dated November 8, 1999 (incorporated by reference to Exhibit 10.24 to the JDI Form S-4)**

10.41	Amendment to Employment Agreement and Long Term Incentive Plan Operating Provisions between JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and Michael J. Bailey, dated October 23, 2000 (incorporated by reference to Exhibit 10.25 to the JDI Form S-4)**

10.42	Employment Agreement between JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and Gregory E. Lawton, dated November 8, 1999 (incorporated by reference to Exhibit 10.26 to the JDI Form S-4)**

10.43	Amendment to Employment Agreement and Long Term Incentive Plan Operating Provisions between JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and Gregory E. Lawton, dated October 4, 2000 (incorporated by reference to Exhibit 10.27 to the JDI Form S-4)**

Exhibit Number	Description of Exhibit

10.44	Agreement between JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and S. Curtis Johnson, dated December 6, 2001 (incorporated by reference to Exhibit 10.30 to the JDI Form S-4)**

10.45	Commercial Markets Holdco, Inc. Second Amended and Restated Long-Term Equity Incentive Plan (incorporated by reference to Exhibit 10.31 to Amendment No. 2 to the Registration Statement on Form S-4 of JohnsonDiversey, Inc. filed with the Commission on November 21, 2002 (Reg. No. 333-97427))**

10.46	Form of Stock Option Agreement under Commercial Markets Holdco, Inc. Amended and Restated Long-Term Equity Incentive Plan (incorporated by reference to Exhibit 10.32 to the JDI Form S-4)**

10.47	JohnsonDiversey, Inc. Supplemental Executive Retirement Plan for Gregory Lawton, effective January 1, 2002**

12.1	Statement Regarding Computation of Ratios

21.1	Subsidiaries of JohnsonDiversey Holdings, Inc.

23.1	Consent of Ernst & Young LLP

23.2	Consent of PricewaterhouseCoopers

23.3	Consent of Jones Day (included as part of its opinion filed as Exhibit 5.1)†

24.1	Powers of Attorney

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of BNY Midwest Trust Company, as trustee, on Form T-1, relating to the $406,303,000 10.67% Senior Discount Notes due 2013†

99.1	Form of Letter of Transmittal†

99.2	Form of Notice of Guaranteed Delivery†

99.3	Form of Letter to Clients†

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees†

*	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.
**	Management Contract or Compensatory Plan
†	To be filed by amendment.

(b) Financial Statement Schedules.

The following financial statement schedule is included in this Registration Statement:

Report of Independent Auditors

Schedule I Condensed Financial Information of Registrant

All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 22. Undertakings

The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, office or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sturtevant, State of Wisconsin, on September 16, 2003.

JOHNSONDIVERSEY HOLDINGS, INC.

By:	/S/ MICHAEL J. BAILEY
Name:	Michael J. Bailey
Title:	Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 16, 2003.

Signature	Title(s)

/S/ GREGORY E. LAWTON* Gregory E. Lawton	Director, President and Chief Executive Officer (Principal Executive Officer)

/S/ MICHAEL J. BAILEY Michael J. Bailey	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

/S/ S. CURTIS JOHNSON III* S. Curtis Johnson III	Chairman

/S/ TODD C. BROWN* Todd C. Brown	Director

/S/ IRENE M. ESTEVES* Irene M. Esteves	Director

/S/ ROBERT M. HOWE* Robert M. Howe	Director

/S/ HELEN JOHNSON-LEIPOLD* Helen Johnson-Leipold	Director

/S/ CLIFTON D. LOUIS* Clifton D. Louis	Director

/S/ NEAL R. NOTTLESON* Neal R. Nottleson	Director

/S/ JOHN RICE* John Rice	Director

/S/ RETO WITTWER* Reto Wittwer	Director

*	Signed by Michael J. Bailey, pursuant to a power of attorney filed as an exhibit to this registration statement.

Exhibit Index

Exhibit Number	Description of Exhibit

3.1	Certificate of Incorporation of JohnsonDiversey Holdings, Inc.

3.2	Amended and Restated Bylaws of JohnsonDiversey Holdings, Inc. (formerly Johnson Professional Holdings, Inc.)

4.1	Amended and Restated Indenture between JohnsonDiversey Holdings, Inc. and BNY Midwest Trust Company, as trustee, dated as of September 11, 2003, relating to the 10.67% Senior Discount Notes due 2013

4.2	Form of $406,303,000 10.67% Senior Discount Notes due 2013 (filed as Exhibit A1 to Exhibit 4.1)

4.3	Exchange and Registration Rights Agreement among JohnsonDiversey Holdings, Inc. and Citigroup Global Markets Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, as representatives for the initial purchasers, dated as of September 11, 2003

5.1	Opinion of Jones Day†

10.1	Purchase Agreement among JohnsonDiversey Holdings, Inc. (formerly Johnson Professional Holdings, Inc.), JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and Conopco, Inc., dated as of November 20, 2001 (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-4 of JohnsonDiversey, Inc. filed with the Commission on July 31, 2002 (Reg. No. 333-97427) (the “JDI Form S-4”))*

10.2	First Amendment to the Purchase Agreement by and among JohnsonDiversey Holdings, Inc. (formerly known as Johnson Professional Holdings, Inc.), JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and Conopco, Inc., dated as of February 11, 2002 (incorporated by reference to Exhibit 10.2 to the JDI Form S-4)

10.3	Second Amendment to the Purchase Agreement by and among JohnsonDiversey Holdings, Inc. (formerly known as Johnson Professional Holdings, Inc.), JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and Conopco, Inc., dated as of April 5, 2002 (incorporated by reference to Exhibit 10.3 to the JDI Form S-4)

10.4	Third Amendment to the Purchase Agreement by and among JohnsonDiversey Holdings, Inc. (formerly known as Johnson Professional Holdings, Inc.), JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and Conopco, Inc., dated as of May 3, 2002 (incorporated by reference to Exhibit 10.4 to the JDI Form S-4)*

10.5	Master Sales Agency Agreement among Unilever N.V., Unilever PLC and JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.), dated as of May 3, 2002 (incorporated by reference to Exhibit 10.5 to the JDI Form S-4)*

10.6	Stockholders’ Agreement among JohnsonDiversey Holdings, Inc. (formerly known as Johnson Professional Holdings, Inc.), Commercial Markets Holdco, Inc. and Marga B.V., dated as of May 3, 2002 (incorporated by reference to Exhibit 10.6 to the JDI Form S-4)

10.7	Credit Agreement, dated as of May 3, 2002, among JohnsonDiversey, Inc., JohnsonDiversey Canada, Inc. (formerly known as Johnson Wax Professional, Inc.), Johnson Professional Co., Ltd., and JohnsonDiversey Holdings II B.V. (formerly known as JohnsonDiversey Netherlands II B.V.), each as a borrower, JohnsonDiversey Holdings, Inc. (formerly known as Johnson Professional Holdings, Inc.), the lenders and issuers party thereto, as lenders (collectively, the “Senior Lenders”), Citicorp USA, Inc., as administrative agent for the Senior Lenders (the “Administrative Agent”), Goldman Sachs Credit Partners L.P., as syndication agent for the Senior Lenders, and ABN AMRO Bank N.A., Bank One N.A., Royal Bank of Scotland plc, New York Branch and General Electric Capital Corporation, each as a co-documentation agent for the Senior Lenders (the “Credit Agreement”) (incorporated by reference to Exhibit 10.7 to the JDI Form S-4)

10.8	Amendment No. 1 to the Credit Agreement, dated as of August 6, 2003, among JohnsonDiversey, Inc., JohnsonDiversey Canada, Inc., Johnson Diversey Holdings II B.V. and Johnson Professional Co., Ltd, as borrowers, JohnsonDiversey Holdings, Inc. and Citicorp USA, Inc., as administrative agent (incorporated by reference to the Current Report on Form 8-K of JohnsonDiversey, Inc. filed with the Commission on August 15, 2003 (File No. 333-97427))

10.9	Pledge and Security Agreement, dated as of May 3, 2002, by JohnsonDiversey, Inc., JohnsonDiversey Holdings, Inc. (formerly known as Johnson Professional Holdings, Inc.) and the other loan parties signatories thereto in favor of the Administrative Agent (incorporated by reference to Exhibit 10.8 to the JDI Form S-4)

10.10	Indenture between JohnsonDiversey, Inc. and each of the guarantors named therein and BNY Midwest Trust Company, as trustee, dated as of May 3, 2002, relating to JohnsonDiversey, Inc.’s $300,000,000 9.625% Senior Subordinated Notes due 2012 (incorporated by reference to Exhibit 4.1 to the JDI Form S-4)

10.11	Indenture between JohnsonDiversey, Inc. and each of the guarantors named therein and The Bank of New York, as trustee, dated as of May 3, 2002, relating to JohnsonDiversey, Inc.’s €225,000,000 9.625% Senior Subordinated Notes due 2012 (incorporated by reference to Exhibit 4.2 to the JDI Form S-4)

10.12	Form of JohnsonDiversey, Inc.’s $300,000,000 9.625% Series B Senior Subordinated Notes due 2012 (incorporated by reference to Exhibit A1 of Exhibit 4.1 to the JDI Form S-4)

10.13	Form of JohnsonDiversey, Inc.’s €225,000,000 9.625% Series B Senior Subordinated Notes due 2012 (incorporated by reference to Exhibit A1 of Exhibit 4.2 to the JDI Form S-4)

10.14	Agreement between S.C. Johnson & Son, Inc. and JohnsonDiversey, Inc., dated as of May 3, 2002, with respect to, among other things, the house marks (the “JDI License Agreement”) (incorporated by reference to Exhibit 10.9 to the JDI Form S-4)*

10.15	Amendment to the JDI License Agreement, dated as of January 1, 2003, by and between S.C. Johnson
& Son, Inc. and JohnsonDiversey, Inc., with respect to, among other things, clarification of the JDI
License Agreement†

10.16	Amendment to the JDI License Agreement, dated as of January 1, 2003, by and between S.C. Johnson & Son, Inc. and JohnsonDiversey, Inc.†

10.17	Amendment to the JDI License Agreement, dated as of March 1, 2003, by and between S.C. Johnson & Son, Inc. and JohnsonDiversey, Inc., with respect to, among other things, a letter agreement between the parties†

10.18	Amendment to the JDI License Agreement, dated as of March 1, 2003, by and between S.C. Johnson & Son, Inc. and JohnsonDiversey, Inc.†

10.19	Agreement between S.C. Johnson & Son, Inc. and Johnson Polymer, LLC (formerly known as Johnson Polymer, Inc.), dated as of May 3, 2002, with respect to, among other things, the house marks (incorporated by reference to Exhibit 10.10 to the JDI Form S-4)*

10.20	Technology Disclosure and License Agreement among S.C. Johnson & Son, Inc., JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and Johnson Polymer, LLC (formerly known as Johnson Polymer, Inc.), dated as of May 3, 2002 (incorporated by reference to Exhibit 10.11 to the JDI Form S-4)*

10.21	Omnibus Amendment of Leases among S.C. Johnson & Son, Inc., Johnson Polymer, LLC (formerly known as Johnson Polymer, Inc.) and JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.), dated November 20, 2001 (incorporated by reference to Exhibit 10.12 to the JDI Form S-4)

10.22	Lease Agreement between S.C. Johnson & Son, Inc. and JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) for Waxdale Building 65, 8311 16th Street, Mt. Pleasant, Wisconsin, dated July 3, 1999 (incorporated by reference to Exhibit 10.13 to the JDI Form S-4)*

10.23	Lease Agreement between S.C. Johnson & Son, Inc. and Johnson Polymer, LLC (formerly known as Johnson Polymer, Inc.) for Waxdale Buildings 50, 57 and 59, 8311 16th Street, Mt. Pleasant, Wisconsin, dated July 3, 1999 (incorporated by reference to Exhibit 10.14 to the JDI Form S-4)*

10.24	Real Estate and Equipment Lease Agreement between S.C. Johnson & Son, Inc. and JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) for Waxdale Buildings 59 and 63, 8311 16th Street, Mt. Pleasant, Wisconsin, dated July 3, 1999 (incorporated by reference to Exhibit 10.15 to the JDI Form S-4)*

10.25	Lease Agreement between S.C. Johnson & Son, Inc. and Johnson Polymer, LLC (formerly known as Johnson Polymer, Inc.) for Waxdale Buildings 52, 53, 54, 66, 66A, 71 & 72, 8311 16th Street, Mt. Pleasant, Wisconsin, dated July 3, 1999 (incorporated by reference to Exhibit 10.16 to the JDI Form S-4)*

10.26	Receivables Purchase Agreement among JWPR Corporation, as seller and servicer, Falcon Asset Securitization Corporation, and Bank One, NA, as Financial Institution and as Agent, dated March 2, 2001, as amended through Amendment No. 2 dated May 3, 2002 (incorporated by reference to Exhibit 10.17 to the JDI Form S-4)

10.27	Amendment and Waiver No. 3 to the Receivables Purchase Agreement, dated as of December 19,
2002, among JWPR Corporation, as Seller and Servicer, Falcon Asset Securitization Corporation, and
Bank One, NA, as Financial Institution and as Agent

10.28	Amendment No. 4 to the Receivables Purchase Agreement, dated as of May 1, 2003, among JWPR Corporation, as Seller and Servicer, Falcon Asset Securitization Corporation, and Bank One, NA, as Financial Institution and as Agent

10.29	Amendment No. 5 to the Receivables Purchase Agreement, dated as of June 30, 2003, among JWPR Corporation, as Seller and Servicer, Falcon Asset Securitization Corporation, and Bank One, NA, as Financial Institution and as Agent

10.30	Amendment No. 6 to the Receivables Purchase Agreement, dated as of July 31, 2003, among JWPR Corporation, as Seller and Servicer, Falcon Asset Securitization Corporation, and Bank One, NA, as Financial Institution and as Agent

10.31	Amendment No. 7 to the Receivables Purchase Agreement, dated as of August 29, 2003, among JWPR Corporation, as Seller and Servicer, Falcon Asset Securitization Corporation, and Bank One, NA, as Financial Institution and as Agent

10.32	Receivables Sale Agreement, dated as of March 2, 2001, between Johnson Polymer LLC (formerly known as Johnson Polymer, Inc.), as originator, and JWPR Corporation, as buyer (incorporated by reference to Exhibit 10.18 to the JDI Form S-4)

10.33	Receivables Sale Agreement, dated as of March 2, 2001, between U S Chemical Corporation, as originator, and JWPR Corporation, as buyer (incorporated by reference to Exhibit 10.19 to the JDI Form S-4)

10.34	Receivables Sale Agreement, dated as of March 2, 2001, between JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.), as originator, and JWPR Corporation, as buyer (incorporated by reference to Exhibit 10.20 to the JDI Form S-4)

10.35	Amendment No. 1 to the Receivables Sale Agreement, dated as of August 29, 2003, between
JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.), as originator, and
JWPR Corporation, as buyer

10.36	Receivables Sale Agreement, dated as of August 29, 2003, between The Butcher Company, as originator, and JohnsonDiversey, Inc., as buyer

10.37	Receivables Sale and Contribution Agreement, dated as of March 2, 2001, among Johnson Polymer, LLC (formerly known as Johnson Polymer, Inc.), U S Chemical Corporation, Whitmire Micro-Gen Research Laboratories, Inc., JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.), JWP Investments, Inc. and JWPR Corporation (incorporated by reference to Exhibit 10.21 to the JDI Form S-4)

10.38	Employment Agreement between JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and JoAnne Brandes, dated November 8, 1999 (incorporated by reference to Exhibit 10.22 to the JDI Form S-4)**

10.39	Amendment to Employment Agreement and Long Term Incentive Plan Operating Provisions between JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and JoAnne Brandes, dated October 23, 2000 (incorporated by reference to Exhibit 10.23 to the JDI Form S-4)**

10.40	Employment Agreement between JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and Michael J. Bailey, dated November 8, 1999 (incorporated by reference to Exhibit 10.24 to the JDI Form S-4)**

10.41	Amendment to Employment Agreement and Long Term Incentive Plan Operating Provisions between JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and Michael J. Bailey, dated October 23, 2000 (incorporated by reference to Exhibit 10.25 to the JDI Form S-4)**

10.42	Employment Agreement between JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and Gregory E. Lawton, dated November 8, 1999 (incorporated by reference to Exhibit 10.26 to the JDI Form S-4)**

10.43	Amendment to Employment Agreement and Long Term Incentive Plan Operating Provisions between JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and Gregory E. Lawton, dated October 4, 2000 (incorporated by reference to Exhibit 10.27 to the JDI Form S-4)**

10.44	Agreement between JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and S. Curtis Johnson, dated December 6, 2001 (incorporated by reference to Exhibit 10.30 to the JDI Form S-4)**

10.45	Commercial Markets Holdco, Inc. Second Amended and Restated Long-Term Equity Incentive Plan (incorporated by reference to Exhibit 10.31 to Amendment No. 2 to the Registration Statement on Form S-4 of JohnsonDiversey, Inc. filed with the Commission on November 21, 2002 (Reg. No. 333-97427))**

10.46	Form of Stock Option Agreement under Commercial Markets Holdco, Inc. Amended and Restated Long-Term Equity Incentive Plan (incorporated by reference to Exhibit 10.32 to the JDI Form S-4)**

10.47	JohnsonDiversey, Inc. Supplemental Executive Retirement Plan for Gregory Lawton, effective January 1, 2002**

12.1	Statement Regarding Computation of Ratios

21.1	Subsidiaries of JohnsonDiversey Holdings, Inc.

23.1	Consent of Ernst & Young LLP

23.2	Consent of PricewaterhouseCoopers

23.3	Consent of Jones Day (included as part of its opinion filed as Exhibit 5.1)†

24.1	Powers of Attorney

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of BNY Midwest Trust Company, as trustee, on Form T-1, relating to the $406,303,000 10.67% Senior Discount Notes due 2013†

99.1	Form of Letter of Transmittal†

99.2	Form of Notice of Guaranteed Delivery†

99.3	Form of Letter to Clients†

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees†

*	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.
**	Management Contract or Compensatory Plan.
†	To be filed by amendment.

Report of Independent Auditors

We have audited the consolidated financial statements of JohnsonDiversey Holdings, Inc. and subsidiaries as of January 3, 2003, and for the fiscal year then ended, and have issued our report thereon dated August 28, 2003 (included elsewhere in this Registration Statement). Our audit also included the financial statement schedule listed in Part II of this Registration Statement. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audit.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

ERNST & YOUNG LLP

Chicago, Illinois

August 28, 2003

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF REGISTRANT

JOHNSONDIVERSEY HOLDINGS, INC. (Parent Company Only)

CONDENSED BALANCE SHEET

(Dollars in Thousands)

ASSETS	January 3, 2003

Current assets:
Cash and cash equivalents	$1

Total current assets	1
Goodwill, net	13,612
Investments in subsidiaries	747,124

Total assets	$760,737

LIABILITIES, CLASS B COMMON STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Accrued expenses	$2,314

Total current liabilities	2,314
Deferred income taxes	8,237
Long-term borrowings—related parties	217,186

Total liabilities	227,737

Class B common stock subject to put and call options	400,000
Stockholders’ equity:
Class A common stock	—
Capital in excess of par value	132,690
Retained earnings	310

Stockholders’ equity	133,000

Total liabilities, class B common stock and stockholders’ equity	$760,737

The accompanying notes are an integral part of this schedule.

JOHNSONDIVERSEY HOLDINGS, INC. (Parent Company Only)

CONDENSED STATEMENT OF INCOME

(Dollars in Thousands)

Fiscal Year Ended January 3, 2003
Interest expense	$(18,900)

Income before taxes and equity in income of subsidiaries	(18,900)
Income tax benefit	6,677

Income before equity in income of subsidiaries	(12,223)
Equity in income of subsidiaries	29,568

Net income	$17,345

The accompanying notes are an integral part of this schedule.

JOHNSONDIVERSEY HOLDINGS, INC. (Parent Company Only)

CONDENSED STATEMENT OF CASH FLOWS

(Dollars in Thousands)

Fiscal Year Ended January 3, 2003
Cash flows from operating activities:
Net income	$17,345
Adjustments to reconcile net income to net cash provided by operating activities—
Deferred income taxes	(5,375)
Interest accreted on notes payable—related parties	18,907
Equity in income from subsidiaries	(29,568)
Changes in operating assets and liabilities, net of effects from acquisitions of businesses—
Accounts payable and accrued expenses	(1,310)

Net cash used in operating activities	(1)

Cash flows from investment activities:
Investments in subsidiaries	(368,695)

Net cash used in investing activities	(368,695)

Cash flows from financing activities:
Net proceeds from borrowings	8,673
Capital contributions	25,000
Net proceeds from issuance of class B common stock subject to put and call options	352,059
Dividends paid	(17,035)

Net cash provided by financing activities	368,697

Change in cash and cash equivalents	1
Beginning balance	—

Ending balance	$1

The accompanying notes are an integral part of this schedule.

JOHNSONDIVERSEY HOLDINGS, INC. (Parent Company Only)

NOTES TO SCHEDULE I

January 3, 2003

Note A    Basis of Presentation

In the parent-company-only financial statements, JohnsonDiversey Holdings, Inc.’s (the “Company’s”) investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since the date of acquisition. The Company’s share of net income of its unconsolidated subsidiaries is included in the statement of income using the equity method. The parent-company-only financial statements should be read in conjunction with the Company’s consolidated financial statements.

Note B    Dividend Restrictions

The senior credit facilities of JohnsonDiversey, Inc. (“JDI”) and various of its subsidiaries restrict the payment of dividends and other distributions by subsidiaries of the Company to the Company, except that, so long as no default has occurred and is continuing or would result therefrom, subsidiaries of the Company may pay cash dividends to the Company:

•	in amounts sufficient to permit the Company to make cash interest payments on its senior discount notes, provided that a specified consolidated fixed charge coverage ratio is met;

•	in amounts sufficient to permit the Company to make dividend payments to its shareholders in amounts not to exceed $10.82 million in each of the twelve-month periods ended June 30, 2004 and 2005, and $22.34 million in each of the twelve-month periods ended June 30, 2007, 2008 and 2009, provided that a specified consolidated fixed charge coverage ratio is met;

•	in amounts sufficient to permit the Company to satisfy (a) specified tax obligations, (b) its obligations under a registration rights agreement with holders of its senior discount notes, (c) its obligations as a reporting company under the federal securities laws and (d) other regulatory and miscellaneous administrative obligations in an aggregate amount, with respect to clause (d) only, not to exceed $250,000 per annum.

Prior to May 3, 2002, the Company received from its subsidiaries, and paid to its shareholders, dividends totaling $11.8 million. In the six months ended January 3, 2003, the Company received from its subsidiaries, and paid to its shareholders, dividends totaling $5.2 million. Accordingly, as of January 3, 2003, subsidiaries of the Company could remit $5.62 million in cash dividends to the Company ($10.82 million permitted for the payment of dividends to the Company’s shareholders in the twelve-month period ended June 30, 2004, less $5.2 million paid in the six months ended January 3, 2003). In addition, as of that date, subsidiaries of the Company could dividend to the Company amounts sufficient to permit the Company to satisfy (a) specified tax obligations, (b) registration rights obligations, (c) public reporting obligations and (d) other regulatory and miscellaneous administrative obligations in an aggregate amount, with respect to clause (d) only, not to exceed $250,000.

The indentures governing JDI’s senior subordinated notes also restrict the payment of dividends and other distributions to the Company. Under the indentures, JDI and its subsidiaries may not dividend or otherwise distribute funds to the Company unless no default or event of default has occurred and is continuing or would occur under the indentures as a result of the dividend or distribution, a specified fixed charge coverage ratio test were met, and the aggregate amount of all such dividends and distributions and certain other restricted payments under the indentures made by JDI and its subsidiaries after May 3, 2002 does not exceed a specified amount equal generally to 50% of JDI’s consolidated net income since June 29, 2002, as computed in accordance with the indentures, and 100% of the aggregate net cash proceeds received by JDI after May 3, 2002 from specified issuances of equity interests.

Notwithstanding the foregoing restrictions, as long as no default has occurred and is continuing or would be caused thereby, cash dividends or other distributions may be made to the Company in accordance with the provisions of the indentures:

•	in amounts sufficient to permit the Company to make cash interest payments on its senior discount notes; provided that a specified consolidated fixed charge coverage ratio is met;

•	in amounts sufficient to permit the Company to make dividend payments or other distributions to its shareholders in an aggregate amount not to exceed $25.0 million;

•	in amounts sufficient to permit the Company to satisfy (a) specified tax obligations, (b) its obligations under a registration rights agreement with holders of its senior discount notes, (c) its obligations as a reporting company under the federal securities laws and (d) other regulatory and miscellaneous administrative obligations in an aggregate amount, with respect to clause (d) only, not to exceed $500,000 per annum.

As of January 3, 2003, subsidiaries of the Company could dividend to the Company in accordance with the terms of the indentures the amounts permitted to be distributed to the Company in accordance with the terms of the senior credit facilities.